Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268343

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING
OF LAKESHORE ACQUISITION II CORP.

AND

PROSPECTUS FOR COMMON STOCK AND WARRANTS OF
LBBB MERGER CORP.

Proxy Statement/Prospectus dated January 31, 2024

and first mailed to the shareholders of Lakeshore
Acquisition II Corp. on or about February 2, 2024

To the Shareholders of Lakeshore Acquisition II Corp.:

You are cordially invited to attend the extraordinary general meeting of Lakeshore Acquisition II Corp. (“Lakeshore,” “LBBB,” “we,” “our,” or “us”), which will be held at 667 Madison Avenue, New York, NY 10065 on February 15, 2024 at 10:00 a.m. Eastern Time (the “Extraordinary General Meeting”). Due to the coronavirus (“COVID-19”) pandemic, we are encouraging our shareholders to attend the Extraordinary General Meeting virtually by means of a teleconference by visiting https://www.cstproxy.com/lakeshoreacquisitionii/2024. We are a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.”

On September 9, 2022, we entered into a merger agreement and plan of merger (as amended on June 7, 2023 by Amendment No. 1 and on December 8, 2023 by Amendment No. 2, and as may be further amended or supplemented, the “Merger Agreement”), which provides for a business combination between Lakeshore and Nature’s Miracle, Inc., a Delaware corporation (“Nature’s Miracle” or “NMI”). Pursuant to the Merger Agreement, the business combination will be effected in two steps: subject to the approval and adoption of the Merger Agreement by the shareholders of Lakeshore, Lakeshore will reincorporate to the State of Delaware by merging with and into LBBB Merger Corp., a Delaware corporation and wholly-owned subsidiary of Lakeshore (“PubCo”), with PubCo surviving as the publicly traded entity (the “Reincorporation”); and (ii) immediately after the Reincorporation, LBBB Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), will be merged with and into Nature’s Miracle, with Nature’s Miracle surviving as a wholly-owned subsidiary of PubCo (the “Merger”). The Merger Agreement is by and among Lakeshore, Merger Sub, Nature’s Miracle and Tie (James) Li, or “James Li”, as the representative of the stockholders of Nature’s Miracle (“Stockholders’ Representative”), and RedOne Investment Limited, as the representative of the shareholders of Lakeshore. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. The Reincorporation and the Merger are collectively referred to herein as the “Business Combination.”

Upon closing of the Merger, PubCo will acquire 100% of the equity securities of Nature’s Miracle. In exchange for their equity securities, the stockholders of Nature’s Miracle (the “Nature’s Miracle Stockholders”) will receive shares of PubCo Common (the “Merger Consideration”) with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). The Closing Net Indebtedness as of December 31, 2023 was $7,275,224, which may be higher or lower than the actual Closing Net Indebtedness immediately after the closing of the transactions contemplated by the Merger Agreement (the “Closing”).

The Merger Consideration otherwise payable to Nature’s Miracle Stockholders is subject to the withholding of a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration, in accordance with the terms of the Merger Agreement following the Closing.

Maxim Group, the financial advisor to Lakeshore will receive fees in connection with the Business Combination of an estimated $4,300,000 in cash or 430,000 shares of PubCo Common Stock. The financial advisor introduced Lakeshore to Nature’s Miracle, assisted with the structure of the transaction, and provided advice on the transaction process to Lakeshore.

It is anticipated that, immediately after consummation of the Business Combination, Lakeshore’s shareholders, including the initial shareholders, will own 15.0% of the issued PubCo Common Stock, and Nature’s Miracle’s stockholders will own 80.9% of the issued PubCo Common Stock. These relative percentages assume that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised. If any of Lakeshore’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of Lakeshore’s existing shareholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.

At the Extraordinary General Meeting, Lakeshore shareholders will be asked to consider and vote upon the following proposals:

1.      approval by special resolution of the Reincorporation, which we refer to as the “Reincorporation Proposal” or “Proposal No. 1”;

2.      approval by special resolution of each material difference between the proposed Amended and Restated Certificate of Incorporation of PubCo (the “proposed charter”), a copy of which is attached to this proxy statement/prospectus as Annex C, and the amended and restated memorandum and articles of association of Lakeshore, which we refer to as the “Charter Proposals” or “Proposal No. 2”;

3.      approval to amend Lakeshore’s amended and restated memorandum and articles of association to remove the net tangible asset requirement in order to expand the methods that Lakeshore may employ so as not to become subject to the “penny stock” rules of the Securities and Exchange Commission (“NTA Requirement Amendment”), which we refer to as the “NTA Requirement Amendment Proposal” or “Proposal No. 3.”

4.      approval by ordinary resolution of the Merger, which we refer to as the “Merger Proposal” or “Proposal No. 4”;

5.      approval by ordinary resolution for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding LBBB Ordinary Shares and the resulting change in control in connection with the Merger, which we refer to as the “Nasdaq Proposal” or “Proposal No. 5”;

6.      approval by ordinary resolution of the appointment of Tie (James) Li, Zhiyi (Jonathan) Zhang, Charles Jourdan Hausman, H. David Sherman, and Jon M. Montgomery to serve on PubCo’s board of directors effective as of the closing of the Business Combination in accordance with the Merger Agreement, which we refer to as the “Director Election Proposal” or “Proposal No. 6”;

7.      approval by ordinary resolution of PubCo’s 2022 Equity Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E, which we refer to as the “Incentive Plan Proposal” or “Proposal No. 7”; and

8.      approval by ordinary resolution to adjourn the Extraordinary General Meeting under certain circumstances, as more fully described in the accompanying proxy statement/prospectus, which we refer to as the “Adjournment Proposal” or “Proposal No. 8” and, together with the Reincorporation Proposal, the Charter Proposals, the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the NTA Requirement Proposal, the “Proposals.”

The ordinary shares of Lakeshore (the “LBBB Ordinary Shares”), the warrants of Lakeshore (the “LBBB Warrants”), the rights of Lakeshore (the “LBBB Rights”) and Lakeshore’s units, each consisting of one LBBB Ordinary Share, one-half of one LBBB Warrant, and one LBBB Right (the “LBBB Units”), are currently listed on the Nasdaq Global Market under the symbols “LBBB,” “LBBBW,” “LBBBR” and “LBBBU,” respectively. PubCo intends to apply to list the PubCo Common Stock and PubCo Warrants on the Nasdaq Global Market (“Nasdaq”) under the symbols “NMHI” and “NMHIW,” respectively, in connection with the closing of the Business Combination. Lakeshore cannot assure you that the PubCo Common Stock and PubCo Warrants will be approved for listing on Nasdaq.

Pursuant to Lakeshore’s amended and restated memorandum and articles of association, Lakeshore is providing its public shareholders with the opportunity to redeem all or a portion of their LBBB Ordinary Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in Lakeshore’s trust account (the “Trust Account”) as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding LBBB Ordinary Shares that were sold as part of the LBBB Units in Lakeshore’s initial public offering (“IPO”), subject to the limitations described herein. Lakeshore estimates that the per-share price at which public shares may be redeemed from cash held in the Trust Account will be approximately $11.15 at the time of the Extraordinary General Meeting (based on the balance in the Trust Account of approximately $15.0 million as of January 30, 2024). On January 30, 2024, the last sale price of LBBB Ordinary Shares on Nasdaq was $11.02 per share.

Lakeshore’s public shareholders may elect to redeem their shares even if they vote for the Reincorporation or do not vote at all. Lakeshore has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. Under its amended and restated memorandum and articles of association, Lakeshore cannot redeem public shares that would cause its net tangible assets to be less than $5,000,001 immediately prior to or upon the consummation of the Business Combination. Following the NTA Requirement Amendment, Lakeshore’s amended and restated memorandum and articles of association will be permitted to redeem public shares even if that would cause its net tangible assets to be less than $5,000,001 immediately prior to or upon the consummation of the Business Combination.

Lakeshore is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements thereof. Lakeshore’s initial shareholders, including RedOne Investment Limited (“Sponsor”), the Representative, and its officers and directors, who own approximately 62.47% of LBBB Ordinary Shares outstanding as of the record date, have agreed to vote their LBBB Ordinary Shares in favor of the Reincorporation Proposal and the Merger Proposal, which transactions comprise the Business Combination, and for the Charter Proposals, the NTA Requirement Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Each Lakeshore shareholder’s vote is very important. Whether or not you plan to attend the Extraordinary General Meeting in person or virtually, please submit your proxy card without delay. Lakeshore shareholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a shareholder from voting in person or through the virtual meeting platform if such shareholder subsequently chooses to attend the Extraordinary General Meeting. If you are a holder of record and you attend the Extraordinary General Meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person or through the virtual meeting platform. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly will have no effect on any of the Proposals.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the Proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person or virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and, if a quorum is present, will have no effect on any of the Proposals.

Lakeshore is requiring public shareholders who wish to redeem their ordinary shares to either tender their certificates to Lakeshore’s transfer agent or deliver their shares to the transfer agent electronically using DTC’s DWAC System two (2) business days before the Extraordinary General Meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Lakeshore’s transfer agent will need to act to facilitate this request. It is Lakeshore’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Lakeshore does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While Lakeshore has been advised that it takes a short time to deliver shares through the DWAC System, Lakeshore cannot assure you of this fact. Accordingly, if it takes longer than Lakeshore anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their ordinary shares.

Investing in PubCo securities involves a high degree of risk. We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 41.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Lakeshore’s board of directors has unanimously approved the Merger Agreement and the Plans of Merger, and unanimously recommends that Lakeshore shareholders vote “FOR” approval of each of the Proposals.

When you consider Lakeshore’s board of director’s recommendation of these Proposals, you should keep in mind that Lakeshore’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a shareholder.    See “Proposal No. 4 The Merger Proposal — Interests of Certain Persons in the Business Combination.”

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Lakeshore with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor, at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902
Toll-Free (800) 662-5200 or (203) 658-9400

Email: LBBB.info@investor.morrowsodali.com

If you would like to request documents, please do so no later than February 8, 2024 (one week prior to the date of the Extraordinary General Meeting) to receive them before the Extraordinary General Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about Lakeshore, PubCo and Nature’s Miracle.

On behalf of Lakeshore’s board of directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

Sincerely,
/s/ Bill Chen
Bill Chen
Chairman and Chief Executive Officer
Lakeshore Acquisition II Corp.
January 31, 2024

Lakeshore Acquisition II Corp.

667 Madison Avenue
New York, NY

Tel: +1(917)327-9933

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON FEBRUARY 15, 2024

TO THE SHAREHOLDERS OF LAKESHORE ACQUISITION II CORP.:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Lakeshore Acquisition II Corp., a Cayman Islands exempted company (“Lakeshore”), will be held at 667 Madison Avenue, New York, NY 10065 on February 15, 2024 at 10:00 a.m. Eastern Time. Due to public health concerns relating to the coronavirus pandemic and our concerns about protecting the health and well-being of our shareholders and employees, we encourage shareholders to attend the Extraordinary General Meeting virtually. You are cordially invited to attend and participate in the extraordinary general meeting online by visiting https://www.cstproxy.com/lakeshoreacquisitionii/2024. You can participate in the Extraordinary General Meeting as described in “Questions and Answers About the Proposals.”

The Extraordinary General Meeting will be held for the following purposes:

1.      To consider and vote upon a proposal to approve by special resolution the merger of Lakeshore with and into PubCo, its wholly owned Delaware subsidiary, with PubCo surviving the merger. The merger will change Lakeshore’s place of incorporation from Cayman Islands to Delaware. We refer to the merger as the Reincorporation. This proposal is referred to as the “Reincorporation Proposal” or “Proposal No. 1.”

2.      To consider and vote upon a set of separate proposals to approve by special resolution each material difference between the proposed Amended and Restated Certificate of Incorporation of PubCo and the amended and restated memorandum and articles of association of Lakeshore. These proposals are collectively referred to as the “Charter Proposals” or “Proposal No. 2.”

3.      To consider and vote upon a proposal to amend Lakeshore’s amended and restated memorandum and articles of association to remove the net tangible asset requirement in order to expand the methods that Lakeshore may employ so as not to become subject to the “penny stock” rules of the Securities and Exchange Commission (“NTA Requirement Amendment”). This proposal is called the “NTA Requirement Amendment Proposal” or “Proposal No. 3.”

4.      To consider and vote upon a proposal to approve by ordinary resolution the merger of Merger Sub, a wholly-owned subsidiary of PubCo, with and into Nature’s Miracle, with Nature’s Miracle surviving the merger as a wholly-owned subsidiary of PubCo. We refer to the merger as the Merger. This proposal is referred to as the “Merger Proposal” or “Proposal No. 4.”

5.      To consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding LBBB Ordinary Shares and the resulting change in control in connection with the Merger, which we refer to as the “Nasdaq Proposal” or “Proposal No. 5.”

6.      To consider and vote upon a proposal to approve by ordinary resolution the appointment of Charles Jourdan Hausman as Class I director serving until PubCo’s 2024 annual meeting of stockholders; Zhiyi (Jonathan) Zhang and H. David Sherman as Class II directors serving until PubCo’s 2025 annual meeting of stockholders; and Tie (James) Li and Jon M. Montgomery as Class III directors serving until PubCo’s 2026 annual meeting of stockholders; and in each case, effective as of the closing of the Business Combination in accordance with the Merger Agreement. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 6.”

7.      To consider and vote upon a proposal to approve by ordinary resolution the 2024 Incentive Plan, which we refer to as the “Incentive Plan Proposal” or “Proposal No. 7.”

8.      To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting under certain circumstances, as more fully described in the accompanying proxy statement/prospectus. This proposal is called the “Adjournment Proposal” or “Proposal No. 8.”

The proposals set forth above are sometimes collectively referred to herein as the “Proposals.” The Business Combination is conditioned upon the approval of the Reincorporation Proposal, the Merger Proposal, the Charter Proposals, the NTA Requirement Amendment Proposal, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal. The Charter Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal are dependent upon the consummation of the Business Combination. It is important for you to note that in the event that either of the Reincorporation Proposal or the Merger Proposal is not approved, or if any of the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal or the NTA Requirement Amendment Proposal is not approved and the applicable condition in the Merger Agreement is not waived, then Lakeshore will not consummate the Business Combination. In the absence of shareholder approval for an extension, if Lakeshore does not consummate the Business Combination and fails to complete another initial business combination by March 11, 2024, Lakeshore will be required to dissolve and liquidate.

As of January 10, 2024, the record date, there were 3,588,160 LBBB Ordinary Shares issued and outstanding and entitled to vote. Only Lakeshore shareholders who hold shares of record as of the close of business on the record date are entitled to vote on the Proposals at the Extraordinary General Meeting or any adjournment thereof. This proxy statement/prospectus is first being mailed to Lakeshore shareholders on or about February 2, 2024. Approval of each of the Reincorporation Proposal, the Charter Proposals and the NTA Requirement Amendment Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of each of the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly will have no effect on any of the Proposals.

Whether or not you plan to attend the Extraordinary General Meeting in person or virtually, please submit your proxy card without delay to our transfer agent, Continental Stock Transfer & Trust Company, not later than the time appointed for the Extraordinary General Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares in person or through the virtual meeting platform if you subsequently choose to attend the Extraordinary General Meeting. If you fail to return your proxy card and do not attend the meeting in person or virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. You may revoke a proxy at any time before it is voted at the Extraordinary General Meeting by executing and returning a proxy card dated later than the previous one, by attending the Extraordinary General Meeting and voting in person or through the virtual meeting platform, or by submitting a written revocation to Morrow Sodali LLC, the Company’s proxy solicitor, at 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400, Email: LBBB.info@investor.morrowsodali.com that is received by our proxy solicitor before we take the vote at the Extraordinary General Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Lakeshore’s board of directors unanimously recommends that you vote “FOR” approval of each of the Proposals.

By Order of the Board of Directors,
/s/ Bill Chen
Bill Chen
Chairman and Chief Executive Officer
Lakeshore Acquisition II Corp.
January 31, 2024

i

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. None of Lakeshore, PubCo or Nature’s Miracle has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Nature’s Miracle has proprietary rights to trademarks used in this prospectus. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that Nature’s Miracle will not assert, to the fullest extent possible under applicable law, its rights to these trademarks and trade names.

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed by PubCo (File No. 333-268343) with the SEC, constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the issuance of (i) the PubCo Common Stock to Lakeshore’s shareholders, (ii) the PubCo Common Stock to Lakeshore’s rights holders (iii) the PubCo Warrants to Lakeshore’s warrant holders, (iv) the PubCo Common Stock underlying the PubCo Warrants, and (v) the PubCo Common Stock to Nature’s Miracle’s stockholders. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Extraordinary General Meeting at which Lakeshore’s shareholders will be asked to consider and vote upon the Proposals to approve the Reincorporation, the Charter Proposals, the NTA Requirement Amendment Proposal, the Merger, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

PubCo has filed this proxy statement/prospectus as part of the registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. In addition, Lakeshore files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read copies of the registration statement and Lakeshore’s SEC filings over the Internet at the SEC’s website at www.sec.gov.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to Lakeshore, PubCo and Merger Sub has been supplied by Lakeshore, and all information relating to Nature’s Miracle has been supplied by Nature’s Miracle. Information provided by either of Lakeshore or Nature’s Miracle does not constitute any representation, estimate or projection of the other party.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact Lakeshore’s proxy solicitor, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400, Email: LBBB.info@investor.morrowsodali.com.

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus:

•        “Business Combination” refers to the transactions contemplated by the Merger Agreement.

•        “Closing Date” refers to the date on which the Business Combination is consummated.

•        “Companies Law” refers to the Companies Law (2022 Revision) of the Cayman Islands as the same may be amended from time to time.

•        “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•        “Extraordinary General Meeting” refers to the meeting of Lakeshore, to be held at 667 Madison Avenue, New York, NY 10065 and utilizing a virtual shareholder meeting format on February 15, 2024 at 10:00 a.m. Eastern Time, and any adjournments thereof.

•        “initial shareholders” refers to the shareholders of Lakeshore immediately prior to the IPO.

•        “insider shares” refer to 1,725,000 LBBB Ordinary Shares issued to the Sponsor and directors of the Company at a price of approximately $0.014 per share for an aggregate amount of $25,000 prior to the IPO.

•        “IPO” refers to the initial public offering of 6,900,000 units of Lakeshore consummated on March 11, 2022, including the full exercise of the underwriter’s over-allotment option.

•        “LBBB Ordinary Shares” refer to means the ordinary shares of Lakeshore, par value $0.0001 per share.

•        “LBBB Rights” refer to rights to receive one-tenth (1/10) of one (1) LBBB Ordinary Shares upon consummation of Lakeshore’s initial business combination.

•        “LBBB Units” refer to the units of Lakeshore sold in the IPO, each comprising one Lakeshore Ordinary Share, one-half of one Lakeshore Warrant and one Lakeshore Right.

•        “LBBB Warrants” refer to warrants to purchase LBBB Ordinary Shares as contemplated under the Lakeshore Warrant Agreement, with each whole warrant exercisable for one Lakeshore Ordinary Share at an exercise price of $11.50 per whole share.

•        “Loeb” refers to Loeb & Loeb LLP.

•        “LOI” refers to a letter of intent.

•        “Merger Agreement” refers to that certain Agreement and Plan of Merger, dated September 9, 2022, and as amended on June 7, 2023 by Amendment No. 1 and on December 8, 2023 by Amendment No. 2, by and among Lakeshore, Merger Sub, Sponsor, Tie (James) Li, as representative of the Lakeshore public shareholders, and Nature’s Miracle, as may be amended from time to time.

•        “Plan of Merger” refers to a plan of merger by and between Lakeshore and PubCo.

•        “PubCo” refers to LBBB Merger Corp. for all times prior to consummation of the Merger, and Nature’s Miracle Holding Inc. for all times after the consummation of the Merger.

•        “PubCo Common Stock” refers to the common stock, par value $0.0001, of PubCo.

•        “PubCo Preferred Stock” refers to the preferred stock, par value $0.0001, of PubCo.

•        “PubCo’s Proposed Charter” refers to the Second Amended and Restated Certificate of Incorporation, in the form attached to this proxy statement/prospectus as Annex C, which, if approved, would take effect upon the Closing

•        “PubCo Warrants” refers to warrants to purchase shares of PubCo Common Stock, with each whole warrant exercisable for one share of PubCo Common Stock.

•        “public shareholders” means the holders of the LBBB Ordinary Shares which were sold as part of the IPO, or “public shares,” whether they were purchased in the IPO or in the open market, including any of our initial shareholders to the extent that they purchase such public shares (except that our initial shareholders will not have conversion or tender rights with respect to any public shares they own);

•        “Reincorporation” refers to the transaction whereby Lakeshore will reincorporate to the State of Delaware by merging with and into PubCo, with PubCo surviving as the publicly traded entity.

•        “Representative” refers to Network 1 Financial Securities, Inc., the representative of the underwriters in the IPO.

•        “Securities Act” refers to the Securities Act of 1933, as amended.

•        “Sponsor” refers to RedOne Investment Limited, a British Virgin Islands entity that is owned and controlled by Bill Chen, Lakeshore’s chairman and chief executive officer.

•        “US Dollars,” “$” and “USD$” refer to the legal currency of the United States.

•        “U.S. GAAP” refers to accounting principles generally accepted in the United States.

FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings outlook and prospects of PubCo, Lakeshore and/or Nature’s Miracle and other statements about the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Nature’s Miracle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of Nature’s Miracle.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Lakeshore and Nature’s Miracle, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including those relating to:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the agreements related thereto;

•        the outcome of any legal proceedings that may be instituted against Lakeshore or Nature’s Miracle following announcement of the transactions;

•        the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of Lakeshore, or other conditions to closing in the merger agreement;

•        disruption of Nature’s Miracle’s current plans and operations as a result of the announcement of the transactions;

•        Nature’s Miracle’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Nature’s Miracle to grow and manage growth profitably following the Business Combination;

•        diversion of management attention from ongoing business operations due to the proposed Business Combination;

•        costs related to the Business Combination; and

•        the possibility that Nature’s Miracle may be adversely affected by other economic, business and/or competitive factors.

The section in this proxy/statement prospectus entitled “Risk Factors” and the other cautionary language discussed in this proxy statement/prospectus provide examples of other risks, uncertainties and potential events that may cause actual developments to differ materially from those expressed or implied by the forward-looking statements, including those relating to:

Risks Related to Nature’s Miracle’s Business and Industry

•        Our competitors and potential competitors may develop products and technologies that are more effective or commercially attractive than our products, and we may not successfully develop new products or improve existing products or maintain our effectiveness in reaching consumers through rapidly evolving communication vehicles.

•        Negative economic conditions, specifically in the United States and Canada, could adversely affect our business.

•        We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability, an ongoing military conflict between Russia and Ukraine, and record inflation, any of which could have a material adverse effect on our business, financial condition and results of operations.

•        Our business has experienced an accelerated rate of growth which may be due in part to lifestyle changes in the wake of the COVID-19 pandemic; if so, our recent accelerated rate of growth may not be sustainable.

•        Our international operations make us susceptible to the costs and risks associated with operating internationally.

•        If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet its reporting obligations or be unable to accurately report its results of operations or prevent fraud, and investor confidence and the market price of our Common Stock may be materially and adversely affected.

•        Our limited operating history in CEA industry makes it difficult to accurately forecast our future operating results and evaluate our business prospects.

•        Our marketing activities may not be successful.

•        We typically do not enter into long term contracts with our customers and all the orders are placed on an as-needed base, and any failure to keep the recurring customers or develop new customers could result in a material adverse impact on our financial performance and business prospects.

•        In order to increase our sales and marketing infrastructure, we will need to grow the size of our organization and carefully manage our expanding operations to achieve sustainable growth, and we may experience difficulties in managing this growth.

•        Our estimates of the CEA products market opportunity and forecasts of the market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

•        We occupy many of our warehouses under long-term leases, and we may be unable to renew our leases at the end of their terms.

•        Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our profitability and cash flows.

•        We may require additional financing to achieve our business goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.

•        We currently rely on a limited number of distributing centers, and our facility has not been in operation at a commercial capacity yet.

•        If product liability lawsuits are brought against us, we may incur substantial liabilities.

•        Our top suppliers are principally located in regions that are subject to earthquakes and other natural and man-made disasters.

•        Our reliance on a limited base of suppliers for our products may result in disruptions to our business and adversely affect our financial results.

•        A significant interruption in the operation of our suppliers’ facilities could impact our capacity to produce products and service our customers, which could adversely affect revenues and earnings.

•        If our suppliers are unable to source raw materials in sufficient quantities, on a timely basis, and at acceptable costs, our ability to sell our products may be harmed.

•        Disruptions in availability or increases in the prices of raw materials sourced by suppliers could adversely affect our results of operations.

•        We may not be able to adequately obtain, maintain, protect or enforce our intellectual property and other proprietary rights that are material to our business.

•        We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

•        Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

•        If our owned trademark is not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Risks Related to Government and Regulation

•        Certain state and other regulations pertaining to the use of certain ingredients in growing media could adversely impact us by restricting our ability to sell such products.

•        Compliance with, or violation of, environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, which are commonly used in grow media products, could result in significant costs that adversely impact our reputation, businesses, financial position, results of operations and cash flows.

•        Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

General Risk Factors

•        We may acquire other greenhouses or other indoor farming manufacturing operations, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

•        Our success depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact our business, results of operations and financial condition.

•        Litigation may adversely affect our business, financial condition and results of operations.

•        Damage to our reputation or our brand could negatively impact our business, financial condition, and results of operations.

•        Members of our board of directors will have other business interests and obligations to other entities.

•        Our actual operating results may differ significantly from our guidance.

•        We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

The Ownership of PubCo’s Securities

•        PubCo’s ability to meet the initial and continued listing requirements of Nasdaq;

•        concentration of ownership among PubCo’s officers, directors and their affiliates;

•        future sales of a substantial number of shares of PubCo Common Stock in the public market;

•        Nature’s Miracle’s ability to issue common and preferred stock without further stockholder approval;

•        the absence of cash dividends in the future;

•        volatility in the trading price of PubCo’s securities;

•        analyst coverage of PubCo’s securities; and

•        anti-takeover provisions in PubCo’s governing documents.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Lakeshore, Nature’s Miracle and PubCo prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Nature’s Miracle, Lakeshore, PubCo or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Nature’s Miracle, Lakeshore and PubCo undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT
THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

Questions and Answers About the Merger

Q:     Why are Lakeshore and Nature’s Miracle proposing to enter into the Business Combination?

A:     Lakeshore is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, share purchase, reorganization, recapitalization or similar business combination with one or more target businesses. In the course of Lakeshore’s search for a Business Combination partner, Lakeshore investigated the potential acquisition of many entities in various industries, including Nature’s Miracle, and concluded that Nature’s Miracle was the best candidate for a Business Combination with Lakeshore. For more details on Lakeshore’s search for a Business Combination partner and the board’s reasons for selecting Nature’s Miracle as Lakeshore’s Business Combination partner, see “Proposal No. 4 The Merger Proposal — Background of the Business Combination” and “Proposal No. 4 The Merger Proposal — Lakeshore’s Board of Director’s Reasons for Approving the Business Combination” included in this proxy statement/prospectus.

Q:     What is the purpose of this document?

A:     Lakeshore and Nature’s Miracle have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. The Merger Agreement also is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The Business Combination consists of the Reincorporation and the Merger, each of which is described in this proxy statement/prospectus. Lakeshore’s shareholders are being asked to consider and vote upon a proposal to approve each of the Reincorporation and the Merger. Lakeshore’s shareholders are also being asked to consider and vote upon the Charter Proposals, the NTA Requirement Amendment Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You are encouraged to carefully read this proxy statement/ prospectus, including “Risk Factors,” and all the annexes hereto.

Approval of each of the Reincorporation Proposal, the Charter Proposals, and the NTA Requirement Amendment Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof.

Q:     I am a Lakeshore warrant holder. Why am I receiving this proxy statement/prospectus?

A:     The holders of LBBB Warrants will receive PubCo Warrants entitling them to purchase PubCo Common Stock at a purchase price of $11.50 per share after the closing of the Business Combination. This proxy statement/prospectus includes important information about PubCo and the business of PubCo and its subsidiaries following the closing of the Business Combination. Because holders of PubCo Warrants will be entitled to purchase PubCo Common Stock after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q:     Are any of the proposals conditioned on one another?

A:     Yes, the Business Combination is conditioned upon the approval of the Reincorporation Proposal, the Merger Proposal, the Charter Proposals, the NTA Requirement Amendment Proposal, Nasdaq Proposal, Director Election Proposal, and Incentive Plan Proposal. The Charter Proposals, the NTA Requirement Amendment Proposal, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal are dependent upon the consummation of the Business Combination. It is important for you to note that in the event that either of the Reincorporation Proposal or the Merger Proposal is not approved, or if the Charter Proposals, the NTA Requirement Amendment Proposal, Nasdaq Proposal, Director Election Proposal, or Incentive Plan Proposal are not approved and the applicable condition in the Merger Agreement is not waived, then Lakeshore will not consummate the Business Combination. In the absence of shareholder approval for a further extension, if Lakeshore does not consummate the Business Combination and fails to complete an initial business combination by March 11, 2024, Lakeshore will be required to dissolve and liquidate. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite shareholder approvals are received, Lakeshore expects that the Business Combination will occur as soon as practicable following the Extraordinary General Meeting and no later than March 11, 2024.

Q:     Who will manage PubCo?

A:     The current management team of Nature’s Miracle, including Tie (James) Li, as the Chairman, the Chief Executive Officer (the “CEO”), George Yutuc as the Chief Financial Officer (the “CFO”), Darin Carpenter as the Chief Operating Officer (the “COO”), Zhiyi (Jonathan) Zhang, as the President and a director, and Varto Levon Doudakian, as a VP. See “PubCo’s Directors and Executive Officers after the Business Combination” in this proxy statement/prospectus.

Q:     What happens if the Business Combination is not consummated?

A:     If the Business Combination is not consummated, Lakeshore may seek another suitable business combination. In the absence of shareholder approval for a further extension, if Lakeshore does not consummate a business combination by March 11, 2024, then pursuant to Lakeshore’s amended and restated memorandum and articles of association, Lakeshore’s officers must take all actions necessary in accordance with the Companies Law to dissolve and liquidate Lakeshore as promptly as reasonably possible. Following dissolution, Lakeshore will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of LBBB Ordinary Shares who acquired such shares in Lakeshore’s IPO or in the open market. The estimated consideration that each LBBB Ordinary Share would be paid at liquidation would be approximately $11.15 per share for shareholders based on amounts on deposit in the Trust Account as of January 30, 2024. The closing price of LBBB Ordinary Shares on Nasdaq as of January 30, 2024, was $11.02. Our initial shareholders and the Sponsor have waived the right to any liquidation distribution with respect to any LBBB Ordinary Shares held by them. There will be no distribution from the Trust Account with respect to the LBBB Warrants, which will expire worthless.

Q:     What happens to the funds deposited in the Trust Account following the Business Combination?

A:     Following the closing of the Business Combination, holders of LBBB Ordinary Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to PubCo and utilized to pay transaction expenses. As of January 30, 2024, there was approximately $15.0 million in Lakeshore’s Trust Account. Lakeshore estimates that approximately $11.15 per outstanding share issued in Lakeshore’s IPO will be paid to the public investors exercising their redemption rights. Any funds remaining in the Trust Account after such payments will be used for working capital and other general corporate purposes of the combined company.

Q:     Did Lakeshore’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Lakeshore obtained a fairness opinion from Newbridge Securities Corporation in connection with its determination to proceed with the Business Combination and recommendation of the Business Combination to the shareholders. See “Proposal No. 4 — The Merger Proposal — Opinion of Lakeshore’s Financial Advisor” and the opinion (as described below) attached to the joint proxy statement/prospectus as Annex B.

Q:     Do any of Lakeshore’s directors or officers have interests that may conflict with the interests of Lakeshore’s shareholders with respect to the Business Combination?

A:     Lakeshore’s directors and officers may have interests in the Business Combination that are different from your interests as a shareholder.

For example, on February 19, 2021, an aggregate of 1,437,500 LBBB Ordinary Shares were issued to the Sponsor and the directors at a price of approximately $0.017 per share for an aggregate amount of $25,000. We refer to these shares as “insider shares.” In connection with the increase in the size of the IPO, on December 20, 2021, Lakeshore declared a 20% share dividend on each insider share thereby increasing the number of issued and outstanding insider shares to 1,725,000 so as to maintain the number of insider shares at 20% of the outstanding LBBB Ordinary Shares upon the consummation of the IPO, resulting in an effective purchase price per insider share after the share dividend of approximately $0.014. Simultaneously with the closing of the IPO, Lakeshore consummated a private placement with the Sponsor of 351,500 units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $3,515,000. Lakeshore’s initial shareholders, officers and directors will not have redemption rights with respect to any LBBB Ordinary Shares owned by them, directly or indirectly, whether acquired prior to the IPO, in the IPO or in the open market. In the absence of shareholder approval for a further extension, if Lakeshore does not consummate the Business Combination or another initial business combination by March 11, 2024, Lakeshore will be required to dissolve and liquidate and the securities held by its initial shareholders, including the Sponsor, will be worthless because the initial shareholders and the Sponsor have agreed to waive their rights to any liquidation distributions. H. David Sherman and Jon M. Montgomery, directors of Lakeshore, will continue as directors of PubCo after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, these directors will receive any cash fees, stock options or stock awards that PubCo’s board of directors determines to pay to its non-executive directors.

Lakeshore’s directors and officers have additional interests that differ from yours as a shareholder. See “Proposal No. 4 — The Merger — Interests of Certain Persons in the Business Combination.”

The exercise of Lakeshore’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Lakeshore shareholders’ best interests.

Q:     Do any of Nature’s Miracle’s directors or officers have interests that may conflict with the interests of Nature’s Miracle’s other stockholders with respect to the Business Combination?

A:     Nature’s Miracle’s directors and officers may have interests in the Business Combination that are different from the interests of Nature’s Miracle’s other stockholders.

The current management team of Nature’s Miracle, including Tie (James) Li, George Yutuc, Darin Carpenter, Zhiyi (Jonathan) Zhang, and Varto Levon Doudakian, who currently serve as Nature’s Miracle’s Chairman, CFO, CEO, COO, President and director, and VP, respectively, will serve as PubCo’s Chairman & CEO, CFO, COO, President, and VP, respectively, following the consummation of the Business Combination, and certain current directors of Nature’s Miracle, will continue as directors of PubCo (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). All members of the current management team of Nature’s Miracle will enter into an employment agreement with PubCo providing for increased compensation, including a base salary, and performance and discretionary bonuses, the amounts of which are to be decided, as more fully described in “Executive Officer and Director Compensation” below. Additionally, Tie (James) Li, Zhiyi (Jonathan) Zhang, and Charles Jourdan Hausman, directors of Nature’s Miracle, will continue as directors of PubCo after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, these directors will receive any cash fees, stock options or stock awards that PubCo’s board of directors determines to pay to its non-executive directors. See “Proposal No. 4 The Merger — Interests of Certain Persons in the Business Combination.”

The exercise of Nature’s Miracle’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the other Nature’s Miracle stockholders’ best interests.

Q:     Will I experience dilution as a result of the Business Combination?

A:     Prior to the Business Combination, Lakeshore shareholders who hold shares issued in the IPO own approximately 37.53% of the issued and outstanding LBBB Ordinary Shares as of January 10, 2024. After giving effect to the Business Combination, including the issuance of (i) 22,362,706 shares of PubCo Common Stock in the Merger, and (ii) 4,148,310 shares of PubCo Common Stock to Lakeshore shareholders in connection with the Reincorporation (which assumes no Lakeshore shareholders exercise their redemption rights), and further assuming no exercise of the PubCo Warrants, Lakeshore’s current public shareholders will own approximately 15.0% of the issued and outstanding PubCo Common Stock.

Q:     What happens if a substantial number of public shareholders vote in favor of the business combination proposal and exercise their redemption rights?

A:     Lakeshore’s public shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote for or against the Business Combination, or vote at all, in order to exercise such rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of PubCo stockholders are substantially reduced as a result of redemptions by public shareholders.

If the Business Combination is completed, the immediate per share value of PubCo’s ordinary shares will be significantly reduced when redemptions increase.

The book value per share of PubCo’s ordinary shares after the Business Combination would be $0.34 under the no further redemption scenario (which excludes an aggregate of 5,553,340 public shares already redeemed in connection with three extraordinary general meetings for extension of Lakeshore’s life held on March 9, 2023, June 5, 2023 and December 6, 2023, respectively), $0.22 at 85% redemptions, $0.08 at 90% redemptions and $(0.20) under the full redemption scenario. Under the full redemption scenario, all the 6,900,000 shares of public shares will be redeemed.

A summary calculation table is as follows:

	Assuming No Further Redemptions	Assuming 85% Redemptions	Assuming 90% Redemptions	Assuming Full Redemptions
Book value (deficit) per share of PubCo’s ordinary shares after business combination	$0.34	$0.22	$0.08	$(0.20)

Numerator:
Shareholders’ equity attributable to common stockholders(1)	$9,270,310	$5,907,308	$2,184,548	$(5,260,973)

Denominator:
Lakeshore public shares	1,346,660	1,035,000	690,000	—
Lakeshore public rights	690,000	690,000	690,000	690,000
Lakeshore founder shares, private shares and private rights	2,111,650	2,111,650	2,111,650	2,111,650
Former Nature’s Miracle shareholders	22,362,706	22,362,706	22,362,706	22,362,706
Bonus shares issued to investors	164,000	164,000	164,000	164,000
Shares issued to underwriter and M&A advisor	966,539	966,539	966,539	966,539
Total number of shares outstanding	27,641,555	27,329,895	26,984,895	26,294,895

____________

Notes:

(1)      Based on “Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023”, which assumes the consummation of a business combination.

The trading markets for PubCo Common Stock and PubCo Warrants following the closing of the Business Combination may be less liquid than the markets for LBBB Ordinary Shares and LBBB Warrants were prior to the Business Combination, and PubCo may not be able to meet the listing standards of the Nasdaq or an alternative national securities exchange. In addition, with less funds available from the Trust Account, the capital infusion from the Trust Account into Nature’s Miracle’s business will be reduced and Nature’s Miracle may not be able to fully achieve its business plans or goals.

Q:     Are Nature’s Miracle’s stockholders required to approve the Merger?

A:     Yes. Nature’s Miracle’s stockholders’ adoption and approval of the Merger Agreement and the Merger is required to consummate the Business Combination. Concurrently with the execution of the Merger Agreement, all of the stockholders of more than 5% of its voting stock Nature’s Miracle entered into support agreements, pursuant to which each such holder agreed to vote in favor of the Business Combination, subject to the terms of such shareholder support agreements. The vote of the Nature’s Miracle stockholders who are party to the support agreements is sufficient to approve the Business Combination, including the Merger. Nature’s Miracle’s stockholders are not required to approve the Reincorporation Proposal or the other Proposals.

Q:     Is the consummation of the Business Combination subject to any conditions?

A:     Yes. The obligations of each of Lakeshore, Nature’s Miracle, Merger Sub and PubCo to consummate the Business Combination are subject to conditions, as more fully described in “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” in this proxy statement/prospectus.

Q:     Will holders of LBBB Ordinary Shares, LBBB Rights or LBBB Warrants be subject to U.S. federal income tax on the PubCo Common Stock or PubCo Warrants received in the Reincorporation?

A:     As discussed more fully under “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities,” the Reincorporation should qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a reincorporation merger of a corporation holding only investment-type assets such as Lakeshore, the qualification of the Reincorporation as an “reorganization” within the meaning of Section 368 of the Code is not entirely clear. If the Reincorporation Merger so qualifies, then a U.S. Holder (as defined below) will be subject to Section 367(b) of the Code and, as a result:

•        a U.S. Holder whose LBBB Ordinary Shares have a fair market value of less than $50,000 on the date of the Reincorporation and who on the date of the Reincorporation owns (actually and constructively) less than 10% of the total combined voting power of all classes of Lakeshore stock entitled to vote and less than 10% of the total value of all classes of Lakeshore stock will generally not recognize any gain or loss and will generally not be required to include any part of Lakeshore’s earnings in income pursuant to the Reincorporation;

•        a U.S. Holder whose LBBB Ordinary Shares have a fair market value of $50,000 or more on the date of the Reincorporation, but who on the date of the Reincorporation owns (actually and constructively) less than 10% of the total combined voting power of all classes of Lakeshore stock entitled to vote and less than 10% of the total value of all classes of Lakeshore stock will generally recognize gain (but not loss) on the exchange of LBBB Ordinary Shares for PubCo Common Stock pursuant to the Reincorporation. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their LBBB Ordinary Shares, provided certain other requirements are satisfied. Lakeshore does not expect to have significant cumulative earnings and profits on the date of the Reincorporation; and

•        a U.S. Holder who on the date of the Reincorporation owns (actually and constructively) 10% or more of the total combined voting power of all classes of Lakeshore stock entitled to vote or 10% or more of the total value of all classes of Lakeshore stock will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d))

attributable to its LBBB Ordinary Shares, provided certain other requirements are satisfied. Any U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Lakeshore does not expect to have significant cumulative earnings and profits on the date of the Reincorporation.

Furthermore, even if the Reincorporation qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of Lakeshore securities may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Lakeshore securities for PubCo securities pursuant to the Reincorporation under the PFIC rules of the Code equal to the excess, if any, of the fair market value of PubCo securities received in the Reincorporation and the U.S. Holder’s adjusted tax basis in the corresponding Lakeshore securities surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Reincorporation, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities — Passive Foreign Investment Company Status.”

If the Reincorporation does not qualify as a reorganization, then a U.S. Holder that exchanges its Lakeshore securities for PubCo securities will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Common Stock and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the LBBB Ordinary Shares, LBBB Rights and LBBB Warrants exchanged.

For a more detailed discussion of certain U.S. federal income tax consequences of the Reincorporation, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities” in this proxy statement/consent solicitation statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Reincorporation.

Q:     Will holders of LBBB Ordinary Shares or LBBB Warrants be subject to U.S. federal income tax on the PubCo Common Stock or PubCo Warrants received in the Reincorporation?

A:     As discussed more fully under “Material U.S. Federal Income Tax Consequences,” it is intended that the Reincorporation qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a merger of a corporation holding only investment-type assets such as Lakeshore, the qualification of the Reincorporation as an “reorganization” within the meaning of Section 368 of the Code is not entirely clear. If the Reincorporation so qualifies, then a U.S. Holder (as defined below) will be subject to Section 367(b) of the Code and, as a result:

•        a U.S. Holder whose LBBB Ordinary Shares have a fair market value of less than $50,000 on the date of the Reincorporation and who on the date of the Reincorporation owns (actually and constructively) less than 10% of the total combined voting power of all classes of Lakeshore stock entitled to vote and less than 10% of the total value of all classes of Lakeshore stock will generally not recognize any gain or loss and will generally not be required to include any part of Lakeshore’s earnings in income pursuant to the Reincorporation;

•        a U.S. Holder whose LBBB Ordinary Shares have a fair market value of $50,000 or more on the date of the Reincorporation, but who on the date of the Reincorporation owns (actually and constructively) less than 10% of the total combined voting power of all classes of Lakeshore stock entitled to vote and less than 10% of the total value of all classes of Lakeshore stock will generally recognize gain (but not loss) on the exchange of LBBB Ordinary Shares for PubCo Common Stock pursuant to the Reincorporation. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their LBBB Ordinary Shares, provided certain other requirements are satisfied. Lakeshore does not expect to have significant cumulative earnings and profits on the date of the Reincorporation; and

•        a U.S. Holder who on the date of the Reincorporation owns (actually and constructively) 10% or more of the total combined voting power of all classes of Lakeshore stock entitled to vote or 10% or more of the total value of all classes of Lakeshore stock will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d))) attributable to its LBBB Ordinary Shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Lakeshore does not expect to have significant cumulative earnings and profits on the date of the Reincorporation.

Furthermore, even if the Reincorporation qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of Lakeshore securities may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Lakeshore securities for PubCo securities pursuant to the Reincorporation under the “passive foreign investment company,” or PFIC, rules of the Code equal to the excess, if any, of the fair market value of PubCo securities received in the Reincorporation and the U.S. Holder’s adjusted tax basis in the corresponding Lakeshore securities surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Reincorporation, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities — Passive Foreign Investment Company Status.”

If the Reincorporation does not qualify as a reorganization, then a U.S. Holder that exchanges its Lakeshore securities for PubCo securities will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Common Stock and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the LBBB Ordinary Shares and LBBB Warrants exchanged.

Additionally, the Reincorporation may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of LBBB Ordinary Shares after the Reincorporation.

For a more detailed discussion of certain U.S. federal income tax consequences of the Reincorporation and the Business Combination, see “Material U.S. Federal Income Tax Consequences” in this proxy statement/consent solicitation statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Reincorporation or Business Combination.

Questions and Answers About the Extraordinary General Meeting

Q:     What is being voted on at the Extraordinary General Meeting?

A:     Below are the Proposals that Lakeshore’s shareholders are being asked to vote on:

•        The Reincorporation Proposal to approve the Reincorporation;

•        The Charter Proposals to approve the material differences between PubCo’s Proposed Charter and Lakeshore’s amended and restated memorandum and articles of association;

•        The NTA Requirement Amendment Proposal to approve the NTA Requirement Amendment;

•        The Merger Proposal to approve the Merger;

•        The Nasdaq Proposal to approve by ordinary resolution (i) for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding LBBB Ordinary Shares and the resulting change in control in connection with the Merger;

•        The Director Election Proposal to approve the appointment of PubCo’s Board of Directors effective as of the closing of the Business Combination in accordance with the Merger Agreement;

•        The Incentive Plan Proposal to approve PubCo’s Incentive Plan; and

•        The Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting if it is determined by the officer presiding over the Extraordinary General Meeting that more time is necessary for Lakeshore to consummate the Business Combination and the other transactions contemplated by the Merger Agreement.

Approval of each of the Reincorporation Proposal, the Charter Proposals and the NTA Requirement Amendment Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. As of the record date, 2,241,500 shares held by our initial shareholders including the Sponsor, the Representative and our officers and directors, or approximately 62.47% of the outstanding LBBB Ordinary Shares, intend to vote in favor of each of the Proposals.

Q:     When and where is the Extraordinary General Meeting?

A:     The Extraordinary General Meeting will take place at 667 Madison Avenue, New York, NY 10065 on February 15, 2024 at 10:00 a.m. Eastern Time, and virtually by means of a teleconference by visiting https://www.cstproxy.com/lakeshoreacquisitionii/2024.

Q:     Who may vote at the Extraordinary General Meeting?

A:     Only holders of record of LBBB Ordinary Shares as of the close of business on January 10, 2024, the record date, may vote at the Extraordinary General Meeting. As of the record date, there were 3,588,160 LBBB Ordinary Shares outstanding and entitled to vote. Please see “The Extraordinary General Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Extraordinary General Meeting?

A:     Lakeshore shareholders representing a majority of the shares of capital stock issued and outstanding as of the record date and entitled to vote at the Extraordinary General Meeting must be present in person or virtually or represented by proxy in order to hold the Extraordinary General Meeting and conduct business. This is called a quorum. LBBB Ordinary Shares will be counted for purposes of determining the existence of a quorum if the shareholder (i) is present in person or virtually and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, the Extraordinary General Meeting will be adjourned to the next business day at the same time and place or to such other time and place as the directors may determine.

Q:     What vote is required to approve the Proposals?

A:     Approval of each of the Reincorporation Proposal, the Charter Proposals and the NTA Requirement Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly will have no effect on any of the Proposals.

Q:     How will the initial shareholders vote?

A:     Lakeshore’s initial shareholder, including the Sponsor, the Representative, and our officers and directors, who as of the record date, owned 2,241,500 LBBB Ordinary Shares, or approximately 62.47% of the issued and outstanding LBBB Ordinary Shares, have agreed to vote their respective ordinary shares acquired by them prior to the IPO, any shares they purchase in the open market in or after the IPO, in favor of the Reincorporation Proposal and Merger Proposal and intend to vote such shares in favor of other Proposals.

Q:     What do I need to do now?

A:     We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and consider how the Business Combination will affect you as a Lakeshore shareholder. You should vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     Do I need to attend the Extraordinary General Meeting to vote my shares?

A:     No. You are invited to attend the Extraordinary General Meeting to vote on the Proposals described in this proxy statement/prospectus in person or through the virtual meeting platform. Due to the COVID-19 pandemic, however, we are encouraging our shareholders to attend the Extraordinary General Meeting virtually by means of a teleconference. However, you do not need to attend the Extraordinary General Meeting to vote your LBBB Ordinary Shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage paid envelope. Your vote is important. We encourage you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:     Am I required to vote against the Reincorporation and the Merger Proposal in order to have my LBBB Ordinary Shares redeemed?

A:     No. You are not required to vote against the Reincorporation Proposal and the Merger Proposal, nor do you have to be a holder of LBBB Ordinary Shares as of the record date, in order to have the right to demand that Lakeshore redeem your LBBB Ordinary Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (including interest earned on your pro rata portion of the Trust Account, net of taxes payable). These redemption rights in respect of the LBBB Ordinary Shares are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of LBBB Ordinary Shares electing to exercise their redemption rights will not be entitled to receive such payments and their LBBB Ordinary Shares will be returned to them.

Q:     How do LBBB shareholders exercise their redemption rights?

A:     If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time on February 13, 2024 (two business days before the Extraordinary General Meeting), that Lakeshore redeem your shares for cash, and (ii) submit your request in writing to Lakeshore’s transfer agent, at the address listed at the end of this section and deliver your shares to Lakeshore’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Extraordinary General Meeting.

Any corrected or changed written demand of redemption rights must be received by Lakeshore’s transfer agent two business days prior to the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the Extraordinary General Meeting.

Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of LBBB Ordinary Shares as of the record date. Lakeshore is requiring public shareholders who wish to redeem their LBBB Ordinary Shares for a pro rata share of the aggregate amount then on deposit in the Trust Account at the consummation of the Business Combination, less any taxes then due but not yet paid, to either tender their certificates to Lakeshore’s transfer agent or deliver their shares to the transfer agent electronically using DTC’s DWAC System on or before February 13, 2024 (two business days before the Extraordinary General Meeting). In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Lakeshore’s transfer agent will need to act to facilitate this request. It is Lakeshore’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Lakeshore does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While Lakeshore has been advised that it takes a short time to deliver shares through the DWAC System, Lakeshore cannot assure you of this fact. Accordingly, if it takes longer than Lakeshore anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their LBBB Ordinary Shares.

If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor

New York, NY 10004
Attn: Mark Zimkind

E-mail: spacredemptions@continentalstock.com

Q:     If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?

A:     No. Holders of LBBB Warrants will not have redemption rights with respect to such warrants and all warrants will remain outstanding regardless of the number of redemptions. The aggregate fair value of PubCo Warrants that can be retained by redeeming shareholders is approximately $69,000 (based on the closing price of $0.02 of Lakeshore’s warrants on Nasdaq on January 30, 2024). The actual market price of the warrants may be higher or lower on the date that warrant holders seek to sell such warrants. Additionally, PubCo cannot assure the holders of PubCo Warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the warrant holders who exercises such warrants will ultimately own a greater interest in PubCo because there would be fewer shares outstanding overall. See “Risk Factors — Sales of a substantial number of shares of PubCo’s securities in the public market could cause the price of its securities to fall.”

Q:     How can I vote?

A:     If you were a holder of record of LBBB Ordinary Shares on January 10, 2024, the record date for the Extraordinary General Meeting, you may vote by attending the Extraordinary General Meeting and voting in person or through the virtual meeting platform, or by submitting a proxy by mail so that it is received prior to 10:00 a.m., Eastern Time, on February 15, 2024, in accordance with the instructions provided to you under “The Extraordinary General Meeting.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee. You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. Your broker or bank or other nominee may provide you with a form of voting instruction card (including any telephone or Internet voting instructions) for this purpose. Alternatively, if you wish to attend the Extraordinary General Meeting and vote in person or through the virtual meeting platform, you must obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. Under applicable rules, your broker, bank or nominee cannot vote your LBBB Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote your shares in accordance with the procedures communicated to you by your broker, bank or nominee. Lakeshore believes the Proposals are non-discretionary and, therefore, your broker, bank or nominee cannot vote your LBBB Ordinary Shares without your voting instructions. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your LBBB Ordinary Shares; this indication that a bank, broker or nominee is not voting your LBBB Ordinary Shares is referred to as a

“broker non-vote.” Under Cayman Islands law, broker non-votes will be considered present for the purposes of establishing a quorum but will have no effect on any of the Proposals. Because your bank, broker or other nominee can vote your LBBB Ordinary Shares only if you provide voting instructions, it is important that you instruct your broker how to vote.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     Lakeshore will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Extraordinary General Meeting. For purposes of approval under Cayman Islands law, an abstention on any Proposal will have no effect on such Proposal.

If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person or virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and, if a quorum is present, will have no effect on any of the Proposals.

Q:     May I seek statutory dissenter rights with respect to my LBBB shares?

A:     No. Dissenter rights are not available to holders of LBBB Ordinary Shares under the Companies Law or under the governing documents of Lakeshore in connection with the Proposals.

Q:     What happens if I sell my LBBB Ordinary Shares before the Extraordinary General Meeting?

A:     The record date for the Extraordinary General Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your LBBB Ordinary Shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Extraordinary General Meeting. However, you would not be entitled to receive any shares of PubCo Common Stock following the consummation of the Business Combination because only Lakeshore shareholders at the time of the consummation of the Business Combination will be entitled to receive PubCo Common Stock in connection with the Business Combination. In addition, you will not be entitled to exercise redemption rights.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Extraordinary General Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Extraordinary General Meeting and casting your vote in person or through the virtual meeting platform or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Extraordinary General Meeting. If you hold your LBBB Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to our proxy solicitor, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400, Email: LBBB.info@investor.morrowsodali.com.

Q:     Should I send in my share certificates now?

A:     Shareholders who do not elect to have their shares redeemed for a pro rata share of the Trust Account need not submit their certificates at this time. If you intend to have your shares redeemed, you should send your certificates or tender your shares electronically no later than two business days before the Extraordinary General Meeting. Please see “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your ordinary shares for cash.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) elects to redeem its LBBB Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the LBBB Ordinary

Shares under Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), or is treated as a distribution under Section 301 of the Code and whether Lakeshore would be characterized as a passive foreign investment company (“PFIC”).

Additionally, because the Reincorporation will occur prior to the redemption by U.S. Holders that exercise redemption rights with respect to LBBB Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of section 367(b) of the Code and the PFIC rules. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “Material U.S. Federal Income Tax Consequences.” All holders of LBBB Ordinary Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:     Will U.S. Holders of Nature’s Miracle common stock be subject to U.S. federal income tax on the PubCo Common Stock or PubCo Warrants received in the Merger?

A.     As discussed more fully under “Material U.S. Federal Income Tax Consequences,” it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a). Nature’s Miracle intends to receive an opinion from its tax counsel to that effect. The opinion will be based on certain assumptions and representations as to factual matters from Nature’s Miracle, Lakeshore, PubCo and Merger Sub, as well as certain covenants by those parties. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. Nature’s Miracle and Lakeshore do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Merger. Subject to the qualifications and limitations set forth in “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Nature’s Miracle Securities,” if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of Nature’s Miracle common stock will generally not recognize any gain or loss as a result of the Merger. For more information on the material U.S. federal income tax consequences of the Merger to U.S. Holders of Nature’s Miracle common stock, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Nature’s Miracle Securities” in this proxy statement/ prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact Lakeshore’s proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902
Toll-Free (800) 662-5200 or (203) 658-9400

Email: LBBB.info@investor.morrowsodali.com

You may also obtain additional information about Lakeshore from documents filed with the SEC by following the instructions in “Where You Can Find More Information.”

DELIVERY OF DOCUMENTS TO LAKESHORE’S SHAREHOLDERS

Pursuant to the rules of the SEC, Lakeshore and vendors that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus, unless Lakeshore has received contrary instructions from one or more of such shareholders. Upon written or oral request, Lakeshore will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that Lakeshore deliver single copies of this proxy statement/prospectus in the future. Shareholders may notify Lakeshore of their requests by contacting our proxy solicitor as follows:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902
Toll-Free (800) 662-5200 or (203) 658-9400

Email: LBBB.info@investor.morrowsodali.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, including the Merger Agreement and the Plan of Merger attached as Annex A, the PubCo’s Amended and Restated Certificate of Incorporation attached as Annex C and the 2022 Incentive Plan attached as Annex E. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by Lakeshore’s shareholders.

The Parties to the Business Combination

Lakeshore Acquisition II Corp.

Lakeshore was incorporated in the Cayman Islands on February 19, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Lakeshore’s efforts to identify a prospective target business is not limited to any particular industry or geographic region except that according to the Company’s amended and restated memorandum and articles of association, Lakeshore will not effectuate its initial Business Combination with a company that is headquartered in the People’s Republic of China (“China”), the Hong Kong Special Administrative Region of China (“Hong Kong”) or the Macau Special Administrative Region of China (“Macau”) or conducts a majority of its operations in China, Hong Kong or Macau.

On February 19, 2021, an aggregate of 1,437,500 LBBB Ordinary Shares were issued to the Sponsor and the directors at a price of approximately $0.017 per share for an aggregate amount of $25,000. In connection with the increase in the size of the IPO, on December 20, 2021, Lakeshore declared a 20% share dividend on each insider share thereby increasing the number of issued and outstanding insider shares to 1,725,000 so as to maintain the number of insider shares at 20% of the outstanding LBBB Ordinary Shares upon the consummation of the IPO, resulting in an effective purchase price per insider share after the share dividend of approximately $0.014.

On March 11, 2022, Lakeshore consummated the IPO of 6,900,000 Lakeshore Units, which includes the full exercise of the over-allotment option by the underwriter in the IPO, at a price of $10.00 per Lakeshore Unit, generating gross proceeds of $69,000,000.

Simultaneously with the closing of the IPO, Lakeshore consummated a private placement with the Sponsor of 351,500 units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $3,515,000. Lakeshore’s initial shareholders, officers and directors will not have redemption rights with respect to any LBBB Ordinary Shares owned by them, directly or indirectly, whether acquired prior to the IPO, in the IPO or in the open market.

Upon the consummation of the IPO and the underwriters’ full exercise of the over-allotment option, and associated private placement, $70,035,000 of cash was placed in the Trust Account. This amount equals 6,900,000 LBBB Ordinary Shares subject to possible redemption multiplied by redemption value at the time of the IPO of $10.15 per share. None of the funds held in Trust Account will be released, other than interest income to pay any tax obligations, until the earlier of (i) the consummation of Lakeshore’s initial business combination and (ii) Lakeshore’s failure to consummate a business combination by March 11, 2024.

Lakeshore Units, LBBB Ordinary Shares, LBBB Rights and LBBB Warrants are each quoted on Nasdaq, under the symbols “LBBBU,” “LBBB,” “LBBBR” and “LBBBW,” respectively. Lakeshore Units commenced trading on Nasdaq on March 9, 2022, and LBBB Ordinary Shares, LBBB Rights and LBBB Warrants commenced separate trading on Nasdaq on April 14, 2022.

Nature’s Miracle, Inc.

Nature’s Miracle was incorporated under Delaware law on March 31, 2022 under the name “Nature’s Miracle, Inc.” Nature’s Miracle is a growing agriculture technology company providing services to growers in controlled environment agriculture industry (“CEA”) setting in North America. Nature’s Miracle provides hardware to operate various indoor growing settings, including greenhouse and indoor growing spaces. Through its two wholly-owned subsidiaries, Visiontech Group Inc. (“Visiontech”) and Hydroman, Inc. (“Hydroman”), it provides grow lights as well as other hydroponic products to indoor growers in North America. It is also setting up a manufacturing facility of grow lights in Manitoba, Canada and may set up additional manufacturing and assembly facilities in North America.

Nature’s Miracle’s principal executive offices are located at 4695 MacArthur Court, Suite 1105, Newport Beach, CA 92660, USA, and Nature’s Miracle’s telephone number is (949) 798-6260.

LBBB Merger Corp.

LBBB Merger Corp., or PubCo, was incorporated under Delaware law on August 1, 2022, as a wholly-owned subsidiary of Lakeshore for the purpose of effecting the Business Combination and to serve as the publicly traded parent company of Nature’s Miracle following the Business Combination.

LBBB Merger Sub Inc.

LBBB Merger Sub Inc., or Merger Sub, was incorporated under Delaware law on August 1, 2022, as a wholly-owned subsidiary of PubCo for the purpose of effecting the Business Combination and to serve as the vehicle for, and be subsumed by, Nature’s Miracle pursuant to the Merger.

The Business Combination and the Merger Agreement

The Merger Agreement was entered into by and among Lakeshore, PubCo, Merger Sub, Nature’s Miracle and certain other parties on September 9, 2022, and was later amended on June 7, 2023 and December 8, 2023. Pursuant to the terms of the Merger Agreement, the Business Combination will be completed through a two-step process consisting of the Reincorporation and the Merger.

The Reincorporation

Lakeshore will reincorporate to Delaware by merging with and into the PubCo, a Delaware corporation and wholly-owned subsidiary of Lakeshore. The separate corporate existence of Lakeshore will cease and PubCo will continue as the surviving corporation and the public entity. At the closing of the Reincorporation, which will occur immediately prior to the Merger, Lakeshore’s outstanding securities will be converted into equivalent securities of PubCo, as follows:

•        each LBBB Unit will be automatically separated into its constituent securities, with each constituent security being automatically converted into a security of PubCo as described in the preceding bullet points;

•        each LBBB Ordinary Share outstanding immediately prior to the Reincorporation (other than any redeemed shares) will be converted automatically into one share of PubCo Common Stock;

•        each LBBB Right outstanding immediately prior to the Reincorporation will be converted automatically into one-tenth of one share of PubCo Common Stock; and

•        each LBBB Warrant outstanding immediately prior to the Reincorporation will be converted automatically into one PubCo Warrant.

Upon the closing of the Reincorporation, assuming none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein, 3,588,160 shares of PubCo Common Stock will be issued to Lakeshore shareholders, and 3,625,750 PubCo Warrants will be issued to Lakeshore warrant holders.

The Merger

Immediately after the Reincorporation, Nature’s Miracle will merge with Merger Sub, with Nature’s Miracle surviving and PubCo acquiring 100% of the equity securities of Nature’s Miracle. In exchange for their equity securities, the Nature’s Miracle stockholders will receive an aggregate number of shares of PubCo Common Stock (the “Merger Consideration”) with an aggregate value equal to: (a) two hundred thirty million U.S. dollars

($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). The Closing Net Indebtedness as of December 31, 2023 was $7,275,224, which may be higher or lower than the actual Closing Net Indebtedness immediately after the Closing.

The Merger Consideration otherwise payable to Nature’s Miracle stockholders is subject to the withholding of a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration, in accordance with the terms of the Merger Agreement following the Closing.

Post-Business Combination Ownership and Impact on the Public Float

It is anticipated that, immediately after consummation of the Business Combination, Lakeshore’s shareholders, including the initial shareholders, will own 15.0% of the issued PubCo Common Stock, and Nature’s Miracle’s stockholders will own 80.9% of the issued PubCo Common Stock on a fully diluted basis. These relative percentages assume that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised.

Assuming that (i) Lakeshore’s existing shareholders redeem all 1,346,660 public LBBB Ordinary Shares, and (ii) the exercise of all Public Warrants, the Sponsor and its affiliates will own 10.6% of the issued PubCo Common Stock, Lakeshore’s public shareholders will own none of the issued PubCo Common Stock, and Nature’s Miracle’s stockholders will own 85.1% of the issued PubCo Common Stock immediately after consummation of the Business Combination.

If the actual facts are different than these assumptions, the percentage ownership retained by our public shareholders following the business combination will be different. If any of Lakeshore’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of Lakeshore’s existing shareholders will be reduced. The PubCo Warrants will become exercisable 30 days following the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

For more information about the Business Combination, please see “Proposal No. 1 The Reincorporation Proposal” and “Proposal No. 4 The Merger Proposal.” A copy of the Merger Agreement and the Plan of Merger is attached to this proxy statement/prospectus as Annex A.

Board of Directors Following the Business Combination

Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of five directors, with the identity of six of those individuals and allocation of all individuals among the staggered tiers of the post-business combination company’s board of directors (and the appointment of such persons to committees of the board) to be determined by Nature’s Miracle’s current board of directors, and the remaining individual to be appointed by the Sponsor, subject to Nature’s Miracle’s approval (which approval will not be unreasonably withheld). A majority of the directors will qualify as independent directors under Nasdaq rules. If the nominees identified in this proxy statement/prospectus are elected, and Charles Jourdan Hausman will be Class I directors serving until PubCo’s 2024 annual meeting of stockholders; Zhiyi (Jonathan) Zhang and H. David Sherman will be Class II directors serving until PubCo’s 2025 annual meeting of stockholders; Tie (James) Li and Jon M. Montgomery will be Class III directors serving until PubCo’s 2026 annual meeting of stockholders, and in each case, until their successors are elected and qualified. See “PubCo’s Directors and Executive Officers after the Business Combination” for additional information.

Other Agreements Relating to the Business Combination

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement but does not purport to describe all of the terms thereof.

Escrow Agreement

Pursuant to the Merger Agreement, PubCo, Tie (James) Li, as the representative of the Nature’s Miracle stockholders, and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will deposit a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration in escrow for post-closing adjustments (if any) to the Merger Consideration as contemplated under the Merger Agreement.

Purchaser Support Agreement

In connection with their entry into the Merger Agreement, Lakeshore and Nature’s Miracle entered into the Purchaser Support Agreement, dated as of September 9, 2022 (the “Purchaser Support Agreement”), with the initial shareholders of Lakeshore (the “Supporters”), pursuant to which the Supporters agreed (i) to vote LBBB Ordinary Shares held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) to not transfer, during the term of the Purchaser Support Agreement, any Lakeshore Common Stock owned by them, and (iii) to not transfer any Lakeshore Common Stock held by them in accordance with the lock-up provisions set forth in Lakeshore’s final prospectus filed with the U.S. Securities and Exchange Commission on March 8, 2022.

Voting and Support Agreement

In connection with their entry into the Merger Agreement, Lakeshore and Nature’s Miracle entered into a Voting and Support Agreement, dated as of September 9, 2022 (the “Voting and Support Agreement”), with certain Company Stockholders, pursuant to which such Company Stockholders agreed, among other things, (i) to vote the Company Stock (as defined in the Merger Agreement) held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) authorize and approve any amendment to the Company’s Organizational Documents (as defined in the Merger Agreement) that is deemed necessary or advisable by Nature’s Miracle for purposes of effecting the transactions contemplated under the Merger Agreement, and (iii) to not transfer, during the term of the Voting and Support Agreement, any Company Stock owned by them, except as permitted under the terms of the Voting and Support Agreement.

Lock-up Agreement

In connection with their entry into the Merger Agreement, Lakeshore and Nature’s Miracle entered into a Lock-Up Agreement (the “Lock-up Agreement”) with certain Company Stockholders whose names appear on the signature pages thereto (such stockholders, the “Company Holders”), pursuant to which each Company Holder agreed that each such holder will not, during the Lock-up Period (as defined below), offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Merger (the “Lock-up Shares”), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. As used herein, “Lock-Up Period” means the period commencing on the closing date of the Merger and ending on the earlier of: (i) six months after the Closing; and (ii) with respect to Lock-up Shares not held by a Significant Company Stockholder (as defined in the Merger Agreement) only, if the volume weighted average price of the Lakeshore Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30 consecutive trading days beginning 90 days after the Closing.

Non-Competition and Non-Solicitation Agreement

At Closing, Lakeshore, Nature’s Miracle and each of Tie (James) Li and Zhiyi (Jonathan) Zhang (the “Key Management Members”) will enter into non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”), pursuant to which the Key Management Members and their affiliates will agree not to compete with Lakeshore during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contain customary non-disparagement and confidentiality provisions.

Voting Agreement

At Closing, Lakeshore and certain Company Stockholders will enter into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, the Sponsor will be granted a right to nominate a director to the post-business combination board of directors.

Registration Rights Agreement

At Closing, Lakeshore, the Supporters and certain Company Stockholders (collectively, the “Subject Parties”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Lakeshore will be obligated to file a registration statement to register the resale of certain securities of Lakeshore held by the Subject Parties. The Registration Rights Agreement will also provide the Subject Parties with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Employment Agreement with Tie “James” Li

In connection with entry into the Merger Agreement, Lakeshore and Tie “James” Li entered into an Employment Agreement, dated as of September 9, 2022 (the “Employment Agreement”), subject to and effective upon closing of the business combination. Pursuant to the Employment Agreement, Lakeshore agreed to employ Mr. Li as Chief Executive Officer of the post-business combination company. The term of employment is a period of five years, with automatic one-year extensions unless either party gives the other party one-month prior written notice. The Employment Agreement provides for payment of $300,000 per annum in cash compensation and Mr. Li will be eligible to participate in the 2022 Equity Incentive Plan or any other future incentive plan of the post-business combination company, as well as any standard employee benefit plan of the post-business combination company, including, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan. Lakeshore may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, or engages or in any manner participates in any activity which is competitive with or intentionally injurious to the post-business combination company, or any of its affiliates or subsidiaries. Mr. Li may resign at any time with one-month prior written notice. Mr. Li has agreed to hold, both during and after the Employment Agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

Standby Equity Purchase Agreement

On April 10, 2023, Lakeshore entered into a Standby Equity Purchase Agreement (as amended by Amendment No 1 to the Agreement dated June 12, 2023 and Amendment No 2 to the Agreement dated December 11, 2023, the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Pursuant to the SEPA, Lakeshore has the right, but not the obligation, to sell to Yorkville up to $60,000,000 of shares of PubCo Common Stock, at Lakeshore’s request any time during the commitment period commencing on the sixth (6th) trading day following the date (the “Effective Date”) of closing of the Business Combination and terminating on the earliest of (i) the first day of the month following the 36-month anniversary of the Effective Date and (ii) the date on which Yorkville will have made payment of any Advances (as defined below) requested pursuant to the SEPA for the shares of PubCo Common Stock equal to the commitment amount of $60,000,000. Each issuance and sale by Lakeshore to Yorkville under the SEPA (an “Advance”) is subject to a maximum limit equal to the greater of: (i) an amount equal to one hundred percent (100%) of the daily trading volume of the shares of PubCo Common Stock on Nasdaq during regular trading hours for the five trading days immediately preceding an Advance notice, or (ii) $5,000,000, which amount may be increased upon mutual consent. The shares will be issued and sold to Yorkville at a per share price equal to, at the election of Lakeshore as specified in the relevant Advance notice: (i) 95% of the Market Price (as defined below) for any period commencing on the receipt of the Advance notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable Advance notice date (the “Option 1 Pricing Period”), and (ii) 97% of the Market Price for any three (3) consecutive trading days commencing on the Advance notice date (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily volume weighted average price (“VWAP”) of the shares of PubCo Common Stock on Nasdaq, and for any Option 2 Pricing Period, the VWAP of the shares of PubCo Common Stock on the Nasdaq during the Option 2 Pricing Period.

The Advances are subject to certain limitations, including that Yorkville cannot purchase any shares that would result in it owning more than 9.99% of Lakeshore’s outstanding shares of PubCo Common Stock at the time of an Advance (the “Ownership Limitation”) or 19.99% of Lakeshore’s outstanding shares of PubCo Common Stock as of the date of the closing of the Business Combination (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including where Lakeshore has obtained stockholder approval to issue in excess of the Exchange Cap in accordance with the rules of Nasdaq. Additionally, if the total number of shares of PubCo Common Stock traded on Nasdaq during the applicable Pricing Period is less than the Volume Threshold (as defined below), then the number of shares of PubCo Common Stock issued and sold pursuant to such Advance notice will be reduced to the greater of (a) 30% of the trading volume of the shares of PubCo Common Stock on Nasdaq during the relevant Pricing Period as reported by Bloomberg L.P., or (b) the number of shares of PubCo Common Stock sold by Yorkville during such Pricing Period, but in each case not to exceed the amount requested in the Advance notice. “Volume Threshold” is defined as a number of shares of PubCo Common Stock equal to the quotient of (a) the number of shares in the Advance notice requested by Lakeshore divided by (b) 0.30.

The Company has paid YA Global II SPV, LLC, a subsidiary of Yorkville, a structuring fee in the amount of $25,000. In addition, no later than ten trading days following the closing of the Business Combination, Lakeshore will pay a commitment fee in an amount equal to $300,000 (the “Commitment Fee”) by the issuance to Yorkville of such number of shares of PubCo Common Stock that is equal to the Commitment Fee divided by the lower of (i) the average VWAP for the seven consecutive trading days immediately after the close of the Business Combination or (ii) $10.00 per share.

Redemption Rights

Pursuant to Lakeshore’s amended and restated memorandum and articles of association, Lakeshore’s public shareholders may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares. As of January 30, 2024, this would have amounted to approximately $11.15 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (x) hold public LBBB Ordinary Shares or (y) hold public LBBB Ordinary Shares through LBBB Units and you elect to separate your LBBB Units into the underlying public LBBB Ordinary Shares, LBBB Rights and public LBBB Warrants prior to exercising your redemption rights with respect to the public LBBB Ordinary Shares; and

(ii)    prior to 5:00 p.m., Eastern Time, on February 13, 2024, (a) submit a written request to the transfer agent that Lakeshore redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through the Depository Trust Company, or DTC.

Holders of outstanding LBBB Units must separate the underlying LBBB Ordinary Shares, LBBB Rights and LBBB Warrants prior to exercising redemption rights with respect to the LBBB Ordinary Shares. If LBBB Units are registered in a holder’s own name, the holder must deliver the certificate for its LBBB Units to the transfer agent with written instructions to separate the LBBB Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the LBBB Ordinary Shares from the LBBB Units.

If a broker, dealer, commercial bank, trust company or other nominee holds LBBB Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s LBBB Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of LBBB Units to be separated and the nominee holding such LBBB Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant LBBB Units and a deposit of an equal number of LBBB Ordinary Shares and LBBB Warrants. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the LBBB Ordinary Shares from the

LBBB Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their LBBB Ordinary Shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

Any request for redemption, once made, may be withdrawn at any time up to the closing of the Business Combination. Furthermore, if a shareholder delivered his certificate for redemption and subsequently decided, at any time up the closing of the Business Combination, not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).

If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of the post-Business Combination company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Lakeshore will promptly return the share certificates to the public shareholder.

The Proposals

At the Extraordinary General Meeting, Lakeshore’s shareholders will be asked to vote on the following:

•        the Reincorporation Proposal;

•        the Charter Proposals;

•        the NTA Requirement Amendment Proposal;

•        the Merger Proposal;

•        the Nasdaq Proposal;

•        the Director Election Proposal;

•        the Incentive Plan Proposal; and

•        the Adjournment Proposal.

Please see “The Extraordinary General Meeting” on page 70 for more information on the foregoing Proposals.

Voting Securities, Record Date

As of January 10, 2024, the record date, there were 3,588,160 LBBB Ordinary Shares issued and outstanding. Only Lakeshore’s shareholders who hold LBBB Ordinary Shares of record as of the close of business on the record date are entitled to vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Reincorporation Proposal, the Charter Proposals and the NTA Requirement Amendment Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of each of the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting.

As of the record date, the initial shareholders collectively owned and were entitled to vote 2,241,500 LBBB Ordinary Shares, or approximately 62.47% of Lakeshore’s issued and outstanding shares. With respect to the Business Combination, the initial shareholders including the Sponsor, the Representative and our officers and directors, which own approximately 62.47% of Lakeshore’s issued and outstanding shares as of the record date, have agreed pursuant to the Purchaser Support Agreement to vote their LBBB Ordinary Shares in favor of the Reincorporation Proposal, the Merger Proposal, and the other Proposals.

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Lakeshore or its securities, the Sponsor, Lakeshore’s officers and directors, Nature’s Miracle or Nature’s Miracle’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire LBBB Ordinary Shares or vote their shares in favor of the business combination proposal or not elect to convert their shares into a pro rata portion of the Trust Account. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the Extraordinary General Meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that PubCo Common Stock be listed on the Nasdaq) otherwise will be met, where it appears that such requirements or conditions would otherwise not be met, and to maximize the net proceeds available to PubCo from the Trust Account following the consummation of the Business Combination. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by Lakeshore initial shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on Lakeshore’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Extraordinary General Meeting.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Lakeshore will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, Lakeshore will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Nature’s Miracle’s stockholders are expected to have 80.9% of the voting power of the combined company (assuming that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised), Nature’s Miracle will comprise all of the ongoing operations of the combined entity, Nature’s Miracle will comprise a majority of the governing body of the combined company, and Nature’s Miracle’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Nature’s Miracle issuing shares for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Nature’s Miracle.

Regulatory Approvals

The Reincorporation, the Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional material U.S. federal or state regulatory requirements or approvals, or any material regulatory requirements or approvals under the laws of the Cayman Islands.

Dissenter Rights

Dissenter rights are not available to holders of LBBB Ordinary Shares under the Companies Law or under the governing documents of Lakeshore in connection with the Proposals.

Interests of Certain Persons in the Business Combination

Certain of Lakeshore’s directors and executive officers may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, those of Lakeshore’s shareholders generally. These interests may present these individuals with certain potential conflicts of interest. Our independent directors reviewed and considered these interests during their evaluation and negotiation of the Business Combination and in unanimously approving, as members of the Lakeshore Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination (as described in the section entitled “Proposal No. 4 — The Merger Proposal — Lakeshore’s Board of Director’s Reasons for Approving the Business Combination” beginning on page 98). The Board concluded that the potential benefits that it expected Lakeshore and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination.

Although none of the directors or officers of LBBB, or LBBB’s Sponsor, have an interest in Nature’s Miracle, when Lakeshore shareholders consider the recommendation of Lakeshore’s board of directors in favor of adoption of the Reincorporation Proposal, the Merger Proposal and the other related Proposals, they should keep in mind that Lakeshore’s directors and officers have the following interests in the Business Combination that are different from, or in addition to, their interests as shareholders:

•        If the proposed Business Combination is not completed by March 11, 2024, Lakeshore will be required to dissolve and liquidate. In such event, 1,725,000 LBBB Ordinary Shares held by the initial shareholders which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless because the initial shareholders and the Sponsor have agreed to waive their rights to any liquidation distributions. Such shares had an aggregate market value of approximately $19,009,500 based on the closing price of LBBB Ordinary Shares of $11.02 on Nasdaq as of January 30, 2024.

•        If the proposed Business Combination is not completed by March 11, 2024, 351,500 Private Units purchased by the Sponsor for a total purchase price of $3,515,000, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distributions. Such Private Units had an aggregate market value of approximately $3,866,500 based on the closing price of LBBB Units of $11.00 on Nasdaq as of January 30, 2024.

•        If the proposed Business Combination is not completed by March 11, 2024, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Lakeshore for services rendered or contracted for or products sold to Lakeshore. If Lakeshore consummates a business combination, on the other hand, PubCo will be liable for all such claims.

•        The Sponsor and Lakeshore’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Lakeshore’s behalf, such as identifying and investigating possible business targets and business combinations. However, if the proposed Business Combination is not completed by March 11, 2024, they will not have any claim against the Trust Account for reimbursement. Accordingly, Lakeshore may not be able to reimburse these expenses if the Business Combination or another business combination is not completed within the allotted time period. As of the record date, the Sponsor and Lakeshore’s officers and directors and their affiliates had incurred approximately $495,000 of unpaid reimbursable expenses.

•        The Merger Agreement provides for the continued indemnification of Lakeshore’s current directors and officers and the continuation of directors and officers liability insurance covering Lakeshore’s current directors and officers.

•        Lakeshore’s officers and directors (or their affiliates) may make loans from time to time to Lakeshore to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Lakeshore outside of the Trust Account.

•        The initial shareholders will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

•        Given the differential in purchase price that the initial shareholders paid for the founder shares as compared to the price of the LBBB Units sold in the IPO and the substantial number of shares of PubCo Common Stock that will be issued in connection with the Business Combination, the initial shareholders may realize a positive rate of return on such investments even if the public shareholders experience a negative rate of return following the Business Combination.

•        H. David Sherman and Jon M. Montgomery, directors of Lakeshore, will continue as directors of PubCo after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, these directors will receive any cash fees, stock options or stock awards that PubCo’s board of directors determines to pay to its non-executive directors.

Because of the existence of these interests, the exercise of Lakeshore’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest. In addition to the foregoing, Lakeshore’s amended and restated memorandum and articles of association excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of Lakeshore unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of Lakeshore and such opportunity is one Lakeshore is legally and contractually permitted to undertake and would otherwise be reasonable for Lakeshore to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in Lakeshore’s amended and restated memorandum and articles of association did not impact its search for an acquisition target and Lakeshore was not prevented from reviewing any opportunities as a result of such waiver. Lakeshore’s Sponsor and certain members of Lakeshore’s management team and board of directors, including Bill Chen and H. David Sherman, were on the board of directors and management team of Lakeshore Acquisition I Corp., a special purpose acquisition company that merged with ProSomnus Inc. (Nasdaq: OSA) on December 6, 2022. Lakeshore Acquisition I signed a letter of intent on March 3, 2022, with ProSomnus, one week prior to Lakeshore’s initial public offering which commenced the search for a target company. The business combination with ProSomnus closed on December 6, 2022. In light of these factors, there were no related interests or conflicting duties with respect to Lakeshore’s search for an acquisition target.

In addition, the Nature’s Miracle stockholders should be aware that aside from their interests as stockholders, Nature’s Miracle’s officers and members of Nature’s Miracle’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other Nature’s Miracle stockholders generally. Nature’s Miracle stockholders should take these interests into account in evaluating the Business Combination. These interests include, among other things:

•        The current management team of Nature’s Miracle, including Tie (James) Li, George Yutuc, Darin Carpenter, Zhiyi (Jonathan) Zhang, and Varto Levon Doudakian, who currently serve as Nature’s Miracle’s Chairman, CFO, CEO, COO, President and director, and VP, respectively, will serve as PubCo’s Chairman, CFO, CEO, COO, President, and VP, respectively, following the consummation of the Business Combination, and certain current directors of Nature’s Miracle, will continue as directors of PubCo (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). All members of the current management team of Nature’s Miracle will enter into an employment agreement with PubCo providing for increased compensation to him, including a base salary, and performance and discretionary bonuses, the amounts of which are to be decided, as more fully described in “Executive Officer and Director Compensation” below. Additionally, Tie (James) Li, Zhiyi (Jonathan) Zhang, and Charles Jourdan Hausman, directors of Nature’s Miracle, will continue as directors of PubCo after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, these directors will receive any cash fees, stock options or stock awards that PubCo’s board of directors determines to pay to its non-executive directors.

Recommendations of Lakeshore’s Board of Directors to Lakeshore’s Shareholders

After careful consideration of the terms and conditions of the Merger Agreement, Lakeshore’s board of directors has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of Lakeshore and its shareholders and also concluded that Nature’s Miracle’s fair market value was at least 80% of the balance in Lakeshore’s Trust Account (excluding any taxes payable on the income earned on the Trust Account). In reaching its decision with respect to the Reincorporation and the Merger, Lakeshore’s board of directors reviewed various industry and financial data and the due diligence and evaluation materials provided by Nature’s Miracle. Lakeshore’s board of directors did not obtain a fairness opinion on which to base its assessment. Lakeshore’s board of directors recommends that Lakeshore’s shareholders vote:

•        FOR the Reincorporation Proposal;

•        FOR the Charter Proposals;

•        FOR the NTA Requirement Amendment Proposal;

•        FOR the Merger Proposal;

•        FOR the Nasdaq Proposal;

•        FOR each of the director nominees in the Director Election Proposal;

•        FOR the Incentive Plan Proposal; and

•        FOR the Adjournment Proposal.

Opinion of Newbridge Securities Corporation

Lakeshore’s board of directors retained Newbridge Securities Corporation (“Newbridge”), to act as a financial advisor to the board in connection with the Business Combination to render to the board an opinion as to the fairness to Lakeshore’s shareholders, from a financial point of view, of the consideration to be paid in the Business Combination. On September 8, 2022, Newbridge delivered a written opinion and final supporting analysis presentation to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid in the Business Combination pursuant to the Merger Agreement is fair to Lakeshore’s shareholders from a financial point of view.

The full text of the written opinion, dated September 8, 2022, of Newbridge, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein in its entirety.

See “Proposal No. 4 — The Merger Proposal — Opinion of Lakeshore’s Financial Advisor” on page 102 of this proxy statement/prospectus for more information.

Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the risk factors set forth under “Risk Factors” beginning on page 41 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) Lakeshore’s ability to complete the Business Combination and (ii) the business, cash flows, financial condition and results of operations of PubCo following consummation of the Business Combination.

SELECTED FINANCIAL INFORMATION OF NATURE’S MIRACLE

The following tables show selected historical consolidated financial data of NMI for the periods ended and as of the dates indicated. The selected historical consolidated statements of operations data of NMI for the years ended December 31, 2022 and 2021 and the historical consolidated balance sheet data at December 31, 2022 and 2021 are derived from NMI’s audited consolidated financial statements included elsewhere in this proxy statement. The selected historical consolidated statements of operations data of NMI for the nine months ended September 30, 2023 and 2022 and the historical consolidated balance sheet data at September 30, 2023 are derived from NMI’s unaudited interim consolidated financial statements included elsewhere in this proxy statement. In the opinion of NMI’s management, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly NMI’s financial position at September 30, 2023 and the results of operations for the nine months ended September 30, 2023.

The financial information contained in this section relates to NMI, prior to and without giving pro forma effect to the impact of the Business Combination. The results reflected in this section may not be indicative of the results of the post-combination company going forward. See “Selected Unaudited Pro Forma Condensed Combined Financial Information.”

The following selected historical consolidated financial information should be read together with the consolidated financial statements and accompanying notes and “NMI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement. The selected historical financial information in this section is not intended to replace NMI’s consolidated financial statements and the related notes. NMI’s historical results are not necessarily indicative of the results that may be expected in the future, and NMI’s results for the nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2023 or any other period.

**Note: The following weighted average shares of common stock outstanding (basic and diluted) reflect the total shares issued and outstanding when NMI executed Share Exchange Agreements on June 1, 2022 with the shareholders of Visiontech Group, Inc. (“Visiontech”, a California corporation) and Hydroman, Inc. (“Hydroman”, a California corporation), resulting in the shareholders of Visiontech and Hydroman becoming the shareholders of NMI and NMI becoming the 100% shareholder of Visiontech and Hydroman.

Consolidated Statements of Operations Data

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2021	2023	2022
Consolidated Statement of Operations Data:
Revenue	$18,621,344	$14,359,871	$7,600,890	$15,872,631
Cost of Revenue	$16,952,201	$12,178,291	$7,044,591	$15,040,593
Gross Profit	$1,669,143	$2,181,580	$556,299	$832,038
Total operating expenses	$3,442,257	$659,876	$1,594,873	$1,585,281
(Loss) Income from operations	$(1,773,114)	$1,521,704	$(1,038,574)	$(753,243)
Other income (expense)
Interest Expense, net	$(742,715)	$(1,056)	$(493,067)	$(139,486)
Loss on loan extinguishment	$—	$—	$(233,450)	$—
Loss from short-term investment	$(41,143)	$—	$—	$(41,157)
Other Income	$27,403	$56,798	$1,323	$31,180
(Loss) Income Before Income Taxes	$(2,529,569)	$1,577,446	$(1,763,768)	$(902,706)
Income Tax (Benefit) Expenses	$(68,444)	$441,782	$(385,853)	$72,359
Net (loss) income	$(2,461,125)	$1,135,664	$(1,377,915)	$(975,065)
Comprehensive Income (Loss)	$(2,462,988)	$1,135,664	$(1,378,902)	$(977,651)
Basic and diluted (loss) earning per share	$(0.140)	$0.120	$(0.060)	$(0.060)
Weighted average shares of common stock outstanding – basic and diluted**	17,703,233	9,440,000	23,600,000	15,716,044

Consolidated Balance Sheet Data

	December 31,		September 30, 2023
	2022	2021
			(Unaudited)
Consolidated Balance Sheet Data:
Cash	$810,371	$1,312,597	$723,067
Total current assets	$13,447,632	$10,418,028	$9,801,122
Total assets	$20,849,015	$11,798,399	$18,468,607
Total liabilities	$20,231,569	$10,027,912	$19,228,200
Total stockholders’ equity (deficit)	$617,446	$1,770,487	$(759,593)

SELECTED HISTORICAL FINANCIAL INFORMATION OF LAKESHORE

Lakeshore’s balance sheet data as of December 31, 2022, is derived from Lakeshore’s audited financial statements included elsewhere in this proxy statement/prospectus. Lakeshore’s statement of operations data for the nine months ended September 30, 2023 and 2022, and balance sheet data as of September 30, 2023, are derived from Lakeshore’s unaudited financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Lakeshore’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Lakeshore’s historical financial statements and accompanying footnotes, included elsewhere in this proxy statement/prospectus.

	For The Nine Months Ended September 30, 2023	For The Nine Months Ended September 30, 2022
Statements of Operations:
Formation, general and administrative expenses	$482,410	$445,256
Loss from operations	(482,410)	(445,256)
Other income
Interest income on marketable securities held in trust account	1,698,916	415,703
Net Income (Loss)	$1,215,479	$(29,553)
Basic and diluted weighted average shares outstanding
Redeemable ordinary shares – basic and diluted	4,533,123	5,156,044
Non-redeemable ordinary shares – basic and diluted	2,241,500	2,110,956
Basic and diluted net loss per share
Redeemable ordinary shares – basic and diluted	$0.35	$0.72
Non-redeemable ordinary shares – basic and diluted	$(0.16)	$(1.76)
	As of September 30, 2023	As of December 31, 2022
Balance Sheet Data:
Trust Account	$37,797,355	$71,043,126
Total assets	37,844,905	71,098,044
Total liabilities	3,788,336	2,742,266
Ordinary shares subject to possible redemption	37,797,355	71,043,126
Stockholders’ deficit	(3,740,786)	(2,687,348)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined balance sheet and statements of operations.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the unaudited consolidated historical balance sheet of Lakeshore as of September 30, 2023 with the unaudited historical consolidated balance sheet of Nature’s Miracle as of September 30, 2023, giving effect to the Business Combination as if it had been consummated as of that date.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 combines the unaudited consolidated historical statement of operations of Lakeshore for the nine months ended September 30, 2023 and the audited historical statement of operations of Lakeshore for the year ended December 31, 2022 with the unaudited historical consolidated statement of operations of Nature’s Miracle for the nine months ended September 30, 2023 and the audited historical consolidated statement of operations of Nature’s Miracle for the year ended December 31, 2022, giving effect to the Business Combination as if it had occurred as of January 1, 2022.

Notwithstanding the legal form of the Business Combination, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Lakeshore will be treated as the acquired company and Nature’s Miracle will be treated as the acquirer for financial statement reporting purposes.

The historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions consummated after September 30, 2023 through the date hereof. The pro forma adjustments that are directly attributable to the Business Combination are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios as following:

•        Assuming No Further Redemptions: This scenario assumes that excluding the redemption of 5,553,340 shares in connection with three extraordinary general meetings for extension of Lakeshore’s life held on March 9, 2023, June 5, 2023 and December 6, 2023, respectively, which resulted in an aggregate payment of $58.98 million from the trust account, no Lakeshore ordinary shares are further redeemed and funds held in trust accounts will be fully retained and released to PubCo at closing;

•        Assuming Full Redemptions: This scenario assumes that all of Lakeshore’s remaining 1,346,660 shares of public shares subject to redemption are all redeemed, and the total amount distributed are based on the pro forma balance amount of trust account as of September 30, 2023 net of $ 23.47 million distributed in connection with redemptions at the third extraordinary general meeting held on December 6, 2023, plus an extra deposit of $180,000 in connection with (i) the monthly extension fee of $80,000 multiplied by 2 months (October and November) so that the Business Combination was allowed to complete by December 11, 2023, and (ii) extension fee of $20,000 multiplied by 2 months ( December 2023 and January 2024) so that the Business Combination will be allowed to complete by February 11, 2024.

The pro forma outstanding shares of PubCo’s common stock immediately after the Business Combination under two redemption scenarios (which amounts are based on information as of September 30, 2023, as adjusted for events that relate to material financing transactions consummated after such date through the date hereof) is as follows:

	Pro Forma Combined
	Assuming No Further Redemptions		Assuming Full Redemptions
	Number of Shares	%	Number of Shares	%
Lakeshore public shares	1,346,660	4.9%	—	0.0%
Lakeshore public rights	690,000	2.5%	690,000	2.6%
Lakeshore founder shares, private shares and private rights	2,111,650	7.6%	2,111,650	8.0%
Former Nature's Miracle shareholders	22,362,706	80.9%	22,362,706	85.1%
Bonus shares issued to investors	164,000	0.6%	164,000	0.6%
Shares issued to underwriter and M&A advisor	966,539	3.5%	966,539	3.7%
Total shares outstanding	27,641,555	100.0%	26,294,895	100.0%

Transaction costs in connection with Lakeshore’s IPO included a deferred underwriting commission of $0.35 per public LBBB Unit sold in the IPO, totaling $2,415,000 payable to the representative underwriter from the amounts held in the Trust Account at the closing of a business combination. These fees remain constant and are not adjusted based on redemptions. The form of payment for these fees has not been decided as of the date hereof. For purposes of the pro forma statement, it is assumed that they are to be paid via receiving new shares issued by PubCo at $6.50 per share. The following table presents the underwriting fee as a percentage of the aggregate proceeds from the IPO under each redemption scenario:

	Assuming No Further Redemptions	Assuming 85% Redemptions	Assuming 90% Redemptions	Assuming Full Redemptions
Deferred underwriting fee as a percentage of the aggregate proceeds from the IPO under each redemption scenario	17.93%	23.33%	35.00%	Not Applicable

The historical financial information of Lakeshore was derived from the unaudited consolidated financial statements of Lakeshore as of and for the nine months ended September 30, 2023 and the audited condensed financial statements of Lakeshore for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Nature’s Miracle was derived from the unaudited consolidated financial statements of Nature’s Miracle as of and for the nine months ended September 30, 2023 and the audited consolidated financial statements of Nature’s Miracle for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read together with Lakeshore’s and Nature’s Miracle’s audited and unaudited financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Nature’s Miracle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lakeshore’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The following selected unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the related transactions. The selected unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Lakeshore and Nature’s Miracle have not had any historical relationship prior to the Business Combination, except that Nature’s Miracle lent to Lakeshore for the monthly payment of extension fees pursuant to the Amendment No.1 to the Merger Agreement, evidenced by promissory notes issued by Lakeshore. As of September 30, 2023, an aggregate amount of $280,000 was outstanding. This amount was reflected on both Lakeshore’s balance sheet as a liability and Nature’s Miracle’s balance sheet as an asset. An adjustment was made in order to eliminate this item for the pro forma statement. No other pro forma adjustments were required to eliminate activities between the companies.

The Business Combination has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated.

See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

	Assuming No Further Redemptions	Assuming Full Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position as of September 30, 2023
Total assets	$28,498,511	$16,534,111
Total liabilities	$19,228,201	$21,795,084
Shareholders’ equity attributable to common stockholders	$9,270,310	$(5,260,973)

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Nine Months Ended September 30, 2023
Total revenue	$7,600,890	$7,600,890
Cost of revenue	$7,044,591	$7,044,591
Total operating expenses	$2,077,283	$2,077,283
Operating income (loss)	$(1,520,984)	$(1,520,984)
Net income (loss) attributable to common shareholders	$(1,862,340)	$(1,862,340)
Net income (loss) per share-basic and diluted	$(0.07)	$(0.07)
Weighted average shares outstanding – basic and diluted	27,641,555	26,294,895

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended December 31, 2022
Total revenue	$18,621,344	$18,621,344
Cost of revenue	$16,952,201	$16,952,201
Total operating expenses	$6,223,445	$6,223,445
Operating income (loss)	$(4,554,302)	$(4,554,302)
Net income (loss)	$(6,884,176)	$(6,884,176)
Net income (loss) per share-basic and diluted	$(0.25)	$(0.26)
Weighted average shares outstanding – basic and diluted	27,501,381	26,154,721

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the per share data of Lakeshore on a stand-alone basis for the nine months ended September 30, 2023 and for the year ended December 31, 2022, of Nature’s Miracle on a stand-alone basis for the nine months ended September 30, 2023 and for the year ended December 31, 2022, and on a pro forma combined basis for the nine months ended September 30, 2023 and the year ended December 31, 2022 after giving effect to the Business Combination.

The unaudited pro forma combined per share data has been prepared using two different assumptions regarding the number of public shares as to which the Lakeshore public stockholders exercise their redemption rights: (i) assuming no further redemption of Lakeshore ordinary shares, which means all the 1,346,660 outstanding redeemable public shares as of the date hereof will not be redeemed and (ii) assuming full redemption of Lakeshore ordinary shares, which means all the public shares subject to redemption are redeemed.

The historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions consummated after September 30, 2023 through the date hereof and pro forma adjustments that are directly attributable to the Business Combination, are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company.

The pro forma book value information as of September 30, 2023 was computed as if the Business Combination had been completed on September 30, 2023. The pro forma earnings information for the nine months ended September 30, 2023 and for the year ended December 31, 2022 is computed as if the Business Combination had been completed on January 1, 2022.

The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read together with Lakeshore’s and Nature’s Miracle’s audited and unaudited financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Nature’s Miracle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lakeshore’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined per share data is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined per share data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

	Nine Months Ended September 30, 2023
	Nature’s Miracle (Historical)	Lakeshore (Historical)	Assuming No Further Redemptions Pro Forma Combined	Assuming Full Redemptions Pro Forma Combined
Net income (loss) attributable to common stockholders	(1,378,903)	1,215,479	(1,862,340)	(1,862,340)
Stockholders’ equity (deficit) attributable to common stockholders	$(759,594)	$(3,740,786)	$9,270,310	$(5,260,973)
Ending shares	23,600,000	2,241,500	27,641,555	26,294,895
Weighted average ordinary shares outstanding-basic and diluted	23,600,000	—	27,641,555	26,294,895
Weighted average shares outstanding, redeemable ordinary shares-basic and diluted	—	4,533,123	—	—
Weighted average shares outstanding, non-redeemable ordinary shares-basic and diluted	—	2,241,500	—	—
Book value (deficit) per share	$(0.03)	$(1.67)	$0.34	$(0.20)
Basic and diluted net loss per ordinary share	$(0.06)	$—	$(0.07)	$(0.07)
Basic and diluted net income per share, redeemable ordinary shares	$—	$0.35	$—	$—
Basic and diluted net loss per share, non-redeemable ordinary shares	$—	$(0.16)	$—	$—
Cash dividends per share	$—	$—	$—	$—
Pro forma PubCo equivalent per share data
Book value (deficit) per share			$0.32	$(0.19)
Basic and diluted net loss per ordinary share			$(0.06)	$(0.07)
Cash dividends per share			$—	$—
	Year Ended December 31, 2022
	Nature’s Miracle (Historical)	Lakeshore (Historical)	Assuming No Further Redemptions Pro Forma Combined	Assuming Full Redemptions Pro Forma Combined
Net income (loss) attributable to common stockholders	(2,462,988)	253,602	(6,884,176)	(6,884,176)
Ending shares	23,600,000	2,241,500	27,641,555	26,294,895
Weighted average ordinary shares outstanding-basic and diluted	17,703,233	—	27,501,381	26,154,721
Weighted average shares outstanding, redeemable ordinary shares-basic and diluted	—	5,595,616	—	—
Weighted average shares outstanding, non-redeemable ordinary shares-basic and diluted	—	2,101,326	—	—
Basic and diluted net loss per ordinary share	$(0.14)	$—	$(0.25)	$(0.26)
Basic and diluted net income per share, redeemable ordinary shares	$—	$0.68	$—	$—
Basic and diluted net loss per share, non-redeemable ordinary shares	$—	$(1.70)	$—	$—
Cash dividends per share	$—	$—	$—	$—
Pro forma PubCo equivalent per share data
Basic and diluted net loss per ordinary share			$(0.23)	$(0.24)
Cash dividends per share			$—	$—

____________

(1)      Refer to Unaudited Pro Forma Condensed Combined Financial Statements beginning on page 170.

(2)      The pro forma PubCo equivalent per share data is calculated by multiplying the pro forma combined data amounts by the exchange ratio of 0.9279 for each share of Nature’s Miracle common stock (which ratio is based on information as of September 30, 2023, as adjusted for events that relate to material financing transactions consummated after such date through the date hereof).

SECURITIES AND DIVIDENDS

The LBBB Units, LBBB Ordinary Shares, LBBB Rights and LBBB Warrants are each quoted on the Nasdaq, under the symbols “LBBBU,” “LBBB,” “LBBBR” and “LBBBW,” respectively. Each LBBB Unit consists of one LBBB Ordinary Share, one LBBB Right and one-half of one LBBB Warrant entitling its holder to purchase one ordinary share at a price of $11.50 per whole share. The LBBB Units commenced trading on Nasdaq on March 9, 2022, and LBBB Ordinary Shares, LBBB Rights and LBBB Warrants commenced separate trading on Nasdaq on April 14, 2022. Nature’s Miracle’s securities are not currently publicly traded. We are applying to list the PubCo Common Stock and PubCo Warrants on Nasdaq in connection with the Business Combination.

Lakeshore has not paid any cash dividends on the LBBB Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of a business combination. After the Business Combination, the payment of cash dividends will be dependent upon PubCo’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends subsequent to the Business Combination will be within the discretion of PubCo’s board of directors. It is the present intention of PubCo’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, PubCo’s board does not anticipate declaring any dividends in the foreseeable future.

As of January 10, 2024, the record date, there were 2 holders of record of LBBB Units, 10 holders of record of LBBB Ordinary Shares, 1 holder of record of LBBB Rights and 1 holder of record of LBBB Warrants.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, financial conditioning and results of operations of PubCo, and could adversely affect the trading price of PubCo’s securities following the business combination.

Unless otherwise indicated or the context otherwise requires, references in this section to “Nature’s Miracle,” “we,” “us,” “our,” and other similar terms refer to Nature’s Miracle and its consolidated subsidiaries prior to the Business Combination and to PubCo and its consolidated subsidiaries after giving effect to the Business Combination.

NATURE’S MIRACLE RISK FACTORS

Risk Related to Nature’s Miracle’s Business and Industry

Our competitors and potential competitors may develop products and technologies that are more effective or commercially attractive than our products, and we may not successfully develop new products or improve existing products or maintain our effectiveness in reaching consumers through rapidly evolving communication vehicles.

Our products compete against national and regional products and private label products produced by various suppliers, many of which are established companies that provide products that perform functions similar to our products. Our competitors may develop or market products that are more effective or commercially attractive than our current or future products. Some of our competitors have substantially greater financial, operational, marketing and technical resources than we do. Moreover, some of these competitors may offer a broader array of products and sell their products at prices lower than ours, and may have greater name recognition. Due to this competition, there is no assurance that we will not encounter difficulties in generating or increasing revenues and capturing market share. In addition, increased competition may lead to reduced prices and/or margins for products we sell. We may not have the financial resources, relationships with key suppliers, technical expertise or marketing, distribution or support capabilities to compete successfully in the future.

Our future success depends, in part, upon our ability to improve our existing products and to develop, manufacture and market new products to meet evolving consumer needs. We cannot be certain that we will be successful in developing, manufacturing and marketing new products or product innovations which satisfy consumer needs or achieve market acceptance, or that we will develop, manufacture and market new products or product innovations in a timely manner. If we fail to successfully develop, manufacture and market new products or product innovations, or if we fail to reach existing and potential consumers, our ability to maintain or grow our market share may be adversely affected, which in turn could materially adversely affect our business, financial condition and results of operations. In addition, the development and introduction of new and products and product innovations require substantial research, development and marketing expenditures, which we may be unable to recoup if such new products or innovations do not achieve market acceptance.

Negative economic conditions, specifically in the United States and Canada, could adversely affect our business.

Uncertain global economic conditions could adversely affect our business. Negative global economic trends, particularly in the United States and Canada, such as decreased consumer and business spending, high unemployment levels, reduced rates of home ownership and housing starts, high foreclosure rates and declining consumer and business confidence, pose challenges to our business and could result in declining revenues, profitability and cash flow. Although we continue to devote significant resources to support our marketing, unfavorable economic conditions may negatively affect consumer demand for our products. Our most price-sensitive customers may trade down to lower priced products during challenging economic times or if current economic conditions worsen, while other customers may reduce discretionary spending during periods of economic uncertainty, which could reduce sales volumes of our products in favor of our competitors’ products or result in a shift in our product mix from higher margin to lower margin products.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability, an ongoing military conflict between Russia and Ukraine, and record inflation, any of which could have a material adverse effect on our business, financial condition and results of operations.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the military conflict between Russia and Ukraine. In February 2022, a full-scale military invasion of Ukraine by Russian troops began. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine has led to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions, which has contributed to record inflation globally. U.S. inflation is at a 40-year high. Because costs rise faster than revenues during the early phase of inflation, we may find that we need to give higher than normal raises to employees, start new employees at higher wage and/or increased cost of employee benefits.

We are continuing to monitor inflation, the situation in Ukraine and global capital markets and assessing its potential impact on our business, including the impact on consumer demand, and on the supply chains and the price of raw materials our suppliers rely on for their manufacture of CEA lightings and other products.

Although, to date, our business has not been materially impacted by the ongoing military conflict between Russian and Ukraine, geopolitical tensions, or record inflation, it is impossible to predict the extent to which our operations will be impacted in the short and long term, or the ways in which such matters may impact our business. The extent and duration of the conflict in Ukraine, geopolitical tensions, record inflation and resulting market disruptions are impossible to predict but could be substantial. Any such disruptions may also magnify the impact of other risks we face.

Our business has experienced an accelerated rate of growth which may be due in part to lifestyle changes in the wake of the COVID-19 pandemic; if so, our recent accelerated rate of growth may not be sustainable.

The COVID-19 pandemic has not adversely affected our business operations. Our revenue was not significantly affected by the COVID-19 pandemic, and a portion of our net sales during this period could be due to pull-through demand for our products due to higher consumption of indoor growing products from individuals spending more time at home due to shelter-in-place measures since the beginning of the COVID-19 pandemic. Our total revenue generated by sales of CEA products increased by approximately 29.68% from fiscal year ended December 31, 2021 to fiscal year ended December 31, 2022. Although uncertainty created by the COVID-19 pandemic remains, we cannot assure you that such growth will continue.

Our international operations make us susceptible to the costs and risks associated with operating internationally.

We source 100% of our products from suppliers. Our top suppliers include entities in Europe, Asia, and North America. We are also in the process of establishing our first manufacturing center in Canada. Accordingly, we are subject to risks associated with operating in foreign countries, including:

(i)     fluctuations in currency exchange rates;

(ii)    additional costs of compliance with local regulations;

(iii)   in certain countries, historically higher rates of inflation than in the United States;

(iv)   changes in the economic conditions or consumer preferences or demand for our products in these markets;

(v)    restrictive actions by multi-national governing bodies, foreign governments or subdivisions thereof;

(vi)   changes in U.S. and foreign laws regarding trade and investment;

(vii)  less robust protection of our intellectual property and proprietary rights under foreign laws; and

(viii) difficulty in obtaining distribution and support for our products.

In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs associated with operating our continuing international business could adversely affect our results of operations, financial condition and cash flows in the future.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet its reporting obligations or be unable to accurately report its results of operations or prevent fraud, and investor confidence and the market price of our Common Stock may be materially and adversely affected.

Prior to this Business Combination, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the fiscal years ended December 31, 2022 and 2021, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board, and other control deficiencies. The material weaknesses identified included (i) a lack of effective risk assessment process; (ii) a lack of effective overall control environment; (iii) a lack of controls over monitoring; (iv) a lack of human resources within finance and accounting functions leading to lack of segregation of duties; (v) a lack of information technology control design and operating effectiveness; (vi) a lack of controls or ineffectively designed controls impacting financial reporting; (vii) an inadequate control over proper revenue recognition and purchase cutoff; (viii) a lack of controls over income tax. Following the identification of the material weaknesses and control deficiencies, we plan to continue to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, and the trading price of our Common Stock, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of the Business Combination, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 10-K beginning with our annual report for the fiscal year ending December 31, 2023. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting. Its management may conclude that its internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with its internal controls or the level at which its controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after becoming a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

Our limited operating history in CEA industry makes it difficult to accurately forecast our future operating results and evaluate our business prospects.

We launched our CEA products sales business in 2019 and have since seen rapid growth. We expect we will continue to grow as we seek to expand our indoor grower customer base and explore new market opportunities. However, due to our limited operating history, our historical growth rate may not be indicative of our future performance. The CEA industry in North America is rapidly evolving due to the constant development of technology and the variety of consumer demand. Our future performance may be more susceptible to certain risks than a company with a longer operating history. Many of the factors discussed below could adversely affect our business and prospects and future performance, including:

1.      our ability to maintain, expand, and further develop our relationships with indoor growers customers to meet their increasing demand;

2.      our ability to develop and introduce new CEA products;

3.      the continued growth and development of the CEA industry;

4.      our ability to keep up with the technological developments or new business models of the rapidly evolving CEA industry;

5.      our ability to attract and retain qualified and skilled employees;

6.      our ability to effectively manage our growth; and

7.      our ability to compete effectively with our competitors in the CEA industry.

We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect our business, results of operations, financial condition, and future prospects.

Our marketing activities may not be successful.

We plan to invest substantial resources in advertising, consumer promotions and other marketing activities to maintain, extend and expand our customer base. There can be no assurance that our marketing strategies will be effective or that the amount we plan to invest in advertising activities will result in a corresponding increase in sales of our products. If our marketing initiatives are not successful, we will have incurred significant expenses without the benefit of higher revenues.

We typically do not enter into long term contracts with our customers and all the orders are placed on an as-needed base, and any failure to keep the recurring customers or develop new customers could result in a material adverse impact on our financial performance and business prospects.

During the fiscal years 2022 and 2021, we derived a significant percentage of our total revenue from a few customers. Our five largest customers in the fiscal years 2022 and 2021 accounted for 42.4% and 44.0% of our total revenue, respectively. Urban-Gro, Inc had been our top customer during fiscal year 2022, and UniNet Global, Inc had been our top customer during fiscal year 2021, accounting for 17.7% and 9.4% of our revenue, respectively.

Although we do have recurring customers among our top customers, typically we do not enter into long term contracts with our customers and all the orders are placed on an as-needed base. Any failure in keeping the recurring customers or developing new customers may have a material adverse impact on our results of operations.

There are a number of factors, including our performance, that could cause the loss of, or decrease in the volume of customers and business from a customer. We cannot assure you that we will continue to maintain the business cooperation with our current customers at the same level, or at all. The loss of customers and business from one or more of the significant customers, could materially and adversely affect our revenue and profit. Furthermore, if any significant customer terminates its relationship with us, we cannot assure you that we will be able to secure an alternative arrangement with a comparable customer in a timely manner, or at all.

In order to increase our sales and marketing infrastructure, we will need to grow the size of our organization and carefully manage our expanding operations to achieve sustainable growth, and we may experience difficulties in managing this growth.

As we continue to work to expand our business, we will need to expand the size of our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to continue to grow our operation and compete in the hydroponics industry effectively will depend, in part, on our ability to effectively manage any future growth.

To achieve increased revenue levels, market our products internationally, complete research and develop future products, we believe that we will be required to periodically expand our operations, particularly in the areas of sales and marketing, research and development, manufacturing, and quality assurance. As we expand our operations in these areas, management will face new and increased responsibilities. To accommodate any growth and compete effectively, we must continue to upgrade and improve our information systems, procedures, and controls across our business, as well as expand, train, motivate, and manage our work force. Our future success will depend significantly on the ability of our current and future management to operate effectively. Our personnel, systems, procedures, and controls may not be adequate to support our future operations. If we are unable to effectively manage our expected growth, this could have a material adverse effect on our business, financial condition, and results of operations.

Our estimates of the CEA products market opportunity and forecasts of the market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts, including indoor growing and CEA products markets, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Although uncertainty created by the COVID-19 pandemic remains, the variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by these market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. Any expansion in our market depends on a number of factors, including the cost and perceived value associated with our products and those of our competitors. Even if the market in which we compete meets the size estimates and growth forecasts, our business could fail to grow at the rate we anticipate, if at all. Our growth is subject to many factors, including success in implementing its business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth, should not be taken as indicative of our future revenue or growth prospects.

We occupy our warehouses under long-term leases, and we may be unable to renew our leases at the end of their terms.

Our warehouses are leased for periods ranging from three to five years, with options to renew for specified periods of time. We believe that our future leases will likely also be long-term and have similar renewal options. If we close or stop fully utilizing a warehouse, we will most likely remain obligated to perform under the applicable lease, which would include, among other things, making the base rent payments, and paying insurance, taxes and other expenses on the leased property for the remainder of the lease term. As of September 30, 2023, our future minimum aggregate rental commitments warehouse leases is approximately $0.6 million. Our inability to terminate a lease when we stop fully utilizing a warehouse or exit a market can have a significant adverse impact on our financial condition, operating results and cash flows.

In addition, at the end of the lease term and any renewal period for a warehouse, we may be unable to renew the lease without substantial additional cost, if at all. If we are unable to renew our warehouse leases, we may close or relocate a warehouse, which could subject us to construction and other costs and risks, which in turn could have a material adverse effect on our business and operating results. Further, we may not be able to secure a replacement warehouse in a location that is as commercially viable, including access to rail service. Having to close a warehouse, even briefly to relocate, could reduce the sales that such warehouse would have contributed to our revenues.

Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our profitability and cash flows.

We are subject to income and other taxes in the United States federal jurisdiction, various local and state jurisdictions, and one foreign jurisdiction. Our effective tax rate in the future could be adversely affected by changes to our operating structure, changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets (such as net operating losses and tax credits) and liabilities, changes in tax laws and the discovery of new information in the course of our tax return preparation process. In particular, the carrying value of deferred tax assets, which are predominantly related to our operations in the United States, is dependent on our ability to generate future taxable income of the appropriate character in the relevant jurisdiction.

From time to time, tax proposals are introduced or considered by the U.S. Congress or the legislative bodies in local, state and foreign jurisdictions that could also affect our tax rate, the carrying value of our deferred tax assets, or our tax liabilities. Our tax liabilities are also affected by the amounts we charge for inventory, services, licenses and funding. We are subject to ongoing tax audits in various jurisdictions. In connection with these audits (or future audits), tax authorities may disagree with our determinations and assess additional taxes. We regularly assess the likely outcomes of our audits in order to determine the appropriateness of our tax provision. As a result, the ultimate resolution of our tax audits, changes in tax laws or tax rates, and the ability to utilize our deferred tax assets could materially affect our tax provision, net income and cash flows in future periods.

We may require additional financing to achieve our business goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.

The CEA products manufacturing and sales business is extremely capital-intensive and we expect to expend significant resources to complete the build-out of our facilities, scale our production capacity, and develop new products. These expenditures are expected to include costs of constructing and commissioning new facilities, costs associated with marketing, working capital, costs of attracting and retaining a skilled local labor force, and costs associated with research and development in support of future commercial opportunities.

We expect that our existing cash and credit available under our loan agreements will be sufficient to fund our planned operating expenses, capital expenditure requirements through at least the next 12 months. However, our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate its business or implement our growth plans.

We currently rely on a limited number of distributing centers, and our facility has not been in operation at a commercial capacity yet.

We currently have two warehouses in California as our distribution centers. We are also setting up a facility located in Manitoba Province, Canada for manufacturing and assembling LED grow lights and other type of lights products for indoor growing.

Adverse changes or developments affecting our distributing centers could impair our ability to deliver our products across the North American market. Any shutdown or period of reduced production, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond our control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics, equipment failure or delay in supply delivery, would significantly disrupt our ability to deliver our products, meet our contractual obligations, and operate our business in a timely manner.

Our Manitoba facility has not been in commercial operations yet. As a result, our ability to accurately forecast future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. In future periods, our revenue growth could slow or decline for a number of reasons, including slowing demand for our products, increasing competition, a decrease in the growth of the overall market, or our failure, for any reason, to take advantage of growth opportunities. In addition, operating equipment for CEA products manufacturing and assembling are costly to replace or repair, and our equipment supply chains may be disrupted in connection with pandemics, such as COVID-19, trade wars or other factors. If any material amount of our machinery were damaged, we would be unable to predict when, if at all, it could replace or repair such machinery or find co-manufacturers with suitable alterative machinery, which could adversely affect our business, financial condition and operating results. If our assumptions regarding these risks and uncertainties and future revenue growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

Although there have not been any product liability lawsuits brought against us as of the date of this prospectus, we face a potential risk of product liability as a result of any of the products that we offer for sale. For example, we may be sued if any product we sell allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in: (i) decreased demand for products that we may offer for sale; (ii) injury to our reputation; (iii) costs to defend the related litigation; (iv) a diversion of management’s time and our resources; (v) substantial monetary awards to trial participants or patients; (vi) product recalls, withdrawals or labeling, marketing or promotional restrictions; (vii) a decline in the Combined Company’s stock price. Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We do not maintain any product liability insurance. Even if we obtain product liability insurance in the future, we may have to pay amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Our top suppliers are principally located in regions that are subject to earthquakes and other natural and man-made disasters.

Our top suppliers are located in regions susceptible to natural and man-made disasters, such as the United States, the Netherlands, Poland, and southern China, which have experienced either severe flooding, earthquakes, wildfires, extreme weather conditions, or power loss. If there is a major earthquake or any other disaster in a region where one of our top suppliers is located, the ability of the supplier to respond to our request of products could be severely and negatively influenced. Additionally, the disasters could adversely impact the transportation condition in the region, and our ability to transport products from the supplier to our warehouses in the U.S. could be compromised, which could result in our customers experiencing a significant delay in receiving their CEA products and a decrease in our service levels for a period of time. Any such business interruption could materially and adversely affect our business, financial condition, and results of operations.

Our reliance on a limited base of suppliers for our products may result in disruptions to our business and adversely affect our financial results.

During the fiscal years 2022 and 2021, the total dollar volume of the transactions between our five largest suppliers and us accounted for 73% and 89% of our total dollar volume of the transactions between all our suppliers and us, respectively.

During the nine months ended September 30, 2023, the total dollar volume of the transactions between our five largest suppliers and us accounted for 89% of our total dollar volume of the transactions between all our suppliers and us.

Although we continue to expand our suppliers base, we continue to rely on a limited number of suppliers for our products. If we are unable to maintain supplier arrangements and relationships, if we are unable to contract with suppliers at the quantity and quality levels needed for our business, or if any of our key suppliers becomes insolvent or experience other financial distress, we could experience disruptions in production, which could have a material adverse effect on our financial condition, results of operations and cash flows.

In addition, one of our subsidiaries, Hydroman, had previously entered into a supply agreement with one of our top suppliers, Megaphoton, on May 4, 2020 (the “Megaphoton Supply Agreement”), pursuant to which Megaphoton provided manufacturing services, design and development services, marketing promotion support services, and consulting services for Hydroman’s grow lights and other agricultural industry-related supplies products lines. The Megaphoton Supply Agreement expired on May 4, 2023, and we are actively engaged in negotiations to secure a new supplier and further diversify our supplier base, a strategic initiative aimed at reinforcing our supply chain and fostering long-term operational resilience. Any inability to develop relationships with suppliers on favorable terms, or at all, could have a material adverse effect on Hydroman’s financial condition and results of operations.

A significant interruption in the operation of our suppliers’ facilities could impact our capacity to produce products and service our customers, which could adversely affect revenues and earnings.

Operations at our suppliers’ facilities are subject to disruption for a variety of reasons, including fire, flooding or other natural disasters, disease outbreaks or pandemics, acts of war, terrorism, government shut-downs and work stoppages. A significant interruption in the operation of our suppliers’ facilities, especially for those products manufactured at a limited number of facilities, could significantly impact our capacity to sell products and service our customers in a timely manner, which could have a material adverse effect on our customer relationships, revenues, earnings and financial position.

If our suppliers are unable to source raw materials in sufficient quantities, on a timely basis, and at acceptable costs, our ability to sell our products may be harmed.

The manufacture of some of our products is complex and requires precise high-quality manufacturing that is difficult to achieve. We may experience difficulties in manufacturing our products on a timely basis and in sufficient quantities. These difficulties have primarily related to difficulties associated with ramping up production of newly introduced products and may result in increased delivery lead-times and increased costs of manufacturing these products. Our failure to achieve and maintain the required high manufacturing standards could result in further delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals, increased warranty costs or other problems that could harm our business and prospects.

In determining the required quantities of our products and the manufacturing schedule, we must make significant judgments and estimates based on historical experience, inventory levels, current market trends and other related factors. Because of the inherent nature of estimates, there could be significant differences between our estimates and the actual amounts of products we require, which could harm our business and results of operations.

Disruptions in availability or increases in the prices of raw materials sourced by suppliers could adversely affect our results of operations.

We source many of our products from suppliers outside of the United States. The general availability and price of raw materials of those products can be affected by numerous forces beyond our control, including political instability, trade restrictions and other government regulations, duties and tariffs, price controls, changes in currency exchange rates and weather.

A significant disruption in the availability of raw materials sourced by our suppliers for any of our key products could cause increases in the price of products we source from our suppliers, which could adversely affect our ability to manage our cost structure. Market conditions may limit our ability to raise selling prices to offset increases in our product sourcing costs. We may not be able to locate or utilize alternative inputs for certain products in time. For certain inputs, new sources of products may have to be qualified under regulatory standards, which can require additional investment and delay bringing a product to market.

Our operating results and ability to achieve or maintain profitability may be adversely affected by our transition to undertake assembly in North America.

Currently, our grow lights are primarily sourced from suppliers in China. We are shifting from sourcing grow lights primarily in China to sourcing grow light components and assembling them in North America, to reduce our transportation time and costs. We are setting up a manufacturing facility for grow lights in Manitoba, Canada, and may set up additional facilities in North America to undertake the assembling process. We expect to have 30% of our grow lights assembled in North America in five years, and 50% in ten years.

In transitioning to sourcing grow light components globally, our ability to identify and develop relationships with qualified suppliers who can meet our price and quality standards and supply in a timely and efficient manner is a significant challenge. We may be required to replace a supplier if their products do not meet our quality or safety standards. In addition, our suppliers could discontinue selling products at any time for reasons that may or may not be in our control or the suppliers’ control. Our operating results and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products.

Further, given the wages and employee benefits gap between China and North America, we may face higher costs in wages and employee benefits for our operation staff in North America. Although products assembled in North America tend to sell at a premium in our market, we may fail to pass the increased costs to our customers in the form of higher prices due to competition in the grow light market, and our ability to achieve or maintain profitability may therefore be adversely affected.

Arbitration proceedings, legal proceedings, investigations, and other claims or disputes are costly to defend and, if determined adversely to us, could require us to pay fines or damages, undertake remedial measures, or prevent us from taking certain actions, any of which could adversely affect our business.

In the course of our business, we are, and in the future may be, a party to arbitration proceedings, legal proceedings, investigations, and other claims or disputes, which have related and may relate to subjects including commercial transactions, intellectual property, securities, employee relations, or compliance with applicable laws and regulations. As discussed below, we are engaged in a lawsuit relating to Megaphoton Supply Agreement.

On August 22, 2023, two separate lawsuits were filed against Nature’s Miracle and two of its wholly-owned subsidiaries: Visiontech Group Inc., a California corporation, and Hydroman Inc., a California corporation (collectively referred to as the ‘Plaintiffs’) by Megaphoton. Megaphoton, a manufacturer and producer of artificial lighting equipment for use in agriculture and industrial applications, filed the lawsuits against the Plaintiffs in Los Angeles Superior Court, asserting that the Plaintiffs have breached a contract/guarantee agreement by failing to pay a total of $6,857,167, as per the terms of these agreements. Nature’s Miracle believes that there is no merit in the complaint and has filed a counter-suit against Megaphoton in Orange County Court, California, seeking affirmative relief on September 22, 2023.

We face a significant risk due to ongoing litigation that has the potential to result in future financial obligations, adversely impacting the company’s business and profitability. The outcome of the present legal proceedings may lead to financial liabilities, such as settlements or damages, posing a material threat to our financial condition and cash flow. Moreover, adverse litigation outcomes may harm our reputation, affecting customer trust and investor confidence, thereby influencing market share and brand value. While we are actively managing and addressing the litigation, uncertainties persist, emphasizing the importance of transparency in communication with stakeholders and the implementation of effective risk mitigation strategies.

We may not be able to adequately obtain, maintain, protect or enforce our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part on our rights to our registered trademark, “eFinity”. We have not sought to register every one of our trademarks either in the United States or in every country in which such mark is used. Furthermore, because of the differences in foreign trademark laws, we may not receive the same protection in other countries as we would in the United States with respect to the registered trademark we hold. If we are unable to obtain, maintain, protect and enforce our intellectual property on our trademark, we could suffer a material adverse effect on our business, financial condition and results of operations.

The steps we take to obtain, maintain, protect and enforce our intellectual property right may be inadequate and despite our efforts to protect the right, unauthorized third parties, including our competitors, may use our trademark without our permission. In addition, we cannot guarantee that we have entered into confidentiality agreements with each party that has or may have had access to our know-how and trade secrets. Moreover, our contractual arrangements may be breached or otherwise not effectively prevent disclosure of, or control access to, our intellectual property and confidential information or provide an adequate remedy in the event of an unauthorized disclosure. If we are unable to obtain, maintain, protect or enforce our intellectual property right, we could suffer a material adverse effect on our business, financial condition and results of operations.

Litigation may be necessary to enforce our trademark and protect ourselves against claims by third parties that our products or services infringe, misappropriate or otherwise violate their intellectual property rights or proprietary rights. Any litigation or claims brought by us could result in substantial costs and diversion of our resources and may not be successful, even when our rights have been infringed, misappropriated or otherwise violated. Our efforts to enforce our intellectual property right may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property right, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property right. Additionally, the mechanisms for enforcement of intellectual property right in foreign jurisdictions may be inadequate.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Although we try to ensure that our employees do not use the intellectual property and proprietary rights, including proprietary information or know-how, of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property or proprietary rights, including trade secrets or other proprietary information, of any such employee’s former employer. We are not aware of any threatened or pending claims related to these matters or concerning agreements with our employees, but in the future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property or proprietary rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the value of the Combined Company’s Common Stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent and other intellectual property litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If our owned trademark is not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We regard our owned trademark, “eFinity”, as having significant value and as an important factor in the success of our business. Our trademark may be challenged, infringed, circumvented, declared generic or determined to be infringing on or dilutive of other marks. Additionally, at times, competitors may adopt trademarks, trade names or service marks similar to the one we own, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trademark, trade name or service mark infringement claims brought against us. Over the long term, if we are unable to establish name recognition based on our trademark, we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our intellectual property and proprietary rights related to our trademark may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Government and Regulation

Certain state and other regulations pertaining to the use of certain ingredients in growing media could adversely impact us by restricting our ability to sell such products.

One of our product lines is growing media products. This product line includes certain products, such as organic soils that contain ingredients that require the companies that provide us with these products to register the product with certain regulators. The use and disposal of these products in some jurisdictions are subject to regulation by various agencies. A decision by a regulatory agency to significantly restrict the use of such products that have traditionally been used in the cultivation of our products could have an adverse impact on those companies providing us with such regulated products, and as a result, limit our ability to sell these products.

Compliance with, or violation of, environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, which are commonly used in grow media products, could result in significant costs that adversely impact our reputation, businesses, financial position, results of operations and cash flows.

International, federal, state, provincial and local laws and regulations relating to environmental, health and safety matters affect us in several ways in light of the ingredients that are used in products included in our growing media product line. In the United States, products containing pesticides generally must be registered with the Environmental Protection Agency (the “EPA”), and similar state agencies before they can be sold or applied. Pesticides are commonly used in grow media products. The failure by one of our partners to obtain or the cancellation of any such registration, or the withdrawal from the marketplace of such pesticides, could have an adverse effect on our businesses, the severity of which would depend on the products involved, whether other products could be substituted and whether our competitors were similarly affected. The pesticides we use are either granted a license by the EPA or exempt from such a license and may be evaluated by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that a pesticide we distribute will be limited or will not be re-registered for use in the United States. We cannot predict the outcome or the severity of the effect on our business of any future evaluations, if any, conducted by the EPA.

In addition, the use of certain pesticide products is regulated by various international, federal, state, provincial and local environmental and public health agencies. Although we strive to comply with such laws and regulations and have processes in place designed to achieve compliance, we may be unable to prevent violations of these or other laws and regulations from occurring. Even if we are able to comply with all such laws and regulations and obtain all necessary registrations and licenses, the pesticides or other products we apply or use, or the manner in which we apply or use them, could be alleged to cause injury to the environment, to people or to animals, or such products could be banned in certain circumstances. The costs of compliance, noncompliance, investigation, remediation, combating reputational harm or defending civil or criminal proceedings, products liability, personal injury or other lawsuits could have a material adverse impact on our reputation, businesses, financial position, results of operations and cash flows.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with us, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in countries in which we conduct our business. However, our employees or other agents may engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

General Risk Factors

We may acquire other greenhouses or other indoor farming manufacturing operations, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

We may evaluate and consider potential strategic transactions, including acquisitions of greenhouses or other indoor farming manufacturing operations, and other assets in the future.

Any acquisition or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the business strategy, sales plans, technologies, products, distribution channels, personnel, or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, their facilities are not easily adapted to work with our technology, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, customers’ experience with the acquired company prior to acquisition, or otherwise. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for development of our existing business. Moreover, the anticipated benefits of any acquisition or business relationship may not be realized or we may be exposed to unknown risks or liabilities.

Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to complete these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if announced, may not be completed. For one or more of these transactions, we may:

1.      use cash that we may need in the future to operate our business;

2.      encounter difficulties retaining key employees of the acquired company or integrating diverse facility operations or business cultures;

3.      incur large charges or substantial liabilities;

4.      incur additional debt on terms unfavorable to us or that we are unable to repay;

5.      divert our resources to understand and comply with new jurisdictions if such acquired company is in a new country; and/or

6.      become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

Our success depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact our business, results of operations and financial condition.

Our operations require significant labor, and even if we are able to identify, hire and train our labor force, there is no guarantee that we will be able to retain these employees. Any shortage of labor or lack of regular availability could restrict our ability to operate our facilities profitably, or at all.

In addition, our success and future growth depend largely upon the continued services of our executive officers as well as other key team members. These executives and key team members have been primarily responsible for determining the strategic direction of the business and executing our growth strategy and are integral to our brand, culture and reputation with suppliers and customers in the industry. From time to time, there may be changes in our executive management team or other key team members resulting from the hiring or departure of these personnel. The loss of one or more of executive officers or key team members, or the failure by the executive team and key team members to effectively work together and lead the company, could harm our business. Our earlier growth stage may result in less management depth with less established succession planning than may be found in later-stage companies.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

Damage to our reputation or our brand could negatively impact our business, financial condition, and results of operations.

We must grow the value of our brand to be successful. We intend to develop a reputation based on the high quality of our products, services, and trained personnel, as well as on our particular culture and the experience of our customers with our recommended CEA products solutions. If we do not make investments in areas such as marketing and advertising, as well as personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, accidents from use of our products, or allegations or perceptions of non-compliance or failure to comply with ethical and operational standards, could significantly reduce the value of our brand, expose us to negative publicity, and damage our overall business and reputation.

Members of our board of directors will have other business interests and obligations to other entities.

None of our independent directors will be required to manage our business as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to us, provided that such activities do not compete with the business of our company or otherwise breach their agreements with us. We are dependent on our directors and executive officers to successfully operate our company. Their other business interests and activities could divert time and attention from operating our business.

Our actual operating results may differ significantly from our guidance.

From time to time, we provide forward looking estimates regarding its future performance that represent our management’s estimates as of a point in time. These forward-looking statements are based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance on our projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions and conditions, some of which will change. The principal reason that we provide forward looking information is to provide a basis for our management to discuss its business outlook with stockholders. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of our forward-looking statements will not materialize or will vary significantly from actual results. Accordingly, our forward-looking statements are only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our forward-looking statements and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making investment decisions.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements, and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that are held by non-affiliates exceeds $700.0 million as of December 31 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock in Lakeshore’s initial public offering of units, consummated on March 11, 2022 (the “IPO”). In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our securities less attractive because we will rely on these exemptions, which may result in a less active trading market for our securities.

Risks Related to the Combined Company’s Common Stock

The Combined Company’s stock price may fluctuate significantly.

The market price of the Combined Company’s common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•        actual or anticipated fluctuations in our results of operations due to factors related to its business;

•        success or failure of its business strategies;

•        competition and industry capacity;

•        changes in interest rates and other factors that affect earnings and cash flow;

•        its level of indebtedness, its ability to make payments on or service its indebtedness and its ability to obtain financing as needed;

•        its ability to retain and recruit qualified personnel;

•        its quarterly or annual earnings, or those of other companies in its industry;

•        announcements by us or its competitors of significant acquisitions or dispositions;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        the failure of securities analysts to cover, or positively cover, its common stock after the Business Combination;

•        changes in earnings estimates by securities analysts or its ability to meet those estimates;

•        the operating and stock price performance of other comparable companies;

•        investor perception of the company and its industry;

•        overall market fluctuations unrelated to its operating performance;

•        results from any material litigation or government investigation;

•        changes in laws and regulations (including tax laws and regulations) affecting its business;

•        changes in capital gains taxes and taxes on dividends affecting stockholders; and

•        general economic conditions and other external factors.

Low trading volume for the Combined Company’s common stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against the Combined Company could cause the Combined Company to incur substantial costs and could divert the time and attention of its management and other resources.

Your percentage ownership in the Combined Company may be diluted in the future.

Stockholders’ percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that the Combined Company will be granting to directors, officers and other employees. We intend to adopt the 2024 Incentive Plan, subject to stockholder approval, for the benefit of certain of our current and future employees, service providers and non-employee directors. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our Common Stock.

From time-to-time, the Combined Company may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of Combined Company common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our common stock.

An active, liquid trading market for the Combined Company’s common stock may not develop, which may limit your ability to sell your shares.

An active trading market for the Combined Company’s shares of common stock may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither the Combined Company nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the Combined Company’s common stock. An inactive market may also impair the Combined Company’s ability to raise capital to continue to fund operations by issuing shares and may impair the Combined Company’s ability to acquire other companies or technologies by using the Combined Company’s shares as consideration.

The issuance of additional shares of common stock or convertible securities may dilute your ownership and could adversely affect the stock price.

From time to time in the future, the Combined Company may issue additional shares of common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. Additional shares of common stock may also be issued upon exercise of outstanding stock options and warrants to purchase common stock. The issuance by us of additional shares of common stock or securities convertible into common stock would dilute your ownership of the Combined Company and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

Issuing additional shares of the Combined Company’s capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. The Combined Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of the Combined Company’s common stock bear the risk that the Combined Company’s future offerings may reduce the market price of the Combined Company’s common stock and dilute their percentage ownership.

Future sales, or the perception of future sales, of the Combined Company’s common stock by the Combined Company or its existing stockholders in the public market could cause the market price for the Combined Company’s common stock to decline.

The sale of substantial amounts of shares of the Combined Company’s common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that the Combined Company deems appropriate.

In connection with the Business Combination, all of Nature’s Miracle’s stockholders agreed that, subject to certain exceptions, they will not, during the period beginning at the effective time of the Business Combination and the date that is six months after the date of the Business Combination (subject to early release if PubCo consummates a change of control), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for, or that represent the right to receive shares of common stock, or any interest in any of the foregoing.

Upon the expiration or waiver of the lock-up described above, shares held by these stockholders will be eligible for resale, subject to, in the case of stockholders who are our affiliates, volume, manner of sale, and other limitations under Rule 144 promulgated under the Securities Act.

In addition, certain of our stockholders will have registration rights under a registration rights agreement to be entered into prior to the Closing pursuant to which we are obligated to register such stockholders’ shares of common stock and other securities that such stockholders may acquire after the Closing. Upon the effectiveness of the applicable registration statement, these shares of common stock will be available for resale without restriction, subject to any lock-up agreement.

In addition, shares of the Combined Company’s common stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of the Combined Company’s common stock reserved for future issuance under the 2024 Incentive Plan may become available for sale in future.

The market price of shares of the Combined Company’s common stock could drop significantly if the holders of the shares described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for the Combined Company to raise additional funds through future offerings of shares of the Combined Company’s common stock or other securities.

If securities or industry analysts publish inaccurate or unfavorable research or reports about the Combined Company’s business, its stock price and trading volume could decline.

The trading market for the Combined Company’s common stock depends, in part, on the research and reports that third-party securities analysts publish about the Combined Company and the industries in which the Combined Company operates. The Combined Company may be unable or slow to attract research coverage and if one or more analysts cease coverage of the Combined Company, the price and trading volume of its securities would likely be negatively impacted. If any of the analysts that may cover the Combined Company change their recommendation regarding the Combined Company’s common stock adversely, or provide more favorable relative recommendations about the Combined Company’s competitors, the price of its common stock would likely decline. If any analyst that may cover the Combined Company ceases covering the Combined Company or fails to regularly publish reports on the Combined Company, the Combined Company could lose visibility in the financial markets, which could cause the price or trading volume of the Combined Company’s common stock to decline. Moreover, if one or more of the analysts who cover the Combined Company downgrades the Combined Company’s common stock, or if the Combined Company’s reporting results do not meet their expectations, the market price of the Combined Company’s common stock could decline.

The Combined Company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the per share price of the Combined Company’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Combined Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Combined Company to significant liabilities.

LAKESHORE RISK FACTORS

Risks Related to Lakeshore’s Business

Lakeshore will be forced to liquidate the Trust Account if it cannot consummate a business combination by March 11, 2024, Lakeshore’s public shareholders will receive $11.15 per share and the rights and warrants will expire worthless.

If Lakeshore is unable to complete a business combination by March 11, 2024, and is forced to liquidate, the per-share liquidation distribution will be $11.15, plus interest earned on amounts held in trust that have not been used to pay for taxes. Furthermore, there will be no distribution with respect to the LBBB Rights and the LBBB Warrants, which will expire worthless as a result of Lakeshore’s failure to complete a business combination.

You must tender your LBBB Ordinary Shares in order to validly seek redemption at the Extraordinary General Meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Lakeshore’s transfer agent by two business days before the Extraordinary General Meeting, or deliver your LBBB Ordinary Shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, which election would likely be determined based on the manner in which you hold your ordinary shares. The requirement for physical or electronic delivery by two business days before the Extraordinary General Meeting ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against Lakeshore, the proceeds held in Trust Account could be reduced and the per-share liquidation price received by Lakeshore’s shareholders may be less than $11.15.

Lakeshore’s placing of funds in the Trust Account may not protect those funds from third party claims against Lakeshore. Although Lakeshore has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Lakeshore’s public shareholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Lakeshore’s public shareholders. If Lakeshore liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public shareholders, the Sponsor has agreed that it will be liable to ensure that the proceeds in Lakeshore’s Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Lakeshore for services rendered or contracted for or products sold to Lakeshore, but only if such a vendor or prospective target business does not execute such a waiver. However, Lakeshore cannot assure you that it will be able to meet such obligation. Therefore, the per- share distribution from the Trust Account for Lakeshore shareholders may be less than $11.15 due to such claims.

Additionally, if Lakeshore is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Lakeshore’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, Lakeshore may not be able to return $11.15 to Lakeshore’s public shareholders.

Lakeshore may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Lakeshore’s sponsor, RedOne Investment Limited, a BVI company affiliated with Lakeshore’s Chairman and Chief Executive Officer, has equity holders that reside outside the United States. Lakeshore therefore may be considered a “foreign person” under the regulations administered by CFIUS and will continue to be considered as such in the future for so long as the Sponsor has the ability to exercise control over Lakeshore for purposes of CFIUS’s regulations. As such, an initial business combination with a U.S. business may be subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If Lakeshore’s potential initial business combination with a U.S. business falls within CFIUS’s jurisdiction, Lakeshore may determine that it is required to make a mandatory filing or that it will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay Lakeshore’s initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order Lakeshore to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent Lakeshore from pursuing certain initial business combination opportunities that it believes would otherwise be beneficial to Lakeshore and its shareholders. As a result, the pool of potential targets with which Lakeshore could complete an initial business combination may be limited and it may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and Lakeshore has limited time to complete its initial business combination. If Lakeshore cannot complete its initial business combination by March 11, 2024 because the review process drags on beyond such timeframe or because Lakeshore’s initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, Lakeshore may be required to liquidate. If Lakeshore liquidates, based on the trust account balance as of January 30, 2024 Lakeshore’s public shareholders may only receive approximately $11.15 per LBBB Ordinary Share, and the LBBB Warrants and LBBB Rights will expire worthless. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.

If Lakeshore’s due diligence investigation of Nature’s Miracle was inadequate, then Lakeshore shareholders following the Business Combination could lose some or all of their investment.

Even though Lakeshore conducted a due diligence investigation of Nature’s Miracle, it cannot be sure that this diligence uncovered all material issues that may be present inside Nature’s Miracle or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Nature’s Miracle and its business and outside of its control will not later arise.

All of Lakeshore’s officers and directors own LBBB Ordinary Shares, LBBB Rights and LBBB Warrants and will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

All of Lakeshore’s officers and directors collectively own an aggregate of 1,725,000 LBBB Ordinary Shares, and 351,500 Private Units. Such individuals/entities have waived their rights to redeem these shares (including shares underlying the units), or to receive distributions with respect to these shares upon the liquidation of the Trust Account if Lakeshore is unable to consummate a business combination. This waiver was made at the time that the founder shares and Private Units were purchased for no additional consideration. Accordingly, the LBBB securities purchased by our officers and directors will be worthless if Lakeshore does not consummate a business combination. Based on a market price of $11.02 per LBBB Ordinary Share and $11.00 per LBBB Unit on January 30, 2024, the aggregate value of these shares and units was in excess of $22.9 million. The LBBB Ordinary Shares acquired prior to the IPO, as well as the LBBB Units, will be worthless if Lakeshore does not consummate a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting Nature’s Miracle as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in Lakeshore shareholders’ best interest.

Lakeshore is requiring shareholders who wish to redeem their shares in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Lakeshore is requiring public shareholders who wish to redeem their LBBB Ordinary Shares to either tender their certificates to Lakeshore’s transfer agent or deliver their shares to the transfer agent electronically using DTC’s DWAC System two (2) business days before the Extraordinary General Meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Lakeshore’s transfer agent will need to act to facilitate this request. It is Lakeshore’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Lakeshore does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While Lakeshore has been advised that it takes a short time to deliver shares through the DWAC System, Lakeshore cannot assure you of this fact. Accordingly, if it takes longer than Lakeshore anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their ordinary shares.

Because Lakeshore will require its public shareholders who wish to redeem their ordinary shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If Lakeshore requires public shareholders who wish to redeem their ordinary shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Lakeshore will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their ordinary shares in such a circumstance will be unable to sell their securities after the failed acquisition until Lakeshore has returned their securities to them. The market price for Lakeshore’s ordinary shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.

The initial shareholders, including the officers and directors, control a substantial interest in Lakeshore and thus may influence certain actions requiring a shareholder vote.

Lakeshore’s initial shareholders, including the officers and directors, collectively own approximately 57.87% of its issued and outstanding LBBB Ordinary Shares. However, if a significant number of Lakeshore shareholders vote, or indicate an intention to vote, against the Business Combination, Lakeshore’s initial shareholders or the affiliates, could make such purchases in the open market or in private transactions in order to influence the vote. Lakeshore’s initial shareholders or the affiliates have agreed to vote any shares they own in favor of the Business Combination.

Risks Related to the Business Combination

Lakeshore and Nature’s Miracle have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Nature’s Miracle if the Business Combination is completed or by Lakeshore if the Business Combination is not completed.

Lakeshore and Nature’s Miracle expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Lakeshore expects to incur approximately $2.93 million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by

Nature’s Miracle if the Business Combination is completed or by Lakeshore if the Business Combination is not completed. If the Business Combination is not consummated, Lakeshore may not have sufficient funds to seek an alternative business combination and may be forced to voluntarily liquidate and subsequently dissolve.

In the event that a significant number of LBBB Ordinary Shares are redeemed, the PubCo Common Stock may become less liquid following the Business Combination.

If a significant number of LBBB Ordinary Shares are redeemed, PubCo may be left with a significantly smaller number of stockholders. As a result, trading in the shares of PubCo following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected.

Lakeshore may waive one or more of the conditions to the Business Combination without resoliciting Lakeshore shareholder approval for the Business Combination.

Lakeshore may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. Lakeshore’s board of directors will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if Lakeshore’s board of directors determines that a waiver is not sufficiently material to warrant resolicitation of Lakeshore shareholders, Lakeshore has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to Lakeshore’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting Nature’s Miracle’s conduct of its business; however, if Lakeshore’s board of directors determines that any such order or injunction is not material to the business of Nature’s Miracle, then Lakeshore’s board of directors may elect to waive that condition and close the Business Combination.

Lakeshore shareholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Lakeshore’s current shareholders have on the management of Lakeshore.

After the Business Combination, assuming (i) no further redemptions of LBBB Ordinary Shares, (ii) all public and private Rights have been automatically converted to PubCo Shares and (iii) no exercise of the PubCo Warrants, Lakeshore’s shareholders, including the initial shareholders, will own approximately 15.0% of PubCo, and the Nature’s Miracle stockholders will own 80.9% of PubCo. Assuming redemption by holders of 1,346,660 Lakeshore’s outstanding ordinary shares, which assumes the full redemption of LBBB Ordinary Shares after giving effect to payments to redeeming stockholders, Lakeshore’s shareholders, including the initial shareholders, will own approximately 10.6% of PubCo, and Nature’s Miracle stockholders will own approximately 85.1% of PubCo. The minority position of the former Lakeshore’s shareholders will give them limited influence over the management and operations of the post- Business Combination company.

The additional share issuances described below will dilute non-redeeming shareholders’ ownership percentage of PubCo:

•        Lakeshore has 3,450,000 public warrants outstanding, exercisable for 5 years after the closing of the business combination, with an exercise price of $11.50;

•        Lakeshore has 175,750 private warrants outstanding, exercisable for 5 years after the closing of the business combination with certain restrictions, with an exercise price of $11.50;

The ownership percentage of PubCo held by non-redeeming shareholders increases when redemption increases. Assuming all the above potential dilutive sources are realized, and there are no other equity financing events, the resulting ownership percentage of PubCo held by non-redeeming shareholders would be 4.3% under no further redemption scenario (which excludes the redemption of 5,553,340 shares in connection with three extraordinary general meetings for extension of Lakeshore’s life held on March 9, 2023, June 5, 2023 and December 6, 2023, respectively), 3.3% at 85% redemptions, 2.2% at 90% redemptions and nil under full redemption scenario. Under the full redemption scenario, all the 6,900,000 shares of public shares will be redeemed.

Below is a detailed calculation of the post-Business Combination ownership percentages on a fully- diluted basis:

	Assuming No Further Redemptions	Assuming 85% Redemptions	Assuming 90% Redemptions	Assuming Full Redemptions
% of PubCo’s shares held by non-redeeming shareholders considering all sources of dilutions	4.3%	3.3%	2.2%	0.0%

Numerator:
Shares held by Non-redeeming public shareholders	1,346,660	1,035,000	690,000	—

Denominator:
Shares outstanding immediately after business combination	27,641,555	27,329,895	26,984,895	26,294,895
Shares issued assuming full exercise of Lakeshore’s public warrants	3,450,000	3,450,000	3,450,000	3,450,000
Shares issued assuming full exercise of Lakeshore’s private warrants	175,750	175,750	175,750	175,750
Total number of shares outstanding considering all dilution sources	31,267,305	30,955,645	30,610,645	29,920,645

Shares outstanding immediately after business combination:
Lakeshore public shares	1,346,660	1,035,000	690,000	—
Lakeshore public rights	690,000	690,000	690,000	690,000
Lakeshore founder shares, private shares and private rights	2,111,650	2,111,650	2,111,650	2,111,650
Former Nature’s Miracle shareholders	22,362,706	22,362,706	22,362,706	22,362,706
Bonus shares issued to investors (lenders)	164,000	164,000	164,000	164,000
Shares issued to underwriter and M&A advisor	966,539	966,539	966,539	966,539
Total number of shares outstanding	27,641,555	27,329,895	26,984,895	26,294,895

The issuance of shares of PubCo Common Stock in connection with the SEPA could cause substantial dilution, which could materially affect the trading price of the PubCo Common Stock.

The SEPA grants the Combined Company the right, but not the obligation, to require Yorkville to purchase, from time to time, following the consummation of the Business Combination, up to $60,000,000 of newly issued shares of PubCo Common Stock. To the extent the Combined Company exercises its right to sell such shares under the SEPA, the Combined Company will need to issue new shares to Yorkville. Although the Combined Company cannot predict the number of shares of PubCo Common Stock that would actually be issued in connection with any such sale, such issuances could result in substantial dilution and decreases to the stock price of the shares of PubCo Common Stock.

The Reincorporation may be a taxable event for U.S. Holders of LBBB Ordinary Shares, LBBB Rights and LBBB Warrants.

Subject to the limitations and qualifications described in “— Material U.S. Federal Income Tax Consequences,” including the application of the PFIC rules and Section 367(b) of the Code, the Reincorporation may qualify as a “reorganization” within the meaning of Section 368 of the Code and, as a result, a U.S. Holder (as defined below) would not recognize gain or loss on the exchange of LBBB Ordinary Shares, LBBB Rights or the LBBB Warrants for PubCo Common Stock or PubCo Warrants, as applicable, pursuant to the Reincorporation. If the Reincorporation qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of Lakeshore securities may still recognize gain (but not loss) or be required to include the “all earnings and profits amount” upon the exchange of its Lakeshore securities for PubCo securities pursuant to the Reincorporation under Section 367(b) of the Code.

Alternatively, if the Reincorporation does not qualify as a “reorganization” within the meaning of Section 368 of the Code, then a U.S. Holder that exchanges its LBBB Ordinary Shares, LBBB Rights or LBBB Warrants for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Common Stock and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the LBBB Ordinary Shares and LBBB Warrants exchanged therefor.

In addition, U.S. Holders of LBBB Ordinary Shares, LBBB Rights and LBBB Warrants may be subject to adverse U.S. federal income tax consequences under the PFIC. Please see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Lakeshore’s potential PFIC status and certain tax implications thereof.

Further, because the Reincorporation will occur immediately prior to the redemption of LBBB Ordinary Shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Reincorporation. All U.S. Holders considering exercising redemption rights with respect to their LBBB Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Reincorporation and exercise of redemption rights.

Lakeshore may be or may have been a PFIC during a U.S. Holder’s holding period.

If Lakeshore is a PFIC or has been a PFIC during a U.S. Holder’s holding period, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences as a result of the Reincorporation. There is no assurance that Lakeshore is not currently or has not been a PFIC during a U.S. Holder’s holding period. If (a) Lakeshore has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of LBBB Ordinary Shares has not made certain elections with respect to its LBBB Ordinary Shares), and (b) PubCo is not a PFIC in the taxable year of the Reincorporation, such U.S. Holder would likely recognize gain (but not loss if the Reincorporation qualifies as a “reorganization” within the meaning of Section 368 of the Code) upon the exchange of LBBB Ordinary Shares and LBBB Warrants as applicable, for PubCo Common Stock or PubCo Warrants pursuant to the Reincorporation. Please see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Lakeshore’s potential PFIC status and certain tax implications thereof.

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of Nature’s Miracle common stock may be required to pay substantial U.S. federal income taxes.

Nature’s Miracle intends to receive an opinion from its tax counsel to the effect that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on certain assumptions and representations as to factual matters from Nature’s Miracle, Lakeshore, PubCo and Merger Sub, as well as certain covenants by those parties. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. Nature’s Miracle and Lakeshore do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Merger. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder that exchanges its Nature’s Miracle common stock for PubCo Common Stock, as applicable, may recognize gain in connection with the Merger and may be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax consequences of the Merger to U.S. Holders of Nature’s Miracle securities, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Nature’s Miracle Securities.”

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in the event of a liquidation or in connection with redemptions of our common stock after December 31, 2022.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on any publicly traded domestic corporation that repurchases its stock after December 31, 2022 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. Because we will be a Delaware corporation as a result of the Reincorporation, and because our securities will trade on Nasdaq following the date of this prospectus, we will be a “covered corporation” within the meaning of the Inflation Reduction Act following this offering. While not free from doubt, absent any further guidance from Congress, the Excise Tax may apply to any redemptions of our common stock after December 31, 2022, including redemptions in connection with an initial business combination, unless an exemption is available. Issuances of securities in connection with our initial business combination transaction (including any PIPE transaction at the time of our initial business combination) are expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued. In addition, because the Excise tax would be payable by us, and not by the redeeming holder, the mechanics of any required payment of the Excise tax have not been determined. Further, the application of the Excise tax in the event of a liquidation is uncertain. Consequently, the Excise Tax may make a transaction with us less appealing to potential business combination targets. Further, the application of the Excise Tax in the event of a liquidation is uncertain.

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, PubCo may be required to take write-downs or write- offs, restructure its operations, or take impairment or other charges, any of which that could have a significant negative effect on PubCo’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Going public through a merger rather than an underwritten offering, as Nature’s Miracle is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Although Lakeshore has conducted due diligence on Nature’s Miracle’s business, Lakeshore cannot assure you that this due diligence has identified all material issues that may be present in Nature’s Miracle’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Nature’s Miracle’s business and outside of Lakeshore’s and Nature’s Miracle’s control will not later arise. As a result of these factors, PubCo may, following the Business Combination, be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Lakeshore’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Lakeshore’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on PubCo’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about PubCo or its securities. Accordingly, any of Lakeshore’s shareholders who choose to remain shareholders of PubCo following the Business Combination could suffer a reduction in the value of their shares and these shareholders are unlikely to have a remedy for the reduction in value.

Risks Related to Ownership of PubCo’s Securities

Although PubCo expects its shares will be traded on the Nasdaq Global Market, PubCo can provide no assurance that its common stock will meet the Nasdaq initial listing requirements upon consummation of the Business Combination or continue to meet Nasdaq continued listing requirements thereafter. If PubCo fails to comply with the continuing listing standards of Nasdaq, its securities could be delisted.

PubCo expects that its common stock and warrants will be traded on the Nasdaq Global Market under the symbols “NMHI”. There can be no assurance, however, that PubCo will meet the initial listing requirements for inclusion of its common stock and warrants on Nasdaq. Although the listing of its common stock on Nasdaq is a condition to the closing of the Business Combination pursuant to the Merger Agreement, Nature’s Miracle may waive this condition to closing. Even if PubCo’s Common Stock and Warrants is listed on Nasdaq at the closing of the Business Combination, PubCo may in the future fail to satisfy the continued listing requirements of Nasdaq, such as the stockholder equity requirements or the minimum closing bid price requirement. In the event it fails to comply with the continued listing requirements of Nasdaq, PubCo can provide no assurance that any action taken by it to restore compliance with listing requirements would prevent its common stock from dropping below the Nasdaq minimum bid price requirement, improve its stockholders’ equity or otherwise prevent future non-compliance with Nasdaq’s continued listing requirements. In such event, Nasdaq would delist PubCo Common Stock. In addition, there can be no assurance that PubCo Warrants will be listed on Nasdaq or another national securities exchange. If

PubCo Common Stock or PubCo Warrants are not listed on Nasdaq or another national securities exchange upon consummation of the Business Combination, or if its common stock or warrants are subsequently delisted, it would likely have a negative effect on the price of such securities and would impair your ability to sell or purchase such securities when you wish to do so.

Concentration of ownership among Nature’s Miracle’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Immediately after the closing of the Business Combination, PubCo anticipates that its directors and executive officers and their affiliates as a group will beneficially own approximately 52.9% of PubCo’s outstanding common stock, assuming no conversions of Lakeshore’s ordinary shares into a pro rata portion of the Trust Account in connection with the Business Combination, or approximately 55.6%, assuming maximum conversions of Lakeshore’s ordinary shares into a pro rata portion of the Trust Account in connection with the Business Combination. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the PubCo’s certificate of incorporation and any approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Sales of a substantial number of shares of PubCo’s securities in the public market could cause the price of its securities to fall.

Immediately after the completion of the Business Combination, PubCo will have approximately 27,641,555 outstanding shares of common stock, assuming no conversions of LBBB Ordinary Shares into a pro rata portion of the Trust Account in connection with the Business Combination, or approximately 26,294,895 outstanding shares of common stock, assuming full conversions of LBBB Ordinary Shares into a pro rata portion of the Trust Account in connection with the Business Combination.

PubCo also will have outstanding warrants to purchase 3,625,750 shares of its common stock, immediately after the completion of the Business Combination, which will remain outstanding regardless of the number of redemptions, including by shareholders that may have redeemed their LBBB Ordinary Shares. Using the closing price of LBBB Warrants on Nasdaq of $0.02, as of January 10, 2024, the aggregate fair value of PubCo Warrants that can be retained by redeeming shareholders is approximately $72,515. See “Questions and Answers About The Business Combination and the Extraordinary General Meeting — If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?”

These outstanding warrants will become exercisable 30 days following the Closing at an exercise price of $11.50 per share. In addition, 1.0 million shares of common stock will be available for future issuance under the 2024 Incentive Plan. To the extent such warrants are exercised, or PubCo grants additional stock options or other stock-based awards under the 2024 Incentive Plan, additional shares of common stock will be issued, which will result in dilution to the holders of PubCo Common Stock and increase the number of shares eligible for resale in the public market.

Furthermore, although the shares of common stock issued in the Business Combination are subject to lock-up restrictions, as described elsewhere in this proxy statement/prospectus, upon the lapse of these lock-up restrictions, a substantial number of additional shares of common stock will become eligible for resale in the public market.

Sales of a substantial number of shares of common stock or warrants in the public market or the perception that these sales might occur could depress the market price of the common stock and/or warrants and could impair PubCo’s ability to raise capital through the sale of additional equity securities. PubCo is unable to predict the effect that sales may have on the prevailing market price of its common stock and warrants.

The grant and future exercise of registration rights may adversely affect the market price of PubCo’s securities upon consummation of the Business Combination.

Pursuant to a registration rights agreement to be entered into in connection with the Business Combination and which is described elsewhere in this proxy statement/prospectus, certain stockholders will be able to demand that PubCo register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes. Following the consummation of the Business Combination, PubCo intends to file and maintain an effective registration statement under the Securities Act covering such securities.

The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of PubCo’s securities post-Business Combination.

PubCo’s amended and restated certificate of incorporation will grant its board the power to issue additional shares of common and preferred stock and to designate series of preferred stock, all without stockholder approval.

PubCo will be authorized to issue 101,000,000 shares of capital stock, of which 100,000,000 shares will be authorized as common stock and 1,000,000 shares will be authorized as preferred stock. PubCo’s board of directors, without any action by its stockholders, may designate and issue shares of preferred stock in such series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Delaware law.

The rights of holders of our preferred stock that may be issued could be superior to the rights of holders of PubCo Common Stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of the common stock. Further, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then current holders of PubCo’s capital stock and may dilute its book value per share.

Neither Nature’s Miracle nor Lakeshore has ever paid cash dividends on its capital stock, and PubCo does not anticipate paying dividends in the foreseeable future.

Neither Nature’s Miracle nor Lakeshore has ever paid cash dividends on any of its capital stock and PubCo currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of PubCo’s board of directors and will depend on its financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of its common stock will be the sole source of gain for the foreseeable future.

The trading price PubCo’s securities is likely to be volatile, and you may not be able to sell its securities at or above the price you paid.

PubCo expects the trading price of its common stock and warrants to be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•        actual or anticipated fluctuations in operating results;

•        failure to meet or exceed financial estimates and projections of the investment community or that PubCo provides to the public;

•        issuance of new or updated research or reports by securities analysts or changed recommendations for its stock or the transportation industry in general;

•        announcements by PubCo or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•        operating and share price performance of other companies that investors deem comparable to PubCo;

•        PubCo’s focus on long-term goals over short-term results;

•        the timing and magnitude of PubCo’s investments in the growth of it business;

•        actual or anticipated changes in laws and regulations affecting PubCo’s business;

•        additions or departures of key management or other personnel;

•        disputes or other developments related to PubCo’s intellectual property or other proprietary rights, including litigation;

•        PubCo’s ability to market new and enhanced products and technologies on a timely basis;

•        sales of substantial amounts of the common stock by executive officers, directors or significant stockholders or the perception that such sales could occur;

•        changes in PubCo’s capital structure, including future issuances of securities or the incurrence of debt;

•        the impact of the COVID-19 pandemic and the response of governments and business to the pandemic; and

•        general economic, political and market conditions.

In addition, the stock market in general, and Nasdaq in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of PubCo’s securities, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against PubCo, could result in substantial costs and a diversion of its management’s attention and resources.

If securities or industry analysts issue an adverse opinion regarding PubCo Common Stock or do not publish research or reports about PubCo, the price and trading volume of its securities could decline.

The trading market for PubCo Common Stock and warrants will depend in part on the research and reports that equity research analysts publish about the company and its business. PubCo does not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of its common stock and warrants. The price of its common stock and warrants could also decline if one or more equity research analysts downgrade their recommendations with respect to its common stock and warrants, change their price targets, issue other unfavorable commentary or cease publishing reports about PubCo or its business. If one or more equity research analysts cease coverage of the company, PubCo could lose visibility in the market, which in turn could cause the price of its securities to decline.

PubCo may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following the Business Combination, PubCo may redeem outstanding PubCo Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. PubCo will have the ability to redeem outstanding PubCo Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of PubCo Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. The private warrants have terms and provisions that are identical to those of the warrants sold as part of the LBBB Units, including with respect to redeemability.

PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the PubCo Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to the PubCo Common Stock is available throughout the 30-day redemption period. If and when the PubCo Warrants become redeemable by PubCo, PubCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding PubCo Warrants could force you (i) to exercise your PubCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, to sell your PubCo Warrants at the then-current market price when you might otherwise wish to hold your PubCo Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo Warrants are called for redemption, is likely to be substantially less than the market value of your PubCo Warrants.

The value received upon exercise of the PubCo Warrants (1) may be less than the value the holders would have received if they had exercised their PubCo Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the PubCo Warrants.

As of January 30, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the last reported sale of price of LBBB Ordinary Shares was $11.02 per share, which is below the threshold required for redemption.

In the event PubCo elects to redeem the PubCo Warrants that are subject to redemption, PubCo will mail the notice of redemption by first class mail, postage prepaid, not less than thirty days prior to the redemption date to the registered holders of the PubCo Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice, and PubCo is not required to provide any notice to the beneficial owners of such warrants. Additionally, while PubCo is required to provide such notice of redemption, PubCo is not separately required to, and does not currently intend to, notify any holders of when the PubCo Warrants become eligible for redemption. If you do not exercise your PubCo Warrants in connection with a redemption, including because you are unaware that such PubCo Warrants are being redeemed, you would only receive the nominal redemption price for your PubCo Warrants.

Anti-takeover provisions contained in the PubCo’s amended and restated certificate of incorporation and bylaws, and in applicable law, could impair a takeover attempt.

Upon the Closing of the Business Combination, PubCo’s amended and restated certificate of incorporation and bylaws will afford certain rights and powers to its board of directors that could contribute to the delay or prevention of an acquisition that it deems undesirable, including:

•        a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of PubCo’s board of directors;

•        the ability of PubCo’s board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•        the right of PubCo’s board of directors to elect a director to fill a vacancy created by the expansion of PubCo’s board of directors or the resignation, death or removal of a director, which may prevent stockholders from being able to fill vacancies on PubCo’s board of directors;

•        the requirement that a special meeting of stockholders may be called only by the board of directors or the chairman of the board of directors of PubCo, which could delay the ability of PubCo’s stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•        the requirement for the affirmative vote of holders of at least 66% of the voting power of all of the then- outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of PubCo’s amended and restated certificate of incorporation or to amend PubCo’s amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.

•        PubCo also is subject to Section 203 of the Delaware General Corporation Law and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for the common stock.

PubCo’s amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with PubCo or its directors, officers, employees or stockholders.

PubCo’s amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in its name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of PubCo’s capital stock will be deemed to have notice of and consented to the forum provisions in the amended and restated certificate of incorporation. In addition, the amended and restated certificate of incorporation and bylaws will provide that, to the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with PubCo or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims and result in increased costs for investors to bring a claim. Alternatively, if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

THE EXTRAORDINARY GENERAL MEETING

General

We are furnishing this proxy statement/prospectus to Lakeshore shareholders as part of the solicitation of proxies by Lakeshore’s board of directors for use at the Extraordinary General Meeting to be held on February 15, 2024 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about February 2, 2024 in connection with the vote on the Reincorporation Proposal, the Charter Proposals, the NTA Requirement Amendment Proposal, the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary General Meeting.

Date, Time and Place

The Extraordinary General Meeting will be held at 667 Madison Avenue, New York, NY 10065 on February 15, 2024 at 10:00 a.m. Eastern Time, and virtually by means of a teleconference by visiting https://www.cstproxy.com/lakeshoreacquisitionii/2024.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, we are asking holders of LBBB Ordinary Shares to approve the following Proposals:

•        The Reincorporation Proposal to approve the Reincorporation;

•        The Charter Proposals to approve the material differences between PubCo’s proposed charter and PubCo’s amended and restated articles of association;

•        The NTA Requirement Amendment Proposal to approve the NTA Requirement Amendment;

•        The Merger Proposal to approve the Merger;

•        The Nasdaq Proposal to approve (i) the issuance of more than 20% of the issued and outstanding LBBB Ordinary Shares and the resulting change in control in connection with the Merger;

•        The Director Election Proposal to approve the appointment of PubCo’s Board of Directors effective as of the closing of the Business Combination in accordance with the Merger Agreement;

•        The Incentive Plan Proposal to approve PubCo’s Incentive Plan; and

•        The Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting if it is determined by the officer presiding over the Extraordinary General Meeting that more time is necessary for Lakeshore to consummate the Business Combination and the other transactions contemplated by the Merger Agreement.

Recommendation of Lakeshore’s Board of Directors

Lakeshore’s board of directors:

•        has determined that each of the Reincorporation Proposal, the Charter Proposals, the NTA Requirement Amendment Proposal, the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal, are fair to, and in the best interests of, Lakeshore and its shareholders;

•        has approved the Reincorporation Proposal, the Charter Proposals, the NTA Requirement Amendment Proposal, the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal; and

•        recommends that Lakeshore shareholders vote “FOR” each of the Reincorporation Proposal, the Charter Proposals, the NTA Requirement Amendment Proposal, the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Lakeshore’s board of directors have interests that may be different from or in addition to your interests as a shareholder. See “Proposal No. 4 The Merger Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

Record Date; Who is Entitled to Vote

We have fixed the close of business on January 10, 2024, as the record date for determining those Lakeshore shareholders entitled to notice of and to vote at the Extraordinary General Meeting. As of the close of business on the record date, there were 3,588,160 LBBB Ordinary Shares outstanding and entitled to vote. Each holder of LBBB Ordinary Shares is entitled to one vote per share on each of the Proposals.

As of the record date, the initial shareholders including the Sponsor and our officers and directors collectively owned and were entitled to vote 2,241,500 LBBB Ordinary Shares, or approximately 62.47% of Lakeshore’s issued and outstanding shares. With respect to the Business Combination, they have agreed, pursuant to the Purchaser Support Agreement, to vote their LBBB Ordinary Shares in favor of the Reincorporation Proposal, the Merger Proposal, and the other Proposals.

Quorum and Required Vote for the Proposals

A quorum of Lakeshore shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if a majority of the shares of capital stock issued and outstanding as of the record date and entitled to vote at the Extraordinary General Meeting is represented in person or virtually or by proxy.

Approval of each of the Reincorporation Proposal, the Charter Proposals and the NTA Requirement Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly will have no effect on any of the Proposals. If you return your proxy card without an indication of how you wish to vote, this will be treated as an abstention and will have no effect on the Reincorporation Proposal, the Merger Proposals or any of the other Proposals. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Reincorporation Proposal, the Merger Proposal or any of the other Proposals.

Voting Your Shares

Each LBBB Ordinary Share that you own as of the record date in your name entitles you to one vote for each Proposal on which such shares are entitled to vote at the Extraordinary General Meeting. Your proxy card shows the number of LBBB Ordinary Shares that you own.

There are two ways to ensure that your LBBB Ordinary Shares are voted at the Extraordinary General Meeting:

•        You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by Lakeshore’s board of directors, “FOR” the adoption of the Reincorporation Proposal, the Charter Proposals, the NTA Requirement Amendment

Proposal, the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

•        You can attend the Extraordinary General Meeting in person or virtually and vote in person or through the virtual meeting platform. Instructions for voting may be found on your proxy card.

However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IN ORDER TO REDEEM YOUR SHARES, YOU MUST TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify our proxy solicitor, Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400, Email: LBBB.info@investor.morrowsodali.com in writing before the Extraordinary General Meeting that you have revoked your proxy; or

•        you may attend the Extraordinary General Meeting in person or virtually, revoke your proxy, and vote in person or through the virtual meeting platform, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may contact our proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902
Toll-Free (800) 662-5200 or (203) 658-9400

Email: LBBB.info@investor.morrowsodali.com

No Additional Matters May Be Presented at the Extraordinary General Meeting

This Extraordinary General Meeting has been called only to consider the approval of the Proposals.

Redemption Rights

Pursuant to Lakeshore’s amended and restated memorandum and articles of association, a holder of LBBB Ordinary Shares has the right to have its public shares redeemed for cash equal to its pro rata share of the Trust Account (net of taxes payable) in connection with the Business Combination.

Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of LBBB Ordinary Shares as of the record date. Any public shareholder who holds LBBB Ordinary Shares on or before February 13, 2024 (two (2) business days before the Extraordinary General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time, on February 13, 2024 (two (2) business days before the Extraordinary General Meeting), that Lakeshore redeem your shares into cash; and (ii) submit your request in writing to Lakeshore’s transfer agent, at the address listed at the end of this section and deliver your shares to Lakeshore’s transfer agent physically or electronically using the DWAC system at least two (2) business days prior to the vote at the Extraordinary General Meeting. In order to validly request redemption, you must either make a request for redemption on the proxy card or separately send a request in writing to Lakeshore’s transfer agent. The proxy card or separate request must be signed by the applicable shareholder in order to validly request redemption. A shareholder is not required to submit a proxy card or vote in order to validly exercise redemption rights.

You may tender the LBBB Ordinary Shares for which you are electing redemption by two (2) business days before the Extraordinary General Meeting by either:

•        Delivering certificates representing the LBBB Ordinary Shares to Lakeshore’s transfer agent, or

•        Delivering the LBBB Ordinary Shares electronically through the DWAC system.

Lakeshore shareholders will be entitled to redeem their LBBB Ordinary Shares for a full pro rata share of the Trust Account (currently anticipated to be approximately $11.15 per share) net of taxes payable.

Any corrected or changed written demand of redemption rights must be received by Lakeshore’s transfer agent two (2) business days prior to the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two (2) business days prior to the vote at the Extraordinary General Meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Lakeshore’s transfer agent or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case, two (2) business days before the Extraordinary General Meeting.

Through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC, and Lakeshore’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is Lakeshore’s understanding that Lakeshore shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Lakeshore does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical share certificate. Lakeshore shareholders who request physical share certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

In the event that a shareholder tenders its shares and decides prior to the consummation of the Business Combination that it does not want to redeem its shares, the shareholder may withdraw the tender. In the event that a shareholder tenders shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the shareholder promptly following the determination that the Business Combination will not be consummated. Lakeshore anticipates that a shareholder who tenders shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares soon after the completion of the Business Combination.

If properly demanded by Lakeshore public shareholders, Lakeshore will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of January 30, 2024, this would amount to approximately $11.15 per share. If you exercise your redemption rights, you will be exchanging your LBBB

Ordinary Shares for cash and will no longer own the shares. In the absence of shareholder approval for a further extension, if Lakeshore is unable to complete the Business Combination by March 11, 2024, it will liquidate and dissolve and public shareholders would be entitled to receive approximately $11.15 per share upon such liquidation.

Holders of outstanding LBBB Units must separate the underlying LBBB Ordinary Shares, LBBB Rights and LBBB Warrants prior to exercising redemption rights with respect to the LBBB Ordinary Shares. If LBBB Units are registered in a holder’s own name, the holder must deliver the certificate for its LBBB Units to the transfer agent with written instructions to separate the LBBB Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the LBBB Ordinary Shares from the LBBB Units.

If a broker, dealer, commercial bank, trust company or other nominee holds LBBB Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s LBBB Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of LBBB Units to be separated and the nominee holding such LBBB Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant LBBB Units and a deposit of an equal number of LBBB Ordinary Shares and LBBB Warrants. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the LBBB Ordinary Shares from the LBBB Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their LBBB Ordinary Shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor

New York, NY 10004
Attn: Mark Zimkind

E-mail: spacredemptions@continentalstock.com

Tendering Ordinary Shares Certificates in connection with Redemption Rights

Lakeshore is requiring Lakeshore public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Lakeshore’s transfer agent, or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC System, at the holder’s option at least two (2) business days prior to the Extraordinary General Meeting. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether Lakeshore requires holders seeking to exercise redemption rights to tender their ordinary shares. The need to deliver ordinary shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request for redemption, once made, may be withdrawn at any time up to the closing of the Business Combination. Furthermore, if a shareholder delivered his certificate for redemption and subsequently decided, at any time up to the closing of the Business Combination, not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Lakeshore will promptly return the share certificates to the public shareholder.

Dissenter Rights

Dissenter rights are not available to holders of LBBB Ordinary Shares under the Companies Law or under the governing documents of Lakeshore in connection with the Proposals.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of Lakeshore’s board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Lakeshore and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. Morrow Sodali LLC, a proxy solicitation firm that Lakeshore has engaged to assist it in soliciting proxies, will be paid its customary fee and out-of-pocket expenses.

Lakeshore will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Lakeshore will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares in person or through the virtual meeting platform if you revoke your proxy before it is exercised at the Extraordinary General Meeting.

PROPOSAL NO. 1
THE REINCORPORATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination, and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement is attached hereto as Annex A, which is incorporated by reference herein.

Purpose of the Reincorporation Proposal

The purpose of the Reincorporation is to establish a Delaware corporation as the parent entity of Nature’s Miracle. As a result of the Reincorporation, Lakeshore shareholders will no longer be shareholders of Lakeshore and (other than Lakeshore shareholders who exercise their redemption rights) will become stockholders of PubCo. The Reincorporation is a condition to the consummation of the Business Combination. Being reincorporated in Delaware will create operational efficiencies for the combined company due to the fact that Nature’s Miracle and its subsidiaries are all located in the United States and a Delaware corporation will provide its stockholders with certain rights not afforded to them by a Cayman Islands exempted company. The Reincorporation will be completed immediately prior to the Business Combination. As part of the Business Combination, PubCo’s corporate name will be changed to “Nature’s Miracle Holding Inc.”

Summary of the Reincorporation

The Merger Agreement was entered into by and among Lakeshore, Merger Sub, Nature’s Miracle and certain other parties on September 9, 2022 and was amended on June 7, 2023 by Amendment No. 1 to the Merger Agreement and then was amended on December 8, 2023 by Amendment No. 2 to the Merger Agreement. Lakeshore will reincorporate to Delaware by merging with and into the PubCo, a Delaware corporation and wholly-owned subsidiary of Lakeshore. The separate corporate existence of Lakeshore will cease and PubCo will continue as the surviving corporation and the public entity. At the closing of the Reincorporation, which will occur immediately prior to the Merger, Lakeshore’s outstanding securities will be converted into equivalent securities of PubCo, as follows:

•        Each LBBB Unit will be automatically separated into its constituent securities, with each constituent security being automatically converted into a security of PubCo as described below.

•        Each LBBB Ordinary Share, issued and outstanding immediately prior to the effective time of the Reincorporation (other than any redeemed shares), will automatically be cancelled and cease to exist and for each LBBB Ordinary Share, PubCo will issue to each Lakeshore shareholder (other than Lakeshore’s shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued share of PubCo Common Stock, which, unless explicitly stated herein, will be fully paid.

•        Each LBBB Right issued and outstanding immediately prior to effective time of the Reincorporation will automatically be converted into one-tenth of one share of PubCo Common Stock.

•        Each LBBB Warrant issued and outstanding immediately prior to effective time of the Reincorporation will automatically be converted into a PubCo Warrant to purchase one share of PubCo Common Stock. The PubCo Warrants will have substantially the same terms and conditions as set forth in the LBBB Warrants.

Full Text of the Resolution to be Approved

“RESOLVED, as a special resolution, that:

(a)     Lakeshore Acquisition II Corp. (the “Company”) be authorized to merge with and into LBBB Merger Corp., a Delaware corporation (the “Surviving Company”), so that Surviving Company be the surviving company and all the undertaking, property and liabilities of the Company vest in the Surviving Company by virtue of such merger pursuant to the Companies Law (2021 Revision) of the Cayman Islands;

(b)    the Plan of Merger in the form annexed to the proxy statement/prospectus in respect of the meeting (the “Plan of Merger”) be authorized, approved and confirmed in all respects;

(c)     the Company be authorized to enter into the Plan of Merger;

(d)    the Plan of Merger be executed by any one Director on behalf of the Company and any Director be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands; and

(e)     all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any Director or officer of the Company in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.”

Required Vote

Approval of the Reincorporation Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Adoption of the Reincorporation Proposal is conditioned upon the adoption of the Merger Proposal. It is important for you to note that in the event that either of the Reincorporation Proposal or the Merger Proposal is not approved, then Lakeshore will not consummate the Business Combination.

Recommendation of Lakeshore’s Board of Directors

After careful consideration, Lakeshore’s board of directors determined that the Reincorporation forming part of the Business Combination with Nature’s Miracle is in the best interests of Lakeshore and its shareholders. On the basis of the foregoing, Lakeshore’s board of directors has approved and declared advisable the Business Combination with Nature’s Miracle and recommends that you vote or give instructions to vote “FOR” adoption of the Reincorporation Proposal.

PROPOSAL NO. 2
THE CHARTER PROPOSALS

Overview

Shortly before completion of the Business Combination, we are seeking to adopt PubCo’s Proposed Charter. Upon completion of the Reincorporation Merger, your rights as a security holder of PubCo will be governed by PubCo’s Proposed Charter. The following table sets forth a summary of the material differences between PubCo’s Proposed Charter and Lakeshore’s amended and restated memorandum and articles of association. This summary is qualified by reference to the complete text of PubCo’ Proposed Charter, which we sometimes refer to as the “proposed charter,” a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the proposed charter in its entirety for a complete description of its terms.

Change	Existing Charter	Charter Proposal
Corporate Name (Proposal 2A)	The name of Lakeshore under the existing charter is “Lakeshore Acquisition II Corp.”	PubCo’s proposed charter provides that the name of PubCo will be “Nature’s Miracle Holding Inc.”
Required Vote to Amend the Charter (Proposal 2B)

The existing charter may be amended by Ordinary Resolution to make alteration to its share capital, including: (a) increase its share capital; (b) consolidate and divide all or any of its share capital; (c) subdivide its existing shares; and (d) cancel any shares that have not been taken.

Subject to the provisions of the Companies Law (2021 Revision) and the provisions of the articles as regards the matters to be dealt with by Ordinary Resolution, the existing charter may be amended by Special Resolution to: (a) change its name; (b) alter or amend the articles; and (c) alter or amend the memorandum.

“Ordinary Resolution” means a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

“Special Resolution” has the same meaning as in the Companies Law, being a resolution passed by at least two-thirds of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

PubCo’s proposed charter requires, in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by PubCo’s proposed charter, or by any preferred stock designation, the affirmative vote of the holders of a majority in voting power of the stock entitled to vote thereon, to amend, alter, change or repeal any provision of PubCo’s proposed charter, or to adopt any new provision of PubCo’s proposed charter; provided, however, that the affirmative vote of the holders of at least 66% in voting power of the stock entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH (Management), Article SEVENTH (Director’s Personal Lability), Article EIGHTH (Indemnification), Article NINTH (Stockholders Meetings Modality), Article TENTH (Call of Stockholders Meetings), Article TWELFTH (Amending Bylaws), Article THIRTEENTH (Forum Selection and Personal Jurisdiction), and this sentence of PubCo’s proposed charter, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of PubCo’s proposed charter).

Change	Existing Charter	Charter Proposal
Required Vote to Amend the Bylaws (Proposal 2C)	See above “Required Vote to Amend the Charter.”

In PubCo’s proposed charter, the board of PubCo is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the board of PubCo without any action on the part of the stockholders. In addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by PubCo’s proposed charter, or by any preferred stock designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least 66% in voting power of the stock entitled to vote thereon.

Classified Board (Proposal 2D)

The existing charter provides that the Lakeshore board of directors shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The number of directors in each class shall be as nearly equal as possible.

PubCo’s proposed charter provides that, subject to the rights of holders of any series of Preferred Stock to elect directors, the board of PubCo shall be and is divided into three classes with only one class of directors being elected in each year. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire board. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected.

Director Election and Director Vacancies (Proposal 2E)

The existing charter provides that the directors may be appointed by Ordinary Resolution.

The directors may appoint any person to be a director, either to fill a vacancy or as an additional director, provided that such appointment does not cause the number of directors to exceed any number fixed by or in accordance with the articles.

Pursuant to Section 216 of the DGCL, directors shall be elected by the affirmative vote of at least a plurality of the total voting power of all the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors (other than those directors elected by the holders of any series of preferred stock, who shall be elected pursuant to the terms of such preferred stock).

PubCo’s proposed charter provides that newly created directorships (including those created by the board) or any vacancy on the board of directors shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, or by a sole remaining director and shall not be filled by the stockholders.

Change	Existing Charter	Charter Proposal
Director Removal (Proposal 2F)

A director may be removed from office (a) by Ordinary Resolution or (b) by all of the other directors (being not less than two in number) either by a resolution passed by all of the other directors at a meeting duly convened and held in accordance with the articles or by a resolution in writing signed by all of the other directors.

PubCo’s proposed charter provides that any director or the entire board of PubCo may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66% in voting power of the stock entitled to vote thereon.

Special Meetings (Proposal 2G)	The existing charter provides that any director may call a meeting of members, subject to the notice requirements specified in the existing charter.	PubCo’s proposed charter provides that special meetings may only be called at any time by the majority of the whole board of PubCo, the Chairman of the board, or the chief executive officer of PubCo.
Stockholder Actions by Written Consent (Proposal 2H)

Any Ordinary or Special Resolution of shareholders and any other action that may be taken by the shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, by all shareholders who would have been entitled to attend and vote at a meeting called for the purpose of passing such a resolution or taking any other action.

PubCo ‘s proposed charter provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by written consent in lieu of a meeting.

Forum Selection (Proposal 2I)	The existing charter does not contain any provisions adopting an exclusive forum for certain shareholder litigation.

PubCo’s proposed charter provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, federal district court for the District of Delaware, shall be the sole and exclusive forum for certain actions and claims. For certain claims made under federal securities law, the claim must be brought in federal district court.

Removal of Blank Check Company Provisions (Proposal 2J)	The existing charter contains various provisions applicable only to blank check companies.	The proposed charter does not include provisions applicable only to blank check companies.

Reasons for Proposed Charter Amendments

Corporate Name (Proposal 2A)

Proposal 2A provides that the name of PubCo will be “Nature’s Miracle Holding Inc.” We believe that our corporate name should reflect the merger with Nature’s Miracle, Inc. and align with our operating business after the Business Combination.

Required Vote to Amend the Charter (Proposal 2B)

At present, certain provisions of our existing charter relating to alteration of capital may be amended by Ordinary Resolution, and certain provisions of our existing charter regarding changing our name, altering or amending our articles of association, altering or amending our memorandum and reducing our share capital or any capital redemption reserve fund may be amended by Special Resolution.

Proposal 2B provides that a majority in voting power of the stock entitled to vote thereon, to amend, alter, change or repeal any provision of PubCo’s proposed charter, or to adopt any new provision of PubCo’s proposed charter; provided, however, that the affirmative vote of the holders of at least 66% in voting power of the stock entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt provisions relating to management, director’s personal liability, indemnification, stockholders meetings modality, call of stockholders meetings, amending bylaws, forum selection and personal jurisdiction.

We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to beneficially own a significant percentage of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages any person seeking control to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Required Vote to Amend the Bylaws (Proposal 2C)

At present, certain provisions of our existing charter relating to alteration of capital may be amended by Ordinary Resolution, and certain provisions of our existing charter regarding changing our name, altering or amending our articles of association, altering or amending our memorandum and reducing our share capital or any capital redemption reserve fund may be amended by Special Resolution.

Proposal 2C provides that the bylaws of PubCo may be adopted, amended, and repealed by either the affirmative vote of a majority of the board of PubCo without any action on the part of the stockholders or the affirmative vote of the holders of at least 66% in voting power of the stock entitled to vote thereon.

We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to beneficially own a significant percentage of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages any person seeking control to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Classified Board (Proposal 2D)

Under our existing charter, the board of directors is divided into three classes. Similarly, Proposal 2D provides that PubCo’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. We believe that the classification of our board of directors will encourage stability in leadership following the Business Combination. We also believe that such classification will assure desirable continuity in policy following the Business Combination.

Director Election and Director Vacancies (Proposal 2E)

At present, our existing charter provides that the directors may be appointed by Ordinary Resolution. Our existing charter also provides that the directors may appoint any person to be a director, either to fill a vacancy or as an additional director, provided that such appointment does not cause the number of directors to exceed any number fixed by or in accordance with the articles.

Proposal 2E provides that directors shall be elected by the affirmative vote of at least a plurality of the total voting power of all the then-outstanding shares of our stock entitled to vote generally in the election of directors (other than those directors elected by the holders of any series of preferred stock, who shall be elected pursuant to the terms of such preferred stock). Proposal 2E further provides that newly created directorships (including those created by the board) or any vacancy on the board of directors shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, or by a sole remaining director.

We believe that these voting requirements are appropriate at this time to promote diversity on the board of directors and to encourage stability in leadership and continuity in policy following the Business Combination.

Director Removal (Proposal 2F)

At present, the existing charter provides that a director may be removed from office (a) by Ordinary Resolution or (b) by all of the other directors (being not less than two in number) either by a resolution passed by all of the other directors at a meeting duly convened and held in accordance with the articles or by a resolution in writing signed by all of the other directors. Because PubCo’s board of directors is classified, directors may only be removed for cause under the DGCL.

Proposal 2F provides that any director or the entire board of PubCo may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66% in voting power of the stock entitled to vote thereon.

We believe that applying a supermajority voting requirement to removal with “cause” is appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to beneficially own a significant percentage of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages any person seeking control to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Special Meetings (Proposal 2G)

At present, our existing charter provides that any director may call a meeting of members, subject to the notice requirements specified in the existing charter. Proposal 2G provides that special meetings of the stockholders of PubCo may be called only by the majority of the whole board of PubCo, the Chairman of the board, or the chief executive officer of PubCo. We believe this achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of PubCo and its stockholders.

Stockholder Actions by Written Consent (Proposal 2H)

Under the existing charter, a resolution (including a Special Resolution) in writing signed by or on behalf of all of the shareholders then entitled to receive notice of and to attend and vote at general meetings shall be as valid and effective as if the resolution had been passed at a general meeting duly convened and held.

Proposal 2H provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Restricting the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend PubCo’s organizational documents, outside of a duly called special or annual meeting of the stockholders. Further, we believe restricting stockholders’ ability to act by written consent will reduce the time and effort the board of directors and management would need to devote to stockholder proposals, which time and effort could distract PubCo’s board of directors and management from other important company business.

Forum Selection (Proposal 2I)

Our existing charter does not contain an exclusive forum provision for shareholder litigation.

Proposal 2I provides the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, federal district court for the District of Delaware, shall be the sole and exclusive forum for certain actions and claims. For certain claims made under federal securities law, the claim must be brought in federal district court.

This amendment is intended to assist PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. We believe that the Delaware courts are best suited to address disputes involving such matters given that PubCo will be incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters.

Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and PubCo with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment is intended to promote judicial fairness and avoid conflicted results, as well as make PubCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Removal of Blank Check Company Provisions (Proposal 2J)

Our existing charter contains various provisions applicable only to blank check companies. Proposal 2J eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve PubCo and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for PubCo following the Business Combination. In addition, certain other provisions in our existing charter require that proceeds from PubCo’s IPO be held in the trust account until a business combination or liquidation has occurred. These provisions cease to apply once the Business Combination is consummated.

Full Text of the Resolution to be Approved

“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as “Annex C.”

Required Vote

Approval of the Charter Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. The Business Combination is conditioned upon approval of the Charter Proposals, and the Charter Proposals are dependent upon the approval and completion of the Business Combination. If the Business Combination is not approved or completed, this proposal will have no effect even if approved by our shareholders.

Recommendation of Lakeshore’s Board of Directors

After careful consideration, Lakeshore’s board of directors determined that the material differences between Lakeshore’s amended and restated memorandum and articles of association and PubCo’s proposed charter, to which Lakeshore’s shareholders will become subject as part of the Reincorporation Merger, are in the best interests of Lakeshore’s and its shareholders. On the basis of the foregoing, Lakeshore’s board of directors has approved and declared advisable such material differences and recommends that you vote or give instructions to “FOR” the special resolutions approving each of the Charter Proposals.

PROPOSAL 3: THE NTA REQUIREMENT AMENDMENT PROPOSAL

This is a proposal to amend Lakeshore’s amended and restated memorandum and articles of association to expand the methods that Lakeshore may employ to not become subject to the SEC’s “penny stock” rules by removing the net tangible asset requirement therein and by deleting the relevant provisions of the amended and restated memorandum and articles of association and substituting it with the amendment to the amended and restated memorandum and articles of association of Lakeshore. This would occur prior to the Reincorporation, and the filing of PubCo’s Proposed Charter. The complete text of the proposed amendment to the memorandum and articles of association of the Company is attached to this Proxy Statement as Annex G.

The NTA Requirement

Article 44.2(b) of the current amended and restated memorandum and articles of association provides that Lakeshore shall not repurchase public shares in an amount that would cause the Lakeshore’s net tangible assets to be less than US$5,000,001 immediately prior to or upon consummation of such Business Combination. Such obligation to repurchase public shares is subject to the completion of the proposed Business Combination to which it relates. We refer to this as the “NTA Requirement.” The purpose of Article 44.2(b) was to ensure that, in connection with its initial business combination, Lakeshore would continue, as it has since the IPO, to be not subject to the SEC’s “penny stock” rules, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”).

Lakeshore is proposing to amend its amended and restated memorandum and articles of association to remove the NTA Requirement in order to expand the methods that it may employ to not become subject to the “penny stock” rules. The NTA Rule is one of several exclusions from the SEC’s “penny stock” rules and the Company believes that it may rely on another exclusion, which relates to it being listed on The Nasdaq Stock Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, Lakeshore intends to rely on the Exchange Rule to not be deemed a penny stock issuer.

Rule 419 blank check companies and “penny stock” issuers

As disclosed in Lakeshore’s IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, Lakeshore may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing a “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule. Historically, SPACs have relied upon the NTA Rule to avoid being deemed a penny stock issuer. Like many SPACs, Lakeshore included Articles 44.2(b) in its Charter in order to ensure that through the consummation of its initial business combination Lakeshore would not be considered a penny stock issuer and therefore not a blank check company if no other exemption from the rule was available.

Reliance on Rule 3a51-1(a)(2)

The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. Lakeshore’s securities are listed on The Nasdaq Stock Market and have been so listed since the consummation of the IPO. Lakeshore believes that The Nasdaq Stock Market has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on the Exchange Rule to avoid being treated as a penny stock. Therefore, the NTA Requirement is unnecessary so long as Lakeshore meets the requirements of the Exchange Rule.

Reasons for the NTA Requirement Amendment

Lakeshore believes that it can rely on other available exclusions from the penny stock rules, more specifically, the Exchange Rule, that would not impose restrictions on Lakeshore’s net tangible assets. While Lakeshore does not believe this failure to satisfy the NTA Requirement subjects it to the SEC’s penny stock rules, as the NTA Requirement is included in its amended and restated memorandum and articles of association, if the NTA Requirement Amendment Proposal is not approved, Lakeshore may not be able to consummate the Business Combination.

Required Vote

Approval of the NTA Requirement Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Adoption of the NTA Requirement Amendment Proposal is conditioned upon the adoption of the Merger Proposal. It is important for you to note that in the event that either of the NTA Requirement Amendment Proposal or the Merger Proposal is not approved, then Lakeshore will not consummate the Business Combination.

Recommendation of Lakeshore’s Board of Directors

After careful consideration, Lakeshore’s board of directors determined that the NTA Requirement Amendment is in the best interests of Lakeshore and its shareholders. On the basis of the foregoing, Lakeshore’s board of directors has approved and declared advisable the Business Combination with Nature’s Miracle and recommends that you vote or give instructions to vote “FOR” adoption of the NTA Requirement Amendment.

PROPOSAL NO. 4
THE MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement is attached hereto as Annex A, which is incorporated by reference herein.

General Description of the Merger

The Merger and Merger Consideration

Immediately after the Reincorporation, Nature’s Miracle will merge with Merger Sub, with Nature’s Miracle surviving and PubCo acquiring 100% of the equity securities of Nature’s Miracle. In exchange for their equity securities, the Nature’s Miracle stockholders will receive an aggregate number of shares of PubCo Common Stock with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). The Closing Net Indebtedness as of December 31, 2023 was $7,275,224, which may be higher or lower than the actual Closing Net Indebtedness immediately after the Closing.

The Merger Consideration otherwise payable to Nature’s Miracle stockholders is subject to the withholding of a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration, in accordance with the terms of the Merger Agreement following the Closing.

Maxim Group, the financial advisor to Lakeshore will receive fees in connection with the Business Combination of an estimated $4,300,000 in cash or 430,000 shares of PubCo Common Stock. The financial advisor introduced Lakeshore to Nature’s Miracle, assisted with the structure of the transaction, and provided advice on the transaction process to Lakeshore.

In addition a deferred underwriting commission of $0.35 per public LBBB Unit sold in the IPO, totaling $2,415,000 will be payable to the representative underwriter from the amounts held in the Trust Account solely in the event that Lakeshore completes a business combination, without accrued interest. In the event that there is insufficient funds in the Trust Account at close of the business combination, payment will either be all in shares or in shares plus cash. In the event that Lakeshore does not close a business combination, the represe ntative underwriter forfeits its right to receive the commission.

Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of seven directors, with the identity of six of those individuals and allocation of all individuals among the staggered tiers of the post-business combination company’s board of directors (and the appointment of such persons to committees of the board) to be determined by Nature’s Miracle’s current board of directors, and the remaining individual to be appointed by the Sponsor, subject to Nature’s Miracle’s approval (which approval will not be unreasonably withheld). If the nominees identified in this proxy statement/prospectus are elected, Charles Jourdan Hausman will be the Class I director serving until PubCo’s 2024 annual meeting of stockholders; Zhiyi (Jonathan) Zhang and H. David Sherman will be Class II directors serving until PubCo’s 2025 annual meeting of stockholders; and Tie (James) Li and Jon M. Montgomery will be Class III directors serving until PubCo’s 2026 annual meeting of stockholders, and in each case, until their successors are elected and qualified. See “PubCo’s Directors and Executive Officers after the Business Combination” for additional information.

Under PubCo’s proposed charter, the authorized share capital of post-closing company is 100,000,000 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. For more information about the Certificate of Incorporation, please see the sections titled “Proposal No. 2 The Charter Proposals.”

It is anticipated that, immediately after consummation of the Business Combination, Lakeshore’s shareholders, including the initial shareholders, will own 15.0% of the issued PubCo Common Stock, and Nature’s Miracle’s stockholders will own 80.9% of the issued PubCo Common Stock. These relative percentages assume that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised. If any of Lakeshore’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of Lakeshore’s existing shareholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.

Representations and Warranties

In the Merger Agreement, Nature’s Miracle makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate organization of Nature’s Miracle and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) capital structure; (d) subsidiaries; (e) required consents and approvals; (f) non-contravention; (g) financial information; (h) absence of certain changes or events; (i) compliance with laws; (j) company permits; (k) litigation; (l) material contracts; (m) intellectual property; (n) taxes and returns; (o) ownership of real property and personal property; (p) employment and labor matters; (q) benefit plans; (r) environmental matters; (s) transactions with related persons; (t) insurance; (u) customers and suppliers; (v) certain business practices; (w) finders and brokers; (x) independent investigation; (y) information supplied; (z) disclosure matters; (aa) that Nature’s Miracle is not an investment company; and (bb) other customary representations and warranties.

Lakeshore and Merger Sub (collectively “Purchaser Parties”) make certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) governmental approvals; (d) non-contravention; (e) capital structure; (f) SEC filing requirements and financial statements; (g) absense of certain changes; (h) compliance with laws; (i) taxes and returns; (l) employees and employee benefit plans; (m) properties; (n) properties; (o) material agreements; (p) transactions with affiliates; (q) merger sub activities; (r) finders and brokers; (s) ownership of stockholder merger consideration; (t) certain business practices; (u) insurance; (v) Trust Account; (w) independent investigation; (x) indebtedness; (y) litigation; (z) that Lakeshore is not an investment company; and (aa) other customary representations and warranties.

Conduct Prior to Closing; Covenants

Each of Nature’s Miracle and Lakeshore has agreed to, and cause its subsidiaries to, operate the business in the ordinary course, consistent with past practices, prior to the closing of the transactions (with certain exceptions) and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains covenants providing for:

•        each party providing access to their books and records and providing information relating to their respective business to the other party, its legal counsel and other representatives;

•        Nature’s Miracle delivering the financial statements required by Lakeshore to make applicable filings with the SEC;

•        Lakeshore timely filing all of its public filings with the SEC and otherwise complying with applicable securities laws and using its reasonable best efforts prior to the Closing to maintain the listing of its units, ordinary shares and warrants on Nasdaq;

•        the key personnel of Nature’s Miracle entering into certain confidentiality and non-solicitation agreements and employment agreements; and

•        The parties will not solicit, initiate, encourage or continue discussions with any third party with respect to any transaction other than the transactions contemplated or permitted by the Merger Agreement.

Conditions to Closing

General Conditions

Consummation of the transactions contemplated by the Merger Agreement is conditioned on, among other things, (i) the absence of any order or provisions of any applicable law prohibiting the transactions or preventing the transactions; (ii) Lakeshore and Nature’s Miracle receiving approval from their respective shareholders to the transactions, (iii) the PubCo Common Stock having been approved for listing on Nasdaq, and (iv) the SEC having declared this proxy statement/prospectus effective. Additionally, upon the Closing, after giving effect to redemptions by shareholders in connection with the shareholder vote to approve the Business Combination, Lakeshore must have net tangible assets of at least $5,000,001 as a condition to closing. Given the significant number of redemptions to date, and that there is currently no additional financing in place to backstop redemptions and to preserve the current funds in the trust account, the parties currently anticipate waiving this condition if necessary.

Nature’s Miracle’s Conditions to Closing

The obligations of Nature’s Miracle to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•        the Purchaser Parties complying with all of their obligations under the Merger Agreement in all material respects;

•        the representations and warranties of the Purchaser Parties being true on and as of the closing date of the transactions, other than as would not reasonably be expected to have a Material Adverse Effect (as defined below); and

•        there having been no Material Adverse Effect to the Purchaser Parties.

Purchaser Parties’ Conditions to Closing

The obligations of Purchaser Parties to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

•        Nature’s Miracle and its subsidiaries complying with all of the obligations under the Merger Agreement in all material respects;

•        the representations and warranties of Nature’s Miracle and its subsidiaries being true on and as of the closing date of the transactions, other than as would not reasonably be expected to have a Material Adverse Effect; and

•        there having been no Material Adverse Effect to Nature’s Miracle’s business.

“Material Adverse Effect” when used in connection with Nature’s Miracle or the Purchaser Parties, as the case may be, means any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by Merger Agreement or other documents related thereto to which it is a party or bound or to perform its obligations thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business; changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to Lakeshore, the consummation and effects of shareholder redemptions in connection with the Business Combination (or any redemption in connection with the extension of the time period permitted for Lakeshore to complete its initial business combination under Lakeshore’s organizational documents); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) — (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries in which such person or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Lakeshore, the amount of shareholder redemptions in connection with the Business Combination (or any redemption in connection with the extension of the time period permitted for Lakeshore to complete its initial business combination under Lakeshore’s organizational documents) or the failure to obtain approval of the Proposals shall not be deemed to be a Material Adverse Effect on or with respect to Lakeshore.

Indemnification

The Merger Agreement does not provide for indemnification obligations for any party. All representations and warranties contained in the Merger Agreement will terminate as of the closing date.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Lakeshore’s shareholders, by:

•        either Lakeshore or Nature’s Miracle, if the Closing has not occurred by March 11, 2024 (the “Outside Date”), provided that no material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement will have occurred or have been made;

•        either Lakeshore or Nature’s Miracle, if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable;

•        Lakeshore, if Nature’s Miracle has breached any representation, warranty, agreement or covenant contained in the Merger Agreement, such that the conditions to Lakeshore’s obligations to close would not be met, and such breach has not been cured within the earlier of (A) twenty (20) days following the receipt by Nature’s Miracle of a notice describing such breach and (B) the Outside Date;

•        Nature’s Miracle, if Lakeshore has breached any representation, warranty, agreement or covenant contained in the Merger Agreement, such that the conditions to Nature’s Miracle’s obligations to close would not be met, and such breach has not been cured within the earlier of (A) twenty (20) days following the receipt by Lakeshore a notice describing such breach and (B) the Outside Date;

•        Lakeshore, if there will have been a Material Adverse Effect on Nature’s Miracle’s business taken as a whole following the date of the Merger Agreement which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by Lakeshore to Nature’s Miracle;

•        either Nature’s Miracle or Lakeshore, if the Merger Agreement, the plan of merger or the transactions fail to be authorized or approved by Lakeshore shareholders;

•        Lakeshore, if the stockholders of Nature’s Miracle do not approve the Merger Agreement and the transactions contemplated thereunder;

•        Lakeshore, if the closing conditions under the Merger Agreement have been satisfied or waived and Lakeshore has confirmed by written notice that it is willing and able to consummate the Closing, and Nature’s Miracle will have failed to consummate such transactions within ten (10) business days after such notice; or

•        Nature’s Miracle, if the closing conditions under the Merger Agreement have been satisfied or waived and Nature’s Miracle has confirmed by written notice that it is willing and able to consummate the Closing, and Lakeshore will have failed to consummate such transactions within ten (10) business days after such notice.

Other Agreements Relating to the Business Combination

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement but does not purport to describe all of the terms thereof.

Escrow Agreement

Pursuant to the Merger Agreement, PubCo, Tie (James) Li, as the representative of the Nature’s Miracle stockholders, and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will deposit a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration in escrow for post-closing adjustments (if any) to the Merger Consideration as contemplated under the Merger Agreement.

Purchaser Support Agreement

In connection with their entry into the Merger Agreement, Lakeshore and Nature’s Miracle entered into the Purchaser Support Agreement, dated as of September 9, 2022 (the “Purchaser Support Agreement”), with the initial shareholders of Lakeshore (the “Supporters”), pursuant to which the Supporters agreed (i) to vote the LBBB Ordinary Shares held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) to not transfer, during the term of the Purchaser Support Agreement, any PubCo Common Stock owned by them, and (iii) to not transfer any PubCo Common Stock held by them in accordance with the lock-up provisions set forth in Lakeshore’s final prospectus filed with the U.S. Securities and Exchange Commission on March 8, 2022.

Voting and Support Agreement

In connection with their entry into the Merger Agreement, PubCo and Nature’s Miracle entered into a Voting and Support Agreement, dated as of September 9, 2022 (the “Voting and Support Agreement”), with certain Nature’s Miracle stockholders, pursuant to which such Nature’s Miracle stockholders agreed, among other things, (i) to vote the Company Stock (as defined in the Merger Agreement) held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) authorize and approve any amendment to the Company’s Organizational Documents (as defined in the Merger Agreement) that is deemed necessary or advisable by Nature’s Miracle for purposes of effecting the transactions contemplated under the Merger Agreement, and (iii) to not transfer, during the term of the Voting and Support Agreement, any Company Stock owned by them, except as permitted under the terms of the Voting and Support Agreement.

Lock-up Agreement

In connection with their entry into the Merger Agreement, PubCo and Nature’s Miracle entered into a Lock-Up Agreement, dated as of September 9, 2022 (the “Lock-up Agreement”) with certain Nature’s Miracle stockholders whose names appear on the signature pages thereto (such stockholders, the “Company Holders”), pursuant to which each Company Holder agreed that each such holder will not, during the Lock-up Period (as defined below), offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Business Combination (the “Lock-up Shares”) (other than certain shares issued in connection with the conversion of subordinated debt), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. As used herein, “Lock-Up Period” means the period commencing on the closing date of the Merger and ending on the earlier of: (i) six months after the Closing; and (ii) with respect to Lock-up Shares not held by a Significant Company Stockholder (as defined in the Merger Agreement) only, if the volume weighted average price of PubCo Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30 consecutive trading days beginning 90 days after the Closing.

Non-Competition and Non-Solicitation Agreement

At the Closing, PubCo, Nature’s Miracle and each of the Key Management Members will enter into the Non-Competition and Non-Solicitation Agreements, pursuant to which the Key Management Members and their affiliates will agree not to compete with PubCo during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contain customary non-disparagement and confidentiality provisions.

Registration Rights Agreement

At closing, PubCo, Lakeshore’s initial shareholders and certain existing stockholders of Nature’s Miracle will enter into a registration rights agreement to provide for the registration of the PubCo Common Stock received by them in the Merger and the Reincorporation, pursuant to which, among other things, PubCo will be obligated to file a registration statement to register the resale of certain securities of Lakeshore held by the subject parties. The Registration Rights Agreement will also provide the subject parties with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Standby Equity Purchase Agreement

On April 10, 2023, Lakeshore entered into a Standby Equity Purchase Agreement (as amended by Amendment No 1 to the Agreement dated June 12, 2023 and Amendment No 2 to the Agreement dated December 11, 2023, the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Pursuant to the SEPA, Lakeshore has the right, but not the obligation, to sell to Yorkville up to $60,000,000 of shares of PubCo Common Stock, at Lakeshore’s request any time during the commitment period commencing on the sixth (6th) trading day following the date (the “Effective Date”) of closing of the Business Combination and terminating on the earliest of (i) the first day of the month following the 36-month anniversary of the Effective Date and (ii) the date on which Yorkville will have made payment of any Advances (as defined below) requested pursuant to the SEPA for the shares of PubCo Common Stock equal to the commitment amount of $60,000,000. Each issuance and sale by Lakeshore to Yorkville under the SEPA (an “Advance”) is subject to a maximum limit equal to the greater of: (i) an amount equal to one hundred percent (100%) of the daily trading volume of the shares of PubCo Common Stock on Nasdaq during regular trading hours for the five trading days immediately preceding an Advance notice, or (ii) $5,000,000, which amount may be increased upon mutual consent. The shares will be issued and sold to Yorkville at a per share price equal to, at the election of Lakeshore as specified in the relevant Advance notice: (i) 95% of the Market Price (as defined below) for any period commencing on the receipt of the Advance notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable Advance notice date (the “Option 1 Pricing Period”), and (ii) 97% of the Market Price for any three (3) consecutive trading days commencing on the Advance notice date (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily volume weighted average price (“VWAP”) of the shares of PubCo Common Stock on Nasdaq, and for any Option 2 Pricing Period, the VWAP of the shares of PubCo Common Stock on the Nasdaq during the Option 2 Pricing Period.

The Advances are subject to certain limitations, including that Yorkville cannot purchase any shares that would result in it owning more than 9.99% of Lakeshore’s outstanding shares of PubCo Common Stock at the time of an Advance (the “Ownership Limitation”) or 19.99% of Lakeshore’s outstanding shares of PubCo Common Stock as of the date of the closing of the Business Combination (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including where Lakeshore has obtained stockholder approval to issue in excess of the Exchange Cap in accordance with the rules of Nasdaq. Additionally, if the total number of shares of PubCo Common Stock traded on Nasdaq during the applicable Pricing Period is less than the Volume Threshold (as defined below), then the number of shares of PubCo Common Stock issued and sold pursuant to such Advance notice will be reduced to the greater of (a) 30% of the trading volume of the shares of PubCo Common Stock on Nasdaq during the relevant Pricing Period as reported by Bloomberg L.P., or (b) the number of shares of PubCo Common Stock sold by Yorkville during such Pricing Period, but in each case not to exceed the amount requested in the Advance notice. “Volume Threshold” is defined as a number of shares of PubCo Common Stock equal to the quotient of (a) the number of shares in the Advance notice requested by Lakeshore divided by (b) 0.30.

The Company has paid YA Global II SPV, LLC, a subsidiary of Yorkville, a structuring fee in the amount of $25,000. In addition, no later than ten trading days following the closing of the Business Combination, Lakeshore will pay a commitment fee in an amount equal to $300,000 (the “Commitment Fee”) by the issuance to Yorkville of such number of shares of PubCo Common Stock that is equal to the Commitment Fee divided by the lower of (i) the average VWAP for the seven consecutive trading days immediately after the close of the Business Combination or (ii) $10.00 per share.

Interests of Certain Persons in the Business Combination

Certain of Lakeshore’s directors and executive officers may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, those of Lakeshore’s shareholders generally. These interests may present these individuals with certain potential conflicts of interest. Our independent directors reviewed and considered these interests during their evaluation and negotiation of the Business Combination and in unanimously approving, as members of the Lakeshore Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination (as described in the section entitled “Proposal No. 4 — The Merger Proposal — Lakeshore’s Board of Director’s Reasons for Approving the Business Combination” beginning on page 98). The Board concluded that the potential benefits that it expected Lakeshore and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination.

Although none of the directors or officers of LBBB, or LBBB’s Sponsor, have an interest in Nature’s Miracle, when Lakeshore shareholders consider the recommendation of Lakeshore’s board of directors in favor of adoption of the Reincorporation Proposal, the Merger Proposal and the other related Proposals, they should keep in mind that Lakeshore’s directors and officers have the following interests in the Business Combination that are different from, or in addition to, their interests as shareholders:

•        If the proposed Business Combination is not completed March 11, 2024, Lakeshore will be required to dissolve and liquidate. In such event, 1,725,000 LBBB Ordinary Shares held by the initial shareholders which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless because the initial shareholders and the Sponsor have agreed to waive their rights to any liquidation distributions. Such shares had an aggregate market value of approximately $19,009,500 based on the closing price of LBBB Ordinary Shares of $11.02 on Nasdaq as of January 30, 2024.

•        If the proposed Business Combination is not completed by March 11, 2024, 351,500 Private Units purchased by the Sponsor for a total purchase price of $3,515,000, will be worthless because the initial shareholders have agreed to waive their rights to any liquidation distributions. Such Private Units had an aggregate market value of approximately $3,866,500 based on the closing price of LBBB Units of $11.00 on Nasdaq as of January 30, 2024.

•        If the proposed Business Combination is not completed by March 11, 2024, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Lakeshore for services rendered or contracted for or products sold to Lakeshore. If Lakeshore consummates a business combination, on the other hand, PubCo will be liable for all such claims.

•        The Sponsor and Lakeshore’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Lakeshore’s behalf, such as identifying and investigating possible business targets and business combinations. However, if the proposed Business Combination is not completed by March 11, 2024, they will not have any claim against the Trust Account for reimbursement. Accordingly, Lakeshore may not be able to reimburse these expenses if the Business Combination or another business combination is not completed within the allotted time period. As of the record date, the Sponsor and Lakeshore’s officers and directors and their affiliates had incurred approximately $495,000 of unpaid reimbursable expenses.

•        The Merger Agreement provides for the continued indemnification of Lakeshore’s current directors and officers and the continuation of directors and officers liability insurance covering Lakeshore’s current directors and officers.

•        Lakeshore’s officers and directors (or their affiliates) may make loans from time to time to Lakeshore to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Lakeshore outside of the Trust Account.

•        The initial shareholders will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

•        Given the differential in purchase price that the initial shareholders paid for the founder shares as compared to the price of the LBBB Units sold in the IPO and the substantial number of shares of PubCo Common Stock that will be issued in connection with the Business Combination, the initial shareholders may realize a positive rate of return on such investments even if the public shareholders experience a negative rate of return following the Business Combination.

•        H. David Sherman and Jon M. Montgomery, directors of Lakeshore, will continue as directors of PubCo after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, these directors will receive any cash fees, stock options or stock awards that PubCo’s board of directors determines to pay to its non-executive directors.

Because of the existence of these interests, the exercise of Lakeshore’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and, in our shareholders’ best interest. In addition to the foregoing, Lakeshore’s amended and restated memorandum and articles of association excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of Lakeshore unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of Lakeshore and such opportunity is one Lakeshore is legally and contractually permitted to undertake and would otherwise be reasonable for Lakeshore to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in Lakeshore’s amended and restated memorandum and articles of association did not impact its search for an acquisition target and Lakeshore was not prevented from reviewing any opportunities as a result of such waiver. Lakeshore’s Sponsor and certain members of Lakeshore’s management team and board of directors, including Bill Chen and H. David Sherman, were on the board of directors and management team of Lakeshore Acquisition I Corp., a special purpose acquisition company that merged with ProSomnus Inc. (Nasdaq: OSA) on December 6, 2022. Lakeshore Acquisition I signed a letter of intent on March 3, 2022, with ProSomnus, one week prior to Lakeshore’s initial public offering which commenced the search for a target company. The business combination with ProSomnus closed on December 6, 2022. In light of these factors, there were no related interests or conflicting duties with respect to Lakeshore’s search for an acquisition target.

In addition, the Nature’s Miracle stockholders should be aware that aside from their interests as stockholders, Nature’s Miracle’s officers and members of Nature’s Miracle’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other Nature’s Miracle stockholders generally. Nature’s Miracle stockholders should take these interests into account in evaluating the Business Combination. These interests include, among other things:

•        The current management team of Nature’s Miracle, including Tie (James) Li, George Yutuc, Darin Carpenter, Zhiyi (Jonathan) Zhang, and Varto Levon Doudakian, who currently serve as Nature’s Miracle’s Chairman, CFO, CEO, COO, President and director, and VP, respectively, will serve as PubCo’s Chairman, CFO, CEO, COO, President, and VP, respectively, following the consummation of the Business Combination, and certain current directors of Nature’s Miracle, will continue as directors of PubCo (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). All members of the current management team of Nature’s Miracle will enter into an employment agreement with PubCo providing for increased compensation to him, including a base salary, and performance and discretionary bonuses, the amounts of which are to be decided, as more fully described in “Executive Officer and Director Compensation” below. Additionally, Tie (James) Li, Zhiyi (Jonathan) Zhang, and Charles Jourdan Hausman, directors of Nature’s Miracle, will continue as directors of PubCo after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, these directors will receive any cash fees, stock options or stock awards that PubCo’s board of directors determines to pay to its non-executive directors.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, Lakeshore will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Nature’s Miracle’s stockholders are expected to have 80.9% of the voting power of the combined company (assuming that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised), Nature’s Miracle will comprise all of the ongoing operations of the combined entity, Nature’s Miracle will comprise a majority of the governing body of the combined company, and Nature’s Miracle’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Nature’s Miracle issuing shares for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Nature’s Miracle.

Regulatory Approvals

The Reincorporation, the Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional material U.S. federal or state regulatory requirements or approvals, or any material regulatory requirements or approvals under the laws of the Cayman Islands.

Background of the Business Combination

Lakeshore was incorporated in Cayman Islands as a blank check company in February 2021 whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities.

On March 11, 2022, Lakeshore sold 6,900,000 units at a price of $10.00 per public unit in the IPO, generating gross proceeds of $69,000,000 to Lakeshore, including the full exercise of the underwriter’s overallotment option. Each unit consisted of one ordinary share, one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one ordinary share at a price of $11.50 per share, and one right that entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon consummation of an initial business combination. Each whole warrant will become exercisable 30 days after the completion of an initial business combination and will expire on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the IPO and over-allotment units, Lakeshore completed a private sale of 351,500 units to the sponsor, RedOne Investment Ltd at a purchase price of $10.00 per unit, generating gross proceeds of $3,515,000 to Lakeshore. The private units are identical to the units sold in the IPO, including with respect to redeemability. Additionally, the holders of the private units have agreed (A) to vote the shares underlying their private units in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to Lakeshore’s amended and restated certificate of incorporation with respect to Lakeshore’s activities prior to the consummation of a merger unless Lakeshore provides dissenting public shareholders with the opportunity to convert their public shares in connection with any such vote, (C) not to convert any shares underlying the private units into the right to receive cash from the Trust Account in connection with a shareholder vote to approve an initial business combination or a vote to amend the provisions of Lakeshore’s amended and restated certificate of incorporation relating to shareholders’ rights or pre-business combination activity or sell their shares to Lakeshore in connection with a tender offer Lakeshore engages in and (D) that the shares underlying the private units shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The purchasers have also agreed not to transfer, assign or sell any of the private units or underlying securities (except to transferees that agree to the same terms and restrictions) until the completion of an initial business combination.

Lakeshore paid an up-front underwriting discount of $1,380,000, 2% of the gross offering proceeds, to the underwriter at the closing of the IPO and over-allotment, with an additional fee of $2,415,000, or 3.5% of the gross offering proceeds, payable upon Lakeshore’s completion of its initial business combination as a commission under the Underwriting Agreement. The deferred commission will become payable to the underwriter from the amounts held in the Trust Account solely in the event Lakeshore completes its initial business combination. In the event that Lakeshore does not close its initial business combination, the underwriter has waived its right to receive the deferred commission. The underwriter is not entitled to any interest accrued on the deferred commission. Network 1 Financial Securities Inc. and Maxim Group LLC acted as the underwriters of the IPO.

A total net proceeds of $70,035,000 was placed in a US-based trust account at Morgan Stanley Wealth Management, maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Immediately after the closing of the IPO and over-allotment on March 11, 2022, the officers and directors of Lakeshore began to contact potential targets for a business combination. In addition, Lakeshore was contacted by a number of individuals and entities with respect to business combination opportunities. The transactional criteria for Lakeshore’s management team included: (1) target is focusing on leading-edge technologies and applications; (2) target has prototypes, gone through the piloting process and is ready for production or market application; (3) target has landmark customers and revenue is growing; and (4) the market for the sector and subsector itself is large.

Between March 11, 2022 and July 15, 2022, Lakeshore reviewed approximately 48 potential merger targets and submitted 6 preliminary proposals to certain of these potential targets, including Nature’s Miracle Inc. (“NMI”). Lakeshore did not provide formal proposals to the other 42 potential targets primarily due to concern with the viability of the potential target business, unresponsiveness of the management team, valuation expectations of the potential target being higher than Lakeshore believed was appropriate, the technology being too early-stage, or a management team that was insufficiently experienced with the US capital markets. The Lakeshore team held frequent discussions regarding various targets during this period both internally and externally with potential target management teams, and held meetings with sector professionals and experts. No discussions regarding a potential merger target were held prior to Lakeshore’s IPO.

With regard to the five targets with which Lakeshore submitted proposals but did not pursue a business combination:

Target One:    Target One was headquartered in the US, and it was introduced to Lakeshore by an investment advisor engaged by the target. It was a leading private company focusing on LED technology. On March 15, 2022, Lakeshore held a conference call with Target One’s management team to discuss a potential transaction. Lakeshore had a few follow-up calls with Target One’s CEO from March 16 to 25, 2022. Lakeshore sent a proposal on March 26, 2022 to Target One. The proposal included a pre-transaction enterprise value of US$150 million and a proposed structure that would have issued 14 million new shares to the shareholders of Target One and assumed its net debt of $10 million, resulting in Target One’s shareholders owning 60.50% of the outstanding shares in the combined company post — merger, assuming no redemptions by Lakeshore’s shareholders. On April 30, 2022, Lakeshore received a response that the target was going to pursue other alternatives.

Target Two:    Target Two was introduced to Lakeshore by a financial advisor engaged by the target. It is a leading private company in the US focusing on artificial intelligence technology. On March 16, 2022, Lakeshore held a conference call with Target Two’s management team to discuss a potential transaction. Lakeshore had many follow-up calls with Target Two’s management team, controlling shareholder and the company’s financial advisor from March 17 to March 28, 2022. Lakeshore presented a proposal on March 29, 2022. The proposal included a pre-transaction equity valuation of US$150 million and a proposed structure that would have issued 15 million new shares to the shareholders of Target Two, resulting in Target Two’s shareholders owning 62.13% of the outstanding shares in the post-merger company, assuming no redemptions by Lakeshore’s shareholders. After this, both sides communicated over the course of about three months. Target Two had consulted a couple of PCAOB audit firms, and both said that they could not get the audits done within 6 months since Target Two’s financial records were not well managed in prior fiscal years. Considering Lakeshore’s time constraints, on June 29, 2022, Lakeshore informed Target Two’s financial advisor that Lakeshore will pursue other targets, and discussions with Target Two came to an end.

Target Three:    Target Three was introduced to Lakeshore on March 25, 2022 by a financial advisor engaged by the target. It is a leading private company in the US focusing on surveillance systems. The Lakeshore team had a few conference calls with Target Three management from March 25 to April 4, 2022. On April 21, 2022, Lakeshore proposed a total consideration of US$500 million, consisting of the issuance of 48.5 million shares of the combined company and the assumption of $15 million in debt in order to acquire its 100% equity interest. However, Target Three had no substantive response to the proposal and decided to pursue alternative financings, so discussions with Target Three came to an end.

Target Four:    Target Four was introduced to Lakeshore on April 4, 2022 by an investment bank who was engaged by the target. It is a leading private company in Europe focusing on fund management. The Lakeshore team had a few conference calls with Target Four’s management from April 4 to April 21, 2022. On April 22, 2022, Lakeshore proposed a total consideration of US$326 million, consisting of the issuance of 30 million shares of the combined company and the assumption of $26 million of debt in order to acquire its 100% equity interest. However, on April 27, 2022, the investment bank notified Lakeshore that Target Four had decided to pursue alternative financings, so discussions with Target Four ceased.

Target Five:    Target Five was introduced to Lakeshore on March 18, 2022 by a financial advisor who was engaged by the target. It is a leading private company in Canada focusing on mobile payment. The Lakeshore team had a few conference calls with Target Five’s management from March 21 to April 18, 2022. On April 19, 2022, Lakeshore proposed a total consideration of US$225 million, consisting of the issuance of 22.5 million shares of the combined company in order to acquire its 100% equity interest. Lakeshore and Target Five communicated a few times from April 19 to June 21, 2022. However, on June 21, 2022, the advisor of Target Five had notified Lakeshore that the company had decided to pursue other opportunities so the discussions with Target Five came to an end.

The Background of Lakeshore’s Interaction with NMI

On June 24, 2022, Maxim Group LLC (“Maxim”) was engaged by Lakeshore as M&A Advisor and Placement Agent. On June 28, 2022, Maxim introduced NMI to Lakeshore.

On July 2, 2022, Lakeshore signed a non-disclosure agreement with NMI. NMI’s CEO James Li presented NMI’s company introduction and financial projections to Lakeshore. The table below summarizes financial projections provided as of that date. On the same day, NMI granted data room accesses to the Lakeshore team. Lakeshore, Maxim and Loeb & Loeb LLP, Lakeshore’s counsel, started due diligence on or around that date and it continued until the Merger Agreement was signed.

	Unaudited Actual		Projected
In US$	2020	2021	2022	2023	2024	2025	2026
TOTAL REVENUES	10,643,777	27,040,202	60,030,916	127,668,585	220,382,241	325,677,317	421,670,441
Growth %		154%	122%	113%	73%	48%	29%
GROSS PROFIT	1,789,937	7,465,500	16,567,748	42,647,941	61,716,036	93,134,360	125,618,489
Gross Margin %	17%	28%	28%	33%	28%	29%	30%
NET INCOME	585,986	4,722,291	9,381,409	24,819,078	37,775,483	59,500,697	81,117,336
EBITDA	664,616	4,981,841	12,872,032	35,237,794	51,296,596	78,928,411	107,850,222

On July 4, 2022, Lakeshore’s CEO, Bill Chen, had a call with representatives of Maxim to discuss the opportunity of a merger with NMI.

On July 5, 2022, Mr. Chen had a call with Mr. Li and representatives of Maxim, to discuss the intent and terms of cooperation. Later in the day, Lakeshore sent a draft letter of intent (LOI) to NMI contemplating a merger at an enterprise value of $230 million. Lakeshore’s team continued to review the data room and analyze the financial model.

On July 7, 13, and 14, 2022, there were calls between Lakeshore and NMI to negotiate the terms of LOI. The major terms discussed included minimum cash requirement and transaction costs, and finally both parties agreed that there is no minimum cash requirement to be fixed in the LOI; however, both parties agreed to work together and try best to complete project financings and PIPE as needed. For the transaction costs both parties agreed to bear its own costs in the merger process, and at the merger closing the combined company will pay the remaining balances.

On July 15, 2022, Lakeshore and NMI signed an LOI. The key terms of LOI included an enterprise value of $230 million, with consideration consisting of the issuance of up to 23 million common shares, subject to adjustment of net debt at closing.

On July 19, 2022, Mr. Chen, Mr. Li, and representatives of Maxim had a face-to-face meeting in Manhattan to officially kick off the transaction documentation process in parallel with the due diligence process. Lakeshore and NMI also decided to launch a working group weekly meeting process starting on Monday July 25 to coordinate the transaction team.

From July 25 through September 6, 2022, Lakeshore and NMI had routine working team weekly calls including Mr. Chen, Mr. Li, along with representatives of Maxim, Loeb & Loeb LLP, Hunter Taubman Fischer & Li LLC (“HTFL” as legal counsel of NMI at that time. NMI has hired Sichenzia Ross Ference Carmel LLP (“SRFC”) to act as United States securities counsel as of May 2023), MaloneBailey LLP (as auditor of NMI), and representative of PryorCashman (as counsel of Maxim). In this period, there were a few major negotiation points, including the proposed debt financing and capital expenditures. Both parties agreed that NMI could initiate debt financing for its projects (“Project Financing”); however, at merger closing the total consideration of $230 million will be adjusted for any net indebtedness incurred. Both parties further agreed that for any single debt incurred over $2.5 million, and any debt in the aggregate that would bring the total over $10 million, would need the approval of Lakeshore. Both parties also agreed that the capital expenditure thresholds for each project would be $2.5 million and $10 million in aggregate in the absence of an approval by Lakeshore.

On August 29, 2022, Lakeshore signed an engagement letter with Newbridge Securities Corp. (“NSC”) for its services in rendering a fairness opinion for the proposed transaction with NMI.

On September 2, 2022, NMI revised its financial projections from fiscal 2022 through 2026 by reducing its annual revenue projection an average of 0.7%, as shown below in the section of “Summary of NMI Financial Analysis”.

On September 2, 2022, Lakeshore decided to engage Kroll Associates for D&O background check services on the directors and officers of NMI. The engagement letter with Kroll was signed on September 6, 2022. On September 15, 2022, Lakeshore received a preliminary report from Kroll Associates that the subjects under review had no adverse information found. On September 30, 2022, Lakeshore received the final report from Kroll Associates which confirmed that subjects under review had no adverse information found.

On September 8, 2022, Lakeshore held a board meeting to discuss the transaction with NMI. Newbridge Securities Corp. presented its fairness opinion analysis to the Lakeshore board members. Lakeshore board unanimously approved the Merger Agreement. Newbridge Securities Corp. subsequently delivered its final fairness opinion to Lakeshore board, stating that the Consideration is fair, from a financial point of view to Lakeshore’s shareholders. See the summary of the fairness opinion below and the fairness option included with this proxy statement/prospectus as Annex B.

On September 9, 2022, Lakeshore and NMI signed the Merger Agreement.

On September 12, 2022, Lakeshore issued a press release and filed a Current Report on Form 8-K to announce the signing of the Merger Agreement.

On June 7, 2023, Lakeshore entered into Amendment No. 1 to the Merger Agreement (the “Amendment”) with the other parties thereto. The Amendment amends and restates Nature’s Miracle’s representation with respect to capitalization in order to reflect the reclassification of Nature’s Miracle’s common stock from a single class to a dual class structure, comprised of Class A common stock and Class B common stock. The Amendment also provides that (i) Nature’s Miracle shall loan to Lakeshore $40,000 for the initial monthly extension of time available for Lakeshore to complete a business combination, and (ii) following the initial extension, Nature’s Miracle shall loan to Lakeshore $40,000 for each subsequent extension; provided that, if Nature’s Miracle has secured a loan for working capital purposes prior to the date the extension payment is due, Nature’s Miracle shall loan to Lakeshore $80,000 to be applied towards each subsequent monthly extension. The Amendment also extended the Outside Date, from June 11, 2023 to December 11, 2023 to allow additional time for the parties to completed the Business Combination.

On December 8, 2023, Lakeshore entered into Amendment No. 2 to the Merger Agreement (the “Amendment”) with the other parties thereto. The Amendment provides that Nature’s Miracle shall loan to Lakeshore $20,000 for each monthly extension of time for the completion of business combination. The Amendment also extended the Outside Date, from December 11, 2023 to March 11, 2024 to allow additional time for the parties to completed the Business Combination.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and any Transaction Financing and to take actions and exercise their respective rights under the Merger Agreement to facilitate the completion of the Business Combination.

Background of Lakeshore’s Advisors

Maxim Group LLC (“Maxim”) is a full-service investment banking firm and was a co-underwriter of the IPO in March 2022. Maxim is serving as the sole M&A advisor and placement agent for Lakeshore’s business combination with NMI.

Newbridge Securities Corporation (“Newbridge”) is a full-service investment banking firm. Newbridge is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Lakeshore selected Newbridge to act as its financial advisor in connection with the business combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

Lakeshore’s Board of Director’s Reasons for Approving the Business Combination

Lakeshore’s board of directors reviewed various industry and financial data, materials presented by NMI, public data disclosed by other providers. The following were significant positive aspects to a transaction with NMI:

•        NMI is a well-established, growing agricultural technology company providing services to growers in Controlled Environment Agriculture (“CEA”) settings in North America. From 2020 to 2026, its compounding annual growth rate is estimated to be approximately 69% approximately which is much higher than the sector average of about 6% and its average gross margin is estimated to be approximately 27% approximately which is very good as well;

•        CEA, as an indoor technology-based approach towards cultivating crops under optimal growing conditions, is rapidly expanding due in large part to growing consumer demand for low-environmental-impact food, local food systems, and improved accessibility to high-quality produce with shorter supply chains.

•        CEA, compared to traditional farming, requires 90% less water but yields up to 30 times more over to the same land area, which are increasingly important given water shortages, high energy costs and geopolitical conflicts. This sector has great growth potential.

•        NMI provides hardware to operate various indoor growing settings including greenhouse, vertical farming and indoor-growing spaces. The hardware includes grow lights, hydroponic products, among others;

•        NMI has developed a robust pipeline to build commercial scale greenhouses in US and Canada to meet growing needs of fresh and local vegetable products; and

•        NMI is also in the process of setting up its first manufacturing footprint in North America with its growlight assembly plant in Manitoba Canada and is expecting to set up additional manufacturing facilities in North America.

The proposed Business Combination between Lakeshore and NMI is expected to accelerate NMI’s development and improve its competitiveness in the marketplace.

Lakeshore’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including but not limited to the following:

•        Closing conditions — To successfully close the Business Combination is hinging on conditions that are not under the control of Lakeshore.

•        Benefits not realized — There are potential risks that the benefits of the Business Combination may not be realized within the timeframe as expected.

•        Shareholder vote — There is a risk that current Lakeshore shareholders may not provide sufficient votes necessary to affect the Business Combination.

•        Liquidation of Lakeshore — The risks and costs to Lakeshore if the Business Combination is not completed by March 11, 2024.

•        Other risk factors — Other risks associated with the Business Combination, and the business of NMI itself as described in the section “Risk Factors.”

In addition to considering the factors described above, Lakeshore’s board of directors also considered that some shareholders of Lakeshore may have different interests in the Business Combination from those of officers and directors. All of the independent members of Lakeshore’s board of directors, David Sherman, Jon Montgomery, and Mingyu Li, reviewed and considered these interests during the decision-making process, and finally unanimously approved the Merger Agreement.

Lakeshore’s board of directors also concluded that the potential benefits that it expected Lakeshore and its shareholders to achieve as a result of the Business Combination with NMI outweighed the potential risks associated with the Business Combination. Accordingly, Lakeshore’s board of directors unanimously determined that the Merger Agreement and the Business Combination were advisable, fair to, and in the best interest of Lakeshore and its shareholders.

While Lakeshore’s board of directors recommends a vote FOR the Business Combination and each of the other proposals, Lakeshore’s board of directors has interests that may be different from, or in addition to your interests as a shareholder. Please see the description of these conflicts on page 31 of this proxy statement/prospectus.

Summary of NMI Financial Analysis

Lakeshore and NMI do not as a practice make public projections as to future revenue, earnings or other results. However, Lakeshore is including the summary below of certain NMI historical and internal, unaudited prospective financial information from NMI’s management’s projections received on September 2, 2022, solely because that information was made available to the Lakeshore Board in connection with its evaluation of the Business Combination. Inclusion of summary information regarding the financial forecasts in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.

	Unaudited Actual		Projected
In US$	2020	2021	2022	2023	2024	2025	2026
TOTAL REVENUES	10,643,777	27,040,202	59,670,816	126,918,485	218,982,141	322,977,217	417,670,341
Growth %		154%	121%	113%	73%	47%	29%
GROSS PROFIT	1,789,937	7,465,500	15,584,396	42,117,476	60,658,618	91,030,684	122,469,181
Gross Margin %	17%	28%	26%	33%	28%	28%	29%
NET INCOME	585,986	4,722,291	8,657,561	24,445,217	37,017,962	57,982,912	78,823,478
EBITDA	664,616	4,981,841	12,602,037	34,675,299	50,246,601	76,903,416	104,850,227

The accompanying unaudited NMI historical and prospective financial information in this section was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of NMI’s management, was prepared on a reasonable basis, reflects the best then-currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance, in each case at the time such information was provided to the Lakeshore Board, which may be different from the information currently available at the time of filing this proxy statement/prospectus. As such, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The following is a summary of the financial analyses prepared by Lakeshore’s management and reviewed by Lakeshore’s board of directors in connection with the valuation of NMI. The summary set forth below does not purport to be a complete description of the financial analysis performed or factors considered by us nor does the order of the financial analysis described represent the relative importance or weight given to those financial analyses by Lakeshore’s board of directors. We may have deemed various assumptions more or less probable than other assumptions, so the valuations implied by the analysis summarized below should not be taken to be our view of the actual value of NMI.

In order to fully understand the financial analysis, the data must be read together with the text of the summary, as the data alone does not constitute a complete description of the financial analysis performed by Lakeshore. Considering the data below without considering all financial analysis or factors or the full narrative description of such analysis or factors, including the methodologies and assumptions underlying such analysis or factors, could create a misleading or incomplete view of the processes underlying Lakeshore’s financial analysis and the recommendations of its board of directors.

The assumptions and estimates underlying the financial projections are that NMI will develop a comprehensive product and service offering in the Controlled Environment Agriculture market, representing a shift from the Company’s core grow light products and that the Company will be engaging in the manufacturing of the light products in North America. For the projected period from 2023 to 2026, we expect the percentage of sales contributed by hardware sales, mostly comprised of light products sourced from third parties or manufactured in-house, to decline from 63% in 2023 to 45% in 2026. We expect the rest of the revenue to be generated from greenhouse EPC services which are based on expected projects for which the Company is currently in discussions.

For our grow light products, we assume a growth rate of 50% until 2023 followed by a more modest growth of 30% until 2026, driven by the start of our manufacturing activities and demand for light products from the greenhouses we intend to develop. For greenhouse EPC services, we assume that we will be able to complete the development and construction of two greenhouses with estimated revenue of $38 million for 2023, five greenhouses with estimated revenue of $95 million in 2024, eight greenhouses with estimated revenue of $153 million in 2025 and 10 greenhouses with estimated revenue of $191 million in 2026.

We assume that our gross margin for our light products will increase to 40% as we further vertically integrate our manufacturing capability. For greenhouse EPC services, we assume a 15% gross margin. We also took into our account our future overhead spending as a public traded company and related costs such as legal and accounting expenses for the projected period. In total, our SG&A cost as a percentage of our total revenue is projected to be around 7%, similar to other publicly traded companies of similar size. For more information, see risks and uncertainties set forth under “Risk Factors” and “Forward-Looking Statements and Risk Factor Summary” contained elsewhere in this proxy statement/prospectus.

Accordingly, there can be no assurance that the prospective results are indicative of the future performance of NMI or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

In performing its analysis, Lakeshore first looked at the potential market size and growth opportunity from top-down aspects. Based on estimations from certain published studies, the global commercial greenhouse market which consists of, among other things, automation, management & analytics, lighting, and grow media was valued at $50 billion in 2021 and is projected to reach $76 billion by 2030.

In connection with its analysis, NMI provided Lakeshore with its internally prepared projections of revenue growth through 2026, as described below, which were prepared by NMI on July 2, 2022. These projections were prepared by NMI solely for internal use, are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or security holders. You are cautioned not to rely on the forecasts in making a decision regarding the Business Combination, as the projections may be materially different than actual results.

This information should be read in conjunction with “NMI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the audited financial statements of NMI included elsewhere in this proxy statement.

Lakeshore used 2023E EBITDA projection and following comparables to analyze the valuation of NMI:

Given that NMI generated revenue in various enterprise service segments, Lakeshore selected public comparable companies listed in the United States public market, and in several related service segments, including hydroponics & indoor farming equipment and agriculture farming technology & solution. Because none of the selected companies is exactly the same as NMI, Lakeshore believed that it was inappropriate to, and therefore did not rely solely on the quantitative results of the selected public company analysis. Accordingly, Lakeshore also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of NMI and the selected companies to provide a context in which it considered the results of the quantitative analysis.

Lakeshore considered certain financial and operating data for publicly traded companies that Lakeshore deemed relevant for analysis. The selected companies and their financial metrics were:

	Market Cap	Enterprise Value	EBITDA ($US Million)	EV/EBITDA
	($US million)	($US million)	2023E	2023E
Hydroponics & Indoor Farming Equipment
The Scotts Miracle-Gro Company	$3,389	$7,120	$579	12.3x
GrowGeneration Corp.	$267	$251	$(2)	N/M
Hydrofram Holdings Group, Inc.	$135	$283	$7	42.3x(1)
iPower Inc.	$31	$53	$8	6.3x
Mean				9.3x
Median				9.3x
Agriculture Farming Technology & Solution
AppHarvest, Inc.	$290	$415	$(52)	N/M
Kalera Public Limited Company	$43	$136	$(29)	N/M
Urban-gro, Inc.	$39	$17	$(0)	N/M
Agrify Corporation	$17	$46	$(20)	N/M
AgriForce Growing Systems Ltd.	$30	$34	$2	18.6x
Mean				18.6x
Median				18.6x
Blended Mean & Median Average (Sector weighting adjusted)				11.9x

____________

(1)      Outliers (bold and italicized) have been excluded

Each service segment contains public companies with operating characteristics and business model resembling certain element of NMI’s business. Lakeshore mainly focused on Enterprise value (EV) to EBITDA as the key valuation metric. Lakeshore also assigned segment weightings based on NMI’s expected EBITDA mix in 2023. Lakeshore then applied a band of the average and the median as the lower and upper bounds of the EV/EBITDA multiple range of each service segment, adjusted by segment weighting, to derive a segment weighted EV/EBITDA multiple range for public comparable companies to be used to benchmark against NMI’s 2023 projected EV/EBITDA multiple.

By assessing a group of public comparable companies, Lakeshore derived a sector weighted average EV/EBITDA multiple of 11.9x. Compared to the Company’s pro-forma Enterprise Value relative to FY 2023 projected EBITDA which is 7.7x, it represents 35.6% discount to market pricing metrics for comparable companies in the relevant industries and sectors.

In terms of reviewing the financial projections and its underlying assumptions, we reviewed assumptions in the context of historical performance and business model to assess the viability of NMI’s projections. Historically, NMI has achieved strong topline growth, generating a 154% increase from 2020 to 2021. The hydroponics & indoor farming equipment businesses are counter-cyclical and customers need to maintain their agricultural equipment regardless of economic condition. In addition, NMI is aggressively expanding its agriculture farming technology & solutions business segments which are expected to grow at a faster pace than hydroponics & indoor farming equipment businesses. In addition, the controlled environment agriculture industry is expanding in North America. Thus, with existing business arrangements with NMI’s customers, as well as by acquiring new clients, NMI has the ability to quickly convert some of its consulting revenue into a recurring revenue model.

Based on NMI’s historical performance and parameters used in the assumptions, Lakeshore and Lakeshore’s board of directors believe NMI’s projections are reasonable, considering (i) NMI’s leading position in hydroponics & indoor farming equipment industry, (ii) NMI’s continuing growth in the agriculture farming technology & solutions business, which has higher margin than hydroponics & indoor farming equipment business, (iii) NMI’s ability to capitalize on the growth of environmental controlled farming and maintain its growth trajectory, and (iv) NMI’s development of commercial-scale greenhouses in North America for fresh and local vegetable products.

	Forecasted EBITDA in 2023 ($US, million)	EV/EBITDA Valuation Multiples	Implied Market Valuation
1, Hydroponics & Indoor Farming Equipment	$25	9.3x	$234
Agriculture Farming Technology & Solution	$10	18.6x	$179
Total	$35		$413
Implied Market Valuation Multiple			x
NMI’s Valuation Agreed with Lakeshore for the Merger Transaction (USD, million)
NMI’s Pre-money Value			$323
NMI’s Enterprise Value			$266
NMI’s Valuation Multiple			7.7x
NMI’s Pro Forma Trading Discount (Premium)			35.6%

Given the revenue multiple discounts to the publicly traded comparable companies, Lakeshore’s management and its board of directors believe the purchase price to be fair to Lakeshore shareholders. The analysis was prepared by Lakeshore management based on its judgment. The analysis above should not be deemed determinative of fact and of future results. This analysis reflects the best currently available estimates and presents to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of NMI.

Opinion of Lakeshore’s Financial Advisor

Generally

Lakeshore retained Newbridge to act as its financial advisor in connection with the proposed Business Combination. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Lakeshore selected Newbridge to act as its financial advisor in connection with the proposed Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On September 8, 2022, at a meeting of the Board held to evaluate the Business Combination, Newbridge delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion, dated September 8, 2022, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the Consideration is fair, from a financial point of view, to Lakeshore’s shareholders.

The full text of Newbridge’s written opinion to Lakeshore’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion.

Newbridge delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the Business Combination from a financial point of view. Newbridge’s opinion also does not address the relative merits of the proposed Business Combination as compared to any alternative business strategies or transactions that might exist for Lakeshore, or the underlying business decision of Lakeshore whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

•        Considered their assessment of general economic, market and financial conditions as well as their experience in connection with similar transactions, and business and securities valuations generally;

•        Reviewed drafts of the Business Combination Agreements related to the Business Combination;

•        Reviewed Lakeshore’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of Lakeshore since its IPO in March 2022;

•        Reviewed publicly available financial information of Lakeshore filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, and certain reports on material events filed on Forms 8-K between March 14th, 2022, through September 8th, 2022;

•        Reviewed a financial model of NMI with historical and future financial projections (including potential revenue growth, EBITDA and net income margins) provided by Lakeshore’s management team;

•        Performed a Discounted Cash Flow analysis layered onto Lakeshore’s financial model;

•        Performed a Public Company Comparable analysis of similar companies to NMI in the “Specialty Agriculture Equipment” sector to derive the Enterprise Value/EBITDA multiples;

•        Performed Comparable Precedent M&A Transaction analysis of similar companies to NMI in the “Specialty Agriculture Equipment” sector to derive the Enterprise Value/EBITDA multiples;

•        Conducted discussions with NMI’s management team to better understand NMI’s recent business history, and near-term financials; and

•        Performed such other analyses and examinations, as we deemed appropriate.

Newbridge also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which it deemed relevant. In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of Lakeshore that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of Lakeshore, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Lakeshore.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of Lakeshore and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of Common Stock actually will be when the Business Combination is consummated or the prices at which shares of Common Stock will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

Summary of Financial Analyses

The following represents a brief summary of the material financial analyses reviewed by the Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Newbridge or of its presentation provided to Lakeshore’s board of directors on September 8, 2022.

The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Newbridge or Lakeshore’s board of directors. Except as otherwise noted, the following quantitative information, to the extent it is based on market data, is based on market data as it existed on or before September 7, 2022, and is not necessarily indicative of current market conditions. Financial information of NMI is valued as of September 8, 2022, as provided by NMI’s management, which includes the changes in the revenue. All analyses conducted by Newbridge were going-concern analyses and Newbridge expressed no opinion regarding the liquidation value of any entity.

Valuation Analyses Summary

Based on its analysis of the Business Combination and the equity value of NMI, the equity values derived from the different analyses that Newbridge used showed a range between $254.4 million to $271.5 million on average. The consideration to be paid by Lakeshore of $230.0 million is below the valuation ranges in Newbridge’s analyses.

This range is based on the following:

•        The midpoint of the Discounted Cash Flow Analysis

•        The comparative values of recent M&A transactions involving similar companies

•        The comparative values of public specialty agricultural equipment companies

Comparable Public Company Analysis

Newbridge analyzed the current market valuations of comparable publicly listed companies (“peers”). Obtaining a meaningful valuation result from this method depends on ensuring a good level of comparability between NMI and its peers.

To calculate the equity value of the operating business, Newbridge first obtained the median Enterprise Value/EBITDA multiples from four (4) comparable public companies identified by Newbridge and applied it to NMI’s midpoint of 2022E and 2023E EBITDA. The public company comparables were selected using the following criteria: (i) companies with significant North American operations and (ii) which generated the majority of their revenues from the specialty agricultural equipment sector. The median valuation multiples of such comparable public companies were approximately 11.0x in 2022E and 12.0x in 2023E. The midpoint of these two EV/EBITDA multiples were used and multiplied by the midpoint of the 2022E and 2023E EBITDA to obtain an Enterprise value. The debt was removed from Enterprise Value and cash was added back and the Implied Equity Value using this analysis was $271.5M.

The table below summarizes certain observed historical and projected financial performance and trading multiples of the selected public companies were sourced from S&P Capital IQ data.

Comparable Public Company Analysis

($ in millions, except per share data)	9/7/2022	Balance Sheet			Income Statement
Company Name	Symbol	Stock Price	Market Capitalization	Enterprise Value	Revenue			EBITDA			Net Income
					LTM	2022E	2023E	LTM	2022E	2023E	LTM	2022E	2023E
Specialty Agricultural Equipment
The Scotts Miracle-Gro Company	NYSE:SMG	$57.61	$3,191.9	$6,923.2	$4,168.2	$3,950.5	$4,108.0	$559.7	$550.9	$578.8	$461.6	$423.2	$442.5
GrowGeneration Corp.	NASDAQ:GRWG	$4.50	$273.6	$257.4	$359.4	$270.0	$283.5	$(0.9)	$(14.4)	$(1.9)	$(17.8)	$(38.3)	$(29.0)
Hydrofarm Holdings Group, Inc.	NASDAQ:HYFM	$2.93	$132.1	$279.7	$443.1	$338.0	$351.3	$3.6	$(17.7)	$6.7	$(32.3)	$(45.9)	$(20.1)
iPower Inc.	NASDAQ:IPW	$1.00	$29.6	$51.5	$72.0	$78.3	$94.8	$4.1	$5.5	$8.4	$4.0	$5.2	$8.0
		EBITDA Margins & Debt Ratios			Income Statement
		LTM EBITDA Margin	2022 EBITDA Margin	Net Debt/LTM EBITDA	EV/Revenue			EV/EBITDA			P/E
Company Name	Symbol				LTM	2022E	2023E	LTM	2022E	2023E	LTM	2022E	2023E
Specialty Agricultural Equipment
The Scotts Miracle-Gro Company	NYSE:SMG	13.4%	13.9%	0.1x	1.7x	1.8x	1.7x	12.4x	12.6x	12.0x	NM	13.4x	12.5x
GrowGeneration Corp.	NASDAQ:GRWG	(0.3)%	(5.3)%	0.0x	0.7x	1.0x	0.9x	NM	NM	NM	NM	NM	NM
Hydrofarm Holdings Group, Inc.	NASDAQ:HYFM	0.8%	(5.2)%	0.0x	0.6x	0.8x	0.8x	78.0x	NM	41.8x	NM	NM	NM
iPower Inc.	NASDAQ:IPW	5.8%	7.0%	0.2x	0.7x	0.7x	0.5x	12.4x	9.5x	6.2x	27.5x	NM	NM
				MEDIAN	0.7x	0.9x	0.9x	12.4x	11.0x	12.0x	27.5x	NM	NM

The comparable public company analysis uses data from comparable guideline companies to develop a measure of current value for NMI. The theory underlying the comparable public companies’ valuation is that companies in the same industry with similar operating characteristics should have certain valuation benchmarks in common. The goal of the analysis is to develop a premise for relative value, which when coupled with other valuation approaches, presents a foundation for determining a range of values for NMI.

Precedent Transaction Company Analysis

Newbridge analyzed the last approximately three years of M&A transaction data in the Specialty Agricultural Equipment sector to find similar transactions where the targets being acquired most resembled NMI. The universe of transactions where there were similarities to NMI, and where financial data was recorded for the Business Combination value was generally limited, as is usually the case versus Public Comparables.

The criteria used for the selected transactions were those in which the targets most resembled NMI transaction, and included:

•        targets that were in the Specialty Agricultural Equipment sector;

•        targets that had corporate headquarters in US, Canada, or Europe; and

•        where the identified EV/EBITDA multiple was known.

Newbridge obtained the median Enterprise Value/EBITDA multiples from this dataset and multiplied by the mid-point of the 2022E and 2023E EBITDA to obtain an Enterprise Value. The debt was removed from Enterprise Value and cash was added back and the Implied Equity Value using this analysis was $254.4 million.

The comparable M&A transaction analysis examines the values that acquirers have previously placed on comparable companies in a merger or acquisition in order to develop a measure of current value for NMI.

Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis (the “DCF Analysis”) approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value.

Newbridge performed a DCF Analysis of the estimated future unlevered free cash flows attributable to NMI for the fiscal years of 2022 through 2031. In applying the DCF Analysis, Newbridge relied on the financial projections prepared by NMI that estimated certain revenue growth rates, as well as EBITDA and Net Income margins. While Newbridge has reviewed the financial projections to determine the reasonableness of the financial model’s assumptions, neither Newbridge, Lakeshore or NMI can guarantee that the milestones in the model can be achieved in the timeframes suggested.

The Net Present Value of Cash Flows were discounted using a discount rate of 22.0% and a Growth in Perpetuity rate of 1.0%.

Newbridge determined that the middle of the range of the discounted cash flow values was $269.6M.

Newbridge did not provide any independent examination, analysis or investigation with respect to any of the assumptions or financial information included in the projections. Newbridge does not express any opinion or imply any form of assurance with respect to the projections and does not assume any responsibility for any of the assumptions underlying the projections.

It should be noted that the WACC does not take into consideration the specific company risks such as the failure of NMI to raise capital and bankruptcy. Accordingly, NMI’s true WACC may be higher when taking into consideration the risks of default and negative operating profit history of the business which would have the effect of reducing the enterprise value range.

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to Lakeshore’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Newbridge in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Newbridge considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lakeshore. The estimates of the future performance of Lakeshore in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of the Common Stock.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, related party transactions, going private transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. Newbridge in the future may provide financial advisory or investment banking services to Lakeshore, NMI or their respective affiliates and may receive compensation for the rendering of these services. During the past two years, (i) Lakeshore has not engaged Newbridge to provide, and Newbridge has not provided, investment banking, financial advisory or other financial services to Lakeshore unrelated to the Business Combination for which Lakeshore has paid or expects to pay fees to Newbridge and (ii) neither Newbridge nor any of its affiliates have provided investment banking services or other financial services to NMI or its affiliates unrelated to the Business Combination for which Newbridge and its affiliates have received, or may receive, compensation.

Conclusion

The values derived from the different analyses that Newbridge used show a range between $254.4 million to $271.5 million. The Consideration to be paid by Lakeshore of $230 million is below the range of valuation ranges of the Analyses.

Based on its analysis, it is Newbridge’s opinion that, the Consideration is fair, from a financial point of view to Lakeshore’s shareholders.

The type and amount of consideration payable in the Business Combination was determined through negotiations between Lakeshore and NMI, and was approved by Lakeshore’s board of directors. The decision to enter into the Merger Agreement was solely that of Lakeshore’s board of directors. As described above, Newbridge’s opinion and analyses was only one of many factors considered by Lakeshore’s board of directors in its evaluation of the Business Combination and should not be viewed as determinative of the views of Lakeshore’s board of directors or management with respect to the Business Combination.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its opinion to Lakeshore’s board of directors, Lakeshore agreed to pay Newbridge a fee of $150,000. $60,000 of the fee was paid upon delivery of the opinion and the remaining $90,000 is payable upon consummation of the Business Combination. No portion of Newbridge fee is refundable or contingent upon the conclusion reached in the opinion. Lakeshore has also agreed to indemnify Newbridge against certain liabilities and other items that may arise out of Lakeshore’s engagement of Newbridge. The Lakeshore board of directors did not limit Newbridge in any way in the investigations it made or the procedures it followed in rendering its opinion.

Satisfaction of 80% Test

Nasdaq rules require that any business combination that Lakeshore closes has a fair market value of at least 80% of the amount held in the Trust Account (such requirement, the “80% test”). At signing of the Merger Agreement, the Trust Account had approximately $70,345,003.32 in it, 80% of which would be $56,276,002.60. Lakeshore will pay NMI’s stockholders 23 million shares of its common stock to acquire NMI except for other considerations, which, based on the closing price of Lakeshore’s common stock on the day prior to announcement of the transaction ($10.02 per share) was valued in excess of $230 million. Since the $230 million being paid was determined to be fair by Lakeshore’s board of directors and well in excess of 80% of the amount in the Trust Account, Lakeshore’s board of directors determined that Nasdaq’s 80% test was satisfied.

Full Text of the Resolution to be Approved

“RESOLVED, as an ordinary resolution, that the merger of LBBB Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, with and into Nature’s Miracle, Inc., a Delaware corporation, be confirmed, adopted, approved and ratified in all respects.”

Required Vote

Approval of the Merger Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Adoption of the Merger Proposal is conditioned upon the adoption of the Reincorporation Proposal. It is important for you to note that in the event that either of the Reincorporation Proposal or the Merger Proposal is not approved, then Lakeshore will not consummate the Business Combination.

Recommendation of Lakeshore’s Board of Directors

After careful consideration, Lakeshore’s board of directors has determined that the Acquisition Merger forming part of the Business Combination with Nature’s Miracle is fair to and in the best interests of Lakeshore and its shareholders and also concluded that Nature’s Miracle’s fair market value satisfied the 80% test. On the basis of the foregoing, Lakeshore’s board of directors has approved and declared advisable the Business Combination with Nature’s Miracle and recommends that you vote or give instructions to vote “FOR” the Merger Proposal. Lakeshore’s directors have interests that may be different from, or in addition to your interests as a shareholder. See “Proposal No. 4 The Merger Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

PROPOSAL NO. 5
THE NASDAQ PROPOSAL

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Pursuant to the Merger Agreement, based on Lakeshore’s current capitalization, we anticipate that we will issue to the Nature’s Miracle’s stockholders as consideration in the Merger, 22,362,706 shares of PubCo Common Stock. Because the number of shares of PubCo Common Stock we anticipate issuing as consideration in the Merger (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of Lakeshore, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b). Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, Lakeshore would issue shares representing more than 20% of the outstanding shares of our common stock in connection with the Business Combination and the SEPA. The issuance of such shares would result in significant dilution to Lakeshore’s shareholders and would afford such shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Lakeshore. If the Nasdaq Proposal is adopted, it is anticipated that, immediately after consummation of the Business Combination, Lakeshore’s shareholders, including the initial shareholders, will own 15.0% of the issued PubCo Common Stock on a fully diluted basis, and Nature’s Miracle’s stockholders will own 80.9% of the issued PubCo Common Stock on a fully diluted basis. These relative percentages assume that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised. These percentages also do not take into account any equity awards that may be issued under the 2024 Incentive Plan following the Business Combination.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, PubCo would be in violation of Nasdaq Listing Rule 5635(a) and (b) and potentially Nasdaq Listing Rule 5635(d), which could result in the delisting of Lakeshore securities from the Nasdaq Global Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage for the post-transaction company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of Lakeshore and Nature’s Miracle to close the Business Combination that our common stock remain listed on the Nasdaq Global Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed.

Full Text of the Resolution to be Approved

“RESOLVED, as an ordinary resolution, that for purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding LBBB Ordinary Shares of the Company and the resulting change in control in connection with the Merger be confirmed, adopted, approved and ratified in all respects.”

Required Vote

Approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. The Business Combination Proposal is conditioned on the Nasdaq Proposal, and the Nasdaq Proposal is dependent upon the approval and completion of the Business Combination. If the Business Combination is not approved or completed, this proposal will have no effect even if approved by our shareholders.

Recommendation of Lakeshore’s Board of Directors

Lakeshore’s board of directors recommends a vote “FOR” adoption of the Nasdaq Proposal.

PROPOSAL NO. 6
THE DIRECTOR ELECTION PROPOSAL

Overview

Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of five directors, four of whom will be designated by Nature’s Miracle’s current board of directors, and one of whom will be designated by Sponsor. Nature’s Miracle’s board of directors has recommended Tie (James) Li, Zhiyi (Jonathan) Zhang, Charles Jourdan Hausman, and H. David Sherman, and Sponsor has recommended Jon M. Montgomery, to serve on PubCo’s board of directors effective as of the closing of the Business Combination.

At the Extraordinary General Meeting, Lakeshore’s shareholders are being asked to appoint Charles Jourdan Hausman as the Class I director serving until PubCo’s 2024 annual meeting of stockholders; Zhiyi (Jonathan) Zhang and H. David Sherman as Class II directors serving until PubCo’s 2025 annual meeting of stockholders; and Tie (James) Li and Jon M. Montgomery as Class III directors serving until PubCo’s 2026 annual meeting of stockholders; and in each case, until their successors are duly elected and qualified, or until their earlier resignation, removal or death. See “PubCo’s Directors and Officers After the Business Combination” of this proxy statement/prospectus for more information.

If the Business Combination is consummated, each of the existing directors of Lakeshore will resign from the board of Lakeshore upon the closing of the Business Combination.

Full Text of the Resolution to be Approved

“RESOLVED, as an ordinary resolution, that Charles Jourdan Hausman as Class I director serving until PubCo’s 2024 annual meeting of stockholders; Zhiyi (Jonathan) Zhang and H. David Sherman as Class II directors serving until PubCo’s 2025 annual meeting of stockholders; and Tie (James) Li and Jon M. Montgomery as Class III directors serving until PubCo’s 2026 annual meeting of stockholders; and in each case, effective as of the closing of the Business Combination in accordance with the Merger Agreement.”

Required Vote

The appointment of each director nominee requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. The Director Election Proposal is dependent upon the approval and completion of the Business Combination. If the Business Combination is not approved or completed, this proposal will have no effect even if approved by our shareholders.

Recommendation of Lakeshore’s Board of Directors

Lakeshore’s board of directors recommends a vote “FOR” the appointment of each of the director nominees in the Director Election Proposal.

PROPOSAL NO. 7
THE INCENTIVE PLAN PROPOSAL

The 2024 Incentive Plan was adopted by Nature’s Miracle’s board on September 1, 2022, and the same has been adopted and approved by Lakeshore’s board of directors subject to shareholder approval and consummation of the Business Combination. The purpose of the 2024 Incentive Plan is to further align the interests of eligible participants with those of PubCo’s stockholders by providing long-term incentive compensation opportunities tied to the performance of the PubCo Common Stock. Lakeshore and Nature’s Miracle’s respective management teams believe that, to be successful, PubCo’s employees need to think like owners. Consistent with this philosophy, its equity program will be broad-based to provide it with a competitive advantage in its efforts to hire and retain top talent. In order to make grants of equity in accordance with the compensation philosophy of PubCo, the board has approved and is asking you to approve the 2024 Incentive Plan.

Overview

In connection with the Business Combination, Lakeshore’s shareholders are also being asked to approve and adopt the Nature’s Miracle, Inc. Equity Incentive Plan (the “2024 Incentive Plan”).

The 2024 Incentive Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or equity-related cash-based awards. Directors, officers and other employees of PubCo and its subsidiaries, as well as others performing consulting or advisory services for PubCo, will be eligible for grants under the 2024 Incentive Plan.

The purpose of the 2024 Incentive Plan is to enhance PubCo’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to PubCo by providing these individuals with equity ownership opportunities, and to encourage profitability and growth through short-term and long-term incentives that are consistent with PubCo’s objectives. Equity awards are intended to motivate high levels of performance and align the interests of PubCo’s directors, employees and consultants with those of its stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in PubCo and providing a means of recognizing their contributions to the success of PubCo. Lakeshore’s board of directors and management believe that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining highly qualified individuals who will help PubCo meet its goals.

Set forth below is a summary of the material terms of the 2024 Incentive Plan, which is qualified in its entirety by the text of the 2024 Incentive Plan, a copy of which is attached hereto as Annex E. For further information about the 2024 Incentive Plan, we refer you to the complete copy of the 2024 Incentive Plan. As of January 10, 2024, the record date for the Special Meeting, the closing price per share of Lakeshore’s Ordinary Shares on Nasdaq was $11.15.

Summary of the Material Features of the 2024 Incentive Plan

Eligibility.    Incentive Stock Options (the “ISOs”) may be granted only to employees. All other awards may be granted to employees, consultants and non-employee directors; provided such consultants and non-employee directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

Shares Available for Issuance.    The 2024 Incentive Plan provides for the future issuance of shares of PubCo Common Stock, representing 10% of the number of shares of PubCo Common Stock outstanding following the Business Combination (after giving effect to the Redemption). The 2024 Incentive Plan also provides for an annual increase on January 1 for each of the first ten (10) calendar years during the term of the 2024 Incentive Plan by the lesser of (a) Five percent (5%) of all classes of the Company’s common stock outstanding on each December 31 immediately prior to the date of increase or (b) such number of Shares determined by the Board. Generally, shares of Nature’s Miracle reserved for awards under the 2024 Incentive Plan that lapse or are forfeited will be added back to the share reserve available for future awards. To the extent an Award under the 2024 Incentive Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the 2024 Incentive Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the 2024 Incentive Plan.

At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under the 2024 Incentive Plan. No more than 2,300,000 Shares shall be issued pursuant to the exercise of ISOs under the 2024 Incentive Plan.

Stock Options.    Stock options granted under the 2024 Incentive Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options (the “NSOs”), which are not intended to meet those requirements. ISOs may only be granted to employees of Nature’s Miracle and its affiliates, and with respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. Non-qualified options may be granted to employees, directors and consultants of Nature’s Miracle and its affiliates. The Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant, and the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death, disability or cause, and for one year after termination of service on account of death or total and permanent disability, but will not be exercisable if the termination of service was due to cause.

Restricted Stock.    Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain time or performance-based vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that generally dividend equivalents may accrue but will not be paid during the restricted period, and the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the restricted shares, but he or she may not sell the shares until the restrictions are lifted.

Restricted Stock Units.    Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the plan administrator and when the applicable restrictions lapse, the grantee will be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. Dividend equivalents may accrue but will not be paid prior to and only to the extent that, the restricted stock unit award vests. The holder of restricted stock units does not have the rights and privileges of a regular stockholder, including the ability to vote the restricted stock units.

Other Stock-Based Awards and Performance-Based Awards.    The Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights and stock bonus awards. The plan administrator may award such stock-based awards subject to such conditions and restrictions as it may determine. We may grant an award conditioned on satisfaction of certain performance criteria. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.

Plan Administration.    Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board will establish the terms for the grant of an Award to Non-Employee Directors. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). In accordance with the provisions of the 2024 Incentive Plan, the plan administrator determines the terms of awards, including, which employees, directors and consultants will be granted awards, the number of shares subject to each award, the vesting provisions of each award, the termination or cancellation provisions applicable to awards, and all other terms and conditions upon which each award may be granted in accordance with the 2024 Incentive Plan.

Corporate Transactions.    In the event of a Corporate Transaction any or all outstanding Awards may be (a) continued by the Company, if the Company is the successor entity; or (b) assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation, for substantially equivalent Awards. The successor corporation may also issue, as replacement of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation refuses to assume, substitute or replace any Award, then notwithstanding any other provision in this Plan to the contrary, each such Award shall become fully vested and, as applicable, exercisable and any rights of repurchase or forfeiture restrictions thereon shall lapse, immediately prior to the consummation of the Corporate Transaction. Performance Awards not assumed or substituted pursuant to the foregoing shall be deemed earned and vested at 100% of target level, unless otherwise indicated pursuant to the terms and conditions of the applicable Award Agreement.

The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged. In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the 2024 Incentive Plan or authorized for grant to a Participant in a calendar year.

In the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors will accelerate and such Awards will become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

Amendment and Termination.    The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan provided that no amendment requiring stockholder approval that is approved by the Board shall be effective until the approval of the stockholders of the Company is obtained, and provided that a Participant’s Award will continue to be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the 2024 Incentive Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation or rule.

Duration of Plan.    The Plan will expire by its terms on February 20, 2034 (ten years from the date the 2024 Incentive Plan is adopted).

Federal Income Tax Considerations

The material federal income tax consequences of the issuance and exercise of stock options and other awards under the 2024 Incentive Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2024 Incentive Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options:    Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to Nature’s Miracle at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and Nature’s Miracle will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.

Non-Qualified Options:    Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options. A non-qualified option ordinarily will not result in income to the optionee or deduction to Nature’s Miracle at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to Nature’s Miracle in an amount equal to the optionee’s compensation income. An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding taxable compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

Stock Grants:    With respect to stock grants under the 2024 Incentive Plan that result in the transfer of shares that are not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary compensation income equal to the fair market value of shares received. Nature’s Miracle generally will be entitled to a deduction in an amount equal to the ordinary compensation income recognized by the grantee. With respect to stock grants involving the transfer of shares that are subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares are not subject to a substantial risk of forfeiture. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of the substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which they previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the restricted shares. Nature’s Miracle generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Restricted Stock Units:    The grantee recognizes no income until vested shares are issued pursuant to the terms of the grant. At that time, the grantee must generally recognize ordinary compensation income equal to the fair market value of the shares received. Nature’s Miracle generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

New Plan Benefits

Grants under the 2024 Incentive Plan will be made at the discretion of the plan administrator or other delegated persons, and we cannot determine at this time either the persons who will receive awards under the 2024 Incentive Plan or the amount or types of any such awards. The value of the awards granted under the 2024 Incentive Plan will depend on a number of factors, including the fair market value of the PubCo Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Interests of Certain Persons in this Proposal

Lakeshore’s directors and executive officers may be considered to have an interest in the approval of the 2024 Incentive Plan because they may in the future receive awards under the 2024 Incentive Plan. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the 2024 Incentive Plan.

Registration with the SEC

If the 2024 Incentive Plan is approved by shareholders and becomes effective, PubCo is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2024 Incentive Plan after becoming eligible to use such form.

Equity Compensation Plan Information

Lakeshore did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of January 25, 2024.

Interest of Directors and Executive Officers in the 2024 Incentive Plan

PubCo’s officers and directors after the Business Combination, some of whom are directors and officers of Nature’s Miracle, will be eligible to receive awards under the 2024 Incentive Plan if it is approved by a majority of Lakeshore’s shareholders at the Extraordinary General Meeting. In addition, the 2024 Incentive Plan provides that neither the company nor any member of a committee administering the 2024 Incentive Plan will be liable for any action or determination made in good faith with respect to the 2024 Incentive Plan or any award thereunder. Accordingly, PubCo’s officers and directors after the Business Combination have a substantial interest in the approval of the Incentive Plan Proposal.

Full Text of the Resolution to be Approved

“RESOLVED, as an ordinary resolution, the 2024 Incentive Plan attached to this proxy statement/prospectus as Annex C be confirmed, adopted, approved and ratified in all respects.”

Required Vote

Approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. The Business Combination Proposal is conditioned upon the Incentive Plan Proposal, and the Incentive Plan Proposal is dependent upon the approval and completion of the Business Combination. If the Business Combination is not approved or completed, this proposal will have no effect even if approved by Lakeshore’s shareholders.

Recommendation of Lakeshore’s Board of Directors

Lakeshore’s board of directors recommends a vote “FOR” adoption of the Incentive Plan Proposal.

PROPOSAL NO. 8
THE ADJOURNMENT PROPOSAL

Purpose of the Adjournment Proposal

If it is determined by the officer presiding over the Extraordinary General Meeting that more time is necessary for Lakeshore to consummate the Business Combination and the other transactions contemplated by the Merger Agreement, the presiding officer may adjourn the Extraordinary General Meeting to a later date, or dates. In no event will Lakeshore seek adjournment which would result in soliciting of proxies, having a shareholder vote, or otherwise consummating a business combination after March 11, 2024. The purpose of the adjournment proposal is to provide more time to consummate the Business Combination. The presiding officer may present the adjournment proposal if Lakeshore is unable to consummate the Business Combination for any reason.

In addition to an adjournment of the Extraordinary General Meeting upon approval of an adjournment proposal, Lakeshore’s board of directors is empowered to postpone the meeting at any time prior to the meeting being called to order. In such event, Lakeshore will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

If an adjournment proposal is presented to the Extraordinary General Meeting and is not approved by Lakeshore’s shareholders, Lakeshore may not be able to adjourn the Extraordinary General Meeting to a later date if Lakeshore is unable to consummate the Business Combination (because either the Reincorporation, the Merger or any other matter presented at the Extraordinary General Meeting is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Full Text of the Resolution to be Approved

“RESOLVED, as an ordinary resolution, that in the event the chairman of the Extraordinary General Meeting determines that more time is necessary for Lakeshore to consummate the Business Combination and the other transactions contemplated by the Merger Agreement, the adjournment of the Extraordinary General Meeting to a date and time to be confirmed by the chairman of the Extraordinary General Meeting be confirmed, adopted, approved and ratified in all respects.”

Required Vote

Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Recommendation of Lakeshore’s Board of Directors

Lakeshore’s board of directors recommends a vote “FOR” adoption of the Adjournment Proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the Reincorporation to U.S. Holders (defined below) of LBBB Ordinary Shares, LBBB Rights and LBBB Warrants (collectively, the “Lakeshore securities”), (ii) of the Merger to U.S. Holders of Nature’s Miracle common stock (the “Nature’s Miracle securities”), (iii) of the ownership and disposition of PubCo Common Stock and PubCo Warrants (collectively, the “PubCo securities”) received in the Business Combination to U.S. Holders and Non-U.S. Holders and (iv) of the exercise of redemption rights by holders of Lakeshore securities that are U.S. Holders.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of PubCo securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Lakeshore securities, Nature’s Miracle securities or PubCo securities.

Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Lakeshore securities or Nature’s Miracle securities and, after the completion of the Business Combination, PubCo securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received LBBB Ordinary Shares or Nature’s Miracle common stock through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding LBBB Ordinary Shares or Nature’s Miracle common stock, or, after the Business Combination, the issued PubCo Common Stock (excluding treasury shares);

•        holders holding Lakeshore securities or Nature’s Miracle securities, or, after the Business Combination, PubCo securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/consent solicitation statement/prospectus, the term “U.S. Holder” means a beneficial owner of Lakeshore securities or Nature’s Miracle securities, and, after the Business Combination, PubCo securities received in the Business Combination, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Lakeshore securities or Nature’s Miracle securities, and, after the Business Combination, PubCo securities received in the Business Combination, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Lakeshore securities or Nature’s Miracle securities, and, after the completion of the Business Combination, PubCo securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of PubCo securities received in the Business Combination.

Because LBBB Units will be separated into their component parts immediately prior to the consummation of the Business Combination, a beneficial owner of a LBBB Unit should be treated as the owner of the underlying component Lakeshore securities for U.S. federal income tax purposes. The discussion below with respect to Lakeshore securities should also apply to holders of LBBB Units (as the deemed owner of the underlying component Lakeshore securities).

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION, MERGER, OWNERSHIP AND DISPOSITION OF PUBCO COMMON STOCK AND PUBCO WARRANTS AND THE EXERCISE OF REDEMPTION RIGHTS. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF LAKESHORE SECURITIES, NATURE’S MIRACLE SECURITIES OR PUBCO SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS

OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF LAKESHORE SECURITIES OR NATURE’S MIRACLE SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities

The following discussion, constitutes the opinion of Loeb & Loeb, counsel to Lakeshore, as to the material U.S. federal income tax consequences of the Reincorporation to U.S. Holders of Lakeshore Securities, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

If the Reincorporation Qualifies as a Reorganization

General U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the Reincorporation to U.S. Holders will depend primarily on whether the Reincorporation qualifies as a reorganization within the meaning of Section 368 of the Code (a “Reorganization”). The Reincorporation should qualify as a Reorganization. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a reincorporation merger of a corporation holding only investment-type assets such as Lakeshore, the qualification of the Reincorporation as a Reorganization is not entirely clear. U.S. Holders should be aware that Lakeshore has not requested and, following the Reincorporation, PubCo does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Reincorporation. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

If the Reincorporation qualifies as a Reorganization and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” and the discussion below regarding the effect of Section 367 of the Code, a U.S. Holder that exchanges its Lakeshore securities pursuant to the Reincorporation should not recognize gain or loss on the exchange of Lakeshore securities for PubCo securities. The aggregate adjusted tax basis of a U.S. Holder in the PubCo Common Stock received as a result of the Reincorporation should equal the aggregate adjusted tax basis of the LBBB Ordinary Shares surrendered in the exchange, and the aggregate adjusted tax basis in the PubCo Warrants received as a result of such exchange should equal the aggregate adjusted tax basis of the LBBB Warrants surrendered in the exchange, in each case increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below). A U.S. Holder’s holding period for the PubCo securities received in the exchange should include the holding period for the Lakeshore securities surrendered in the exchange.

Because the Reincorporation will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to LBBB securities, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Reincorporation. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Reincorporation and exercise of redemption rights.

Effect of Section 367 of the Code to U.S. Holders of LBBB Ordinary Shares

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a Reorganization. When it applies, Section 367 imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) generally will apply to U.S. Holders that exchange LBBB Ordinary Shares (but not the LBBB Warrants) for PubCo Common Stock as part of the Reincorporation. Because the Reincorporation will occur immediately prior to the redemption of holders that exercise redemption rights with respect to LBBB Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Reincorporation.

A.     U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of Lakeshore

A U.S. Holder that on the day of the Reincorporation beneficially owns (directly, indirectly or constructively) (i) ten percent (10%) or more of the total combined voting power of all classes of Lakeshore stock entitled to vote or (ii) ten percent (10%) or more of the total value of shares of all classes of Lakeshore stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the LBBB Ordinary Shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Lakeshore securities entitled to vote or 10% or more of the total value of shares of all classes of Lakeshore securities for U.S. federal income tax purposes, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s earnings and profits amount with respect to its LBBB Ordinary Shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the LBBB Ordinary Shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such LBBB Ordinary Shares.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its LBBB Ordinary Shares as a result of the Reincorporation. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non- Electing Shareholder (as defined below) under the proposed Treasury regulations under Section 1291(f) of the Code.

B.      U.S. Holders Who Own Less Than 10 Percent of the Voting Power and Value of Lakeshore

A U.S. Holder that on the day of the Reincorporation beneficially owns (directly, indirectly or constructively) LBBB Ordinary Shares with a fair market value of $50,000 or more but less than (i) ten percent (10%) of the total combined voting power of all classes of Lakeshore stock entitled to vote and (ii) ten percent (10%) of the total value of shares of all classes of Lakeshore stock must either recognize gain with respect to the Reincorporation or, in the alternative, elect to recognize the “all earnings and profits” amount, in each case as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such holder generally must recognize gain (but not loss) with respect to PubCo Common Stock received in exchange for its LBBB Ordinary Shares pursuant to the Reincorporation. Any such gain would be equal to the excess of the fair market value of such PubCo Common Stock received over the U.S. Holder’s adjusted tax basis in the LBBB Ordinary Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. Holder held the LBBB Ordinary Shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the earnings and profits amount attributable to its LBBB Ordinary Shares under Section 367(b). There are, however, strict conditions for making this election, as enumerated in the Treasury regulations.

U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder (as defined below) under the proposed Treasury regulations under Section 1291(f) of the Code.

A U.S. Holder (who is not a U.S. Shareholder) that beneficially owns (directly, indirectly or constructively) LBBB Ordinary Shares with a fair market value of less than $50,000 would not be required to recognize any gain or loss or include any part of the earnings and profits amount in income under Section 367(b) of the Code in connection with the Reincorporation, for federal income tax purposes.

If the Reincorporation Does Not Qualify as a Reorganization

If the Reincorporation fails to qualify as a Reorganization, and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder that exchanges its Lakeshore securities for PubCo securities in the Reincorporation will recognize gain or loss equal to the difference between (i) fair market value of the PubCo securities received and (ii) the U.S. Holder’s adjusted tax basis in the Lakeshore securities exchanged therefor. A U.S. Holder’s aggregate tax basis in the PubCo securities received will be the fair market value of the PubCo securities on the date of the Reincorporation. The U.S. Holder’s holding period for the PubCo securities received pursuant to the Reincorporation will begin on the day after the date of the Reincorporation.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the Lakeshore securities exceeds one year at the time of the Reincorporation. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of Lakeshore securities for PubCo securities pursuant to the Reincorporation, the qualification of the Reincorporation as a Reorganization, and the application of Section 367(b) to the Reincorporation.

Passive Foreign Investment Company Status

Even if the Reincorporation qualifies as a Reorganization, the Reincorporation may be a taxable event to U.S. Holders of Lakeshore securities under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies. Because Lakeshore is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a tentative review of its financial statements, Lakeshore believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2021, and will likely be considered a PFIC for its current taxable year which ends as a result of the Reincorporation.

A.      Definition and General Taxation of a PFIC

A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for these purposes its pro rata share of the gross income and assets of any corporation (and, if certain proposed Treasury Regulations are applied, partnerships) in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually.

If Lakeshore is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Lakeshore securities and, in the case of LBBB Ordinary Shares, the U.S. Holder did not make either (a) a timely qualified election fund (“QEF”) election under Section 1295 of the Code for Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LBBB Ordinary Shares or (b) a QEF election along with a “purging election,” both of which are discussed further below, such holder generally will be subject to special rules with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of Lakeshore securities; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the LBBB Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the LBBB Ordinary Shares).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Lakeshore securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Lakeshore’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Lakeshore is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its LBBB Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of Lakeshore’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Lakeshore’s taxable year ends.

B.      Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Lakeshore securities will depend on whether the U.S. Holder has made a timely and effective election to treat Lakeshore as a QEF, for Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LBBB Ordinary Shares, or if the U.S. Holder made an effective QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make an effective QEF election with respect to Lakeshore is contingent upon, among other things, the provision by Lakeshore of certain information that would enable the U.S. Holder to make and maintain a QEF election. If Lakeshore determines it is a PFIC for any taxable year, it will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that Lakeshore will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. A U.S. Holder of a PFIC that made a timely and effective QEF election for Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LBBB Ordinary Shares, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make a timely and effective QEF election for Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LBBB Ordinary Shares, or that did not make a QEF election along with a purging election, is hereinafter referred to as a “Non-Electing Shareholder.”

As indicated above, if a U.S. Holder of LBBB Ordinary Shares has not made a timely and effective QEF election with respect to Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LBBB Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its LBBB Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of Lakeshore’s tax year in which Lakeshore qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held LBBB Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its LBBB Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the LBBB Ordinary Shares for purposes of the PFIC rules.

A U.S. Holder may not make a QEF election with respect to its LBBB Warrants. As a result, if a U.S. Holder of LBBB Warrants sells or otherwise disposes of such rights (including for this purpose exchanging the LBBB Warrants for PubCo Warrants in the Reincorporation), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Lakeshore were a PFIC at any time during the period the U.S. Holder held the LBBB Warrants.

U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may instead elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the SEC or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). The Nasdaq Stock Market currently is considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to their LBBB Ordinary Shares under their particular circumstances.

C.     Effect of PFIC Rules on the Reincorporation

Even if the Reincorporation qualifies as a Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury regulations under Section 1291(f), (the “Proposed Regulations”) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, the Proposed Regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of Lakeshore securities for PubCo securities in the Reincorporation if Lakeshore were classified as a PFIC at any time during such U.S. Holder’s holding period in Lakeshore securities. Any such gain would be treated as an “excess distribution” made in the year of the Reincorporation and subject to the special tax and interest charge rules discussed above under “— Definition and General Taxation of a PFIC.” In addition, the Proposed Regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See “— U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities — Effect of Section 367 of the Code to U.S. Holders of LBBB Ordinary Shares.” The Proposed Regulations should not apply to an Electing Shareholder with respect to its LBBB Ordinary Shares for which a timely QEF election, a QEF election along with a purging election, or mark-to-market election is made.

An Electing Shareholder may, however, be subject to the rules discussed below under the section entitled “— U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities — Effect of Section 367 of the Code to U.S. Holders of LBBB Ordinary Shares.” In addition, as discussed above, since a QEF election cannot be made with respect to LBBB Warrants, the Proposed Regulations should apply to cause gain recognition under the PFIC rules on the exchange of LBBB Warrants for PubCo Warrants pursuant to the Reincorporation. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Lakeshore securities should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Nature’s Miracle Securities

Nature’s Miracle and Lakeshore intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Nature’s Miracle intends to receive an opinion from its tax counsel to the effect that, for U.S. federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

If Nature’s Miracle does not receive this opinion after the registration statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part is declared effective by the SEC, and if the U.S. federal income tax consequences of the Merger have materially changed, Nature’s Miracle will recirculate this proxy statement/consent solicitation/prospectus and resolicit the votes of Nature’s Miracle stockholders.

This opinion of counsel does not address any state, local or foreign tax consequences of the Merger. It is based on certain assumptions and representations as to factual matters from Nature’s Miracle, Lakeshore, PubCo and Merger Sub, as well as certain covenants by those parties. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. Nature’s Miracle and Lakeshore do not intend to request a ruling from the IRS about any aspects of the U.S. federal income tax consequences of the Merger. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the opinion cannot be relied upon and the U.S. federal income tax consequences of the Merger could differ from those described below.

Subject to the qualifications and limitations set forth herein, U.S. Holders of Nature’s Miracle common securities will generally not recognize any gain or loss as a result of the Merger. Pursuant to the Merger, U.S. Holders of Nature’s Miracle common stock will receive shares of PubCo Common Stock in exchange for their shares of Nature’s Miracle common stock. Generally, each U.S. Holder’s tax basis in the shares of PubCo Common Stock received in the Merger will be the same as his, her or its tax basis in the shares of Nature’s Miracle common stock surrendered in the Merger in exchange therefor. The holding period of the shares of PubCo Common Stock received in the Merger by the U.S. Holder will include the holding period of the shares of Nature’s Miracle common stock surrendered in the Merger in exchange therefor.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of the Merger under such holder’s particular circumstances.

U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Common Stock

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of PubCo Common Stock to U.S. Holders who receive such PubCo Common Stock pursuant to the Business Combination

Distributions on PubCo Common Stock

The gross amount of any distribution on shares of PubCo Common Stock that is made out of PubCo’s current or accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for a dividends received deduction (pursuant to which a portion of the dividend may be deducted) if the requisite holding period is satisfied. Subject to applicable requirements and limitations, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. To the extent that the amount of any distribution made by PubCo on the PubCo Common Stock exceeds PubCo’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero)in the adjusted basis of the U.S. Holder’s shares of PubCo Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Shares of PubCo Common Stock.”

Sale, Exchange, Redemption or Other Taxable Disposition of Shares of PubCo Common Stock

A U.S. Holder will generally recognize gain or loss on any sale, exchange, or other taxable disposition of PubCo Common Stock, including on a redemption that is treated as a sale or exchange under Section 302 of the Code, in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such PubCo Common Stock. Any gain or loss recognized by a U.S. Holder on a taxable disposition of PubCo Common Stock will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the PubCo Common Stock exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of PubCo Common Stock will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a PubCo Warrant

Except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of PubCo Common Stock on the exercise of a PubCo Warrant for cash. A U.S. Holder’s tax basis in a share of PubCo Common Stock received upon exercise of the PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of PubCo Common Stock received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants and will not include the period during which the U.S. Holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the PubCo Common Stock received would equal the holder’s basis in the PubCo Warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the PubCo Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Common Stock would include the holding period of the PubCo Warrant exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised PubCo Warrants treated as surrendered to pay the exercise price of the PubCo Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the PubCo Common Stock that would have been received with respect to the surrendered warrants in a regular exercise of the PubCo Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the PubCo Common Stock received would equal the U.S. Holder’s tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the PubCo Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of PubCo Warrants.

Certain U.S. Federal Income Tax Consequences to U.S. Holders of Exercising Redemption Rights

In the event that a U.S. Holder elects to redeem its LBBB Ordinary Shares (which will be exchanged for shares of PubCo Common Stock in the Reincorporation) for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the PubCo Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the PubCo Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the PubCo Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the PubCo Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the PubCo Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of PubCo Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Lakeshore’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the PubCo Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the PubCo Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the PubCo Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of PubCo Common Stock treated as held by the U.S. Holder (including any PubCo Common Stock constructively owned by the U.S. Holder as a result of owning PubCo Warrants) relative to all of the PubCo Common Stock outstanding both before and after the redemption. The redemption of LBBB Ordinary Shares generally will be treated as a sale or exchange of the PubCo Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Lakeshore or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only PubCo Common Stock actually owned by the U.S. Holder, but also PubCo Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities, including those in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include PubCo Common Stock which could be acquired pursuant to the exercise of the PubCo Warrants. In order to meet the substantially disproportionate test, the percentage of Lakeshore’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the PubCo Common Stock must be less than 80% of the percentage of Lakeshore’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding PubCo Common Stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including through constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Lakeshore entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the PubCo Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the PubCo Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other PubCo Common Stock. The redemption of the PubCo Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Lakeshore. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Lakeshore will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution.

After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining PubCo Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its PubCo Warrants or possibly in other PubCo Common Stock constructively owned by it. Shareholders who hold different blocks of PubCo Common Stock (generally, shares of Lakeshore purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Reincorporation will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to LBBB Ordinary Shares, U.S. Holders exercising such redemption rights, will be deemed to have exchanged their LBBB Ordinary Shares for shares of PubCo Common Stock and be subject to the potential tax consequences of Section 367(b) of the Code and the tax rules relating to PFICs as a result of the Reincorporation (as discussed further above).

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their PubCo Common Stock pursuant to an exercise of redemption rights.

Non-U.S. Holders

Tax Consequences for Non-U.S. Holders of Owning and Disposing of PubCo Common Stock

Distributions on PubCo Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of PubCo Common Stock received in the Reincorporation will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be treated first as a tax free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the PubCo Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of PubCo Common Stock.”

Dividends paid to a Non-U.S. Holder of PubCo Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of PubCo Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the PubCo Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of PubCo Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim or refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the taxable disposition of PubCo Common Stock generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        PubCo is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where PubCo Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than5% of such Shares, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the Shares disposed of. There can be no assurance that PubCo Common Stock will be treated as regularly traded on an established securities market for this purpose.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

The Company does not believe it is and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Exercise or Lapse of a PubCo Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a PubCo Warrant, or the lapse of a PubCo Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a PubCo Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities,” above for a Non-U.S. Holder’s gain on the sale or other disposition of PubCo securities.

Information Reporting and Backup Withholding

PubCo must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of PubCo Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including PubCo securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which PubCo securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, PubCo securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of PubCo Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including PubCo securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in PubCo securities.

BUSINESS OF NATURE’S MIRACLE

Unless otherwise indicated or the context otherwise requires, references in this section to “Nature’s Miracle,” “we,” “us,” “our,” and other similar terms refer to Nature’s Miracle and its consolidated subsidiaries prior to the Business Combination and to PubCo and its consolidated subsidiaries after giving effect to the Business Combination.

Introduction

We are a growing agriculture technology company providing CEA hardware products to growers in the controlled environment agriculture industry setting in North America. We provide hardware to design, build and operate various indoor growing settings, including greenhouse and indoor growing spaces. Through our two wholly-owned subsidiaries, Visiontech Group Inc. (“Visiontech”) and Hydroman, Inc. (“Hydroman”), we provide grow lights as well as grow media products to indoor growers in North America. We are setting up our first manufacturing center of grow lights in Manitoba, Canada and are expecting to set up additional manufacturing and assembly facilities in North America. We have developed a robust customer base in the U.S. and Canada aiming to meet consumers’ growing needs of fresh and local vegetable products. Although we currently only provide our customers with CEA hardware products, our goal is to offer turnkey solutions to our customers by providing design, construction and hardware installment services in the future. We primarily serve the North American market and in the fiscal year ended December 31, 2022 achieved revenues of approximately $18.6 million and gross profit of approximately $1.7 million as compared to revenues of approximately $14.4 million and a gross profit of $2.2 million in the fiscal year ended December 31, 2021.

CEA refers to an indoor, technology-based approach to cultivating crops under optimal growing conditions. It includes the vertical farming sector and the indoor cultivation of an ever-increasing range of specialty crops for a range of applications from food to health. Vertical farming refers to the use of an artificial light environment instead of sunlight to ensure the healthy and effective growth of plants. Vertical farming has become increasingly popular during the COVID 19 pandemic as supply chain disruptions and labor shortages feed fears over global food security. As a result, it has also become a demand driver for hydroponic products, which are used in the farming of plants using soilless growing media and often artificial lighting in a controlled indoor or greenhouse environment.

Through CEA, growers can be more efficient with physical space, water and resources, while enjoying year-round and more rapid growth cycles as well as more predictable and abundant grow yields, when compared to other traditional growing methods.

We currently use two warehouses across the U.S. and are in the process of setting up a new manufacturing facility in Canada.

Our Industry is Large and Rapidly Growing

Our principal industry opportunity is in CEA indoor and greenhouse farming equipment and supplies, which generally includes grow light systems, growing media and nutrients systems. The CEA industry is rapidly expanding, in large part due to growing consumer demand for low-environmental-impact food, local food systems, and improved accessibility to high-quality produce with shorter supply chains.

The following chart illustrates the projected expansion of the global CEA market according to FutureCIO, a third-party industry information provider:

Greenhouse farming is an increasingly significant and growing component of the expansive global commercial agriculture sector. The commercial greenhouse market was valued at approximately $50 billion in 2021 and is projected to reach approximately $76 billion by 2030, according to FutureCIO.

We believe that the growth in the wholesale distribution of greenhouse equipment and supplies is driven by a broad array of factors including:

Acceleration of CEA Indoor Farming Adoption

The commercial agriculture industry is increasingly adopting more advanced agricultural technologies to improve productivity and operations. The benefits of CEA indoor farming include:

(i)     Greater product safety, quality and consistency;

(ii)    More reliable, climate-agnostic year-round crop supply from multiple, faster harvests per year as opposed to a single, large harvest with outdoor cultivation;

(iii)   Lower risk of crop loss from pests (and subsequently lower need for pesticides) and plant disease;

(iv)   Lower required water and pesticide use compared to conventional farming, offering incremental benefits in the form of reduced chemical runoff and lower labor requirements; and

(v)    Potentially lower operating expenses from resource-saving technologies such as high-efficiency light-emitting diode (the “LED”) lights, precision nutrient and water systems and automation.

The implementation of CEA indoor farming continues to increase globally, driven by these factors and growth in fruit and vegetable cultivation, consumer horticulture and the continued adoption of vertical cultivation.

Increased Focus on Environmental, Social, and Governance (“ESG”) Issues

We believe that the growth and change in our end markets are driven in part by various ESG trends aimed at conserving resources and improving the transparency and security of our food supply chain. Overall, indoor farming has superior performance characteristics in terms of selected key ESG performance criteria compared to traditional agriculture:

(i)     More efficient land usage;

Indoor farming can increase crop yields per square foot and reduce the amount of land needed to grow crops. Certain types of greenhouses can yield 20 times the yield per acre than conventional farming, according to the U.S. Department of Agriculture.

(ii)    More efficient freshwater usage;

Indoor farming allows water to be managed and recycled within a closed-loop system and therefore generally requires less water than traditional outdoor farming. In some cases, indoor farming can grow plants using ten times less water than soil farming, according to the U.S. National Park Service.

(iii)   Decreased use of fertilizer and pesticides;

In indoor farming, there is less demand for pesticide application, and growers can use fewer pesticides and apply pesticides more precisely than in traditional outdoor farming.

(iv)    Reduced carbon emissions;

Indoor farming brings large-scale farming operations closer to the end user, shortening the transport distance for ready-to-use crops.

(v)     Reduced food waste;

Indoor farming brings food production closer to the end user and makes the time between production and consumption shorter, the product spoilage, damage and waste are reduced.

(vi)    Chemical runoff prevention; and

Due to the closed-loop nature of indoor farming systems, it significantly reduces the risk of chemical runoff, which is often more difficult to control in traditional outdoor farming.

(vii)  Supports organic farming.

Indoor farming is ideal for organic farming, and consumer demand for organic farming is increasing.

COVID-19

The COVID-19 pandemic (“COVID-19”) has led to significant changes in consumer sentiment and behavior, which has changed the dynamics of the indoor farming industry. COVID-19 has reinforced consumer concerns about food safety and transparency in food production around the world. Indoor farming offers a more sustainable and safer alternative to traditional outdoor farming, bringing food grown closer to where it is finally consumed, thereby reducing supply chain-related risks and food waste. We believe that this increased focus on food security and sustainable sourcing will benefit our industry in the long term.

Our Core Competitive Strengths

Our Products

We are a provider of equipment for the CEA industry in North America. Our suppliers are grow light original equipment manufacturers in Asia, Europe, and North America. To reduce lead time and save logistic time and cost, we are in the process of setting up our first manufacturing and assembling facility for grow lights, in Manitoba province, Canada. Our goal is to provide our consumers with fully integrated end-to-end turnkey solutions for cultivation facilities with an emphasis on cost and efficiency.

We offer both innovative, branded products supported by a registered trademark, “eFinity”, and distribute third-party products. Our product offerings span grow lights and growing media. The followings are representative of our market-leading products across key greenhouse products.

(i)     Lighting Products

a)      LED Fixtures

Our LED fixtures products are full-spectrum LED and are suitable for full-term plant growth indoor and greenhouse cultivation, from the vegetative stage to the higher-light-requiring bloom and finishing stages all year round.

The explanations of the measurements we used below are as follows:

PPF and μmol/s

Photosynthetic Photon Flux (“PPF”) density measures the amount of micromoles of photons striking a square meter per second (“μmol/s”).

Full daylight sun at noon in the summer is around 2000 μmol/s. What the plants actually need for growing, however, is likely to be much less than that.

μmol/J

The industry standard for measuring grow light efficiency is micromole per joule (“μmol/J”). It means that for every joule of electrical energy (joule = watt * second) a certain number of photon micromoles are produced.

Highly efficient LED grow lights range from 1.5 μmol/j and up, and the number is constantly improving. For high pressure sodium (“HPS”) lights, the numbers are around 1.7 μmol/j.

Product Name	Description of Product	Key Features	Market
eFinity SUPERSTAR S-840W INDOOR LED	High light output/low heat generation and ideal spectrum for effective growth throughout the year

•   Full Spectrum LED light fixture for all stages

•   PPF 2520 μmol/s

•   Efficacy 3.0 μmol/J

•   Dimmability from 0 to 100%

•   Controllable

•   Certified with Electrical Testing Laboratories (“ETL”), and DLC Qualified Products Lists (“DLC”) listed

•   5-year warranty on ballast

•   50,000 hour warranty on LEDs

North America

Product Name	Description of Product	Key Features	Market
eFinity 2100 PRO 780W 1:1 DIRECT REPLACEMENT GREENHOUSE/INDOOR LED	Deep Penetrating 1:1 LED Fixture for Replacing 1000W HPS Lights and Fitting Seamlessly in Existing HPS Layouts for Greenhouses or Indoor Cultivation

•   Full Spectrum LED light fixture for all stages

•   PPF 2128 umol/s

•   Efficacy 2.8 μmol/J

•   Dimmability from 0 to 100%

•   Controllable

•   Samsung and Osram LED chips

•   Certified with ETL, DLC listed

•   5-year warranty on ballast

•   50,000 hour warranty on LEDs

North America
eFinity SUPERSTAR GenIII 660W W/ FAR-RED & UVA BOOSTER TO 720W INDOOR LED	Versatile Adjustable and High PPF & Efficacy Heavy-Duty Full Spectrum 8-bar Indoor LED Grow Light Fixture with both Far Red and UVA Booster for All Stages

•   Full Spectrum LED light fixture for all stages

•   PPF 2088 μmol/s

•   Efficacy 2.9 μmol/J

•   Certified with the ETL/DLC mark and IP66 rating

•   Plug and play installation, high PPF with less heat to help grow better

•   Designed for commercial growers, full cycle spectra for rapid growth and complete plant development

North America

Product Name	Description of Product	Key Features	Market
XT 780 TOPLIGHTING

•   Compact Design

•   Maximizes Sunlight Use

•   Energy saving, high efficiency, low maintenance cost

•   Light also available with dimmable control

•   Hanger design and fast connect plug for easy installation

•   1:1 Replacement HPS

PPF: μmol/s 2496

Power consumption: W 780

Dimensions: μmol/J 3.2

Efficiency: mm L740*W330*H105

Weight: kg 15.5

Input voltage: VAC 277-480

Power factor: >0.9

Rated Average Lifetime: hrs L90>50000H

Ingress protection rating: IP66

Approval marks: DLC, Underwriter Laboratories (“UL”)/CSA

Accessories: Hanger

Lighting angle: 120°

Warranty: 5yr

North America
XI 150 INTERLIGHT

•   Aluminum material to dissipate heat

•   Patented rotating design with 270 degree manual turn angle IP66

•   Energy saving, high efficiency, low maintenance cost

•   Red and blue light can be controlled separately

•   Hanger design and fast connect plug for easy installation

•   Top light and inter light dual purpose

•   The number of serial connections can be customized

PPF: μmol/s 450

Power consumption: W 150

Efficiency: μmol/J 3.0

Dimensions: mm L2418*W130*H116

Weight: kg 5.45

Input voltage: VAC 300-400

Power factor: >0.9

Rated Average Lifetime: hrs L90>50000H

Ingress protection rating: IP66

Approval marks: DLC, UL/CSA

Accessories: Hanger/Wirerope

Lighting angle: Max.270°

Warranty: 5yr

North America

b)      HPS and CMH Fixtures

Our HPS and Ceramic Metal Halide (“CMH”) fixtures function as agricultural artificial lighting and are suitable for flower stages indoor and greenhouse cultivation.

Product Name	Description of Product	Key Features	Market
eFinity BLACK SERIES 1000W DE HPS CLOSED REFLECTOR	The Industry’s Defacto Standard HPS Light Fixture for Virtually Every Major Brand

•   Dimmable

•   Controllable

•   96% reflection rate w/ replaceable reflector

•   Includes 1 efinity high frequency 400V DE bulb which produces 10% to 25% more output than traditional HPS bulbs and is the only DE bulb w/built-in Igniter

•   efinity DE bulb warranty: 10,000 hours

•   Completely sealed housing w/ RJ11 plug

•   9ft German Wieland power connection

North America
eFinity BLACK SERIES 315W CMH	The Industry’s Highest Efficiency/Lowest Frequency, Daisy-Chainable, Controllable, and Dimmable CMH Grow Light Fixture

•   Daisy chain up 8 units

•   Runs GreenPower CDM-T 315W Lamps

•   No acoustic resonance

•   Low Frequency, High Efficiency electronic ballast

•   Lower harmonic distortion

•   High output and improved spectrum

•   Driver efficiency at full power: 95-96%

North America

Product Name	Description of Product	Key Features	Market
XT 1000	• Compact aluminum housing • Reflector Design (Alanod Germany) with Miro Silver Design • Wieland Connector — Easy Plug and Play • Voltage available — 277V, 347V, 400V and 480V

•   Lamp output: μmol/s 2180

•   Power consumption: W 1040

•   Dimensions: mm L232*W189*602

•   Weight: kg 4.38

•   Input voltage: VAC 277-400

•   Power factor: >0.99

•   Rated Average Lifetime: hrs Lamp:10000H

•   Ingress protection rating: IP65

•   Approval marks: UL/CSA,ETL

•   Accessories: Hanger

•   Lighting angle: 120°

•   Warranty: 3yr — Fixtures; 10,000 Hrs Bulbs

North America
XTD 1000

•   Compact aluminum housing

•   Reflector Design (Alanod Germany) with Miro Silver Design

•   Reflector is easy to remove

•   Wieland Connector — Easy Plug and Play

•   Voltage available — 277V, 347V, 400V and 480V

•   Lamp output: μmol/s 2180

•   Power consumption: W 1040

•   Dimensions: mm L255*W275.5*H582

•   Weight: kg 4.3

•   Input voltage: VAC 277-400

•   Power factor: >0.99

•   Rated Average Lifetime: hrs Lamp:10000H

•   Ingress protection rating: IP65

•   Approval marks: UL/CSA,ETL

•   Accessories: Hanger

•   Lighting angle: 120°

•   Warranty: 3yr — Fixtures; 10,000 Hrs Bulbs

North America

c)      Electronic Ballasts and Control Box

The purpose of a lighting ballast is to regulate both the line voltage and the current supplied to a light bulb during its several phases of operation. A control box provides the ability to automate control of both the level and the cycle of your lighting fixtures according to the users’ specific needs, while greatly reducing energy consumption.

Product Name	Description of Product	Key Features	Market
eFinity MASTER CONTROLLER LED, HPS, & CMH	Two Channel Master Controller with Capacity for up to 75 efinity Fixtures per Channel

•   KEY FEATURES

•   Auto-dim at set temperature.

•   Auto-shutdown at set temperature.

•   Sunrise/sunset period.

•   Easy and safe installation.

•   Protected against short-circuits.

•   Double temperature safety features.

•   Suitable for all efinity/Megaphoton HPS/CMH/LED fixtures with controller ports.

•   Maximum Number of lighting fixtures: 150 units.

North America

(i)     Grow Media Products

Cultiwool is our main supplier for grow media products. Cultiwool has many years of experience developing rockwool products in the Netherlands and is preferred by some of the largest industrial propagators in the world. We believe that the quality of their newest rockwool cubes is currently the best on the market. Our rockwool cubes feature Cultiwool’s unique Plant COMFORT fibre structure with the following characteristics: Cultiwool Blocks have an optimum air/water ratio for healthy root growth and allow for great continued rooting thanks to the extremely even distribution of water and electrical conductivity (“ EC”). These blocks have an excellent water absorption and (re)saturation rate and feature the exclusive Plant Comfort fibre structure which has a lower density of resistance during rooting with no loss of firmness. All blocks except the 3x3x3 also have the Optiplus feature, which is a unique design on the underside of the block allowing for excess water to drain away easily.

Product Name	Description of Product	Key Features	Market
Cultiwool 6” X 6” X 6”	Block Stonewool Cubes with Optidrain, with one hole, Hydroponics Grow Media

•   Superb air to water ratio

•   A fibre structure that holds water longer

•   Less resistance for the roots to grow in, resulting in stronger roots

•   Encourages faster initial rooting

•   Guaranteed firmness

North America

Product Name	Description of Product	Key Features	Market
CULTIWOOL SLAB 6” X 36” X 3”

X-fibre slabs are unique for their optimum water distribution and excellent EC-control not only within one slab but also between slabs. This creates a root environment with outstanding control and with far better and much more even growth and root distribution. Slabs are 36” long and are available in several different widths.

		• Superb air to water ratio • A fibre structure that holds water longer • Less resistance for the roots to grow in, resulting in stronger roots • Encourages faster initial rooting	North America
Dutch Plantin 5 GALLON GROW BAG

OUR GROW BAGS:

•   are 100% organic

•   have low sodium and chloride levels thanks to our innovative production process

•   are stable, so they can be used for many years, even for different crops

•   maintain a high air percentage throughout the entire cultivation period

•   have excellent moisture-retaining properties

•   make bad soil quality and soil diseases a thing of the past

•   need a lot less fertilizer than soil

•   are easy to irrigate

•   allow you to save considerable amounts of fresh water, which is becoming scarcer all over the world

•   last but not least, they contribute to a better world

		• Premium. Coco mat made of a layer of coco chips covered with coco pith • Optima. Mixture of coco pith and coco chips • Classic. 100% coco pith	North America

Experienced Management Team with Proven Track Record

Our management team possesses significant public market experience with a strong track record.

Tie “James” Li is our founder, Chairman and CEO. He is a successful entrepreneur and has been involved with multiple investments in the areas of clean energy, agriculture and biotech industry. He has been instrumental with a number of going-public transactions on Nasdaq and NYSE over the last twenty years. Along with three other partners, he launched a $200 million SPAC (China Hydroelectric Corporation) in 2006. China Hydroelectric Corporation, where Mr. Li served as CFO, President and CEO, successfully consolidated the small hydroelectric space in China and was the largest small hydroelectric company listed on NYSE. Mr. Li started his career with Citigroup in the investment banking unit in New York City in 1998. Mr. Li graduated from Columbia University Graduate School of Business in New York with an MBA in 1998. He completed his Bachelor of Science degree in accounting from Brooklyn College. He is a Chartered Financial Analyst and a Certified Public Accountant.

George Yutuc, our CFO. George possesses substantial expertise in outsourcing, manufacturing, and value-added distribution within his roles as a Chief Financial Officer and as an auditor for a prominent Big 4 CPA firm. His most recent position involved serving as the Chief Financial Officer for Karat Packaging, a pre-IPO company with a market value of $400 million, specializing in the manufacturing and distribution of disposable restaurant supplies. Since 2001, George has assumed the responsibilities of a controller or CFO for rapidly growing enterprises. Prior to this, he held key positions as an audit manager and senior director of corporate finance at the global accounting firm Deloitte & Touche from 1996 to 2001. George earned his Bachelor of Arts degree and Master of Business Administration from the University of California, Los Angeles. He currently serves as an adjunct instructor in Business Acquisitions and Finance at his alma mater.

Darin Carpenter is our COO. Darin is an experienced senior executive who has been responsible for the daily operations and management of several well-known, highly profitable indoor growing companies. Before joining Nature’s Miracle, Darin held the position of CEO at Justice Growth. Darin focused on developing a world-class management team that successfully created a vertically integrated controlled environment growing company, leading to a 3600% increase in revenues. Previously, he held positions as the Director of Operations at Tryke Companies, Head Geneticist at Bloom, and Global Technical Operations Manager at World Wide Wheat. On a personal level, Darin’s extensive military background is highlighted by his service as a decorated Special Operations Combat Paramedic in the elite 75th Ranger Regiment. His time in the military allowed him to develop strong leadership skills, and he is highly proficient in operating in high-stress, fast-moving, team-oriented environments. After being honorably discharged from the Army, Darin graduated Cum Laude with a Bachelor of Science in Genetics, Cellular, and Developmental Biology from Arizona State University.

Zhiyi “Jonathan” Zhang is our President. He is also the founder of Visiontech. He has extensive contacts and a working relationship within the indoor growing community in North America. He also has over twenty years of experience in the lighting industry. Over the last ten years, Mr. Zhang has built Visiontech and its associated brand “eFinity” as a premier grow light brand in the indoor growing community. He obtained his College Diploma of Maritime Study from Tianjin Maritime College in 1989.

Varto Levon Doudakian is currently our VP and a seasoned professional with over twenty years of experience in the agricultural industry. Previously, Mr. Doudakian led the sales team for North American sales and has been responsible for the strategic direction, vision, growth, and performance of the premier grow light brand “eFinity”. He obtained his College Diploma of technician from Citrus College in 2000.

Logistics Network Throughout North America

Our two wholly owned subsidiaries, Visiontech and Hydroman, are global suppliers of CEA equipment. Through these two subsidiaries, we currently operate though a total of two warehouses in the U.S., and are in the process of setting up our first manufacturing and assembling facility located in the Manitoba Province, Canada.

Our Growth and Productivity Strategies

Through the following strategies, we aim to capitalize on the growth of the market we operate in.

Capitalizing on Rapidly Growing Markets

Our customers benefit from the macroeconomic factors driving the growth of indoor and greenhouse agriculture, including the expanded adoption of indoor and greenhouse agriculture by commercial growers and consumers. As the world’s population grows and urbanizes, indoor and greenhouse agriculture is increasingly being used to meet the demand for food crops. We expect to capitalize on this favorable growth trends by continuing to expand our operations in North America.

Expanding our Branded Product Offering

We currently offer innovative, branded products supported by one registered trademark, “eFinity.” We are expanding the breadth of our product range by continuously developing our own brands. Our branded products provided over 75% of our total revenue in the fiscal year 2021. Our core competency in new product innovation lies in grow lights, and we are strengthening research and development in other product categories to expand the value of our brand portfolio and further improve profit margins.

Sales

Volumes of Sales and Revenues

Our revenues in the years 2022 and 2021 were primarily generated from the sales of our CEA products, through two of our subsidiaries, Hydroman and Visiontech. These products include LED fixtures, DE HPS fixtures, electronic ballast, and greenhouse hardware.

Customers

Through our subsidiaries, we primarily sell CEA products directly to wholesale CEA distributors who, in turn, supply-sell the products to other wholesalers and retailers across the U.S. and Canada. Below is the revenue generated from our top 5 customers and the percentages compared to our total consolidated revenues, during the years ended December 31, 2022, and 2021, and for the nine months ended September 30, 2023, respectively:

Nature’s Miracle Top 5 Customers for December 31, 2021 and 2022, and September 30, 2023

	Sales	Percentage	Total Revenue
For 2021
UniNet Global Inc.	$1,363,287	9.49%
Elevated Equipment Supply	$1,278,584	8.90%
Tryke Companies	$1,276,586	8.89%
Green Coast Hydroponics	$1,130,716	7.87%
Dutch Direct (C)	$760,927	5.30%
Top 5 Total for 2021	$5,810,100	40.45%	$14,359,871

For 2022
URBAN-GRO, INC	$3,247,643	17.44%
Justice Grown	$2,775,699	14.91%
ILUMINAR LIGHTING LLC	$1,483,831	7.97%
Green Light Dispensary	$1,163,057	6.25%
Dutch Direct (C)	$973,316	5.23%
Top 5 Total for 2022	$9,643,546	51.80%	$18,621,344
For the nine months ended September 30, 2023
Elevated Equipment Supply.	$992,692	13.06%
Beverly Hills View Inc.	$774,928	10.20%
Ren farm	$691,018	9.09%
SAC Project, Inc.	$585,026	7.70%
Green Light Dispensary	$490,224	6.45%
Top 5 Total for the nine months ended September 30, 2023	$3,533,888	46.50%	$7,600,890

We have a diverse customer base that includes wholesalers and retailers. We make a significant amount of our sales to a relatively small number of customers. These customers represent an essential part of the distribution chain of our products.

Lighting

We have 30 different product offerings within our lighting product line.

Our leading products in this product line are the eFinity lighting products, which are also our branded products. We believe our eFinity lighting products outperform the competition in terms of efficiency and quality and therefore provide superior reliability and lighting uniformity compared to our competitors. The LED lighting product lines have what we believe is a higher performance level at a lower cost than current leading lighting products from our competitors.

Growing Media

We have two different product offerings within our growing media product lines.

Our leading products in this product line is the Cultiwool product line. Each one of our growing media products enables the agricultural products on which they are used to maximize crop quality and yields.

Suppliers and Manufacturers

Currently, both our branded products and distributed products are obtained from our suppliers.

As of the date of this proxy/prospectus, our branded products are sourced from four different suppliers. Quality control is a critical priority for our team charged with ensuring the supply of the products from our suppliers. We seek to ensure the highest level of quality control for our products through routine factory visits, spot testing, and continual, ongoing supplier due diligence.

Our distributed products are sourced from over twelve different suppliers. We are constantly tracking current and future market trends and reviewing offerings of new suppliers.

Below is a list of our top 5 suppliers and the percentages compared to our total purchases, during the years ended December 31, 2022 and 2021, and for the nine months ended September 30, 2023, respectively:

Nature’s Miracle Top 5 Suppliers for December 31, 2021 and 2022, and September 30, 2023

	Purchase Amount	Percentage	Total Purchase
For 2021
UniNet Global Inc.	$5,475,548	38.88%
American Agricultrual Innovation Technology Inc.	$3,638,059	25.83%
Megaphoton	$1,650,735	11.72%
Babik Sp.z.o.o.	$1,166,833	8.28%
Hydrotek Hydroponics	$588,875	4.18%
Top 5 Total for 2021	$12,520,050	88.89%	$14,084,443
For 2022
Megaphoton	$7,339,183	48.99%
American Agricultrual Innovation Technology Inc.	$3,008,057	20.08%
Babik Sp.z.o.o.	$298,133	1.99%
Anden	$173,757	1.16%
Meadow	$163,188	1.09%
Top 5 Total for 2022	$10,982,318	73.31%	$14,981,012

For the nine months ended September 30, 2023
American Agricultural Innovation Technology Inc.	$1,779,720	63.42%
Megaphoton	$264,577	9.43%
Signify North America Corporation	$243,840	8.69%
Begrow Sera Ltd Sti	$109,723	3.91%
Tianjin Textile Group Import and Export Inc.	$87,603	3.12%
Top 5 Total for the nine months ended September 30, 2023.	$2,485,463	88.57%	$2,806,386

Hydroman had previously entered into a supply agreement with one of our top suppliers, Megaphoton, on May 4, 2020 (the “Megaphoton Supply Agreement”), pursuant to which, Megaphoton provided manufacturing services, design and development services, marketing promotion support services, and consulting services for Hydroman’s all grow lights and other agricultural industry-related supplies products lines. The Megaphoton Supply Agreement expired on May 4, 2023.

On April 24, 2023, we entered into a strategic cooperation agreement with Sinoinnovo Technology (Guangdong) Co., Ltd. (“Sinoinnovo”), a company incorporated under the laws of China, pursuant to which Nature’s Mircle will source from Sinoinnovo its grow light systems for distribution in the U.S. and Europe. Both companies will also cooperate jointly to set up advanced manufacturing capabilities in China and the U.S.

Notwithstanding the forgoing, we usually place orders with our suppliers on an as-needed basis, without entering into long-term supply agreements. Therefore, we cannot assure that we will be able to maintain relationships or establish additional relationships with our suppliers as necessary to support the growth and profitability of our business on economically viable terms. A significant interruption in our supply chains caused by any of the above factors could result in increased costs or delivery delays and decrease our net sales and profitability. If we cannot obtain and maintain a supply source for our products, our business will be materially and adversely affected.

Large Established Distribution Infrastructure

We currently have two warehouses in the U.S., and are in the process of setting up our first assembling facility which will be located in Manitoba Province, Canada.

All of our products sourced from our suppliers are either transported to our customers directly or to our warehouses first by free on board (“FOB”) shipping. Products shipped from our warehouses to our customers are transported mainly by third party carriers on an as-needed basis. As such, we are subject to damages that may occur to these goods when they are in transit to customers or our warehouses. Should substantial damage incur while goods are in transit, we could experience a significant loss of revenue, inventory and incur significant out of pocket expenses associated with destruction of the damaged goods which could cause a significant loss from operations and reduction in cash flow. We have not obtained insurance coverage for goods, either the ones that are shipped direct import to our customers whose shipping terms are FOB shipping point, or the ones in transit to our warehouses.

Competition

The industries we operate in are highly competitive and fragmented. We have many competitors of varying sizes, including national wholesale distributors and manufacturers of indoor gardening supplies, as well as smaller regional competitors operating in many of the areas where we compete. Some of our competitors and potential competitors may have greater capital resources, facilities, and product line diversity.

Competitive factors in our industry include product quality, brand awareness, consumer loyalty, product variety, product performance, value, reputation, price, and advertising. We believe that we are currently able to compete effectively on each of these factors.

Government Regulation

Although there are no national government regulations related to the sale of hydroponic equipment, some products included in our growing media lines are subject to certain registration requirements of certain U.S. state regulators and federal regulations. We have obtained or are exempt from the necessary licenses to sell products in our growing media product lines.

Our grow media product line includes organic soils that contain ingredients that require companies that supply us with these products to register the products with certain regulatory agencies. In some jurisdictions, the use and disposal of these products are regulated by various agencies. A decision by a regulatory agency to substantially restrict the use of such products may adversely affect companies that supply us with such regulated products, thereby limiting our ability to sell those products.

Laws and regulations related to the environment, health, and safety impact us in many ways because of the ingredients used in the products included in our growing media products lines. In the U.S., products containing pesticides generally must be registered with the Environmental Protection Agency (the “EPA”) and similar state agencies before they can be sold or used. The failure of one of our partners to obtain or cancel any such registrations, or to withdraw such pesticides from the market, could adversely affect our business, the severity of which will depend on the products involved, whether other products can be substituted, and whether our competitors are similarly affected. The pesticides in our growing media products are either licensed or exempt from such licenses by the EPA, which may be assessed by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that the pesticides in our growing media products will be restricted or not re-registered for use in the U.S. We cannot predict the outcome of any future assessments, if any, by the EPA or the severity of the impact on our business.

In addition, the use of certain pesticide products is regulated by various international, federal, state, provincial, and local environmental and public health agencies. Although we strive to comply with such laws and regulations and have processes in place designed to achieve compliance, we may be unable to prevent violations of these or other laws and regulations from occurring. Even if we are able to comply with all such laws and regulations and obtain all necessary registrations and licenses, the pesticides or other products we apply or use, or the manner in which we apply or use them, could be alleged to cause injury to the environment, to people or to animals, or such products could be banned in certain circumstances.

Intellectual Property

We currently own one registered trademark, “eFinity,” which was first used and in commerce on February 1, 2015 and registered with the United Stated Patent and Trademark Office under Zhiyi (Jonathan) Zhang’s personal name on January 30, 2018, Ser.No. 87-362,113, subject to a renewal and a filing of declaration of use between every 9th and 10th-year period calculated from the registration date. The mark consists of standard characters without claim to any particular font style, size or color. The trademark is classified as CLASS 9: Fluorescent lamp ballasts; lighting ballasts; Electrical power distribution and switch management equipment, namely, power distribution panels, electric switches, and electrical controllers. The trademark was assigned to Visiontech, our wholly owned subsidiary, by Zhiyi (Jonathan) Zhang, pursuant to the Intellectual Property Asset Purchase and Assignment Agreement between Visiontech and Zhiyi (Jonathan) Zhang dated September 8, 2022. Our branded products under the name “eFinity” provided over 65% of our total revenue in the year 2021.

Research and Development

We currently do not have any research and development centers yet. However, we plan to invest in research and development to improve our products, manufacturing processes, packaging, and delivery systems in the future.

Employees

Our continued success depends on management implementing effective human resource initiatives in order to recruit, develop and retain key employees. Currently, we employ 12 full-time employees. We also work with two independent contractors. None of our employees are subject to collective bargaining agreements, and we have had no labor-related work stoppages. We strive to foster an innovative and team-oriented culture and view our human capital resources and initiatives as an ongoing priority.

Seasonality

We experience limited seasonality due to the year-round utilization of indoor farming supplies and products.

Facilities

We have over 36,599 square feet of warehouses under leases in strategic locations, including two warehouses in the U.S. Our headquarters is located in California.

To reduce lead time and save logistic time and cost, we are setting up our first manufacturing and assembly facility in North America, which is located at the Manitoba province, Canada, with total size of over 3000 square feet, for grow light manufacturing and assembly.

We believe that our existing facilities are adequate for our needs at this time, although we do plan to open new distribution centers in the future to meet anticipated demand resulting from overall market growth.

Insurance

Our insurance policies currently include policies that cover business owners liability, workers compensation and employers liability, commercial general liability, and commercial property and business personal property risks, protecting us against certain risks of loss consistent with the exposures associated with the nature and scope of our operations. Our policies are generally subject to certain deductibles, limits and policy terms and conditions.

Legal Proceedings

On August 22, 2023, two separate lawsuits were filed against Nature’s Miracle and two of its wholly-owned subsidiaries: Visiontech Group Inc., a California corporation, and Hydroman Inc., a California corporation (collectively referred to as the ‘Plaintiffs’) by Megaphoton. Megaphoton, a manufacturer and producer of artificial lighting equipment for use in agriculture and industrial applications, filed the lawsuits against the Plaintiffs in Los Angeles Superior Court, asserting that the Plaintiffs have breached a contract/guarantee agreement by failing to pay a total of $6,857,167, as per the terms of these agreements. Nature’s Miracle believes that there is no merit in the complaint and has filed a counter-suit against Megaphoton in Orange County Court, California, seeking affirmative relief on September 22, 2023.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. We are currently not aware of any legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition, or operating results.

Recent Developments

On June 14, 2023, Visiontech Group Inc., a California corporation, and Hydroman Inc., a California corporation (each a wholly owned subsidiary of Nature’s Miracle, and collectively as the “Borrowers”) entered into a secured business loan agreement (the “Newtek Loan Agreement”) with Newtek Business Services Holdco 6, Inc. (the “Newtek”) for a principal sum of up to $3,700,000 (the “Principal”) with a maturity date of July 1, 2033. In connection with the Newtek Loan Agreement, Nature’s Miracle issued a promissory note in the amount of the Principal and the interest on the Principal, until paid in full, with a security interest in certain assets of Nature’s Miracle or its subsidiaries was given to the Lender.

On June 8, 2023, Lakeshore issued a non-convertible promissory note (the “June Note”) in the amount of $40,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023.

On June 14, 2023, in connection with the Newtek Loan Agreement, Nature’s Miracle, Nature’s Miracle (California) Inc., a California corporation, Tie (James) Li, Zhiyi Zhang, Upland 858 LLC, a California LLC (each a “Newtek Guarantor,” and collectively as the “Newtek Guarantors”) entered into a commercial guaranty agreement (the “Newtek Guaranty”) pursuant to which Guarantors guaranteed the payment of the Principal. As a consideration for entering into Newtek Guaranty, Tie (James) Li and Zhiyi Zhang will each receive 50,000 shares of Nature’s Miracle.

On July 7, 2023, Lakeshore issued a promissory note (the “July Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the July Note, Nature’s Miracle or its designee shall be issued 2,000 shares of Class A common stock in the Pubco.

On July 11, 2023, Tie (James) Li and Deyin (Bill) Chen lent $125,000 each to Lakeshore. The repayment date for the loans is November 11, 2023. The loans carry 8% interest on an annual basis. Also, Mr. Li and Bill Chen will each receive 12,500 shares of Class A common stock of PubCo in connection with the loans.

On August 10, 2023, Lakeshore issued a promissory note (the “August Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the August Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On September 11, 2023, Lakeshore issued a promissory note (the “September Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the September Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On October 11, 2023, Lakeshore issued a promissory note (the “October Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the October Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

History and Corporate Structure

Our predecessor company, Nature’s Miracle Incorporated (“NM Cayman”), was founded in February 2021 in the Cayman Islands. In March 2022, we incorporated Nature’s Miracle, Inc. in Delaware (“Nature’s Miracle”), seeking to expand our business further in the U.S., with NM Cayman being a shareholder of Nature’s Miracle. In restructuring our organizational structure, in June 2022, Nature’s Miracle acquired 100% of the issued and outstanding shares of Hydroman and 100% of the issued and outstanding shares of Visiontech. Before the restructuring, Wei (Gavin) Yang and Xueying Wang held 90% and 10% of Hydroman’s shares, respectively, and Zhiyi (Jonathan) Zhang, Varto Levon Doudakian, Yang (Eric) Wei, and Darin Carpenter held 62.2%, 24.3%, 10.8%, and 2.7% of Visiontech’s shares, respectively. After the restructuring, Wei (Gavin) Yang and Xueying Wang hold 26.3% and 2.7% shares of NMI, respectively, and Zhiyi (Jonathan) Zhang, Varto Levon Doudakian, Yang (Eric) Wei, and Darin Carpenter hold 24.9%, 9.7%, 4.3% and 1.1% shares of NMI, respectively. In July 2022, Nature’s Miracle (California), Inc. was incorporated in California as a wholly owned subsidiary of NMI. In August 2022, NMI acquired 100% of the issued and outstanding shares of Photon Technology (Canada) Ltd. (“Photon,”) a newly formed corporation in Canada. The chart below depicts our current organizational structure:

NATURE’S MIRACLE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere herein. The Management’s Discussion and Analysis (“MD&A”) contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this form. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors.

Historical results may not indicate future performance. Our forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by these statements. We undertake no obligation to publicly update or revise any forward-looking statements, including any changes that might result from any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements. Unless otherwise indicated or the context otherwise requires, references in this section to “Nature’s Miracle,” “we,” “us,” “our,” and other similar terms refer to Nature’s Miracle and its consolidated subsidiaries prior to the Business Combination and to PubCo and its consolidated subsidiaries after giving effect to the Business Combination.

Proposed Business Combination Transaction

The Merger Agreement was entered into by and among Lakeshore, PubCo, Merger Sub, Nature’s Miracle and certain other parties on September 9, 2022, and as amended on June 7, 2023. Pursuant to the terms of the Merger Agreement, the Business Combination will be completed through a two-step process consisting of the Reincorporation and the Merger.

The Reincorporation

Lakeshore will reincorporate to Delaware by merging with and into the PubCo, a Delaware corporation and wholly-owned subsidiary of Lakeshore. The separate corporate existence of Lakeshore will cease and PubCo will continue as the surviving corporation and the public entity. At the closing of the Reincorporation, which will occur immediately prior to the Merger, Lakeshore’s outstanding securities will be converted into equivalent securities of PubCo, as follows:

•        each LBBB Unit will be automatically separated into its constituent securities, with each constituent security being automatically converted into a security of PubCo as described in the preceding bullet points;

•        each LBBB Ordinary Share outstanding immediately prior to the Reincorporation (other than any redeemed shares) will be converted automatically into one share of PubCo Common Stock;

•        each LBBB Right outstanding immediately prior to the Reincorporation will be converted automatically into one-tenth of one share of PubCo Common Stock; and

•        each LBBB Warrant outstanding immediately prior to the Reincorporation will be converted automatically into one PubCo Warrant.

Upon the closing of the Reincorporation, assuming none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein, 3,588,160 shares of PubCo Common Stock will be issued to Lakeshore shareholders, and 3,625,750 PubCo Warrants will be issued to Lakeshore warrant holders.

The Merger

Immediately after the Reincorporation, Nature’s Miracle will merge with Merger Sub, with Nature’s Miracle surviving and PubCo acquiring 100% of the equity securities of Nature’s Miracle. In exchange for their equity securities, the Nature’s Miracle stockholders will receive an aggregate number of shares of PubCo Common

Stock (the “Merger Consideration”) with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). The Closing Net Indebtedness as of December 31, 2023 was $7,275,224, which may be higher or lower than the actual Closing Net Indebtedness immediately after the Closing.

The Merger Consideration otherwise payable to Nature’s Miracle stockholders is subject to the withholding of a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration, in accordance with the terms of the Merger Agreement following the Closing.

Overview

Nature’s Miracle is a growing agriculture technology company providing products to indoor growers in a CEA (Controlled Environment Agriculture) setting in North America.

We focus on the greenhouse and cultivation industry and aim at providing the integrated greenhouse solutions, including grow lights and grow media for vertical farming and multiple growing system.

We operate mainly through two subsidiaries in California, Visiontech and Hydroman. Visiontech is known for the brand “eFinity” and provides high-efficiency and high-quality grow lights, grow media, fixtures and other related equipment; Hydroman supplies commercial greenhouse developers and owners with professional lighting technology and equipment for more than 600 customers as of the date of this proxy/prospectus. We are committed to being the leading provider of commercial greenhouse infrastructure, providing greenhouse fully controlled environmental system, operations consulting services, equipment, and construction to assist our customers succeed in the marketplace.

Trends and Expectations

The following factors have been important to our business and we expect them to impact our results of operations and financial condition in future periods:

Product and Brand Development

We plan to increase investments in product and brand development. We actively evaluate and pursue acquisitions of product brand names and improvements on existing products.

COVID-19 Pandemic

In an effort to contain or slow the COVID-19 pandemic, authorities across the world had implemented various measures, some of which have been subsequently rescinded or modified, including travel bans, stay-at-home orders and shutdowns of certain businesses. We anticipate that these actions and the global health crisis caused by any pandemic, such as COVID-19, including any resurgences, will continue to negatively impact global economic activity. While the COVID-19 pandemic has not had a material adverse impact on our operations to date and we believe the long-term opportunity that we see for shopping online remains unchanged, it is difficult to predict all of the positive or negative impacts the COVID-19 pandemic will have on our business.

In the short term, we have continued to expand sales and order activity in the market since the COVID-19 pandemic. However, much is unknown and accordingly the situation remains dynamic and subject to rapid and possibly material change. We will continue to actively monitor the situation and may take further actions that alter our business operations as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our customers, employees, suppliers, stockholders and communities.

Regulatory Environment

Unless otherwise indicated or the context otherwise requires, references in this section to “Nature’s Miracle,” “we,” “us,” “our,” and other similar terms refer to Nature’s Miracle and its consolidated subsidiaries prior to the Business Combination and to PubCo and its consolidated subsidiaries after giving effect to the Business Combination.

Sourcing

One of our subsidiaries, Hydroman, had previously entered into a supply agreement with one of our top suppliers, Megaphoton, on May 4, 2020 (the “Megaphoton Supply Agreement”), pursuant to which Megaphoton provides manufacturing services, design and development services, marketing promotion support services, and consulting services for Hydroman’s grow lights and other agricultural industry-related supplies products lines for three years from the date of the Megaphoton Supply Agreement. The Megaphoton Supply Agreement expired on May 4, 2023. For the fiscal year ended December 31, 2022, $7,330,549, or 49% of our total purchase were attributable to Megaphoton. For the fiscal year ended December 31, 2021, $1,650,735, or 12% of our total purchase were attributable to Megaphoton. For the nine months ended September 30, 2023, $264,577, or 9% of our total purchase, were attributable to Megaphoton. For the nine months ended September 30, 2022, $10,477,027, or 81% of our total purchase, were attributable to Megaphoton.

Historically we have sourced finished grow light products from UniNet Global and Megaphoton. However, going forward, we will likely significantly reduce our purchases or eliminate purchases from UniNet Global since it is not the manufacturer of our product and is controlled by a related party. We have not made any purchase from UniNet Global during the nine months ended September 30, 2023. In addition, we have significantly reduced our sourcing from Megaphoton which traditionally was our largest supplier since the beginning of 2023, and have stopped sourcing from Megaphoton since the termination of the Megaphoton Supply Agreement. We have increased our sourcing from other quality supplier.

On April 24, 2023, we entered into a strategic cooperation agreement with Sinoinnovo Technology (Guangdong) Co., Ltd. (“Sinoinnovo”), a company incorporated under the laws of China, pursuant to which Nature’s Mircle will source from Sinoinnovo its grow light systems for distribution in the U.S. and Europe. Both companies will also cooperate jointly to set up advanced manufacturing capabilities in China and the U.S.

In addition, we are evaluating the feasibility of setting up manufacturing facilities in North America and this will provide further diversification from existing vendors. Any expansions of new manufacturing facilities in North America are subject to capital availabilities. In our initial manufacturing operation, we will primarily be assembling light and other products. It is likely we will source most of our raw materials and work-in-progress from China. The shift from low-cost manufacturing facilities in China to North America will result in higher manufacturing costs for the finished products. However, we will gain customer acceptance and can respond to customer demand in a more timely fashion by having these products made in North America.

RESULTS OF OPERATIONS

For the nine months ended September 30, 2023 and 2022

The following table presents certain combined statement of operations information and presentation of that data as a percentage of change from year to year.

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Variance
Revenue	$7,600,890	15,872,631	(52.11)%
Cost of revenue	$7,044,591	15,040,593	(53.16)%
Gross profit	$556,299	832,038	(33.14)%
Selling, general and administrative expenses	$1,594,873	1,585,281	0.61%
Operating loss	$(1,038,574)	(753,243)	37.88%
Other (expense) income	$(725,194)	(149,463)	385.20%
Loss before income taxes	$(1,763,768)	(902,706)	95.39%
Income tax expenses (benefit)	$(385,853)	72,359	(633.25)%
Net loss	$(1,377,915)	(975,065)	41.32%
Gross profit % of revenues	7.32%	5.24%
Net loss % of revenues	(18.13)%	(6.14)%

Revenue

Revenue for the nine months ended September 30, 2023 decreased 52.1% to $7,600,890 as compared to $15,872,631 for the nine months ended September 30, 2022. Revenue decreased due to slower customer demand and more competitive market.

For the nine months ended September 30, 2023 and 2022, the Company had 134 and 145 customers, respectively. Average revenue per customer for the nine months ended September 30, 2023 and 2022 were approximately $0.06 million and $0.11 million, respectively. Our revenue from top 5 customers for the nine months ended September 30, 2023 was $3.5 million compared to $8.5 million for the same period 2022, representing a decrease of 58.6%.

The significant decline in average revenue customer and top 5 customers is due to 1) higher interest rate environment in North America which led to higher borrowing costs for customers which in turn cut back on spending on new equipment; 2) we have to lower some of our product price due to competition as a result of slower customer demand due to overall slower economic activity in 2023.

We expect these significant decreases in revenue to be temporary as interest rate is currently at its peak and Federal Reserve is expected to cut interest in the coming years which will reduce business lending costs and increase our customers demand. Also, our principal business is in CEA industry which rapidly expanding due to growing consumer demand for low-environmental-impact food, local food systems, and improved accessibility to high-quality produce with shorter supply chains. In addition, our access to capital market will allow us to expend significant resources to compete, increase our product supply and develop new products and new market.

Costs of Revenue

Costs of revenue for the nine months ended September 30, 2023 decreased 53.2% to $7,044,591 as compared to $15,040,593 for the nine months ended September 30, 2022. Cost of revenue decreased primarily due to the decrease in revenue, which was in turn primarily driven by lower sales volume of our products due to slower customer demand.

Gross Profit

Gross profit was $556,299 for the nine months ended September 30, 2023 as compared to the gross profit of $832,038 for the nine months ended September 30, 2022. The gross margin for the nine months ended September 30, 2023 increased to 7.3% from 5.2% for the nine months ended September 30, 2022. The increase was due to higher sales of our branded products which has higher margin.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2023 increased 0.6% to $1,594,873 as compared to $1,585,281 for the nine months ended September 30, 2022. The increase was mainly due to increased provision of credit losses of $144,640, payroll and salaries of $117,540, and other miscellaneous operating expenses, such as insurance expenses, travel expenses and other expenses, offset by decreased professional fees of $348,448.

Pursuant to a Letter Agreement entered on November 15, 2023, a total of 235,000 shares of PubCo’s common stock will be issued upon closing of the Business Combination in connection with certain transactions relating to Business Combination and Nature’s Miracle’s employment agreements, including: (i) 50,000 shares to Tie (James) Li and 50,000 shares to Zhiyi, Zhang (or 100,000 shares in the aggregate) in connection with their guarantees of the repayment of the Newtek Loan, which was loaned to a subsidiary of Natures Miracle with the principal amount of $3,700,000; (ii) 12,500 shares to Tie (James) Li and 12,500 shares to Deyin (Bill) Chen (or 25,000 shares in the aggregate) in connection with their loans to Lakeshore, each with the principal amount of $125,000 under separate but similar loan agreements); (iii) 10,000 shares to Charles Jourdan Hausman in connection with an employment agreement with Nature’s Miracle and (iv) 100,000 shares to Darin Carpenter in connection with an employment agreement with Nature’s Miracle.

Pursuant to an employment agreement dated January 10, 2024, the Company approved a stock grant to an employee of the Company, pursuant to which the employee will be issued 50,000 shares of PubCo Common Stock vested over a two-year service period commencing upon consummation of the Business Combination.

The shares were valued at approximately $2.85 million and approximately $1.6 million will be expensed as general and administrative expenses after consummation of the business combination in accordance with the service period.

Other (Expense) Income

Other (expense) income primarily consists of net interest expense and loss on loan extinguishment. Other expense for our nine months ended September 30, 2023 was $725,194 as compared to other expense of $149,463 for the nine months ended September 30, 2022. The increase was mainly due to the increase of loss on loan extinguishment of $233,450 as well as interest expense of $493,067 as our company obtained a new $3.7 million loan during 2023.

Pursuant to the Letter Agreement discussed above, approximately $1.25 million will be expensed as finance expenses for the shares issued as loan guarantees after consummation of the business combination.

On October 23, 2023, we entered into a standard merchant cash advance agreement with a factoring company. We sold $768,500 of our accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $503,500 was remitted to the Company, after the deduction of the total fees of $26,500. We agreed to pay a weekly installment of $22,814.84 for 32 weeks with a final payment of $38,500. The effective interest rate of this agreement was 77%.

On October 30, 2023, we entered into a loan agreement with an independent third party pursuant to which we borrowed a principal amount of $100,000 with an annual interest rate of 12% for a term of one year. We will pay monthly interest payments of $1,000 starting November 30, 2023.

We expect to incur approximately $119,000 and $155,000 of additional interest expenses for the year ended December 31, 2023 and 2024, respectively.

Income Tax (Benefit) Expense

Our income tax benefit was amounted to approximately $0.4 million for the nine months ended September 30, 2023 and income tax provision was approximately $0.07 million for the nine months ended September 30, 2022. The change of income tax was primarily due to an increase in deferred tax benefit as result of increase in net operating losses.

Net (Loss) Income

Net loss for the nine months ended September 30, 2023 was $1,377,915 as compared to net loss of $975,065 for the nine months ended September 30, 2022, representing a decrease of $402,851. The decrease in net income for the nine months ended September 30, 2023 compared to that of 2022 was primarily due to lower margin on the products sold and higher operating expenses.

For the years ended December 31, 2022 and 2021

The following table presents certain combined statement of operations information and presentation of that data as a percentage of change from year to year.

	Year Ended December 31, 2022	Year Ended December 31, 2021	Variance
Revenue	$18,621,344	14,359,871	29.68%
Cost of revenue	$16,952,201	12,178,291	39.20%
Gross profit	$1,669,143	2,181,580	(23.49)%
Selling, general and administrative expenses	$3,442,257	659,876	421.65%
Operating (loss) income	$(1,773,114)	1,521,704	(216.52)%
Other (expense) income	$(756,455)	55,742	(1,457.06)%
(Loss) income before income taxes	$(2,529,569)	1,557,446	(260.36)%
Income tax expenses (benefit)	$(68,444)	441,782	(115.49)%
Net (loss) income	$(2,461,125)	1,135,664	(316.71)%
Gross profit % of revenues	8.96%	15.19%
Net (loss) income % of revenues.	(13.22)%	7.91%

Revenue

Revenue for the fiscal year ended December 31, 2022 increased 29.7% to $18,621,344 as compared to $14,359,871 for the fiscal year ended December 31, 2021. Revenue increased due to the acquisition of Hydroman. Hydroman accounted for 27.7% of the revenue. Revenue for Visiontech decreased from $14,359,871 for the year ended December 31, 2021 to $13,463,518 for the year ended December 31, 2022, representing an 6.2% decrease. Revenue from Hydroman amounted to $5,157,826 for the year ended December 31, 2022 as we acquired Hydroman on June 1, 2022.

Costs of Revenue

Costs of revenue for the fiscal year ended December 31, 2022 increased 39.2% to $16,952,201 as compared to $12,178,291 for the fiscal year ended December 31, 2021. Cost of revenue increased primarily attributable to the acquisition of Hydroman. The cost of revenue for Hydroman amounted to $5,056,035 for the year ended December 31, 2022, offset by the decreased of cost of revenue of $282,126 for Visiontech from $12,178,291 for the year ended December 31, 2021 to $11,896,165 for the year ended December 31, 2022 due to decrease in revenue.

Gross (Loss) Profit

Gross profit was $1,669,143 for the year ended December 31, 2022 as compared to the gross profit of $2,181,580 for the year ended December 31, 2021. The gross margin for the year ended December 31, 2022 decreased to 8.9% from 15.2% for the year ended December 31, 2021. The decrease in gross profit was due to increased costs, specifically, due to higher delivery and warehouse costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2022 increased 421.7% to $3,442,257 as compared to $659,876 for the year ended December 31, 2021. The increase was primarily attributable to the increase in professional fees relating to the coming merger with SPAC and expenses from Hydroman from June 1, 2022.

Other (Expense) Income

Other (expense) income consists of net interest expense and sublease income. Other expense for our fiscal year ended December 31, 2022 was $756,455 as compared to other income of $55,742 for the year ended December 31, 2021. The decrease was mainly due to the increase of interest expense of $742,715 as our company got one mortgage loan and seven accounts receivable factoring agreements during 2022.

Income Tax (Benefit) Expense

Our income tax benefit was amounted to approximately $68,000 for the year ended December 31, 2022 and income tax expense was approximately $442,000 for the year ended December 31, 2022. The change of income tax was primarily due to an increase in deferred tax benefit as result of increase in net operating losses.

Net (Loss) Income

Net loss for the fiscal year ended December 31, 2022 was $2,461,125 as compared to net income of $1,135,664 for the year ended December 31, 2021, representing an decrease of $3,596,789. The decrease in net income for our fiscal year 2022 compared to that of 2021 was primarily due to lower margin on the products sold and higher operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our liquidity needs are to meet working capital requirements and operating expense obligations. To date, we financed our operations primarily through cash flows from operations, debt financing from financial institution and related parties. As of September 30, 2023, we had approximately $0.7 million in cash which primarily consists of bank deposits, which are unrestricted as to withdrawal and use. Our working capital deficit was approximately $3.1 million at September 30, 2023.

On October 23, 2023, we entered into a standard merchant cash advance agreement with a factoring company. We sold $768,500 of our accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $503,500 was remitted to the Company, after the deduction of the total fees of $26,500. We agreed to pay a weekly installment of $22,814.84 for 32 weeks and a final payment of $38,500. The effective interest rate of this agreement was 77%.

On October 30, 2023, we entered into a loan agreement with an independent third party pursuant to which we borrowed a principal amount of $100,000 with an annual interest rate of 12% for a term of one year. We will pay monthly interest payments of $1,000 starting November 30, 2023.

We have experienced recurring losses from operations and negative cash flows from operating activities since 2022. In addition, we had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund our expansion plan and related operations. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support our cost structure. In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about our ability to continue as a going concern within one year after the date that these unaudited consolidated financial statements are issued. If we are unable to realize our assets within the normal operating cycle of a twelve (12) month period, we may have to consider supplementing our available sources of funds through the following sources:

•        other available sources of financing from banks and other financial institutions;

•        Equity financing from completion of business combination with Lakeshore Acquisition II Corporation, which will give additional equity capital to the Company. The Company will have access to the remainder of the $11.9 million trust account after completion of the merger and

•        financial support from our related parties and shareholders.

We can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to us, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on us and would materially adversely affect our ability to continue as a going concern.

The unaudited consolidated financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Cash Flows

Operating Activities

Net cash used in operating activities was $817,543 for the nine months ended September 30, 2023. We had net loss of $1,377,915, our net loss from operating cashflow was decreased by approximately $2.8 million of cash inflow from inventory as we used more inventory on hand instead of making new purchases offset by decrease of accounts payable as we payoff more vendors using on hand cash.

Net cash used in operating activities was $2,452,839 for the year ended December 31, 2022. We had net loss of $2,461,125, our net loss from operating cashflow was decreased by approximately $3.1 million of cash inflow from inventory as we used more inventory on hand offset by increase of accounts receivable.

The increase in account receivables from the was caused primarily by the macroeconomic factors in 2022 where in the United States the Federal Reserve has significantly increased the borrowing rate and thus removed the excess liquidity from the economy injected during prior years when the U.S. was still experiencing the COVID related economic slow-down. As a result, most of our customers face higher borrowing rate and also less liquidity.

Since August 30, 2022, we have entered into seven accounting receivable financing agreements, with total sale of future receivables of $3,134,474. As of December 31, 2022, the net balance of these programs is $1,435,285, representing 40.4% of total future receivable balance of $3,555,332 as of December 31, 2022. We are relying on factoring as it seeks long-term debt and equity financing. We do not believe these factoring programs have a significantly negative impact on our cashflow as our accounts receivable balance has reduced significantly since September 31, 2022.

We have plan to use longer term financing to pay-off the remaining outstanding balance of the factoring program in the early part of 2023. On June 14, 2023, we loaned 3,700,000 from Newtek Business Services HOLDCO 6, Inc. with 13.39% interest rate. The increase of receivables is a result of the macro economic factors related to the aggressive moves made by the Federal Reserve in 2022 and the shift towards direct customers at Hydroman. We believe the receivables collection will improve in the second half of 2023 as we increase our receivable collection efforts.

Net cash provided by operating activities was $2,070,777 for the year ended December 31, 2021. We had net income of $1,135,664, our net income from operating cashflow was decreased by approximately $4.2 million of cash outflow from inventory as we purchased more inventory on hand because of increased sales. Approximately $3.3 million of the inventory purchases were made on account and we also had approximately $0.2 million in other payables and accrued liabilities. Our net income from operating cashflow was further increased by approximately $0.4 million in tax accruals and approximately $1 million in contract liabilities as we collected cash from customers prior to fulfilling obligations.

Investing Activities

For the nine months ended September 30, 2023, net cash used in investing activities amount to $257,087 which was primarily for loan to related parties of $390,000, offset by loan repayment from third parties of $132,913.

For the year ended December 31, 2022, net cash used in investing activities amounted to $269,775, cash outflow was primarily for loan to related parties of $410,000, short term investment in securities of $300,000, offset by sale of short-term investment of $258,855 and loan repayment from third parties of $130,614.

For the years ended December 31, 2021, net cash used in investing amounted to $1,192,476 which activities was primarily the result of loan to related parties of $1,174,060, which are mainly related to the loan to Upland 858 LLC and Agri Life Enterprises LTD.

Currently we have no capital commitment regarding the manufacturing facility in Canada. Currently the facility is for assembly only and thus requires significant less capital compared to manufacturing. Our investment into the facility will be subject to the amount of long-term financing we can obtain in 2023.

Financing Activities

Net cash provided by financing activities was $986,450 for the nine months ended September 30, 2023. The main reason for the increase in net cash provided was primarily a result of net proceeds from long-term loan borrowing from third parties of $3,338,546 and short-term loan borrowing from related parties of $773,255, offset by payments of deferred offering costs of $553,929, repayments on long term loans which are mainly our car and mortgage loan of $113,977, and repayments on short-term loan from third parties of $1,763,814.

Net cash provided by financing activities was $2,222,246 for the year ended December 31, 2022. The main reason for the increase in net cash provided was primarily a result of proceeds from short-term loan borrowing from third parties (including AR factor and Bank loan) of $2,225,887, short-term loan borrowing from related parties of $710,000, proceed from reverse recapitalization of $394,000, and other payable — related parties of $372,944 which are money lent from our shareholders to pay for our expenses, offset by payments of deferred offering costs of $395,000, repayments on long term loans which are mainly our car and mortgage loan of $85,469, repayments on short-term loan from third parties of $825,116, and repayments on other payables — related parties of $175,000.

Net cash provided by financing activities was $41,854 for the year ended December 31, 2021, which was mainly due to contribution from shareholders of $40,000, long-term loan borrowing of $23,813, and offset by repayments on long-term loan of $21,959.

Share Exchange Agreement

On June 1, 2022, Nature’s Miracle Inc. entered into share exchange agreements with Visiontech, Hydroman and their owners.

Pursuant to the Hydroman Share Exchange Agreement, Nature’s Miracle Inc. issued 6,844,000 shares of common stock at par value of $0.00001 per share to Hydroman’s shareholders in exchange for 100% of the equity interest of Hydroman.

Pursuant to the Visiontech Share Exchange Agreement, Nature’s Miracle Inc. issued 9,440,000 shares of common stock at par value of $0.00001 per share to Visiontech’s shareholders in exchange for 100% of the equity interest of Visiontech.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. Actual results could differ from those estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition and results of operations will be affected. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies, which we discuss further below. While our significant accounting policies are more fully described in Note 3 to our consolidated financial statements, we believe that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

Revenue recognition

We follow Accounting Standards Codification (“ASC”) 606 Revenue Recognition and recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation.

Our contracts with customers where the amounts charged per product is fixed and determinable, the specific terms of the contracts were agreed on. In determining the transaction price, we adjust consideration for the effects of the time value of money if the timing of payments provides we with a significant benefit of financing. We do not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the licensees will be one year or less. The risk of loss or damage upon shipment, therefore, revenue from product sales is recognized at a point in time when control of product transfer to customer and we have no further obligation to provide services related to such product. Return allowances which are immaterial based on historical experience.

We evaluate the criteria of ASC 606 — Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when we are primarily responsible for fulfilling the promise to provide a specified good or service, we are subject to inventory risk before the good or service has been transferred to a customer and we have discretion in establishing the price, revenue is recorded at gross.

Payments received prior to the delivery of goods to customers or picked up by the customers are recorded as contract liabilities.

We periodically provide incentive offers to our customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers.

Current discount offers, when accepted by our customers, are treated as a reduction to the transaction price of the related transaction.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are recorded upon recognizing the related sales.

Inventory

Inventory consists of finished goods ready for sale and is stated at the lower of cost or market. We value our inventory using the weighted average costing method. We include a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered period costs and reflected in cost of revenue. We regularly review inventory and consider forecasts of future demand, market conditions and product obsolescence.

If the estimated realizable value of the inventory is less than cost, we make provisions in order to reduce its carrying value to its estimated market value. We also review inventory for slow moving and obsolescence and records allowance for obsolescence.

Business Combination

We account for business acquisitions in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). We measure the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. We record goodwill for the excess of (i) the total costs of acquisition, (ii) the fair value of the identifiable net assets of the acquired business.

The acquisition method of accounting requires us to exercise judgment and make estimates and assumptions based on available information regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets and fair value of consideration. Estimates and assumptions that we must make in estimating the fair value of intangible assets and consideration mainly include future cash flows that we expect to generate.

The common stock issued as consideration for the purchase of Hydroman was valued using the net book value on a per-share-basis of the common stock of Nature’s Miracle multiplied by the number of shares issued; after considering a variety of approaches and valuation techniques management believes the use of the net book value of Nature’s Miracle common stock is the most fair depiction and approximation of the fair value the transaction price and at the time of the acquisition. We based our estimates and assumptions on its knowledge of the industry, recent performance, expectations of future performance and other assumptions our management believes to be reasonable.

Recently issued accounting pronouncements

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. We adopted the ASU on January 1, 2023 and the adoption of this ASU does not have a material effect on our unaudited consolidated financial statements.

Except as mentioned above, we do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our unaudited consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

LAKESHORE’S BUSINESS

Overview

Lakeshore is a Cayman Islands exempted company formed on February 19, 2021 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.” Our efforts to identify a prospective target business are not limited to a particular industry or geographic location except that according to Lakeshore’s amended and restated memorandum and articles of association, we will not effectuate our initial business combination with a company that is headquartered in the People’s Republic of China (“China”), the Hong Kong Special Administrative Region of China (“Hong Kong”) or the Macau Special Administrative Region of China (“Macau”) or conducts a majority of its operations in China, Hong Kong or Macau.

Offering Proceeds Held in Trust

On March 11, 2022, Lakeshore consummated the IPO of 6,9000,000 LBBB Units at $10.00 per LBBB Unit, including the full exercise of the underwriter’s overallotment option, generating gross proceeds of $69,000,000. Each LBBB Unit consists of one LBBB Ordinary Share, one LBBB Right and one-half of one LBBB Warrant. Simultaneously with the closing of the IPO, Lakeshore consummated the sale of 351,500 Private Units at $10.00 per Private Unit, in a private placement to the Sponsor, generating gross proceeds of $3,515,000.

Upon the consummation of the IPO and the underwriters’ exercise of the over-allotment option, and associated private placement, $70,035,000 of cash was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee (“Continental”). None of the funds held in trust will be released from the Trust Account, other than interest income to pay any tax obligations, until the earlier of (i) the consummation of Lakeshore’s initial business combination and (ii) our failure to consummate a business combination by March 11, 2024.

On March 9, 2023, Lakeshore held an Extraordinary General Meeting (the “March General Meeting”) of shareholders. In the March General Meeting, shareholders approved to amend the Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”), and to extend the time for Lakeshore to complete a business combination for an additional three (3) months, from March 11, 2023 to June 11, 2023 (the “Extension”). The amended Charter Amendment was filed with the Registrar of companies in the Cayman Islands on March 10, 2023 and was effective on that date. In connection with the approval of the Extension, $250,000 was deposited into the Trust Account in accordance with the terms of the Charter Amendment. In connection with the General Meeting, shareholders elected to redeem a total of 2,767,411 ordinary shares. An aggregate payment of $28,707,673 was distributed from the Trust Account because of this redemption.

On June 5, 2023, the Company held an Extraordinary General Meeting (the “June General Meeting”) of shareholders. In the June General Meeting, shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the second “Charter Amendment”), to extend the time for the Company to complete a business combination for up to an additional six (6) months, from June 11, 2023 to December 11, 2023 (the “Extension”) by means of up to six (6) monthly Extensions. The second Charter Amendment was filed with the Registrar of companies in the Cayman Islands on June 9, 2023 and was effective on that date. In connection with the approval of the Extension, the Company needs to deposit into the Trust Account $80,000 for each monthly Extension and six monthly Extension fees (i.e., June, July, August, September, October and November), were deposited into the Trust Account in accordance with the terms of the second Charter Amendment. In connection with the June General Meeting, shareholders elected to redeem a total of 644,667 ordinary shares. An aggregate payment of $6,807,013 was distributed from the Company’s Trust Account for the ordinary shares redeemed.

On December 6, 2023, the Company held an Extraordinary General Meeting (the “December General Meeting”) of shareholders. In the December General Meeting, shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the second “Charter Amendment”), to extend the time for the Company to complete a business combination for up to an additional three (3) months, from December 11, 2023 to March 11, 2024 (the “Extension”) by means of up to three (3) monthly Extensions. The third Charter Amendment was filed with the Registrar of companies in the Cayman Islands on December 8, 2023 and was effective on that date. In connection with the approval of the Extension, the Company needs to deposit into the Trust Account $20,000 for each monthly Extension and two monthly Extension fee (i.e., December 2023 and January 2024) were deposited into the Trust Account in accordance with the terms of the third Charter Amendment.

In connection with the December General Meeting, shareholders elected to redeem a total of 2,141,262 ordinary shares. An aggregate payment of $23,466,072 was distributed from the Company’s Trust Account for the ordinary shares redeemed.

If Lakeshore is unable to consummate its initial business combination by March 11, 2024, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association, Lakeshore will, as promptly as reasonably possible but not more than five business days thereafter, redeem the public shares for a pro rata portion of the funds held in the Trust Account and as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and Lakeshore’s board of directors, liquidate and dissolve, subject to Lakeshore’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants will be worthless.

Business Combination Activities

On September 9, 2022, Lakeshore entered into the Merger Agreement, and amended the Merger Agreement on June 7, 2023 and December 8, 2023. Pursuant to the terms of the Merger Agreement, Lakeshore will merge with and into PubCo resulting in all Lakeshore’s shareholders becoming PubCo’s stockholders. Concurrently therewith, Merger Sub will merge with and into Nature’s Miracle, resulting in PubCo acquiring 100% of the issued and outstanding equity securities of Nature’s Miracle.

In the absence of shareholder approval for a further extension, if the Business Combination is not consummated by March 11, 2024, Lakeshore will distribute the proceeds held in the Trust Account to its public shareholders, liquidate and dissolve.

Redemption Rights

At any general meeting called to approve an initial business combination, any public shareholder (whether they are voting for or against such proposed business combination or not voting at all) will be entitled to demand that his, her or its ordinary shares be redeemed for a pro rata portion of the amount then in the Trust Account (currently anticipated to be approximately $11.15 per LBBB Ordinary Share for Lakeshore shareholders) net of taxes payable.

The initial shareholders, including the Sponsor, do not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the ordinary shares sold in the IPO without Lakeshore’s prior written consent. However, Lakeshore would not be restricting its shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 20% of the shares sold in the IPO) for or against the initial business combination.

Liquidation if no business combination

If Lakeshore is unable to complete its initial business combination by March 11, 2024, Lakeshore will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and Lakeshore’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the company, subject (in the case of (ii) and (iii) above) to Lakeshore’s obligations to provide for claims of creditors and the requirements of applicable law.

In connection with Lakeshore’s redemption of 100% of its issued and outstanding public shares for a portion of the funds held in the Trust Account, each public shareholder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to Lakeshore and less up to $50,000 for liquidation expenses. Holders of LBBB Rights and LBBB Warrants will receive no proceeds in connection with the liquidation with respect to such LBBB Rights and LBBB Warrants, which will expire worthless.

The holders of the insider shares and Private Units will not participate in any redemption distribution with respect to their insider shares or Private Units, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).

If Lakeshore is unable to conclude its initial business combination and it expends all of the net proceeds of the IPO not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, Lakeshore expects that the initial per-share redemption price will be approximately $11.15. The proceeds deposited in the Trust Account could become subject to claims of Lakeshore’s creditors that are in preference to the claims of Lakeshore’s shareholders. In addition, if Lakeshore is forced to file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Lakeshore that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in Lakeshore’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of Lakeshore’s shareholders. Therefore, the actual per-share redemption price may be less than approximately $11.15.

Lakeshore will pay the costs of liquidating the Trust Account from the up to $50,000 of interest earned on the funds held in the Trust Account that is available to Lakeshore for liquidation expenses.

Facilities

Lakeshore maintains its principal executive offices at 667 Madison Avenue, New York, NY 10065. Such space, utilities and secretarial and administrative services are provided to Lakeshore by the Sponsor. Lakeshore pays $10,000 per month to the Sponsor. Lakeshore considers the current office space adequate for its current operations.

Employees

Lakeshore currently has one executive officer (its Chief Executive Officer and Chief Financial Officer). He is not obligated to devote any specific number of hours to Lakeshore matters but intends to devote as much of his time as he deems necessary to Lakeshore’s affairs until Lakeshore has completed its initial business combination. The amount of time he will devote in any time period will vary based on whether a target business has been selected for Lakeshore’s initial business combination and the stage of the business combination process Lakeshore is in. Lakeshore does not intend to have any full time employees prior to the consummation of its initial business combination.

COMPLIANCE AND LEGAL PROCEEDINGS

LAKESHORE MAY BE INVOLVED IN LEGAL PROCEEDINGS IN THE ORDINARY COURSE OF BUSINESS FROM TIME TO TIME. TO DATE, NEITHER LAKESHORE NOR ITS OFFICERS OR DIRECTORS WERE INVOLVED IN ANY LITIGATION, ARBITRATION OR ADMINISTRATIVE PROCEEDINGS WHICH COULD HAVE A MATERIAL ADVERSE IMPACT ON LAKESHORE’S BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, LAKESHORE IS NOT AWARE OF ANY PENDING OR THREATENED LITIGATION, ARBITRATION OR ADMINISTRATIVE PROCEEDINGS AGAINST IT OR ITS OFFICERS OR DIRECTORS WHICH MAY HAVE A MATERIAL AND ADVERSE IMPACT ON ITS BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

LAKESHORE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Lakeshore’s financial statements and the notes thereto contained in this proxy statement/prospectus. References to “we,” “us,” “our” or the “Company” are to Lakeshore Acquisition II Corp., except where the context requires otherwise.

Overview

Lakeshore was formed on February 19, 2021 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Lakeshore’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region. Lakeshore intends to utilize cash derived from the proceeds of its IPO in effecting its initial business combination.

Lakeshore is an emerging growth company and, as such, is subject to all of the risks associated with emerging growth companies.

Lakeshore presently has no revenue. All activities for the period from February 19, 2021 (inception) through September 30, 2023 relate to the formation and the IPO and seeking a target business. Lakeshore will have no operations other than the active solicitation of a target business with which to complete a business combination, and will not generate any operating revenue until after its initial business combination, at the earliest. Lakeshore will have non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

On March 11, 2022, Lakeshore consummated the IPO of 6,900,000 Public Units, which includes the full exercise of the over-allotment option by the underwriter in the IPO, at a price of $10.00 per Public Unit, generating gross proceeds of $69,000,000. Simultaneously with the closing of the IPO, Lakeshore consummated the sale of 351,500 Private Units, at a price of $10.00 per Private Unit, in a private placement to the Sponsor, generating gross proceeds of $3,515,000.

Upon the consummation of the IPO and the underwriters’ partial exercise of the over-allotment option, and associated private placement, $70,035,000 of cash was placed in the Trust Account. This amount equals 6,900,000 LBBB Ordinary Shares subject to possible redemption multiplied by redemption value of $10.15 per share.

As indicated in the accompanying unaudited condensed financial statements, as of September 30, 2023, Lakeshore had $30,050 in cash held outside its Trust Account available for working capital purposes.

Lakeshore cannot assure you that its plans to complete an initial business combination will be successful. If Lakeshore is unable to complete its initial business combination before March 11, 2024, Lakeshore will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of LBBB Ordinary Shares and Lakeshore’s board of directors, liquidate and dissolve. In the event of liquidation, the holders of the founder shares and Private Units will not participate in any redemption distribution with respect to their founder shares or Private Units, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).

Results of Operations

Lakeshore’s entire activity from February 19, 2021 (inception) up to the consummation of the IPO was in preparation for the IPO. Since the IPO, Lakeshore’s activity has been limited to the evaluation of business combination candidates, and Lakeshore will not be generating any operating revenues until the closing and completion of its initial business combination. Lakeshore expects to generate small amounts of non-operating income in the form of interest income on cash and marketable securities held in Trust Account. Lakeshore will incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2023, Lakeshore had a net income of $383,833. Lakeshore incurred $100,575 of general and administrative expenses, $342 of interest expense and earned $484,750 of interest income from investments in the Trust Account.

For the nine months ended September 30, 2023, Lakeshore had a net income of $1,215,479. Lakeshore incurred $482,410 of general and administrative expenses, $1,027 of interest expense and earned $1,698,916 of interest income from investments in the Trust Account.

For the three months ended September 30, 2022, Lakeshore had a net income of $74,260. Lakeshore incurred $241,840 in formation, general and administrative expenses and earned $316,100 of interest income from investments in the Trust Account.

For the nine months ended September 30, 2022, Lakeshore had a net loss of $29,553. Lakeshore incurred $445,256 in formation, general and administrative expenses and earned $415,703 of interest income from investments in the Trust Account.

For the year ended December 31, 2022, Lakeshore had a net income of $253,602. Lakeshore incurred $754,524 of general and administrative expenses and earned $1,008,126 of interest income from investments in our Trust Account.

For the period from February 19, 2021 (inception) to December 31, 2021, Lakeshore had a net loss of $85,388, which consisted of $85,388 in formation, general and administrative expenses.

Liquidity and Capital Resources

As of September 30, 2023, Lakeshore had $30,050 in cash held outside the Trust Account available for working capital purposes.

As of December 31, 2022, Lakeshore had $44,918 in cash held outside its Trust Account available for working capital purposes.

Prior to the consummation of the IPO, Lakeshore’s liquidity needs had been satisfied through a payment from the Sponsor of $25,000 for the founder shares, the loan under an unsecured promissory note from the Sponsor of $500,000. The promissory note from the Sponsor was converted into part of the subscription of $3,515,000 private placement on March 11, 2022.

Upon the consummation of the IPO and underwriter’s full exercise of over-allotment option on March 11, 2022, and associated private placement, $70,035,000 of cash was placed in the Trust Account. As of September 30, 2023, an aggregate of $37,797,355 was held in the Trust Account in money market funds that invest in cash, U.S. Treasury Bills, notes, and other obligations issued or guaranteed as to principal and interest by the U.S. Treasury.

In order to meet its working capital needs following the consummation of the IPO, Lakeshore’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan Lakeshore funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of Lakeshore’s initial business combination, without interest, or, at the lender’s discretion, up to certain amount of the working capital loan may be converted upon consummation of Lakeshore’s business combination into additional private units at a price of $10.00 per unit. If Lakeshore does not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available (see Note 5 to Lakeshore’s unaudited financial statements contained herein). As of September 30, 2023, an aggregate principal amount of $340,000 was outstanding and evidenced by unsecured promissory notes issued to RedOne Investment Limited, the Sponsor. The principal shall be payable promptly on the earlier date on which either Lakeshore consummates an initial business combination or has received financing from other parties with no interest accrued.

On March 10, 2023, Lakeshore entered into a loan agreement as the borrower with a third party lender, the Sponsor and Nature’s Miracle Inc. as the guarantors. The principal amount of the loan was $250,000 and the amount was deposited into the Trust Account in accordance with the term of Lakeshore’s Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”). The loan was with no interest bearing until June 11, 2023. Based on the loan agreement and subsequent confirmation among each party, the loan was repayable on July 11, 2023 (the “Repayment Date”) and bears interest for one (1) month with an annualized London Interbank Offering Rate (LIBOR) of 5%. The loan was repaid in full on July 12, 2023 including principal and interest. However, Lakeshore will issue 25,000 bonus shares to the lender of PubCo upon consummation of the Business Combination.

Pursuant to the Amendment No. 1 to the Merger Agreement, Nature’s Miracle lent $40,000 to Lakeshore on June 8, 2023 in order to pay half of the initial monthly extension fee, as required by the term of Lakeshore’s Amended and Restated Memorandum and Articles of Association effective on June 9, 2023 (the second “Charter Amendment”). The amount of $40,000 from Nature’s Miracle was deposited into Lakeshore’s Trust Account, with the balance of $40,000 for initial monthly extension paid directly from Lakeshore’s operating account. Pursuant to Amendment No. 1 to the Merger Agreement, Nature’s Miracle shall loan Lakeshore $40,000 for each subsequent extension, and once Nature’s Miracle has secured a loan for working capital purposes, Nature’s Miracle shall loan Lakeshore $80,000 for each subsequent extension. The amount of $40,000 does not bear interest and matures upon the earlier of (i) the closing of Lakeshore’s initial business combination and (ii) December 11, 2023. In the event that Lakeshore does not consummate a business combination, the repayment will be only from amounts remaining outside of Lakeshore’s trust account, if any.

On July 11, 2023, Lakeshore entered into two separate loan agreements for an aggregate principal amount of $250,000, on substantially the same terms. The lender of the first loan agreement is Bill Chen, Chief Executive Officer of Lakeshore and the lender of the second loan agreement is James Li, the Chief Executive Officer of Nature’s Miracle. Each of them agreed to lend Lakeshore a principal amount of $125,000, respectively. Pursuant to the loan agreements, the loans are unsecured and do not bear interest; provided that, if the loan is not repaid by the maturity date on November 11, 2023, then the outstanding amount will bear interest at 8% per annum, and will be payable with accrued interest on demand. The loan agreements also provide for the issuance to each lender of 12,500 shares of Class A common stock (or 25,000 shares in the aggregate) of the post-business combination company no later than the earlier of (i) the maturity date and (ii) the closing of the planned business combination. The loan agreements also provide for customary registration rights for such shares.

On July 12, 2023, the loans closed and the proceeds of the loans were then used to repay in full the $250,000 loan and interest for the period from June 11, 2023 to July 11, 2023, pursuant to the loan agreement dated March 10, 2023 and subsequent confirmation among each party of the loan. An aggregate amount of $ 251,027 was paid on July 12, 2023.

On July 7, 2023, Lakeshore issued an unsecured promissory note (the “July Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that Lakeshore does not consummate a business combination, the July Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo shall be issued to Nature’s Miracle or its designee following the closing of the business combination.

On August 10, 2023, Lakeshore issued an unsecured promissory note (the “August Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that Lakeshore does not consummate a business combination, the August Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo shall be issued to Nature’s Miracle or its designee following the closing of the business combination.

On September 11, 2023, Lakeshore issued an unsecured promissory note (the “September Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that Lakeshore does not consummate a business combination, the September Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo shall be issued to Nature’s Miracle or its designee following the closing of the business combination.

On October 11, 2023, Lakeshore issued an unsecured promissory note (the “October Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that Lakeshore does not consummate a business combination, the October Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo shall be issued to Nature’s Miracle or its designee following the closing of the business combination.

On November 9, 2023, Lakeshore issued an unsecured promissory note (the “November Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that Lakeshore does not consummate a business combination, the November Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo shall be issued to Nature’s Miracle or its designee following the closing of the business combination.

Pursuant to the Amendment No. 2 to the Merger Agreement, Nature’s Miracle shall loan to Lakeshore $20,000 for each monthly extension of time for the completion of business combination. On December 7, 2023, Lakeshore issued an unsecured promissory note (the “December Note”) in the principal amount of $20,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) March 11, 2024. In the event that Lakeshore does not consummate a business combination, the December Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo shall be issued to Nature’s Miracle or its designee following the closing of the business combination.

On December 8, 2023, Lakeshore entered into a Side Letter to Loan Agreements and Promissory Notes (the “Letter Agreement”) with Nature’s Miracle, Tie (James) Li and Deyin (Bill) Chen. Pursuant to the Letter Agreement, (i) Nature’s Miracle and Lakeshore agree to extend the deadline repayment date of principal amounts that Nature’s Miracle lent to Lakeshore, which was based on the Amendment No. 1 to the Merger Agreement and has an aggregate amount of $440,000, to March 11, 2024; and (ii) Lakeshore, Tie (James) Li and Deyin (Bill) Chen agree to extend the “Repayment Date” (as defined in the Loan Agreements entered into by each party on July 11, 2023 with total principal amount of $250,000) to March 11, 2024 and agree to waive any and all interest and penalties that may have accrued commencing on November 11, 2023.

On December 22, 2023, Lakeshore issued an unsecured promissory note (the “Note”) in the principal amount of $30,000 to the Sponsor. The Note does not bear interest and the principal shall be payable promptly on the earlier date on which either Lakeshore consummates an initial business combination or has received financing from other parties.

On January 8, 2024, Lakeshore issued an unsecured promissory note (the “January Note”) in the principal amount of $20,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) March 11, 2024. In the event that Lakeshore does not consummate a business combination, the January Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo shall be issued to Nature’s Miracle or its designee following the closing of the business combination.

If Lakeshore’s estimates of the costs of undertaking due diligence and negotiating its initial business combination are less than the actual amount necessary to do so, Lakeshore may have insufficient funds available to operate its business prior to our initial business combination. Moreover, Lakeshore may need to obtain additional financing either to consummate its initial business combination or because Lakeshore becomes obligated to convert a significant number of the public shares upon consummation of Lakeshore’s initial business combination, in which case Lakeshore may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, Lakeshore would only consummate such financing simultaneously with the consummation of its initial business combination. Following its initial business combination, if cash on hand is insufficient, Lakeshore may need to obtain additional financing in order to meet its obligations.

Lakeshore performed an assessment on its ability to continue as a going concern in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. There is no assurance that Lakeshore will be able to consummate the initial business combination before March 11, 2024. In the event that Lakeshore fails to consummate business combination within the required period, it will face mandatory liquidation and dissolution subject to certain obligations under applicable laws or regulations. This uncertainty raises substantial doubt about its ability as a going concern one year from the date the financial statement is issued. No adjustments have been made to the carrying amounts of assets or liabilities regarding the possibility of Lakeshore not continuing as a going concern, as a result of failing to consummate business combination before March 11, 2024. Management plans to continue its efforts to consummate a business combination before March 11, 2024.

Critical Accounting Policies

The preparation of the unaudited condensed financial statements contained herein in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements. Actual results could differ from those estimates.

Offering Costs Associated with the IPO

Offering costs consist of underwriting, legal, accounting, registration and other expenses incurred through the balance sheet date that are directly related to the IPO. As of March 11, 2022, offering costs totaled $5,614,686. The amount was consisted of $1,380,000 of underwriting commissions, $2,415,000 of deferred underwriting commissions, and $1,819,686 of other offering costs (which includes $1,262,250 of representative shares, as described in Note 8 to the unaudited financial statements of Lakeshore contained herein). The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs were charged to shareholders’ equity upon the completion of the IPO. Lakeshore allocates offering costs between public shares, public warrants and public rights based on the estimated fair values of them at the date of issuance. Accordingly, $5,109,364 was allocated to public shares and was charged to temporary equity, and a sum of $505,322 was allocated to public warrants and public rights, and was charged to shareholders’ equity.

Ordinary Shares Subject to Possible Redemption

Lakeshore accounts for its ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Lakeshore’s public shares feature certain redemption rights that are considered to be outside of Lakeshore’s control and subject to occurrence of uncertain future events. Lakeshore recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero. Accordingly, as of September 30, 2023, LBBB Ordinary Shares subject to possible redemption are presented at redemption value of approximately $10.837 per share as temporary equity, outside of the shareholders’ equity section of our balance sheet. Lakeshore recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Net Income (Loss) per Share

Lakeshore complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, Lakeshore first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. Lakeshore then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders.

For the nine months ended September 30, 2023 and September 30, 2022, Lakeshore did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of Lakeshore. As a result, diluted loss per share is the same as basic loss per share for the period presented. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the IPO and the private placement since the exercise of warrants are contingent on the occurrence of future events.

Warrants

Lakeshore evaluates the public and private warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, both public and private warrants are classified in shareholders’ equity.

Recent Accounting Standards

Lakeshore’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Off-Balance Sheet Arrangements

Lakeshore has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023. Lakeshore does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Lakeshore has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Underwriting Agreement

A deferred underwriting commission of $0.35 per Public Unit sold, totaling $2,415,000 will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a business combination, without accrued interest. In the event that Lakeshore does not close a business combination, the representative underwriter forfeits its right to receive the commission.

Registration Rights

The initial shareholders will be entitled to registration rights with respect to their initial shares, as well as the holders of the Private Units and holders of any securities issued to Lakeshore’s initial shareholders, officers, directors or their affiliates in payment of working capital loans or extension loans made to Lakeshore, will be entitled to registration rights with respect to the Private Units (and underlying securities), pursuant to an agreement signed on the effective date of the IPO. The holders of such securities are entitled to demand that Lakeshore register these securities at any time after Lakeshore consummates a business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after Lakeshore’s consummation of a business combination.

Engagement agreement with Legal Counsel

Lakeshore has entered into an engagement agreement with its legal counsel with respect to the proposed business combination. The fee will be based on the number of hours spent. An aggregate of $200,000 will be paid before the closing of the business combination and the balance will be due upon the closing of the business combination. As of September 30, 2023, an aggregate of $250,000 had been accrued into the Lakeshore’s condensed consolidated financial statements.

Engagement agreement with Underwriter

Lakeshore has entered into an engagement agreement with its underwriter with respect to the proposed business combination. A success fee will be paid upon closing of the business combination, with the amount calculated as the following schedule: (i) 2% of the aggregate value of transaction for the part up to $200 million; (ii) 1% for the part over $200 million.

Engagement Agreement — Fairness Opinion

An aggregate of $90,000 will be paid upon the closing of the business combination, based on an engagement agreement entered into by Lakeshore and the provider of fairness opinion concerning the terms of the business combination.

Bonus Shares

As of September 30, 2023, Lakeshore has committed to cause to issue an aggregate of 56,000 bonus shares of PubCo based on the following: (i) 25,000 shares to a third party investor based on the loan agreement entered into on March 10, 2023, and the loan was repaid in full on July 12, 2023; (ii) 12,500 shares to Bill Chen and 12,500 shares to James Li (or 25,000 shares in aggregate) based on the loan agreements entered into on July 11, 2023; (iii) a total of 6,000 shares to Nature’s Miracle or its designee based on promissory notes issued on July 7, 2023, August 10, 2023 and September 11, 2023, respectively. Since the issuance of the bonus shares is contingent on the consummation of the proposed business combination, and the potential costs of the bonus shares do not qualify as debt discounts or freestanding instruments as of September 30, 2023, they were not booked as expenses and liabilities as of September 30, 2023.

Quantitative and Qualitative Disclosures about Market Risk

Lakeshore is not subject to any market or interest rate risk. The net proceeds of the IPO held in the Trust Account may be invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. Lakeshore qualifies as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Section 102(b)(1) of the JOBS Act permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Lakeshore has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Lakeshore, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Lakeshore’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Related Party Transactions

Founder Shares

On February 19, 2021, 1,437,500 LBBB Ordinary Shares were issued to the Sponsor at a price of approximately $0.017 per share for an aggregate amount of $25,000. In connection with the increase in the size of the offering, on December 20, 2021, Lakeshore declared a 20% share dividend on each founder share thereby increasing the number of issued and outstanding founder shares to 1,725,000 (up to 225,000 of which are subject to forfeiture) so as to maintain the number of founder shares at 20% of the outstanding ordinary shares upon the consummation of this offering, resulting in an effective purchase price per founder share after the share dividend of approximately $0.014. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the shares issued to the underwriter at closing or the shares underlying the private placement units). Since the over-allotment option has been fully exercised, the 225,000 founder shares were no longer subject to forfeiture on March 11, 2022.

Administrative Service Fee

Lakeshore has agreed, commencing on the signing of the engagement letter with the underwriter on May 6, 2021, to pay the Sponsor a monthly fee of up to $10,000 up to the consummation of business combination, for Lakeshore’s use of its personnel and other administrative resources. Since inception through September 30, 2023, Lakeshore had paid an aggregate of $288,000 to the Sponsor.

Related Party Loans

On May 11, 2021, Lakeshore issued a $300,000 principal amount unsecured promissory note to the Sponsor, On January 31, 2022, Lakeshore issued a $100,000 principal amount unsecured promissory note to the Sponsor, On March 7, 2022, Lakeshore issued a $100,000 principal amount unsecured promissory note to the Sponsor, and Lakeshore had received such amounts as of issuance dates. The notes are non-interest bearing, and due after the date on which this offering is consummated or Lakeshore determines to abandon this offering. On March 11, 2022, the $500,000 loan was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit. The promissory notes were canceled and no amounts were owed under the notes.

In order to meet its working capital needs following the consummation of the IPO, Lakeshore’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan Lakeshore funds, from time to time or at any time, in amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of Lakeshore’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of Lakeshore’s business combination into additional Private Units at a price of $10.00 per unit. If Lakeshore does not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available. As of September 30, 2023, an aggregate principal amount of $340,000 was outstanding and evidenced by unsecured promissory notes issued to RedOne Investment Limited, the Sponsor. The principal shall be payable promptly on the earlier date on which either Lakeshore consummates the business combination or has received financing from other parties with no interest accrued.

On December 22, 2023, Lakeshore issued an unsecured promissory note (the “Note”) in the principal amount of $30,000 to the Sponsor. The Note does not bear interest and the principal shall be payable promptly on the earlier date on which either Lakeshore consummates an initial business combination or has received financing from other parties.

On July 11, 2023, Lakeshore entered into two separate loan agreements for an aggregate principal amount of $250,000, on substantially the same terms. The lender of the first loan agreement is Bill Chen, Chief Executive Officer of Lakeshore, who agreed to lend Lakeshore a principal amount of $125,000, and the lender of the second loan agreement is James Li, the Chief Executive Officer of Nature’s Miracle, Inc., the target in the previously announced proposed business combination with Lakeshore, who agreed to lend Lakeshore a principal amount of $125,000. Pursuant to the loan agreements, the loans are unsecured and do not bear interest; provided that, if the loan is not repaid by the maturity date on November 11, 2023, then the outstanding amount will bear interest at 8% per annum, and will be payable with accrued interest on demand. The loans closed on July 12, 2023. The proceeds of the loans have been used to repay in full Lakeshore’s $250,000 loan pursuant to the loan agreement, dated March 10, 2023, by and between the Company, the lender named therein, and the Sponsor, and Nature’s Miracle, as guarantors. The loan agreements also provide for the issuance to each lender of 12,500 shares of Class A common stock (or 25,000 shares in the aggregate) of the Pubco no later than the earlier of (i) the maturity date and (ii) the closing of the planned business combination between Lakeshore and Nature’s Miracle. The loan agreements also provide for customary registration rights for such shares.

Other Related Party Transactions

On March 10, 2023, Lakeshore entered into a loan agreement as the borrower with a third party lender, RedOne Investment Limited (the Sponsor) and Nature’s Miracle Inc. (“NMI”) as the guarantors. The principal amount was $250,000 with no interest bearing and was repayable on or before June 11, 2023 (the “Repayment Date”). Lakeshore shall cause to issue 25,000 bonus shares to the lender of the surviving company when completing the proposed business combination with NMI, no later than the Repayment Date. Lakeshore repaid the loan in full on July 12, 2023 including principal and interest.

On June 8, 2023, Lakeshore issued a non-convertible promissory note (the “June Note”) in the amount of $40,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023.

On June 14, 2023, in connection with the Newtek Loan Agreement, Nature’s Miracle, Nature’s Miracle (California) Inc., a California corporation, Tie (James) Li, Zhiyi Zhang, Upland 858 LLC, a California LLC (each a “Newtek Guarantor,” and collectively as the “Newtek Guarantors”) entered into a commercial guaranty agreement (the “Newtek Guaranty”) pursuant to which Guarantors guaranteed the payment of the Principal. As a consideration for entering into Newtek Guaranty, Tie (James) Li and Zhiyi Zhang will each receive 50,000 shares of Nature’s Miracle.

On July 7, 2023, Lakeshore issued a promissory note (the “July Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the July Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On July 11, 2023, Tie (James) Li and Deyin (Bill) Chen lent $125,000 each to Lakeshore Acquisition II Corporation. The repayment date for the loans is November 11, 2023. The loans carry a 8% interest on an annual basis. Also Tie (James) Li and Deyin (Bill) Chen will each receive 12,500 shares Lakeshore Acquisition II Corporation in connection with the loans.

On August 10, 2023, Lakeshore issued a promissory note (the “August Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the August Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On September 11, 2023, Lakeshore issued a promissory note (the “September Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the September Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On October 11, 2023, Lakeshore issued a promissory note (the “October Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the October Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On November 9, 2023, Lakeshore issued a promissory note (the “November Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the November Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On December 7, 2023, Lakeshore issued an unsecured promissory note (the “December Note”) in the principal amount of $20,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) March 11, 2024. Pursuant to the December Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On December 8, 2023, Lakeshore entered into a Side Letter to Loan Agreements and Promissory Notes (the “Letter Agreement”) with Nature’s Miracle, Tie (James) Li and Deyin (Bill) Chen. Pursuant to the Letter Agreement, (i) Nature’s Miracle and Lakeshore agree to extend the deadline repayment date of principal amounts that Nature’s Miracle lent to Lakeshore, which was based on the Amendment No. 1 to the Merger Agreement and has an aggregate amount of $440,000, to March 11, 2024; and (ii) Lakeshore, Tie (James) Li and Deyin (Bill) Chen agree to extend the “Repayment Date” (as defined in the Loan Agreements entered into by each party on July 11, 2023 with total principal amount of $250,000) to March 11, 2024 and agree to waive any and all interest and penalties that may have accrued commencing on November 11, 2023.

On January 8, 2024, Lakeshore issued an unsecured promissory note (the “January Note”) in the principal amount of $20,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) March 11, 2024. Pursuant to the December Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

Lakeshore has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in its amended and restated memorandum and articles of association.

Other than reimbursement of any out-of-pocket expenses incurred in connection with activities on Lakeshore’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to the Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to Lakeshore’s initial business combination (regardless of the type of transaction that it is). Lakeshore’s independent directors review on a quarterly basis all payments that were made to the Sponsor, Lakeshore’s officers, directors or Lakeshore’s or their affiliates and will be responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties. Total reimbursement paid to the Sponsor, officers or directors amounted to $40,559 from February 19, 2021 (Inception) to September 30, 2023. The balance amount was nil at September 30, 2023.

After Lakeshore’s initial business combination, members of its management team who remain with the company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to Lakeshore’s shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider the initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

All ongoing and future transactions between Lakeshore and any member of its management team or his or her respective affiliates will be on terms believed by Lakeshore at that time, based upon other similar arrangements known to the company, to be no less favorable to Lakeshore than are available from unaffiliated third parties. It is Lakeshore’s intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to Lakeshore than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, Lakeshore would not engage in such transaction.

Lakeshore is not prohibited from pursuing an initial business combination with a company that is affiliated with Lakeshore’s initial shareholders, officers or directors. In the event Lakeshore seeks to complete an initial business combination with a target that is affiliated with its initial shareholders, officers or directors, Lakeshore, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that the initial business combination is fair to the company (or shareholders) from a financial point of view.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements are based on Lakeshore’s historical financial statements for the nine months ended September 30, 2023 and for the year ended December 31, 2022 and Nature’s Miracle’s historical consolidated financial statements for the nine months ended September 30, 2023 and for the year ended December 31, 2022, adjusted to give effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the unaudited consolidated historical balance sheet of Lakeshore as of September 30, 2023 with the unaudited historical consolidated balance sheet of Nature’s Miracle as of September 30, 2023, giving effect to the Business Combination, as if it had been consummated as of that date.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 combines the unaudited historical consolidated statement of operations of Lakeshore for the nine months ended September 30, 2023 and the audited historical statement of operations of Lakeshore for the year ended December 31, 2022 with the unaudited historical consolidated statement of operations of Nature’s Miracle for the nine months ended September 30, 2023 and the audited historical consolidated statement of operations of Nature’s Miracle for the year ended December 31, 2022, giving effect to the Business Combination, as if it had occurred as of January 1, 2022.

Notwithstanding the legal form of the Business Combination, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Lakeshore will be treated as the acquired company and Nature’s Miracle will be treated as the acquirer for financial statement reporting purposes.

The historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions consummated after September 30, 2023 through the date hereof. The pro forma adjustments that are directly attributable to the Business Combination are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company.

The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only.

The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Lakeshore and Nature’s Miracle have not had any historical relationship prior to the Business Combination except that Nature’s Miracle lent to Lakeshore for the monthly payment of extension fees pursuant to the Amendment No.1 to the Merger Agreement, evidenced by promissory notes issued by Lakeshore. As of September 30, 2023, an aggregate amount of $280, 000 was outstanding. This amount was reflected on both Lakeshore’s balance sheet as a liability and Nature’s Miracle’s balance sheet as an asset. An adjustment was made in order to eliminate this item for the pro forma statement. No other pro forma adjustments were required to eliminate activities between the companies.

In addition, based on a Letter Agreement entered into by certain parties on November 15, 2023, a total of 235,000 shares of PubCo’s common stock will be issued upon closing of the Business Combination in connection with certain transactions relating to Business Combination and Nature’s Miracle’s employment agreements: (i) 50,000 shares to Tie (James) Li and 50,000 shares to Zhiyi, Zhang (or 100,000 shares in aggregate) in connection with their guarantees of the repayment of Newtek Loan, which was lent to a subsidiary of Natures Miracle with the principal amount of $3,700,000; (ii) 12,500 shares to Tie (James) Li and 12,500 shares to Deyin (Bill) Chen (or 25,000 shares in aggregate) in connection with their loans to Lakeshore, each with the principal amount of $125,000 under separate but similar loan agreements (as disclosed elsewhere in this proxy statement/prospectus); (iii) 10,000 shares to Charles Jourdan Hausman in connection with an employment agreement with Nature’s Miracle and (iv) 100,000 shares to Darin Carpenter in connection with an employment agreement with Nature’s Miracle. The effect of items (i) and (ii) is adjusted in these pro forma statements, please refer to Note 2 (K) and (BB); The effect of items (iii) and (iv) is not adjusted in these pro forma statements but it will cause the increase of total amount of common stock and general expenses of PubCo post Business Combination.

The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios as following:

•        Assuming No Further Redemptions:    This scenario assumes that excluding the redemption of 5,553,340 shares in connection with three extraordinary general meetings for extension of Lakeshore’s life held on March 9, 2023, June 5, 2023 and December 6, 2023, respectively, which resulted in an aggregate payment of $58.98 million from the trust account, no Lakeshore ordinary shares are further redeemed and funds held in trust accounts will be fully retained and released to PubCo at closing;

•        Assuming Full Redemptions:    This scenario assumes that all of Lakeshore’s remaining 1,346,660 shares of public shares subject to redemption are all redeemed, and the amount to be distributed is based on the pro forma balance amount of trust account as of September 30, 2023 net of $ 23.47 million distributed in connection with redemptions at the third extraordinary general meeting held on December 6, 2023, plus an extra deposit of $180,000 in connection with (i) the monthly extension fee of $80,000 multiplied by 2 months (October and November) so that the Business Combination was allowed to complete by December 11, 2023, and (ii) extension fee of $20,000 multiplied by 2 months (December 2023 and January 2024) so that the Business Combination will be allowed to complete by February 11, 2024.

The pro forma outstanding shares of PubCo ordinary shares immediately after the Business Combination under two redemption scenarios (which amounts are based on information as of September 30, 2023, as adjusted for events that relate to material financing transactions consummated after such date through the date hereof) is as follows:

	Pro Forma Combined
	Assuming No Further Redemptions		Assuming Full Redemptions
	Number of Shares	%	Number of Shares	%
Lakeshore public shares	1,346,660	4.9%	—	0.0%
Lakeshore public rights	690,000	2.5%	690,000	2.6%
Lakeshore founder shares, private shares and private rights	2,111,650	7.6%	2,111,650	8.0%
Former Nature's Miracle shareholders	22,362,706	80.9%	22,362,706	85.1%
Bonus shares issued to investors	164,000	0.6%	164,000	0.6%
Shares issued to underwriter and M&A advisor	966,539	3.5%	966,539	3.7%
Total shares outstanding	27,641,555	100.0%	26,294,895	100.0%

Transaction costs in connection with Lakeshore’s IPO included a deferred underwriting commission of $0.35 per public LBBB Unit sold in the IPO, totaling $2,415,000 payable to the representative underwriter from the amounts held in the Trust Account at the closing of a business combination. These fees remain constant and are not adjusted based on redemptions. The form of paying these fees has not been decided as of the date hereof. For the pro forma statement purpose, it is assumed that they are to be paid via receiving new shares issued by PubCo at $6.50 per share. The following table presents the underwriting fee as a percentage of the aggregate proceeds from the IPO under each redemption scenario:

	Assuming No Further Redemptions	Assuming 85% Redemptions	Assuming 90% Redemptions	Assuming Full Redemptions
Deferred underwriting fee as a percentage of the aggregate proceeds from the IPO under each redemption scenario	17.93%	23.33%	35.00%	Not Applicable

The historical financial information of Lakeshore was derived from the unaudited consolidated financial statements of Lakeshore as of and for the nine months ended September 30, 2023 and the audited consolidated financial statements of Lakeshore for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Nature’s Miracle was derived from the unaudited consolidated financial statements of Nature’s Miracle as of and for the nine months ended September 30, 2023 and the audited consolidated financial statements of Nature’s Miracle for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read together with Lakeshore’s and Nature’s Miracle’s audited and unaudited financial statements and related notes, “Nature’s Miracle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lakeshore’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the related transactions. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The Business Combination has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2023

	Nature’s Miracle (Historical)	Lakeshore (Historical)	Assuming No Further Redemptions Scenario			Assuming Full Redemptions Scenario
			Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
ASSETS
Cash and cash equivalent	$723,067	$30,050	$37,797,355	A	$11,964,400	$(14,531,283)	D	$—
			(23,466,072)	C		2,566,883	N
			(2,530,000)	E
			(590,000)	H
Accounts receivable, net	2,446,234	—	—		2,446,234	—		2,446,234
Accounts receivable – related parties, net	116,512	—	—		116,512	—		116,512
Inventories, net	6,016,239	—	—		6,016,239	—		6,016,239
Prepayments and other current assets	95,766	17,500	—		113,266	—		113,266
Prepayments – related party	13,304	—	—		13,304	—		13,304
Loan receivable – related parties	390,000	—	(280,000)	G	110,000	—		110,000
Marketable securities held in trust account	—	37,797,355	(37,797,355)	A	—	—		—
Total current assets	9,801,122	37,844,905	(26,866,072)		20,779,955	(11,964,400)		8,815,555
Security deposit	47,633	—	—		47,633	—		47,633
Right-of-use assets, net	587,294	—	—		587,294	—		587,294
Cost method investments	1,000,000	—	—		1,000,000	—		1,000,000
Property and equipment, net	4,455,006	—	—		4,455,006	—		4,455,006
Deferred offering costs	948,929	—	(948,929)	F	—	—		—
Deferred tax asset, net	605,090	—	—		605,090	—		605,090
Goodwill	1,023,533	—	—		1,023,533	—		1,023,533
Total assets	$18,468,607	$37,844,905	$(27,815,001)		$28,498,511	$(11,964,400)		$16,534,111
LIABILITIES AND STOCKHOLDERS’ EQUITY
Bank overdraft (to cover negative cash balance)	—	—	—		—	2,566,883	N	2,566,883
Note payable – related party	—	340,000	(340,000)	H	—	—		—
Note payable – NMI	—	280,000	(280,000)	G	—	—		—
Short-term loan	—	125,000	(125,000)	H	—	—		—
Short-term loan – related parties	783,255	125,000	(125,000)	H	783,255	—		783,255
Current portion of long-term debt	258,325	—	—		258,325	—		258,325
Accounts payable	991,210	—	—		991,210	—		991,210
Accounts payable – related parties	9,061,594	—	—		9,061,594	—		9,061,594
Other payables and accrued liabilities	684,421	503,336	(503,336)	E	684,421	—		684,421
Other payables – related parties	223,314	—	—		223,314	—		223,314
Operating lease liabilities – current	350,777	—	—		350,777	—		350,777
Tax accrual	373,004	—	—		373,004	—		373,004
Deferred income – contract liabilities	196,422	—	—		196,422	—		196,422
Deferred underwriting fee payable	—	2,415,000	(2,415,000)	J	—	—		—
Total current liabilities	12,922,322	3,788,336	(3,788,336)		12,922,322	2,566,883		15,489,205
Long-term debt, net of current portion	6,054,423	—	—		6,054,423	—		6,054,423
Operating lease liabilities, net of current portion	251,456	—	—		251,456	—		251,456
Total liabilities	19,228,201	3,788,336	(3,788,336)		19,228,201	2,566,883		21,795,084

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2023 — (Continued)

	Nature’s Miracle (Historical)	Lakeshore (Historical)	Assuming No Further Redemptions Scenario			Assuming Full Redemptions Scenario
			Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Commitments and contingencies
Lakeshore ordinary share subject to possible redemption	—	37,797,355	(37,797,355)	B	—	—		—
Stockholders’ equity
New issuance of PubCo preferred shares, $0.0001 par value	—	—	—		—	—		—
Lakeshore ordinary shares, $0.0001 par value	—	224	—		224	—		224
New issuance of PubCo ordinary shares, 0.0001 par value	—	—	349	B	2,467	(135)	D	2,332
			(214)	C
			2,236	I
			37	J
			43	K
			16	L
Nature’s Miracle preferred stock, $ 0.00001 par value	—	—	—		—	—		—
Nature’s Miracle common stock, $ 0.00001 par value	236	—	(236)	I	—	—		—
Additional paid-in capital	1,528,764	—	37,797,006	B	15,222,877	(14,531,148)	D	691,729
			(23,465,858)	C
			(948,929)	F
			(2,000)	I
			2,414,963	J
			4,299,957	K
			(4,300,000)	K
			1,639,984	L
			(3,741,010)	M
Accumulated deficit	(2,287,607)	(3,741,010)	3,741,010	M	(5,954,271)	—		(5,954,271)
			(2,026,664)	E
			(1,640,000)	L
Accumulated other comprehensive loss	(987)	—	—		(987)	—		(987)
Shareholders’ equity (deficit)	(759,594)	(3,740,786)	13,770,690		9,270,310	(14,531,283)		(5,260,973)
Total liabilities and stockholders’ equity (deficit)	$18,468,607	$37,844,905	$(27,815,001)		$28,498,511	$(11,964,400)		$16,534,111

See accompanying notes to the unaudited pro forma combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022

	Nature’s Miracle (Historical)	Lakeshore (Historical)	Assuming No Further Redemptions Scenario			Assuming Full Redemptions Scenario
			Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue
Revenue	$18,621,344	$—	$—		$18,621,344	$—		$18,621,344
Cost of Revenue	16,952,201	—	—		16,952,201	—		16,952,201
Gross Profit	1,669,143	—	—		1,669,143	—		1,669,143
Operating Expenses
Selling, general and administrative	3,442,257	754,524	2,026,664	AA	6,223,445	—		6,223,445
Total operating expenses	3,442,257	754,524	2,026,664		6,223,445	—		6,223,445
Income (loss) from operations	(1,773,114)	(754,524)	(2,026,664)		(4,554,302)	—		(4,554,302)
Other income (expense)
Interest expense, net	(742,715)	—	(1,640,000)	BB	(2,382,715)	—		(2,382,715)
Interest income from trust account	—	1,008,126	(1,008,126)	CC	—	—		—
Loss from short-term investment	(41,143)	—	—		(41,143)	—		(41,143)
Other income	27,403	—	—		27,403	—		27,403
Total other income (expense)	(756,455)	1,008,126	(2,648,126)		(2,396,455)	—		(2,396,455)
Income (loss) before income taxes	(2,529,569)	253,602	(4,674,790)		(6,950,757)	—		(6,950,757)
(Benefit of) Provision for income taxes
Current	76,287	—	—		76,287	—		76,287
Deferred	(144,731)	—	—		(144,731)	—		(144,731)
Total (benefit of) provision for Income taxes	(68,444)	—	—		(68,444)	—		(68,444)
Net income (loss)	$(2,461,125)	$253,602	$(4,674,790)		$(6,882,313)	$—		$(6,882,313)
Other comprehensive (loss) income
Foreign currency translation adjustment	(1,863)	—	—		(1,863)	—		(1,863)
Comprehensive (loss) income attributable to common stockholders	(2,462,988)	253,602	(4,674,790)		(6,884,176)	—		(6,884,176)
Net income per share, basic and diluted	$(0.14)				$(0.25)			$(0.26)
Weighted average shares outstanding, basic and diluted	17,703,233		25,400,055	DD	27,501,381	(1,346,660)	EE	26,154,721
Net income per share, redeemable ordinary shares-basic and diluted		$0.68
Weighted average shares outstanding, redeemable ordinary shares-basic and diluted		5,595,616
Net loss per share, non-redeemable ordinary shares-basic and diluted		$(1.70)
Weighted average shares outstanding, non-redeemable ordinary shares-basic and diluted		2,101,326

See accompanying notes to the unaudited pro forma combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2023

	Nature’s Miracle (Historical)	Lakeshore (Historical)	Assuming No Further Redemptions Scenario			Assuming Full Redemptions Scenario
			Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue
Revenue (including related party revenue of $35,522 for the nine months ended September 30, 2023)	$7,600,890	$—	$—		$7,600,890	$—		$7,600,890
Cost of Revenue	7,044,591	—	—		7,044,591	—		7,044,591
Gross Profit	556,299	—	—		556,299	—		556,299
Operating Expenses
Selling, general and administrative	1,594,873	482,410	—		2,077,283	—		2,077,283
Total operating expenses	1,594,873	482,410	—		2,077,283	—		2,077,283
Income (loss) from operations	(1,038,574)	(482,410)	—		(1,520,984)	—		(1,520,984)
Other income (expense)
Interest expense, net	(493,067)	(1,027)	—		(494,094)	—		(494,094)
Interest income from trust account	—	1,698,916	(1,698,916)	CC	—	—		—
Loss on loan extinguishment	(233,450)	—	—		(233,450)	—		(233,450)
Loss on disposal of fixed assets	(8,345)	—	—		(8,345)	—		(8,345)
Other income	9,667	—	—		9,667	—		9,667
Total other income (expense)	(725,195)	1,697,889	(1,698,916)		(726,222)	—		(726,222)
Income (loss) before income taxes	(1,763,769)	1,215,479	(1,698,916)		(2,247,206)	—		(2,247,206)
(Benefit of) Provision for income taxes
Current	3,300	—	—		3,300	—		3,300
Deferred	(389,153)	—	—		(389,153)	—		(389,153)
Total (benefit of) provision for Income taxes	(385,853)	—	—		(385,853)	—		(385,853)
Net income (loss)	$(1,377,916)	$1,215,479	$(1,698,916)		$(1,861,353)	$—		$(1,861,353)
Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(987)	—	—		(987)	—		(987)
Comprehensive income (loss) attributable to common stockholders	(1,378,903)	1,215,479	(1,698,916)		(1,862,340)	—		(1,862,340)
Net income per share, basic and diluted	$(0.06)				$(0.07)			$(0.07)
Weighted average shares outstanding, basic and diluted	23,600,000		25,400,055	DD	27,641,555	(1,346,660)	EE	26,294,895
Net income per share, redeemable ordinary shares-basic and diluted		$0.35
Weighted average shares outstanding, redeemable ordinary shares-basic and diluted		4,533,123
Net loss per share, non-redeemable ordinary shares-basic and diluted		$(0.16)
Weighted average shares outstanding, non-redeemable ordinary shares-basic and diluted		2,241,500

See accompanying notes to the unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Lakeshore will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Nature’s Miracle’s stockholders being expected to comprise 80.9% or 85.1% of the voting power of PubCo under the two redemption scenarios, respectively, directors appointed by Nature’s Miracle constituting three of the five members of the PubCo’s board of directors, Nature’s Miracle’s operations prior to the acquisition comprising the only ongoing operations of PubCo, and Nature’s Miracle’s senior management comprising all of the senior management of PubCo.

Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of Nature’s Miracle with the Business Combination treated as the equivalent of Nature’s Miracle issuing stock for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Nature’s Miracle in future reports of PubCo.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives pro forma effect to the Business Combination and the other events contemplated by the Merger Agreement as if they had been consummated on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and for the nine months ended September 30, 2023 give pro forma effect to the Business Combination and the other transactions contemplated by the Merger Agreement as if they had been consummated on January 1, 2022.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        the (a) historical audited financial statements of Lakeshore as of and for the year ended December 31, 2022 and (b) historical unaudited consolidated financial statements of Lakeshore as of and for the nine months ended September 30, 2023;

•        the (a) historical audited consolidated financial statements of Nature’s Miracle as of and for the year ended December 31, 2022 and (b) historical unaudited consolidated financial statements of Nature’s Miracle as of and for the nine months ended September 30, 2023; and

•        other information relating to Lakeshore and Nature’s Miracle contained in this proxy statement/ prospectus, including the Merger Agreement and the description of certain terms thereof set forth under Proposal No. 1 — The Reincorporation Merger Proposal and Proposal No. 4 — The Acquisition Merger Proposal.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to PubCo’s retained earnings or additional paid-in capital, and are assumed to be either cash settled or settled in shares. Please refer to Note 2 (E), (F) and (K).

2.      Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

(A)    Reflects the liquidation and reclassification of $37,797,355 of cash and marketable securities held in the Trust Account to cash and cash equivalents that becomes available for general use by PubCo following the Closing.

(B)    Reflects the reclassification of Lakeshore ordinary shares subject to possible redemption to permanent equity immediately prior to the Closing.

(C)    Reflects the total redemption of 2,141,262 ordinary shares in connection with vote to extend Lakeshore’s life at the third extraordinary general meeting of stockholders held on December 6, 2023. As a result, funds held in the trust account decreased by $23,466,072.

(D)    Represents the full redemption scenario in which the remaining 1,346,660 shares of Lakeshore public ordinary shares are all redeemed, and the amount to be distributed is based on the pro forma balance amount of trust account as of September 30, 2023 net of $ 23,466,072 that distributed in connection with redemptions at the third extraordinary general meeting held on December 6, 2023, plus an extra deposit of $200,000 in connection with (i) the monthly extension fee of $80,000 multiplied by 2 months (October and November) so that the Business Combination was allowed to complete by December 11, 2023, and (ii) extension fee of $20,000 multiplied by 2 months (December 2023 and January 2024) so that the Business Combination will be allowed to complete by February 11, 2024. Under this full redemption scenario, the cash position of the combined PubCo would be negative without any further financing. Possible financing would be in the form of retaining public shares, shareholders loan, third party loan, equity financing or a combination of transactions. Please also refer to Note 2 (O).

(E)    Represents the total preliminary estimated direct and incremental transaction costs that will be paid in cash of $2,530,000, prior to, or concurrent with, the Closing. The estimated transaction costs that will be paid in cash include directors and officers insurance for Lakeshore, and the fees of legal counsel, auditor, SEC registration, trust account, proxy services, and printing, etc. An aggregate of $503,336 that already accrued as of September 30, 2023 is recorded as a reduction of accrued liabilities; An aggregate of $2,026,664 that expected to be paid prior to the Closing is recorded as general expenses and a reduction of retained earnings. Please also refer to Note 2 (AA).

(F)    Reflects the direct transaction cost that was paid or accrued and was capitalized on the balance sheet of Nature’s Miracle, the acquirer of the Business Combination for financial statement reporting purposes, as of September 30, 2023. This amount causes a reduction of additional paid-in capital upon the closing of the Business Combination.

(G)    Reflects the elimination of $280,000 that Nature’s Miracle lent to Lakeshore for the monthly payment of extension fees pursuant to the Amendment No. 1 to the Merger Agreement, evidenced by promissory notes issued by Lakeshore.

(H)    Reflects an aggregate amount of $590,000 repayment of the principal amounts outstanding for the following: (i) $340,000 repaid for Lakeshore’s promissory notes payable to its sponsor, RedOne Investment Limited; (ii) $125,000 repaid for Lakeshore’s short-term loan to Bill Chen; (iii) $125,000 repaid for Lakeshore’s short-term loan to Tie (James) Li.

(I)     Reflects the issuance of 22,362,706 shares of PubCo’s ordinary shares in exchange for Nature’s Miracle’s common stock at the Closing. The amount is allocated to ordinary shares at $0.0001 per share, and the difference between historical book value of Nature’s Miracle’s common stock and the amount allocated to ordinary shares are then charged to additional paid-in capital. The PubCo’s new shares are issued at $10.00 per share. Based on Merger Agreement, the aggregate number of shares of PubCo issued to Nature’s Miracle’s common stock holders will be adjusted as an aggregate value of $230,000,000 net of any Closing Net Indebtedness (which shall be the aggregate amount of all indebtedness of Nature’s Miracle less its cash balance as of a reference time of closing, as defined in the Merger Agreement), and then divided by $10.00 per share. The adjustment on Closing Net Indebtedness is $6,372,936 as of September 30, 2023 in this unaudited condensed combined pro forma statement, as calculated below. As a result, the number of shares issued to Nature’s Miracle’s common stock holders decreased by 637,294 shares.

Items	Amounts
Short-term loan – related parties	783,255
Current portion of long-term debt	258,325
Long-term debt, net of current portion	6,054,423
7,096,003
Less:
Cash and cash equivalents	$723,067
$6,372,936

(J)     Reflects the settlement of $2,415,000 deferred underwriters’ commission to Lakeshore’s IPO underwriters, which accounts for 3.5% of total proceeds of Lakeshore’s initial public offering and was reflected as a liability of Lakeshore as of September 30, 2023, by issuing 371,539 of PubCo’s new shares at $6.50 per share. The amount is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital.

(K)    Reflects the settlement of $4,300,000 underwriters’ commission to the Business Combination advisor, by issuing 430,000 shares of PubCo’s new shares at $10.00 per share. The amount is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital. This amount is also deemed as transaction cost and causes a direct reduction of additional paid-in capital.

(L)    Reflects the issuance of an aggregate of 164,000 shares of PubCo’s new shares at $10.00 per share to the following investors (lenders): (i) 25,000 shares to a third party investor who lent $250,000 to Lakeshore for an extra deposit of $250,000 to the trust account in connection with vote to extend Lakeshore’s life till June 11, 2023 at an extraordinary general meeting of stockholders held on March 9, 2023; and the loan was repaid in full on July 12, 2023; (ii) 12,500 shares to Bill Chen who lent $125,000 to Lakeshore on July 12, 2023 for partly repayment of the third party loan; (iii) 12,500 shares to Tie (James) Li who lent $125,000 to Lakeshore on July 12, 2023 for partly repayment of the third party loan; (iv) 12,000 shares to Nature’s Miracle or its designees for monthly lending of $80,000 evidenced by promissory notes of Lakeshore, each with 2,000 shares of PubCo multiplied by 5 months (July, August, September, October and November) and 4,000 shares to Nature’s Miracle or its designees for monthly lending of $20,000 evidenced by promissory notes of Lakeshore, each with 2,000 shares of PubCo multiplied by 2 months (December 2023 and January 2024), all to be issued at closing of business combination and (v) 100,000 shares to Tie (James) Li and Zhiyi, Zhang, each will receive 50,000 shares in connection with their guarantees of the repayment of Newtek Loan, which is lent to a subsidiary of Natures Miracle with the principal amount of $3,700,000. The aggregate amount of $1,640,000 is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital. This amount is also deemed as financing expenses and causes a direct reduction of retained earning. Please refer to Note 2 (BB).

(M)   Reflects the elimination of Lakeshore’s historical retained earnings.

(N)    Reflects a pro forma minimum financing adjustment so that the cash balance would not be negative under full redemption scenario. Please also refer to Note 2 (D).

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:

(AA) Represents the increase in general expenses caused by transaction costs to be paid in cash that directly related to Lakeshore, which amount to $2,026,664. Please refer to Note 2 (D).

(BB) Reflects the amount of issuance of 164,000 shares of PubCo’s new shares at $10.00 per share to investors, who had contributed to Lakeshore or Nature’s Miracle’s loans before the consummation of the Business Combination. This amount is deemed as financing expenses at the Closing. Please refer to Note 2 (L).

(CC) Represents the elimination of interest income related to the investments held in the Lakeshore Trust Account. Please note that, (i) the potential interest income generated from cash and cash equivalents under no redemption scenario and (ii) the potential financing expenses associated with further financing under full redemption scenario, are not considered in these pro forma statements.

(DD) Represents the increase in the weighted average shares in connection with the issuance for the following transactions, which are weighted as if they had been issued for the entire period:

Increase of ordinary shares	Assuming No Further Redemptions Number of shares	Assuming Full Redemptions Number of shares
Lakeshore public shares	1,346,660	—
Lakeshore public rights	690,000	690,000
Lakeshore private shares and private rights	35,150	35,150
Former Nature’s Miracle shareholders	22,362,706	22,362,706
Bonus shares issued to investors	164,000	164,000
Shares issued to underwriter and M&A advisor	801,539	801,539
Total	25,400,055	24,053,395

(EE)  Represents the decrease of ordinary shares in the event of full redemptions.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2023

The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 are as follows:

(CC) Represents the elimination of interest income related to the investments held in the Lakeshore Trust Account. Please note that, (i) the potential interest income generated from cash and cash equivalents under no redemption scenario and (ii) the potential financing expenses associated with further financing under full redemption scenario, are not considered in these pro forma statements.

(DD) Represents the increase in the weighted average shares in connection with the issuance for the following transactions, which are weighted as if they had been issued for the entire period:

Increase of ordinary shares	Assuming No Further Redemptions Number of shares	Assuming Full Redemptions Number of shares
Lakeshore public shares	1,346,660	—
Lakeshore public rights	690,000	690,000
Lakeshore private rights	35,150	35,150
Former Nature’s Miracle shareholders	22,362,706	22,362,706
Bonus shares issued to investors	164,000	164,000
Shares issued to underwriter and M&A advisor	801,539	801,539
Total	25,400,055	24,053,395

(EE)  Represents the decrease of ordinary shares in the event of full redemptions.

3.      Net Income per Share

Net income per share is calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred as of January 1, 2022, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the full redemptions scenario, the Ordinary Shares assumed to be redeemed by Lakeshore public stockholders are eliminated as of January 1, 2022.

The unaudited pro forma condensed combined financial information has been prepared assuming (i) no further redemptions scenario, which excludes an aggregate of 5,553,340 public shares already redeemed in connection with three extraordinary general meetings for extension of Lakeshore’s life held on March 9, 2023, June 5, 2023 and December 6, 2023, respectively, and (ii) full redemptions scenario.

	Assuming No Further Redemptions Scenario		Assuming Full Redemptions Scenario
	Year Ended December 31, 2022	Nine Months Ended September 30, 2023	Year Ended December 31, 2022	Nine Months Ended September 30, 2023
Pro forma net income attributable to common stockholders	$(6,884,176)	$(1,862,340)	$(6,884,176)	$(1,862,340)
Weighted average shares outstanding – basic and diluted	27,501,381	27,641,555	26,154,721	26,294,895
Net income per share – basic and diluted	$(0.25)	$(0.07)	$(0.26)	$(0.07)
Weighted average shares outstanding – basic and diluted
Lakeshore public shares	1,346,660	1,346,660	—	—
Lakeshore public rights	690,000	690,000	690,000	690,000
Lakeshore founder shares, private shares and private rights	1,981,794	2,111,650	1,981,794	2,111,650
Former Nature’s Miracle shareholders	22,362,706	22,362,706	22,362,706	22,362,706
Bonus shares issued to investors (lenders)	164,000	164,000	164,000	164,000
Shares issued to underwriter and M&A advisor	956,221	966,539	956,221	966,539
Total	27,501,381	27,641,555	26,154,721	26,294,895

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
AFTER THE BUSINESS COMBINATION

Executive Officers and Directors after the Business Combination

Upon consummation of the Business Combination, the business and affairs of the combined company will be managed by or under the direction of its board of directors. Nature’s Miracle and Lakeshore are currently evaluating potential director nominees and executive officer appointments, but expect that the directors and executive officers of the combined company upon consummation of the Business Combination will include the following individuals:

Name	Age	Position
Tie (James) Li	54	Chairman, CEO, and Director
Darin Carpenter	44	COO
George Yutuc	59	CFO
Zhiyi (Jonathan) Zhang	53	President and Director
Varto Levon Doudakian	45	Vice President
Charles Jourdan Hausman	52	Independent Director
H. David Sherman	75	Independent Director
Jon M. Montgomery	74	Independent Director

Background of Directors and Executive Officers

Tie (James) Li will serve as Chairman, CEO and Director of PubCo following the Business Combination. Tie (James) Li is a successful entrepreneur and has been involved with multiple investments in the areas of clean energy, agriculture and biotech industry. He has been instrumental with a number of going-public transactions on Nasdaq and NYSE over the last twenty years. Along with three other partners, he launched a $200 million SPAC (China Hydroelectric Corporation) in 2006. China Hydroelectric Corporation, where Mr. Li served as CFO, President and CEO, successfully consolidated the small hydroelectric space in China and was the largest small hydroelectric company listed on NYSE. Mr. Li started his career with Citigroup in the investment banking unit in New York City in 1998. Mr. Li graduated from Columbia University Graduate School of Business in New York with an MBA in 1998. He completed his Bachelor of Science degree in accounting from Brooklyn College. He is a Chartered Financial Analyst and a Certified Public Accountant.

Mr. Li’s history managing and operating Nature’s Miracle, as well as his extensive industry knowledge, qualify him to serve on the board of PubCo.

George Yutuc, will serve as CFO of PubCo following the Business Combination. George possesses substantial expertise in outsourcing, manufacturing, and value-added distribution within his roles as a Chief Financial Officer and as an auditor for a prominent Big 4 CPA firm. His most recent position involved serving as the Chief Financial Officer for Karat Packaging, a pre-IPO company with a market value of $400 million, specializing in the manufacturing and distribution of disposable restaurant supplies. Since 2001, George has assumed the responsibilities of a controller or CFO for rapidly growing enterprises. Prior to this, he held key positions as an audit manager and senior director of corporate finance at the global accounting firm Deloitte & Touche from 1996 to 2001. George earned his Bachelor of Arts degree and Master of Business Administration from the University of California, Los Angeles. He currently serves as an adjunct instructor in Business Acquisitions and Finance at his alma mater.

Darin Carpenter will serve as COO, of PubCo following the Business Combination. Darin is an experienced senior executive who has been responsible for the daily operations and management of several well-known, highly profitable indoor growing companies. Before joining Nature’s Miracle, Darin held the position of CEO at Justice Growth. During his tenure, he focused on developing a world-class management team that successfully built a vertically integrated controlled environment growing company, leading to a remarkable 3600% increase in revenues.

Prior to this role, he served as the Director of Operations at Tryke Companies, worked as the Head Geneticist at Bloom, and held the position of Global Technical Operations Manager at World Wide Wheat.

On a personal level, Darin’s extensive military background includes his time as a decorated Special Operations Combat Paramedic in the elite 75th Ranger Regiment. His military experience has shaped his strong leadership skills and his ability to excel in high-stress, fast-moving, team-oriented environments. After an honorable discharge from the Army, Darin graduated Cum Laude with a Bachelor of Science in Genetics, Cellular, and Developmental Biology from Arizona State University.

Zhiyi (Jonathan) Zhang will serve as President and Director of PubCo following the Business Combination. Mr. Zhang is also the founder of Visiontech. He has extensive contacts and a working relationship within the indoor growing community in North America. He also has over twenty years of experience in the lighting industry. Over the last ten years, he has built Visiontech and its associated brand “eFinity” as a premier grow light brand in the indoor growing community. He obtained his College Diploma of Maritime Study from Tianjin Maritime College in 1989.

Mr. Zhang’s history managing and operating Nature’s Miracle, as well as his extensive industry knowledge, qualify him to serve on the board of PubCo.

Varto Levon Doudakian will serve as VP of PubCo following the Business Combination. Mr. Doudakian is a seasoned professional with over twenty years of experience in the agricultural industry. Previously, Vic led the sales team for North American sales and has been responsible for the strategic direction, vision, growth, and performance of the premier grow light brand “eFinity”. He obtained his College Diploma of technician from Citrus College in 2000.

Mr. Doudakian’s history managing and operating Nature’s Miracle, as well as his extensive industry knowledge, qualify him to serve as the VP of PubCo.

Charles Jourdan Hausman will serve as Director of PubCo following the Business Combination. Mr. Hausman is the CEO of K. Mizra, LLC (the “K.Mizra”) which he founded in 2019. Since its founding, K. Mizra has focused on acquiring high-value, high-quality patents with a global reach. Prior to forming K. Mizra, Mr. Hausman specialized in IP enforcement and monetization at a number of companies. Beginning at the Recording Industry Association of America, Mr. Hausman was Deputy Director at the Motion Picture Association of America (MPAA) where he further expanded the intellectual property rights of movie studios. Following the MPAA, Mr. Hausman worked at Philips Intellectual Property and Standards Group. Following his time at Philips, Mr. Hausman worked as a worldwide program manager for a Pool licensing consortium known as One-Red. Following One-Red, Mr. Hausman worked for a Non-Practicing Entity known as Sisvel Group. At Sisvel Group, Mr. Hausman served as President of US operations. Mr. Hausman oversaw the administration of multiple litigations and licensing programs while at Sisvel Group. Mr. Hausman graduated with a Bachelor of Science in Management from Tulane University, A.B. Freeman School of Business and a Juris Doctor from Southwestern University School of Law. He is admitted to California Bar Association in 1996.

Mr. Hausman’s history of managing, as well as his extensive IP enforcement knowledge, qualify him to serve on the board of PubCo.

H. David Sherman, MBA, DBA, CPA will serve as Director of PubCo following the Business Combination. He has been one of Lakeshore’s independent directors since March 2022. He has also been serving as a member of the board of directors of Lakeshore Acquisition I Corp. (Nasdaq: LAAA) from June 2021 to December 6, 2022, the date on which LAAA consummated its initial business combination with ProSomnus Inc.(Nasdaq: OSA). Since 1985, Dr. Sherman has been a professor at Northeastern University, specializing in, among other areas, financial and management accounting, global financial statement analysis and contemporary accounting issues. Since January 2014, Professor Sherman has served as Trustee and Chair of the Finance Committee for the American Academy of Dramatic Arts, the oldest English language acting school in the world. Since July 2010, he has also served as a Board member and Treasurer for D-Tree International, a non-profit organization that develops and supports electronic clinical protocols to enable health care workers worldwide to deliver high quality care. Since September 2019, Dr. Sherman has served as an independent board member for Newborn Acquisition Corp. (NASDAQ:NBAC). Dr. Sherman previously served on the board and as audit committee chair for Dunxin Financial Holdings Ltd. (AMEX:DXF), a financial service company, Kingold Jewelry Inc. (NASDAQ: KGJI), a designer and manufacturer of gold jewelry related products, China HGS Real Estate Inc. (NASDAQ: HGSH), a real estate company, Agfeed Corporation, a manufacturing company of agricultural products, and China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China. Dr. Sherman was previously on the faculty of the Sloan School of Management at Massachusetts Institute of Technology (MIT) and also, among other academic appointments, held an adjunct professorship at Tufts Medical School and was a visiting professor at Harvard Business School (2015). From 2004 to 2005, Dr. Sherman was an Academic Fellow at the U.S. Securities

and Exchange Commission in the Division of Corporate Finance’s Office of Chief Accountant. Dr. Sherman is a Certified Public Accountant and previously practiced with Coopers & Lybrand. Dr. Sherman’s research has been published in management and academic journals including Harvard Business Review, Sloan Management Review, Accounting Review and European Journal of Operations Research.

Mr. Sherman’s academic credentials and significant corporate governance and accounting experience qualify him to serve on the board of PubCo.

Jon M. Montgomery will serve as Director of PubCo following the Business Combination. He has been one of Lakeshore’s independent directors since March 2022. Mr. Montgomery is managing director at Meredith Financial Group Inc., a financial management and advisory firm located in New York City. He has served as an independent director of Nuvve Holding Corp. (NVVE.NASDAQ) since March 19, 2021. From 2010 to 2014, he was managing partner at project finance advisory firm AGlobal Partners LLC where he assisted in arranging long-term, limited-recourse financing for private investments in renewable energy, telecommunications, mining & metals, PPPs, and other infrastructure projects in emerging and other international markets. He also advised clients on foreign direct investments, including those utilizing development finance institutions, export credit agencies, and political risk insurers. In addition, Mr. Montgomery has more than 25 years of marketing consulting and market research experience, informing and guiding clients’ branding, communications, segmentation and innovation challenges across a range of industries, particularly in the information technology, telecommunications, financial services, CPG, pharmaceutical, and retail sectors. He is experienced in applying model-based quantitative analysis, particularly choice-based modeling, to solving competitive problems. Previously, from 1996 to 2010, Mr. Montgomery co-founded Hudson Group Inc. in New York, a research-based marketing consultancy. He also held prior positions as executive vice president at Marketing Strategy & Planning Inc./Synovate, and vice president at Hase Schannen Research Associates Inc. Mr. Montgomery holds a M.B.A. from Northeastern University and a B.A. from the University of California, Berkeley. Since 2000 he has been Adjunct Faculty in Marketing at the University of Georgia.

Mr. Montgomery is well-qualified to serve as a member of the PubCo board due to his investment banking, structuring and strategic expertise, his contacts in emerging and other international markets and his extensive experience in marketing and market research.

Family Relationships

There are no familial relationships among the NMI’s nominated directors and executive officers.

Board Composition

The combined company’s business and affairs will be organized under the direction of PubCo’s board of directors. We anticipate that the board of directors will consist of five members upon consummation of the Business Combination. Tie (James) Li will serve as Chairman of the Board. The primary responsibilities of the board of directors will be to provide oversight, strategic guidance, counseling, and direction to PubCo’s management. The board of directors will meet on a regular basis and additionally as required.

In accordance with PubCo’s amended and restated certificate of incorporation, the board of directors will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. If nominees identified in this proxy statement/prospectus are elected as directors, PubCo anticipates the directors will be assigned to the following classes:

•        Class I will consist of Charles Jourdan Hausman, whose term will expire at PubCo’s 2024 annual meeting of stockholders to be held after consummation of the Business Combination;

•        Class II will consist of Zhiyi (Jonathan) Zhang and H. David Sherman, whose terms will expire at PubCo’s 2025 annual meeting of stockholders to be held after consummation of the Business Combination; and

•        Class III will consist of Tie (James) Li and Jon M. Montgomery, whose terms will expire at PubCo’s 2026 annual meeting of stockholders to be held after consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the board of directors of PubCo may have the effect of delaying or preventing changes in PubCo’s control or management.

Director Independence

As a result of its common stock being listed on the Nasdaq following consummation of the Business Combination, PubCo will adhere to the listing rules of the Nasdaq in affirmatively determining whether a director is independent. PubCo’s board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Upon consummation of the Business Combination, the PubCo’s board is expected to determine that each of the directors other than Tie (James) Li, Zhiyi (Jonathan) Zhang, H. David Sherman and Jon M. Montgomery will qualify as independent directors as defined under the listing rules of the Nasdaq, and PubCo’s board will consist of a majority of independent directors, as defined under the rules of the SEC and Nasdaq Listing Rules relating to director independence requirements. In addition, PubCo will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.

Board Oversight of Risk

Upon the consummation of the Business Combination, one of the key functions of the combined company’s board of directors will be informed oversight of its risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, PubCo’s board of directors will be responsible for monitoring and assessing strategic risk exposure and PubCo’s audit committee will have the responsibility to consider and discuss the combined company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. PubCo’s compensation committee will also assess and monitor whether PubCo’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the consummation of the Business Combination, PubCo will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The PubCo’s board of directors will adopt a written charter for each of these committees, which will comply with the applicable requirements of current Nasdaq Listing Rules. Copies of the charters for each committee will be available on the investor relations portion of Nature’s Miracle’s website upon consummation of the Business Combination. The composition and function of each committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.

Audit Committee

Upon consummation of the Business Combination, the members of the audit committee are expected to be Mr. Sherman (Chair), Mr. Hausman, and Mr. Montgomery. PubCo’s board of directors is expected to determine that each of the members of the audit committee will be an “independent director” as defined by, and will meet the other requirements of, the Nasdaq Listing Rules applicable to members of an audit committee and Rule 10A-3(b)(i) under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board of directors examined each audit committee member’s scope of experience and the nature of their prior and current employment. The audit committee will meet on at least a quarterly basis. Both the combined company’s independent registered public accounting firm and management intend to periodically meet privately with PubCo’s audit committee.

The audit committee will assist the board of directors in monitoring the integrity of the combined company’s financial statements, its compliance with legal and regulatory requirements, and the independence and performance of its internal and external auditors. The audit committee’s principal functions will include:

•        reviewing PubCo’s annual audited financial statements with management and Nature’s Miracle’s independent auditor, including major issues regarding accounting principles, auditing practices and financial reporting that could significantly affect financial statements;

•        reviewing quarterly financial statements with management and the independent auditor, including the results of the independent auditor’s reviews of the quarterly financial statements;

•        recommending to PubCo’s board of directors the appointment of, and continued evaluation of the performance of, independent auditors;

•        approving the fees to be paid to the independent auditor for audit services and approving the retention of independent auditors for non-audit services and all fees for such services;

•        reviewing periodic reports from the independent auditor regarding the auditor’s independence, including discussion of such reports with the auditor;

•        reviewing the adequacy of the overall control environment, including internal financial controls and disclosure controls and procedures; and

•        reviewing with our management and legal counsel legal matters that may have a material impact on financial statements or compliance policies and any material reports or inquiries received from regulators or governmental agencies.

Audit Committee Financial Expert

The PubCo’s board of directors is expected to determine that Mr. Sherman qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, it is expected that the PubCo’s board of directors will consider Mr. Sherman’s formal education, training, and previous experience in financial roles.

Compensation Committee

Upon consummation of the Business Combination, the members of the compensation committee are expected to be Mr. Hausman (Chair), Mr. Montgomery, and Mr. Sherman. PubCo’s board of directors is expected to determine that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a compensation committee. The board of directors is expected to determine that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of the Nasdaq. The compensation committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

The compensation committee is responsible for establishing the compensation of senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits as well as director compensation. The compensation committee also administers Nature’s Miracle’s equity incentive plans. The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Upon consummation of the Business Combination, the members of the nominating and corporate governance committee are expected to be Mr. Montgomery (Chair), Mr. Hausman and Mr. Sherman. PubCo’s board of directors is expected to determine that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a nominating committee. The nominating and corporate governance committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

The nominating and corporate governance committee will be responsible for overseeing the selection of persons to be nominated to serve on PubCo’s board of directors. The nominating and corporate governance committee also will be responsible for developing a set of corporate governance policies and principles and recommending to PubCo’s board of directors any changes to such policies and principles.

Guidelines for Selecting Director Nominees

The nominating committee will consider persons identified by its stockholders, management, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating and corporate governance committee charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to PubCo’s board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on PubCo’s board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by stockholders and other persons.

Code of Ethics

PubCo will adopt a new code of ethics that applies to all of its directors, officers and employees. Upon consummation of the Business Combination a copy of Nature’s Miracle’s code of ethics will be available on its website. Nature’s Miracle also intends to disclose future amendments to, or waivers of, its code of ethics, as and to the extent required by SEC regulations, on its website.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee was at any time one of Nature’s Miracle’s officers or employees. None of Nature’s Miracle’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of PubCo’s board of directors or compensation committee.

Shareholder and Interested Party Communications

Prior to the consummation of the Business Combination, Lakeshore’s board of directors did not provide a process for shareholders or other interested parties to send communications to Lakeshore’s board of directors because management believed that it was premature to develop such processes given the limited liquidity of Lakeshore’s ordinary shares at that time. However, following the Business Combination, stockholders and interested parties may communicate with PubCo’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Nature’s Miracle, Inc., 4695 MacArthur Court, Room 1105, Newport Beach, CA 92660, USA. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Limitations of Liability and Indemnification of Directors and Officers

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. PubCo’s amended and restated certificate of incorporation will limit the liability of our directors to the fullest extent permitted by Delaware law.

PubCo proposes to purchase director and officer liability insurance to cover liabilities its directors and officers may incur in connection with their services to the combined company, including matters arising under the Securities Act. PubCo’s amended and restated certificate of incorporation and by-laws also will provide that PubCo will indemnify its directors and officers to the fullest extent permitted by Delaware law. PubCo’s amended and restated by-laws will further provide that PubCo will indemnify any other person whom it has the power to indemnify under Delaware law. In addition, PubCo intends to enter into customary indemnification agreements with each of our officers and directors.

There is no pending litigation or proceeding involving any of PubCo’s directors, officers, employees or agents in which indemnification will be required or permitted. PubCo is not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the combined company, PubCo has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CURRENT DIRECTORS, EXECUTIVE OFFICERS AND
CORPORATE GOVERNANCE OF LAKESHORE

Current Directors and Executive Officers of Lakeshore

Lakeshore’s current directors and executive officers, their ages and positions are as follows:

Name	Age	Position
Bill Chen	57	Chief Executive Officer, Chief Financial Officer and Chairman
H. David Sherman	75	Independent Director
Mingyu (Michael) Li	39	Independent Director
Jon M. Montgomery	74	Independent Director

Below is a summary of the business experience of each Lakeshore’s current executive officers and directors:

Deyin (Bill) Chen has been Lakeshore’s Chief Executive Officer and Chief Financial Officer since February 24, 2021, and has also been Lakeshore’s Chairman since March 2022. He served as the Chief Executive Officer and the Chairman as well as the managing member of the sponsor (Redone Investment Limited) of Lakeshore Acquisition I Corp. (Nasdaq: LAAA) until the closing of Lakeshore I’s merger with ProSomnus Inc. (Nasdaq: OSA) on December 6, 2022. Mr. Chen has a mixed background of engineering, finance, and operation management across industries and continents. Mr. Chen has been an independent advisor for merger and acquisition and equity transactions since August 2015. From February 2020 until March 2021, Mr. Chen has served as a Special Advisor for Newborn Acquisition Corp. (NASDAQ: NBAC), a special purpose acquisition company that completed a business combination with Nuvve Corporation in March 2021. Since May 2017, Mr. Chen has served as Chief Executive Officer of Shanghai Renaissance Investment Management Co. Ltd., a licensed private equity firm in China that he founded. From March 2014 to August 2015, Mr. Chen served as Executive Vice President of Sanpower Group, a private conglomerate based in China, where he was in charge of cross-border merger and acquisition and post-merger integration.

From January 2011 to January 2014, Mr. Chen served as Vice President of Strategy and Global Investment of JA Solar, a vertically integrated solar products manufacturing company based in China. From February 2005 to October 2010, Mr. Chen served as a Partner of BDO Capital Advisors and its affiliates in China with a focus on cross-border merger and acquisition and equity transactions. From June 2001 to August 2004, Mr. Chen served as a Senior Business Advisor to Capgemini, a consulting company based in Toronto Canada. From November 2000 to May 2001, Mr. Chen served as a Senior Financial Analyst in IBM Global Services in Toronto Canada. From December 1997 to November 2000, Mr. Chen served as a Staff Accountant in the General Accounting Department of Ashland Inc. Prior to his career in accounting and finance, Mr. Chen was an engineer and project manager in China from July 1987 to August 1993.

H. David Sherman, MBA, DBA, CPA has been one of Lakeshore’s independent directors since March 2022. He had also served as a member of the board of directors of Lakeshore Acquisition I Corp. (Nasdaq: LAAA) since June 2021 until its merger closing with ProSomnus Inc. (Nasdaq: OSA) on December 6, 2022. Since 1985, Dr. Sherman has been a professor at Northeastern University, specializing in, among other areas, financial and management accounting, global financial statement analysis and contemporary accounting issues. Since January 2014, Professor Sherman has served as Trustee and Chair of the Finance Committee for the American Academy of Dramatic Arts, the oldest English language acting school in the world. Since July 2010, he has also served as a Board member and Treasurer for D-Tree International, a non-profit organization that develops and supports electronic clinical protocols to enable health care workers worldwide to deliver high quality care. Since September 2019, Dr. Sherman has served as an independent board member for Newborn Acquisition Corp. (NASDAQ: NBAC). Dr. Sherman previously served on the board and as audit committee chair for Dunxin Financial Holdings Ltd. (AMEX:DXF), a financial service company, Kingold Jewelry Inc. (NASDAQ: KGJI), a designer and manufacturer of gold jewelry related products, China HGS Real Estate Inc. (NASDAQ: HGSH), a real estate company, Agfeed Corporation, a manufacturing company of agricultural products, and China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China. Dr. Sherman was previously on the faculty of the Sloan School of Management at Massachusetts Institute of Technology (MIT) and also, among other academic appointments, held an adjunct professorship at Tufts Medical School and was a visiting professor at Harvard Business School (2015). From 2004 to 2005.

Dr. Sherman was an Academic Fellow at the U.S. Securities and Exchange Commission in the Division of Corporate Finance’s Office of Chief Accountant. Dr. Sherman is a Certified Public Accountant and previously practiced with Coopers & Lybrand. Dr. Sherman’s research has been published in management and academic journals including Harvard Business Review, Sloan Management Review, Accounting Review and European Journal of Operations Research.

Mingyu (Michael) Li has been one of Lakeshore’s independent directors since March 2022. Since August 2019, Mr. Li has served as Chief Executive Officer of Horizon Capital, a private equity firm focusing renewable and AI-driven manufacturing. In Horizon Capital, he has led a number of private equity fundraisings, managed advisory business for cross-border M&A. From January 2014 to January 2019, Mr. Li served as a Senior Partner at Hejun Capital, a private equity firm specializing in providing capital operation system solutions to high-growth enterprises. Hejun Capital was selected as the best private equity institution by Chinaventure for 2016. During his tenure in Hejun Capital, Mr. Li led two M&A transactions and post-merger integration projects involving listed companies in the media sector. From January 2012 to January 2013, Mr. Li served as the Director of Investment Banking in China Minsheng Bank, a leading commercial bank in China, where he was responsible for investment banking and financing needs of large energy companies. From April 2009 to December 2011, Mr. Li participated a few private equity fundraisings in real estate sector in China. From February 2007 to March 2009, Mr. Li began his career with Hejun Consulting, the largest comprehensive consulting company then in China. During his tenure at Hejun Consulting, Mr. Li was responsible for strategic consulting, M&A, and led or participated in more than 20 consulting projects.

Jon M. Montgomery has been one of Lakeshore’s independent directors since March 2022. Mr. Montgomery is managing director at Meredith Financial Group Inc., a financial management and advisory firm located in New York City. He has served as an independent director of Nuvve Holding Corp. (NVVE.NASDAQ) since March 19, 2021. From 2010 to 2014, he was managing partner at project finance advisory firm AGlobal Partners LLC where he assisted in arranging long-term, limited-recourse financing for private investments in renewable energy, telecommunications, mining & metals, PPPs, and other infrastructure projects in emerging and other international markets. He also advised clients on foreign direct investments, including those utilizing development finance institutions, export credit agencies, and political risk insurers. In addition, Mr. Montgomery has more than 25 years of marketing consulting and market research experience, informing and guiding clients’ branding, communications, segmentation and innovation challenges across a range of industries, particularly in the information technology, telecommunications, financial services, CPG, pharmaceutical, and retail sectors. He is experienced in applying model-based quantitative analysis, particularly choice-based modeling, to solving competitive problems. Previously, from 1996 to 2010, Mr. Montgomery co-founded Hudson Group Inc. in New York, a research-based marketing consultancy. He also held prior positions as executive vice president at Marketing Strategy & Planning Inc./Synovate, and vice president at Hase Schannen Research Associates Inc. Mr. Montgomery holds a M.B.A. from Northeastern University and a B.A. from the University of California, Berkeley. Since 2000 he has been Adjunct Faculty in Marketing at the University of Georgia. We believe Mr. Montgomery is well-qualified to serve as a member of the board due to his investment banking, structuring and strategic expertise, his contacts in emerging and other international markets and his extensive experience in marketing and market research.

Director Independence

Nasdaq requires that a majority of Lakeshore’s board of directors must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The independent directors on Lakeshore’s board of directors are Mingyu (Michael) Li, David Sherman and Jon M. Montgomery. Lakeshore’s independent directors have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to Lakeshore than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of Lakeshore’s independent and disinterested directors.

Board Committees

Lakeshore’s board of directors has a standing audit committee, nominating committee and compensation committee. The independent directors oversee director nominations. Each audit committee and compensation committee has a charter, which was filed with the SEC as exhibits to the Registration Statement on Form S-1 on January 28, 2022.

Audit Committee

The Audit Committee represents and assists the Board in the oversight and monitoring of: Lakeshore’s accounting and financial reporting processes and the audits of Lakeshore’s financial statements; the integrity of Lakeshore’s financial statements; Lakeshore’s internal accounting and financial controls; and Lakeshore’s compliance with legal and regulatory requirements, and the independent auditors’ qualifications, independence and performance.

The members of the Audit Committee are Mingyu (Michael) Li, David Sherman and Jon M. Montgomery, each of whom is an independent director under Nasdaq listing standards. David Sherman is the Chairperson of the audit committee.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, Lakeshore must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Each member of the audit committee is financially literate and Lakeshore’s board of directors has determined that David Sherman qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

The Compensation Committee reviews annually Lakeshore’s corporate goals and objectives relevant to the officers’ compensation; evaluates the officers’ performance in light of such goals and objectives; determines and approves the officers’ compensation level based on this evaluation; makes recommendations to the Board regarding approval, disapproval, modification, or termination of existing or proposed employee benefit plans; makes recommendations to the Board with respect to officer compensation; and administers Lakeshore’s incentive-compensation plans and equity-based plans. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. The chief executive officer of Lakeshore may not be present during voting or deliberations of the Compensation Committee with respect to his compensation. Lakeshore’s executive officers do not play a role in suggesting their own salaries. Neither Lakeshore nor the Compensation Committee has engaged any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The members of the Compensation Committee are Mingyu (Michael) Li, David Sherman and Jon M. Montgomery, each of whom is an independent director under Nasdaq listing standards. David Sherman is the Chairperson of the Compensation Committee.

Director Nominations

Lakeshore established a nominating committee of the board of directors, which consists of Mingyu (Michael) Li, David Sherman and Jon M. Montgomery, each of whom is an independent director under Nasdaq’s listing standards. David Sherman is the chair of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Lakeshore’s board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Lakeshore’s executive officers, directors and persons who beneficially own more than 10% of a registered class of Lakeshore’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Lakeshore’s ordinary shares and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish Lakeshore with copies of all Section 16(a) forms filed by such reporting persons.

Code of Ethics

Lakeshore adopted a code of conduct and ethics applicable to its directors, officers and employees in accordance with applicable federal securities laws. The code of ethics codifies the business and ethical principles that govern all aspects of Lakeshore’s business.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Lakeshore Named Executive Officer and Director Compensation

No executive officer or director of Lakeshore has received any cash compensation for services rendered to the company. No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Lakeshore’s existing initial shareholders, including its directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Lakeshore’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Lakeshore’s board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

After the completion of Lakeshore’s initial business combination, any directors or members of Lakeshore’s management team who remain with the combined company may be paid consulting, management or other fees from the combined company. Any compensation to be paid to Lakeshore’s executive officers or directors will be determined by a compensation committee constituted solely of independent directors.

Lakeshore is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Nature’s Miracle Named Executive Officer and Director Compensation

This section discusses material components of the compensation programs for Nature’s Miracle’s executive officers who are named in the “Summary Compensation Table” below. In 2023, Nature’s Miracle’s “named executive officers” and their positions were as follows:

•        Zhiyi (Jonathan) Zhang, current President of Nature’s Miracle, rendered services as Chief Executive Officer to Visiontech in 2022; and

•        Ti “James” Li, current Chairman and CEO of Nature’s Miracle;

•        Darin Carpenter, current Chief Operating Officer of Nature’s Miracle;

•        George Yutuc, current Chief Financial Officer of Nature’s Miracle; and

•        Varto Levon Doudakian, current VP of Nature’s Miracle, rendered services as VP to Visiontech in 2022.

This discussion may contain forward-looking statements that are based on Nature’s Miracle’s current plans, considerations, expectations, and determinations regarding future compensation programs.

Summary Compensation Table

The following table contains information pertaining to the compensation of Nature’s Miracle’s named executives for the year ended December 31, 2023.

Name and Position	Year	Salary ($)	Executive Performance Plan Compensation ($)	Commission Plan ($)	Total ($)
Ti “James” Li	2023	$300,000	—	—	$300,000
Chairman and CEO
Zhiyi “Jonathan” Zhang	2023	$250,000	—	—	$250,000
President
Darin Carpenter	2023	$62,500	—	—	$62,500
Chief Operating Officer
George Yutuc	2023	$12,500	—	—	$12,500
Chief Financial Officer
Varto Levon Doudakian	2023	$127,500	—	—	$127,500
Vice President

The following table contains information pertaining to the compensation of Nature’s Miracle’s named executives for the year ended December 31, 2022.

Name and Position	Year	Salary ($)	Executive Performance Plan Compensation ($)	Commission Plan ($)	Total ($)
Zhiyi (Jonathan) Zhang	2022	84,000	N/A	N/A	84,000
CEO of Visiontech
Varto Levon Doudakian	2022	102,000	N/A	N/A	102,000
VP of Visiontech

Narrative to Executive Compensation Table

Salaries

Nature’s Miracle’s named executives receive a base salary to compensate them for services rendered to Nature’s Miracle. The base salary payable to each named executive provides a fixed compensation component commensurate with the executive’s skill, experience, role and responsibilities. For 2023, the base salaries for Mr. Li, Mr. Zhang, Mr. Carpenter, Mr. Yutuc and Mr. Doudakian were $300,000, $250,000, $62,500, $12,500, $127,500and $127,500, respectively.

Retirement Plans

Nature’s Miracle is in the process of setting up a 401(k) plan for its employees, including named executives, who satisfy certain eligibility requirements. Nature’s Miracle’s named executives will be eligible to participate in its 401(k) plan on the same terms as other eligible employees. Nature’s Miracle believes that providing a 401(k) plan enhances the desirability of its executive compensation package, and further incentivizes its employees, including named executives, to perform.

Employee Benefits

All of Nature’s Miracle’s eligible employees, including named executives, may participate in its health and benefits plans, including:

•        Medical, dental and vision benefits;

•        Flexible spending accounts;

•        Life insurance;

•        Short and long-term disability insurance.

Nature’s Miracle believes the aforementioned benefits are necessary and appropriate to providing a competitive compensation package to eligible employees, including named executives.

Employment Agreements

Nature’s Miracle has entered into employment agreements with Tie (James) Li, the CEO, George Yutuc, the CFO, Darin Carpenter, the COO, Zhiyi (Jonathan) Zhang, the President, and Varto Levon Doudakian, a VP.

The executives’ employment agreements provide for “at will” employment until terminated by the executive or PubCo. The employment agreements may be terminated: by PubCo upon death or disability, or with or without cause; by the executive with or without good reason; or terminated by mutual agreement. PubCo may, at any time, without notice or remuneration, terminate the employment for cause; executive may terminate the employment with a 1-month prior written notice or a 1-month salary in lieu of notice, or by approval of the board. Mr. Li, Mr. Carpenter, Mr. Zhang, and Mr. Doudakian, are entitled to receive an annual base salary of $300,000, $250,000, $200,000, and $50,000 respectively.

Nature’s Miracle had previously entered into an employment agreement with Vien Le, our former CFO dated August 2, 2023, pursuant to which Mr. Le was granted options to purchase 236,000 shares of Nature’s Miracle’s common stock. This employment agreement was later terminated by the Company effective October 23, 2023, and the above mentioned options to purchase Nature’s Miracle and any other compensation that Mr. Le was entitled to were thereby terminated and rescinded without further effect.

In addition, a total of 260,000 shares of PubCo’s common stock will be issued upon closing of the Business Combination in connection with Nature’s Miracle’s employment agreements, based on a Letter Agreement entered into by certain parties on November 15, 2023. These 260,000 shares include 10,000 shares to be issued to Charles Jourdan Hausman, and 100,000 shares to be issued to Darin Carpenter, 100,000 to George Yutuc, 50,000 to Collins Kirk Arvin who is expected to join as Director of Sales. Shares allocated to Mr. Carpenter, Mr. Arvin and Mr. Yutuc vest subject to a two-year employment period.

Director Compensation

For fiscal year 2023, Nature’s Miracle did not provide cash compensation or equity grants to its directors, however all of the directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Nature’s Miracle board of directors. In connection with the Business Combination, PubCo intends to approve and implement a non-employee director compensation policy, which will provide each independent director with $50,000 director fee and $100,000 worth of stock award.

Pubco Executive Officer and Director Compensation Following the Business Combination

Following the consummation of the Business Combination, PubCo intends to develop an executive compensation program and a director compensation program, each of which will be designed to align compensation with the combined company’s business objectives and the creation of stockholder value, while enabling PubCo to attract, retain, incentivize and reward individuals who contribute to the long-term success of the combined company.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Lakeshore’s ordinary shares as of January 30, 2024, prior to consummation of the Business Combination, and (ii) the estimated beneficial ownership of shares of PubCo Common Stock, immediately following the consummation of the Business Combination, by:

•        each person known by Lakeshore to be the beneficial owner of more than 5% of Lakeshore’s outstanding ordinary shares on January 30, 2024 or estimated by Lakeshore to be the beneficial owner of more than 5% of shares of PubCo Common Stock immediately following the consummation of the Business Combination;

•        each of Lakeshore’s current executive officers and directors;

•        all of Lakeshore’s current executive officers and directors as a group;

•        each person who will become an executive officer or a director of PubCo immediately following the consummation of the Business Combination; and

•        all of the executive officers and directors of PubCo as a group immediately following the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Lakeshore or its securities, the Sponsor, Lakeshore’s officers and directors, Nature’s Miracle or Nature’s Miracle’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire LBBB Ordinary Shares or vote their shares in favor of the business combination proposal or not elect to convert their shares into a pro rata portion of the Trust Account. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that PubCo Common Stock be listed on the Nasdaq) otherwise will be met, where it appears that such requirements or conditions would otherwise not be met, and to maximize the net proceeds available to PubCo from the Trust Account following the consummation of the Business Combination. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by Lakeshore initial shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on Lakeshore’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the annual meeting.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Lakeshore will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The percentage of beneficial ownership of LBBB Ordinary Shares before the Business Combination set forth in the table below is calculated based on 3,588,160 LBBB Ordinary Shares outstanding as of January 30, 2024.

The amount of beneficial ownership does not reflect the PubCo Common Stock issuable upon exercise of Lakeshore’s warrants, as such warrants may not be exercisable within 60 days.

The percentage of beneficial ownership of PubCo Common Stock after the Business Combination assuming that no holder of Lakeshore’s public shares exercises redemption rights, is calculated based on 27,641,555 shares of PubCo Common Stock. The amount and percentage of beneficial ownership of PubCo

Common Stock for each individual or entity after the Business Combination includes shares of common stock issuable upon exercise of PubCo Warrants, as such warrants will become exercisable 30 days following the consummation of the Business Combination.

The percentage of beneficial ownership of PubCo Common Stock after the Business Combination assuming that maximum number of Lakeshore’s public shares are redeemed, is calculated based on 26,294,895 shares of PubCo Common Stock. The amount and percentage of beneficial ownership of PubCo Common Stock for each individual or entity after the Business Combination includes shares of common stock issuable upon exercise of PubCo Warrants, as such warrants will become exercisable 30 days following the consummation of the Business Combination.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all LBBB Ordinary Shares and PubCo Common Stock beneficially owned by them.

	Pre-Business Combination		Post-Business Combination
			Assuming No Further Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of Shares	% of Class	Number of Shares of Common Stock	% of Class	Number of Shares of Common Stock	% of Class
Bill Chen(1)(2)	2,046,500	57.03%	2,586,250	9.4%	2,586,250	9.9%
H. David Sherman(1)	20,000	*	20,000	*	20,000	*
Mingyu (Michael) Li(1)	5,000	*	5,000	*	5,000	*
Jon M. Montgomery(1)	5,000	*	5,000	*	5,000	*
RedOne Investment Limited(2)	2,046,500	57.03%	2,573,750	9.4%	2,573,750	9.8%
All directors and executive officers prior to the Business Combination as a group (4 individuals)	2,076,500	57.87%
Tie (James) Li(3)(4)			6,376,747	23.1%	6,376,747	24.3%
Zhiyi (Jonathan) Zhang(5)			5,591,392	20.2%	5,591,392	21.3%
Varto Levon Doudakian(5)			2,164,884	7.8%	2,164,884	8.2%
Charles Jourdan Hausman(4)			10,000	*	10,000	*
Darin Carpenter			340,542	1.2%	340,542	1.3%
George Yutuc			100,000	*	100,000	*
Wei Yang(4)			5,857,661	21.2%	5,857,661	22.3%
All directors and executive officers post-Business Combination as a group (5 individuals)			14,608,565	52.9%	14,608,565	55.6%

____________

*        Less than 1%.

(1)      The business address of each of the individuals is c/o Lakeshore Acquisition II Corp., 667 Madison Avenue, New York, NY 10065.

(2)      Bill Chen owns and controls RedOne Investment Limited. The beneficial ownership of RedOne Investment Limited after the Business Combination includes 351,500 shares of PubCo common stock issuable upon conversion of the LBBB Rights included in the Private Units and 175,750 shares of PubCo common stock issuable upon exercise of PubCo warrants. Mr. Chen also has the right to receive 12,500 shares of PubCo common stock upon the Closing pursuant to the loan agreement, dated as of July 11, 2023, between Lakeshore, Mr. Chen and Mr. Li.

(3)      Tie (James) Li owns and controls Nature’s Miracle Inc. (Cayman Islands) and indirectly holds 6,690,600 shares, representing 28.4% of common stock of Nature’s Miracle, Inc. through Nature’s Miracle Inc. (Cayman Islands). Tie (James) Li will serve as Chief Executive Officer, and Director of PubCo after the Business Combination.

(4)      The business address of each of the individuals is c/o Nature’s Miracle, Inc., 4695 MacArthur Court, Suite 1105, Newport Beach, CA 92660, USA.

(5)      The business address of each of the individuals is 858 N Central Ave, Upland, CA 91786, USA.

Lakeshore’s initial shareholders, including the Sponsor, beneficially own approximately 62.47% of Lakeshore’s issued and outstanding LBBB Ordinary Shares as of January 10, 2024. Because of this ownership block, such individuals may be able to effectively exercise control over all matters requiring approval by Lakeshore’s shareholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

CERTAIN TRANSACTIONS

Certain Transactions of Lakeshore

Founder Shares

On February 19, 2021, 1,437,500 shares of the LBBB Ordinary Shares were issued to the Sponsor at a price of approximately $0.017 per share for an aggregate amount of $25,000. In connection with the increase in the size of the offering, on December 20, 2021, Lakeshore declared a 20% share dividend on each founder share thereby increasing the number of issued and outstanding founder shares to 1,725,000 (up to 225,000 of which are subject to forfeiture) so as to maintain the number of founder shares at 20% of the outstanding ordinary shares upon the consummation of this offering, resulting in an effective purchase price per founder share after the share dividend of approximately $0.014. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the shares issued to the underwriter at closing or the shares underlying the private placement units). Since the over-allotment option has been fully exercised, the 225,000 founder shares were no longer subject to forfeiture on March 11, 2022.

Administrative Service Fee

Lakeshore has agreed, commencing on the signing of the engagement letter with the underwriter on May 6, 2021, to pay the Sponsor a monthly fee of up to $10,000 up to the consummation of business combination, for Lakeshore’s use of its personnel and other administrative resources. Since inception through September 30, 2023, Lakeshore had paid an aggregate of $288,000 to the Sponsor.

Related Party Loans

On May 11, 2021, Lakeshore issued a $300,000 principal amount unsecured promissory note to the Sponsor, On January 31, 2022, Lakeshore issued a $100,000 principal amount unsecured promissory note to the Sponsor, On March 7, 2022, Lakeshore issued a $100,000 principal amount unsecured promissory note to the Sponsor, and Lakeshore had received such amounts as of issuance dates. The notes are non-interest bearing, and due after the date on which this offering is consummated or Lakeshore determines to abandon this offering. On March 11, 2022, the $500,000 loan was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit. The promissory notes were canceled and no amounts were owed under the notes.

On July 11, 2023, Lakeshore entered into two separate loan agreements for an aggregate principal amount of $250,000, on substantially the same terms. The lender of the first loan agreement is Bill Chen, Chief Executive Officer of Lakeshore, who agreed to lend Lakeshore a principal amount of $125,000, and the lender of the second loan agreement is James Li, the Chief Executive Officer of Nature’s Miracle, Inc., the target in the previously announced proposed business combination with Lakeshore, who agreed to lend Lakeshore a principal amount of $125,000. Pursuant to the loan agreements, the loans are unsecured and do not bear interest; provided that, if the loan is not repaid by the maturity date on November 11, 2023, then the outstanding amount will bear interest at 8% per annum, and will be payable with accrued interest on demand. The loans closed on July 12, 2023. The proceeds of the loans have been used to repay in full Lakeshore’s $250,000 loan pursuant to the loan agreement, dated March 10, 2023, by and between the Company, the lender named therein, and RedOne Investment, and Nature’s Miracle, as guarantors. The loan agreements also provide for the issuance to each lender of 12,500 shares of Class A common stock (or 25,000 shares in the aggregate) of the Pubco no later than the earlier of (i) the maturity date and (ii) the closing of the planned business combination between Lakeshore and Nature’s Miracle. The loan agreements also provide for customary registration rights for such shares.

In order to meet its working capital needs following the consummation of the IPO, Lakeshore’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan Lakeshore funds, from time to time or at any time, in amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of Lakeshore’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of Lakeshore’s business combination into additional Private Units at a price of $10.00 per unit. If Lakeshore does not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available. As of September 30, 2023, an aggregate principal amount of $340,000 was outstanding and evidenced by unsecured promissory notes issued to RedOne Investment Limited, the Sponsor. The principal shall be payable promptly on the earlier date on which either Lakeshore consummates an initial business combination or has received financing from other parties with no interest accrued.

On June 8, 2023, Lakeshore issued a non-convertible promissory note (the “June Note”) in the amount of $40,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023.

On June 14, 2023, in connection with the Newtek Loan Agreement, Nature’s Miracle, Nature’s Miracle (California) Inc., a California corporation, Tie (James) Li, Zhiyi Zhang, Upland 858 LLC, a California LLC ( each a “Newtek Guarantor,” and collectively as the “Newtek Guarantors”) entered into a commercial guaranty agreement (the “Newtek Guaranty”) pursuant to which Guarantors guaranteed the payment of the Principal. As a consideration for entering into Newtek Guaranty, Tie (James) Li and Zhiyi Zhang will each receive 50,000 shares of Nature’s Miracle.

On July 7, 2023, Lakeshore issued a promissory note (the “July Note”) in the amount of $80,000 to, Nature’s Miracle payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the July Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On July 11, 2023, Tie (James) Li and Deyin (Bill) Chen lent $125,000 each to Lakeshore. The repayment date for the loans is November 11, 2023. The loans carry 8% interest on an annual basis. Also, Mr. Li and Bill Chen will each receive 12,500 shares of Class A common stock of PubCo in connection with the loans.

On August 10, 2023, Lakeshore issued a convertible promissory note (the “August Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the August Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On September 11, 2023, Lakeshore issued a promissory note (the “September Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the September Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On October 11, 2023, Lakeshore issued a convertible promissory note (the “October Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the October Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On November 9, 2023, Lakeshore issued a promissory note (the “November Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. Pursuant to the November Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On December 7, 2023, Lakeshore issued an unsecured promissory note (the “December Note”) in the principal amount of $20,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) March 11, 2024. Pursuant to the December Note, Nature’s Miracle or its designees shall be issued 2,000 shares of Class A common stock in the Pubco.

On December 8, 2023, Lakeshore entered into a Side Letter to Loan Agreements and Promissory Notes (the “Letter Agreement”) with Nature’s Miracle, Tie (James) Li and Deyin (Bill) Chen. Pursuant to the Letter Agreement, (i) Nature’s Miracle and Lakeshore agree to extend the deadline repayment date of principal amounts that Nature’s Miracle lent to Lakeshore, which was based on the Amendment No. 1 to the Merger Agreement and has an aggregate amount of $440,000, to March 11, 2024; and (ii) Lakeshore, Tie (James) Li and Deyin (Bill) Chen agree to extend the “Repayment Date” (as defined in the Loan Agreements entered into by each party on July 11, 2023 with total principal amount of $250,000) to March 11, 2024 and agree to waive any and all interest and penalties that may have accrued commencing on November 11, 2023.

On December 22, 2023, Lakeshore issued an unsecured promissory note (the “Note”) in the principal amount of $30,000 to the Sponsor. The Note does not bear interest and the principal shall be payable promptly on the earlier date on which either Lakeshore consummates an initial business combination or has received financing from other parties.

On January 8, 2024, Lakeshore issued an unsecured promissory note (the “January Note”) in the principal amount of $20,000 to Nature’s Miracle, payable on the earlier of (i) the closing of the business combination and (ii) March 11, 2024. Pursuant to the January Note, 2,000 shares of Class A common stock of PubCo shall be issued to Nature’s Miracle or its designee following the closing of the business combination.

Lakeshore has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in Lakeshore’s amended and restated memorandum and articles of association.

Other than reimbursement of any out-of-pocket expenses incurred in connection with activities on Lakeshore’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to the Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to Lakeshore’s initial business combination (regardless of the type of transaction that it is). Lakeshore’s independent directors review on a quarterly basis all payments that were made to the Sponsor, Lakeshore’s officers, directors or Lakeshore’s or their affiliates and are responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties. Total reimbursement paid to the Sponsor, officers or directors amounted to $40,559 from February 19, 2021 (Inception) to September 30, 2023. The balance amount was nil at September 30, 2023.

After Lakeshore’s initial business combination, members of its management team who remain with the company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to Lakeshore’s shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to Lakeshore’s shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider the initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

All ongoing and future transactions between Lakeshore and any member of its management team or his or her respective affiliates will be on terms believed by Lakeshore at that time, based upon other similar arrangements known to the company, to be no less favorable to Lakeshore than are available from unaffiliated third parties. It is Lakeshore’s intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to Lakeshore than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, Lakeshore would not engage in such transaction.

Lakeshore is not prohibited from pursuing an initial business combination with a company that is affiliated with Lakeshore’s initial shareholders, officers or directors. In the event Lakeshore seeks to complete an initial business combination with a target that is affiliated with its initial shareholders, officers or directors, Lakeshore, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that the initial business combination is fair to the company (or shareholders) from a financial point of view.

Lakeshore has entered into a registration rights agreement with respect to the founder shares and Private Units, among other securities, which is described under the heading “Principal Shareholders — Registration Rights.”

Certain Transactions of Nature’s Miracle

In addition to the support agreements, the lock-up agreements, the purchase and option agreement and the stockholder agreement described in the “Proposal No. 4 — The Acquisition Merger Proposal” above, Nature’s Miracle is party to the following transactions in which related parties of Nature’s Miracle have a material interest:

Registration Rights Agreement

At the Closing, Lakeshore, certain initial shareholders of Lakeshore, and certain of Nature’s Miracle stockholders (collectively, the “Subject Parties”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Lakeshore (and its successors) will be obligated to file a registration statement to register the resale of certain securities of Lakeshore held by the Subject Parties. The Registration Rights Agreement will also provide the Subject Parties with “piggy-back” registration rights, subject to certain requirements and customary conditions. The form of Registration Rights Agreement is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Voting and Support Agreement

In connection with their entry into the Merger Agreement, Lakeshore and Nature’s Miracle entered into a Voting and Support Agreement, dated as of September 9, 2022 (the “Voting and Support Agreement”), with certain Nature’s Miracle stockholders, pursuant to which such Nature’s Miracle stockholders agreed, among other things, (i) to vote the Company Stock (as defined in the Merger Agreement) held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) authorize and approve any amendment to Nature’s Miracle’s Organizational Documents (as defined in the Merger Agreement) that is deemed necessary or advisable by Nature’s Miracle for purposes of effecting the transactions contemplated under the Merger Agreement, and (iii) to not transfer, during the term of the Voting and Support Agreement, any Company Stock owned by them, except as permitted under the terms of the Voting and Support Agreement.

Non-Competition and Non-Solicitation Agreement

At the Closing, Lakeshore, Nature’s Miracle and Tie (James) Li will enter into non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”), pursuant to which the Tie (James) Li and his affiliates will agree not to compete with Lakeshore during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contain customary non-disparagement and confidentiality provisions.

Indemnification Agreements

It is anticipated that the board of directors of PubCo will, in connection with consummating the Business Combination, approve and direct PubCo to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of PubCo following the Business Combination.

Employment Agreements and Other Transactions with Executive Officers

Nature’s Miracle has entered into employment agreements and offer letter agreements with certain of its executive officers. See the section entitled “Executive Officer and Director Compensation — Nature’s Miracle Executive Officer and Director Compensation Following the Business Combination.”

Related Party Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the PubCo board of directors will adopt a written Related Party Transactions Policy that sets forth PubCo’s policies and procedures regarding the identification, review, consideration and oversight of “related party transactions.” For purposes of the policy only, a “related party transaction” is any financial transaction, arrangement or relationship in which (a) the Company or one of its subsidiaries is a participant, and (b) any Related Person has or will have a direct or indirect material interest.

A “related party” is a director (including a nominee), senior manager, 5% shareholder, primary business affiliation, and immediate family member of a director or senior manager, or of a 5% shareholder if such shareholder is a natural person, and any individual (other than a tenant or an employee) sharing the household of such person.

The board shall be responsible for the review, approval or ratification of the following related party transactions: any related party transaction in which a director, an immediate family member of a director, a 5% shareholder, or if such 5% shareholder is a natural person, an immediate family member of such 5% shareholder has a material interest. any related party transaction with a value of $ 1,000,000 or more in which a senior manager or an immediate family member of a senior manager has a material interest. No director shall participate in any discussion or approval of a related party transaction for which he or she or any member of his or her immediate family member is a related person, except that the director shall provide all material information concerning the related party transaction to the board.

Employment of senior managers, certain transactions with other companies, ordinary course transactions, transactions where all shareholders receive proportional benefits, shall be deemed to be pre-approved or ratified, even if the aggregate amount involved exceeds $ 1,000,000 shall not require review or approval by the board.

The board shall take into account, among other factors it deems appropriate, whether the related party transaction is entered into on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances; the results of an appraisal, if any; whether there was a bidding process and the results thereof; review of the valuation methodology used and alternative approaches to valuation of the transaction; and the extent of the Related Person’s interest in the transaction.

Related Party Policy of PubCo

PubCo’s code of ethics will require it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as any financial transaction, arrangement or relationship in which (a) the Company or one of its subsidiaries is a participant, and (b) any Related Person has or will have a direct or indirect material interest. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

PubCo’s board of directors, pursuant to its written related party transactions policy, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between PubCo and any of its officers and directors or their respective affiliates will be on terms believed by PubCo to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by PubCo’s board of directors. PubCo will not enter into any such transaction unless its board of directors determines that the terms of such transaction are no less favorable to PubCo than those that would be available to PubCo with respect to such a transaction from unaffiliated third parties. Additionally, PubCo will require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

SHARES ELIGIBLE FOR FUTURE SALE

The proposed amended and restated certificate of incorporation of PubCo authorizes a total number of shares of all classes of stock of 101,000,000 shares, consisting of (i) 100,000,000 shares of common stock, par value $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share.

All of the PubCo Common Stock issued in connection with the Reincorporation will be freely transferable by persons other than by PubCo’s “affiliates” without restriction under the Securities Act, but will be subject to the lock-up agreements and other restrictions detailed below. The PubCo Common Stock issued in the Merger will also be registered at the Closing, but will be subject to the lock-up agreements described below. Sales of substantial amounts of shares of PubCo Common Stock in the public market could adversely affect prevailing market prices of the PubCo Common Stock. Prior to the Business Combination, there has been no public market for PubCo Common Stock. PubCo intends to apply for listing of the PubCo Common Stock and PubCo Warrants on Nasdaq, but it cannot be assured that a regular trading market will develop in the PubCo Common Stock or PubCo Warrants.

Transfer of Common Stock

Subject to applicable securities laws in relevant jurisdictions and PubCo’s proposed charter, the fully paid-up shares of PubCo Common Stock are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual common form or in a form acceptable to the directors and the applicable securities laws in the relevant jurisdictions. PubCo will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.

Lock-up Agreements

In connection with the closing of the Business Combination, each existing stockholder of Nature’s Miracle will submit a letter of transmittal that includes certain lock-up provisions, pursuant to which each such stockholder will agree not to, within six months of the closing, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise.

In addition, Lakeshore’s initial shareholders entered into new lock-up agreements, pursuant to which certain shares of PubCo Common Stock and the PubCo Warrants held by the initial shareholders will be locked up for six months after the Closing. The new lock-up agreements supersede the existing restrictions on transfer applicable to such securities.

Escrow Agreements

Pursuant to the Merger Agreement, PubCo, Tie (James) Li, a Delaware limited liability company, as the representative of the Nature’s Miracle stockholders, and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will deposit a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration in escrow for post-closing adjustments (if any) to the Merger Consideration as contemplated under the Merger Agreement. During the escrow period, the Nature’s Miracle stockholders will be entitled to vote and to receive dividends on the escrow shares.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted ordinary shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Lakeshore’s affiliates at the time of, or at any time during the three months preceding, a sale and we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted ordinary shares for at least six months but who are Lakeshore’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•        1% of the then issued equity shares of the same class which; or

•        the average weekly trading volume of PubCo Common Stock of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Therefore, holders of Lakeshore’s restricted securities will not be able to rely on Rule 144 to resell those securities in the public markets until one year after we file Form 10 type information with the Commission reflecting that we are no longer a shell company.

Registration Rights

In connection with the Business Combination, PubCo, Lakeshore’s initial shareholders and certain existing stockholders of Nature’s Miracle will enter into a registration rights agreement to provide for the registration of the PubCo Common Stock received by them in the Merger and the Reincorporation. The Registration Rights Agreement will also provide the parties with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The two separate loan agreements for an aggregate principal amount of $250,000, entered into by Lakeshore with Bill Chen and James Li, provide for the issuance to each lender of 12,500 shares of Class A common stock (or 25,000 shares in the aggregate) and also provide for customary registration rights for such shares.

DESCRIPTION OF PUBCO’S SECURITIES

PubCo, which will be renamed “Nature’s Miracle Holding Inc.” upon the closing of the Business Combination, is a Delaware company and its affairs are governed by its certificate of incorporation, as amended and restated from time to time, and the Delaware General Corporation Law, which we refer to as the “DGCL” or “Delaware Law” below, and the common law of the State of Delaware.

PubCo currently has only one class of issued shares of common stock, which have identical rights in all respects and rank equally with one another. The total number of shares which the PubCo currently has authority to issue is 1,000 shares of common stock, par value $0.0001 per share.

Immediately prior to the consummation of the Reincorporation, PubCo will amend and restate its certificate of incorporation, which amendment is referred to herein as the “proposed charter.” According to the proposed charter, the authorized share capital of post-closing company will be 100,000,000 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Set forth below is also a description of the PubCo Warrants that will be issued and outstanding upon the consummation of the Business Combination.

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of PubCo’s proposed amended and restated certificate of incorporation attached as Annex C to this proxy statement/prospectus.

PubCo Common Stock

The holders of PubCo Common Stock will have the exclusive right to vote for the election and removal of directors and for all other purposes. Each outstanding share of PubCo Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of PubCo for their vote. Holders of shares of PubCo Common Stock shall be entitled to receive dividends and distributions and other distributions in cash, stock or property of the PubCo when, as and if declared thereon by the board from time to time out of assets or funds of the PubCo legally available therefor. In the event of a liquidation, shares of PubCo Common Stock shall be entitled to receive the assets and funds of PubCo available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the PubCo, whether voluntary or involuntary.

PubCo Preferred Stock

If PubCo issues preferred stock, such preferred stock may have priority over PubCo Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. PubCo’s proposed charter will grant PubCo’s board of directors the authority, without further stockholder authorization, to issue from time to time up to 1,000,000 shares of preferred stock of PubCo in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Although PubCo has no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of PubCo Common Stock, could adversely affect the rights and powers, including voting rights, of the PubCo Common Stock and could have the effect of delaying, deterring or preventing a change of control of PubCo or an unsolicited acquisition proposal.

Transfer Agent

The transfer agent for PubCo’s securities will be Continental Stock Transfer & Trust.

Certain Anti-Takeover Provisions of Delaware Law and PubCo’s Proposed Charter

Upon consummation of the Business Combination and assuming approval of the Charter Proposals, PubCo will have certain anti-takeover provisions in place as follows. For a comparison of the existing charter and the proposed second amended and restated certificate of incorporation, including a comparison of certain anti-takeover provisions, please see the section entitled “Proposal No. 2 — The Charter Proposals.”

Staggered board of directors

PubCo’s proposed charter will provide that subject to the rights of any series of preferred stock outstanding, the PubCo board of directors shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The number of directors in each class shall be as nearly equal as possible. As a result, in most circumstances, a person can gain control of PubCo’s board of directors only by successfully engaging in a proxy contest at two or more annual or special meetings.

Because the board of directors will be classified, directors may be removed only for cause. Further, PubCo’s proposed charter provides for the removal of directors for cause only by the affirmative vote of at least 66% of the total voting power of all the then outstanding shares of PubCo stock entitled to vote generally in the election of directors, voting together as a single class (other than those directors elected by the holders of any series of Preferred Stock, who shall be removed pursuant to the terms of such Preferred Stock).

Authorized but unissued shares

PubCo’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of PubCo by means of a proxy contest, tender offer, merger or otherwise.

Appointment of directors

PubCo’s proposed charter provides that newly created directorships (including those created by the board) or any vacancy on the board of directors may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. The exercise of this authority may prevent stockholders from being able to fill vacancies on PubCo’s board of directors.

Special meeting of stockholders

PubCo’s amended and restated bylaws will provide that special meetings of stockholders may be called only by the majority of the whole board of PubCo, the Chairman of the board, or the chief executive officer of PubCo. The existence of this provision could delay the ability of PubCo’s stockholders to force consideration of a proposal or to take action, including the removal of directors.

Stockholder action by written consent

PubCo’s proposed charter and amended and restated bylaws will provide that any action required or permitted to be a taken by stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Supermajority voting requirements

PubCo’s proposed charter and amended and restated bylaws require the affirmative vote of holders of at least 66% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of its proposed charter or to amend its amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.

Exclusive forum selection

PubCo’s proposed charter will require that unless the PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or

(4) any action asserting a claim governed by the internal affairs doctrine. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in PubCo’s second amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived PubCo’s compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum.

Although PubCo believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against PubCo’s directors and officers.

Section 203 of the Delaware General Corporation Law

PubCo will not opt out of Section 203 of the DGCL under the proposed charter. As a result, pursuant to Section 203 of the DGCL, PubCo will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of PubCo (the “acquisition”), except if:

•        the board of directors of PubCo approved the acquisition prior to its consummation;

•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•        the Business Combination is approved by the board of directors of PubCo, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with PubCo for a three-year period. This may encourage companies interested in acquiring PubCo to negotiate in advance with the PubCo board of directors because the stockholder approval requirement would be avoided if the PubCo board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the PubCo board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

LEGAL MATTERS

The validity of the PubCo Common Stock and the PubCo Warrants to acquire PubCo Common Stock and certain U.S. federal income tax consequences of the Business Combination will be passed upon by Loeb & Loeb LLP, PubCo’s U.S. Counsel.

EXPERTS

The financial statements of Nature’s Miracle, Inc. as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022 have been audited by WWC, P.C., an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The financial statements of Hydroman, Inc. as of May 31, 2022 and December 31, 2021 and for the five months ended May 31, 2022 and for the year ended December 31, 2021 have been audited by WWC, P.C., an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Lakeshore as of December 31, 2022 and 2021 have been audited by UHY LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement/prospectus and are included herein in reliance upon the authority of UHY LLP as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 9, 2023, Nature’s Miracle dismissed MaloneBailey LLP (“MaloneBailey”), as its independent auditor. This dismissal was ratified by the audit committee of Nature’s Miracle’s board of directors and approved by its board of directors.

MaloneBailey audited Nature’s Miracle’s financial statements for the fiscal year ended December 31, 2021 and 2020. The audit report issued by MaloneBailey on November 14, 2022, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. MaloneBailey did not provide an audit opinion on Nature’s Miracle’s financial statements for any period subsequent to the fiscal year ended December 31, 2021.

For the period of December 31, 2021 and 2020, including for each of the years in the two-year period ended December 31, 2021, to May 16, 2023 (i) there were no “disagreements” between Nature’s Miracle’s and MaloneBailey (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MaloneBailey, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such period, and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Nature’s Miracle provided MaloneBailey with a copy of the foregoing disclosures and requested MaloneBailey to furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not MaloneBailey agrees with the above disclosures. A copy of MaloneBailey’s letter is filed as Exhibit 16.1 to this proxy.

On May 16, 2023, Nature’s Miracle engaged WWC, P.C. (“WWC”), as its independent registered public accounting firm, which engagement has been ratified by the audit committee of its board of directors and approved by its board of directors. For the period of December 31, 2021 and 2020, including for each of the years in the two-year period ended December 31, 2021, to May 16, 2023, Nature’s Miracle (or any person on our behalf) did not consult with WWC regarding any of the matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Management of Lakeshore knows of no other matters which may be brought before the Extraordinary General Meeting. If any matter other than the proposed Business Combination or related matters should properly come before the Extraordinary General Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

If the Business Combination is consummated and PubCo holds a 2022 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. If the 2022 annual general meeting is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for PubCo’s 2022 annual general meeting in accordance with Rule 14a-8 under the Exchange Act.

OTHER STOCKHOLDER COMMUNICATIONS

Following the Business Combination, stockholders and interested parties may communicate with PubCo’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Nature’s Miracle Holding Inc 4695 MacArthur Court, Suite 1105, Newport Beach, CA 92660, USA. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Lakeshore and its agents that deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of Lakeshore’s proxy statement/prospectus. Upon written or oral request, Lakeshore will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Lakeshore deliver single copies of such documents in the future. Shareholders may notify Lakeshore of their requests by calling or writing Lakeshore at its principal executive offices at 667 Madison Avenue, New York, NY 10065, Attn: Bill Chen.

INDEX TO FINANCIAL STATEMENTS

Page
NATURE’S MIRACLE, INC., SUBSIDIARIES AND VIE
Unaudited Condensed Consolidated Balance Sheets As of September 30, 2023 and Consolidated Balance Sheet As of December 31, 2022	F-2
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (loss) for the nine months ended September 30, 2023, and the nine months ended September 30, 2022	F-3
Unaudited Condensed Consolidated Statements of Change in Stockholders’ Equity (Deficit) for the nine months ended September 30, 2023 and the nine months ended September 30, 2022	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2023 and the nine months ended September 30, 2022	F-5
Notes to Unaudited Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm (PCAOB ID 1171)	F-29
Consolidated Balance Sheets As of December 31, 2022 and 2021	F-30
Consolidated statements of operations and comprehensive income (loss) For the Years Ended December 31, 2022 and 2021	F-31
Consolidated Statements of Change in Stockholders’ Equity For the Years ended December 31, 2022 and 2021	F-32
Consolidated Statements of Cash Flows For the Years Ended December 31, 2022 and 2021	F-33
Notes to Consolidated Financial Statement	F-35

HYDROMAN, INC.
Report of Independent Registered Public Accounting Firm (PCAOB ID 1171)	F-57
Balance Sheets as of May 31, 2022 and December 31, 2021	F-58
Statements of Operations for the five months ended May 31, 2022 and the year ended December 31, 2021	F-59
Statements of Change in Stockholders’ Equity (Deficit) for the five months ended May 31, 2022 and the year ended December 31, 2021	F-60
Statements of Cash Flows for the five months ended May 31, 2022 and the year ended December 31, 2021	F-61
Notes to Financial Statements	F-62

LAKESHORE ACQUISITION II CORP.
Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2023 and Consolidated Balance Sheet as of December 31, 2022	F-74

Unaudited Condensed Consolidated Statements of Operations for the three months ended September 30, 2023, the nine months ended September 30, 2023, the three months ended September 30, 2022 and the nine months ended September 30, 2022

F-75

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the three months ended September 30, 2023, the nine months ended September 30, 2023, the three months ended September 30, 2022 and the nine months ended September 30, 2022

F-76
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2023 and the nine months ended September 30, 2022	F-77
Notes to Unaudited Condensed Consolidated Financial Statements	F-78

Report of Independent Registered Public Accounting Firm (PCAOB ID 1195)	F-97
Financial Statements:
Consolidated Balance Sheets of December 31, 2022 and December 31, 2021	F-98
Consolidated Statements of Operations for the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021	F-99
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021	F-100
Consolidated Statements of Cash Flows for the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021	F-101
Notes to Consolidated Financial Statements	F-102

NATURE’S MIRACLE, INC., SUBSIDIARIES AND VIE
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30, 2023	As of December 31, 2022
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalent	$723,067	$810,371
Accounts receivable, net	2,446,234	3,555,332
Accounts receivable – related parties, net	116,512	—
Inventories, net	6,016,239	8,802,062
Prepayments and other current assets	95,766	133,650
Prepayments – related party	13,304	13,304
Loan receivable	—	132,913
Loan receivable – related parties	390,000	—
Total Current Assets	9,801,122	13,447,632

NON-CURRENT ASSETS
Accounts receivable, net of current portion	—	138,613
Security deposit	47,633	66,720
Right-of-use assets, net	587,294	973,147
Cost method investments	1,000,000	—
Property and equipment, net	4,455,006	4,588,433
Deferred offering costs	948,929	395,000
Deferred tax asset, net	605,090	215,937
Goodwill	1,023,533	1,023,533
Total Assets	$18,468,607	$20,849,015

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term loan	—	1,453,464
Short-term loan – related parties	783,255	710,000
Current portion of long-term debt	258,325	110,810
Accounts payable	991,209	2,335,069
Accounts payable – related parties	9,061,594	9,605,523
Other payables and accrued liabilities	684,421	609,289
Other payables – related parties	223,314	221,757
Operating lease liabilities – current	350,777	468,425
Tax accrual	373,004	399,187
Deferred income – Contract liabilities	196,422	808,118
Total Current Liabilities	12,922,321	16,721,642

NON-CURRENT LIABILITIES
Long-term debt, net of current portion	6,054,423	2,967,218
Operating lease liabilities, net of current portion	251,456	542,709
Total Non-Current Liabilities	6,305,879	3,509,927
Total Liabilities	19,228,200	20,231,569
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred Stock ($0.00001 par value, 10,000,000 shares authorized, none issued and outstanding at September 30, 2023 and December 31, 2022, respectively)	—	—
Common Stock ($0.00001 par value,100,000,000 shares authorized, 23,600,000 and 23,600,000 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively)	236	236
Additional paid-in capital	1,528,764	1,528,764
Accumulated deficit	(2,287,606)	(909,691)
Accumulated other comprehensive loss	(987)	(1,863)
Total Stockholders’ (Deficit) Equity	(759,593)	617,446
Total Liabilities and Stockholders’ Equity	$18,468,607	$20,849,015

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NATURE’S MIRACLE, INC., SUBSIDIARIES AND VIE
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022
	(Unaudited)	(Unaudited)
REVENUE (including related party revenue of $35,522 for the nine months ended September 30, 2023)	$7,600,890	$15,872,631
COST OF REVENUE	7,044,591	15,040,593
GROSS PROFIT	556,299	832,038

OPERATING EXPENSES:
Selling, general and administrative	1,594,873	1,585,281
Total operating expenses	1,594,873	1,585,281
LOSS FROM OPERATIONS	(1,038,574)	(753,243)

OTHER INCOME (EXPENSE)
Interest expense, net	(493,067)	(139,486)
Loss on loan extinguishment	(233,450)	—
Loss from short-term investment	—	(41,157)
Other income	1,323	31,180
Total other expense, net	(725,194)	(149,463)

LOSS BEFORE INCOME TAXES	(1,763,768)	(902,706)

(BENEFIT OF) PROVISION FOR INCOME TAXES
Current	3,300	1,600
Deferred	(389,153)	70,759
Total (benefit of) provision for income taxes	(385,853)	72,359

NET LOSS	$(1,377,915)	$(975,065)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(987)	(2,586)
COMPREHENSIVE LOSS	$(1,378,902)	$(977,651)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK
Basic and diluted	23,600,000	15,716,044

LOSS PER SHARE
Basic and diluted	$(0.06)	$(0.06)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NATURE’S MIRACLE, INC., SUBSIDIARIES AND VIE
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
CHANGE IN STOCKHOLDERS’ EQUITY

	Preferred stock		Common stock		Additional Paid in Capital	Retained earnings	Accumulated other comprehensive loss	Total
	Shares	Amount	Shares	Amount
BALANCE, December 31, 2021	—	$—	9,440,000	$94	$209,906	$1,560,487	$—	$1,770,487
Reverse recapitalization of Visiontech and Nature’s Miracle (Issuance of shares)	—	—	7,316,000	73	393,927	—	—	394,000
Acquisition of Hydroman	—	—	6,844,000	68	924,932	—	—	925,000
VIE consolidation	—	—	—	—	—	(9,053)	—	(9,053)
Foreign currency translation adjustments	—	—	—	—	—	—	(2,586)	(2,586)
Net loss	—	—	—	—	—	(975,065)	—	(975,065)
BALANCE, September 30, 2022 (Unaudited)	—	$—	23,600,000	$236	$1,528,765	$576,369	$(2,586)	$2,102,784
	Preferred stock		Common stock		Additional Paid in Capital	Accumulated deficit	Accumulated other comprehensive loss	Total
	Shares	Amount	Shares	Amount
BALANCE, December 31, 2022	—	$—	23,600,000	$236	$1,528,764	$(909,691)	$(1,863)	$617,446
Foreign currency translation adjustments	—	—	—	—	—	—	876	876
Net loss	—	—	—	—	—	(1,377,915)	—	(1,377,915)
BALANCE, September 30, 2023 (Unaudited)	—	$—	23,600,000	$236	$1,528,764	$(2,287,606)	$(987)	$(759,593)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NATURE’S MIRACLE, INC., SUBSIDIARIES AND VIE
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,377,915)	$(975,065)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation expense	125,082	99,849
Allowance for credit losses	337,955	200,721
Amortization of operating right-of-use asset	287,534	173,296
Amortization of debt issuance cost	82,239	6,571
Deferred taxes (benefits) expense	(389,153)	70,759
Loss from short-term investment	—	41,157
Loss on loan extinguishment	233,450	—
Loss on early termination of right-of-use asset	33,423	—
Loss on disposal of fixed assets	8,345	—
Change in operating assets and liabilities
Accounts receivable	(206,755)	(3,946,220)
Inventories	2,785,824	4,518,673
Prepayments and other current assets	37,884	81,150
Security deposit	19,088	(50,000)
Accounts payable	(1,887,791)	276,061
Other payables and accrued liabilities	75,132	(46,404)
Operating lease liabilities	(344,006)	(174,660)
Tax accrual	(26,183)	(128,810)
Deferred income – Contract liabilities	(611,696)	(276,906)
Net cash used in operating activities	(817,543)	(129,828)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(52,894)
Loan to related parties	(390,000)	(410,000)
Loan repayment from third parties	132,913	—
Short-term investment	—	(300,000)
Sale of short-term investment	—	250,413
Cash acquired through business combination	—	97,650
Net cash used in investing activities	(257,087)	(414,831)

NATURE’S MIRACLE, INC., SUBSIDIARIES AND VIE
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022
	(Unaudited)	(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceed from issuance of shares	—	394,000
Payments of deferred offering costs	(553,929)	(335,000)
Long-term loan borrowing	3,338,546	—
Repayments on long-term loan	(113,977)	(58,376)
Short-term loan borrowing from third parties	4,812	1,178,272
Repayments on short-term loan from third parties	(1,763,814)	(58,248)
Short-term loan borrowing from related parties	773,255	—
Repayments on short-term loan from related parties	(700,000)	—
Borrowings from other payables – related parties	1,557	365,058
Payments on other payables – related parties	—	(175,000)
Net cash provided by financing activities	986,450	1,310,706

EFFECT OF FOREIGN EXCAHANGE ON CASH	876	(2,587)
CHANGES IN CASH	(87,304)	763,460
CASH AND CASH EQUIVALENT, beginning of period	810,371	1,312,597
CASH AND CASH EQUIVALENT, end of period	$723,067	$2,076,057

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$2,600	$148,000
Cash paid for interest	$454,088	$160,367

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Acquisition of Photon	$—	$45,500
Right of use assets acquired under new operating leases	$46,284	$—
Loan receivables converted from accounts receivable	$	$263,528
Vehicles purchased through auto loan	$—	$56,440
Long term investment converted from accounts receivable	$1,000,000	$—
Derecognition of early termination of right-of-use asset	$144,602	$—
Derecognition of early termination of operating lease liabilities	$152,179	$—
Building acquired through consolidation of Upland	$—	$4,395,230
Mortgage acquired through consolidation of Upland	$—	$3,000,000
Shares issued to acquire net assets of Hydroman	$—	$925,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 1 — Nature of business and organization

Nature’s Miracle, Inc. ( “Nature’s Miracle”), is a holding company incorporated on March 31, 2022 in Delaware. Nature’s Miracle has no substantial operations other than holding all of the outstanding share capital of its subsidiaries. Nature’s Miracle, its subsidiaries and variable interest entity (“VIE”) are hereafter referred to as the “Company”. The Company is a growing agriculture technology company focusing on the greenhouse and cultivation industry and providing products to indoor growers in a CEA (Controlled Environment Agriculture) setting in North America.

On June 1, 2022, Nature’s Miracle, Inc. entered into the Share Exchange Agreements with the stockholders of Visiontech Group, Inc. (“Visiontech”, a California Company), resulting in the stockholders of Visiontech becoming 56.3% stockholders of Nature’s Miracle and Nature’s Miracle becoming the 100% stockholder of Visiontech.

The transaction was accounted as a reverse recapitalization in accordance with ASC 805. The process of identifying the accounting acquirer began with a consideration of the guidance in ASC 810-10 related to determining the existence of a controlling financial interest. The general rule provided by ASC 810-10 is that the party that holds directly or indirectly greater than 50% of the voting shares has a controlling financial interest. As such, Nature’s Miracle is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the stockholders of Visiontech to have a majority of the voting power of the post-combination company, Zhiyi Zhang, former president of Visiontech, became the President of Nature’s Miracle, the relative size of Visiontech compared to Nature’s Miracle. Accordingly, for accounting purposes and the combination was treated as the equivalent of Visiontech issuing shares for the net assets of Nature’s Miracle, accompanied by a recapitalization. The net assets of Nature’s Miracle is stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination would be those of Visiontech.

On June 1, 2022, Nature’s Miracle, Inc. also entered into the Share Exchange Agreements with the stockholders of Hydroman, Inc. (“Hydroman”, a California Company) to acquire 100% of Hydroman by issuing 6,844,000 shares of Nature’s Miracle’s common stock to the shareholders of Hydroman. The transaction was accounted for as a business combination according with ASC 805 where Nature’s Miracle (post combination with Visiontech) is both the legal and accounting acquirer. See Note 5 for details.

On July 28, 2022, Nature’s Miracle (California), Inc., a California corporation wholly owned by Nature’s Miracle was incorporated. Nature’s Miracle (California), Inc. focuses on greenhouse development services. There was no material operation for the year ended December 31, 2022

On August 18,2022, Nature’s Miracle acquired 100% interest of Photon Technology (Canada) Ltd, a Canadian company (“Photon”) for a total consideration of CAD $62,571 that was equivalent to $45,500. The purchase was accounted for as an asset purchase. Wei Yang, stockholder of the Company, was the sole stockholder of Photon prior to the acquisition. Upon completion of the acquisition, the Company has 100% of the equity interest of Photon, and Photon became a wholly-owned subsidiary of the Company. Photon will focus on manufacturing greenhouse and cultivation- related products. There was no material operation for the year ended December 31. 2022

On August 27, 2021, Visiontech and Upland 858 LLC (“Upland”), who share common stockholders with Visiontech, entered into a promissory note agreement. Upland is a special purchase entity set up to purchase and hold a warehouse located in California. Upland promised to pay to Visiontech the sum of $1,574,079, together with simple interest thereon at the rate of 4.9% per annum. All sums of principal and unpaid interest thereon shall be due and payable in full to Visiontech on August 28, 2026. On January 10, 2022, Upland entered into a $3,000,000 commercial loan at a fixed rate of 3.79% with Bank of the West. With the funding from Visiontech and the bank, Upland purchased a warehouse located in California at the price of $4,395,230. On February 1, 2022, Upland leased the warehouse to Visiontech through a single lease agreement. As such, Visiontech is exposed to the variability of the building owned by Upland and Upland is a VIE of Visiontech. Visiontech is the primary beneficiary of Upland since Visiontech has a controlling financial interest in Upland and it has both (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits).

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 1 — Nature of business and organization (cont.)

On August 27, 2022, Upland entered into an assignment and assumption of unsecured promissory note with Zhiyi Zhang, Vartor Vahe Doudakian and Yang Wei (collectively “Assignees”). Upland transferred to Assignees all of its right, title, duties, liabilities and obligation under the promissory note signed by and among Visiontech and Upland on August 27, 2021 in the original principal amount of $1,574,079. Visiontech also provided the consent to surrender its right to collect from Upland. As the stockholders are de facto agents of Visiontech, Visiontech and its de facto agents continue to bear the risk of losses or the rights to receive benefits from Upland. As such, in accordance with ASC 810, Upland is considered variable interest entity(“VIE”) of the Company and the financial statements of Upland was consolidated from the date of control and variable interest existed. See Note 3 for details.

On September 9, 2022, The Company entered into a merger agreement (the “Merger Agreement”) with certain parties aiming for Lakeshore Acquisition II Corp. (the “Purchaser”) to acquire 100% of the equity securities of the Company. Pursuant to the Merger Agreement, the Company will merge with LBBB Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser, with the Company surviving and the Purchaser acquiring 100% of the equity securities of the Company. In exchange for our equity securities, the stockholders of the Company will receive an aggregate number of shares of common stock of the Purchaser with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). Under the Merger Agreement, the aggregate number of shares of common stock of the Purchaser that will be received by the stockholders of the Company equals to the aggregate value divided by $10.00.

Stockholders of Nature’s Miracle after reverse recapitalization and acquisition of Hydroman are as follows:

Stockholders of Nature’s Miracle
	# of Shares	% of Total
Former Visiontech Stockholders:
Zhiyi Zhang	5,871,680	24.9%
Varto Levon Doudakian	2,293,920	9.7%
Yang Wei (Eric)	1,019,520	4.3%
Darin Carpenter	254,880	1.1%
Total Visiontech Stockholders	9,440,000	40.0%

Former Hydroman Stockholders:
Wei Yang (Gavin)	6,206,800	26.3%
Xueying Wang	637,200	2.7%
Total Hydroman Stockholders	6,844,000	29.0%

Existing Nature’s Miracle Stockholders:
Nature’s Miracle Inc. (Cayman Islands)*	6,690,600	28.4%
Wei Deng	625,400	2.6%
Subtotal	7,316,000	31.0%
Total Nature’s Miracle	23,600,000	100.0%

____________

*        Tie Li is the sole owner of Nature’s Miracle Inc. (Cayman Islands)

Note 2 — Going concern

In assessing liquidity, the Company monitors and analyzes cash on-hand and operating expenditure commitments. The Company’s liquidity needs are to meet working capital requirements and operating expense obligations. To date, the Company financed its operations primarily through cash flows from operations, debt financing from financial institution and related parties. As of September 30, 2023 and December 31, 2022, the Company had approximately $0.7 million and $0.8 million in cash which primarily consists of bank deposits, which are unrestricted as to withdrawal and use. The Company’s working capital deficit was approximately $3.1 million

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 2 — Going concern (cont.)

and $3.3 million as of September 30, 2023 and December 31, 2022. The Company has experienced recurring losses from operations and negative cash flows from operating activities since 2022. In addition, the Company had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund its expansion plan and related operations. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these unaudited consolidated financial statements are issued.

If the Company is unable to realize its assets within the normal operating cycle of a twelve (12) month period, the Company may have to consider supplementing its available sources of funds through the following sources:

•        other available sources of financing from banks and other financial institutions; and Equity financing from completion of business combination with Lakeshore Acquisition II Corporation, which will give additional equity capital to the Company. The Company will have access to the remainder of the $11.9 million trust account after completion of the merger.

•        financial support from the Company’s related parties and shareholders.

The Company can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and would materially adversely affect its ability to continue as a going concern.

The unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 — Basis of presentation and summary of significant accounting policies

Basis of presentation

The unaudited consolidated financial statements include the accounts of the Company and its variable interest entities and have been prepared in accordance with U.S. GAAP and the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These unaudited consolidated financial statements have been prepared on the same basis as its annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2023, or for any other interim period or for any other future year. All intercompany balances and transactions have been eliminated in consolidation.

These unaudited consolidated financial statements should be read in conjunction with our audited financial statements for years ended December 31, 2022 and 2021 included in the prospectus herein.

Principles of consolidation

The unaudited consolidated financial statements include the financial statements of the Company and its subsidiaries, which include its wholly owned subsidiaries and VIE over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries and VIE have been eliminated upon consolidation.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents consist of amounts held as cash on hand and bank deposits.

From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). The Company has not experienced any losses with respect to cash. Management believes our Company is not exposed to any significant credit risk with respect to its cash.

Short-term investments

Short-term investments are investment in marketable equity securities that are measured and recorded at fair value based on quoted prices in active markets on reporting dates with changes in fair value, whether realized or unrealized, recorded through the income statement.

Prepayments and other current assets

Prepaid expenses and other current assets primarily include prepaid expenses paid to product providers, and other deposits. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes collection or realization of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of September 30, 2023 and December 31, 2022, no allowance for doubtful account was recorded.

Accounts receivable

During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for doubtful accounts is required. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on assessment of specific evidence indicating likelihood of collection, historical experience, account balance aging and prevailing economic conditions. Bad debts are written off against the allowance after all collection efforts have ceased. Starting from January 1, 2023, the Company adopted ASU No.2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”). The Company used a modified retrospective approach, and the adoption does not have an impact on our unaudited condensed consolidated financial statements. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary.

Inventory

Inventory consists of finished goods ready for sale and is stated at the lower of cost or market. The Company values its inventory using the weighted average costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered periodic costs and are reflected in cost of revenue. The Company regularly reviews inventory and considers forecasts of future demand, market conditions and product obsolescence.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated market value. The Company also reviews inventory for slow moving inventory and obsolescence and records impairment for obsolescence.

Cost method investments

The Company accounts for investments with less than 20% of the voting shares and does not have the ability to exercise significant influence over operating and financial policies of the investee using the cost method. The Company records cost method investments at the historical cost in its consolidated financial statements and subsequently records any dividends received from the net accumulated earrings of the investee as income. Dividends received in excess of earnings are considered a return of investment and are recorded as reduction in the cost of the investments.

Cost method investments are evaluated for impairment when facts or circumstances indicate that the fair value of the long-term investments is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investments; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. No event had occurred and indicated that other-than-temporary impairment existed and therefore the Company did not record any impairment charges for its investments for the nine months ended September 30, 2023 and 2022.

Security deposits

To maintain a stable supply for goods and build a long-term relationship, the Company may pay certain amount of funds to its vendors as security deposits which are recorded as non current assets on the balance sheet depending on its return date.

Property and equipment

Property and equipment are stated at historical cost. Depreciation is provided over the estimated useful life of each class of depreciable assets and is computed using the straight-line method over the useful lives of the assets are as follows:

Useful Life
Machinery and equipment	5 years
Computer and peripherals	3 years
Trucks and automobiles	5 years
Buildings	39 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Expenditures for maintenance and repairs are expensed as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.

Deferred offering costs

Deferred offering costs consist primarily of expenses paid to attorneys, consultants, underwriters, and etc. related to its merger transaction. The balance will be offset with the proceeds received after the close of the offering.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

Business combination

The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in the Company’s consolidated statements of operations. The results of operations of the acquired business are included in the Company’s operating results from the date of acquisition.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of operations and comprehensive loss. Impairment losses on goodwill are not reversed.

The Company reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Company has the option to assess qualitative factors to determine whether it is necessary to perform further impairment testing in accordance with ASC 350-20, as amended by ASU 2017-04. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then the impairment test described below is required. The Company compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired. If the carrying amount of a reporting unit exceeds its fair value, impairment is recognized for the difference, limited to the amount of goodwill recognized for the reporting unit. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

Fair value measurement

The Company adopted ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company measures fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

Fair values of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, prepayments, loan receivable, and other current assets, other payable and accrued liabilities, accounts payable — related parties, and taxes payable. The Company considers the carrying amount of short-term financial instrument to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

Revenue recognition

The Company follows Accounting Standards Codification (“ASC”) 606 Revenue Recognition and recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation.

The Company’s contracts with customers where the amounts charged per product is fixed and determinable, the specific terms of the contracts were agreed on by the Company including payment terms which are typically 30 to 60 days. In determining the transaction price, the Company adjusts consideration for the effects of the time value of money if the timing of payments provides the Company with a significant benefit of financing. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the licensees will be one year or less. The Company had one contract with customer with installment payment terms of up to 16 months. The difference between the contract price and the Company’s cash selling price of the same products are recognized as interest income over the term of the payments. Interest income amounted to $78,385 and $0 for the nine months ended September 30, 2023 and 2022, respectively. This contract was terminated on July 12, 2023 and the Company recognized provision for credit loss of approximately $0.2 million. The Company transfers the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized at a point in time when control of product transfer to customer and the Company has no further obligation to provide services related to such product evidenced by customer signing acceptances upon receipt of goods. Return allowances, which reduce product revenue by the Company’s best estimate of expected product returns, are estimated using historical experience.

The Company evaluates the criteria of ASC 606 — Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. The Company has only one performance obligation which is the delivery of products. The Company ships the products according to shipping terms on the purchase order or sales order. Once delivery is complete, then Company then sends an invoice to the customer according to the quantity and price of shipment. If the timing of payments agreed to by the parties to the contract (either explicitly or implicitly) provides the customer or the entity with a significant benefit of financing the transfer of goods or services to the customer, the entity will need to adjust the promised amount of consideration for the effects of the time value of money when determining the transaction price. Generally, when the Company is primarily responsible for fulfilling the promise to provide a specified good or service, the Company is subject to inventory risk before control of the good or service has been transferred to a customer and the Company has discretion in establishing the price, revenue is recorded at gross.

Prepayments received from customers prior to the delivery of goods to customers or picked up by the customers are recorded as contract liability under the account Deferred income — contract liabilities.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

Movements of Deferred income — contract liabilities consisted of the following as of the date indicated:

	September 30, 2023	December 31, 2022
Beginning balance	$808,118	$997,732
Prepayments from customers	884,703	1,352,698
Recognized as revenues	(1,496,399)	(1,542,312)
Ending balance	$196,422	$808,118

The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers. Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the transaction price of the related transaction.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are recorded and estimated based on historical returns which were generally immaterial to the Company.

Estimated warranty are immaterial because suppliers provide a warranty period of 1-5 years for all products, varying depending on the product type. After customers provide their purchase invoices and serial numbers for the return products, the factories will issue the replacement products. Additionally, the factories will also bear the corresponding shipping costs, making the company’s warranty expenses negligible.

Cost of revenue

Cost of revenue mainly consist of costs for purchases of products and related storage, warehouse rent, outbound freight, delivery fees and payroll related expenses.

Segment reporting

The Company follows ASC 280, Segment Reporting. The Company’s chief operating decision maker, the Chief Executive Officer, reviews the results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in California, United States, and substantially all of the Company’s revenues are derived from within the USA. Therefore, no geographical segments are presented.

Leases

The Company follows ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.

ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company follows the provisions of ASC 740, and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of Delaware, as its “major” tax jurisdictions.

The Company believes that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Commitments and Contingencies

In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

Loss per share

Basic loss per share are computed by dividing net loss attributable to holders of common stock by the weighted average number of common stock outstanding during the year. Diluted loss per share reflect the potential dilution that could occur if securities to issue common stock were exercised. For the nine months ended September 30, 2023 and 2022, basic and diluted loss per share are the same because the Company has no common stock equivalents outstanding during these periods.

Recently issued accounting pronouncements

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. The Company adopted the ASU on January 1, 2023 and the adoption of this ASU does not have a material effect on the Company’s consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 4 — Variable interest entity

The Company does not have direct ownership in Upland but has been actively involved in their operations and has the power to direct the activities and significantly impact Upland’s economic performance. The Company also bears the risk of losses from Upland. As such, in accordance with ASC 810, Upland is considered variable interest entity (“VIE”) of the Company and the financial statements of Upland was consolidated from the date of control and variable interest existed.

Based on the loan agreement between its creditor and Upland 858 LLC, the loan is a non-recourse debt secured by the assets owned by Upland 858 LLC only and guaranteed by the stockholders of Upland 858 LLC only. Upland 858 LLC’s creditor will have no-recourse to Visiontech which is considered to be the primary beneficiary of the VIE structure but not the legal owner of Upland 858 LLC:

Accordingly, the accounts of Upland were consolidated in the accompanying financial statements as VIE of Visiontech from January 2022 when Upland acquired the warehouse in California.

The carrying amount of the assets and liabilities are as follows:

As of September 30, 2023
Cash	$46,024
Prepaid expense	900
Property and equipment, net	4,247,143
Total assets	$4,294,067

Current portion of long-term debt	$79,921
Long-term debt, net of current portion	2,792,528
Total liabilities	$2,872,449

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 4 — Variable interest entity (cont.)

The operating results of VIE included in the consolidated statements of operations are as follows for the period indicated:

For the nine months ended September 30, 2023
Revenue*	$249,631
Selling, general and administrative	120,237
Interest expense	78,262
Income tax	1,700
Net income	$49,432

____________

*        Upland generated its revenue from leasing the warehouse to Visiontech. Revenue of Upland was fully eliminated on the consolidated statements of operations.

Note 5 — Business combination

On June 1, 2022, Nature’s Miracle, Inc. also entered into the Share Exchange Agreements with the stockholders of Hydroman, to acquire 100% of Hydroman by issuing 6,844,000 shares of Nature’s Miracle’s common stock with the purpose of increasing capacity and expanding the Company’s market. The transaction was accounted as business combination according with ASC 805 where Nature’s Miracle (post combination with Visiontech) is both the legal and accounting acquirer. The common stock issued as consideration for the purchase of Hydroman was valued using the net book value on a per-share-basis of the common stock of Nature’s Miracle multiplied by the number of shares issued; after considering a variety of approaches and valuation techniques management believes the use of the net book value of Nature’s Miracle’s common stock is the most fair depiction and approximation of the fair value the transaction price and at the time of the acquisition. The Company then allocated the fair value of consideration of Hydroman based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the Business Combination standard issued by the FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired and liabilities assumed as of the acquisition date. Acquisition-related costs incurred for the acquisition are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date, which represents the net purchase price allocation on the date of the acquisition of Hydroman on June 1, 2022.

Fair value
Cash	$97,650
Inventories, net	3,538,989
Other current assets	163,009
Right-of-use assets	1,227,673
Deferred tax assets	115,562
Other non-current assets	120,538
Accounts payable – related parties	(3,752,571)
Other current liabilities	(780,423)
Other non-current liabilities	(828,960)
Net assets acquired	(98,533)
Goodwill on acquisition	1,023,533
Total consideration	$925,000

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 5 — Business combination (cont.)

Approximately USD 1.0 million of goodwill arising from the acquisition is mainly attributable to the excess of the consideration paid over the fair value of the net assets acquired that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

Note 6 — Accounts receivable, net

Accounts receivable consisted of the following as of the date indicated:

	September 30, 2023	December 31, 2022
Accounts receivable	$2,716,053	$3,953,636
Accounts receivable – related parties(1)	116,512	—
Less: allowance for credit losses	(269,819)	(259,690)
Total accounts receivable, net	2,562,746	3,693,946
Accounts receivable – non-current(2)	—	138,613
Accounts receivable – current	$2,562,746	$3,555,333

____________

(1)      On April 11, 2023, one of the Company’s customers, Iluminar Lighting LLC (“Iluminar”) entered into Debt Conversion Agreement with the Company pursuant to which it will convert $1,000,000 of accounts receivable to 1,033,333 shares of Iluminar which is 10% of Iluminar’s outstanding shares.

(2)      On November 11, 2022, the Company had one contract with customer with installment payment terms of up to 16 months. The difference between the contract price and the Company’s cash selling price of the same products are recognized as interest income over the term of the payments. As of September 30, 2023 and December 31, 2022, the account receivable of this client was $75,000 and $462,114, of which account receivable -non-current was $0 and $138,613, respectively. This contract terminated on July 12, 2023 and the Company recognized provision for credit loss of $193,795 from the termination.

Provision for credit losses were $337,955 and $200,721 for the nine months ended September 30, 2023 and 2022, respectively.

Movement of allowance:

Movements of allowance for credit losses consisted of the following as of the date indicated:

	September 30, 2023	December 31, 2022
Beginning balance	$259,690	$15,898
Allowance from acquisition of Hydroman	—	4,964
Addition	337,955	322,395
Write-off	(327,826)	(83,567)
Ending balance	$269,819	$259,690

Note 7 — Loan Receivable

Loan receivable consisted of the following as of the date indicated:

	September 30, 2023	December 31, 2022
Loan to CGGP, LLC	$—	$62,383
Loan to NewCo Vision, LLC	—	70,530
Total loan receivable	$—	$132,913

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 7 — Loan Receivable (cont.)

In September 2022, Visiontech and CGGP, LLC (“CGGP”), a customer who purchased industrial light fixtures, entered into three promissory note agreements with terms of six months. The total amount of the notes was $123,688. The notes bear interest thereon at the annual rate of 7% and requires monthly installment payments totaled $21,038. As of December 31, 2022, the total outstanding amount due from CGGP was $62,383. This loan has been paid off on March 17, 2023.

In September 2022, Visiontech and NewCo Vision, LLC (“NewCo”), a customer who purchased industrial light fixtures, entered into three promissory note agreements with terms of six months. The total amount of the notes was $139,840. The notes bear interest thereon at the annual rate of 7% and requires monthly installment payments totaled $23,785. As of December 31, 2022, the total outstanding amount due from NewCo was $70,530. This loan has been paid off on March 17, 2023.

Note 8 — Cost method investments

Cost method investments consist of the following:

	September 30, 2023	December 31, 2022
10% Investment of Iluminar	$1,000,000	$—
Total	$1,000,000	$—

On April 11, 2023, one of the Company’s customers, Iluminar Lighting LLC (“Iluminar”) entered into Debt Conversion Agreement with the Company pursuant to which it will convert $1,000,000 of accounts receivable to 1,033,333 shares of Iluminar which is 10% of Iluminar’s outstanding shares. As of September 30, 2023, the shares were issued to the Company.

Note 9 — Property and equipment, net

Property and equipment, net consist of the following:

	September 30, 2023	December 31, 2022
Computers & Peripherals	$—	$7,167
Trucks & Automobiles	285,099	293,599
Machinery & Equipment	67,847	84,085
Building	3,465,230	3,465,230
Land	930,000	930,000
Subtotal	4,748,176	4,780,081
Less: accumulated depreciation	(293,170)	(191,648)
Total	$4,455,006	$4,588,433

Depreciation expense for the nine months ended September 30, 2023 and 2022 amounted to $125,082 and $99,849, respectively. For the nine months ending on September 30, 2023 and 2022, the company recognized a loss of $8,345 and $0, respectively, in relation to the disposal of equipment at its carrying value.

Note 10 — Loans payable

Short-term loan:

There was no short-term loan as of September 30, 2023, the Company paid off all third party short-term loans by the Newtek Business loan (refer to Long-term loan) on June 14, 2023. The principal amount of short term loans paid amounted to approximately $1.7 million resulting loss from debt extinguishment of approximately $0.2 million.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 10 — Loans payable (cont.)

The short-term loan consists of seven accounts receivable factoring agreements, a bank loan and an insurance premium financing loan as of December 31, 2022.

On August 31, 2022, Nature’s Miracle, Visiontech and Hydroman (collectively “Merchants”) entered into a standard merchant cash advance agreement with Factor A. Merchants sells to Factor A $1,065,000 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor A remitted the net purchase price of $712,500 to Merchants, after deducting the total fees of $37,500. Merchants agreed to pay a weekly instalment of $26,625 for 40 weeks to Factor A until Factor A received the total purchased amount of receipts. The effective interest rate of this agreement was 105.19%.

On September 1, 2022, Visiontech entered into a receivables purchase agreement with another Factor B. Visiontech sold to Factor B $458,500 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor B disbursed the net purchase price of $339,465 to Visiontech, after deducting the origination fees of $10,500. Visiontech agreed to pay a weekly instalment of $8,817.31 for 52 weeks to Factor B until Factor B received the total purchased amount of receipts. The effective interest rate of this agreement was 55.79%.

On October 31, 2022, Hydroman entered into a receivables purchase agreement with Factor C. Hydroman sold to Factor C $675,000 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor C remitted the net purchase price of $485,000 to Hydroman, after the deduction of the origination fees of $15,000. Hydroman agreed to pay a weekly installment of $16,071 for 42 weeks to Factor C until Factor C receive the total purchased amount of receipts. The effective interest rate of this agreement was 106.56%.

On October 31, 2022, Visiontech entered into a future receivable sale and purchase agreement with a capital management institution D at a sale price of $100,000, after the deduction of the origination fees of $10,000. According to the agreement, the amount of receivables being sold was $149,000 with 20% purchased percentage and the estimated daily payment amount is $1,490 for 20 weeks. The effective interest rate of this agreement was 85.25%.

On November 2, 2022, Hydroman entered into a receivables purchase agreement with Factor E. Hydroman sold to Factor E $374,750 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor E remitted the net purchase price of $225,000 to Hydroman, after the deduction of the total closing costs of $25,000. Hydroman agreed to pay a weekly instalment of $15,615 for 24 weeks to Factor E until Factor E receive the total purchased amount of receipts. The effective interest rate of this agreement was 84.67%.

On November 18, 2022, the “Merchants” entered into a standard merchant cash advance agreement with Factor F. The Company sold to Factor F $206,113 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor F remitted the net purchase price of $123,750 to the Company, after the deduction of the total fees of $13,750. The Company agreed to pay a weekly installment of no more than $8,588 for 24 weeks to Factor F until Factor F receive the total purchased amount of receipts. The effective interest rate of this agreement was 89.96%.

On November 18, 2022, the “Merchants” entered into a standard merchant cash advance agreement with Factor G. The Company sold to Factor G $206,113 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor G remitted the net purchase price of $123,750 to the Company, after the deduction of the total fees of $13,750. The Company agreed to pay a weekly installment of no more than $8,588 for 24 weeks to Factor G until Factor G receive the total purchased amount of receipts. The effective interest rate of this agreement was 89.96%.

These receivable purchase agreements were accounted for as secured borrowing under ASC 860 since there is no legal, actual, effective transfer of the receivables to the Factors. Rather, the Factors only have generally claim against the receivable pools not a particular receivable. The average dollar amount of the borrowings was $317,857 and the weighted average effective interest rate was 92.64%. The Company paid off all third party short-term loans by the Newtek Business loan (refer to Long-term loan) on June 14, 2023. As of September 30, 2023 and December 31, 2022, outstanding balance amounted to $0 and $1,435,285.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 10 — Loans payable (cont.)

On September 21, 2022, Hydroman signed a commercial loan with WebBank for the principal amount of $100,000. This loan requires a weekly installment payment of $2,244.38 for 52 weeks. The effective interest rate of this loan was 31.22%. The bank loan balance as of September 30, 2023 and December 31, 2022 was $0 and $76,064, respectively. The Company paid off this loan on June 14, 2023.

On September 18, 2022, Hydroman and ClassicPlan Premium Financing, Inc., entered into a premium financing agreement with a total gross policy premium and related fees of $35,508 and financed $26,387 of it. Hydroman needs to pay a monthly installment of $3,065 for six months with the last installment due on May 19, 2023. The effective interest rate of this loan was 10.80%. The outstanding amount of the premium financing loan were $0 and $14,922 as of September 30, 2023 and December 31, 2022, respectively. The Company paid off this loan on June 14, 2023.

On February 13, 2023, Hydroman and First Insurance Funding entered into a premium financing agreement with a total gross policy premium and related fees of $4,812 and financed $4,461 of it. Hydroman needs to pay a monthly installment of $481 for ten months with the last installment due on December 13, 2023. The effective interest rate of this loan was 16.85%. The Company paid off this loan and cancelled this agreement on June 15, 2023.

Short-term loan — related parties: refer to Note 11 Related Party transactions.

Interest expenses for short term loans amounted to $480,304 and $39,638 for the nine months ended September 30, 2023 and 2022, respectively,

Long-term debt:

Long-term debt consists of three auto loans, one building loan, and one secured business loan as of September 30, 2023. Long-term debt consists of three auto loans and one building loan as of December 31, 2022.

The outstanding amount of the auto loans were $122,956 and $147,354 as of September 30, 2023 and December 31, 2022, respectively. On February 27, 2021, the Company purchased a vehicle for $68,802 and financed $55,202 of the purchase price through an auto loan. The loan requires monthly installment payment of $1,014 with the last installment due on February 28, 2026. On June 8, 2021, the Company purchased the second vehicle for $86,114 and financed $73,814 of the purchase price through auto loan. The loan requires monthly installment payment of $1,172 with the last installment due on June 23, 2027. On September 28, 2022, the Company purchased the third vehicle for $62,230 and financed $56,440 of the purchase price through auto loan. The loan requires a monthly installment payment of $1,107 with the last installment due on September 28, 2027. During the nine months ended September 30, 2023 and 2022, the Company made total payments of $24,398 and $16,397 towards the auto loans, respectively.

Minimum required principal payments towards the Company’s auto loans as of September 30, 2023 are as follows:

Twelve months ended September 30,	Repayment
2024	$33,962
2025	35,678
2026	30,313
2027	23,003
Total	$122,956

The outstanding amount of the building loan was $2,872,449 and $2,930,674 as of September 30, 2023 and December 31, 2022, respectively. On January 10, 2022, the Company purchased one building and land for $4,395,230 and financed $3,000,000 of the purchase price through Bank of the west. The loan requires monthly installment payment of $15,165 with the last installment due on January 10, 2032. During the nine months ended September 30, 2023 and 2022, the Company made total payments of $58,225 and $50,169 towards the loan, respectively.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 10 — Loans payable (cont.)

Minimum required principal payments towards the Company’s building loan as of September 30, 2023 are as follows:

Twelve months ended September 30,	Repayment
2024	$79,921
2025	83,122
2026	86,155
2027	89,298
Thereafter	2,533,953
Total	$2,872,449

The carrying amount of the secured business loan was $3,317,344 and $0 as of September 30, 2023 and December 31, 2022, respectively. On June 14, 2023, the Company entered into a secured business loan agreement with Newtek Business Services Holdco 6, Inc. for a principal sum of up to $3,700,000 with a maturity date of July 1, 2033. The loan is secured by the Company’s building and guaranteed by the Company’s major stockholders. During the nine months of September 30, 2023, net proceed to the Company amounted to approximately $3,300,000 with approximately $360,000 of debt issuance cost. The company paid off $828,374 third party short-term loans.

Interest expenses for long term loans amounted to $91,152 and $125,181 for the nine months ended September 30, 2023 and 2022, respectively.

Minimum required principal payments towards the Company’s secured business loan as of September 30, 2023 are as follows:

Twelve months ended September 30,	Repayment
2024	$203,462
2025	232,442
2026	265,549
2027	303,371
Thereafter	2,663,823
Subtotal	3,668,647
Less: Debt issuance cost	(351,303)
Carrying value of long-term loan	$3,317,344

Note 11 — Related party transactions

UniNet Global Inc., a vendor whose stockholder is Zhiyi (Jonathan) Zhang who is also one of the stockholders and management of the Company, sold certain products to Visiontech. As of September 30, 2023 and December 31, 2022, the outstanding account payable amount due to UniNet Global Inc. was $2,244,744 and $3,235,546, respectively.

The spouse of one of the Company’s management was a member of the Board of Director of Megaphoton Inc. She is no longer a member of the Board of Director of Megaphoton Inc. after 2021, and Jinlong (David) Du, the CEO of Megaphoton Inc, was also the Director of the Company and will serve as Director of Nature’s Miracle following the Business Combination with Lakeshore Acquisition II Corp. (On April 17, 2023, Jinlong Du resigned from his position as a member of the Company’s board of director and New Nature’s Miracle’s Director). For the nine months ended September 30, 2023 and 2022, the purchases Visiontech made from Megaphoton Inc. was $264,577 and $3,265,954. As of September 30, 2023 and December 31, 2022, the outstanding account payable amount due to Megaphoton Inc. was $1,600,406 and $1,151,534, respectively.

For the nine months ended September 30, 2023 and 2022, the net purchases Hydroman made from Megaphoton Inc. was $0 and $7,211,073. As of September 30, 2023 and December 31, 2022, the outstanding account payable amount due to Megaphoton Inc. was $5,216,444 and 5,218,444, respectively.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 11 — Related party transactions (cont.)

On May 4, 2020, Hydroman entered into a Statement of Work with Megaphoton Inc. for Megaphoton to become its exclusive supplier of agricultural equipment. As part of the contract, Hydroman paid Megaphoton $500,000 of security deposit in 2020. The deposit was directly applied to purchase during February 2022. As of September 30, 2023 and December 31, 2022, security deposit to Megaphoton from Hydroman was $0 and $0, respectively. Hydroman and Megaphoton ended the exclusive supplier agreement on May 4, 2023.

On April 11, 2023, one of the Company’s customers, Iluminar Lighting LLC (“Iluminar”) entered into Debt Conversion Agreement with the Company pursuant to which it will convert $1,000,000 of accounts receivable to 1,033,333 shares of Iluminar which is 10% of Iluminar’s outstanding shares. As of September 30, 2023, the shares were issued to the Company. For the nine months ended September 30, 2023, the sales revenue from Iluminar was $35,522. As of September 30, 2023, the account receivable from Iluminar was $116,512.

Prepayments — related party

On September 30, 2020, Visiontech paid a total amount of $13,304 to Varto Levon Doudakian, one of the stockholders of the Company, for normal business operating expenses. As of September 30, 2023 and December 31, 2022, the outstanding amount of prepayments to Varto Levon Doudakian was $13,304 and $13,304, respectively.

Other payable — related parties

In the year ended December 31, 2022, Nature’s Miracle Inc. (Cayman), one of the stockholders of the Company, paid a total amount of $345,000 of legal and audit fee for the Company. As of September 30, 2023 and December 31, 2022, the outstanding amount due to Nature’s Miracle Inc. (Cayman) was $170,000.

In the year ended December 31, 2021, Yang Wei, one of the stockholders of the Visiontech, paid a total amount of $23,813 of normal business operating fee for the Company. As of September 30, 2023 and December 31, 2022, the outstanding amount due to Yang Wei was $23,813 and $23,813, respectively.

In the year ended December 31, 2022, Zhiyi Zhang, one of the stockholders of the Visiontech, paid a total amount of $27,944 of normal business operating fee for the Company. On May 19, 2023 and September 4, 2023, Zhiyi Zhang paid another $1,000 and $557 for normal business operating expenses, respectively. As of September 30, 2023 and December 31, 2022, the outstanding amount due to Zhiyi Zhang was $29,501 and $27,944, respectively.

Loan receivable — related party consisted of the following as of the date indicated:

	September 30, 2023	December 31, 2022
Loan to Lakeshore Acquisition II Corp.	$280,000	$—
Loan to Doudakian, Varto Levon	110,000	—
Total loan receivable – related parties	$390,000	$—

On March 1, 2023, Visiontech and Varto Levon Doudakian, one of the shareholders of the Company, entered into a loan agreement for the principal amount of $50,000 with 8% interest rate. This loan is originally required to be paid in full before September 1, 2023 and was subsequently extended to February 1, 2024.

On March 23, 2023, Visiontech and Varto Levon Doudakian, one of the shareholders of the Company, entered into a loan agreement for the principal amount of $15,000 with 8% interest rate. This loan is originally required to be paid in full before September 1, 2023 and was subsequently extended to February 1, 2024.

On March 31, 2023, Visiontech and Varto Levon Doudakian, one of the shareholders of the Company, entered into a loan agreement for the principal amount of $15,000 with 8% interest rate. This loan is originally required to be paid in full before September 1, 2023 and was subsequently extended to February 1, 2024.

On April 20, 2023, Visiontech and Varto Levon Doudakian, one of the shareholders of the Company, entered into a loan agreement for the principal amount of $15,000 with 8% interest rate. This loan is originally required to be paid in full before September 1, 2023 and was subsequently extended to February 1, 2024.

On April 25, 2023, Visiontech and Varto Levon Doudakian, one of the shareholders of the Company, entered into a loan agreement for the principal amount of $15,000 with 8% interest rate. This loan is originally required to be paid in full before September 1, 2023 and was subsequently extended to February 1, 2024.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 11 — Related party transactions (cont.)

On June 8, 2023, the Company and Lakeshore Acquisition II Corp (the “Purchaser”) entered into a promissory note for the principal amount of $40,000 with zero interest rate. This loan required to be paid in full before December 11, 2023 and was subsequently extended to March 11, 2024.

On July 7, 2023, August 10, 2023, September 11, 2023, Nature’s Miracle, Inc. and Lakeshore Acquisition II Corp (the “Purchaser”) entered into three promissory notes for the principal amount of $80,000 each with zero interest rate. All loans required to be paid in full before December 11, 2023 and were subsequently extended to March 11, 2024.

Short-term loan — related parties

On November 29, 2022, Visiontech signed a loan with Zhiyi Zhang, the stockholder of the Company, for the principal amount of $100,000 with 8% interest rate. This loan is originally required to be paid in full before May 29, 2023, the Company initially extended it to November 15, 2023 and subsequently further extended to February 15, 2024. The loan balance as of September 30, 2023 and December 31, 2022 was $60,000 and $100,000. During the nine months ended September 30, 2023, the Company paid $40,000 to Zhiyi Zhang.

In December 2022, the Company signed two loans with Tie Li, the stockholder of the Company, for the total principal amount of $610,000 with 8% interest rate. This loan is originally required to be paid in full before June 1, 2023, the Company initially extended it to November 15, 2023. During the nine months ended September 30, 2023, the Company made $500,000 payments towards the loan. The $110,000 loan was subsequently extended to February 15, 2024. The loan balance as of September 30, 2023 and December 31, 2022 was $110,000 and $610,000.

On January 17, 2023, the Company and Nature’s Miracle Inc. (Cayman), one of the shareholders of the Company, entered into a loan agreement for the principal amount of $318,270 with 8% interest rate. This loan is originally required to be paid in full before July 17, 2023, the Company initially extended it to November 15, 2023 and subsequently further extended to February 15, 2024.

On January 17, 2023, the Company and Nature’s Miracle Inc. (Cayman), one of the shareholders of the Company, entered into a loan agreement for the principal amount of $294,985 with 8% interest rate. This loan is originally required to be paid in full before July 17, 2023, the Company initially extended it to November 15, 2023 and subsequently further extended to February 15, 2024.

On April 1, 2023, Nature’s Miracle Inc. and Nature’s Miracle Inc. (Cayman), one of the stockholders of the Company, entered into a loan agreement for the principal amount of $160,000 with 8% interest rate. This loan had been paid in full on June 13, 2023.

Note 12 — Equity

The total number of shares which the Company shall have the authority to issue is One Hundred and Ten Million (110,000,000) shares of two classes of capital stock to be designated respectively preferred stock (“Preferred Stock”) and common stock (“Common Stock”). The total number of shares of Common Stock the Corporation shall have authority to issue is 100,000,000 shares, par value $0.00001 per share. The Common Stock is classified into class A common Stock (“Class A”), with a voting right of one vote per share, and class B common Stock (“Class B”), with a voting right of fifteen votes per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 10,000,000 shares, par value $0.00001 per share. The Preferred Stock authorized by this Certificate of Incorporation may be issued in series.

On April 15, 2022, the Company entered into a Subscription Agreement with Nature’s Miracle Incorporated, a company incorporated in Cayman. Pursuant to the Subscription Agreement, the company issued 7,316,000 shares of its common stock, raising net proceeds of $394,000.

On June 1, 2022, the Company entered into share exchange agreements with Visiontech, Hydroman and their owners. Pursuant to Visiontech Share Exchange Agreement, the Company agreed to issue 9,440,000 shares of common stock to Visiontech owners in exchange for 100% of the equity interest of Visiontech. Pursuant to Hydroman Share Exchange Agreement, the Company agreed to issue 6,844,000 shares of common stock to Hydroman owners in exchange for 100% of the equity interest of Hydroman.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 12 — Equity (cont.)

Pursuant to board resolution dated August 23, 2023, the Company is to grant a one-time award of 10,000 shares of common stock of the post merger company to Charles Hausman, a Director of the Company; a one-time award of 50,000 shares of the post merger company to Tie “James” Li and a one-time award of 50,000 shares of the post merger company to Zhiyi Zhang, both executives of the Company. The above awards are vested immediately upon consummation of the business combination with Lakeshore Acquisition II Corp.

Pursuant to board resolution dated September 20, 2023, the Company approved a stock grant to Mr. Darin Carpenter, Chief Operating Officer of the Company, pursuant to which Mr. Carpenter will be issued 100,000 shares of the post merger Company’s common stock over a two-year service period upon consummation of the business combination Lakeshore Acquisition II Corp.

The parties further entered into a Letter Agreement on November 15, 2023, a total of 235,000 shares of the post-Business Combination Company’s common stock will be issued upon closing of the Business Combination in connection with certain transactions relating to Business Combination and Nature’s Miracle’s employment agreements: (i) 50,000 shares to Tie (James) Li and 50,000 shares to Zhiyi, Zhang (or 100,000 shares in the aggregate) in connection with their guarantees of the repayment of the Newtek Loan, which was loaned to a subsidiary of Natures Miracle with the principal amount of $3,700,000; (ii) 12,500 shares to Tie (James) Li and 12,500 shares to Deyin (Bill) Chen (or 25,000 shares in the aggregate) in connection with their loans to Lakeshore, each with the principal amount of $125,000 under separate but similar loan agreements); (iii) 10,000 shares to Charles Jourdan Hausman in connection with an employment agreement with Nature’s Miracle and (iv) 100,000 shares to Darin Carpenter in connection with an employment agreement with Nature’s Miracle.

The shares were valued at approximately $2.35 million and will be expensed in the Company’s statements of operations after consummation of the business combination in accordance with the service period.

Note 13 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

As of September 30, 2023 and December 31, 2022, $755,041 and $629,355, respectively, were deposited with various major financial institutions in the United States.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company maintains reserves for estimated credit losses, and such losses have generally been within expectations.

Customer and vendor concentration risk

During the nine months ended September 30, 2023 and 2022, the major customers of the Company are as below:

	For the nine months ended September 30, 2023	As of September 30, 2023
	Percentage of Revenue	Percentage of Account Receivable
Customer G	<10%	21%
Customer B	<10%	17%
Customer D	13%	15%
Customer C	10%	<10%

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 13 — Concentration of risk (cont.)

	For the nine months ended September 30, 2022	As of December 31, 2022
	Percentage of Revenue	Percentage of Account Receivable
Customer A	<10%	12%
Customer B	<10%	11%
Customer D	<10%	12%
Customer E	10%	39%
Customer F	18%	<10%
Customer H	14%	<10%

During the nine months ended September 30, 2023 and 2022, the major vendors of the Company are as below. Both Megaphoton Inc. and Uninet Global Inc. are related parties of the Company, as disclosed in Note 10 — Related party transactions, and all purchases from Uninet Global Inc. are products originally manufactured by Megaphoton Inc.

	For the nine months ended September 30, 2023	As of September 30, 2023
	Percentage of Purchase	Percentage of Account Payable
Vendor A	63%	78%
	For the nine months ended September 30, 2022	As of December 31, 2022
	Percentage of Purchase	Percentage of Account Payable
Megaphoton Inc.	81%	53%
Uninet Global Inc.	<10%	27%
Vendor A	14%	14%

Note 14 — Lease

The Company follows ASC 842 Leases. The Company has entered into lease agreements for vehicle, offices and warehouses space in California, Pennsylvania and Texas. $587,294 and $973,147 of operating lease right-of-use assets and $602,233 and $1,011,135 of operating lease liabilities were reflected on the September 30, 2023 and December 31, 2022 financial statements, respectively.

On January 28, 2021, Hydroman entered into a lease agreement of the warehouse in Texas. The lease term was from February 1, 2021 to February 29, 2024 and the month from February 1, 2021 to February 28, 2021 was free of charge. The lease payments are $6,750 per month for the period commencing March 1, 2021 and ending February 28, 2022, $6,920 per month for the period commencing March 1, 2022 and ending February 28, 2023, $7,100 per month for the period commencing March 1, 2023 and ending February 29, 2024. The lease was terminated on May 2023.

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 14 — Lease (cont.)

On April 14, 2021, Hydroman entered into a lease agreement of the warehouse in Pennsylvania. The lease term was from May 1, 2021 to April 30, 2024 and the month from May 1, 2021 to May 31, 2021 was free of charge. The lease payments are $6,300 per month for the period commencing June 1, 2021 and ending May 31, 2022, $6,452 per month for the period commencing June 1, 2022 and ending May 31, 2023, $6,609 per month for the period commencing June 1, 2023 and ending May 31, 2024. The lease was terminated on March 2023.

Total amount of ROU and lease liability derecognized amounted to $144,602 and $152,179, respectively. Loss on disposal of ROU amounted to $33,423 for the nine-month ended September 30, 2023.

On May 15, 2021, Hydroman entered into a lease agreement of the warehouse in California. The lease term was from May 16, 2021 to May 15, 2022. The lease payments are $22,375 per month. On May 15, 2021, Hydroman entered into a sublease agreement of this warehouse with McLovin’s Pet Food Inc.. The sublease term was from May 16, 2021 to May 15, 2022. The payments of the sublease are $2,885 per month. On May 16, 2022, Hydroman extended the lease of the warehouse in California. The new leasing term was from June 16, 2022 to June 15, 2025 and an extra month from May 16, 2022 to June 15, 2022 free of charge. The lease payments are $29,088 per month for the period commencing June 16, 2022 and ending June 15, 2023, $29,960 per month for the period commencing June 16, 2023 and ending June 15, 2024, $30,859 per month for the period commencing June 16, 2024 and ending June 15, 2025. The corresponding sublease with McLovin’s Pet Food Inc. was also extended from May 16, 2022 to May 15, 2025. The payments of the sublease are $3,751 per month for the period commencing May 16, 2022 and ending May 15, 2023, $3,863 per month for the period commencing May16, 2023 and ending May 15, 2024, $3,979 per month for the period commencing May 16, 2024 and ending May 15, 2025. The sublease was terminated on January 2023.

On September 1, 2022, Photon Technology Ltd entered into a year-to-year lease agreement for an office located in Canada. The term of the lease commenced on September 1, 2022. The monthly payment was CAD 3,500 (USD $2,690). The lease was terminated on March 2023.

On September 21, 2022, Nature’s Miracle, Inc entered into a month-to-month lease agreement for an office located in California. The term of the lease commenced on September 21, 2022. The monthly payment was $2,333.

On May 28, 2023, Visiontech entered into a lease agreement for a vehicle. The leasing term began on May 28, 2023 and will terminate on April 28, 2025 with a first installment of $15,000 and then continuously monthly payment of $1,550.

Nine Months Ended September 30, 2023 and 2022:

Lease cost	September 30, 2023	September 30, 2022
Operating lease cost (included in Cost of Revenue and Other Expense in the Company’s Statement of Operations)	$335,566	$192,099
Other information
Cash paid for amounts included in the measurement of lease liabilities	353,350	169,839
Weighted average remaining term in years	1.71	2.45
Average discount rate – operating leases	6.81%	6.03%

The supplemental balance sheet information related to leases for the period is as follows:

	As of September 30, 2023	As of December 30, 2022
Operating leases
Right of use asset	587,294	973,147

Lease Liability – current portion	350,777	468,425
Lease Liability – net of current portion	251,456	542,709
Total operating lease liabilities	$602,233	$1,011,135

Nature’s Miracle, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 14 — Lease (cont.)

Maturities of the Company’s lease liabilities are as follows:

Twelve months ended September 30,	Operating Lease
2024	$380,488
2025	257,719
Less: Imputed interest/present value discount	(35,974)
Present value of lease liabilities	$602,233

Note 15 — Contingencies

As of September 30, 2023, the Company is not a party to any material legal proceedings, investigation or claims. However, the Company may, from time to time, be involved in legal matters arising in the ordinary course of its business. While the Company is not presently subject to any material legal proceedings, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.

On August 22, 2023, two separate lawsuits were filed against Nature’s Miracle and two of its wholly-owned subsidiaries: Visiontech Group Inc., a California corporation, and Hydroman Inc., a California corporation (collectively referred to as the ‘Plaintiffs’) by Megaphoton. Megaphoton, a manufacturer and producer of artificial lighting equipment for use in agriculture and industrial applications, filed the lawsuits against the Plaintiffs in Los Angeles Superior Court, asserting that the Plaintiffs have breached a contract/guarantee agreement by failing to pay a total of $6,857,167, as per the terms of these agreements. Nature’s Miracle believes that there is no merit in the complaint and has filed a counter-suit against Megaphoton in Orange County Court, California, seeking affirmative relief on September 22, 2023.

Note 16 — Subsequent events

On October 11, 2023 and November 9, 2023, Nature’s Miracle, Inc. and Lakeshore Acquisition II Corp entered into two promissory notes pursuant to which Lakeshore Acquisition II Corp. borrowed a principal amount of $80,000 each with zero interest rate. Both loans are required to be paid in full before December 11, 2023 and were subsequently extended to March 11, 2024.

On December 7, 2023 and January 8, 2024, Nature’s Miracle, Inc. and Lakeshore Acquisition II Corp entered into two promissory notes pursuant to which Lakeshore Acquisition II Corp. borrowed a principal amount of $20,000 each with zero interest rate. Both loans are required to be paid in full before March 11, 2024.

On October 23, 2023, the “Merchants” entered into a standard merchant cash advance agreement with a factoring company. The Company sold $768,500 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $503,500 was remitted to the Company, after the deduction of the total fees of $26,500. The Company agreed to pay a weekly installment of $22,814.84 for 32 weeks with a final payment of $38,500. The effective interest rate of this agreement was 77%.

On October 30, 2023, Nature’s Miracle entered into a loan agreement with an independent third party pursuant to which the Company borrowed a principal amount of $100,000 with an annual interest rate of 12% for a term of one year. The Company will pay monthly interest payments of $1,000 starting November 30, 2023.

Pursuant to an employment agreement dated January 10, 2024, the Company approved a stock grant to an employee of the Company, pursuant to which the employee will be issued 50,000 shares of the post Business Combination company’s common stock vested over a two-year service period commencing upon consummation of the business combination with Lakeshore Acquisition II Corp. The shares were valued at approximately $0.5 million and will be expensed in the Company’s statements of operations after consummation of the business combination in accordance with the service period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:    The Board of Directors and stockholders of
         Nature’s Miracle, Inc., its subsidiaries, and variable interest entities

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nature’s Miracle, Inc., its subsidiaries, and variable interest entities (collectively the “Company”) as of December 31, 2022 and 2021, and the related consolidated statement of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-years period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced recurring losses from operations and negative cash flows from operating activities during the year ended December 31, 2022. The company had a working capital deficit as of December 31, 2022. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants
PCAOB ID No. 1171

We have served as the Company’s auditor since May 16, 2023

San Mateo, California
October 12, 2023

NATURE’S MIRACLE, INC., SUBSIDIARIES AND VIE
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2022	As of December 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalent	$810,371	$1,312,597
Accounts receivable, net	3,555,332	656,435
Accounts receivable – related parties, net	—	2,146
Inventories, net	8,802,062	8,357,797
Prepayments and other current assets	133,650	75,749
Prepayments – related party	13,304	13,304
Loan receivable	132,913	—
Total Current Assets	13,447,632	10,418,028

NON-CURRENT ASSETS
Accounts receivable, net of current portion	138,613	—
Loan receivable – related parties	—	1,174,060
Security deposit	66,720	—
Right-of-use assets, net	973,147	28,918
Property and equipment, net	4,588,433	177,393
Deferred offering costs	395,000	—
Deferred tax asset, net	215,937	—
Goodwill	1,023,533	—
Total Assets	$20,849,015	$11,798,399

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term loan	1,453,464	—
Short-term loan – related parties	710,000	—
Current portion of long-term debt	110,810	21,789
Accounts payable	2,335,069	2,045,402
Accounts payable – related parties	9,605,523	6,062,798
Other payables and accrued liabilities	609,289	178,442
Other payables – related parties	221,757	23,813
Operating lease liabilities – current	468,425	29,426
Tax accrual	399,187	583,242
Deferred income – Contract liabilities	808,118	997,732
Total Current Liabilities	16,721,642	9,942,644

NON-CURRENT LIABILITIES
Long-term debt, net of current portion	2,967,218	85,268
Operating lease liabilities, net of current portion	542,709	—
Total Non-Current Liabilities	3,509,927	85,268
Total Liabilities	20,231,569	10,027,912

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred Stock ($0.00001 par value, 10,000,000 shares authorized, none issued and outstanding at December 31, 2022 and 2021, respectively)	—	—
Common Stock ($0.00001 par value,100,000,000 shares authorized, 23,600,000 and 9,440,000 shares issued and outstanding at December 31, 2022 and 2021, respectively)	236	94
Additional paid-in capital	1,528,764	209,906
(Accumulated deficit) retained earnings	(909,691)	1,560,487
Accumulated other comprehensive loss	(1,863)	—
Total Stockholders’ Equity	617,446	1,770,487
Total Liabilities and Stockholders’ Equity	$20,849,015	$11,798,399

The accompanying notes are an integral part of these consolidated financial statements.

NATURE’S MIRACLE, INC., SUBSIDIARIES AND VIE
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
REVENUE (including related party revenue of $1,363,287 for the year ended December 31, 2021)	$18,621,344	$14,359,871
COST OF REVENUE	16,952,201	12,178,291
GROSS PROFIT	1,669,143	2,181,580

OPERATING EXPENSES:
Selling, general and administrative	3,442,257	659,876
Total operating expenses	3,442,257	659,876
(LOSS) INCOME FROM OPERATIONS	(1,773,114)	1,521,704

OTHER INCOME (EXPENSE)
Interest expense, net	(742,715)	(1,056)
Loss from short-term investment	(41,143)	—
Other income	27,403	56,798
Total other (expense) income, net	(756,455)	55,742
(LOSS) INCOME BEFORE INCOME TAXES	(2,529,569)	1,577,446

(BENEFIT OF) PROVISION FOR INCOME TAXES
Current	76,287	415,663
Deferred	(144,731)	26,119
Total (benefit of) provision for income taxes	(68,444)	441,782
NET (LOSS) INCOME	$(2,461,125)	$1,135,664

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(1,863)	—
COMPREHENSIVE (LOSS) INCOME	$(2,462,988)	$1,135,664

WEIGHTED AVERAGE NUMBER OF COMMON STOCK
Basic and diluted	17,703,233	9,440,000

(LOSS) EARNINGS PER SHARE
Basic and diluted	$(0.14)	$0.12

The accompanying notes are an integral part of these consolidated financial statements.

NATURE’S MIRACLE, INC., SUBSIDIARIES AND VIE
CONSOLIDATED STATEMENTS OF CHANGE IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2022 and 2021

	Preferred stock		Common stock		Additional Paid in Capital	Retained earnings (accumulated deficit)	Accumulated other comprehensive loss	Total
	Shares	Amount	Shares	Amount
BALANCE, December 31, 2020	—	—	9,440,000	94	169,906	424,823	—	594,823
Additional paid-in capital	—	—	—	—	40,000	—	—	40,000
Net income	—	—	—	—	—	1,135,664	—	1,135,664
BALANCE, December 31, 2021	—	$—	9,440,000	$94	$209,906	$1,560,487	$—	$1,770,487
Reverse recapitalization of Visiontech and Nature’s Miracle (Issuance of shares)	—	—	7,316,000	73	393,927	—	—	394,000
Acquisition of Hydroman	—	—	6,844,000	68	924,932	—	—	925,000
VIE consolidation	—	—	—	—	—	(9,053)	—	(9,053)
Foreign currency translation adjustments	—	—	—	—	—	—	(1,863)	(1,863)
Net loss	—	—	—	—	—	(2,461,125)	—	(2,461,125)
BALANCE, December 31, 2022	—	$—	23,600,000	$236	$1,528,764	$(909,691)	$(1,863)	$617,446

The accompanying notes are an integral part of these consolidated financial statements.

NATURE’S MIRACLE, INC., SUBSIDIARIES AND VIE
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,461,125)	$1,135,664
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation expense	141,342	40,794
Bad debt expense	322,395	15,898
Amortization of operating right-of-use asset	283,444	86,055
Amortization of debt issuance cost	52,693	—
Deferred taxes (benefits) expense	(144,731)	26,119
Loss from short-term investment	41,143	—
Change in operating assets and liabilities
Accounts receivable	(3,528,434)	222,908
Inventories	3,094,723	(4,165,705)
Prepayments and other current assets	192,033	(19,458)
Accounts payable	79,818	3,311,489
Other payables and accrued liabilities	330,404	153,672
Operating lease liabilities	(285,949)	(91,133)
Tax accrual	(338,002)	356,742
Contract liabilities	(232,593)	997,732
Net cash (used in) provided by operating activities	(2,452,839)	2,070,777

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(52,894)	(18,416)
Loan to related parties	(410,000)	(1,174,060)
Loan repayments from related parties	6,000	—
Loan repayment from third parties	130,614	—
Short-term investment	(300,000)	—
Sale of short-term investment	258,855	—
Cash acquired through business combination	97,650	—
Net cash used in investing activities	(269,775)	(1,192,476)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares	394,000	—
Contribution from shareholders	—	40,000
Payments of deferred offering costs	(395,000)	—
Repayments on long-term loan	(85,469)	(21,959)
Short-term loan borrowing from third parties	2,225,887	—
Repayments on short-term loan from third parties	(825,116)	—
Short-term loan borrowing from related parties	710,000	—
Borrowings from other payables – related parties	372,944	23,813
Payments on other payables – related parties	(175,000)	—
Net cash provided by financing activities	2,222,246	41,854

EFFECT OF FOREIGN EXCHANGE ON CASH	(1,858)	—
CHANGES IN CASH	(502,226)	920,155
CASH AND CASH EQUIVALENT, beginning of year	1,312,597	392,442
CASH AND CASH EQUIVALENT, beginning of year	$810,371	$1,312,597

NATURE’S MIRACLE, INC., SUBSIDIARIES AND VIE
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$405,956	$50,692
Cash paid for interest	$692,187	$1,056

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Acquisition of Photon	$45,500	$—
Right of use assets acquired under new operating leases	$—	$32,056
Loan receivables converted from accounts receivable	$263,527	$—
Vehicles purchased through auto loan	$56,440	$129,016
Building acquired through consolidation of Upland	$4,395,230	$—
Mortgage acquired through consolidation of Upland	$3,000,000	$—
Shares issued to acquire net assets of Hydroman	$925,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 1 — Nature of business and organization

Nature’s Miracle, Inc. ( “Nature’s Miracle”), is a holding company incorporated on March 31, 2022 in Delaware. Nature’s Miracle has no substantial operations other than holding all of the outstanding share capital of its subsidiaries. Nature’s Miracle, its subsidiaries and variable interest entity (“VIE”) are hereafter referred to as the “Company”. The Company is a growing agriculture technology company focusing on the greenhouse and cultivation industry and providing products to indoor growers in a CEA (Controlled Environment Agriculture) setting in North America.

On June 1, 2022, Nature’s Miracle, Inc. entered into the Share Exchange Agreements with the stockholders of Visiontech Group, Inc. (“Visiontech”, a California Company), resulting in the stockholders of Visiontech becoming 56.3% stockholders of Nature’s Miracle and Nature’s Miracle becoming the 100% stockholder of Visiontech.

The transaction was accounted as a reverse recapitalization in accordance with ASC 805. The process of identifying the accounting acquirer began with a consideration of the guidance in ASC 810-10 related to determining the existence of a controlling financial interest. The general rule provided by ASC 810-10 is that the party that holds directly or indirectly greater than 50% of the voting shares has a controlling financial interest. As such, Nature’s Miracle is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the stockholders of Visiontech to have a majority of the voting power of the post-combination company, Zhiyi Zhang, former president of Visiontech, became the President of Nature’s Miracle, the relative size of Visiontech compared to Nature’s Miracle. Accordingly, for accounting purposes and the combination was treated as the equivalent of Visiontech issuing shares for the net assets of Nature’s Miracle, accompanied by a recapitalization. The net assets of Nature’s Miracle is stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination would be those of Visiontech.

On June 1, 2022, Nature’s Miracle, Inc. also entered into the Share Exchange Agreements with the stockholders of Hydroman, Inc. (“Hydroman”, a California Company) to acquire 100% of Hydroman by issuing 6,844,000 shares of Nature’s Miracle’s common stock to the shareholders of Hydroman. The transaction was accounted for as a business combination according with ASC 805 where Nature’s Miracle (post combination with Visiontech) is both the legal and accounting acquirer. See Note 5 for details.

On July 28, 2022, Nature’s Miracle (California), Inc., a California corporation wholly owned by Nature’s Miracle was incorporated. Nature’s Miracle (California), Inc. focuses on greenhouse development services. There was no material operation for the year ended December 31, 2022.

On August 18, 2022, Nature’s Miracle acquired 100% interest of Photon Technology (Canada) Ltd, a Canadian company (“Photon”) for a total consideration of CAD $62,571 that was equivalent to $45,500. The purchase was accounted for as an asset purchase. Wei Yang, stockholder of the Company, was the sole stockholder of Photon prior to the acquisition. Upon completion of the acquisition, the Company has 100% of the equity interest of Photon, and Photon became a wholly-owned subsidiary of the Company. Photon will focus on manufacturing greenhouse and cultivation- related products. There was no material operation for the year ended December 31, 2022.

On August 27, 2021, Visiontech and Upland 858 LLC (“Upland”), who share common stockholders with Visiontech, entered into a promissory note agreement. Upland is a special purchase entity set up to purchase and hold a warehouse located in California. Upland promised to pay to Visiontech the sum of $1,574,079, together with simple interest thereon at the rate of 4.9% per annum. All sums of principal and unpaid interest thereon shall be due and payable in full to Visiontech on August 28, 2026. On January 10, 2022, Upland entered into a $3,000,000 commercial loan at a fixed rate of 3.79% with Bank of the West. With the funding from Visiontech and the bank, Upland purchased a warehouse located in California at the price of $4,395,230. On February 1, 2022, Upland leased the warehouse to Visiontech through a single lease agreement. As such, Visiontech is exposed to the variability of the building owned by Upland and Upland is a VIE of Visiontech. Visiontech is the primary beneficiary of Upland since

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 1 — Nature of business and organization (cont.)

Visiontech has a controlling financial interest in Upland and it has both (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits).

On August 27, 2022, Upland entered into an assignment and assumption of unsecured promissory note with Zhiyi Zhang, Vartor Vahe Doudakian and Yang Wei (collectively “Assignees”). Upland transferred to Assignees all of its right, title, duties, liabilities and obligation under the promissory note signed by and among Visiontech and Upland on August 27, 2021 in the original principal amount of $1,574,079. Visiontech also provided the consent to surrender its right to collect from Upland. As the stockholders are de facto agents of Visiontech, Visiontech and its de facto agents continue to bear the risk of losses or the rights to receive benefits from Upland. As such, in accordance with ASC 810, Upland is considered variable interest entity(“VIE”) of the Company and the financial statements of Upland was consolidated from the date of control and variable interest existed. See Note 3 for details.

On September 9, 2022, The Company entered into a merger agreement (the “Merger Agreement”) with certain parties aiming for Lakeshore Acquisition II Corp. (the “Purchaser”) to acquire 100% of the equity securities of the Company. Pursuant to the Merger Agreement, the Company will merge with LBBB Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser, with the Company surviving and the Purchaser acquiring 100% of the equity securities of the Company. In exchange for our equity securities, the stockholders of the Company will receive an aggregate number of shares of common stock of the Purchaser with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). Under the Merger Agreement, the aggregate number of shares of common stock of the Purchaser that will be received by the stockholders of the Company equals to the aggregate value divided by $10.00.

Stockholders of Nature’s Miracle after reverse recapitalization and acquisition of Hydroman are as follows:

Stockholders of Nature’s Miracle

	# of Shares	% of Total
Former Visiontech Stockholders:
Zhiyi Zhang	5,871,680	24.9%
Varto Levon Doudakian	2,293,920	9.7%
Yang Wei (Eric)	1,019,520	4.3%
Darin Carpenter	254,880	1.1%
Total Visiontech Stockholders	9,440,000	40.0%

Former Hydroman Stockholders:
Wei Yang (Gavin)	6,206,800	26.3%
Xueying Wang	637,200	2.7%
Total Hydroman Stockholders	6,844,000	29.0%

Existing Nature’s Miracle Stockholders:
Nature’s Miracle Inc. (Cayman Islands)*	6,690,600	28.4%
Wei Deng	625,400	2.6%
Subtotal	7,316,000	31.0%
Total Nature’s Miracle	23,600,000	100.0%

____________

*        Tie Li is the sole owner of Nature’s Miracle Inc. (Cayman Islands)

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 2 — Going concern

In assessing liquidity, the Company monitors and analyzes cash on-hand and operating expenditure commitments. The Company’s liquidity needs are to meet working capital requirements and operating expense obligations. To date, the Company financed its operations primarily through cash flows from operations, debt financing from financial institution and related parties. As of December 31, 2022 and 2021, the Company had approximately $0.8 million and $1.3 million in cash which primarily consists of bank deposits, which are unrestricted as to withdrawal and use. The Company’s working capital deficit was approximately $3.3 million as of December 31, 2022 and working capital was approximately $0.5 million as of December 31, 2021. The Company has experienced recurring losses from operations and negative cash flows from operating activities since 2022. On June 14, 2023, the Company entered into a secured business loan agreement with Newtek Business Services Holdco 6, Inc. for a principal sum of up to $3,700,000 with a maturity date of July 1, 2033. The Company had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund its expansion plan and related operations. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued.

If the Company is unable to realize its assets within the normal operating cycle of a twelve (12) month period, the Company may have to consider supplementing its available sources of funds through the following sources:

•        other available sources of financing from banks and other financial institutions;

•        Equity financing from completion of business combination with Lakeshore Acquisition II Corporation, which will give additional equity capital to the Company. The Company will have access to the remainder of the $31 million trust account after completion of the merger and

•        financial support from the Company’s related parties and shareholders.

The Company can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and would materially adversely affect its ability to continue as a going concern.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 — Basis of presentation and summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The Company’s fiscal year end date is December 31.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries, which include its wholly owned subsidiaries and VIE over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries and VIE have been eliminated upon consolidation.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents consist of amounts held as cash on hand and bank deposits.

From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). The Company has not experienced any losses with respect to cash. Management believes our Company is not exposed to any significant credit risk with respect to its cash.

Short-term investments

Short-term investments are investment in marketable equity securities that are measured and recorded at fair value based on quoted prices in active markets on reporting dates with changes in fair value, whether realized or unrealized, recorded through the income statement.

Prepayments and other current assets

Prepaid expenses and other current assets primarily include prepaid expenses paid to product providers, and other deposits. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes collection or realization of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of December 31, 2022 and 2021, no allowance for doubtful account was recorded.

Accounts receivable

During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for doubtful accounts is required. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on assessment of specific evidence indicating likelihood of collection, historical experience, account balance aging and prevailing economic conditions. Bad debts are written off against the allowance after all collection efforts have ceased.

Inventory

Inventory consists of finished goods ready for sale and is stated at the lower of cost or market. The Company values its inventory using the weighted average costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered periodic costs and are reflected in cost of revenue. The Company regularly reviews inventory and considers forecasts of future demand, market conditions and product obsolescence.

If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated market value. The Company also reviews inventory for slow moving inventory and obsolescence and records impairment for obsolescence.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

Security deposits

To maintain a stable supply for goods and build a long-term relationship, the Company may pay certain amount of funds to its vendors as security deposits which are recorded as non-current assets on the balance sheet depending on its return date.

Property and equipment

Property and equipment are stated at historical cost. Depreciation is provided over the estimated useful life of each class of depreciable assets and is computed using the straight-line method over the useful lives of the assets are as follows:

Useful Life
Machinery and equipment	5 years
Computer and peripherals	3 years
Trucks and automobiles	5 years
Buildings	39 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the combined statements of operations. Expenditures for maintenance and repairs are expensed as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.

Deferred offering costs

Deferred offering costs consist primarily of expenses paid to attorneys, consultants, underwriters, etc. related to its merger transaction. The balance will be offset with the proceeds received after the close of the offering.

Business combination

The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. Transaction costs associated with business combinations are expensed as incurred, and are included in general and administrative expenses in the Company’s consolidated statements of operations. The results of operations of the acquired business are included in the Company’s operating results from the date of acquisition.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of operations and comprehensive loss. Impairment losses on goodwill are not reversed.

The Company reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Company has the option to assess qualitative factors to determine whether it is necessary to perform further impairment testing in accordance with ASC 350-20, as amended by ASU 2017-04. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then the impairment test described below is required. The Company compares the fair values of each reporting unit to its carrying amount,

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired. If the carrying amount of a reporting unit exceeds its fair value, impairment is recognized for the difference, limited to the amount of goodwill recognized for the reporting unit. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

Fair value measurement

The Company adopted ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company measures fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

Fair values of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, prepayments, loan receivable, and other current assets, other payable and accrued liabilities, accounts payable — related parties, and taxes payable. The Company considers the carrying amount of short-term financial instrument to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

Revenue recognition

The Company follows Accounting Standards Codification (“ASC”) 606 Revenue Recognition and recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation.

The Company’s contracts with customers where the amounts charged per product is fixed and determinable, the specific terms of the contracts were agreed on by the Company including payment terms which are typically 30 to 60 days. In determining the transaction price, the Company adjusts consideration for the effects of the time value of money if the timing of payments provides the Company with a significant benefit of financing. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

services to the licensees will be one year or less. The Company had one contract with customer with installment payment terms of up to 16 months. The difference between the contract price and the Company’s cash selling price of the same products are recognized as interest income over the term of the payments. Interest income amounted to $22,764 and $0 for the year ended December 31, 2022 and 2021, respectively. The Company transfers the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized at a point in time when control of product transfer to customer and the Company has no further obligation to provide services related to such product evidenced by customer signing acceptances upon receipt of goods. Return allowances, which reduce product revenue by the Company’s best estimate of expected product returns, are estimated using historical experience.

The Company evaluates the criteria of ASC 606 — Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. The Company has only one performance obligation which is the delivery of products. The Company ships the products according to shipping terms on the purchase order or sales order. Once delivery is complete, the Company then sends an invoice to the customer according to the quantity and price of shipment. If the timing of payments agreed to by the parties to the contract (either explicitly or implicitly) provides the customer or the entity with a significant benefit of financing the transfer of goods or services to the customer, the entity will need to adjust the promised amount of consideration for the effects of the time value of money when determining the transaction price. Generally, when the Company is primarily responsible for fulfilling the promise to provide a specified good or service, the Company is subject to inventory risk before control of the good or service has been transferred to a customer and the Company has discretion in establishing the price, revenue is recorded at gross.

Prepayments received from customers prior to the delivery of goods to customers or picked up by the customers are recorded as Deferred income — contract liabilities under the account deferred income.

Movements of Deferred income — contract liabilities consisted of the following as of the date indicated:

	December 31, 2022	December 31, 2021
Beginning balance	$997,732	$—
Prepayments from customers	1,352,698	1,109,560
Recognized as revenues	(1,542,312)	(111,828)
Ending balance	$808,118	$997,732

The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers.

Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the transaction price of the related transaction.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are recorded and estimated based on historical returns which were generally immaterial to the Company.

Estimated warranty are immaterial because suppliers provide a warranty period of 1-5 years for all products, varying depending on the product type. After customers provide their purchase invoices and serial numbers for the return products, the factories will issue the replacement products. Additionally, the factories will also bear the corresponding shipping costs, making the company’s warranty expenses negligible.

Cost of revenue

Cost of revenue mainly consist of costs for purchases of products and related storage, warehouse rent, outbound freight, delivery fees and payroll related expenses.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

Segment reporting

The Company follows ASC 280, Segment Reporting. The Company’s chief operating decision maker, the Chief Executive Officer, reviews the combined results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in California, United States, and substantially all of the Company’s revenues are derived from within the USA. Therefore, no geographical segments are presented.

Leases

The Company follows ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.

ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company follows the provisions of ASC 740, and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of Delaware, as its “major” tax jurisdictions.

The Company believes that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Commitments and Contingencies

In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 3 — Basis of presentation and summary of significant accounting policies (cont.)

Earnings per share

Basic earnings per share are computed by dividing net income attributable to holders of common stock by the weighted average number of common stock outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common stock were exercised. For the years ended December 31, 2022 and 2021, basic and diluted earnings per share are the same because the Company has no common stock equivalents outstanding during these periods.

Recently issued accounting pronouncements

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. The Company adopted the ASU on January 1, 2023 and the adoption of this ASU does not have a material effect on the Company’s consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 4 — Variable interest entity

The Company does not have direct ownership in Upland but has been actively involved in their operations and has the power to direct the activities and significantly impact Upland’s economic performance. The Company also bears the risk of losses from Upland. As such, in accordance with ASC 810, Upland is considered variable interest entity (“VIE”) of the Company and the financial statements of Upland was consolidated from the date of control and variable interest existed.

Based on the loan agreement between its creditor and Upland 858 LLC, the loan is a non-recourse debt secured by the assets owned by Upland 858 LLC only and guaranteed by the stockholders of Upland 858 LLC only. Upland 858 LLC’s creditor will have no-recourse to Visiontech which is considered to be the primary beneficiary of the VIE structure but not the legal owner of Upland 858 LLC:

Accordingly, the accounts of Upland were consolidated in the accompanying financial statements as VIE of Visiontech from January 2022 when Upland acquired the warehouse in California.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 4 — Variable interest entity (cont.)

The carrying amount of the assets and liabilities are as follows:

December 31, 2022
Cash	$45,025
Property and equipment, net	4,313,782
Total assets	$4,358,807

Current portion of long-term debt	$78,077
Long-term debt, net of current portion	2,852,597
Total liabilities	$2,930,674

The operating results of VIE included in the consolidated statements of operations are as follows for the period indicated:

For the year ended December 31, 2022
Revenue*	$305,105
Selling, general and administrative	129,434
Interest expense	97,492
Other non-operating income	104
Net income	$78,283

____________

*        Upland generated its revenue from leasing the warehouse to Visiontech. Revenue of Upland was fully eliminated on the consolidated statements of operations.

Note 5 — Business combination

On June 1, 2022, Nature’s Miracle, Inc. also entered into the Share Exchange Agreements with the stockholders of Hydroman, to acquire 100% of Hydroman by issuing 6,844,000 shares of Nature’s Miracle’s common stock with the purpose of increasing capacity and expanding the Company’s market. The transaction was accounted as business combination according with ASC 805 where Nature’s Miracle (post combination with Visiontech) is both the legal and accounting acquirer. The common stock issued as consideration for the purchase of Hydroman was valued using the net book value on a per-share-basis of the common stock of Nature’s Miracle multiplied by the number of shares issued; after considering a variety of approaches and valuation techniques management believes the use of the net book value of Nature’s Miracle’s common stock is the most fair depiction and approximation of the fair value the transaction price and at the time of the acquisition. The Company then allocated the fair value of consideration of Hydroman based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the Business Combination standard issued by the FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired and liabilities assumed as of the acquisition date. Acquisition-related costs incurred for the acquisition are not material and have been expensed as incurred in general and administrative expense.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 5 — Business combination (cont.)

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date, which represents the net purchase price allocation on the date of the acquisition of Hydroman on June 1, 2022.

Fair value
Cash	$97,650
Inventories, net	3,538,989
Other current assets	163,009
Right-of-use assets	1,227,673
Deferred tax assets	115,562
Other non-current assets	120,538
Accounts payable – related parties	(3,752,571)
Other current liabilities	(780,423)
Other non-current liabilities	(828,960)
Net assets acquired	(98,533)
Goodwill on acquisition	1,023,533
Total consideration	$925,000

Approximately USD 1.0 million of goodwill arising from the acquisition is mainly attributable to the excess of the consideration paid over the fair value of the net assets acquired that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

The amount of revenue and net loss what resulted from the acquisition were approximately $5.0 million and $0.2 million during years ended December 31, 2022.

The following unaudited pro forma combined results of operations present the Company’s financial results as if the acquisition of Hydroman had been completed on January 1, 2022. The unaudited pro forma results do not reflect operating efficiencies or potential cost savings which may result from the consolidation of operations. Accordingly, the unaudited pro forma financial information is not necessarily indicative of the results of operations that the Company would have recognized had it completed the transaction on January 1, 2022. Future results may vary significantly from the results in this pro forma information because of future events and transactions, as well as other factors.

Unaudited Proforma income statement as follow:

UNAUDITED PROFORMA COMBINED STATEMENTS OF OPERATIONS

For the year ended December 31, 2022

	Nature’s Miracle	Hydroman	Pro Forma Combined
Revenue	13,463,518	6,071,202	19,534,720
Cost of revenue	11,896,165	6,318,872	18,215,037
Operating expenses	3,215,001	335,117	3,550,118
Other expense	(545,098)	(209,528)	(754,626)
Income taxes expense (benefit)	25,811	(217,661)	(191,850)
Net loss	(2,218,557)	(574,654)	(2,793,211)

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 5 — Business combination (cont.)

UNAUDITED PROFORMA COMBINED STATEMENTS OF OPERATIONS

For the year ended December 31, 2021

	Nature’s Miracle	Hydroman	Pro Forma Combined
Revenue	14,359,871	9,234,981	23,594,852
Cost of revenue	12,178,291	8,363,699	20,541,990
Operating expenses	659,876	436,040	1,095,915
Other income	55,742	1,472	57,214
Income taxes expense	441,782	197,306	639,088
Net income	1,135,664	239,408	1,375,072

Note 6 — Accounts receivable, net

Accounts receivable consisted of the following as of the date indicated:

	December 31, 2022	December 31, 2021
Accounts receivable	$3,953,636	$672,333
Accounts receivable – related parties	—	2,146
Less: allowance for doubtful accounts	(259,690)	(15,898)
Total accounts receivable, net	3,693,945	658,581
Accounts receivable – non-current*	138,613	—
Accounts receivable – current	$3,555,332	$658,581

____________

*        On November 11, 2022, the Company had one contract with customer with installment payment terms of up to 16 months. The difference between the contract price and the Company’s cash selling price of the same products are recognized as interest income over the term of the payments. As of December 31, 2022, the account receivable of this client was $462,114, of which account receivable -non-current was $138,613.

Bad debt expenses were $322,395 and $15,898 for the years ended December 31, 2022 and 2021, respectively.

Movement of allowance:

Movements of allowance for doubtful accounts consisted of the following as of the date indicated:

	For the year ended December 31, 2022	For the year ended December 31, 2021
Beginning balance	$15,898	$—
Allowance from acquisition of Hydroman	4,964	—
Addition	322,395	15,898
Write-off	(83,567)	—
Ending balance	$259,690	$15,898

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 7 — Loan receivable

Loan receivable consisted of the following as of the date indicated:

	December 31, 2022	December 31, 2021
Loan to CGGP, LLC	$62,383	$—
Loan to NewCo Vision, LLC	70,530	—
Total loan receivable	$132,913	$—

In September 2022, Visiontech and CGGP, LLC (“CGGP”), a customer who purchased industrial light fixtures, entered into three promissory note agreements with terms of six months. The total amount of the notes was $123,688. The notes bear interest thereon at the annual rate of 7% and requires monthly installment payments totaled $21,038. As of December 31, 2022, the total outstanding amount due from CGGP was $62,383. This loan has been paid off on March 17, 2023.

In September 2022, Visiontech and NewCo Vision, LLC (“NewCo”), a customer who purchased industrial light fixtures, entered into three promissory note agreements with terms of six months. The total amount of the notes was $139,840. The notes bear interest thereon at the annual rate of 7% and requires monthly installment payments totaled $23,785. As of December 31, 2022, the total outstanding amount due from NewCo was $70,530. This loan has been paid off on March 17, 2023.

Note 8 — Property and equipment, net

Property and equipment, net consist of the following:

	December 31, 2022	December 31, 2021
Computers and peripherals	$7,167	$48,000
Trucks and automobiles	293,599	215,876
Machinery and equipment	84,085	—
Building	3,465,230	—
Land	930,000	—
Subtotal	4,780,081	263,876
Less: accumulated depreciation	(191,648)	(86,483)
Total	$4,588,433	$177,393

Depreciation expense for the years ended December 31, 2022 and 2021 amounted to $141,342 and $40,794, respectively.

Note 9 — Loans payable

Short-term loan:

Short-term loan consists of seven accounts receivable factoring agreements, a bank loan and an insurance premium financing loan as of December 31, 2022.

On August 31, 2022, Nature’s Miracle, Visiontech and Hydroman (collectively “Merchants”) entered into a standard merchant cash advance agreement with Factor A. Merchants sells to Factor A $1,065,000 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor A remitted the net purchase price of $712,500 to Merchants, after deducting the total fees of $37,500. Merchants agreed to pay a weekly instalment of $26,625 for 40 weeks to Factor A until Factor A received the total purchased amount of receipts. The effective interest rate of this agreement was 105.19%.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 9 — Loans payable (cont.)

On September 1, 2022, Visiontech entered into a receivables purchase agreement with another Factor B. Visiontech sold to Factor B $458,500 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor B disbursed the net purchase price of $339,500 to Visiontech, after deducting the origination fees of $10,500. Visiontech agreed to pay a weekly instalment of $8,817.31 for 52 weeks to Factor B until Factor B received the total purchased amount of receipts. The effective interest rate of this agreement was 55.79%.

On October 31, 2022, Hydroman entered into a receivables purchase agreement with Factor C. Hydroman sold to Factor C $675,000 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor C remitted the net purchase price of $485,000 to Hydroman, after the deduction of the origination fees of $15,000. Hydroman agreed to pay a weekly installment of $16,071 for 42 weeks to Factor C until Factor C receive the total purchased amount of receipts. The effective interest rate of this agreement was 106.56%.

On October 31, 2022, Visiontech entered into a future receivable sale and purchase agreement with a capital management institution D at a sale price of $100,000, after the deduction of the origination fees of $10,000. According to the agreement, the amount of receivables being sold was $149,000 with 20% purchased percentage and the estimated daily payment amount is $1,490 for 20 weeks. The effective interest rate of this agreement was 85.25%.

On November 2, 2022, Hydroman entered into a receivables purchase agreement with Factor E. Hydroman sold to Factor E $374,750 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor E remitted the net purchase price of $225,000 to Hydroman, after the deduction of the total closing costs of $25,000. Hydroman agreed to pay a weekly instalment of $15,615 for 24 weeks to Factor E until Factor E receive the total purchased amount of receipts. The effective interest rate of this agreement was 84.67%.

On November 18, 2022, the “Merchants” entered into a standard merchant cash advance agreement with Factor F. The Company sold to Factor F $206,113 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor F remitted the net purchase price of $123,750 to the Company, after the deduction of the total fees of $13,750. The Company agreed to pay a weekly installment of no more than $8,588 for 24 weeks to Factor F until Factor F receive the total purchased amount of receipts. The effective interest rate of this agreement was 89.96%.

On November 18, 2022, the “Merchants” entered into a standard merchant cash advance agreement with Factor G. The Company sold to Factor G $206,113 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor G remitted the net purchase price of $123,750 to the Company, after the deduction of the total fees of $13,750. The Company agreed to pay a weekly installment of no more than $8,588 for 24 weeks to Factor G until Factor G receive the total purchased amount of receipts. The effective interest rate of this agreement was 89.96%.

These receivable purchase agreements were accounted for as secured borrowing under ASC 860 since there is no legal, actual, effective transfer of the receivables to the Factors. Rather, the Factors only have generally claim against the receivable pools not a particular receivable. During the year ended December 31, 2022, the Company received total proceed of $2,225,000 and made total payments of $808,421 towards the factored accounts receivable. As of December 31, 2022, outstanding balance amounted to $1,435,285. The average dollar amount of the borrowings was $317,857 and the weighted average effective interest rate was 92.64%.

On September 21, 2022, Hydroman signed a commercial loan with WebBank for the principal amount of $100,000. This loan requires a weekly installment payment of $2,244.38 for 52 weeks. The bank loan balance as of December 31, 2022 was $76,064. During the year ended December 31, 2022, the Company made total payments of $23,936 towards the bank loan. The effective interest rate of this loan was 31.22%.

On September 18, 2022, Hydroman and ClassicPlan Premium Financing, Inc., entered into a premium financing agreement with a total gross policy premium and related fees of $35,508 and financed $26,387 of it. Hydroman needs to pay a monthly installment of $3,065 for six months with the last installment due on May 19, 2023. The outstanding amount of the premium financing loan were $14,922 and $0 as of December 31, 2022 and 2021, respectively. During the year ended December 31, 2022, the Company made total payments of $11,465 towards the loan. The effective interest rate of this loan was 10.8%.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 9 — Loans payable (cont.)

Short-term loan — related parties: refer to Note 10 Related Party transactions.

Long-term debt:

Long-term debt consists of three auto loans and one building loan as of December 31, 2022; the loan payable consists of two auto loans as of December 31, 2021.

The outstanding amount of the auto loans were $147,354 and $107,057 as of December 31, 2022 and 2021, respectively. On February 27, 2021, the Company purchased a vehicle for $68,802 and financed $55,202 of the purchase price through an auto loan. The loan requires monthly installment payment of $1,014 with the last installment due on February 28, 2026. On June 8, 2021, the Company purchased the second vehicle for $86,114 and financed $73,814 of the purchase price through auto loan. The loan requires monthly installment payment of $1,172 with the last installment due on June 23, 2027. On September 28, 2022, the Company purchased the third vehicle for $62,230 and financed $56,440 of the purchase price through auto loan. The loan requires a monthly installment payment of $1,107 with the last installment due on September 28, 2027. During the year ended December 31, 2022 and 2021, the Company made total payments of $24,333 and $21,959 towards the auto loans, respectively.

Minimum required principal payments towards the Company’s auto loans as of December 31, 2022 are as follows:

Year	Repayment
2023	$32,733
2024	34,382
2025	36,120
2026	27,656
Thereafter	16,462
Total	$147,354

The outstanding amount of the building loan was $2,930,674 and $0 as of December 31, 2022 and 2021, respectively. On January 10, 2022, the Company purchased one building and land for $4,395,230 and financed $3,000,000 of the purchase price through Bank of the west. The loan requires monthly installment payment of $15,165 with the last installment due on January 10, 2032. During the year ended December 31, 2022 and 2021, the Company made total payments of $69,326 and $0 towards the loan, respectively.

Minimum required principal payments towards the Company’s building loan as of December 31, 2022 are as follows:

Year	Repayment
2023	$78,077
2024	80,638
2025	83,868
2026	86,928
Thereafter	2,601,164
Total	$2,930,674

Note 10 — Related party transactions

UniNet Global Inc., a vendor whose stockholder is Zhiyi (Jonathan) Zhang who is also one of the stockholders and management of the Company, sold certain products to Visiontech. For the years ended of December 31, 2022 and 2021, the purchase from UniNet Global Inc. was $0 and $5,475,548, respectively. As of December 31, 2022 and 2021, the outstanding account payable amount due to UniNet Global Inc. was $3,235,546 and $5,286,273, respectively. For the years ended of December 31, 2022 and 2021, the sales to Uninet Global Inc. were $0 and $1,363,287, respectively. As of December 31, 2022 and 2021, there’s no accounts receivable from Uninet Global Inc.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 10 — Related party transactions (cont.)

The spouse of one of the Company’s management was a member of the Board of Director of Megaphoton Inc. She is no longer a member of the Board of Director of Megaphoton Inc. after 2021, and Jinlong (David) Du, the CEO of Megaphoton Inc, was also the Director of the Company and will serve as Director of New Nature’s Miracle following the Business Combination with Lakeshore Acquisition II Corp. (On April 17, 2023, Jinlong Du resigned from his position as a member of the Company’s board of director and New Nature’s Miracle’s Director). For the years ended December 31, 2022 and 2021, the purchases Visiontech made from Megaphoton Inc. was $3,332,739 and $1,650,735, respectively. As of December 31, 2022 and 2021, the outstanding accounts payable amount due to Megaphoton Inc. was $1,151,534 and $776,525, respectively.

For the year ended December 31, 2022, the net purchases Hydroman made from Megaphoton Inc. was $3,997,810. As of December 31, 2022, the outstanding account payable amount due to Megaphoton Inc. was $5,218,444. Megaphoton provided various other services and supplies to Hydroman, including warehouse supply, design, logistics, delivery & shipping, and product warranty services. For the year ended December 31, 2022, the transaction amount was $0. As of December 31, 2022, there was no outstanding other payable amount due to Megaphoton.

Visiontech sold some samples to Megaphoton Inc. during the year ended December 31, 2021 for $2,146. As of December 31, 2022 and 2021 Visiontech had receivable from Megaphoton of $0 and $2,146, respectively.

On May 4, 2020, Hydroman entered into a Statement of Work with Megaphoton Inc. for Megaphoton to become its exclusive supplier of agricultural equipment. As part of the contract, Hydroman paid Megaphoton $500,000 of security deposit in 2020. The deposit was directly applied to purchase during February 2022. As of December 31, 2022, security deposit to Megaphoton from Hydroman was $0. Hydroman and Megaphoton ended the exclusive supplier agreement on May 4, 2023.

Prepayments — related party

On September 30, 2020, Visiontech paid a total amount of $13,304 to Varto Levon Doudakian, one of the stockholders of the Company, for normal business operating expenses. As of December 31, 2022 and 2021, the outstanding amount of prepayments to Varto Levon Doudakian was $13,304 and $13,304, respectively.

Other payable — related parties

In the year ended December 31, 2022, Nature’s Miracle Inc. (Cayman), one of the stockholders of the Company, paid a total amount of $345,000 of legal and audit fee for the Company. As of December 31, 2022 and 2021, the outstanding amount due to Nature’s Miracle Inc. (Cayman) was $170,000 and $0, respectively.

In the year ended December 31, 2021, Yang Wei, one of the stockholders of the Visiontech, paid a total amount of $23,813 of normal business operating fee for the Company. As of December 31, 2022 and 2021, the outstanding amount due to Yang Wei was $23,813 and $23,813, respectively.

In the year ended December 31, 2022, Zhiyi Zhang, one of the stockholders of the Visiontech, paid a total amount of $27,944 of normal business operating fee for the Company. As of December 31, 2022 and 2021, the outstanding amount due to Zhiyi Zhang was $27,944 and $0, respectively.

Loan receivable — related party consisted of the following as of the date indicated:

	December 31, 2022	December 31, 2021
Loan to Upland 858 LLC	$—	$1,174,060
Total loan receivable – related parties	$—	$1,174,060

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 10 — Related party transactions (cont.)

On August 27, 2021, Visiontech and Upland 858 LLC, who has common stockholders with Visiontech, entered into a promissory note agreement. Upland 858 LLC promised to pay to Visiontech the sum of $1,574,079, together with simple interest thereon at the rate of 4.9% per annum. All sums of principal and unpaid interest thereon shall be due and payable in full to Visiontech on August 28, 2026. Visiontech advanced a total of $1,174,060 in 2021. As Upland was consolidated in 2022, the loan balance was eliminated in consolidation.

Short-term loan — related parties

On November 29, 2022, Visiontech signed a loan with Zhiyi Zhang, the stockholder of the Company, for the principal amount of $100,000 with 8% interest rate. This loan required to be paid in full before May 29, 2023. The loan balance as of December 31, 2022 was $100,000. During the year ended December 31, 2022, the Company made no payments towards the loan. The loan has been extended to be payable in full on November 15, 2023.

In December, 2022, the Company signed two loans with Tie Li, the stockholder of the Company, for the total principal amount of $610,000 with 8% interest rate. This loan required to be paid in full before June 1, 2023. The loan balance as of December 31, 2022 was $610,000. During the year ended December 31, 2022, the Company made no payments towards the loan. The loans have been extended to be payable in full on November 15, 2023.

Note 11 — Income taxes

The provision for income taxes for the years ended December 31, 2022 and 2021 consisted of the following:

	December 31, 2022	December 31, 2021
Income Tax Expense
Current federal tax expense
Federal	$53,687	$284,356
State	22,600	131,307
Deferred tax
Federal	(108,612)	19,600
State	(36,119)	6,519
Total	$(68,444)	$441,782

The Company is subject to U.S. federal income tax as well as income tax of state tax jurisdictions. The following is a reconciliation of income tax expenses at the effective rate to income tax at the calculated statutory rates:

	December 31, 2022	December 31, 2021
Statutory tax rate
Federal	21.00%	21.00%
State of California	0.53%	6.98%
Return to accrual true ups	—%	0.03%
Change in valuation allowance	(18.82)%	—%
Effective tax rate	2.71%	28.01%

As of December 31, 2022 and 2021 the income tax payable was $833,044 and $1,052,616, respectively, and the net deferred tax asset was $215,937 and net deferred tax liability was $44,356, respectively.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 11 — Income taxes (cont.)

The significant components that comprised the Company’s net deferred taxes are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets/(liabilities)
Property, plant and equipment	(70,759)	(44,497)
Right of use asset	10,631	142
Bad debt expense	73,740	—
Net operating loss – federal	681,949	—
Less: valuation allowance	(479,624)
Total deferred tax assets/(liabilities)	215,937	(44,355)

The Company’s cumulative net operating loss (“NOL”) of approximately $0.7 million as of December 31, 2022 was mainly from NOL of Nature’s Miracle and Hydroman. The Company evaluated the recoverable amounts of deferred tax assets and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidence to the extent it could be objectively verified.

Note 12 — Equity

The total number of shares which the Company shall have the authority to issue is One Hundred and Ten Million (110,000,000) shares of two classes of capital stock to be designated respectively preferred stock (“Preferred Stock”) and common stock (“Common Stock”). The total number of shares of Common Stock the Corporation shall have authority to issue is 100,000,000 shares, par value $0.00001 per share. The Common Stock is classified into class A common Stock (“Class A”), with a voting right of one vote per share, and class B common Stock (“Class B”), with a voting right of twenty votes per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 10,000,000 shares, par value $0.00001 per share. The Preferred Stock authorized by this Certificate of Incorporation may be issued in series.

On April 15, 2022, the Company entered into a Subscription Agreement with Nature’s Miracle Incorporated, a company incorporated in Cayman. Pursuant to the Subscription Agreement, the company issued 7,316,000 shares of its common stock, raising net proceeds of $394,000.

On June 1, 2022, the Company entered into share exchange agreements with Visiontech, Hydroman and their owners. Pursuant to Visiontech Share Exchange Agreement, the Company agreed to issue 9,440,000 shares of common stock to Visiontech owners in exchange for 100% of the equity interest of Visiontech. Pursuant to Hydroman Share Exchange Agreement, the Company agreed to issue 6,844,000 shares of common stock to Hydroman owners in exchange for 100% of the equity interest of Hydroman.

Note 13 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

As of December 31, 2022 and 2021, $629,355 and $1,309,949, respectively, were deposited with various major financial institutions in the United States.

Accounts receivable is typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company maintains reserves for estimated credit losses, and such losses have generally been within expectations.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 13 — Concentration of risk (cont.)

Customer and vendor concentration risk

During the year ended December 31, 2022 and 2021, the major customers of the Company are as below:

	For the year ended December 31, 2022	As of December 31, 2022
	Percentage of Revenue	Percentage of Account Receivable
Customer A	<10%	39%
Customer B	<10%	12%
Customer C	<10%	12%
Customer D	<10%	11%
Customer E	17%	<10%
Customer F	15%	<10%
	For the year ended December 31, 2021	As of December 31, 2021
	Percentage of Revenue	Percentage of Account Receivable
Customer C	<10%	21%
Customer F	<10%	19%
Customer G	<10%	13%

During the year ended December 31, 2022 and 2021, the major vendors of the Company are as below. Both Megaphoton Inc. and Uninet Global Inc. are related parties of the Company, as disclosed in Note 12 — Related party transactions, and all purchases from Uninet Global Inc. are products originally manufactured by Megaphoton Inc.

	For the year ended December 31, 2022	As of December 31, 2022
	Percentage of Purchase	Percentage of Account Payable
Megaphoton Inc.	49%	53%
Uninet Global Inc.	<10%	27%
Vendor A	20%	14%
	For the year ended December 31, 2021	As of December 31, 2021
	Percentage of Purchase	Percentage of Account Payable
Uninet Global Inc.	39%	65%
Megaphoton Inc.	12%	<10%
Vendor A	26%	23%

Note 14 — Lease

The Company follows ASC 842 Leases. The Company has entered into lease agreements for offices and warehouses space in California, Pennsylvania and Texas. $973,147 and $28,918 of operating lease right-of-use assets and $1,011,135 and $29,426 of operating lease liabilities were reflected on the December 31, 2022 and 2021 financial statements, respectively.

On November 6, 2017, Visiontech entered into a lease agreement for a warehouse in California. The leasing term began on December 1, 2017 and will terminate on November 30, 2021 with a monthly payment of $6,300. On November 12, 2021, Visiontech extended the lease to February 28, 2022 with a monthly payment of $10,770.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 14 — Lease (cont.)

On January 28, 2021, Hydroman entered into a lease agreement of the warehouse in Texas. The lease term was from February 1, 2021 to February 29, 2024 and the month from February 1, 2021 to February 28, 2021 was free of charge. The lease payments are $6,750 per month for the period commencing March 1, 2021 and ending February 28, 2022, $6,920 per month for the period commencing March 1, 2022 and ending February 28, 2023, $7,100 per month for the period commencing March 1, 2023 and ending February 29, 2024.

On April 14, 2021, Hydroman entered into a lease agreement of the warehouse in Pennsylvania. The lease term was from May 1, 2021 to April 30, 2024 and the month from May 1, 2021 to May 31, 2021 was free of charge. The lease payments are $6,300 per month for the period commencing June 1, 2021 and ending May 31, 2022, $6,452 per month for the period commencing June 1, 2022 and ending May 31, 2023, $6,609 per month for the period commencing June 1, 2023 and ending May 31, 2024.

On May 15, 2021, Hydroman entered into a lease agreement of the warehouse in California. The lease term was from May 16, 2021 to May 15, 2022. The lease payments are $22,375 per month. On May 15, 2021, Hydroman entered into a sublease agreement of this warehouse with McLovin’s Pet Food Inc.. The sublease term was from May 16, 2021 to May 15, 2022. The payments of the sublease are $2,885 per month. On May 16, 2022, Hydroman extended the lease of the warehouse in California. The new leasing term was from June 16, 2022 to June 15, 2025 and an extra month from May 16, 2022 to June 15, 2022 free of charge. The lease payments are $29,088 per month for the period commencing June 16, 2022 and ending June 15, 2023, $29,960 per month for the period commencing June 16, 2023 and ending June 15, 2024, $30,859 per month for the period commencing June 16, 2024 and ending June 15, 2025. The corresponding sublease with McLovin’s Pet Food Inc. was also extended from May 16, 2022 to May 15, 2025. The payments of the sublease are $3,751 per month for the period commencing May 16, 2022 and ending May 15, 2023, $3,863 per month for the period commencing May16, 2023 and ending May 15, 2024, $3,979 per month for the period commencing May 16, 2024 and ending May 15, 2025. The sublease was terminated on January 2023.

On September 1, 2022, Photon Technology Ltd entered into a year-to-year lease agreement for an office located in Canada. The term of the lease commenced on September 1, 2022. The monthly payment was CAD 3,500 (USD $2,690).

On September 21, 2022, Nature’s Miracle, Inc entered into a month-to-month lease agreement for an office located in California. The term of the lease commenced on September 21, 2022. The monthly payment was $2,333.

Year Ended December 31, 2022 and 2021:

Lease cost	December 31, 2022	December 31, 2021
Operating lease cost (included in Cost of Revenue and Other Expense in the Company’s Combined Statement of Operations)	$303,157	$88,072
Other information
Cash paid for amounts included in the measurement of lease liabilities	327,091	93,151
Weighted average remaining term in years	2.22	0.09
Average discount rate – operating leases	6.05%	4.75%
The supplemental balance sheet information related to leases for the period is as follows:
Operating leases
Right of use asset	973,147	28,918
Lease Liability – current portion	468,425	29,426
Lease Liability – net of current portion	542,709	—
Total operating lease liabilities	$1,011,134	$29,426

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 14 — Lease (cont.)

Maturities of the Company’s lease liabilities are as follows:

Years ending December 31,	Operating Lease
2022	$517,298
2023	413,059
2024	154,295
Less: Imputed interest/present value discount	(73,518)
Present value of lease liabilities	$1,011,134

Note 15 — Contingencies

As of December 31, 2022, the Company is not a party to any material legal proceedings, investigation or claims. However, the Company may, from time to time, be involved in legal matters arising in the ordinary course of its business. While the Company is not presently subject to any material legal proceedings, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.

Note 16 — Subsequent events

On January 17, 2023, the Company and Nature’s Miracle Inc. (Cayman), one of the stockholders of the Company, entered into a loan agreement for the principal amount of $318,270 with 8% interest rate. This loan is required to be paid in full before November 15, 2023.

On January 17, 2023, the Company and Nature’s Miracle Inc. (Cayman), one of the stockholders of the Company, entered into a loan agreement for the principal amount of $294,985 with 8% interest rate. This loan required to be paid in full before November 15, 2023.

On March 1, 2023, Visiontech and Varto Levon Doudakian, one of the stockholders of the Company, entered into a loan agreement for the principal amount of $50,000 with 8% interest rate. This loan required to be paid in full before September 1, 2023.

On March 23, 2023, Visiontech and Varto Levon Doudakian, one of the stockholders of the Company, entered into a loan agreement for the principal amount of $15,000 with 8% interest rate. This loan required to be paid in full before September 1, 2023.

On March 31, 2023, Visiontech and Varto Levon Doudakian, one of the stockholders of the Company, entered into a loan agreement for the principal amount of $15,000 with 8% interest rate. This loan required to be paid in full before September 1, 2023.

On April 1, 2023, Nature’s Miracle Inc. and Nature’s Miracle Inc. (Cayman), one of the stockholders of the Company, entered into a loan agreement for the principal amount of $160,000 with 8% interest rate. This loan required to be paid in full before June 1, 2023 and was paid in full on June 16, 2023.

On April 20, 2023, Visiontech and Varto Levon Doudakian, one of the stockholders of the Company, entered into a loan agreement for the principal amount of $15,000 with 8% interest rate. This loan required to be paid in full before September 1, 2023.

On April 25, 2023, Visiontech and Varto Levon Doudakian, one of the stockholders of the Company, entered into a loan agreement for the principal amount of $15,000 with 8% interest rate. This loan required to be paid in full before September 1, 2023.

Nature’s Miracle, Inc.
Notes to Consolidated Financial Statement
December 31, 2022 and 2021

Note 16 — Subsequent events (cont.)

On April 11, 2023, Hydroman and Iluminar Lighting LLC (the “Debtor”) signed a debt conversion agreement to acquired 10% of the Debtor’s total outstanding units. The consideration was applied by converting the Hydroman’s outstanding accounts receivable from the investee.

Pursuant to the second amended and restated certificate of incorporation dated April 26, 2023, the voting right of Class B common Stock changed from twenty votes per share to fifteen votes per share.

On June 8, 2023, the Company and Lakeshore Acquisition II Corp (the “Purchaser”) entered into a promissory note for the principal amount of $40,000 with zero interest rate. This loan required to be paid in full before December 11, 2023.

On June 14, 2023, the Company and Newtek Business Services HOLDCO 6, Inc. entered into a loan agreement for the principal amount of $3,700,000 with 13.39% interest rate. This loan is required to be paid in full before July 1, 2033. The loan is secured by the Company’s building and guaranteed by the Company’s major stockholders. Net proceeds to the Company amounted to approximately $3,300,000. The company paid off $828,374 third party short-term loans.

On July 7, 2023, August 10, 2023, September 11, 2023 and October 11, 2023 Nature’s Miracle, Inc. and Lakeshore Acquisition II Corp (the “Purchaser”) entered into four promissory notes for the principal amount of $80,000 each with zero interest rate. All loans required to be paid in full before December 11, 2023.

On August 22, 2023, two separate lawsuits were filed against Nature’s Miracle and two of its wholly-owned subsidiaries: Visiontech Group Inc., a California corporation, and Hydroman Inc., a California corporation (collectively referred to as the ‘Plaintiffs’) by Megaphoton. Megaphoton, a manufacturer and producer of artificial lighting equipment for use in agriculture and industrial applications, filed the lawsuits against the Plaintiffs in Los Angeles Superior Court, asserting that the Plaintiffs have breached a contract/guarantee agreement by failing to pay a total of $6,857,167, as per the terms of these agreements. Nature’s Miracle believes that there is no merit in the complaint and has filed a counter-suit against Megaphoton in Orange County Court, California, seeking affirmative relief on September 22, 2023.

Pursuant to board resolution dated August 23, 2023, the Company is to grant a one-time award of 10,000 shares of common stock to Charles Hausman, a Director of the Company; a one-time award of 50,000 shares to Tie “James” Li and a one-time award of 50,000 shares to Zhiyi Zhang, both executives of the Company. The above awards are vested immediately.

Pursuant to board resolution date September 20, 2023, the Company approved a stock grant to Mr. Darin Carpenter, Chief Operating Officer of the Company, pursuant to which Mr. Carpenter will be issued 100,000 shares of the Company’s common stock over a two-year service period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:    The Board of Directors and stockholders of

Hydroman Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Hydroman Inc. (the “Company”) as of May 31, 2022 and December 31, 2021, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the five months ended May 31, 2022 and for the year ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2022 and December 31, 2021, and the results of its operations and its cash flows for the five months ended May 31, 2022 and for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced losses for the five months ended May 31, 2022 and had a working capital deficit as of May 31, 2022. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants
PCAOB ID No. 1171

We have served as the Company’s auditor since May 16, 2023

San Mateo, California
October 12, 2023

HYDROMAN, INC.
BALANCE SHEETS

	As of May 31, 2022	As of December 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalent	$97,650	$91,446
Accounts receivable, net	92,852	152,512
Inventories, net	3,538,989	3,993,649
Prepayments and other current assets	70,157	3,298
Total Current Assets	3,799,648	4,240,905

NON-CURRENT ASSETS
Loan receivable – related parties	6,000	6,000
Security deposit	66,720	66,720
Security deposit – related party	—	500,000
Right-of-use assets, net	1,227,673	425,602
Property and equipment, net	47,818	53,096
Deferred tax assets, net	115,562	—
Total Assets	$5,263,421	$5,292,323

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable – related party	3,752,571	4,383,929
Other payables	94,675	29,401
Operating lease liabilities – current	444,467	233,282
Tax accrual	198,303	202,559
Deferred income – Contract liabilities	42,980	—
Total Current Liabilities	4,532,996	4,849,171

NON-CURRENT LIABILITIES
Operating lease liabilities, net of current portion	823,190	203,828
Other non-current liabilities	5,770	5,770
Total Non-current Liabilities	828,960	209,598
Total Liabilities	5,361,956	5,058,769

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, (no par value, 1,000,000 shares authorized, 1,000,000 shares issued and outstanding at May 31, 2022; 1,000,000 shares issued and outstanding at December 31, 2021)	—	—
Retained earnings (deficit)	(98,535)	233,554
Total Stockholders’ (Deficit) Equity	(98,535)	233,554
Total Liabilities and Stockholders’ (Deficit) Equity	$5,263,421	$5,292,323

The accompanying notes are an integral part of these financial statements.

HYDROMAN, INC.
STATEMENTS OF OPERATIONS

	For the Five Months Ended May 31, 2022	For the Year Ended December 31, 2021
REVENUE	$913,375	$9,234,981

COST OF REVENUE	1,262,839	8,363,699

GROSS (LOSS) PROFIT	(349,464)	871,282

OPERATING EXPENSES:
Selling, general and administrative	107,860	436,040
Total operating expenses	107,860	436,040
(LOSS) INCOME FROM OPERATIONS	(457,324)	435,242

OTHER INCOME (EXPENSE)
Other Income (expense)	1,829	1,472
Total other income, net	1,829	1,472

(LOSS) INCOME BEFORE INCOME TAXES	(455,495)	436,714

(BENEFIT OF) PROVISION FOR INCOME TAXES
Current	800	186,387
Deferred	(124,206)	10,919
Total (benefit of) provision for income taxes	(123,406)	197,306
NET (LOSS) INCOME	$(332,089)	$239,408

WEIGHTED AVERAGE NUMBER OF COMMON STOCK
Basic and diluted	1,000,000	1,000,000

INCOME (LOSS) PER SHARE
Basic and diluted	$(0.33)	$0.24

The accompanying notes are an integral part of these financial statements.

HYDROMAN, INC.
STATEMENTS OF CHANGE IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the five months ended May 31, 2022 and for the year ended December 31, 2021

	Common stock		Retained deficit	Total
	Shares	Amount
BALANCE, December 31, 2020	1,000,000	—	(5,854)	(5,854)
Net income			239,408	239,408
BALANCE, December 31, 2021	1,000,000	$—	$233,554	$233,554
Net loss	—	—	(332,089)	(332,089)
BALANCE, May 31, 2022	1,000,000	$—	$(98,535)	$(98,535)

The accompanying notes are an integral part of these financial statements.

HYDROMAN, INC.
STATEMENTS OF CASH FLOWS

	For the Five Months Ended May 31, 2022	For the Year Ended December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(332,089)	$239,408
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	5,277	6,546
Amortization of operating right-of-use asset	176,402	283,779
Bad debt expense	43,265	273,964
Deferred taxes liabilities	(124,206)	10,919
Change in operating assets and liabilities
Accounts receivable	16,395	(138,821)
Inventories	454,660	715,856
Prepayments and other current assets	(66,859)	(3,298)
Accounts payable – related parties	(131,358)	(1,037,734)
Other payables	65,275	(154,348)
Tax accrual	4,388	193,915
Contract liabilities	42,980	—
Operating lease liabilities	(147,926)	(272,271)
Net cash provided by operating activities	6,204	117,915

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	—	(57,158)
Security Deposit	—	(66,720)
Net cash used in investing activities	—	(123,878)

NET CHANGE IN CASH	6,204	(5,963)

CASH, beginning of the period	91,446	97,409

CASH, end of the period	$97,650	$91,446

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$—	$800
Initial recognition of operating right of use asset and lease liabilitiesity	$978,473	$709,381

The accompanying notes are an integral part of these financial statements.

Hydroman, Inc.

Notes to Financial Statements

Note 1 — Nature of business and organization

Hydroman, Inc. (the “Company”, or “Hydroman”), a California corporation incorporated on April 10, 2020 is a growing agriculture technology company focusing on the greenhouse and cultivation industry and providing products with indoor growers in a CEA (Controlled Environment Agriculture) set in North America.

Note 2 — Basis of presentation and summary of significant accounting policies

Going concern

In assessing liquidity, the Company monitors and analyzes cash on-hand and operating expenditure commitments. The Company’s liquidity needs are to meet working capital requirements and operating expense obligations. To date, the Company financed its operations primarily through cash flows from operations. As of May 31, 2022 and December 31, 2021, the Company had approximately $98,000 and $91,000 in cash which primarily consists of bank deposits, which are unrestricted as to withdrawal and use. The Company’s working capital deficit was approximately $0.7 million and $0.6 million as of May 31, 2022 and December 31, 2021, respectively. The Company has experienced losses for the five months ended May 31, 2022. The Company had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund its expansion plan and related operations. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued.

If the Company is unable to realize its assets within the normal operating cycle of a twelve (12) month period, the Company may have to consider supplementing its available sources of funds through the following sources:

•        other available sources of financing from banks and other financial institutions;

•        financial support from the Company’s related parties and shareholders.

The Company can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and would materially adversely affect its ability to continue as a going concern.

The financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Basis of presentation

The accompanying financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents consist of amounts held as cash on hand and bank deposits.

Hydroman, Inc.

Notes to Financial Statements

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). The Company has not experienced any losses with respect to cash. Management believes our Company is not exposed to any significant credit risk with respect to its cash.

Accounts receivable

During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for doubtful accounts is required. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on assessment of specific evidence indicating likelihood of collection, historical experience, account balance aging and prevailing economic conditions. Bad debts are written off against the allowance after all collection efforts have ceased.

Prepayments and other current assets

Prepaid expenses and other current assets primarily include prepaid expenses paid to product providers, and other deposits. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes collection or realization of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of May 31, 2022 and December 31, 2021, no allowance for doubtful account was recorded.

Inventory

Inventory consists of finished goods ready for sale and is stated at the lower of cost or market. The Company values its inventory using the weighted average costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered periodic costs and are reflected in cost of revenue. The Company regularly reviews inventory and considers forecasts of future demand, market conditions and product obsolescence.

If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated market value. The Company also reviews inventory for slow moving inventory and obsolescence and records impairment for obsolescence.

Security deposits

To maintain a stable supply for goods and build a long-term relationship, the Company may pay certain amount of funds to its vendors, either third parties or related parties, as security deposits which are recorded as current assets or non-current assets on the balance sheet.

Property and equipment

Property and equipment are stated at historical cost. Depreciation is provided over the estimated useful life of each class of depreciable assets and is computed using the straight-line method over the useful lives of the assets are as follows:

Useful Life
Machinery and equipment	5 years
Computer and peripherals	3 years

Hydroman, Inc.

Notes to Financial Statements

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.

Fair value measurement

The Company adopted ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company measures fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. As of May 31, 2022 and December 31, 2021, there are no assets or liabilities that are measured and reported at fair value on a recurring basis.

Fair values of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, prepayments and other current assets, other payable and accrued liabilities, account payable — related party, and taxes payable. The Company considers the carrying amount of short-term financial instrument to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

Revenue recognition

The Company follows Accounting Standards Codification (“ASC”) 606 Revenue Recognition and recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation.

The Company’s contracts with customers where the amounts charged per product is fixed and determinable, the specific terms of the contracts were agreed on by the Company including payment terms which are typically 30 to 60 days. In determining the transaction price, the Company adjusts consideration for the effects of the time value of money if the timing of payments provides the Company with a significant benefit of financing. The

Hydroman, Inc.

Notes to Financial Statements

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the licensees will be one year or less. The Company transfers the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized at a point in time when control of product transfer to customer and the Company has no further obligation to provide services related to such product evidenced by customer signing acceptances upon receipt of goods. Return allowances, which reduce product revenue by the Company’s best estimate of expected product returns, are estimated using historical experience.

The Company evaluates the criteria of ASC 606 — Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. The Company has only one performance obligation which is the delivery of products. The Company ships the products according to shipping terms on the purchase order or sales order. Once delivery is complete, the Company then sends an invoice to the customer according to the quantity and price of shipment. If the timing of payments agreed to by the parties to the contract (either explicitly or implicitly) provides the customer or the entity with a significant benefit of financing the transfer of goods or services to the customer, the entity will need to adjust the promised amount of consideration for the effects of the time value of money when determining the transaction price. Generally, when the Company is primarily responsible for fulfilling the promise to provide a specified good or service, the Company is subject to inventory risk before control of the good or service has been transferred to a customer and the Company has discretion in establishing the price, revenue is recorded at gross.

Prepayments from customers received from customers prior to the delivery of goods to customers or picked up by the customers are recorded as contract liability under the account deferred income.

Movements of contract liability consisted of the following as of the date indicated:

	May 31, 2022	December 31, 2021
Beginning balance	$—	$—
Prepayments from customers	47,480	29,965
Recognized as revenues	(4,500)	(29,965)
Ending balance	$42,980	$—

The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers.

Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the transaction price of the related transaction.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are recorded and estimated based on historical returns which were generally immaterial to the Company.

Estimated warranty are immaterial because suppliers provide a warranty period of 1-5 years for all products, varying depending on the product type. After customers provide their purchase invoices and serial numbers for the return products, the factories will issue the replacement products. Additionally, the factories will also bear the corresponding shipping costs, making the company’s warranty expenses negligible.

Cost of revenue

Cost of revenue mainly consist of costs for purchases of products and warehouse rent, outbound freight, delivery fees, products design and warranty, and payroll related expenses.

Hydroman, Inc.

Notes to Financial Statements

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Segment reporting

The Company follows ASC 280, Segment Reporting. The Company’s chief operating decision maker, the Chief Executive Officer, reviews the results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in California, United States, and substantially all of the Company’s revenues are derived from within the USA. Therefore, no geographical segments are presented.

Leases

The Company follows ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.

ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company follows the provisions of ASC 740 and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of Delaware, as its “major” tax jurisdictions.

The Company believes that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Commitments and Contingencies

In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

Hydroman, Inc.

Notes to Financial Statements

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Earnings per share

Basic earnings per share are computed by dividing net income attributable to holders of common stock by the weighted average number of common stock outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common stock were exercised. For the five months ended May 31, 2022 and for the year ended December 31, 2021, basic and diluted earnings per share are the same because the Company has no common stock equivalents outstanding during these periods.

Note 3 — Accounts receivable, net

Accounts receivable consisted of the following as of the date indicated:

	May 31, 2022	December 31, 2021
Accounts receivable	$97,816	$158,111
Less: allowance for doubtful accounts	(4,964)	(5,599)
Total accounts receivable, net	$92,852	$152,512

Allowance for doubtful accounts were $4,964 and $5,599 as of May 31, 2022 and December 31, 2021, respectively. Bad debt expense was $43,265 and 133,964 for the five months ended May 31, 2022 and for the year ended December 31, 2021.

Movement of allowance

	For the five months ended May 31, 2022	For the year ended December 31, 2021
Beginning balance	$5,599	$—
Allowance for doubtful accounts	43,265	133,964
Less: write-off	(43,900)	(128,365)
Ending balance	$4,964	$5,599

Note 4 — Property and equipment, net

As of May 31, 2022 and December 31, 2021, Property and equipment consisted of the followings:

	May 31, 2022	December 31, 2021
Computers & Peripherals	$5,540	$5,540
Machinery & Equipment	54,102	54,102
Total	59,641	59,642
Less: Accumulated depreciation	(11,824)	(6,546)
Property and equipment, net	$47,818	$53,096

Depreciation expenses for the five months ended May 31, 2022 and for the year ended December 31, 2021 were $5,278 and $6,546, respectively.

Hydroman, Inc.

Notes to Financial Statements

Note 5 — Related party transactions

The spouse of one of the Company’s management is a member of the Board of Director of Megaphoton Inc. For the five months ended May 31, 2022 and for the year ended December 31, 2021, the net purchases Hydroman made from Megaphoton Inc. (“Megaphoton”) was $260,096 and $6,120,777. As of May 31, 2022 and December 31, 2021, the outstanding account payable amount due to Megaphoton Inc. was $3,752,571 and $4,383,929. Megaphoton provided various other services and supplies to Hydroman, including warehouse supply, design, logistics, delivery & shipping, and product warranty services. For the five months ended May 31, 2022 and for the year ended December 31, 2022, the transaction amount was $0 and $571,069. As of May 31, 2022, there was no outstanding other payable amount due to Megaphoton.

On May 4, 2020, Hydroman entered into a Statement of Work with Megaphoton for Megaphoton to become its exclusive supplier of agricultural equipment. As part of the contract, Hydroman paid Megaphoton $500,000 of security deposit in 2020. The deposit was used to pay outstanding account payable during the five months ended May 31, 2022, and the Company had $0 security deposit from Megaphoton as of May 31, 2022.

Loan receivable — related party consisted of the following as of the date indicated:

	May 31, 2022	December 31, 2021
Loan to Agri Life Enterprises LTD – related party	$6,000	$6,000
Total loan receivable-related party	$6,000	$6,000

Movement of allowance

	For the five months ended May 31, 2022	For the year ended December 31, 2021
Beginning balance	$—	$—
Addition	—	140,000
Less: write-off	—	(140,000)
Ending balance	$—	$—

On November 8, 2020, Hydroman and Agri Life Enterprises LTD, who has common stockholders with Hydroman, entered into a loan agreement. Hydroman loaned Agri Life Enterprises LTD $146,000, with an annual interest rate of 1% from November 8, 2020 to November 7, 2021. Upon expiration of the loan agreement, Hydroman wrote off $140,000 of the loan. As of May 31, 2022 and December 31, 2021, the outstanding amount due from Agri Life Enterprises LTD was $6,000. Loss on this loan was $0 and $140,000 for the five months ended May 31, 2022 and for the year ended December 31, 2021, respectively. Agri Life paid the remaining balance of $6,000 on December 8, 2022.

Note 6 — Income taxes

The provision for income taxes for the five months ended May 31, 2022 and for the year ended December 31, 2021 consisted of the following:

	May 31, 2022	December 31, 2021
Income Tax (Benefit) Expense
Current federal tax expense
Federal	$—	$127,508
State	800	58,880
Deferred tax
Federal	(93,209)	8,194
State	(30,997)	2,724
Total	$(123,406)	$197,306

Hydroman, Inc.

Notes to Financial Statements

Note 6 — Income taxes (cont.)

The Company is subject to U.S. federal income tax as well as income tax of state tax jurisdictions. The following is a reconciliation of income tax expenses at the effective rate to income tax at the calculated statutory rates:

	May 31, 2022	December 31, 2021
Statutory tax rate
Federal	21.00%	21.00%
State of California	6.78%	6.98%
Return to Accrual True Ups	—	0.97%
Permanent difference	—	0.09%
Effective tax rate	27.78%	29.04%

As of May 31, 2022 and December 31,2021 the income tax payable was $185,584 and $185,587, respectively, and the net deferred tax assets was $115,562 and net deferred tax liability $8,644, respectively.

The significant components that comprised the Company’s net deferred taxes are as follows:

	May 31, 2022	December 31, 2021
Deferred tax assets/(liabilities)
Property, plant and equipment	(12,151)	(13,431)
Right of use asset/liabilities	11,189	3,220
Bad debt expense	1,359	1,567
Net operating loss	115,165	—
Total deferred tax assets (liabilities)	115,562	(8,644)

Note 7 — Equity

Hydroman is a California corporation incorporated on April 10, 2020. The Company’s authorized shares is 1,000,000. As of May 31, 2022 and December 31, 2021, 1,000,000 shares were issued and outstanding. There has been no capital contribution to the Company.

Note 8 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable.

As of May 31, 2022 and December 31, 2021, $84,005 and $80,835, respectively, were deposited with various major financial institutions in the United States.

Accounts receivables are typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company maintains reserves for estimated credit losses, and such losses have generally been within expectations.

Hydroman, Inc.

Notes to Financial Statements

Note 8 — Concentration of risk (cont.)

Customer and vendor concentration risk

During the five months ended May 31, 2022 and the year ended December 31, 2021, the major customers of the Company are as below:

	For the five months ended May 31, 2022	As of May 31, 2022
	Percentage of Revenue	Percentage of Account Receivable
Customer A	34%	<10%
Customer B	34%	<10%
Customer C	<10%	<10%
Customer D	<10%	17%
Customer E	<10%	<10%
Customer F	<10%	36%
Customer G	<10%	<10%
Customer H	<10%	29%
	For the year ended December 31, 2021	As of December 31, 2021
	Percentage of Revenue	Percentage of Account Receivable
Customer B	32%	46%
Customer D	10%	14%
Customer G	<10%	13%
Customer C	<10%	<10%
Customer F	<10%	22%

Hydroman entered into a supply agreement with Megaphoton, on May 4, 2020 (the “Megaphoton Supply Agreement”), pursuant to which Megaphoton provides manufacturing services, design and development services, marketing promotion support services, and consulting services for Hydroman’s grow lights and other agricultural industry-related supplies products lines, and Hydroman authorizes Megaphoton to be its exclusive supplier of grow lights and other agricultural industry-related supplies for three years from the date of the Megaphoton Supply Agreement.

	For the five months ended May 31, 2022	As of May 31, 2022
	Percentage of Purchase	Percentage of Account Payable
Megaphoton Inc.	93%	100%

Hydroman, Inc.

Notes to Financial Statements

Note 8 — Concentration of risk (cont.)

	For the five months ended May 31, 2022	As of December 31, 2021
	Percentage of Purchase	Percentage of Account Payable
Megaphoton Inc.	98%	100%

Note 9 — Lease

The Company follows ASC 842 Leases. The Company has entered into lease agreements for offices and warehouses space in California, Pennsylvania and Texas. The Company did not apply the recognition requirements of ASC 842 to operating leases with a lease term of 12 months or less.

On January 28, 2021, Hydroman entered into a lease agreement of the warehouse in Texas. The lease term was from February 1, 2021 to February 29, 2024 and the month from February 1, 2021 to February 28, 2021 was free of charge. The lease payments are $6,750 per month for the period commencing March 1, 2021 and ending February 28, 2022, $6,920 per month for the period commencing March 1, 2022 and ending February 28, 2023, $7,100 per month for the period commencing March 1, 2023 and ending February 29, 2024.

On April 14, 2021, Hydroman entered into a lease agreement of the warehouse in Pennsylvania. The lease term was from May 1, 2021 to April 30, 2024 and the month from May 1, 2021 to May 31, 2021 was free of charge. The lease payments are $6,300 per month for the period commencing June 1, 2021 and ending May 31, 2022, $6,452 per month for the period commencing June 1, 2022 and ending May 31, 2023, $6,609 per month for the period commencing June 1, 2023 and ending May 31, 2024.

On May 15, 2021, Hydroman entered into a lease agreement of the warehouse in California. The lease term was from May 16, 2021 to May 15, 2022. The lease payments are $22,375 per month. On May 15, 2021, Hydroman entered into a sublease agreement of this warehouse with McLovin’s Pet Food Inc.. The sublease term was from May 16, 2021 to May 15, 2022. The payments of the sublease are $2,885 per month. On May 16, 2022, Hydroman extended the lease of the warehouse in California. The new leasing term was from June 16, 2022 to June 15, 2025 and an extra month from May 16, 2022 to June 15, 2022 free of charge. The lease payments are $29,088 per month for the period commencing June 16, 2022 and ending June 15, 2023, $29,960 per month for the period commencing June 16, 2023 and ending June 15, 2024, and $30,859 per month for the period commencing June 16, 2024 and ending June 15, 2025. The corresponding sublease with McLovin’s Pet Food Inc. was also extended from May 16, 2022 to May 15, 2025. The payments of the sublease are $3,751 per month for the period commencing May 16, 2022 and ending May 15, 2023, $3,863 per month for the period commencing May16, 2023 and ending May 15, 2024, $3,979 per month for the period commencing May 16, 2024 and ending May 15, 2025.

Five months Ended May 31, 2022 and year ended December 31,2021:

Lease cost	May 31, 2022	December 31, 2021
Operating lease cost (included in Cost of Revenue and Other Expense in the Company’s statements of operations)	$183,737	$303,333
Other information
Cash paid for amounts included in the measurement of lease liabilities	155,260	290,600
Remaining term in years	2.77	1.86
Average discount rate – operating leases	6.00%	4.75%

Hydroman, Inc.

Notes to Financial Statements

Note 9 — Lease (cont.)

The supplemental balance sheet information related to leases for the period is as follows:

	As of May 31, 2022	As of December 31, 2021
Operating leases
Right of use asset	$1,227,673	$425,602

Lease Liability – current portion	444,467	233,282
Lease Liability – net of current portion	823,190	203,828
Total operating lease liabilities	$1,267,657	$437,110

Maturities of the Company’s lease liabilities are as follows as of May 31, 2022:

Twelve months ended May 31:	Operating Lease
2023	$508,832
2024	502,730
2025	370,307
Total	$1,381,869
Less: Imputed interest/present value discount	(114,212)
Present value of operating lease liabilities	$1,267,657

Company’s sublease income are as follows as of May 31, 2022:

Twelve months ended May 31:	Sublease income
2023	$45,119
2024	46,472
2025	43,768
Total	$135,359

Note 10 — Contingencies

The Company is not currently a party to any material legal proceedings, investigation or claims. However, the Company may, from time to time, be involved in legal matters arising in the ordinary course of its business. While the Company is not presently subject to any material legal proceedings, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.

Note 11 — Subsequent events

Share Exchange Agreements

On June 1, 2022, Nature’s Miracle, Inc. entered into the Share Exchange Agreements with the stockholders of Hydroman, to acquire 100% of Hydroman by issuing 6,844,000 shares of Nature’s Miracle’s common stock. The transaction was accounted as business combination according with ASC 805 where Nature’s Miracle is both the legal and accounting acquirer. Hydroman became wholly owned subsidiary of Nature’s Miracle on June 1, 2022.

Hydroman, Inc.

Notes to Financial Statements

Note 11 — Subsequent events (cont.)

Receivables Factoring Agreement

On August 31, 2022, Nature’s Miracle, Visiontech and Hydroman (collectively “Merchants”) entered into a standard merchant cash advance agreement with Factor A. Merchants sells to Factor A $1,065,000 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor A remitted the net purchase price of $712,500 to Merchants, after deducting the total fees of $37,500. Merchants agreed to pay a weekly instalment of $26,625 for 40 weeks to Factor A until Factor A received the total purchased amount of receipts.

On October 31, 2022, Hydroman entered into a receivables factoring agreement with Factor C. Hydroman sold to Factor C $675,000 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor C remitted the net purchase price of $485,000 to Hydroman, after the deduction of the origination fees of $15,000. Hydroman agreed to pay a weekly installment of $16,071 for 42 weeks to Factor C until Factor C receive the total purchased amount of receipts.

On November 2, 2022, Hydroman entered into a receivables factoring agreement with Factor E. Hydroman sold to Factor E $374,750 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor E remitted the net purchase price of $225,000 to Hydroman, after the deduction of the total closing costs of $25,000. Hydroman agreed to pay a weekly instalment of $15,615 for 24 weeks to Factor E until Factor E receive the total purchased amount of receipts.

On November 18, 2022, the “Merchants” entered into a standard merchant cash advance agreement with Factor F. The Company sold to Factor F $206,113 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor F remitted the net purchase price of $123,750 to the Company, after the deduction of the total fees of $13,750. The Company agreed to pay a weekly installment of no more than $8,588 for 24 weeks to Factor F until Factor F receive the total purchased amount of receipts.

On November 18, 2022, the Merchants entered into a standard merchant cash advance agreement with Factor G. The Company sold to Factor G $206,113 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor G remitted the net purchase price of $123,750 to the Company, after the deduction of the total fees of $13,750. The Company agreed to pay a weekly installment of no more than $8,588 for 24 weeks to Factor G until Factor G receive the total purchased amount of receipts.

Loan from third parties

On September 21, 2022, Hydroman signed a commercial loan with WebBank for the principal amount of $100,000. This loan requires a weekly installment payment of $2,244.38 for 52 weeks.

On September 18, 2022, Hydroman and ClassicPlan Premium Financing, Inc., entered into a premium financing agreement with a total gross policy premium and related fees of $35,508 and financed $26,387 of it. Hydroman needs to pay a monthly installment of $3,065 for six months with the last installment due on May 19, 2023.

LAKESHORE ACQUISITION II CORP.
Condensed Consolidated Balance Sheets

	September 30, 2023	December 31, 2022
	Unaudited
ASSETS
Current assets
Cash and cash equivalents	$30,050	$44,918
Prepaid expenses	17,500	10,000
Marketable securities held in trust account	37,797,355	71,043,126
Total Current Assets	37,844,905	71,098,044
Total Assets	$37,844,905	$71,098,044

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Notes payable – related party	$340,000	$—
Notes payable	280,000	—
Short term loan – related party	125,000
Short term loan	125,000	—
Deferred underwriting fee payable	2,415,000	2,415,000
Accrued expense – related party	—	5,323
Accrued expenses and other current liabilities	503,336	321,943
Total Current Liabilities	3,788,336	2,742,266
Total Liabilities	3,788,336	2,742,266

Commitments and contingencies

Redeemable Ordinary Shares
Ordinary share subject to possible redemption: 3,487,922 shares at redemption value of approximately $10.837 per share at September 30, 2023 and 6,900,000 shares at redemption value of approximately $10.296 per share at December 31, 2022, respectively	37,797,355	71,043,126

Shareholders’ Deficit
Ordinary share, $0.0001 par value; 500,000,000 shares authorized; 2,241,500 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	224	224
Accumulated deficit	(3,741,010)	(2,687,572)
Total Shareholders’ Deficit	(3,740,786)	(2,687,348)
Total Liabilities and Shareholders’ Deficit	$37,844,905	$71,098,044

The accompanying notes are an integral part of these unaudited Condensed Consolidated financial statements.

LAKESHORE ACQUISITION II CORP.
Unaudited Condensed Consolidated Statements of Operations

	For The Three Months Ended September 30, 2023	For The Nine Months Ended September 30, 2023	For The Three Months Ended September 30, 2022	For The Nine Months Ended September 30, 2022
Formation, general and administrative expenses	$100,575	$482,410	$241,840	$445,256
Loss from operations	(100,575)	(482,410)	(241,840)	(445,256)

Other income (expense)
Interest expense	(342)	(1,027)	—	—
Interest income on marketable securities held in trust account	484,750	1,698,916	316,100	415,703
Net income (loss)	$383,833	$1,215,479	$74,260	$(29,553)

Basic and diluted weighted average shares outstanding
Redeemable ordinary shares-basic and diluted	3,487,922	4,533,123	6,900,000	5,156,044
Non-redeemable ordinary shares-basic and diluted	2,241,500	2,241,500	2,241,500	2,110,956

Basic and diluted net income (loss) per share
Redeemable ordinary shares-basic and diluted	$0.15	$0.35	$0.02	$0.72
Non-redeemable ordinary shares-basic and diluted	$(0.06)	$(0.16)	$(0.03)	$(1.76)

The accompanying notes are an integral part of these unaudited Condensed Consolidated financial statements.

LAKESHORE ACQUISITION II CORP.
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit

	Ordinary Shares	Shares Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholder ’ Deficit
Balances, December 31, 2021	1,725,000	$173	$24,827	$(85,388)	$(60,388)
Issuance of public units	6,900,000	690	68,999,310	—	69,000,000
Issuance of private units	351,500	35	3,514,965	—	3,515,000
Issuance of representative shares	165,000	16	1,262,234	—	1,262,250
Deduction of offering costs	—	—	(5,614,686)	—	(5,614,686)
Deduction for value of ordinary shares subject to redemption	(6,900,000)	(690)	(62,789,310)	—	(62,790,000)
Allocation of offering costs to ordinary shares subject to redemption	—	—	5,109,364	—	5,109,364
Deduction for increases of carrying value of redeemable shares	—	—	(10,506,704)	(1,847,660)	(12,354,364)
Net loss	—	—	—	(47,382)	(47,382)
Balances, March 31, 2022	2,241,500	224	—	(1,980,430)	(1,980,206)
Deduction for increases of carrying value of redeemable shares	—	—	—	(99,603)	(99,603)
Net loss	—	—	—	(56,431)	(56,431)
Balances, June 30, 2022	2,241,500	224	$—	$(2,136,464)	$(2,136,240)
Deduction for increases of carrying value of redeemable shares	—	—	—	(316,100)	(316,100)
Net income	—	—	—	74,260	74,260
Balances, September 30, 2022	2,241,500	$224	$—	$(2,378,304)	$(2,378,080)
	Ordinary Shares	Shares Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholder ’ Deficit
Balances, December 31, 2022	2,241,500	$224	$—	$(2,687,572)	$(2,687,348)
Deduction for increases of carrying value of redeemable shares	—	—	—	(965,531)	(965,531)
Net income	—	—	—	575,885	575,885
Balances, March 31, 2023	2,241,500	224	—	(3,077,218)	(3,076,994)
Deduction for increases of carrying value of redeemable shares	—	—	—	(578,635)	(578,635)
Net income	—	—	—	255,760	255,760
Balances, June 30, 2023	2,241,500	224	—	(3,400,093)	(3,399,869)
Deduction for increases of carrying value of redeemable shares	—	—	—	(724,750)	(724,750)
Net income	—	—	—	383,833	383,833
Balances, September 30, 2023	2,241,500	$224	$—	$(3,741,010)	$(3,740,786)

The accompanying notes are an integral part of these unaudited Condensed Consolidated financial statements.

LAKESHORE ACQUISITION II CORP.
Unaudited Condensed Consolidated Statements of Cash Flows

	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022
Cash flow from operating activities
Net income (loss)	$1,215,479	$(29,553)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income earned in trust account	(1,698,916)	(415,703)
Change in operating assets and liabilities:
Change in prepaid expenses	(7,500)	(25,000)
Change in accrued expense – related party	(5,323)	—
Change in accrued expense and other current liabilities	181,392	104,500
Net cash used in operating activities	(314,868)	(365,756)

Cash flow from investing activities
Proceeds from sale of marketable securities in trust account	35,514,686	—
Cash deposited in trust account	(570,000)	(70,035,000)
Net cash provided (used) in investing activities	34,944,686	(70,035,000)

Cash flow from financing activities
Proceeds from note payable to a related party	340,000	200,000
Proceeds from note payable	280,000	—
Proceeds from short term loan – related party	125,000	—
Proceeds from short term loan	375,000	—
Proceeds from issuance of public units	—	69,000,000
Proceeds from issuance of private units(1)	—	3,015,000
Repayment of short term loan	(250,000)
Payment for redemption of ordinary shares	(35,514,686)	—
Payment of underwriting fee	—	(1,380,000)
Payment of other offering costs	—	(383,614)
Net cash (used) provided by financing activities	(34,644,686)	70,451,386

Net change in cash	(14,868)	50,630
Cash at beginning of period	44,918	65,790
Cash at end of period	$30,050	$116,420

Non-cash investing and financial activities:
Note payable to a related party converted to subscription of private units	—	500,000
Deferred underwriting commission charged to additional paid in capital	—	2,415,000
Issuance of representative shares charged to additional paid in capital	—	1,262,250
Initial value of public shares subject to possible redemption	—	62,790,000
Reclassification of offering cost related to public shares	—	(5,109,364)
Subsequent measurement of public shares subject to possible redemption	2,268,916	12,770,067

____________

(1)      On March 11, 2022, a total of $500,000 under promissory note payable to a related party was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit.

The accompanying notes are an integral part of these unaudited Condensed Consolidated financial statements.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 — Organization and Business Operations

Organization and General

Lakeshore Acquisition II Corp. (the “Company”) was incorporated in the Cayman Islands on February 19, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region except that according to the Company’s amended and restated memorandum and articles of association, the Company will not effectuate its initial Business Combination with a company that is headquartered in the People’s Republic of China (“China”), the Hong Kong Special Administrative Region of China (“Hong Kong”) or the Macau Special Administrative Region of China (“Macau”) or conducts a majority of its operations in China, Hong Kong or Macau.

As of September 30, 2023, the Company had not yet commenced any operations and had not generated revenue. All activity for the period from February 19, 2021 (inception) through September 30, 2023 relates to the Company’s formation and the initial public offering (the “IPO”) described below and its effort in seeking a target business. The Company will not generate any operating revenue until after its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year-end.

The Company’s sponsor is RedOne Investment Limited, a BVI limited liability company (the “sponsor”).

On August 1, 2022, LBBB Merger Corp. was incorporated under Delaware law as a wholly owned subsidiary of the Company, and LBBB Merger Sub Inc. was incorporated under Delaware law as a wholly owned subsidiary of LBBB Merger Corp. Both of these two companies were incorporated for the purpose of effecting the Company’s initial business combination and will not have any activities before the closing of the business combination (as described below in “Business Combination” in Note 1).

Financing

The registration statement for the Company’s IPO (as described in Note 3) was declared effective on March 8, 2022 (the “Effective Date”). On March 11, 2022, the Company consummated an IPO of 6,900,000 units, which includes the full exercise of the over-allotment option by the underwriter in the IPO, at $10.00 per unit (the “Public Units”), generating total gross proceeds of $69,000,000.

Simultaneously with the IPO, the Company sold to its sponsor 351,500 units at $10.00 per unit (the “Private Units”) in a private placement (as described in Note 4), generating total gross proceeds of $ 3,515,000.

Offering costs amounted to $5,614,686 consisting of $1,380,000 of underwriting commissions, $2,415,000 of deferred underwriting commissions, and $1,819,686 of other offering costs (which includes $1,262,250 of representative shares, as described in Note 8). Except for the $25,000 of subscription of founder shares, the Company received net proceeds of $68,162,564 from the IPO and the private placement.

On March 9, 2023, the Company held an Extraordinary General Meeting (the “General Meeting”) of shareholders. In the General Meeting, shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the first “Charter Amendment”), to extend the time for the Company to complete a business combination for an additional three (3) months, from March 11, 2023 to June 11, 2023 (the “Extension”). The first Charter Amendment was filed with the Registrar of companies in the Cayman Islands on March 10, 2023 and was effective on that date. In connection with the approval of the Extension, the Company deposited into the Trust Account $250,000 in accordance with the terms of the Charter Amendment. In connection with the General Meeting, shareholders elected to redeem a total of 2,767,411 ordinary shares. An aggregate payment of $28,707,673 was distributed from the Company’s Trust Account for the ordinary shares redeemed.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 — Organization and Business Operations (cont.)

On June 5, 2023, the Company held an Extraordinary General Meeting (the “General Meeting”) of shareholders. In the General Meeting, shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the second “Charter Amendment”), to extend the time for the Company to complete a business combination for up to an additional six (6) months, from June 11, 2023 to December 11, 2023 (the “Extension”) by means of up to six (6) monthly Extensions. The second Charter Amendment was filed with the Registrar of companies in the Cayman Islands on June 9, 2023 and was effective on that date. In connection with the approval of the Extension, the Company needs to deposit into the Trust Account $80,000 for each monthly Extension and the initial monthly Extension fee of $80,000 was deposited into the Trust Account in accordance with the terms of the second Charter Amendment. In connection with the General Meeting, shareholders elected to redeem a total of 644,667 ordinary shares. An aggregate payment of $6,807,013 was distributed from the Company’s Trust Account for the ordinary shares redeemed.

Trust Account

Upon the closing of the IPO and the private placement, $70,035,000 was placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee.

The funds held in the trust account can be invested in United States government treasury bills, notes or bonds having a maturity of 185 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, until the earlier of the consummation of its first business combination and the Company’s failure to consummate a business combination by December 11, 2023.

Placing funds in the trust account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements.

In addition, interest income earned on the funds in the Trust account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the trust account.

In connection with the General Meeting held on March 9, 2023, an aggregate payment of $28,707,673 was distributed from the Company’s Trust Account for the 2,767,411 ordinary shares redeemed; and $250,000 was deposited into the Trust Account in connection with extensions of the liquidation date of the Company as a SPAC to June 11, 2023.

In connection with the General Meeting held on June 5, 2023, an aggregate payment of $6,807,013 was distributed from the Company’s Trust Account for the 644,667 ordinary shares redeemed; and an aggregate amount of $320,000 had been deposited into the Trust Account by September 11, 2023 in connection with extensions of the liquidation date of the Company as a SPAC.

As of September 30, 2023, an aggregate of $37,797,355 was held in the Trust Account in money market funds that invest in cash, U.S. Treasury bills, notes, and other obligations issued or guaranteed as to principal and interest by the U.S. Treasury.

Business Combination

Pursuant to Nasdaq listing rules, the Company’s initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account (excluding any deferred underwriting commissions payable and any taxes payable on the income earned on the Trust account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial business combination, although the Company may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 — Organization and Business Operations (cont.)

The Company currently anticipates structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. The Company may, however, structure a business combination where the Company merges directly with the target business or where the Company acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but the Company will only complete such business combination if the post-transaction company owns 50% or more of the outstanding voting securities of the target or otherwise owns a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.

The Company will either seek shareholder approval of any business combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust account, less any taxes then due but not yet paid, or provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid.

The Company will proceed with a business combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination and, solely if shareholder approval is sought, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company will be required to approve the business combination.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the ordinary shares sold in this offering without the Company’s prior written consent.

In connection with any shareholder vote required to approve any business combination, the initial shareholders will agree (i) to vote any of their respective shares in favor of the initial business combination and (ii) not to convert such respective shares into a pro rata portion of the trust account or seek to sell their shares in connection with any tender offer the Company engages in.

On September 9, 2022, The Company entered into a merger agreement (the “Merger Agreement”) with certain parties aiming to acquire 100% of the equity securities of Nature’s Miracle, Inc. “Nature’s Miracle”.

Pursuant to the Merger Agreement, immediately prior to the proposed business combination, the Company will reincorporate into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of merging with and into a newly formed Delaware corporation (the “Reincorporation”), with the Company together with its successor (LBBB Merger Corp., a Delaware corporation) being the purchaser (the “Purchaser”) of the proposed business combination.

Pursuant to the Merger Agreement, Nature’s Miracle will merge with LBBB Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Purchaser, with Nature’s Miracle surviving and the Purchaser acquiring 100% of the equity securities of Nature’s Miracle. In exchange for their equity securities, the stockholders of Nature’s Miracle will receive an aggregate number of shares of common stock of the Purchaser with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). Under the Merger Agreement, the aggregate number of shares of common stock of the Purchaser that will be received by the stockholders of Natures Miracle equals to the aggregate value divided by $10.00.

On November 14, 2022, LBBB Merger Corp., the Company’s wholly owned subsidiary, filed a Form S-4 containing the registration statement with respect to the proposed business combination with Nature’s Miracle.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 — Organization and Business Operations (cont.)

On December 28, 2022, LBBB Merger Corp. filed a Form S-4/A containing amendment No. 1 to the registration statement to address comments LBBB Merger Corp. received from the SEC on December 14, 2022, regarding the registration statement.

On January 20, 2023, LBBB Merger Corp. filed a Form S-4/A containing amendment No. 2 to the registration statement to address comments LBBB Merger Corp. received from the SEC on January 12, 2023.

On October 12, 2023, LBBB Merger Corp. filed a Form S-4/A containing amendment No. 3 to the registration statement to address comments LBBB Merger Corp. received from the SEC on January 31, 2023.

In connection with the General Meeting held on March 9, 2023, the time available for the Company to complete a business combination was extended for 3 months, from March 11, 2023 to June 11, 2023, with the Company depositing $250,000 into the Trust Account.

In connection with the General Meeting held on June 5, 2023, the time available for the Company to complete a business combination was extended for up to 6 months, from June 11, 2023 to December 11, 2023, with the Company depositing $80,000 into the Trust Account for each monthly extension.

On June 7, 2023, the Company entered into Amendment No.1 to the Merger Agreement (the “Amendment”) with certain parties thereof. Pursuant to the Amendment, Nature’s Miracle’s common stock was reclassified from a single class to a dual class structure, comprised of Class A common stock and Class B common stock. The Amendment also provides that Nature’s Miracle shall loan the Company $40,000 for the initial monthly extension and $40,000 for each subsequent extension, and once Nature’s Miracle has secured a loan for working capital purposes, Nature’s Miracle shall loan the Company $80,000 for each subsequent extension. In addition, the Outside Date (as defined in the Merger Agreement) was extended from June 11, 2023 to December 11, 2023, and the Company will have the right to extend the Outside Date for an additional period equal to the shortest of (i) six additional months, (ii) the period ending on the last date for the Company to consummate its business combination pursuant to such extension and (iii) such period as determined by the Company.

On April 10, 2023, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“ Yorkville”) and the SEPA will be effective on the sixth trading day following the date of the Company’s closing of the proposed Business Combination with Nature’s Miracle Inc. (“NMI”) (the “Effective Date”). Pursuant to the SEPA, the resulting listing company of the proposed Business Combination will have the right, but not the obligation to issue its common shares to Yorkville from time to time with certain volume and price limitations, and the aggregate amount of gross proceeds is up to $60,000,000. The commitment period commences on the Effective Date and terminates on the earlier of (i) the first day of the month following the 36-month anniversary of the Effective Date and (ii) the committed amount of $60,000,000 is paid up. On June 12, 2023, the Company entered into Amendment Number 1 to the SEPA (the “Amendment”). Prior to the Amendment, the SEPA would terminate if the business combination did not close by June 30, 2023. The Amendment extended such date by which the business combination must close to December 11, 2023.

Liquidation

Pursuant to the amended and restated memorandum and articles of association, if the Company is unable to complete its initial business combination before December 11, 2023, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, liquidate and dissolve.

Liquidity and Capital Resources

As of September 30, 2023, the Company had $30,050 in cash held outside its Trust Account available for the Company’s working capital purposes.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 — Organization and Business Operations (cont.)

The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the sponsor of $25,000 (see Note 8) for the founder shares and the loan under several unsecured promissory notes from the sponsor of $500,000 in total (see Note 5). On March 11, 2022, the $500,000 loan was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit. The promissory notes were canceled and no amounts were owed under these notes upon the consummation of the IPO and associated private placements.

Upon the consummation of the IPO and the full exercise of over-allotment and associated private placements (see Note 3 and Note 4) on March 11, 2022, $70,035,000 of cash was placed in the Trust Account.

In order to meet its working capital needs following the consummation of the IPO, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the lender’s discretion, up to certain amount of the working capital loan may be converted upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit. If the Company does not complete a business combination, the working capital loan will only be repaid with funds not held in the trust account and only to the extent available (see Note 5). As of September 30, 2023 and to date, an aggregate principal amount of $340,000 was outstanding and evidenced by unsecured promissory notes issued to RedOne Investment Limited, the Company’s sponsor. The principal will be payable promptly on the earlier date on which either the Company consummates an initial business combination or has received financing from other parties with no interest accrued.

On March 10, 2023, the Company entered into a loan agreement as the borrower with a third party lender, our sponsor and Nature’s Miracle Inc. (“NMI”) as the guarantors. The principal amount of the loan was $250,000 and the amount was deposited into the Trust Account in accordance with the term of our Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”). The loan was with no interest bearing until June 11, 2023. Based on the loan agreement and subsequent confirmation among each party, the loan was repayable on July 11, 2023 (the “Repayment Date”) and bears interest for one (1) month with an annualized London Interbank Offering Rate (LIBOR) of 5%. The loan was repaid in full on July 12, 2023 including principal and interest. However, the Company will cause to issue 25,000 bonus shares to the lender of the surviving company (“PubCo”) when completing the proposed business combination with NMI.

On July 11, 2023, the Company entered into two separate loan agreements for an aggregate principal amount of $250,000, on substantially the same terms. The lender of the first loan agreement is Bill Chen, Chief Executive Officer of the Company and the lender of the second loan agreement is James Li, the Chief Executive Officer of Nature’s Miracle. Each of them agreed to lend the Company a principal amount of $125,000, respectively. Pursuant to the loan agreements, the loans are unsecured and do not bear interest; provided that, if the loan is not repaid by the maturity date on November 11, 2023, then the outstanding amount will bear interest at 8% per annum, and will be payable with accrued interest on demand. The loan agreements also provide for the issuance to each lender of 12,500 shares of Class A common stock (or 25,000 shares in the aggregate) of PubCo no later than the earlier of (i) the maturity date and (ii) the closing of the planned business combination. The loan agreements also provide for customary registration rights for such shares.

On July 12, 2023, the loans closed and the proceeds of the loans were then used to repay in full the $250,000 loan and interest for the period from June 11, 2023 to July 11, 2023, pursuant to the loan agreement dated March 10, 2023 and subsequent confirmation among each party of the loan. An aggregate amount of $ 251,027 was paid on July 12, 2023.

Pursuant to the Amendment No. 1 to the Merger Agreement, Nature’s Miracle lent $40,000 to the Company on June 8, 2023 in order to pay half of initial monthly extension fee, as required by the term of the Company’s Amended and Restated Memorandum and Articles of Association effective on June 9, 2023 (the second “Charter Amendment”). The amount of $40,000 from Nature’s Miracle was deposited into the Company’s Trust Account,

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 — Organization and Business Operations (cont.)

with the balance of $40,000 for initial monthly extension paid directly from the Company’s operating account. The amount of $40,000 does not bear interest and matures upon the earlier of (i) the closing of the Company’s initial business combination and (ii) December 11, 2023. In the event that the Company does not consummate a business combination, the repayment will be only from amounts remaining outside of the Company’s trust account, if any.

Pursuant to the Amendment No. 1 to the Merger Agreement, Nature’s Miracle shall loan the Company $40,000 for each subsequent extension, and once Nature’s Miracle has secured a loan for working capital purposes, Nature’s Miracle shall loan the Company $80,000 for each subsequent extension.

On July 7, 2023, the Company issued an unsecured promissory note (the “July Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that the Company does not consummate a business combination, the July Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo will be issued to Nature’s Miracle or its designee following the closing of the business combination.

On August 10, 2023, the Company issued an unsecured promissory note (the “August Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that the Company does not consummate a business combination, the August Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo will be issued to Nature’s Miracle or its designee following the closing of the business combination.

On September 11, 2023, the Company issued an unsecured promissory note (the “September Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that the Company does not consummate a business combination, the September Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo will be issued to Nature’s Miracle or its designee following the closing of the business combination.

As of September 30, 2023, an aggregate principal amount of $280,000 was outstanding and evidenced by these unsecured promissory notes issued to Nature’s Miracle. In connection with the notes, an aggregate of 6,000 shares of Class A common stock of PubCo will be issued to Nature’s Miracle or its designee following the closing of the business combination.

Going Concern

The Company performed an assessment on its ability to continue as a going concern in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. There is no assurance that the Company will be able to consummate the initial business combination before December 11, 2023. In the event that the Company fails to consummate business combination by December 11, 2023, the Company will face mandatory liquidation and dissolution subject to certain obligations under applicable laws or regulations. This uncertainty raises substantial doubt about the Company’s ability as a going concern one year from the date the financial statement is issued. No adjustments have been made to the carrying amounts of assets or liabilities regarding the possibility of the Company not continuing as a going concern, as a result of failing to consummate business combination before December 11, 2023. Management plans to continue its efforts to consummate a business combination with the remaining time available.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited Condensed Consolidated financial statements are presented in U.S. Dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months and nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023 or any future period.

The accompanying unaudited Condensed Consolidated financial statements should be read in conjunction with audited financial statements and notes thereto included in the Form 10-K filed by the Company with the SEC on March 30, 2023.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of September 30, 2023 and December 31, 2022.

Marketable Securities Held in the Trust Account

As of September 30, 2023 and December 31, 2022, The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. Interest income earned on these investments is fully reinvested into the investments held in Trust Account and therefore considered as an adjustment to reconcile net loss to net cash used in operating activities in the Statements of Cash Flow. Such interest income reinvested will be used to redeem all or a portion of the ordinary shares upon the completion of business combination (See Note 6).

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control)

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s public shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2023, ordinary shares subject to possible redemption are presented at redemption value of approximately $10.837 per share as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Offering Costs Associated with the IPO

Offering costs consist of underwriting, legal, accounting, registration and other expenses incurred through the balance sheet date that are directly related to the IPO. As of March 11, 2022, offering costs totaled $5,614,686. The amount was consisted of $1,380,000 of underwriting commissions, $2,415,000 of deferred underwriting commissions, and $1,819,686 of other offering costs (which includes $1,262,250 of representative shares, as described in Note 8. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A–“Expenses of Offering”. Offering costs were charged to shareholders’ equity upon the completion of the IPO. The Company allocates offering costs between public shares, public warrants and public rights based on the estimated fair values of them at the date of issuance. Accordingly, $5,109,364 was allocated to public shares and was charged to temporary equity, and a sum of $505,322 was allocated to public warrants and public rights, and was charged to shareholders’ equity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution that at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Net Income (Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less interest income in trust account less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. For the nine months ended September 30, 2023 and

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

September 30, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

The net income (loss) per share presented in the Condensed Consolidated statement of operations is based on the following:

	For The Three Months Ended September 30, 2023	For The Nine Months Ended September 30, 2023	For The Three Months Ended September 30, 2022	For The Nine Months Ended September 30, 2022
Net income (loss)	$383,833	$1,215,479	$74,260	$(29,553)
Accretion of temporary equity to initial redemption value(1)	(240,000)	(570,000)	—	(12,354,364)
Interest earned from trust account	(484,750)	(1,698,916)	(316,100)	(415,703)
Net loss including accretion of temporary equity to redemption value	$(340,917)	$(1,053,437)	$(241,840)	$(12,799,620)
	For The Three Months Ended September 30, 2023		For The Nine Months Ended September 30, 2023		For The Three Months Ended September 30, 2022		For The Nine Months Ended September 30, 2022
	Redeemable shares	Non-redeemable shares	Redeemable shares	Non-redeemable shares	Redeemable shares	Non-redeemable shares	Redeemable shares	Non-redeemable shares
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity	$(207,541)	$(133,376)	$(704,889)	$(348,548)	$(182,541)	$(59,299)	$(9,081,522)	$(3,718,098)
Accretion of temporary equity to initial redemption value(1)	240,000	—	570,000	—	—	—	12,354,364	—
Interest earned from trust account	484,750	—	1,698,916	—	316,100		415,703	—
Allocation of net income/(loss)	$517,209	$(133,376)	$1,564,027	$(348,548)	$133,559	$(59,299)	$3,688,545	$(3,718,098)

Denominators:
Weighted-average shares outstanding	3,487,922	2,241,500	4,533,123	2,241,500	6,900,000	2,241,500	5,156,044	2,110,956
Basic and diluted net income/(loss) per share	$0.15	$(0.06)	$0.35	$(0.16)	$0.02	$(0.03)	$0.72	$(1.76)

____________

(1)      Based on IPO prospectus of the Company, redemption price was initially $10.15 per share, plus any pro rata interest earned on the fund held in the trust account less amount necessary to pay the Company’s taxes. An aggregate of $12,354,364 was accreted to the redemption value of public shares at the closing of the IPO; Based on the terms of the amended and restated memorandum and articles of association amended on March 10, 2023, an aggregate of $250,000 was accreted to the redemption value of the 4,132,589 shares of redeemable shares that remained as of March 31, 2023; Based on the terms of the amended and restated memorandum and articles of association amended on June 9, 2023, an aggregate of $80,000 was accreted to the redemption value of the 3,487,922 shares of redeemable shares that remained as of June 30, 2023; and an aggregate of $240,000 was accreted to the redemption value of the 3,487,922 shares of redeemable shares that remained as of September 30, 2023.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Warrants

The Company evaluates the public and private warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, both public and private warrants are classified in shareholders’ equity.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The evaluation was performed for the period ended December 31, 2022 and the upcoming 2023 tax year. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense. There were no interest and penalties incurred since the Company was incorporated on February 19, 2021.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company’s tax provision was nil and it had no deferred tax assets for the period presented. The Company is considered to be an exempted Cayman Islands Company, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Any interest payable in respect to US debt obligations held by the Trust Account is intended to qualify for the portfolio interest exemption or otherwise be exempt from U.S. withholding taxes. Furthermore, shareholders of the Company may be subject to tax in their respective jurisdictions based on applicable laws, for instances, U.S. persons may be subject to tax on the amounts deemed received depending on whether the Company is a passive foreign investment company and whether U.S. persons have made any applicable tax elections permitted under applicable law. The Company’s wholly owned subsidiaries, LBBB Merger Corp. and LBBB Merger Sub Inc. were incorporated under Delaware law, and their tax provisions were nil and they had no deferred tax assets for the period presented.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 3 — Initial Public Offering

Pursuant to the IPO on March 11, 2022, the Company sold 6,900,000 Public Units, which includes the full exercise of the underwriter’s over-allotment option, at a price of $10.00 per Public Unit. Each unit consists of one ordinary share, one-half of one redeemable warrant and one right. Each whole warrant entitles the holder thereof to purchase one ordinary share for $11.50 per share, subject to certain adjustment. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each right entitles the holder to receive one-tenth of one ordinary share upon consummation of the Company’s initial business combination (See Note 8).

All of the 6,900,000 public shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

As of September 30, 2023, the ordinary shares reflected on the balance sheet are reconciled in the following table.

As of September 30, 2023
Gross proceeds	$69,000,000
Less:
Proceeds allocated to public warrants and public rights	(6,210,000)
Offering costs of public shares	(5,109,364)
Redemption payment for 3,412,078 shares redeemed	(35,514,686)
Plus:
Accretion of carrying value to redemption value	15,631,405
Ordinary share subject to possible redemption	$37,797,355

Note 4 — Private Placement

Simultaneously with the closing of the IPO, RedOne Investment Limited, the Company’s sponsor, purchased an aggregate of 351,500 Private Units in a private placement at $10.00 per Private Unit. The Private Units are identical to the units sold in the IPO, as each private unit consists of one share of ordinary shares in the Company, and one right to receive one tenth (1/10) of a share of ordinary shares automatically upon the consummation of an initial business combination, and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one ordinary share for $11.50 per share.

The holders of the private units have agreed (A) to vote the shares underlying their private units in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-business combination activities prior to the consummation of such a business combination unless the Company provides public shareholders with the opportunity to convert their public shares in connection with any such vote, (C) not to convert any shares underlying the private units into the right to receive cash from the trust account in connection with a shareholder vote to approve an initial business combination or a vote to amend the provisions of the Company’s amended and restated certificate of incorporation relating to shareholders’ rights or pre-business combination activity or sell their shares to the Company in connection with a tender offer the Company engages in and (D) that the shares underlying the private units shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Subject to certain limited exceptions, the purchasers have also agreed not to transfer, assign or sell any of the private units or underlying securities (except to transferees that agree to the same terms and restrictions) until 30 days after the completion of an initial business combination.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 5 — Related Party Transactions

Founder Shares

On February 19, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate amount of $25,000. In connection with the increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share thereby increasing the number of issued and outstanding founder shares to 1,725,000 (up to 225,000 of which are subject to forfeiture) so as to maintain the number of founder shares at 20% of the outstanding ordinary shares upon the consummation of this offering, resulting in an effective purchase price per founder share after the share dividend of approximately $0.014. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the shares issued to the underwriter at closing or the shares underlying the private placement units). Since the over-allotment option has been fully exercised, the 225,000 founder shares were no longer subject to forfeiture on March 11, 2022.

Administrative Service Fee

The Company has agreed, commencing on the signing of the engagement letter with the underwriter on May 6, 2021, to pay the sponsor a monthly fee of up to $10,000 up to the consummation of business combination, for the Company’s use of its personnel and other administrative resources. From May 6, 2021 to September 30, 2023, the Company had paid an aggregate of $288,000 to the sponsor. For the three months ended September 30, 2023 and September 30, 2022, the Company incurred and paid $30,000 in the fees for each period. For the nine months ended September 30, 2023 and September 30, 2022, the Company incurred and paid $90,000 in the fees for each period.

Related Party Loans

On May 11, 2021, the Company issued a $300,000 principal amount unsecured promissory note to the Company’s sponsor, On January 31, 2022, the Company issued a $100,000 principal amount unsecured promissory note to the Company’s sponsor, On March 7, 2022, the Company issued a $100,000 principal amount unsecured promissory note to the Company’s sponsor, and the Company had received such amounts as of issuance dates. The notes are non-interest bearing, and due after the date on which this offering is consummated or the Company determines to abandon this offering. On March 11, 2022, the $500,000 loan was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit. The promissory notes were canceled and no amounts were owed under the notes.

As mentioned in Note 1, in order to meet its working capital needs following the consummation of the IPO, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit. If the Company does not complete a business combination, the working capital loan will only be repaid with funds not held in the trust account and only to the extent available. As of September 30, 2023 and to date, an aggregate principal amount of $340,000 was outstanding and evidenced by unsecured promissory notes issued to RedOne Investment Limited, the Company’s sponsor. The principal is payable promptly on the earlier date on which either the Company consummates an initial business combination or has received financing from other parties with no interest accrued.

On July 11, 2023, the Company entered into two separate loan agreements for an aggregate principal amount of $250,000, on substantially the same terms. The lender of the first loan agreement is Bill Chen, Chief Executive Officer of the Company and the lender of the second loan agreement is James Li, the Chief Executive Officer of Nature’s Miracle. Each of them agreed to lend the Company a principal amount of $125,000, respectively. Pursuant to the loan agreements, the loans are unsecured and do not bear interest; provided that, if the loan is not repaid

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 5 — Related Party Transactions (cont.)

by the maturity date on November 11, 2023, then the outstanding amount will bear interest at 8% per annum, and will be payable with accrued interest on demand. The loan agreements also provide for the issuance to each lender of 12,500 shares of Class A common stock (or 25,000 shares in the aggregate) of PubCo no later than the earlier of (i) the maturity date and (ii) the closing of the planned business combination. The loan agreements also provide for customary registration rights for such shares.

Other Related Party Transactions

For the three months ended September 30, 2023 and September 30, 2022, total reimbursement of out-of-pocket expenses paid to our sponsor, officers or directors were $2,157 and $5,902 respectively. For the nine months ended September 30, 2023 and September 30, 2022, total reimbursement of out-of-pocket expenses paid to our sponsor, officers or directors were $10,993 and $20,666 respectively. The outstanding balance amount was nil at September 30, 2023. The outstanding balance amount was $5,323 at December 31, 2022, and this amount had been paid off as of September 30, 2023.

Note 6 — Fair Value Measurements

The Company follows the guidance in FASB ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2023	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$37,797,355	$71,043,126

Except for the foregoing, the Company does not have any assets measured at fair value on a recurring basis at September 30, 2023 and December 31, 2022.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. No such transfers took place for the period presented.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 7 — Commitments and Contingencies

Risks and Uncertainties

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Therefore, any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming shareholders, the mechanics of any required payments of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.

Underwriting Agreement

A deferred underwriting commission of $0.35 per Public Unit sold, totaling $2,415,000 will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, without accrued interest. In the event that the Company does not close a Business Combination, the representative underwriter forfeits its right to receive the commission.

Registration Rights

The initial shareholders will be entitled to registration rights with respect to their initial shares, as well as the holders of the Private Units and holders of any securities issued to the Company’s initial shareholders, officers, directors or their affiliates in payment of working capital loans or extension loans made to the Company, will be entitled to registration rights with respect to the Private Units (and underlying securities), pursuant to an agreement signed on the effective date of the IPO. The holders of such securities are entitled to demand that the Company register these securities at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a business combination.

Engagement agreement with Legal Counsel

The Company has entered into an engagement agreement with its legal counsel with respect to the proposed business combination. The fee will be based on the number of hours spent. An aggregate of $250,000 will be paid before the closing of the business combination and the balance will be due upon the closing of the business combination. As of September 30, 2023, an aggregate of $250,000 had been accrued into the Company’s condensed consolidated financial statements.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 7 — Commitments and Contingencies (cont.)

Engagement agreement with Underwriter

The Company has entered into an engagement agreement with its underwriter with respect to the proposed business combination. A success fee will be paid upon closing of the business combination, with the amount calculated as the following schedule: (i) 2% of the aggregate value of transaction (as described in Note 1, Business Combination) for the part up to $200 million; (ii) 1% for the part over $200 million.

Engagement Agreement — Fairness Opinion

An aggregate of $90,000 will be paid upon the closing of the business combination, based on an engagement agreement entered into by the Company and the provider of fairness opinion concerning the terms of the business combination.

Bonus Shares

As of September 30, 2023, the Company has committed to cause to issue an aggregate of 56,000 bonus shares of PubCo based on the following: (i) 25,000 shares to a third party investor based on the loan agreement entered into on March 10, 2023, and the loan was repaid in full on July 12, 2023; (ii) 12,500 shares to Bill Chen and 12,500 shares to James Li (or 25,000 shares in aggregate) based on the loan agreements entered into on July 11, 2023; (iii) a total of 6,000 shares to Natures Miracle or its designee based on promissory notes issued on July 7, 2023, August 10, 2023 and September 11, 2023, respectively. Since the issuance of the bonus shares is contingent on the consummation of the proposed business combination, and the potential costs of the bonus shares do not qualify as debt discounts or freestanding instruments as of September 30, 2023, they were not booked as expenses and liabilities as of September 30, 2023.

Note 8 — Shareholder’s Equity

Ordinary shares

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share.

On February 19, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. In connection with the increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share thereby increasing the number of issued and outstanding founder shares to 1,725,000 (up to 225,000 of which are subject to forfeiture) so as to maintain the number of founder shares at 20% of the outstanding shares of our ordinary shares upon the consummation of this offering, resulting in an effective purchase price per founder share after the share dividend of approximately $0.014. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the shares issued to the underwriter at closing or the shares underlying the private placement units). Since the over-allotment option has been fully exercised, the 225,000 founder shares were no longer subject to forfeiture on March 11, 2022.

On March 11, 2022, the Company sold 6,900,000 units, which includes the full exercise of the over-allotment option by the underwriter of in the IPO at a price of $10.00 per Public Unit in the IPO; and the Company sold to its sponsor an aggregate of 351,500 Private Units at $10.00 per Private Unit. Each Public Unit and Private Unit consists of one ordinary share, one-half of one redeemable warrant and one right.

The Company issued to the underwriter 165,000 shares of ordinary shares (the “Representative Shares”) upon the closing of the IPO on March 11, 2022. The Company estimates the fair value of Representative Shares to be $1,262,250 in total, or $7.65 per Representative Share. The Company accounted for the Representative Shares as an expense of the IPO, resulting in a charge directly to stockholder’s equity. The underwriter has agreed not to transfer, assign, sell, pledge, or hypothecate any such Representative Shares, or subject such Representative Shares to

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 8 — Shareholder’s Equity (cont.)

hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person until the completion of our initial business combination. In addition, the underwriter has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of our initial business combination and (ii) to waive its rights to liquidating distributions from the trust account with respect to such shares if we fail to complete our initial business combination within 12 months (or 15 months, as applicable) from the closing of this offering.

On March 9, 2023, the Company held an Extraordinary General Meeting (the “General Meeting”) of shareholders. In the General Meeting, shareholders approved an amendment to our Amended and Restated Memorandum and Articles of Association (the first “Charter Amendment”), to extend the time for us to complete a business combination for an additional three (3) months, from March 11, 2023 to June 11, 2023 (the “Extension”). The first Charter Amendment was filed with the Registrar of companies in the Cayman Islands on March 10, 2023 and was effective on that date. In connection with the General Meeting, shareholders elected to redeem a total of 2,767,411 ordinary shares.

On June 5, 2023, the Company held an Extraordinary General Meeting (the “General Meeting”) of shareholders. In the General Meeting, shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the second “Charter Amendment”), to extend the time for the Company to complete a business combination for up to an additional six (6) months, from June 11, 2023 to December 11, 2023 (the “Extension”) by means of up to six (6) monthly Extensions. The second Charter Amendment was filed with the Registrar of companies in the Cayman Islands on June 9, 2023 and was effective on that date. In connection with the General Meeting, shareholders elected to redeem a total of 644,667 ordinary shares.

As of September 30, 2023, there were 2,241,500 shares of ordinary shares issued and outstanding excluding 3,487,922 shares subject to possible redemption.

Warrants

Each whole warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as described below, commencing 30 days after the completion of its initial business combination, and expiring five years from after the completion of an initial business combination. No fractional warrant will be issued and only whole warrants will trade.

The Company may redeem the warrants at a price of $0.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $18.00 (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations) per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given, provided there is an effective registration statement and current prospectus in effect with respect to the ordinary shares underlying such warrants during the 30 day redemption period. If the Company redeems the warrants as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” If a registration statement is not effective within 90 days following the consummation of a business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the warrant exercise. If an initial business combination is not consummated, the warrants will expire and will be worthless.

In addition, if (a) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at a newly issued price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founders’ shares held by the Company’s initial shareholders or such affiliates, as applicable, prior to

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 8 — Shareholder’s Equity (cont.)

such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the Company’s initial business combination (net of redemptions), and (c) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price.

Rights

Except in cases where the Company is not the surviving company in a business combination, each holder of a right will automatically receive one-tenth (1/10) of an ordinary share upon consummation of an initial business combination, even if the holder of a public right converted all ordinary shares held by him, her or it in connection with the initial business combination or an amendment to our certificate of incorporation with respect to the Company’s pre-business combination activities. In the event the Company will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one- tenth (1/10) of a share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a business combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis.

The Company will not issue fractional shares in connection with an exchange of rights. As a result, holders of rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a business combination. If the Company are unable to complete an initial business combination within the required time period and liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will the Company be required to net cash settle the rights.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the unaudited consolidated financial statements were issued and identified the following subsequent events that shall be disclosed.

On October 11, 2023, the Company issued an unsecured promissory note (the “October Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that the Company does not consummate a business combination, the October Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo will be issued to Nature’s Miracle or its designee following the closing of the business combination. The proceeds of the October Note were deposited into the Company’s trust account in connection with extending the business combination completion window until November 11, 2023.

On October 12, 2023, LBBB Merger Corp. filed a Form S-4/A containing amendment No. 3 to the registration statement to address comments LBBB Merger Corp. received from the SEC on January 31, 2023.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 10 — Events Subsequent to the Date of the Form 10-Q Filed on November 7, 2023

On November 9, 2023, the Company issued an unsecured promissory note (the “November Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that the Company does not consummate a business combination, the November Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo will be issued to Nature’s Miracle or its designee following the closing of the business combination. The proceeds of the November Note were deposited into the Company’s trust account in connection with extending the business combination completion window until December 11, 2023.

On November 15, 2023, the Company and its wholly owned subsidiary LBBB Merger Corp. entered into a Letter Agreement with Nature’s Miracle, and each party agrees to issue a total of 235,000 shares of PubCo’s common stock upon the closing of the proposed business combination to the following: (i) 50,000 shares to Tie (James) Li and 50,000 shares to Zhiyi, Zhang (or 100,000 shares in aggregate) in connection with their guarantees of the repayment of Newtek Loan, which is lent to a subsidiary of Natures Miracle with the principal amount of $3,700,000; (ii) 12,500 shares to Tie (James) Li and 12,500 shares to Deyin (Bill) Chen (or 25,000 shares in aggregate) in connection with their lendings to Lakeshore, each with the principal amount of $125,000 under separate while similar loan agreements (which were disclosed in the other part of this report) ; (iii) 10,000 shares to Charles Jourdan Hausman in connection with a employee agreement with Nature’s Miracle and (iv) 100,000 shares to Darin Carpenter in connection with a employee agreement with Nature’s Miracle.

On December 6, 2023, the Company held an Extraordinary General Meeting (the “December General Meeting”) of shareholders. In the December General Meeting, shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the second “Charter Amendment”), to extend the time for the Company to complete a business combination for up to an additional three (3) months, from December 11, 2023 to March 11, 2024 (the “Extension”) by means of up to three (3) monthly Extensions. The third Charter Amendment was filed with the Registrar of companies in the Cayman Islands on December 8, 2023 and was effective on that date. In accordance with the terms of the third Charter Amendment, the Company needs to deposit into the Trust Account $20,000 for each monthly Extension. In connection with the December General Meeting, shareholders elected to redeem a total of 2,141,262 ordinary shares. An aggregate payment of $23,466,072 was distributed from the Company’s Trust Account for the ordinary shares redeemed.

On December 7, 2023, the Company issued an unsecured promissory note (the “December Note”) in the principal amount of $20,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) March 11, 2024. In the event that the Company does not consummate a business combination, the December Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo will be issued to Nature’s Miracle or its designee following the closing of the business combination. The proceeds of the December Note were deposited into the Company’s trust account in connection with extending the business combination completion window until January 11, 2024.

On December 8, 2023, the Company entered into Amendment No. 2 to the Merger Agreement (the “Amendment”) with the other parties thereto. The Amendment provides that Nature’s Miracle shall loan to the Company $20,000 for each monthly extension of time for the completion of business combination. The Amendment also extended the Outside Date, from December 11, 2023 to March 11, 2024 to allow additional time for the parties to completed the Business Combination.

On December 8, 2023, the Company entered into a Side Letter to Loan Agreements and Promissory Notes (the “Letter Agreement”) with Nature’s Miracle, Tie (James) Li and Deyin (Bill) Chen. Pursuant to the Letter Agreement, (i) Nature’s Miracle and the Company agree to extend the deadline repayment date of principal amounts that Nature’s Miracle lent to the Company, which was based on the Amendment No. 1 to the Merger Agreement and has an aggregate amount of $440,000, to March 11, 2024; and (ii) the Company, Tie (James) Li and Deyin (Bill) Chen agree to extend the “Repayment Date” (as defined in the Loan Agreements entered into by each party on July 11, 2023 with total principal amount of $250,000) to March 11, 2024 and agree to waive any and all interest and penalties that may have accrued commencing on November 11, 2023.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 10 — Events Subsequent to the Date of the Form 10-Q Filed on November 7, 2023 (cont.)

On December 22, 2023, the Company issued an unsecured promissory note (the “Note”) in the principal amount of $30,000 to the Company’s sponsor. The Note does not bear interest and the principal shall be payable promptly on the earlier date on which either the Company consummates an initial business combination or has received financing from other parties.

On January 8, 2024, the Company issued an unsecured promissory note (the “January Note”) in the principal amount of $20,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) March 11, 2024. In the event that the Company does not consummate a business combination, the January Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo will be issued to Nature’s Miracle or its designee following the closing of the business combination. The proceeds of the January Note were deposited into the Company’s trust account in connection with extending the business combination completion window until February 11, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Lakeshore Acquisition II Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Lakeshore Acquisition II Corp. (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2022 and for the period from February 19, 2021 (inception) to December 31, 2021, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 19, 2021(inception) to December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has no revenue, its business plan is dependent on the completion of the initial business combination and the Company’s cash and working capital are not sufficient to complete its planned activities one year from the issuance of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2021.

New York, New York

March 30, 2023

LAKESHORE ACQUISITION II CORP.
Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$44,918	$65,790
Deferred offering costs	—	223,822
Prepaid expenses	10,000	—
Marketable securities held in trust account	71,043,126	—
Total Current Assets	71,098,044	289,612
Total Assets	$71,098,044	$289,612

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Notes payable – related party	$—	$300,000
Deferred underwriting fee payable	2,415,000	—
Accrued expenses – related party	5,323	—
Accrued offering costs and other expenses	321,943	50,000
Total Current Liabilities	2,742,266	350,000
Total Liabilities	2,742,266	350,000

Commitments and contingencies

Redeemable Ordinary Shares
Ordinary shares subject to possible redemption: 6,900,000 shares (at redemption value of $10.296 per share)	71,043,126	—

Shareholders’ Deficit
Ordinary share, $0.0001 par value; 500,000,000 shares authorized; 2,241,500 and 1,725,000 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively(1)	224	173
Additional paid-in capital	—	24,827
Accumulated deficit	(2,687,572)	(85,388)
Total Shareholders’ Deficit	(2,687,348)	(60,388)
Total Liabilities and Shareholders’ Deficit	$71,098,044	$289,612

____________

(1)      The number of ordinary shares issued and outstanding at December 31, 2021 includes an aggregate of up to 225,000 shares of non-redeemable founder shares that are subject to forfeiture if the underwriter does not exercise over-allotment option. In connection with the closing of the initial public offering and the underwriter’s full exercise of over-allotment option on March 11, 2022, the 225,000 founder shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these consolidated financial statements.

LAKESHORE ACQUISITION II CORP.
Consolidated Statements of Operations

	For The Year Ended December 31, 2022	For The Period From February 19, 2021 (Inception) To December 31, 2021
Formation, general and administrative expenses	$754,524		$85,388
Loss from operations	(754,524)		(85,388)

Other income
Interest income on marketable securities held in trust account	1,008,126		—
Net Income (loss)	$253,602		$(85,388)

Basic and diluted weighted average shares outstanding
Redeemable ordinary shares-basic and diluted	5,595,616		—
Non-redeemable ordinary shares-basic and diluted(1)	2,101,326		1,500,000

Basic and diluted net income (loss) per share
Redeemable ordinary shares-basic and diluted	$0.68	$	N/A
Non-redeemable ordinary shares-basic and diluted	$(1.70)		$(0.06)

____________

(1)      The number of weighted-average shares outstanding for the period from February 19, 2021 (Inception) to December 31, 2021 excludes an aggregate of up to 225,000 shares of non-redeemable founder shares that are subject to forfeiture if the underwriter does not exercise over-allotment option. In connection with the increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share, thereby increasing the number of issued and outstanding founder shares from 1,437,500 to 1,725,000, including up to an aggregate of 225,000 founder shares subject to forfeiture. In connection with the closing of the initial public offering and the underwriter’s full exercise of over-allotment option on March 11, 2022, the 225,000 founder shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.

The accompanying notes are an integral part of these consolidated financial statements.

LAKESHORE ACQUISITION II CORP.
Consolidated Statements of Changes in Shareholders’ Deficit

	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balances, February 19, 2021 (Inception)	—	$—	$—	$—	$—
Issuance of ordinary shares to the initial shareholder in February 2021	1,437,500	144	24,856	—	25,000
Share dividend of 0.2 shares for each outstanding share in December 2021	287,500	29	(29)	—	—
Net loss	—	—	—	(85,388)	(85,388)
Balances, December 31, 2021(1)	1,725,000	$173	$24,827	$(85,388)	$(60,388)
Issuance of public units	6,900,000	690	68,999,310	—	69,000,000
Issuance of private units	351,500	35	3,514,965	—	3,515,000
Issuance of representative shares	165,000	16	1,262,234	—	1,262,250
Deduction of offering costs	—	—	(5,614,686)	—	(5,614,686)
Deduction for value of ordinary shares subject to redemption	(6,900,000)	(690)	(62,789,310)	—	(62,790,000)
Allocation of offering costs to ordinary shares subject to redemption	—	—	5,109,364	—	5,109,364
Deduction for increases of carrying value of redeemable shares	—	—	(10,506,704)	(2,855,786)	(13,362,490)
Net loss	—	—	—	253,602	253,602
Balances, December 31, 2022	2,241,500	$224	—	$(2,687,572)	$(2,687,348)

____________

(1)      The number of ordinary shares outstanding at December 31, 2021 includes an aggregate of up to 225,500 shares of non-redeemable founder shares that are subject to forfeiture if the underwriter does not exercise over-allotment option. In connection with the increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share, thereby increasing the number of issued and outstanding founder shares from 1,437,500 to 1,725,000, including up to an aggregate of 225,000 founder shares subject to forfeiture. In connection with the closing of the initial public offering and the underwriter’s full exercise of over-allotment option on March 11, 2022, the 225,000 founder shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these consolidated financial statements.

LAKESHORE ACQUISITION II CORP.
Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2022	For the Period From February 19, 2021 (Inception) To December 31, 2021
Cash flow from operating activities
Net income (loss)	$253,602	$(85,388)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income earned in trust account	(1,008,126)	—
Change in operating assets and liabilities:
Change in prepaid expenses	(10,000)
Change in accrued expense – related party	5,323
Change in accrued expense and other current liabilities	321,943	—
Net cash used in operating activities	(437,258)	(85,388)

Cash flow from investing activities
Cash deposited in trust account	(70,035,000)	—
Net cash used in investing activities	(70,035,000)	—

Cash flow from financing activities
Proceeds from sale of ordinary shares	—	25,000
Proceeds from note payable to a related party	200,000	300,000
Proceeds from issuance of public units	69,000,000
Proceeds from issuance of private units(1)	3,015,000	—
Payment of underwriting fee	(1,380,000)	—
Payment of other offering costs	(383,614)	(173,822)
Net cash provided by financing activities	70,451,386	151,178

Net change in cash	(20,872)	65,790
Cash at beginning of period	65,790	—
Cash at end of period	$44,918	$65,790

Non-cash investing and financial activities:
Deferred offering costs accrued	$—	$50,000
Note payable to a related party converted to subscription of private units	500,000	—
Deferred underwriting commission charged to additional paid in capital	2,415,000	—
Issuance of representative shares charged to additional paid in capital	1,262,250	—
Initial value of public shares subject to possible redemption	62,790,000	—
Reclassification of offering cost related to public shares	(5,109,364)	—
Subsequent measurement of public shares subject to possible redemption	13,362,490	—

____________

(1)      On March 11, 2022, a total of $500,000 under promissory note payable to a related party was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit.

The accompanying notes are an integral part of these consolidated financial statements.

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 1 — Organization and Business Operations

Organization and General

Lakeshore Acquisition II Corp. (the “Company”) was incorporated in the Cayman Islands on February 19, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region except that according to the Company’s amended and restated memorandum and articles of association, the Company will not effectuate its initial business combination with a company that is headquartered in the People’s Republic of China (“China”), the Hong Kong Special Administrative Region of China (“Hong Kong”) or the Macau Special Administrative Region of China (“Macau”) or conducts a majority of its operations in China, Hong Kong or Macau.

As of December 31, 2022, the Company had not yet commenced any operations and had not generated revenue. All activity for the period from February 19, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (the “IPO”) described below and its effort in seeking a target business. The Company will not generate any operating revenue until after its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year-end.

The Company’s sponsor is RedOne Investment Limited, a BVI limited liability company (the “sponsor”).

On August 1, 2022, LBBB Merger Corp. was incorporated under Delaware law as a wholly owned subsidiary of the Company, and LBBB Merger Sub Inc. was incorporated under Delaware law as a wholly owned subsidiary of LBBB Merger Corp. Both of these two companies were incorporated for the purpose of effecting its initial business combination and will not have any activities before the closing of the business combination (as described below in “Business Combination” in Note 1).

Financing

The registration statement for the Company’s IPO (as described in Note 3) was declared effective on March 8, 2022 (the “Effective Date”). On March 11, 2022, the Company consummated an IPO of 6,900,000 units, which includes the full exercise of the over-allotment option by the underwriter in the IPO, at $10.00 per unit (the “Public Units”), generating total gross proceeds of $69,000,000.

Simultaneously with the IPO, the Company sold to its sponsor 351,500 units at $10.00 per unit (the “Private Units”) in a private placement (as described in Note 4), generating total gross proceeds of $ 3,515,000.

Offering costs amounted to $5,614,686 consisting of $1,380,000 of underwriting commissions, $2,415,000 of deferred underwriting commissions, and $1,819,686 of other offering costs (which includes $1,262,250 of representative shares, as described in Note 8). Except for the $25,000 of subscription of founder shares, the Company received net proceeds of $68,162,564 from the IPO and the private placement.

Trust Account

Upon the closing of the IPO and the private placement, $70,035,000 was placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee.

The funds held in the Trust Account can be invested in United States government treasury bills, notes or bonds having a maturity of 185 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, until the earlier of the consummation of its first business combination and the Company’s failure to consummate a business combination within 12 months (or 15 months as applicable) from the consummation of the IPO.

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 1 — Organization and Business Operations (cont.)

Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements.

In addition, interest income earned on the funds in the Trust account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust account.

Business Combination

Pursuant to Nasdaq listing rules, the Company’s initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account (excluding any deferred underwriting commissions payable and any taxes payable on the income earned on the Trust account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial business combination, although the Company may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test.

The Company currently anticipates structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. The Company may, however, structure a business combination where the Company merges directly with the target business or where the Company acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but the Company will only complete such business combination if the post-transaction company owns 50% or more of the outstanding voting securities of the target or otherwise owns a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.

The Company will either seek shareholder approval of any business combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust account, less any taxes then due but not yet paid, or provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid.

The Company will proceed with a business combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination and, solely if shareholder approval is sought, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company will be required to approve the business combination.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the ordinary shares sold in this offering without the Company’s prior written consent.

In connection with any shareholder vote required to approve any business combination, the initial shareholders will agree (i) to vote any of their respective shares in favor of the initial business combination and (ii) not to convert such respective shares into a pro rata portion of the trust account or seek to sell their shares in connection with any tender offer the Company engages in.

On September 9, 2022, The Company entered into a merger agreement (the “Merger Agreement”) with certain parties aiming to acquire 100% of the equity securities of Nature’s Miracle, Inc. “Nature’s Miracle”.

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 1 — Organization and Business Operations (cont.)

Pursuant to the Merger Agreement, immediately prior to the proposed business combination, the Company will reincorporate into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of merging with and into a newly formed Delaware corporation (the “Reincorporation”), with the Company together with its successor (LBBB Merger Corp., a Delaware corporation) being the purchaser (the “Purchaser”) of the proposed business combination.

Pursuant to the Merger Agreement, Nature’s Miracle will merge with LBBB Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Purchaser, with Nature’s Miracle surviving and the Purchaser acquiring 100% of the equity securities of Nature’s Miracle. In exchange for their equity securities, the stockholders of Nature’s Miracle will receive an aggregate number of shares of common stock of the Purchaser with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). Under the Merger Agreement, the aggregate number of shares of common stock of the Purchaser that will be received by the stockholders of Natures Miracle equals to the aggregate value divided by $10.00.

On November 14, 2022, LBBB Merger Corp., the Company’s wholly owned subsidiary, filed a Form S-4 containing the registration statement with respect to the proposed business combination with Nature’s Miracle.

On December 28, 2022, LBBB Merger Corp. filed a Form S-4/A containing amendment No. 1 to the registration statement to address comments LBBB Merger Corp. received from the SEC on December 14, 2022, regarding the registration statement.

Liquidation

Pursuant to the amended and restated memorandum and articles of association, if the Company is unable to complete its initial business combination within 15 months from the effective date of the IPO, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, liquidate and dissolve.

Liquidity and Capital Resources

As of December 31, 2022, the Company had $44,918 in cash held outside its Trust Account available for the Company’s working capital purposes.

The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the sponsor of $25,000 (see Note 8) for the founder shares and the loan under several unsecured promissory notes from the sponsor of $500,000 in total (see Note 5). On March 11, 2022, the $500,000 loan was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit. The promissory notes were canceled and no amounts were owed under the notes at December 31, 2022.

Upon the consummation of the IPO and the full exercise of over-allotment and associated private placements (see Note 3 and Note 4) on March 11, 2022, $70,035,000 of cash was placed in the Trust Account.

In order to meet its working capital needs following the consummation of the IPO, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the lender’s discretion, up to certain amount of the working capital loan may be converted upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit. If the Company does not complete a business combination, the working capital loan will only be repaid with funds not held in the trust account and only to the extent available (see Note 5). To date, an aggregate principal amount of $200,000 was outstanding and evidenced by an unsecured promissory note issued

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 1 — Organization and Business Operations (cont.)

to RedOne Investment Limited, the Company’s sponsor. The principal shall be payable promptly on the earlier date on which either the Company consummates an initial business combination or has received financing from other parties with no interest accrued, and the amount of $200,000 does not have the conversion feature of converting into additional private units, based on the description of the promissory note.

In addition, an aggregate principal amount of $250,000 under a loan agreement with a third party lender was outstanding as of the date this report was issued. The loan is guaranteed by the Company’s sponsor and Nature’s Miracle Inc. (“NMI”) with no interest bearing and is repayable on or before June 11, 2023 (the “Repayment Date”). The Company shall cause to issue 25,000 bonus shares to the lender of the surviving company when completing the proposed business combination with NMI, no later than the Repayment Date. The amount of $250,000 was deposited into the Company’s Trust Account in accordance with the term of the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”).

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, staying as a public company and consummating the business combination.

Going Concern

The Company performed an assessment on its ability to continue as a going concern in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. There is no assurance that the Company will be able to consummate the initial business combination within 12 months (or 15 months, as applicable) from the date of the IPO. In the event that the Company fails to consummate business combination within the required period, the Company will face mandatory liquidation and dissolution subject to certain obligations under applicable laws or regulations. This uncertainty raises substantial doubt about the Company’s ability as a going concern one year from the date the financial statement is issued. No adjustments have been made to the carrying amounts of assets or liabilities regarding the possibility of the Company not continuing as a going concern, as a result of failing to consummate business combination within 12 months (or 15 months, as applicable) from the date of the IPO. Management plans to continue its efforts to consummate a business combination within 12 months (or 15 months, as applicable) from the date of the IPO.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. Dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principals of Consolidation

The accompanying consolidated financial statements included the accounts of the Company and its wholly owned subsidiaries where the Company has the ability to exercise control, namely, LBBB Merger Corp. and LBBB Merger Sub Inc.. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2022 and December 31, 2021.

Marketable Securities Held in the Trust Account

As of December 31, 2022, the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. Interest income earned on these investments is fully reinvested into the investments held in Trust Account and therefore considered as an adjustment to reconcile net loss to net cash used in operating activities in the Statements of Cash Flow. Such interest income reinvested will be used to redeem all or a portion of the ordinary shares upon the completion of business combination (See Note 6).

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s public shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero. Accordingly, as of December 31, 2022, ordinary shares subject to possible redemption are presented at redemption value of $10.296 per share as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheets.

Offering Costs Associated with the IPO

Offering costs consist of underwriting, legal, accounting, registration and other expenses incurred through the balance sheet date that are directly related to the IPO. As of March 11, 2022, offering costs totaled $5,614,686. The amount was consisted of $1,380,000 of underwriting commissions, $2,415,000 of deferred underwriting commissions, and $1,819,686 of other offering costs (which includes $1,262,250 of representative shares, as described in Note 8. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A–“Expenses of Offering”. Offering costs were charged to shareholders’ equity upon the completion of the IPO. The Company allocates offering costs between public shares, public warrants

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

and public rights based on the estimated fair values of them at the date of issuance. Accordingly, $5,109,364 was allocated to public shares and was charged to temporary equity, and a sum of $505,322 was allocated to public warrants and public rights, and was charged to shareholders’ equity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution that at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Net Income (Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less interest income in trust account less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. For the year ended December 31, 2022 and for the period from February 19, 2021 (inception) to December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The net income (loss) per share presented in the consolidated statements of operations is based on the following:

	For The Year Ended December 31, 2022	For The Period From February 19, 2021 (Inception) To December 31, 2021
Net income (loss)	$253,602	$(85,388)
Accretion of temporary equity to initial redemption value ($10.15 per share)(1)	(12,354,364)	—
Interest earned from trust account	(1,008,126)	—
Net loss including accretion of temporary equity to redemption value	$(13,108,888)	$(85,388)

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

	For The Year Ended December 31, 2022		For The Period From February 19, 2021 (Inception) To December 31, 2021
	Redeemable Shares	Non-redeemable Shares	Redeemable Shares		Non-redeemable Shares
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity	$(9,530,057)	$(3,578,831)		$—	$(85,388)
Accretion of temporary equity to initial redemption value ($10.15 per share)(1)	12,354,364	—		—	—
Interest earned from trust account	1,008,126	—		—	—
Allocation of net income/(loss)	$3,832,433	$(3,578,831)		$—	$(85,388)

Denominators:
Weighted-average shares outstanding	5,595,616	2,101,326		—	1,500,000
Basic and diluted net income/(loss) per share	$0.68	$(1.70)	$	N/A	$(0.06)

____________

(1)      Based on IPO prospectus of the Company, redemption price was initially $10.15 per share, plus any pro rata interest earned on the fund held in the trust account less amount necessary to pay the Company’s taxes. An aggregate of $12,354,364 was accreted to the redemption value of public shares at the closing of the IPO.

The number of weighted-average shares outstanding for the period from February 19, 2021 (Inception) to December 31, 2021 excludes an aggregate of up to 225,000 shares of non-redeemable shares that are subject to forfeiture if the underwriter does not exercise over-allotment option.

In connection with the closing of the IPO and the underwriter’s full exercise of over-allotment option on March 11, 2022, the 225,000 founder shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.

Warrants

The Company evaluates the public and private warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, both public and private warrants are classified in shareholders’ equity.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on February 19, 2021, the evaluation was performed for the period ended December 31, 2021 and for the year ended December 31, 2022. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense. There were no interest and penalties incurred for the year ended December 31, 2022.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company’s tax provision was nil and it had no deferred tax assets for the period presented. The Company is considered to be an exempted Cayman Islands Company, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Any interest payable in respect to US debt obligations held by the Trust Account is intended to qualify for the portfolio interest exemption or otherwise be exempt from U.S. withholding taxes. Furthermore, shareholders of the Company may be subject to tax in their respective jurisdictions based on applicable laws, for instances, U.S. persons may be subject to tax on the amounts deemed received depending on whether the Company is a passive foreign investment company and whether U.S. persons have made any applicable tax elections permitted under applicable law. The Company’s wholly owned subsidiaries, LBBB Merger Corp. and LBBB Merger Sub Inc. were incorporated under Delaware law, and their tax provisions were nil and they had no deferred tax assets for the period presented.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

Pursuant to the IPO on March 11, 2022, the Company sold 6,900,000 Public Units, which includes the full exercise of the underwriter’s over-allotment option, at a price of $10.00 per Public Unit. Each unit consists of one ordinary share, one-half of one redeemable warrant and one right. Each whole warrant entitles the holder thereof to purchase one ordinary share for $11.50 per share, subject to certain adjustment. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each right entitles the holder to receive one-tenth of one ordinary share upon consummation of the Company’s initial business combination (See Note 8).

All of the 6,900,000 public shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the business combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 3 — Initial Public Offering (cont.)

As of December 31, 2022, the ordinary shares reflected on the balance sheet are reconciled in the following table.

As of December 31, 2022
Gross proceeds	$69,000,000
Less:
Proceeds allocated to public warrants and public rights	(6,210,000)
Offering costs of public shares	(5,109,364)
Plus:
Accretion of carrying value to redemption value	13,362,490
Ordinary share subject to possible redemption	$71,043,126

Note 4 — Private Placement

Simultaneously with the closing of the IPO, RedOne Investment Limited, the Company’s sponsor, purchased an aggregate of 351,500 Private Units in a private placement at $10.00 per Private Unit. The Private Units are identical to the units sold in the IPO, as each private unit consists of one share of ordinary shares in the Company, and one right to receive one tenth (1/10) of a share of ordinary shares automatically upon the consummation of an initial business combination, and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one ordinary share for $11.50 per share.

The holders of the private units have agreed (A) to vote the shares underlying their private units in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-business combination activities prior to the consummation of such a business combination unless the Company provides public shareholders with the opportunity to convert their public shares in connection with any such vote, (C) not to convert any shares underlying the private units into the right to receive cash from the Trust Account in connection with a shareholder vote to approve an initial business combination or a vote to amend the provisions of the Company’s amended and restated certificate of incorporation relating to shareholders’ rights or pre-business combination activity or sell their shares to the Company in connection with a tender offer the Company engages in and (D) that the shares underlying the private units shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Subject to certain limited exceptions, the purchasers have also agreed not to transfer, assign or sell any of the private units or underlying securities (except to transferees that agree to the same terms and restrictions) until 30 days after the completion of an initial business combination.

Note 5 — Related Party Transactions

Founder Shares

On February 19, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate amount of $25,000. In connection with the increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share thereby increasing the number of issued and outstanding founder shares to 1,725,000 (up to 225,000 of which are subject to forfeiture) so as to maintain the number of founder shares at 20% of the outstanding ordinary shares upon the consummation of this offering, resulting in an effective purchase price per founder share after the share dividend of approximately $0.014. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the shares issued to the underwriter at closing or the shares underlying the private placement units). Since the over-allotment option has been fully exercised, the 225,000 founder shares were no longer subject to forfeiture on March 11, 2022.

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 5 — Related Party Transactions (cont.)

Administrative Service Fee

The Company has agreed, commencing on the signing of the engagement letter with the underwriter on May 6, 2021, to pay the sponsor a monthly fee of up to $10,000 up to the consummation of business combination, for the Company’s use of its personnel and other administrative resources. Since inception through December 31, 2022, the Company had paid an aggregate of $198,000 to the sponsor.

Related Party Loans

On May 11, 2021, the Company issued a $300,000 principal amount unsecured promissory note to the Company’s sponsor, On January 31, 2022, the Company issued a $100,000 principal amount unsecured promissory note to the Company’s sponsor, On March 7, 2022, the Company issued a $100,000 principal amount unsecured promissory note to the Company’s sponsor, and the Company had received such amounts as of issuance dates. The notes are non-interest bearing, and due after the date on which this offering is consummated or the Company determines to abandon this offering. On March 11, 2022, the $500,000 loan was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit. The promissory notes were canceled and no amounts were owed under the notes.

As mentioned in Note 1, in order to meet its working capital needs following the consummation of the IPO, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit. If the Company does not complete a business combination, the working capital loan will only be repaid with funds not held in the trust account and only to the extent available. As of December 31, 2022, there was nil working capital loan outstanding.

Other Related Party Transactions

For the year ended December 31, 2022 and for the period from February 19, 2021 (Inception) to December 31, 2021, total reimbursement of out-of-pocket expenses paid to our sponsor, officers or directors were $20,666 and $3,577 respectively. The outstanding balance amount was $5,323 at December 31, 2022, and this amount was accrued as indicated in the accompanying consolidated financial statements; the balance amount was nil at December 31, 2021.

Note 6 — Fair Value Measurements

The Company follows the guidance in FASB ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 6 — Fair Value Measurements (cont.)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$71,043,126

Except for the foregoing, the Company does not have any assets measured at fair value on a recurring basis at December 31, 2022 and December 31, 2021.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. No such transfers took place for the period presented.

Note 7 — Commitments and Contingencies

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Therefore, any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 7 — Commitments and Contingencies (cont.)

would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming shareholders, the mechanics of any required payments of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.

Underwriting Agreement

A deferred underwriting commission of $0.35 per Public Unit sold, totaling $2,415,000 will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a business combination, without accrued interest. In the event that the Company does not close a business combination, the representative underwriter forfeits its right to receive the commission.

Registration Rights

The initial shareholders will be entitled to registration rights with respect to their initial shares, as well as the holders of the Private Units and holders of any securities issued to the Company’s initial shareholders, officers, directors or their affiliates in payment of working capital loans or extension loans made to the Company, will be entitled to registration rights with respect to the Private Units (and underlying securities), pursuant to an agreement signed on the effective date of the IPO. The holders of such securities are entitled to demand that the Company register these securities at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a business combination.

Engagement agreement with Legal Counsel

The Company has entered into an engagement agreement with its legal counsel with respect to the proposed business combination. The fee will be based on the number of hours spent. An aggregate of $200,000 will be paid before the closing of the business combination and the balance will be due upon the closing of the business combination. As of December 31, 2022, an aggregate of $250,000 had been accrued into the Company’s consolidated financial statements.

Engagement agreement with Underwriter

The Company has entered into an engagement agreement with its underwriter with respect to the proposed business combination. A success fee will be paid upon closing of the business combination, with the amount calculated as the following schedule: (i) 2% of the aggregate value of transaction (as described in Note 1, Business Combination) for the part up to $200 million; (ii) 1% for the part over $200 million.

Engagement Agreement — Fairness Opinion

An aggregate of $90,000 will be paid upon the closing of the business combination, based on an engagement agreement entered into by the Company and the provider of fairness opinion concerning the terms of the business combination.

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 8 — Shareholder’s Equity

Ordinary shares

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share.

On February 19, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. In connection with the increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share thereby increasing the number of issued and outstanding founder shares to 1,725,000 (up to 225,000 of which are subject to forfeiture) so as to maintain the number of founder shares at 20% of the outstanding shares of our ordinary shares upon the consummation of this offering, resulting in an effective purchase price per founder share after the share dividend of approximately $0.014. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the shares issued to the underwriter at closing or the shares underlying the private placement units). Since the over-allotment option has been fully exercised, the 225,000 founder shares were no longer subject to forfeiture on March 11, 2022.

On March 11, 2022, the Company sold 6,900,000 units, which includes the full exercise of the over-allotment option by the underwriter at a price of $10.00 per Public Unit in the IPO; and the Company sold to its sponsor an aggregate of 351,500 Private Units at $10.00 per Private Unit. Each Public Unit and Private Unit consists of one ordinary share, one-half of one redeemable warrant and one right.

The Company issued to the underwriter 165,000 shares of ordinary shares (the “Representative Shares”) upon the closing of the IPO on March 11, 2022. The Company estimates the fair value of Representative Shares to be $1,262,250 in total, or $7.65 per Representative Share. The Company accounted for the Representative Shares as an expense of the IPO, resulting in a charge directly to stockholder’s equity. The underwriter has agreed not to transfer, assign, sell, pledge, or hypothecate any such Representative Shares, or subject such Representative Shares to hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person until the completion of our initial business combination. In addition, the underwriter has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of our initial business combination and (ii) to waive its rights to liquidating distributions from the trust account with respect to such shares if we fail to complete our initial business combination within 12 months (or 15 months, as applicable) from the closing of this offering.

As of December 31, 2022, there were 2,241,500 shares of ordinary shares issued and outstanding excluding 6,900,000 shares subject to possible redemption.

Warrants

Each whole warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as described below, commencing 30 days after the completion of its initial business combination, and expiring five years from after the completion of an initial business combination. No fractional warrant will be issued and only whole warrants will trade.

The Company may redeem the warrants at a price of $0.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $18.00 (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations) per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given, provided there is an effective registration statement and current prospectus in effect with respect to the ordinary shares underlying such warrants during the 30 day redemption period. If the Company redeems the warrants as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” If a registration statement is not effective within 90 days following the consummation of a business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 8 — Shareholder’s Equity (cont.)

maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the warrant exercise. If an initial business combination is not consummated, the warrants will expire and will be worthless.

In addition, if (a) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at a newly issued price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founders’ shares held by the Company’s initial shareholders or such affiliates, as applicable, prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the Company’s initial business combination (net of redemptions), and (c) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price.

Rights

Except in cases where the Company is not the surviving company in a business combination, each holder of a right will automatically receive one-tenth (1/10) of an ordinary share upon consummation of an initial business combination, even if the holder of a public right converted all ordinary shares held by him, her or it in connection with the initial business combination or an amendment to our certificate of incorporation with respect to the Company’s pre-business combination activities. In the event the Company will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one- tenth (1/10) of a share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a business combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis.

The Company will not issue fractional shares in connection with an exchange of rights. As a result, holders of rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a business combination. If the Company are unable to complete an initial business combination within the required time period and liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will the Company be required to net cash settle the rights.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the consolidated financial statements were issued and identified the following subsequent events that shall be disclosed.

On January 20, 2023, LBBB Merger Corp. filed a Form S-4/A containing amendment No. 2 to the registration statement to address comments LBBB Merger Corp. received from the SEC on January 12, 2023.

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 9 — Subsequent Events (cont.)

On February 10, 2023, the Company issued an unsecured promissory note in the aggregate principal amount of $100,000 to RedOne Investment Limited, the Company’s sponsor. The principal shall be payable promptly on the earlier date on which either the Company consummates an initial business combination or has received financing from other parties with no interest accrued, and the amount of $100,000 does not have the conversion feature of converting into additional Private Units, based on the description of the promissory note.

On March 9, 2023, the Company held an Extraordinary General Meeting (the “General Meeting”) of shareholders. In the General Meeting, shareholders approved to amend our Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”), and to extend the time for us to complete a business combination for an additional three (3) months, from March 11, 2023 to June 11, 2023 (the “Extension”). The amended Charter Amendment was filed with the Registrar of companies in the Cayman Islands on March 10, 2023 and was effective on that date. In connection with the approval of the Extension, the Company deposited into the Trust Account $250,000 in accordance with the terms of the Charter Amendment. In connection with the General Meeting, shareholders elected to redeem a total of 2,767,411 ordinary shares. An aggregate payment of $28,707,673 was distributed from the Company’s Trust Account because of this redemption.

On March 10, 2023, the Company entered into a loan agreement as the borrower with a third party lender, the Company’s sponsor and Nature’s Miracle Inc. (“NMI”) as the guarantors. The principal amount was $250,000 with no interest bearing and was repayable on or before June 11, 2023 (the “Repayment Date”). The Company shall cause to issue 25,000 bonus shares to the lender of the surviving company when completing the proposed business combination with NMI, no later than the Repayment Date.

On March 28, 2023, the Company issued an unsecured promissory note in the aggregate principal amount of $100,000 to RedOne Investment Limited, the Company’s sponsor. The principal shall be payable promptly on the earlier date on which either the Company consummates an initial business combination or has received financing from other parties with no interest accrued, and the amount of $100,000 does not have the conversion feature of converting into additional Private Units, based on the description of the promissory note.

Except for the foregoing, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Note 10 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

On June 5, 2023, the Company held an Extraordinary General Meeting (the “General Meeting”) of shareholders. In the General Meeting, shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the second “Charter Amendment”), to extend the time for the Company to complete a business combination for up to an additional six (6) months, from June 11, 2023 to December 11, 2023 (the “Extension”) by means of up to six (6) monthly Extensions. The second Charter Amendment was filed with the Registrar of companies in the Cayman Islands on June 9, 2023 and was effective on that date. In connection with the approval of the Extension, the Company needs to deposit into the Trust Account $80,000 for each monthly Extension and the initial monthly Extension fee of $80,000 was deposited into the Trust Account in accordance with the terms of the second Charter Amendment. In connection with the General Meeting, 2023, shareholders elected to redeem a total of 644,667 ordinary shares. An aggregate payment of $6,807,013 was distributed from the Company’s Trust Account for the ordinary shares redeemed.

On June 7, 2023, the Company entered into Amendment No.1 to the Merger Agreement (the “Amendment”) with certain parties thereof. Pursuant to the Amendment, Nature’s Miracle’s common stock was reclassified from a single class to a dual class structure, comprised of Class A common stock and Class B common stock. The Amendment also provides that Nature’s Miracle shall loan the Company $40,000 for the initial monthly extension and $40,000 for each subsequent extension, and once Nature’s Miracle has secured a loan for working capital purposes, Nature’s Miracle shall loan the Company $80,000 for each subsequent extension. In addition, the Outside Date (as defined in the Merger Agreement) was extended from June 11, 2023 to December 11, 2023, and the Company will have the right to extend the Outside Date for an additional period equal to the shortest of (i) six additional months, (ii) the period ending on the last date for the Company to consummate its business combination pursuant to such extension and (iii) such period as determined by the Company.

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 10 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report (cont.)

On April 10, 2023, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“ Yorkville”) and the SEPA shall be effective on the sixth trading day following the date of the Company’s closing of the proposed Business Combination with Nature’s Miracle Inc. (“NMI”) (the “Effective Date”). Pursuant to the SEPA, the resulting listing company of the proposed Business Combination shall have the right, but not the obligation to issue its common shares to Yorkville from time to time with certain volume and price limitations, and the aggregate amount of gross proceeds is up to $60,000,000. The commitment period commences on the Effective Date and terminates on the earlier of (i) the first day of the month following the 36-month anniversary of the Effective Date and (ii) the committed amount of $60,000,000 is paid up. On June 12, 2023, the Company entered into Amendment Number 1 to the SEPA (the “Amendment”), Prior to the Amendment, the SEPA would terminate if the business combination did not close by June 30, 2023. The Amendment extended such date by which the business combination must close to December 11, 2023.

On June 5, 2023, the Company issued an unsecured promissory note in the aggregate principal amount of $50,000 to RedOne Investment Limited, the Company’s sponsor. The principal shall be payable promptly on the earlier date on which either the Company consummates an initial business combination or has received financing from other parties with no interest accrued, and the amount of $50,000 does not have the conversion feature of converting into additional Private Units, based on the description of the promissory note.

Pursuant to the Amendment No. 1 to the Merger Agreement, Nature’s Miracle lent $40,000 to the Company on June 8, 2023 in order to pay half of initial monthly extension fee, as required by the term of the Company’s Amended and Restated Memorandum and Articles of Association effective on June 9, 2023 (the second “Charter Amendment”). The amount of $40,000 from Nature’s Miracle was deposited into the Company’s Trust Account, with the balance of $40,000 for initial monthly extension paid directly from the Company’s operating account. Pursuant to the Amendment No. 1 to the Merger Agreement, Nature’s Miracle shall loan the Company $40,000 for each subsequent extension, and once Nature’s Miracle has secured a loan for working capital purposes, Nature’s Miracle shall loan the Company $80,000 for each subsequent extension. As of June 30, 2023, an aggregate principal amount of $40,000 was outstanding and evidenced by unsecured promissory note issued. The amount of $40,000 does not bear interest and matures upon the earlier of (i) the closing of the Company’s initial business combination and (ii) December 11, 2023. In the event that the Company does not consummate a business combination, the repayment will be only from amounts remaining outside of the Company’s trust account, if any.

On June 27, 2023, the Company issued an unsecured promissory note in the aggregate principal amount of $50,000 to the Company’s sponsor. The principal shall be payable promptly on the earlier date on which either the Company consummates an initial business combination or has received financing from other parties with no interest accrued, and the amount of $50,000 does not have the conversion feature of converting into additional Private Units, based on the description of the promissory note.

On July 7, 2023, the Company issued an unsecured promissory note (the “July Note”) in the aggregate principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the Company’s initial business combination and (ii) December 11, 2023. In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In connection with the note, the Company agreed to cause 2,000 shares of Class A common stock of PubCo to be issued to Nature’s Miracle or its designee following the closing of the business combination. The proceeds of the July Note was deposited in the Company’s trust account in connection with extending the business combination completion window until August 11, 2023.

On July 11, 2023, the Company entered into two separate loan agreements for an aggregate principal amount of $250,000, on substantially the same terms. The lender of the first loan agreement is Bill Chen, Chief Executive Officer of the Company and the lender of the second loan agreement is James Li, the Chief Executive Officer of Nature’s Miracle. Each of them agreed to lend the Company a principal amount of $125,000, respectively. Pursuant to the loan agreements, the loans are unsecured and do not bear interest; provided that, if the loan is not repaid by the maturity date on November 11, 2023, then the outstanding amount will bear interest at 8% per annum, and will be payable with accrued interest on demand. The loan agreements also provide for the issuance to each lender of 12,500 shares of Class A common stock (or 25,000 shares in the aggregate) of the post-business combination company no later than the earlier of (i) the maturity date and (ii) the closing of the planned business combination.

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 10 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report (cont.)

The loan agreements also provide for customary registration rights for such shares. On July 12, 2023, the loans closed and the proceeds of the loans were then used to repay in full the $250,000 loan and interest for the period from June 11, 2023 to July 11, 2023, pursuant to the loan agreement dated March 10, 2023 and subsequent confirmation among each party of the loan. An aggregate amount of $ 251,027 was paid on July 12, 2023.

On August 10, 2023, the Company issued an unsecured promissory note (the “August Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that the Company does not consummate a business combination, the August Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo shall be issued to Nature’s Miracle or its designee following the closing of the business combination. The proceeds of the August Note was deposited in the Company’s trust account in connection with extending the business combination completion window until September 11, 2023.

On September 11, 2023, the Company issued an unsecured promissory note (the “September Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that the Company does not consummate a business combination, the September Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo shall be issued to Nature’s Miracle or its designee following the closing of the business combination. The proceeds of the September Note was deposited in the Company’s trust account in connection with extending the business combination completion window until October 11, 2023.

On September 22, 2023, the Company issued an unsecured promissory note (the “Note”) in the principal amount of $40,000 to the Company’s sponsor. The Note does not bear interest and the principal shall be payable promptly on the earlier date on which either Lakeshore consummates an initial business combination or has received financing from other parties.

On October 11, 2023, the Company issued an unsecured promissory note (the “October Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that the Company does not consummate a business combination, the October Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo shall be issued to Nature’s Miracle or its designee following the closing of the business combination. The proceeds of the October Note was deposited in the Company’s trust account in connection with extending the business combination completion window until November 11, 2023.

On November 9, 2023, the Company issued an unsecured promissory note (the “November Note”) in the principal amount of $80,000 to Nature’s Miracle. The Note does not bear interest and matures upon the earlier of (i) the closing of the business combination and (ii) December 11, 2023. In the event that the Company does not consummate a business combination, the November Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo will be issued to Nature’s Miracle or its designee following the closing of the business combination. The proceeds of the November Note were deposited into the Company’s trust account in connection with extending the business combination completion window until December 11, 2023.

On November 15, 2023, the Company and its wholly owned subsidiary LBBB Merger Corp. entered into a Letter Agreement with Nature’s Miracle, and each party agrees to issue a total of 235,000 shares of PubCo’s common stock upon the closing of the proposed business combination to the following: (i) 50,000 shares to Tie (James) Li and 50,000 shares to Zhiyi, Zhang (or 100,000 shares in aggregate) in connection with their guarantees of the repayment of Newtek Loan, which is lent to a subsidiary of Natures Miracle with the principal amount of $3,700,000; (ii) 12,500 shares to Tie (James) Li and 12,500 shares to Deyin (Bill) Chen (or 25,000 shares in aggregate) in connection with their lendings to Lakeshore, each with the principal amount of $125,000 under separate while similar loan agreements (which were disclosed in the other part of this report) ; (iii) 10,000 shares to Charles Jourdan Hausman in connection with a employee agreement with Nature’s Miracle and (iv) 100,000 shares to Darin Carpenter in connection with a employee agreement with Nature’s Miracle.

LAKESHORE ACQUISITION II CORP.
Notes to Consolidated Financial Statements

Note 10 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report (cont.)

On December 6, 2023, the Company held an Extraordinary General Meeting (the “December General Meeting”) of shareholders. In the December General Meeting, shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the second “Charter Amendment”), to extend the time for the Company to complete a business combination for up to an additional three (3) months, from December 11, 2023 to March 11, 2024 (the “Extension”) by means of up to three (3) monthly Extensions. The third Charter Amendment was filed with the Registrar of companies in the Cayman Islands on December 8, 2023 and was effective on that date. In accordance with the terms of the third Charter Amendment, the Company needs to deposit into the Trust Account $20,000 for each monthly Extension. In connection with the December General Meeting, shareholders elected to redeem a total of 2,141,262 ordinary shares. An aggregate payment of $23,466,072 was distributed from the Company’s Trust Account for the ordinary shares redeemed.

On December 7, 2023, the Company issued an unsecured promissory note (the “December Note”) in the principal amount of $20,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) March 11, 2024. In the event that the Company does not consummate a business combination, the December Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo will be issued to Nature’s Miracle or its designee following the closing of the business combination. The proceeds of the December Note were deposited into the Company’s trust account in connection with extending the business combination completion window until January 11, 2024.

On December 8, 2023, the Company entered into Amendment No. 2 to the Merger Agreement (the “Amendment”) with the other parties thereto. The Amendment provides that Nature’s Miracle shall loan to the Company $20,000 for each monthly extension of time for the completion of business combination. The Amendment also extended the Outside Date, from December 11, 2023 to March 11, 2024 to allow additional time for the parties to completed the Business Combination.

On December 8, 2023, the Company entered into a Side Letter to Loan Agreements and Promissory Notes (the “Letter Agreement”) with Nature’s Miracle, Tie (James) Li and Deyin (Bill) Chen. Pursuant to the Letter Agreement, (i) Nature’s Miracle and the Company agree to extend the deadline repayment date of principal amounts that Nature’s Miracle lent to the Company, which was based on the Amendment No. 1 to the Merger Agreement and has an aggregate amount of $440,000, to March 11, 2024; and (ii) the Company, Tie (James) Li and Deyin (Bill) Chen agree to extend the “Repayment Date” (as defined in the Loan Agreements entered into by each party on July 11, 2023 with total principal amount of $250,000) to March 11, 2024 and agree to waive any and all interest and penalties that may have accrued commencing on November 11, 2023.

On December 22, 2023, the Company issued an unsecured promissory note (the “Note”) in the principal amount of $30,000 to the Company’s sponsor. The Note does not bear interest and the principal shall be payable promptly on the earlier date on which either the Company consummates an initial business combination or has received financing from other parties.

On January 8, 2024, the Company issued an unsecured promissory note (the “January Note”) in the principal amount of $20,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) March 11, 2024. In the event that the Company does not consummate a business combination, the January Note will be repaid only from amounts remaining outside of the trust account, if any. In connection with the note, 2,000 shares of Class A common stock of PubCo will be issued to Nature’s Miracle or its designee following the closing of the business combination. The proceeds of the January Note were deposited into the Company’s trust account in connection with extending the business combination completion window until February 11, 2024.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

Lakeshore Acquisition II Corp.,
as the Purchaser,

LBBB Merger Sub Inc.,
as Merger Sub,

RedOne Investment Limited,
in the capacity as the Purchaser Representative,

Tie (James) Li,
in the capacity as the Seller Representative,

and

Nature’s Miracle Inc.,
as the Company,

Dated as of September 9, 2022

Annex A Pages
ARTICLE I MERGER		A-2
1.1	Merger	A-2
1.2	Effective Time	A-2
1.3	Effect of the Merger	A-2
1.4	Tax Treatment	A-2
1.5	Certificate of Incorporation and Bylaws of Surviving Corporation	A-2
1.6	Directors and Officers of the Surviving Corporation	A-3
1.7	Reincorporation of the Purchaser	A-3
1.8	Merger Consideration	A-3
1.9	Conversion of Company Shares	A-3
1.10	Treasury Stock	A-4
1.11	Rights Cease to Exist	A-4
1.12	Dissenting Shares	A-4
1.13	Surrender of Company Securities and Disbursement of Merger Consideration	A-4
1.14	Effect of Transaction on Merger Sub Stock	A-5
1.15	Closing Calculations	A-5
1.16	Merger Consideration Adjustment	A-5
1.17	Taking of Necessary Action; Further Action	A-7
1.18	Appraisal and Dissenter’s Rights	A-7
1.19	Escrow	A-8
1.20	Withholding Rights	A-8
ARTICLE II CLOSING		A-8
2.1	Closing	A-8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB		A-9
3.1	Organization and Standing	A-9
3.2	Authorization; Binding Agreement	A-9
3.3	Governmental Approvals	A-10
3.4	Non-Contravention	A-10
3.5	Capitalization	A-10
3.6	SEC Filings and Purchaser Financials	A-11
3.7	Absence of Certain Changes	A-12
3.8	Compliance with Laws	A-12
3.9	Actions; Orders; Permits	A-13
3.10	Taxes and Returns	A-13
3.11	Employees and Employee Benefit Plans	A-13
3.12	Properties	A-13
3.13	Material Contracts	A-13
3.14	Transactions with Affiliates	A-14
3.15	Merger Sub Activities	A-14
3.16	Investment Company Act	A-14
3.17	Finders and Brokers	A-14
3.18	Ownership of Stockholder Merger Consideration	A-14
3.19	Certain Business Practices	A-14
3.20	Insurance	A-15

Annex A-i

Annex A Pages
3.21	Purchaser Trust Account	A-15
3.22	Independent Investigation	A-15
3.23	Indebtedness	A-15
3.24	Litigation; Permits	A-15
3.25	No Other Representations	A-16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-16
4.1	Organization and Standing	A-16
4.2	Authorization; Binding Agreement	A-16
4.3	Capitalization	A-17
4.4	Subsidiaries	A-17
4.5	Governmental Approvals	A-18
4.6	Non-Contravention	A-18
4.7	Financial Statements	A-18
4.8	Absence of Certain Changes	A-19
4.9	Compliance with Laws	A-19
4.10	Company Permits	A-20
4.11	[Reserved]	A-20
4.12	Litigation	A-20
4.13	Material Contracts	A-20
4.14	Intellectual Property	A-22
4.15	Taxes and Returns	A-24
4.16	Real Property	A-25
4.17	Personal Property	A-25
4.18	Title to and Sufficiency of Assets	A-26
4.19	Employee Matters	A-26
4.20	Benefit Plans	A-27
4.21	Environmental Matters	A-29
4.22	Transactions with Related Persons	A-29
4.23	Insurance	A-30
4.24	Books and Records	A-30
4.25	Top Customers and Suppliers	A-30
4.26	Certain Business Practices	A-30
4.27	Investment Company Act	A-31
4.28	Finders and Brokers	A-31
4.29	Independent Investigation	A-31
4.30	Information Supplied	A-31
4.31	Disclosure	A-32
ARTICLE V COVENANTS		A-32
5.1	Access and Information	A-32
5.2	Conduct of Business of the Company	A-33
5.3	Conduct of Business of the Purchaser	A-35
5.4	Annual and Interim Financial Statements	A-37
5.5	Purchaser Public Filings	A-37
5.6	No Solicitation	A-37
5.7	No Trading	A-39
5.8	Notification of Certain Matters	A-39
5.9	Efforts	A-39
5.10	Tax Matters	A-40

Annex A-ii

Annex A Pages
5.11	Further Assurances	A-41
5.12	The Registration Statement	A-41
5.13	Company Stockholder Approval	A-43
5.14	Public Announcements	A-43
5.15	Confidential Information	A-43
5.16	Documents and Information	A-44
5.17	Post-Closing Board of Directors and Executive Officers	A-45
5.18	Indemnification of Directors and Officers; Tail Insurance	A-45
5.19	Trust Account Proceeds	A-46
5.20

At the Closing, Parties will enter into a registration rights agreement in form and substance reasonably satisfactory to the Company and Purchaser providing for certain registration rights for certain stockholders of Purchaser (the “Registration Rights Agreement”).

A-46
ARTICLE VI NO SURVIVAL		A-46
6.1	No Survival	A-46
ARTICLE VII CLOSING CONDITIONS		A-46
7.1	Conditions to Each Party’s Obligations	A-46
7.2	Conditions to Obligations of the Company	A-47
7.3	Conditions to Obligations of the Purchaser	A-48
7.4	Frustration of Conditions	A-49
ARTICLE VIII TERMINATION AND EXPENSES		A-49
8.1	Termination	A-49
8.2	Effect of Termination	A-51
8.3	Fees and Expenses	A-51
ARTICLE IX WAIVERS AND RELEASES		A-51
9.1	Waiver of Claims Against Trust	A-51
ARTICLE X MISCELLANEOUS		A-52
10.1	Non-Recourse	A-52
10.2	Notices	A-52
10.3	Binding Effect; Assignment	A-53
10.4	Third Parties	A-53
10.5	Arbitration	A-53
10.6	Governing Law; Jurisdiction	A-54
10.7	WAIVER OF JURY TRIAL	A-54
10.8	Specific Performance	A-54
10.9	Severability	A-54
10.10	Amendment	A-55
10.11	Waiver	A-55
10.12	Entire Agreement	A-55
10.13	Interpretation	A-55
10.14	Counterparts	A-56
10.15	Purchaser Representative	A-56
10.16	Seller Representative	A-57
10.17	Legal Representation	A-58
ARTICLE XI DEFINITIONS		A-59
11.1	Certain Definitions	A-59
11.2	Section References	A-67

Annex A-iii

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting and Support Agreement
Exhibit B	Form of Purchaser Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Amended Organizational Documents
Exhibit F	Form of Equity Incentive Plan
Exhibit G	Form of Voting Agreement
Exhibit H	Form of Employment Agreement

Annex A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 9, 2022 by and among (i) Lakeshore Acquisition II Corp., a Cayman Islands exempted company (which shall reincorporate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (together with its successors, including after the Reincorporation (as defined below), the “Purchaser”), (ii) LBBB Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) RedOne Investment Limited, a British Virgin Islands company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Company Security Holders (as defined below) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) Tie (James) Li, an individual, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (v) Nature’s Miracle Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A.     The Company, directly and indirectly through its subsidiaries, provides hardware as well as software to design, build and operate various indoor growing settings including greenhouse and indoor-growing spaces in North America;

B.      The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C.     Prior to the consummation of the Merger (as defined below), the Purchaser shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to the Cayman Islands Companies Law (2020 Revision) (the “Cayman Islands Companies Law”) and the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”);

D.     The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share (as defined herein) of the Stockholder Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, all in accordance with the terms of this Agreement;

E.      The boards of directors of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger (preceded by the Reincorporation) is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including, as applicable, the Reincorporation and the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including, as applicable, the Reincorporation and the Merger;

F.      The Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting and Support Agreements”) signed by the Company, its Key Management Members and directors, and the Significant Company Holders (as defined herein) sufficient to approve the Merger and the other transactions contemplated by this Agreement;

G.     Contemporaneously with the execution of, and as a condition and an inducement to the Purchaser and the Company entering into this Agreement, the Sponsor and other specified shareholders of the Purchaser are entering into and delivering support agreements, substantially in the form attached hereto as Exhibit B, pursuant to which the Sponsor and each such Purchaser shareholder has agreed (i) not to transfer or redeem any Purchaser Ordinary Shares held by the Sponsor or such Purchaser shareholder in accordance with the Insider Letter, (ii) to vote in favor of this Agreement and the Merger at the Purchaser Extraordinary General Meeting in accordance with the Insider Letter, and (iii) waive any adjustment to the conversion ratio set forth in the Purchaser Memorandum

Annex A-1

and Articles or any other anti-dilution or similar protection with respect to the Purchaser Ordinary Shares (whether resulting from the transactions contemplated hereby, by the Ancillary Documents or by any other transaction consummated in connection with the transactions contemplated hereby);

H.     The Parties intend that each of the Reincorporation (as defined below) and the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

I.       Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGER

1.1    Merger.    At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2    Effective Time.    Subject to and upon the terms and conditions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4    Tax Treatment.    For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, (ii) agree to file and retain such information with respect to the Merger as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns with respect to the Merger on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the parties acknowledge and agree that each such party (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

1.5    Certificate of Incorporation and Bylaws of Surviving Corporation.    At the Effective Time, the Company Charter and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Certificate of Incorporation and Bylaws shall be amended to be “Nature’s Miracle Holding Inc.”

Annex A-2

1.6    Directors and Officers of the Surviving Corporation.    At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 5.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7    Reincorporation of the Purchaser.    (a)    Prior to the Effective Time, the Purchaser shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger of Purchaser with and into a newly formed Delaware corporation pursuant to the Cayman Islands Companies Law and the applicable provisions of the DGCL (the “Reincorporation”), and subject to the receipt of the approval of the shareholders of the Purchaser to the Reincorporation terms, the Purchaser shall adopt Delaware Organizational Documents in substantially the form attached as Exhibit E hereto (the “Amended Organizational Documents”) (with such changes as may be agreed in writing by the Purchaser and the Company), including providing that the name of the Purchaser shall be amended to be “LBBB Merger Corp.”.

(b)    Immediately prior to the effective time of the Reincorporation (the “Reincorporation Effective Time”), every issued and outstanding Purchaser Unit shall separate into each’s individual components of one Purchaser Ordinary Share, one-half of one Purchaser Warrant and one Purchaser Right, and all Purchaser Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. In connection with the Reincorporation, all of the issued and outstanding Purchaser Ordinary Shares and Purchaser Warrants shall remain outstanding and become substantially identical securities of the Purchaser as a Delaware corporation. At the Closing, all Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of Purchaser Rights instead will receive one-tenth (1/10) of one share of Purchaser Common Stock in exchange for the cancellation of each Purchaser Right; provided that no fractional shares will be issued and all fractional shares will be rounded down to the nearest whole share.

(c)     For federal income tax purposes, the Reincorporation is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Purchaser hereby (i) adopts this Agreement insofar as it relates to the Reincorporation as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agrees to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Reincorporation, and (iii) agrees to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Code Section 1313 (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation is determined not to qualify as a reorganization under Section 368 of the Code.

1.8    Merger Consideration.    As consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock (the “Merger Consideration”) with an aggregate value equal to: (a) Two Hundred Thirty Million U.S. Dollars ($230,000,000), minus (b) any Closing Net Indebtedness (the total portion of the Merger Consideration amount payable to all Company Stockholders in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”); provided, that the Merger Consideration otherwise payable to Company Stockholders is subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 1.19, and after the Closing is subject to adjustment in accordance with Section 1.16.

1.9    Conversion of Company Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the Company Stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the shares to be canceled in accordance with Section 1.13 and Dissenting Shares) shall be canceled and automatically converted into the right to receive, without interest, the applicable pro rata portion of the Closing Payment Shares for such number of shares of Company Common Stock (the “Applicable Per Share Merger Consideration”). For avoidance of any doubt, each Company Stockholder will cease to have any rights with respect to the Company Common Stock, except the right to receive the Applicable Per Share Merger Consideration.

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1.10  Treasury Stock.    At the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

1.11  Rights Cease to Exist.    As of the Effective Time, all shares of Company Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder shares of Company Stock shall cease to have any rights with respect thereto, except the rights set forth in this Agreement.

1.12  Dissenting Shares.    Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.1818 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.1818.

1.13  Surrender of Company Securities and Disbursement of Merger Consideration.

(a)     Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Stockholder Merger Consideration. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration (less the Escrow Shares, which will be deposited in the Escrow Account in accordance with Section 1.19). At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder a letter of transmittal, in form and substance satisfactory to the Purchaser and the Company (the “Letter of Transmittal”), for use in such exchange, in form and substance satisfactory to the parties hereto (which shall specify that the delivery of Company Stock in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal to the Exchange Agent for use in such exchange).

(b)    Each Company Stockholder shall be entitled to receive its Applicable Per Share Merger Consideration (less the Escrow Shares) in respect of the Company Stock tendered for exchange (excluding any Dissenting Shares), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal; (ii) if a Significant Company Holder, a duly executed Lock-Up Agreement, the form of which is attached as Exhibit C hereto (each, a “Lock-Up Agreement”); and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser.

(c)     If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the Company Stock is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, the Lock-Up Agreement (if applicable) and, if a Key Management Member, the Non-Competition Agreement, the form of which is attached as Exhibit D hereto (each, a “Non-Competition Agreement”), and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, the Transmittal Documents are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, the Company Stock shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 2. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Stock that has not yet been surrendered with respect to Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Stock shall provide the Transmittal Documents.

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Subject to applicable Law, following delivery of the Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, evidence representing Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

(e)     All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 1.13(a) and any Escrow Property disbursed to the Escrow Agent in accordance with the Escrow Agreement that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Stockholder Merger Consideration in accordance with this Section 1.13 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Stockholder Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)     Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.14  Effect of Transaction on Merger Sub Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.15  Closing Calculations.    At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Indebtedness, as of the Reference Time, and the resulting Merger Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering of the Estimated Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

1.16  Merger Consideration Adjustment.

(a)     Within ninety (90) days after the Closing Date, Purchaser’s Chief Financial Officer (the “CFO”) shall deliver to the Purchaser Representative and the Seller Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Indebtedness as of the Reference Time, and the resulting Merger Consideration using the formula in Section 1.8. The Closing Statement shall be prepared, and the Closing Net Indebtedness and the resulting Merger Consideration and Stockholder Merger Consideration shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

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(b)    After delivery of the Closing Statement, each of the Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Closing Statement. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, may make inquiries of the CFO and related Purchaser and Target Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either the Seller Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Merger Consideration set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.16(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.16. The Parties acknowledge that any information provided pursuant to this Section 1.16 will be subject to the confidentiality obligations of Section 5.15.

(c)     If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.16 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.16(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Stockholders, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this this Section 1.16. It is the intent of the parties hereto that the activities of the Independent Expert in connection

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herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d)    For purposes hereof, the term “Adjustment Amount” shall mean (x) the Merger Consideration as finally determined in accordance with this Section 1.16, less (y) the Merger Consideration that was issued at the Closing (including to the Escrow Account), pursuant to the Estimated Closing Statement.

(i)     If the Adjustment Amount is a positive number, then (i) the Seller Representative and the Purchaser Representative shall, within three (3) Business Days after such final determination, provide joint instructions to the Escrow Agent to distribute to each Company Stockholder its Pro Rata Share of all Escrow Shares, and (ii) Purchaser shall, within ten (10) Business Days after such final determination of the Merger Consideration, issue to the Company Stockholders an additional number of shares of Purchaser Common Stock equal to (x) the Adjustment Amount, divided by (y) the Redemption Price, with each Company Stockholder receiving its Pro Rata Share of such additional shares of Purchaser Common Stock (with each share of Purchaser Common Stock valued at the Redemption Price for such purposes). Such additional shares of Purchaser Common Stock shall be considered additional Merger Consideration under this Agreement and “Restricted Securities” under the Lock-Up Agreements.

(ii)    If the Adjustment Amount is a negative number, then the Seller Representative and the Purchaser Representative shall, within three (3) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute (i) to Purchaser, a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at the Redemption Price), and (ii) to each Company Stockholder, its Pro Rata Share of all remaining Escrow Shares, if any, after such distribution to Purchaser. Purchaser will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. The Escrow Account shall be the sole source of recovery for any payments by the Company Stockholders under this Section 1.16(d), and the Company Stockholders shall not be required under this Section 1.16(d) to pay any amounts in excess of the Escrow Property in the Escrow Account at such time.

1.17  Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.18  Appraisal and Dissenter’s Rights.

(a)     Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Stock set forth in Section 1.8, but instead the holder thereof shall only be entitled to such rights as are provided by the DGCL. In the event that a holder properly perfects such holder’s appraisal, dissenters’ or similar rights by demanding and not effectively withdrawing or losing such holder’s appraisal, dissenters’ or similar rights for any shares of Company Stock, the Exchange Agent shall deliver to Purchaser such holder’s portion of the Stockholder Merger Consideration that is attributable to such shares at the time such portion of such Stockholder Merger Consideration is determined and such rights are perfected.

(b)    Withdrawal or Loss of Rights.    Notwithstanding the provisions of Section 1.18(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights with respect to such shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, (i) such holder’s shares shall automatically convert into and represent

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only the right to receive the consideration for Company Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares (if any), and (ii) Purchaser (to the extent the following amounts have been previously delivered by the Exchange Agent to Purchaser pursuant to Section 1.18(a) and not returned to the Exchange Agent) or the Exchange Agent shall deliver to such holder such holder’s portion of the Stockholder Merger Consideration that is attributable to such shares at the time such rights are withdrawn or lost.

(c)     Demands for Appraisal.    The Company shall give Purchaser (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands or offer to settle or settle any such demands.

1.19  Escrow.

(a)     At or prior to the Closing, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall issue to the Escrow Agent a number of shares of Purchaser Common Stock (with each share valued at the Redemption Price) equal to three percent (3%) of the Merger Consideration (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Section 1.16 and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Company Stockholders pro rata based on their respective Pro Rata Share. The Escrow Property shall serve as the sole source of payment for the obligations of the Company Stockholders under Section 1.16. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Stockholder Merger Consideration received by the Company Stockholders pursuant to Article I hereof.

1.20  Withholding Rights.    Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and, from any other payments otherwise required pursuant to this Agreement or any additional agreement, such amounts the Purchaser is required to withhold and pay over to the applicable Governmental Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and are remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Purchaser agrees that (i) provided the Company delivers the certificate set forth in Section 7.3(d)(xii), no such deduction or withholding is intended on any payments hereunder and (ii) the Purchaser shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE II
CLOSING

2.1    Closing.    Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, counsel to the Purchaser, 345 Park Avenue, New York, NY 10154, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Purchaser Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE III to which the relevance of such disclosure is reasonably apparent on its face), or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, each of the Purchaser and Merger Sub represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

3.1    Organization and Standing.    On the date hereof, the Purchaser is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. At Closing, the Purchaser shall be a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its and Merger Sub’s Organizational Documents, as currently in effect. Neither the Purchaser nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

3.2    Authorization; Binding Agreement.    Each of the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. Purchaser, as the sole stockholder of Merger Sub, has authorized, or will authorize immediately after the execution of this Agreement, the execution, delivery and performance of this Agreement and the Ancillary Documents by and on behalf of Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of each of the Purchaser and Merger Sub, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of each of the Purchaser and Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each of the Purchaser and Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of each of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Purchaser and its shareholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the Cayman Islands Companies Law and the applicable provisions of the DGCL, (iii) directed that this Agreement be submitted to the Purchaser’s shareholders for adoption and (iv) resolved to recommend that the Purchaser’s shareholders adopt this Agreement.

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3.3    Governmental Approvals.    Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of each of the Purchaser and Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser or Merger Sub.

3.4    Non-Contravention.    Except as otherwise described in Schedule 3.4, the execution and delivery by each of the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which each of the Purchaser or Merger Sub is a party, the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s or Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Merger Sub, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser or Merger Sub.

3.5    Capitalization.

(a)     Purchaser is authorized to issue 500,000,000 Purchaser Ordinary Shares, par value $0.0001 per share. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). There are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Law, Purchaser’s Memorandum and Articles or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b)    At the effective time of the Reincorporation Effective Time, the authorized capital stock of Purchaser will consist of 1,000 shares of Common Stock, par value $0.0001 per share. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c)     Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser and Merger Sub has no other authorized, issued or outstanding shares of capital stock. All of the issued and outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and

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are fully paid and non-assessable. No Person other than Purchaser has any rights with respect to such equity securities of Merger Sub and no such rights will arise by virtue of or in connection with the Merger and the other transactions contemplated by this Agreement. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(d)    Except as set forth in Schedule 3.5(a) or Schedule 3.5(d) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or Merger Sub or (B) obligating Purchaser or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser or Merger Sub to repurchase, redeem or otherwise acquire any shares of Purchaser or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser or Merger Sub is a party with respect to the voting of any shares of Purchaser or Merger Sub.

(e)     All Indebtedness of Purchaser or Merger Sub as of the date of this Agreement is disclosed on Schedule 3.5(e). No Indebtedness of Purchaser or Merger Sub contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or Merger Sub or (iii) the ability of Purchaser or Merger Sub to grant any Lien on its properties or assets.

(f)     Since the date of formation of Purchaser or Merger Sub, and except as contemplated by this Agreement, neither Purchaser nor Merger Sub has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and each of its board of directors has not authorized any of the foregoing.

3.6    SEC Filings and Purchaser Financials.

(a)     The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) the Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of

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the Purchaser’s auditors, or (C) the Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A), (B) and (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of the Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Rights are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)    Except for the SEC SPAC Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)     Except for the SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financials.

3.7    Absence of Certain Changes.    As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since March 8, 2022, not been subject to a Material Adverse Effect on the Purchaser.

3.8    Compliance with Laws.    Each of the Purchaser and Merger Sub is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser or Merger Sub, and neither the Purchaser nor Merger Sub has received written notice alleging any violation of applicable Law in any material respect. Neither the Purchaser nor Merger Sub is under investigation with respect to any violation or alleged

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violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and neither the Purchaser not Merger Sub has previously received any subpoenas from any Governmental Authority.

3.9    Actions; Orders; Permits.    There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10  Taxes and Returns.

(a)     Each of Purchaser and Merger Sub has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Each of the Purchaser and Merger Sub has complied with all applicable Laws relating to Taxes. There are no audits, examinations, investigations or other proceedings pending against the Purchaser or Merger Sub in respect of any Tax, and neither the Purchaser not Merger Sub has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. Neither the Purchaser nor Merger Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser or Merger Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)    Since the date of its formation, neither the Purchaser nor Merger Sub has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(c)     To the Knowledge of each of the Purchaser and Merger Sub, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11  Employees and Employee Benefit Plans.    Neither the Purchaser nor Merger Sub (a) has any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12  Properties.    Neither the Purchaser nor Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither the Purchaser nor Merger Sub owns or leases any material real property or material Personal Property.

3.13  Material Contracts.

(a)     Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

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(b)    With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14  Transactions with Affiliates.    Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15  Merger Sub Activities.    Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16  Investment Company Act.    The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

3.17  Finders and Brokers.    Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18  Ownership of Stockholder Merger Consideration.    All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with ARTICLE I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, the Escrow Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19  Certain Business Practices.

(a)     Neither the Purchaser, Merger Sub, nor any Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser or Merger Sub, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or Merger Sub or assist it in connection with any actual or proposed transaction.

(b)    The operations of the Purchaser and Merger Sub are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser or Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser or Merger Sub, threatened.

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(c)     None of the Purchaser, Merger Sub, or any of their directors or officers, or, to the Knowledge of the Purchaser or Merger Sub, any other Representative acting on behalf of the Purchaser or Merger Sub is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and neither the Purchaser nor Merger Sub has, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20  Insurance.    Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by each of the Purchaser and Merger Sub relating to the Purchaser, Merger Sub, or their respective businesses, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and each of the Purchaser and Merger Sub is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of each of the Purchaser and Merger Sub, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser or Merger Sub. Each of the Purchaser and Merger Sub has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser or Merger Sub.

3.21  Purchaser Trust Account.    As of September 8, 2022, the Trust Account has a balance of no less than $70,345,003.32. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser Memorandum and Articles (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

3.22  Independent Investigation.    Each of the Purchaser and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Each of the Purchaser and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser or Merger Sub pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.23  Indebtedness.    Except as disclosed on Schedule 3.23, neither Purchaser nor Merger Sub has any Indebtedness.

3.24  Litigation; Permits.    There is no (a) Action pending, or, to the Knowledge of Purchaser, threatened against Purchaser or Merger Sub or that affects their respective assets or properties, or (b) Order outstanding against Purchaser or Merger Sub or that affects their respective assets or properties. Neither Purchaser nor Merger Sub are party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that

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contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Purchaser and Merger Sub. Each of Purchaser and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

3.25  No Other Representations.    Except for the representations and warranties expressly made by the Purchaser in this ARTICLE III (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, none of the Purchaser, Merger Sub, nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Purchaser, Merger Sub, the Purchaser Representative, the Purchaser Securities, the business of the Purchaser or Merger Sub, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and each of the Purchaser and Merger Sub hereby expressly disclaim any other representations or warranties, whether implied or made by the Purchaser, Merger Sub or any of their Representatives. Except for the representations and warranties expressly made by the Purchaser and Merger Sub in this Article III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, each of the Purchaser and Merger Sub hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company, the Seller Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company, the Seller Representative or any of their respective Representatives by any Representative of the Purchaser), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser and Merger Sub.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE IV to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

4.1    Organization and Standing.    The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

4.2    Authorization; Binding Agreement.    The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents and the DGCL, and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery

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of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. On or prior to the date of this Agreement, the Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement and the other matters required for the Required Company Stockholder Approval be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company Stockholders adopt this Agreement and the other matters required for the Required Company Stockholder Approval. The Voting and Support Agreements delivered by the Company include holders of Company Stock representing at least the Required Company Stockholder Approval, and such Voting and Support Agreements are in full force and effect.

4.3    Capitalization.

(a)     The Company is authorized to issue (i) 100,000,000 shares of Company Common Stock, of which 23,552,800 shares are issued and outstanding, and (ii) 10,000,000 shares of Company Preferred Stock, of which none are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are, to the Knowledge of the Company, owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the DGCL.

(b)    Except as disclosed in the Company Financials, since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4    Subsidiaries.    Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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4.5    Governmental Approvals.    Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

4.6    Non-Contravention.    Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to be material to any Target Company or its ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents or to perform such Target Company’s obligations hereunder or thereunder.

4.7    Financial Statements.

(a)     As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Company(including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards, and the related unaudited consolidated income statement, changes in stockholder equity and statement of cash flows for the twelve months then ended and (ii) the unaudited financial statements of the Target Companies as of and for the six (6) month period ended June 30, 2022 (the “Interim Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statement for the six (6) month periods ended on such date, and the unaudited consolidated cash flow statements for the six (6) month periods ended on such date. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated and (v) when delivered by the Company for inclusion in the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 5.12, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(b)    Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)     The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d)    Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e)     All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f)     All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.8    Absence of Certain Changes.    Except as set forth on Schedule 4.8, since December 31, 2020, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9    Compliance with Laws.    Except as disclosed on Schedule 4.9, since inception, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since inception, any written or, to the Knowledge of the Company, oral notice of any

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material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. For purposes of this Section 4.9, “material” shall mean material to the Company and its Subsidiaries taken as a whole.

4.10  Company Permits.    Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted; to own, lease and operate its assets and properties; and to market and sell in all material respects its products (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11  [Reserved].

4.12  Litigation.    Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought, or, to the Company’s Knowledge, threatened, in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.12, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.13  Material Contracts.

(a)     Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract that is in effect on the date of this Agreement to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.13(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i)     contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)    involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v)    involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

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(vi)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)  by its terms, individually or with all related Contracts, other than Contracts referenced in another subsection of this Section 4.13(a), calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $100,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix)   obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x)    is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)   obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii)  relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to any Target Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to any Target Company;

(xv)  that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to the Company and its Subsidiaries taken as a whole and not described in clauses (i) through (xv) above.

(b)    Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or

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amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.14  Intellectual Property.

(a)     Schedule 4.14(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title and status (for each patent and patent application), (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”)), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Except as set forth on Schedule 4.14(a)(iii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all material Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each named inventor and, to the Knowledge of the Company, are being prosecuted in accordance with all duty of disclosure obligations. Except as set forth on Schedule 4.14(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b)    Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks that are pending and in good standing. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c)     Schedule 4.14(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all material obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

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(d)    No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. Except as set forth in Schedule 4.14(d), there are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e)     All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of a Target Company) of a Target Company (and each of their respective Affiliates) are obligated to assign and have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f)     To the Knowledge of the Company, during the last five (5) years, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. During the last five (5) years, each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Target Companies’ collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Target Companies has not, in the last five (5) years, and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)    The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, except as set forth in Schedule 4.14(g), the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Company Material Contracts

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or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.15  Taxes and Returns.

(a)     Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP. In the last five (5) years, each Target Company has complied with all applicable Laws relating to Tax.

(b)    There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)     No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)    There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)     Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)     No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)    No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)    No Target Company has engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(i)     No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j)     No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

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(k)    No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l)     The Target Companies have not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company.

(m)   The Target Companies been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(n)    The unpaid Taxes of the Target Companies (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(o)    No Target Company will be required to include any material item of income or exclude any material item of deduction for any taxable period beginning after the Closing Date as a result of: (i) any installment sale or open sale transaction disposition made by a Target Company before the Closing; (ii) any prepaid amount received outside of the ordinary course of business by a Target Company before the Closing; or (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing before the Closing.

(p)    To the Knowledge of the Company, no Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16  Real Property.    Schedule 4.16 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.17  Personal Property.    Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than one hundred thousand dollars ($100,000) is set forth on Schedule 4.17, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.17, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any

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material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.18  Title to and Sufficiency of Assets.    Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Interim Balance Sheet Date. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and presently proposed to be conducted.

4.19  Employee Matters.

(a)     Except as set forth in Schedule 4.19(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.19(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or material employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)    Except as set forth in Schedule 4.19(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.19(b), there are no Actions pending or, to the Company’s Knowledge, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)     Schedule 4.19(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, hourly rate, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at

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the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2021, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.19(c), (A) no employee is a party to a written employment Contract with a Target Company that is not terminable “at will,” and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.19(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)    Schedule 4.19(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.19(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.19(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.20  Benefit Plans.

(a)     Set forth on Schedule 4.20(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b)    Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)     With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing

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reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(d)    With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)     Except as set forth on Schedule 4.20(e), no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)     No arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)    With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)    Except as set forth on Schedule 4.20(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a)); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)     Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j)     All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, except for costs in the normal course related to termination of a Company Benefit Plan.

(k)    Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.20(k). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other

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official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

4.21  Environmental Matters. Except as set forth in Schedule 4.21:

(a)     Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)    No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)     No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)    No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)     There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)     To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)    The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.22  Transactions with Related Persons. Except as set forth on Schedule 4.22, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the
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ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.22, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any material receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other obligation or commitment to any Related Person.

4.23  Insurance.

(a)     Schedule 4.23(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)    Schedule 4.23(b) identifies each individual insurance claim in excess of $100,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is currently denying coverage.

4.24  Books and Records.    All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.25  Top Customers and Suppliers.    Schedule 4.25 lists, by dollar volume received or paid, as applicable, for the fiscal year ended December 31, 2021 (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

4.26  Certain Business Practices.

(a)     No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful

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payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee, or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)    The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)     No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.27  Investment Company Act.    No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28  Finders and Brokers.    Except as set forth in Schedule 4.28, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29  Independent Investigation.    The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.30  Information Supplied.    None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

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4.31  Disclosure.    No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this ARTICLE IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Stockholders, the business of the Target Companies, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, the Purchaser Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, the Purchaser Representative or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

ARTICLE V
COVENANTS

5.1    Access and Information.

(a)     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b)    During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with

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the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

5.2    Conduct of Business of the Company.

(a)     Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees,(iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice, and (iv) duly and timely file all Tax Returns required to be filed with the applicable Governmental Authorities and pay any and all Taxes due and payable during such time period.

(b)    Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)     amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)    authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, other than the issuance of Company Stock in connection with an equity financing of a Target Company, which together with the Indebtedness permitted under Section 5.2(b)(v) does not exceed $10 million in the aggregate in excess of what is listed on Schedule 4.7(c), or (C) in payment of all or part of any Expenses of a Target Company prior to Closing, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);

(iv)   declare or distribute any cash or other dividends or distributions to any Company Stockholders or any bonus to any executive employee, except bonuses to employees in the ordinary course of business;

(v)    incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $10 million in the aggregate in excess of what is listed on Schedule 4.7(c), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $10 million in the aggregate in excess of what is listed on Schedule 4.7(c);

(vi)   increase the wages, salaries or compensation of its employees (except for production employees) other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with

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past practice, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vii)  make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(viii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(ix)   terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(x)    fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi)   establish any Subsidiary or enter into any new line of business;

(xii)  fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $50,000 (individually or $100,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xv)  close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvii)make capital expenditures in excess of $2.5 million (individually for any project (or set of related projects) or $10 million in the aggregate);

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) not referenced in another subsection of this Section 5.2(b) or otherwise listed on Schedule 4.7(c) in excess of $2.5 million individually or $10 million in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

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(xx)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xxi) except for the Ancillary Documents, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxiii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxv) authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.2. The Company shall notify the Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Target Companies, in consultation with the Purchaser whenever practicable.

5.3    Conduct of Business of the Purchaser.

(a)     Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)    Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Reincorporation) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)     amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii)    authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser securities issuable upon conversion or exchange of outstanding Purchaser securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

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(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) not referenced in Section 5.2(b) or otherwise listed on Schedule 4.7(c) in excess of $10 million in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement);

(v)    make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)   amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii)  terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)   establish any Subsidiary or enter into any new line of business;

(x)    fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)   revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii)  waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $2.5 million individually for any project (or set of related projects) or $10 million in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $100,000 in the aggregate (excluding the incurrence of any Expenses) other than as disclosed on Schedule 4.7(c), pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

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(xvii)sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)  authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.3. The Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the Purchaser and its Subsidiaries.

5.4    Annual and Interim Financial Statements.    (a) During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, reviewed by the Company’s auditor and in form appropriate for inclusion in the Registration Statement, in each case accompanied by a certificate of the CFO of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

(b)    The Company shall use its commercially reasonable efforts to deliver to the Purchaser by September 30, 2022, or as promptly as practicable thereafter, audited consolidated financial statements of the Target Companies for the fiscal years ended December 31, 2021, and December 31, 2020, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. Such audited financial statements shall be accompanied by a certificate of the CFO of the Company to the effect that such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

5.5    Purchaser Public Filings.    During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Public Units, Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Rights on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.

5.6    No Solicitation.

(a)     For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) except as permitted under Section 5.2(b), any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

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(b)    During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)     Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d)    During the Interim Period, the board of directors of the Purchaser, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Purchaser Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Purchaser; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring Purchaser to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Purchaser; (vi) fail to re-affirm the Purchaser Recommendation at the written request of the Company within five (5) Business Days of such request; (vi) fail to include the Purchaser Recommendation in the Registration Statement and Proxy Statement; or (vii) resolve or agree in writing to do any of the foregoing. Nothing contained in this Agreement shall prohibit the Purchaser or the board of directors of the Purchaser or any committee thereof from (x) taking and disclosing to the Purchaser’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the Purchaser’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes an Acquisition Proposal to the provisions of this Section 5.6.

(e)     During the Interim Period, the board of directors of the Company, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Company; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Company; (vi) fail to re-affirm the Company Recommendation

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at the written request of the Purchaser within five (5) Business Days of such request; (vi) fail to include the Company Recommendation in any solicitation materials that its prepares or sends to Company Security Holders; or (vii) resolve or agree in writing to do any of the foregoing.

5.7    No Trading.    The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with ARTICLE I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8    Notification of Certain Matters.    During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9    Efforts.

(a)     Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)    In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (subject to the last sentence of Section 8.3 with respect to Antitrust Expenses), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection

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with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)     As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)    Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10  Tax Matters.

(a)     Intended Tax Treatment.    Each of the Parties shall use its reasonable best efforts to cause each of the Reincorporation and the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Reincorporation and the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

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(b)    Tax Opinions.    If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requires that tax opinions be prepared and submitted regarding: (i) the Reincorporation, the Purchaser will use its reasonable best efforts to cause Loeb & Loeb LLP (“Loeb”) to deliver such tax opinion to the Purchaser, or (ii) the Merger, the Company shall use its reasonable best efforts to cause SRF to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb shall not be required to provide any opinion to any Party regarding the Merger.

(c)     Tax Matters Cooperation.    Each of the parties hereto shall (and shall cause its respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party hereto, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.11  Further Assurances.    The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12  The Registration Statement.

(a)     As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Purchaser Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Purchaser Extraordinary General Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Reincorporation, by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the Securities Act, the Cayman Islands Companies Law, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the effecting of the Reincorporation, (iii) the change of name of the Purchaser and the adoption and approval of the Amended Organizational Documents, (iv) the adoption and approval of a new equity incentive plan in substantially the form attached as Exhibit F hereto (the “Equity Incentive Plan”), and which will provide for awards for a number of shares of Purchaser Common Stock equal to ten percent (10%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (v) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof, (vi) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Shareholder Approval Matters”), and (vii) the adjournment of the Purchaser Extraordinary General Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Extraordinary General Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Extraordinary General Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth

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in the Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. If required by applicable SEC rules or regulations, such financial information provided by the Target Companies must be reviewed or audited by the Target Companies’ auditors. The Purchaser shall cause any information concerning the Purchaser or its stockholders, officers, directors, assets, Liabilities, condition (financial or otherwise), business and operations included in the Registration Statement, or in any amendments or supplements thereto, to be true and correct and to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)    Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Registration Statement without prior consultation with the Company as is reasonable under the circumstances.

(c)     Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider any such comments timely made in good faith under the circumstances.

(d)    As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Extraordinary General Meeting in accordance with Cayman Islands Companies Law for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)     Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Extraordinary General Meeting and the Redemption. Purchaser shall apply for, and shall take commercially reasonable actions to cause, Purchaser Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq as of the Closing.

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5.13  Company Stockholder Approval.    As promptly as practicable after the Registration Statement has become effective, but in no event later than one (1) week after such date, the Company will obtain and deliver to Purchaser written consents representing the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise), as necessary, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).

5.14  Public Announcements.

(a)     The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)    The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within one (1) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the first (1st) Business Day after the execution of this Agreement); provided that the Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date thereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within one (1) Business Day thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

5.15  Confidential Information.

(a)     The Company and the Seller Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in

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the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)    The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16  Documents and Information.    After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

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5.17  Post-Closing Board of Directors and Executive Officers.

(a)     The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals, with the identity and allocation of such persons among the staggered tiers of the Post-Closing Purchaser Board (and the appointment of such persons to committees of the Post-Closing Purchaser Board) to be determined by the Company’s current board of directors; provided, however, that the Sponsor shall have, subject to the Company’s approval (which approval shall not be unreasonably withheld), the right to appoint one member of the Post-Closing Purchaser Board; provided, further, that the Post-Closing Purchaser Board shall be constituted in compliance with Nasdaq Rule 5605. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint members of the Post-Closing Purchaser Board. At or prior to the Closing, the Purchaser will provide each director of Purchaser with a customary director indemnification agreement, in form and substance reasonably acceptable to such director of Purchaser. At the Closing, the Purchaser and the Company Stockholders will enter into a voting agreement in the form attached hereto as Exhibit G hereto relating to the Sponsor’s right to have a nominee on the Board (the “Voting Agreement”).

(b)    The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.18  Indemnification of Directors and Officers; Tail Insurance.

(a)     The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)    For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

(c)     In the event Purchaser or Merger Sub or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or Merger Sub (or their respective successors and assigns), as applicable, assume in writing the obligations set forth in this Section 5.18.

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5.19  Trust Account Proceeds.    The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used to pay (i) the Purchaser’s accrued Expenses, including the premiums for the D&O Tail Insurance, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriters and any legal fees) of the IPO, (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), (iv) any administrative Expenses incurred by or on behalf of the Purchaser, and (v) any other Liabilities of the Purchaser as of the Closing, as, to the extent and in the respective amounts not to exceed those set forth on Schedule 5.19. Such Expenses and Liabilities, as well as any Expenses and Liabilities that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for payment of Expenses and Liabilities of the Target Companies and for working capital and general corporate purposes of the Surviving Corporation. Notwithstanding the foregoing, no funds in the Trust Account (including payments for the Redemption) shall be used to pay or reimburse any Person for costs and expenses relating to an Extension; provided, however, in the event the Sponsor contributes additional funds to the Trust Account in connection with an Extension, and the Closing of the Business Combination occurs, then an amount equal to the funds so contributed shall be returned to the Sponsor at the Closing. In the event that, following the Redemption, there are no sufficient funds remaining in the Trust Account at the Closing, the Target Companies shall pay on the Closing Date all the Expenses and Liabilities of the Purchaser as set forth on Schedule 5.19. Any other Expenses and Liabilities not set forth on Schedule 5.19 outstanding as of such date shall only be paid by the Target Companies to the extent such additional Expenses and Liabilities have been previously pre-approved in writing by the Seller Representative.

5.20  At the Closing, Parties will enter into a registration rights agreement in form and substance reasonably satisfactory to the Company and Purchaser providing for certain registration rights for certain stockholders of Purchaser (the “Registration Rights Agreement”).

ARTICLE VI
NO SURVIVAL

6.1    No Survival.    Representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VII
CLOSING CONDITIONS

7.1    Conditions to Each Party’s Obligations.    The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)     Required Purchaser Shareholder Approval.    The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Proxy Statement and the Purchaser Memorandum and Articles shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Purchaser’s Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b)    Required Company Stockholder Approval.    The Company shall have obtained the Required Company Stockholder Approval in accordance with Section 5.13.

(c)     Antitrust Laws.    Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

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(d)    Requisite Consents.    The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(d) shall have each been obtained or made.

(e)     No Adverse Law or Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)     Net Tangible Assets Test.    Upon the Closing, after giving effect to the Redemption, the Purchaser shall have net tangible assets of at least $5,000,001.

(g)    Appointment to the Board.    The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(h)    Registration Statement.    The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(i)     Nasdaq Listing.    The Purchaser Common Stock issued as Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance.

7.2    Conditions to Obligations of the Company.    In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)     Representations and Warranties.    All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b)    Agreements and Covenants.    The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)     No Purchaser Material Adverse Effect.    No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d)    Closing Deliveries.

(i)     Officer Certificate.    The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii)    Secretary Certificate.    The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Reincorporation), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

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(iii)   Good Standing.    The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)   Escrow Agreement.    The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

(v)    Registration Rights Agreement.    The Company shall have received a copy of the Registration Rights Agreement, duly executed by the Purchaser.

7.3    Conditions to Obligations of the Purchaser.    In addition to the conditions specified in Section 7.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)     Representations and Warranties.    All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b)    Agreements and Covenants.    The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)     No Material Adverse Effect.    No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d)    Closing Deliveries.

(i)     Officer Certificate.    The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii)    Secretary Certificate.    The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii)   Good Standing.    The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

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(iv)   Certified Charter.    The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(v)    Employment Agreements.    The employment agreements, in the form attached as Exhibit H hereto, between Tie “James” Li and the Purchaser shall be in full force and effect as of the Closing.

(vi)   Non-Competition Agreement.    The Company shall have delivered to the Purchaser copies of the Non-Competition Agreements duly executed by each of the Key Management Members.

(vii)  Transmittal Documents.    The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(viii) Resignations.    Subject to the requirements of Section 5.18, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(ix)   Registered Agent Letter.    The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the Delaware registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from Closing.

(x)    Escrow Agreement.    The Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Company and the Escrow Agent.

(xi)   Registration Rights Agreement.    The Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by the Company.

(xii)  Firpta Certificate.    The Purchaser shall have received from the Company a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to the Purchaser.

7.4    Frustration of Conditions.    Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII
TERMINATION AND EXPENSES

8.1    Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)     by mutual written consent of the Purchaser and the Company;

(b)    by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VII have not been satisfied or waived by June 11, 2023 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

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(c)     by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)    by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)     by written notice by the Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)     by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by the Purchaser to the Company;

(g)    by written notice by either the Purchaser or the Company to the other, if the Purchaser Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(h)    by written notice by the Purchaser to the Company, if the Required Company Stockholder Approval was not obtained pursuant to the terms of this Agreement;

(i)     by the Purchaser if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing), (ii) the Purchaser has irrevocably confirmed by written notice to Company that all of the conditions set forth in Section 7.3 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that the Purchaser is ready, willing and able to consummate the Closing, and (iii) Company shall have failed to consummate the Transactions within ten (10) Business Days after such notice; or

(j)     by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing), (ii) the Company has irrevocably confirmed by written notice to Purchaser that all of the conditions set forth in Section 7.2 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that the Company is ready, willing and able to consummate the Closing, and (iii) the Purchaser shall have failed to consummate the Transactions within ten (10) Business Days after such notice.

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8.2    Effect of Termination.    This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 8.3, 9.1, ARTICLE X, ARTICLE XI and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.8, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3    Fees and Expenses.    Subject to Section 9.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination. The Purchaser and the Company shall each pay one-half of all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Antitrust Expenses”). For the avoidance of doubt, if any shares of Purchaser Common Stock are issued in payment of Expenses incurred by Purchaser (including, without limitation, fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants retained by Purchaser or any of its Affiliates), such issuance shall in no event reduce the number of shares of Purchase Common Stock that the Company Security Holders are entitled to receive as Merger Consideration under this Agreement.

ARTICLE IX
WAIVERS AND RELEASES

9.1    Waiver of Claims Against Trust.    Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within twelve (12) months, or fifteen (15) months if the Purchaser extends the period of time to consummate a Business Combination in accordance with Purchaser’s Organizational Documents, after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,

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each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative (on behalf of the Company Stockholders) and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE X
MISCELLANEOUS

10.1  Non-Recourse.    This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser, Merger Sub or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

10.2  Notices.    All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier

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service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Lakeshore Acquisition II Corp. 667 Madison Avenue New York, NY 10065 Attn: Bill Chen E-mail: bchen65@126.com	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Giovanni Caruso E-mail: gcaruso@loeb.com
If to the Purchaser Representative, to:	with a copy (which will not constitute notice) to:
RedOne Investment Limited 667 Madison Avenue New York, NY 10065 Attn: Bill Chen E-mail: bchen65@126.com	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Giovanni Caruso E-mail: gcaruso@loeb.com
If to the Company or the Surviving Corporation, to:	with a copy (which will not constitute notice) to:
Nature’s Miracle Inc. 858 N. Central Avenue Upland, CA91786 Attn: Tie (James) Li E-mail: james.li@nature-miracle.com	Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 Attn: Joan Wu, Ying Li E-mail: jwu@htflawyers.com; yli@htflawyers.com
If to the Seller Representative to:	with a copy (which will not constitute notice) to:
Tie (James) Li c/o Nature’s Miracle Inc. 858 N. Central Avenue Upland, CA91786 E-mail: james.li@nature-miracle.com	Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 Attn: Joan Wu, Ying Li E-mail: jwu@htflawyers.com; yli@htflawyers.com

10.3  Binding Effect; Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.4  Third Parties.    Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.5  Arbitration.    Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.5, and any dispute to be determined by the Independent Expert in accordance with Section 1.16) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.5. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures

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(as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The language of the arbitration shall be English.

10.6  Governing Law; Jurisdiction.    This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 1.16, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 1.16, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.2. Nothing in this Section 10.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.7  WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8  Specific Performance.    Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.9  Severability.    In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the

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remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.10  Amendment.    This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative.

10.11  Waiver.    The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

10.12  Entire Agreement.    This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.13  Interpretation.    The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser

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its stockholders under the Cayman Islands Companies Law or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.14  Counterparts.    This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.15  Purchaser Representative.

(a)     The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.16; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Purchaser Representative shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b)    The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or

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document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 10.15 shall survive the Closing and continue indefinitely.

(c)     The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

10.16  Seller Representative.

(a)     Each Company Stockholder, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Tie (James) Li, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.16; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (viii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.16 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b)    Any other Person, including the Purchaser Representative, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser Representative, the Purchaser and the Company hall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other

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actions required or permitted to be taken by the Seller Representative hereunder, and no Company Stockholder shall have any cause of action against the Purchaser Representative, the Purchaser, the Company or any other Indemnified Party for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser, the Company and the other Indemnified Parties shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 10.16(d) of the replacement of the Seller Representative).

(c)     The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.16 shall survive the Closing and continue indefinitely.

(d)    If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

10.17  Legal Representation.

(a)     The Parties agree that, notwithstanding the fact that Loeb may have, prior to the Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Loeb will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such

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Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Loeb’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Loeb of the Purchaser, Merger Sub, the Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of Loeb with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)    The Parties agree that, notwithstanding the fact that Hunter Taubman Fischer & Li LLC (“HTFL”) may have, prior to the Closing, jointly represented the Company and the Seller Representative in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, HTFL will be permitted in the future, after Closing, to represent the Seller Representative or its Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Purchaser, Merger Sub, the Purchaser Representative and the Sponsor, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with HTFL’s future representation of one or more of the Seller Representative or its Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company, the Purchaser Representative, the Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by HTFL of the Company, the Seller Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative shall be deemed the client of HTFL with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative, shall be controlled by the Seller Representative and shall not pass to or be claimed by the Company or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XI
DEFINITIONS

11.1  Certain Definitions.    For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

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“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Applicable Taxes” means “Applicable Taxes” as defined in IRS Notice 2020-65 (and any corresponding Taxes under comparable state or local tax applicable Laws).

“Applicable Wages” means “Applicable Wages” as defined in IRS Notice 2020-65 (and any corresponding wages under comparable state or local tax applicable Laws).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Closing Payment Shares” means such number of Purchaser Common Stock equal to $230,000,000, divided by $10.00.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Indebtedness” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by

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the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company.

“Company Securities” means, collectively, the Company Stock and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Dissenting Shares” means any shares of Company Stock for which a Company Stockholder has exercised appraisal rights pursuant to Section 262 of the DGCL.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

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“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Financial Advisor” means Maxim Group LLC, the financial advisor to the Purchaser in connection with the Transactions.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, including any Regulatory Authority.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter dated March 8, 2022 to the Purchaser from the Purchaser Representative and other parties, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Purchaser with the SEC on March 14, 2022.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

Annex A-62

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of March 8, 2022, and filed with the SEC on March 10, 2022 (File No. 333-262381).

“IPO Underwriters” means Maxim Group LLC and Network 1 Financial Securities, Inc.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Management Members” means Tie (James) Li and Zhiyi (Jonathan) Zhang.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  – (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

Annex A-63

“Merger Sub Common Stock” means the shares of common stock, par value $0.01 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves in accordance with GAAP have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

“Purchaser Memorandum and Articles” means the amended and restated memorandum and articles of association of the Purchaser.

“Purchaser Common Stock” means the shares of common stock of the Purchaser following consummation of the Reincorporation.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller

Annex A-64

Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Preference Shares” means preference shares, par value $0.0001 per share, of Purchaser.

“Purchaser Private Rights” means the rights included as part of each Purchaser Private Unit, each right entitling the holder thereof to receive one-tenth (1/10) of one (1) Purchaser Ordinary Share upon consummation of the Purchaser’s initial business combination.

“Purchaser Private Units” means the units issued by Purchaser in a private placement to its initial shareholders at the time of the consummation of the IPO consisting of one Purchaser Ordinary Share, one-half of one Purchaser Private Warrant, and one Purchaser Private Right.

“Purchaser Private Warrants” means the warrants included as part of each Purchaser Private Unit, entitling the holder thereof to purchase one Purchaser Ordinary Share at a purchase price of $11.50 per whole share.

“Purchaser Public Rights” means the rights that were included as part of the Purchaser Public Units in the IPO, each right entitling the holder thereof to receive one-tenth (1/10) of one (1) Purchaser Ordinary Share upon consummation of the Purchaser’s initial business combination.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriters) consisting of one (1) Purchaser Ordinary Share, one half of one Purchaser Public Warrant, and one Purchaser Right.

“Purchaser Public Warrants” means the warrants that were included as part of the Purchaser Public Units in the IPO, each whole warrant entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Recommendation” means the recommendation by the board of directors of the Purchaser to the Purchaser stockholders that the Purchaser stockholders entitled to vote approve this Agreement and the related transactions.

“Purchaser Rights” means Purchaser Private Rights and Purchaser Public Rights, collectively.

“Purchaser Securities” means the Purchaser Units, Purchaser Ordinary Shares, the Purchaser Common Stock, the Purchaser Warrants, and the Purchaser Rights, collectively.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each share of Purchaser Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Regulatory Authority” means the Federal Communications Commission .

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

Annex A-65

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including the Financial Advisor, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder who (i) is a director or Key Management Member or (ii) owns more than five percent (5%) of the issued and outstanding shares of the Company.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means RedOne Investment Limited, a BVI business company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

Annex A-66

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Mergers or the other transactions contemplated by this Agreement.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of March 8, 2022, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.

11.2  Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

AAA Procedures	10.5
Accounts Receivable	4.7(f)
Acquisition Proposal	5.6(a)
Adjustment Amount	1.16(d)
Agreement	Preamble
Alternative Transaction	5.6(a)
Amended Organizational Documents	1.7
Antitrust Laws	5.9(b)
Applicable Per Share Merger Consideration	1.9
Balance Sheet Date	4.7(a)
Business Combination	9.1
Cayman Islands Companies Law	Recitals
Certificate of Merger	1.2
CFO	1.16(a)
Closing	2.1
Closing Date	2.1
Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Closing Statement	1.18(a)
Company	Preamble
Company Benefit Plan	4.20(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.14(d)
Company IP Licenses	4.14(a)

Annex A-67

Company Material Contract	4.13(a)
Company Permits	4.10
Company Personal Property Leases	4.17
Company Real Property Leases	4.16
Company Registered IP	4.14(a)
D&O Indemnified Persons	5.18(a)
D&O Tail Insurance	5.18(b)
DGCL	Recitals
Dispute	10.5
Effective Time	1.2
Enforceability Exceptions	3.2
Environmental Permits	4.21(a)
Equity Incentive Plan	5.12(a)
Escrow Account	1.19(a)
Escrow Agent	1.19(a)
Escrow Agreement	1.19(a)
Escrow Amount	1.19(a)
Escrow Property	1.19(a)
Escrow Shares	1.19(a)
Estimated Closing Statement	1.15
Exchange Agent	1.13(a)
Expenses	8.3
Extension	5.3(a)
Federal Securities Laws	5.7
HTFL	10.18(b)
Independent Expert	1.16(b)
Independent Expert Notice Date	1.16(b)
Interim Period	5.1(a)
Letter of Transmittal	1.15(a)
Loeb	10.18(a)
Merger	Recitals
Merger Consideration	1.8
Merger Sub	Preamble
Objection Statement	1.16(b)
OFAC	3.19(c)
Off-the-Shelf Software	4.14(a)
Outbound IP License	4.14(c)
Outside Date	8.1(b)
Parties	Preamble
Party	Preamble
Post-Closing Purchaser Board	5.17(a)
Proxy Statement	5.12(a)
Public Certifications	3.6(a)
Public Shareholders	9.1
Purchaser	Preamble
Purchaser Disclosure Schedules	Article III
Purchaser Extraordinary General Meeting	5.12(a)
Purchaser Financials	3.6(b)
Purchaser Material Contract	3.13(a)
Purchaser Representative	Preamble
Purchaser Representative Documents	10.15(a)

Annex A-68

Purchaser Shareholder Approval Matters	5.12(a)
Redemption	5.12(a)
Registration Statement	5.12(a)
Reincorporation	1.7
Related Person	4.22
Released Claims	9.1
Representative Party	1.16(b)
Required Company Stockholder Approval	5.13
Required Purchaser Shareholder Approval	7.1(a)
Resolution Period	10.5
SEC Reports	3.6(a)
SEC SPAC Accounting Changes	3.6(a)
Section 409A Plan	4.20(k)
Seller Representative	Preamble
Seller Representative Documents	10.16(a)
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
Specified Courts	10.6
Stockholder Merger Consideration	1.8
Surviving Corporation	1.1
Top Customers	4.25
Top Suppliers	4.25
Transmittal Documents	1.13(b)
Voting and Support Agreements	Recitals

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:
Lakeshore Acquisition II Corp.
By:	/s/ Bill Chen
Name: Bill Chen
Title: Chief Executive Officer
The Purchaser Representative:
RedOne Investment Limited, solely in the capacity as the Purchaser Representative hereunder
By:	/s/ Bill Chen
Name: Bill Chen
Title: Manager
Merger Sub:
LBBB Merger Sub Inc.
By:	/s/ Bill Chen
Name: Bill Chen
Title: Director
The Company:
Nature’s Miracle Inc.
By:	/s/ Tie (James) Li
Name: Tie (James) Li
Title: CEO
The Seller Representative:
By:	/s/ Tie (James) Li
Name: Tie (James) Li

[Signature Page to Merger Agreement]

Annex A-70

First Amendment to Merger Agreement

This FIRST Amendment to Merger Agreement (this “Amendment”), dated as of June 7, 2023, is entered into by and among (i) Lakeshore Acquisition II Corp., a Cayman Islands exempted company (which shall reincorporate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (together with its successors, including after the Reincorporation (as defined below), the “Purchaser”), (ii) LBBB Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) RedOne Investment Limited, a British Virgin Islands company, in the capacity as the representative from and after the Effective Time for the stockholders of the Purchaser as of immediately prior to the Effective Time and their successors and assignees) (the “Purchaser Representative”), (iv) Tie (James) Li, an individual, in the capacity as the representative from and after the Effective Time for the stockholders of the Company as of immediately prior to the Effective Time (the “Seller Representative”), and (v) Nature’s Miracle Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company (collectively, the “Parties”) entered into that certain Merger Agreement dated as of September 9, 2022 (the “Merger Agreement”); and

WHEREAS, the Parties hereto wish to make certain amendments to the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Certain Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement, except that the definition of “Company Common Stock” shall be amended and restated as follows:

“Company Common Stock” means the (i) shares of Class A common stock, par value $0.0001 per share, of the Company (the “Company Class A Common Stock”), and (ii) the shares of Class B common stock, par value $0.0001 per share, of the Company (the “Company Class B Common Stock”).”

2.1. Capitalization. Section 4.3(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“The Company is authorized to issue (i) 100,000,000 shares of Company Common Stock, consisting of (a) 94,000,000 shares of Company Class A Common Stock and (b) 6,000,000 shares of Company Class B Common Stock, of which 17,600,000 shares of Company Class A Common Stock and 6,000,000 shares of Class B Common Stock are issued and outstanding, and (ii) 10,000,000 shares of Company Preferred Stock, of which none are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are, to the Knowledge of the Company, owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the DGCL.”

2.2. Schedule 4.3(a). Schedule 4.3(a) attached hereto shall be included as Schedule 4.3(a) to the Merger Agreement.

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2.3. Covenants. Article V of the Merger Agreement is hereby amended by insertion of a new Section 5.21 as follows:

5.21 Further Extension. In the event that a monthly extension (the “Extension”) of the time available under Purchaser’s Organizational Documents for Purchaser to complete the Business Combination is sought by Purchaser pursuant to approval by Purchaser’s shareholders at a duly called general meeting of shareholders, Purchaser may seek a loan from the Company for such Extension and shall give advance written notice of at least five (5) business days prior to the deadline for the Company’s loan obligations hereunder to the Company requiring the Company to provide a loan for the payment of costs derived from the additional premium to be paid to the shareholders of Purchaser in connection with such Extension (the “Redemption Payments”), and the Company shall thereafter as soon as reasonably practicable, but in no event later than two (2) business days prior to the time such Redemption Payments are due and payable, provide such loan, subject to the following: (i) with respect solely to the initial Extension, the Company shall make a loan to Purchaser in an amount of $40,000 to be applied towards Redemption Payments for such Extension, and Purchaser shall pay the balance of the Redemption Payments; (ii) following the initial Extension, the Company shall loan Purchaser $40,000 for each subsequent Extension to be applied towards Redemption Payments and Purchaser shall pay the balance of the Redemption Payments; provided, however, in the event that the Company has secured a loan for working capital purposes (a “Working Capital Loan”) prior to the date the Redemption Payments are due and payable, the Company shall loan to Purchaser $80,000 to be applied towards Redemption Payments in connection with each subsequent Extension. For the avoidance of doubt, the Company shall not be responsible for any costs with respect to the holding of a general meeting of shareholders or any other administrative expenses and professional fees relating to an Extension. Any loan by the Company made pursuant to this Section shall be evidenced by a promissory note in the form attached here to as Exhibit A and shall be duly executed by the Purchaser and the Company. Notwithstanding anything to the contrary herein, the Company shall not be required to make more than six (6) separate Extension loans pursuant to this Section.

2.4. Termination. Section 8.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VII have not been satisfied or waived by December 11, 2023 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) six (6) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

3. No Other Amendments; Effect of Amendment. Except for the amendments expressly set forth in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and the Parties shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

4. Governing Law; Jurisdiction; Jury Trial Waiver. Section 10.5, Section 10.6, and Section 10.7 of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

5. Further Assurance. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment. The Parties further agree that each of the parties shall cooperate in good faith in advancing the Business Combination of Purchaser.

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Annex A-72

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

The Purchaser:
Lakeshore Acquisition II Corp.
By:	/s/ Bill Chen
	Name:	Bill Chen
	Title:	Chief Executive Officer
The Purchaser Representative:
RedOne Investment Limited, solely in the capacity as the Purchaser Representative hereunder
By:	/s/ Bill Chen
	Name:	Bill Chen
	Title:	Manager
Merger Sub:
LBBB Merger Sub Inc.
By:	/s/ Bill Chen
	Name:	Bill Chen
	Title:	Director
The Company:
Nature’s Miracle Inc.
By:	/s/ Tie (James) Li
	Name:	Tie (James) Li
	Title:	CEO
The Seller Representative:
By:	/s/ Tie (James) Li
	Name:	Tie (James) Li

Signature Page to Amendment to Merger Agreement

Annex A-73

Schedule 4.3(a)

Capitalization

Annex A-74

Exhibit A

Form of Promissory Note

Annex A-75

SECOND AMENDMENT TO MERGER AGREEMENT

This SECOND AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of December 8, 2023, is entered into by and among (i) Lakeshore Acquisition II Corp., a Cayman Islands exempted company (which shall reincorporate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (together with its successors, including after the Reincorporation (as defined below), the “Purchaser”), (ii) LBBB Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) RedOne Investment Limited, a British Virgin Islands company, in the capacity as the representative from and after the Effective Time for the stockholders of the Purchaser as of immediately prior to the Effective Time and their successors and assignees) (the “Purchaser Representative”), (iv) Tie (James) Li, an individual, in the capacity as the representative from and after the Effective Time for the stockholders of the Company as of immediately prior to the Effective Time (the “Seller Representative”), and (v) Nature’s Miracle Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company (collectively, the “Parties”) entered into that certain Merger Agreement dated as of September 9, 2022 (as amended by the First Amendment to the Merger Agreement dated as of June 7, 2023, the “Merger Agreement”); and

WHEREAS, the Parties hereto wish to make certain amendments to the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

2.1. Covenants. Section 5.21 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

5.21 Further Extension. In the event that a monthly extension (the “Extension”) of the time available under Purchaser’s Organizational Documents for Purchaser to complete the Business Combination is sought by Purchaser pursuant to approval by Purchaser’s shareholders at a duly called general meeting of shareholders, Purchaser may seek a loan from the Company for such Extension and shall give advance written notice of at least five (5) business days prior to the deadline for the Company’s loan obligations hereunder to the Company requiring the Company to provide a loan for the payment of costs derived from the additional premium to be paid to the shareholders of Purchaser in connection with such Extension (the “Redemption Payments”), and the Company shall thereafter as soon as reasonably practicable, but in no event later than two (2) business days prior to the time such Redemption Payments are due and payable, provide such loan for an Extension in the amount of up to $20,000 per monthly Extension. For avoidance of doubt, the Company shall not be responsible for any costs with respect to the holding of a general meeting of shareholders or any other administrative expenses and professional fees relating to an Extension. Any loan by the Company made pursuant to this Section shall be evidenced by a promissory note in the form attached hereto as Exhibit A and shall be duly executed by the Purchaser and the Company. Notwithstanding anything to the contrary herein, the Company shall not be required to make separate Extension loans pursuant to this Section beyond the Outside Date.

2.2. Termination. Section 8.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VII have not been satisfied or waived by March 11, 2024 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant

Annex A-76

to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

3. No Other Amendments; Effect of Amendment. Except for the amendments expressly set forth in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and the Parties shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

4. Governing Law; Jurisdiction; Jury Trial Waiver. Section 10.5, Section 10.6, and Section 10.7 of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

5. Further Assurance. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment. The Parties further agree that each of the parties shall cooperate in good faith in advancing the Business Combination of Purchaser.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

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Annex A-77

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

The Purchaser:
Lakeshore Acquisition II Corp.
By:	/s/ Bill Chen
Name: Bill Chen
Title: Chief Executive Officer
The Purchaser Representative:
RedOne Investment Limited, solely in the capacity as the Purchaser Representative hereunder
By:	/s/ Bill Chen
Name: Bill Chen
Title: Manager
Merger Sub:
LBBB Merger Sub Inc.
By:	/s/ Bill Chen
Name: Bill Chen
Title: Director
The Company:
Nature’s Miracle Inc.
By:	/s/ Tie (James) Li
Name: Tie (James) Li
Title: CEO
The Seller Representative:
By:	/s/ Tie (James) Li
Name: Tie (James) Li

Signature Page to Amendment to Merger Agreement

Annex A-78

Exhibit A

Form of Promissory Note

Annex A-79

Annex B

September 8th, 2022

PRIVATE & CONFIDENTIAL

For the Board of Directors of Lakeshore Acquisition II Corp. (NASDAQ:LBBB)
667 Madison Avenue, New York, NY 10065 | United States

We understand that Lakeshore Acquisition II Corp. (NASDAQ:LBBB), a publicly traded special purpose acquisition company that is a Cayman Islands exempted company (“Lakeshore” or “LBBB”) is considering a business combination with Nature’s Miracle Incorporated, a privately-held Delaware corporation (the “Company” or “NMI”, and together with Lakeshore, collectively, the “Parties”).

•        Pursuant to the terms of that certain business combination agreement, by and among NMI, Lakeshore and the other parties thereto, the Parties intend to effect a business combination transaction (the “Merger”) whereby (a) NMI will merge with and into a wholly-owned subsidiary of a newly formed Delaware corporation (“Pubco”), which shall be the successor to Lakeshore and the publicly listed company after the closing of the Merger, with NMI continuing as the surviving entity, as a result of which, (i) NMI shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of NMI immediately prior to the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco shall (i) acquire all of the issued and outstanding shares of common stock of the Company from the stockholders of the Company in exchange for shares of common stock of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

•        In full payment for the purchased shares, the stockholders of NMI shall collectively be entitled to receive from Pubco, in the aggregate, a number of shares of PubCo common stock with an aggregate value equal to Two Hundred and Thirty Million U.S. Dollars ($230,000,000) (the “Consideration”).

The Board of Directors of Lakeshore have retained Newbridge Securities Corporation (“Newbridge”) to render an Opinion as to whether, on the date of such Opinion, the Consideration is fair, from a financial point of view to Lakeshore’s shareholders.

We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of Lakeshore to proceed with the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Further, our Opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for Lakeshore.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Annex B-1

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, Lakeshore has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transaction.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Lakeshore, and its successor entities.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•        Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        Reviewed drafts of the Business Combination Agreements related to the Transaction;

•        Reviewed Lakeshore’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of Lakeshore since its IPO in March 2022;

•        Reviewed publicly available financial information of Lakeshore filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, and certain reports on material events filed on Forms 8-K between March 14th, 2022, through September 8th, 2022;

•        Reviewed a financial model of NMI with historical and future financial projections (including potential revenue growth, EBITDA and net income margins) provided by the Company’s management team;

•        Performed a Discounted Cash Flow analysis layered onto the Company’s financial model;

•        Performed a Public Company Comparable analysis of similar companies to NMI in the “Specialty Agriculture Equipment” sector to derive the Enterprise Value / EBITDA multiples;

•        Performed Comparable Precedent M&A Transaction analysis of similar companies to NMI in the “Specialty Agriculture Equipment” sector to derive the Enterprise Value / EBITDA multiples;

•        Conducted discussions with NMI’s management team to better understand NMI’s recent business history, and near-term financials; and

•        Performed such other analyses and examinations, as we deemed appropriate.

In forming our Opinion, we have had full access to, and full cooperation from the management team of both Lakeshore and NMI to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of Lakeshore and NMI provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management teams of both Lakeshore and NMI as to the future financial performance of the combined parties without and subsequent to a potential business combination.

Annex B-2

This Opinion is solely for the use of the Board of Directors of Lakeshore (NASDAQ:LBBB), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with Lakeshore may be included in, filings made by Lakeshore with the U.S. Securities & Exchange Commission and in any proxy statement or similar disclosure document delivered to shareholders of Lakeshore.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Consideration is fair, from a financial point of view to Lakeshore’s shareholders.

Sincerely,

Newbridge Securities Corporation

Chad D. Champion
Senior Managing Director, Head of Equity Capital Markets

Annex B-3

Annex C

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NATURE’S MIRACLE HOLDING INC.

Nature’s Miracle Holding Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), hereby certifies as follows:

1.      The original name of this Corporation is LBBB Merger Corp. The original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on March 8, 2022.

2.      This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of Sections 242 and 245 of the DGCL and by stockholders of the Corporation, and written notice was duly given or will be given pursuant to Section 228 to those stockholders who did not approve the Amended and Restated Certificate of Incorporation. This Amended and Restated Certificate of Incorporation is to become effective as of [Date].

3.      This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation to read in its entirety as follows:

FIRST:    The name of the corporation is Nature’s Miracle Holding Inc. (hereinafter called the “Corporation”).

SECOND:    The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Rd Ste 403b, Wilmington, New Castle, DE 19805-1270. The name of the registered agent of the Corporation in the State of Delaware at such address is Vcorp Services, LLC.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

FOURTH:    The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 101,000,000 shares, consisting of (i) 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A. Common Stock.    The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

1.      Ranking.    The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.      Voting.    Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation)

Annex C-1

that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3.      Dividends.    Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4.      Liquidation.    Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

B.     Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a)     the designation of the series, which may be by distinguishing number, letter or title;

(b)    the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c)     the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d)    the dates on which dividends, if any, shall be payable;

(e)     the redemption rights and price or prices, if any, for shares of the series;

(f)     the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g)    the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h)    whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i)     restrictions on the issuance or reissuance of shares of the same series or any other class or series;

Annex C-2

(j)     the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k)    any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

FIFTH:    This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A. General Powers.    The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B. Number of Directors; Election of Directors.    Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C. Classes of Directors.    Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

D. Terms of Office.    Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

E. Newly Created Directorships and Vacancies.    Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the earlier of (i) the remaining term of his or her predecessor, (ii) a successor is duly elected and qualified, or (iii) the earlier of such director’s death, resignation or removal.

F. Removal.    Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66% in voting power of the stock of the Corporation entitled to vote thereon.

G. Committees.    Pursuant to the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

Annex C-3

H. Stockholder Nominations and Introduction of Business.    Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

SIXTH:    Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH:    To the fullest extent permitted by applicable law, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

EIGHTH:    To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

NINTH:    Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by written consent in lieu of a meeting.

TENTH:    Except as otherwise required by law and subject to the terms of any series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by another other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice for such meeting.

ELEVENTH:    If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Annex C-4

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article ELEVENTH. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 66% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article TWELFTH, Article THIRTEENTH, and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article SEVENTH, Article EIGHTH, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

TWELFTH:    In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Whole Board without any action on the part of the stockholders. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least 66% in voting power of the stock of the Corporation entitled to vote thereon.

THIRTEENTH:

A.     Forum Selection.

(a)     Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine.

(b)    Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of American shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

(c)     This Article THIRTEENTH shall not apply to actions or claims brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

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B.      Personal Jurisdiction.    If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

FOURTEENTH:    The name and mailing address of the incorporator of the Corporation are as follows:

Name	Address
Tie (James) Li	4695 MacArthur Court, Suite 1105, Newport Beach, CA 92660, USA.

[Remainder of Page Intentionally Left Blank]

Annex C-6

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this day of [Date].

By:
Name:	Tie (James) Li
Title:	Incorporator

Annex C-7

Annex D

NATURE’S MIRACLE HOLDING INC.

Bylaws

Annex D Pages
Article I Stockholders		D-1
1.1	Place of Meetings	D-1
1.2	Annual Meeting	D-1
1.3	Special Meetings	D-1
1.4	Notice of Meetings	D-1
1.5	Voting List	D-1
1.6	Quorum	D-2
1.7	Adjournments	D-2
1.8	Voting and Proxies	D-2
1.9	Action at Meeting	D-2
1.10	Nomination of Directors	D-3
1.11	Notice of Business at Annual Meetings	D-5
1.12	Conduct of Meetings	D-7

Article II Directors		D-8
2.1	General Powers	D-8
2.2	Number, Election and Qualification	D-8
2.3	Chairman of the Board; Vice Chairman of the Board	D-8
2.4	Classes of Directors	D-8
2.5	Terms of Office	D-8
2.6	Quorum	D-8
2.7	Action at Meeting	D-8
2.8	Removal	D-9
2.9	Vacancies	D-9
2.10	Resignation	D-9
2.11	Regular Meetings	D-9
2.12	Special Meetings	D-9
2.13	Notice of Special Meetings	D-9
2.14	Meetings by Conference Communications Equipment	D-9
2.15	Action by Consent	D-9
2.16	Committees	D-9
2.17	Compensation of Directors	D-10

Article III Officers		D-10
3.1	Titles	D-10
3.2	Appointment	D-10
3.3	Qualification	D-10
3.4	Tenure	D-10
3.5	Removal; Resignation	D-10
3.6	Vacancies	D-10
3.7	President; Chief Executive Officer	D-10
3.8	Chief Financial Officer	D-11
3.9	Vice Presidents	D-11
3.10	Secretary and Assistant Secretaries	D-11
3.11	Salaries	D-11
3.12	Delegation of Authority	D-11
3.13	Execution of Contracts	D-11

Annex D-i

Annex D Pages
Article IV Capital Stock		D-11
4.1	Issuance of Stock	D-11
4.2	Stock Certificates; Uncertificated Shares	D-11
4.3	Transfers	D-12
4.4	Lost, Stolen or Destroyed Certificates	D-12
4.5	Record Date	D-12
4.6	Regulations	D-13
4.7	Dividends	D-13

Article V General Provisions		D-13
5.1	Fiscal Year	D-13
5.2	Corporate Seal	D-13
5.3	Waiver of Notice	D-13
5.4	Voting of Securities	D-13
5.5	Evidence of Authority	D-13
5.6	Certificate of Incorporation	D-13
5.7	Severability	D-13
5.8	Pronouns	D-13
5.9	Electronic Transmission	D-13

Article VI Amendments		D-14

Article VII Indemnification and Advancement		D-14
7.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	D-14
7.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	D-14
7.3	Authorization of Indemnification	D-14
7.4	Good Faith Defined	D-15
7.5	Right of Claimant to Bring Suit	D-15
7.6	Expenses Payable in Advance	D-15
7.7	Non-exclusivity of Indemnification and Advancement of Expenses	D-15
7.8	Insurance	D-15
7.9	Certain Definitions	D-16
7.10	Survival of Indemnification and Advancement of Expenses	D-16
7.11	Limitation on Indemnification	D-16
7.12	Contract Rights	D-16
Annex D-ii

Article I

Stockholders

1.1         Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Nature’s Miracle Holding Inc. (the “Corporation”), the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal executive office of the Corporation. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

1.2         Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairman of the Board, the Chief Executive Officer or the President (which date shall not be a legal holiday in the place, if any, where the meeting is to be held). The Board acting pursuant to a resolution adopted by the majority of the Whole Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders. For purposes of these Bylaws (these “Bylaws”), the term “Whole Board” will mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

1.3         Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by a resolution adopted by the majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer, and may not be called by any other person or persons. The Board acting pursuant to a resolution adopted by the majority of the Whole Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4         Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5         Voting List. The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such

Annex D-1

list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6         Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

1.7         Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or by the stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8         Voting and Proxies. Each stockholder shall have such number of votes, if any, for each share of stock entitled to vote and held of record by such stockholder as may be fixed in the Certificate of Incorporation and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

1.9         Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by applicable law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws. For the avoidance of doubt, neither abstentions nor broker non-votes will be counted as votes cast for or against such matter. Other than directors who may be elected by the holders of shares of any series of Preferred Stock or pursuant to any resolution or resolutions providing for

Annex D-2

the issuance of such stock adopted by the Board, each director shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Voting at meetings of stockholders need not be by written ballot.

1.10       Nomination of Directors.

(a)         Except for (1) any directors entitled to be elected by the holders of Preferred Stock, (2) any directors elected in accordance with Section 2.9 hereof by the Board to fill a vacancy or newly-created directorship or (3) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election or re-election as directors. Nomination for election to the Board at a meeting of stockholders may be made (i) by or at the direction of the Board (or any committee thereof) or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.10(b), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting.

(b)         To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (x) in the case of the annual meeting of stockholders of the Corporation to be held in 2022 or (y) in the event that the date of the annual meeting in any other year is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth(90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and provided further that the nomination made by the stockholder is for one of the director positions that the Board, the Chairman of the Board or the Chief Executive Officer, as the case may be, has determined will be filled at such special meeting, not earlier than the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such proposed nominee, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such proposed nominee with respect to shares of stock of the Corporation, and (6) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf

Annex D-3

the nomination is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, and any Stockholder Associated Person (as defined below), (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder, such beneficial owner and/or such Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder, such beneficial owner or such Stockholder Associated Person to be sufficient to elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination. Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.10 are hereinafter referred to as a “Nominee Solicitation Statement.” Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request) and the written consent of the proposed nominee to be named in the Corporation’s proxy statement as a nominee and to serve as a director if elected and a written statement executed by the proposed nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines. A stockholder shall not have complied with this Section 1.10(b) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10. For purposes of these Bylaws, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(c)         Without exception, no person shall be eligible for election or re-election as a director of the Corporation at a meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 1.10. In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairman of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including the previous sentence of this Section 1.10(c)),

Annex D-4

and if the chairman should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d)         Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(e)         Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Section 1.10, to be considered a “qualified representative of the stockholder”, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(f)          For purposes of this Section 1.10, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g)         Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.10; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 1.10 (including paragraph (a)(ii) hereof), and compliance with paragraph (a)(ii) of this Section 1.10 shall be the exclusive means for a stockholder to make nominations. Nothing in this Section 1.10 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

1.11       Notice of Business at Annual Meetings.

(a)         At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (2) otherwise properly brought before the meeting by or at the direction of the Board (or any committee thereof), or (3) properly brought before the annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the Corporation, the procedures in Section 1.10 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in Section 1.11(b), (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

(b)         To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (x) in the case of the annual meeting of stockholders of the Corporation to be held in 2022 or (y) in the event that the date of the annual meeting in any other year is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

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The stockholder’s notice to the Secretary shall set forth: (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner and of any Stockholder Associated Person, (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any material interest of such stockholder, such beneficial owner or any Stockholder Associated Person and the respective affiliates and associates of, or others acting in concert with, such stockholder, such beneficial owner or any Stockholder Associated Person in such business, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, (6) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (8) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal. Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.11 are hereinafter referred to as a “Business Solicitation Statement.” Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.11; provided that any stockholder proposal which complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in the Corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the notice requirements of this Section 1.11. A stockholder shall not have complied with this Section 1.11(b) if the stockholder (or beneficial owner, if any, on whose behalf the proposal is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.11.

(c)         Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 1.11. In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairman of any annual meeting shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.11 (including the previous sentence of this Section 1.11(c)), and if the chairman should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.11, the chairman shall so declare to the meeting and such business shall not be brought before the annual meeting.

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(d)         Except as otherwise required by law, nothing in this Section 1.11 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any proposal submitted by a stockholder.

(e)         Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the Corporation.

(f)          For purposes of this Section 1.11, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.10.

(g)         Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.11; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 1.11 (including paragraph (a)(3) hereof), and compliance with paragraph (a)(3) of this Section 1.11 shall be the exclusive means for a stockholder to submit business (other than, as provided in the penultimate sentence of (b), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 1.11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

1.12       Conduct of Meetings.

(a)         Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)         The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c)         The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d)         In advance of any meeting of stockholders, the Board, the Chairman of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the

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chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

Article II

Directors

2.1         General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2         Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time by resolution of the majority of the Whole Board. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation.

2.3         Chairman of the Board; Vice Chairman of the Board. The Board may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board and, if the Chairman of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board.

2.4         Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

2.5         Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, and except as set forth in the Certificate of Incorporation, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

2.6         Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed by the Board pursuant to Section 2.2 of these Bylaws shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

2.7         Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law or by the Certificate of Incorporation or these Bylaws.

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2.8         Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation.

2.9         Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

2.10       Resignation. Any director may resign only by delivering a resignation in writing or by electronic transmission to the Chairman of the Board or the Chief Executive Officer. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.11       Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.12       Special Meetings. Special meetings of the Board may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.13       Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director by the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.14       Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.15       Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.16       Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the

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DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.17       Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

Article III

Officers

3.1         Titles. The “Executive Officers” of the Corporation shall be such persons as are designated as such by the Board and shall include, but not be limited to, a Chief Executive Officer, a President and a Chief Financial Officer. Additional Executive Officers may be appointed by the Board from time to time. In addition to the Executive Officers of the Corporation described above, there may also be such “Non-Executive Officers” of the Corporation as may be designated and appointed from time to time by the Board or the Chief Executive Officer of the Corporation in accordance with the provisions of Section 3.2 of these Bylaws. In addition, the Secretary and Assistant Secretaries of the Corporation may be appointed by the Board from time to time.

3.2         Appointment. The Executive Officers of the Corporation shall be chosen by the Board, subject to the rights, if any, of an Executive Officer under any contract of employment. Non-Executive Officers of the Corporation shall be chosen by the Board or the Chief Executive Officer of the Corporation.

3.3         Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4         Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

3.5         Removal; Resignation. Subject to the rights, if any, of an Executive Officer under any contract of employment, any Executive Officer may be removed, either with or without cause, at any time by the Board at any regular or special meeting of the Board. Any Non-Executive Officer may be removed, either with or without cause, at any time by the Chief Executive Officer of the Corporation or by the Executive Officer to whom such Non-Executive Officer reports. Any officer may resign only by delivering a resignation in writing or by electronic transmission to the Chief Executive Officer. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

3.6         Vacancies. The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled, for such period as it may determine, any offices.

3.7         President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.

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3.8         Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

3.9         Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board or the Chief Executive Officer may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title.

3.10       Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11       Salaries. Executive Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board or a committee thereof.

3.12       Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

3.13       Execution of Contracts. Each Executive Officer and Non-Executive Officer of the Corporation may execute, affix the corporate seal and/or deliver, in the name and on behalf of the Corporation, deeds, mortgages, notes, bonds, contracts, agreements, powers of attorney, guarantees, settlements, releases, evidences of indebtedness, conveyances or any other document or instrument which (i) is authorized by the Board or (ii) is executed in accordance with policies adopted by the Board from time to time, except in each case where the execution, affixation of the corporate seal and/or delivery thereof shall be expressly and exclusively delegated by the Board to some other officer or agent of the Corporation.

Article IV

Capital Stock

4.1         Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such lawful consideration and on such terms as the Board may determine.

4.2         Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL.

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Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3         Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.4         Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board may require for the protection of the Corporation or any transfer agent or registrar.

4.5         Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

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In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

4.6         Regulations. The issue and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.

4.7         Dividends. Dividends on the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting, pursuant to law, and may be paid in cash, in property or in shares of capital stock.

Article V

General Provisions

5.1         Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2         Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.

5.3         Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4         Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) with respect to, the securities of any other entity which may be held by this Corporation.

5.5         Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6         Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

5.7         Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8         Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9         Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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Article VI

Amendments

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Whole Board or by the stockholders as expressly provided in the Certificate of Incorporation.

Article VII

Indemnification and Advancement

7.1         Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or Executive Officer of the Corporation, or, while a director or Executive Officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

7.2         Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or Executive Officer of the Corporation, or, while a director or Executive Officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3         Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or Executive Officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or Executive Officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and Executive Officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or Executive Officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

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The Board in its sole discretion shall have power on behalf of the Corporation to indemnify any person, other than a director or Executive Officer, made a party to any Proceeding by reason of the fact that he or she, or his or her testator or intestate, is or was an officer, employee or agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise).

7.4         Good Faith Defined. For purposes of any determination under Section 7.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 7.1 or 7.2, as the case may be.

7.5         Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if a claim under Sections 7.1 or 7.2 of the Article VII is not paid in full by the Corporation within (i) ninety (90) days after a written claim for indemnification has been received by the Corporation, or (ii) thirty (30) days after a written claim for an advancement of expenses has been received by the Corporation, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

7.6         Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or Executive Officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid, to the fullest extent permitted by Delaware law as the same exists or may hereafter be amended, by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or Executive Officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII.

7.7         Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Section 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

7.8         Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, Executive Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, Executive Officer, employee or agent of another corporation, partnership, joint venture,

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trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

7.9         Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10       Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or Executive Officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11       Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any director, officer, employee or agent in connection with an action, suit or proceeding (or part thereof):

(a)         for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)         initiated by such person, including any action, suit or proceeding (or part thereof) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board authorized the action, suit or proceeding (or relevant part thereof) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 7.5 or (iv) otherwise required by applicable law; or

(c)         if prohibited by applicable law.

7.12       Contract Rights. The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or Executive Officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

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Annex E

NEW NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN

1.      PURPOSE.    The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2.      SHARES SUBJECT TO THE PLAN.

2.1.   Number of Shares Available.    Subject to Section 2.4, Section 2.6 and Section 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is 2,300,000 Shares.

2.2.   Lapsed, Returned Awards.    Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.

2.3.   Minimum Share Reserve.    At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4.   Automatic Share Reserve Increase.    The number of Shares available for grant and issuance under the Plan will be increased on January 1 for each of the first ten (10) calendar years during the term of the Plan by the lesser of (a) Five percent (5%) of all classes of the Company’s common stock outstanding on each December 31 immediately prior to the date of increase or (b) such number of Shares determined by the Board.

2.5.   ISO Limitation.    No more than 2,300,000 Shares shall be issued pursuant to the exercise of ISOs (as defined below) under the Plan.

2.6.   Adjustment of Shares.    If the number of outstanding Shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in the capital structure of the Company, without consideration, then (a) the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, including shares reserved under sub-clauses (a)-(d) of Section 2.1, (b) the Exercise Prices of and number and class of Shares subject to outstanding Options and SARs, (c) the number and class of Shares subject to other outstanding Awards and (d) the maximum number and class of Shares that may be issued as ISOs set forth in Section 2.5 will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

If, by reason of an adjustment pursuant to this Section 2.6, a Participant’s Award Agreement or other agreement related to any Award or the Shares subject to such Award covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or such other agreement in respect thereof, will be subject to all of the terms, conditions and restrictions that were applicable to the Award or the Shares subject to such Award prior to such adjustment.

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3.      ELIGIBILITY.    ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants and Non-Employee Directors; provided such Consultants and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

4.      ADMINISTRATION.

4.1.   Committee Composition; Authority.    This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board will establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:

(a)     construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)    prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)     select persons to receive Awards;

(d)    determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e)     determine the number of Shares or other consideration subject to Awards;

(f)     determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(g)    determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate;

(h)    grant waivers of Plan or Award conditions;

(i)     determine the vesting, exercisability and payment of Awards;

(j)     correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k)    determine whether an Award has been vested and/or earned;

(l)     determine the terms and conditions of, and institute, any Exchange Program;

(m)   reduce, waive or modify any criteria with respect to Performance Factors;

(n)    adjust Performance Factors;

(o)    adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States or to qualify Awards for special tax treatment under laws of jurisdictions other than the United States;

(p)    exercise discretion with respect to Performance Awards;

(q)    make all other determinations necessary or advisable for the administration of this Plan; and

(r)     delegate any of the foregoing to a subcommittee or to one or more executive officers pursuant to a specific delegation as permitted by applicable law.

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4.2.   Committee Interpretation and Discretion.    Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination will be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement will be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution will be final and binding on the Company and the Participant.

4.3.   Section 16 of the Exchange Act.    Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).

4.4.   Documentation.    The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.5.   Foreign Award Recipients.    Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company and its Subsidiaries or Affiliates operate or have Employees or other individuals eligible for Awards, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Subsidiaries and Affiliates will be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs and practices; (d) establish subplans and modify exercise procedures, vesting conditions, and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications will be attached to this Plan as appendices, if necessary); provided, however, that no such subplans and/or modifications will increase the share limitations contained in Section 2.1 hereof; and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards will be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

5.      OPTIONS.    An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees, Consultants and Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.

5.1.   Option Grant.    Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2.   Date of Grant.    The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3.   Exercise Period.    Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent

Annex E-3

Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4.   Exercise Price.    The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (a) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (b) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.

5.5.   Method of Exercise.    Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through the authorized third-party administrator), and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6.   Termination of Service.    If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates. Such Options must be exercised by the Participant on the earlier of the expiration date of the Options or three (3) months after the date Participant’s Service terminates unless the Committee determines a shorter or longer time period, provided that such time period is no later than the expiration date of the Options and that any exercise beyond three (3) months after the date Participant’s employment terminates is deemed to be the exercise of an NSO.

(a)     Death.    If the Participant’s Service terminates because of the Participant’s death (or if the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates. Such Options must be exercised by the Participant’s legal representative, or authorized assignee, on the earlier of the expiration date of the Options or twelve (12) months after the date Participant’s Service terminates, unless the Committee determines a shorter or longer time period, provided that such time period is no later than the expiration date of the Options.

(b)    Disability.    If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates. Such Options must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) on the earlier of the expiration date of the Options or twelve (12) months after the date Participant’s Service terminates, unless the Committee determines a shorter or longer time period, provided that such time period is no later than the expiration date of the Options, with (a) any exercise beyond three (3) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) any exercise beyond twelve (12) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO.

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(c)     Cause.    If the Participant’s Service terminates for Cause, then Participant’s Options (whether or not vested) will expire on the date of termination of Participant’s Service if the Committee has reasonably determined in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Services), or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in an employment agreement, Award Agreement, or other applicable agreement, Cause will have the meaning set forth in the Plan.

5.7.   Limitations on Exercise.    The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8.   Limitations on ISOs.    With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9.   Modification, Extension or Renewal.    The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.10. No Disqualification.    Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6.      RESTRICTED STOCK AWARDS.    A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.1.   Restricted Stock Purchase Agreement.    All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.2.   Purchase Price.    The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, the Award Agreement and any procedures established by the Company.

6.3.   Terms of Restricted Stock Awards.    Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance

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Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.4.   Termination of Service.    Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

7.      STOCK BONUS AWARDS.    A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent, Subsidiary or Affiliate. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.1.   Terms of Stock Bonus Awards.    The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.2.   Form of Payment to Participant.    Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.3.   Termination of Service.    Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

8.      STOCK APPRECIATION RIGHTS.    A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.1.   Terms of SARs.    The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.2.   Exercise Period and Expiration Date.    A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage

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of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.3.   Form of Settlement.    Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.

8.4.   Termination of Service.    Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

9.      RESTRICTED STOCK UNITS.    A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.

9.1.   Terms of RSUs.    The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s termination of Service on each RSU; provided that no RSU shall have a term longer than ten (10) years. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.2.   Form and Timing of Settlement.    Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.

9.3.   Termination of Service.    Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

10.    PERFORMANCE AWARDS.    A Performance Award is an award to an eligible Employee, Consultant, or Director of the Company or any Parent, Subsidiary or Affiliate that is based upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee, and may be settled in cash, Shares (which may consist of, without limitation, Restricted Stock), other property, or any combination thereof. Grants of Performance Awards shall be made pursuant to an Award Agreement.

10.1. Performance Awards shall include Performance Shares, Performance Units, and cash-based Awards as set forth in Sections 10.1(a), 10.1(b), and 10.1(c) below.

(a)     Performance Shares.    The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of Shares, the value of which may be paid to the Participant by delivery of Shares or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

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(b)    Performance Units.    The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.

(c)     Cash-Settled Performance Awards.    The Committee may grant cash-settled Performance Awards to Participants under the terms of this Plan. Such awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant performance period.

10.2. Terms of Performance Awards.    Performance Awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant Performance Period. The Committee will determine, and each Award Agreement shall set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to an award of Performance Shares; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.

10.3. Termination of Service.    Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).

11.    PAYMENT FOR SHARE PURCHASES.    Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a)     by cancellation of indebtedness of the Company to the Participant;

(b)    by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)     by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary;

(d)    by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e)     by any combination of the foregoing; or

(f)     by any other method of payment as is permitted by applicable law.

12.    GRANTS TO NON-EMPLOYEE DIRECTORS.

12.1. Grant and Eligibility.    Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards under the Plan may be granted to Non-Employee Directors automatically pursuant to a policy adopted by the Board, or made from time to time as determined in the discretion of the Board. No Non-Employee Director may receive Awards under the Plan that, when combined with cash compensation received for service as a Non-Employee Director, exceeds $150,000 in value (as described below) in any calendar year, increased to $150,000 in value (as described below) in the calendar year of his or her initial services as a Non-Employee Director. The value of Awards for purposes of complying with this maximum shall be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Black-Scholes valuation

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methodology on the date of grant of such Option or SAR, and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award, or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award as determined by the Committee. Awards granted, or cash compensation paid, to an individual while he or she was serving in the capacity as an Employee or while he or she was a Consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 12.1.

12.2. Vesting, Exercisability and Settlement.    Except as set forth in Section 21, Awards will vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors will not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

12.3. Election to Receive Awards in Lieu of Cash.    A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, if permitted, and as determined, by the Committee. Such Awards shall be issued under the Plan. An election under this Section 12.3 shall be filed with the Company on the form prescribed by the Company.

13.    WITHHOLDING TAXES.

13.1. Withholding Generally.    Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or a tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or Affiliate, as applicable, employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international tax or any other tax or social insurance liability (the “Tax-Related Items”) required to be withheld from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Items. Unless otherwise determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld and such Shares will be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Shares as of the previous trading day.

13.2. Stock Withholding.    The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such Tax Related Items legally due from the Participant, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned shares having a Fair Market Value equal to the Tax-Related Items to be withheld or (d) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to (but not in excess of) the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.

14.    TRANSFERABILITY.    Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards will be exercisable: (a) during the Participant’s lifetime only by the Participant, or the Participant’s guardian or legal representative; (b) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (c) in the case of all awards except ISOs, by a Permitted Transferee.

15.    PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1. Voting and Dividends.    No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any Dividend Equivalent Rights permitted by an applicable Award Agreement. Any Dividend Equivalent Rights will be subject to the same vesting or performance

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conditions as the underlying Award. In addition, the Committee may provide that any Dividend Equivalent Rights permitted by an applicable Award Agreement will be deemed to have been reinvested in additional Shares or otherwise reinvested. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to such stock dividends or stock distributions with respect to Unvested Shares, and any such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. The Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant will be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares underlying an Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which it is forfeited provided, that no Dividend Equivalent Right will be paid with respect to the Unvested Shares, and such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. Such Dividend Equivalent Rights, if any, will be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares.

15.2. Restrictions on Shares.    At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16.    CERTIFICATES.    All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17.    ESCROW; PLEDGE OF SHARES.    To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated. The Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18.    REPRICING; EXCHANGE AND BUYOUT OF AWARDS.    Without prior stockholder approval, the Committee may (a) reprice Options or SARs (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARs, the consent of the affected Participants is not required provided written notice is provided to them, notwithstanding any adverse tax consequences to them arising from the repricing), and (b) with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

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19.    SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.    An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and with the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20.    NO OBLIGATION TO EMPLOY.    Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.

21.    CORPORATE TRANSACTIONS.

21.1. Assumption or Replacement of Awards by Successor.    In the event of a Corporate Transaction any or all outstanding Awards may be (a) continued by the Company, if the Company is the successor entity; or (b) assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation, for substantially equivalent Awards (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), in each case after taking into account appropriate adjustments for the number and kind of shares and exercise prices. The successor corporation may also issue, as replacement of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation refuses to assume, substitute or replace any Award in accordance with this Section 21, then notwithstanding any other provision in this Plan to the contrary, each such Award shall become fully vested and, as applicable, exercisable and any rights of repurchase or forfeiture restrictions thereon shall lapse, immediately prior to the consummation of the Corporate Transaction. Performance Awards not assumed or substituted pursuant to the foregoing shall be deemed earned and vested at 100% of target level, unless otherwise indicated pursuant to the terms and conditions of the applicable Award Agreement.

If an Award vests in lieu of assumption or substitution in connection with a Corporate Transaction as provided above, the Committee will notify the holder of such Award in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period without consideration. Any determinations by the Committee need not treat all outstanding Awards in an identical manner, and shall be final and binding on each applicable Participant.

21.2. Assumption of Awards by the Company.    The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.

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21.3. Non-Employee Directors’ Awards.    Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors will accelerate and such Awards will become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22.    ADOPTION AND STOCKHOLDER APPROVAL.    This Plan will be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board or amended so as to require stockholder approval.

23.    TERM OF PLAN/GOVERNING LAW.    Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).

24.    AMENDMENT OR TERMINATION OF PLAN.    The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, no amendment requiring stockholder approval that is approved by the Board shall be effective until the approval of the stockholders of the Company is obtained; provided further, that a Participant’s Award will be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation or rule.

25.    NON-EXCLUSIVITY OF THE PLAN.    Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26.    INSIDER TRADING POLICY.    Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by

Employees, officers and/or Directors of the Company, as applicable, as well as with any insider trading or market abuse laws to which the Participant may be subject.

27.    ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY.    All Awards, subject to applicable law, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

28.    DEFINITIONS.    As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

28.1. “Affiliate” means any person or entity that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, including any general partner, managing member, officer or director of the Company, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

28.2. “Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or Performance Award.

28.3. “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, together with any country-specific appendix thereto for grants to non-U.S. Participants, which will be in substantially a form (that need not be the

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same for each Participant) that the Committee (or in the case of Award Agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

28.4. “Board” means the Board of Directors of the Company.

28.5. “Cause” means a determination by the Company (and in the case of Participant who is subject to Section 16 of the Exchange Act, the Committee) that the Participant has committed an act or acts constituting any of the following: (a) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (b) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (c) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (d) willful misconduct in connection with Participant’s duties or material failure to perform Participant’s responsibilities in the best interests of the Company; (e) illegal use or distribution of drugs; (f) violation of any Company rule, regulation, procedure or policy; (g) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by Participant’s for the benefit of the Company or (h) other conduct by such Participant that could be expected to be harmful to the business, interests or reputation of the Company. The determination as to whether Cause for a Participant’s termination exists will be made in good faith by the Company and will be final and binding on the Participant. This definition does not in any way limit the Company’s or any Parent’s or Subsidiary’s ability to terminate a Participant’s employment or services at any time as provided in Section 20 above. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement, or other applicable agreement with any Participant provided that such document specifically supersedes this definition.

28.6. “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

28.7. “Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

28.8. “Company” means Nature’s Miracle Incorporated, a Delaware corporation, or any successor corporation.

28.9. “Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.

28.10. “Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting

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deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

28.11. “Director” means a member of the Board.

28.12. “Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

28.13. “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash, stock or other property dividends in amounts equivalent to cash, stock or other property dividends for each Share represented by an Award held by such Participant.

28.14. “Effective Date” means September 1st, 2022.

28.15. “Employee” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

28.16. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

28.17. “Exchange Program” means a program pursuant to which (a) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (b) the exercise price of an outstanding Award is increased or reduced, each as described in Section 18.

28.18. “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

28.19. “Fair Market Value” means, as of any date, the value of a share of the Company’s common stock determined as follows:

(a)     if such common stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the common stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)    if such common stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)     by the Board or the Committee in good faith.

28.20. “Insider” means an officer or Director of the Company or any other person whose transactions in the Company’s common stock are subject to Section 16 of the Exchange Act.

28.21. “IRS” means the United States Internal Revenue Service.

28.22. “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

28.23. “Option” means an Award as defined in Section 5 and granted under the Plan.

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28.24. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

28.25. “Participant” means a person who holds an Award under this Plan.

28.26. “Performance Award” means an Award as defined in Section 10 and granted under the Plan.

28.27. “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective or subjective measures, either individually, alternatively or in any combination applied to the Participant, the Company, any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a)     Profit Before Tax;

(b)    Sales;

(c)     Expenses;

(d)    Billings;

(e)     Revenue;

(f)     Net revenue;

(g)    Earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation and amortization);

(h)    Operating income;

(i)     Operating margin;

(j)     Operating profit;

(k)    Controllable operating profit, or net operating profit;

(l)     Net Profit;

(m)   Gross margin;

(n)    Operating expenses or operating expenses as a percentage of revenue;

(o)    Net income;

(p)    Earnings per share;

(q)    Total stockholder return;

(r)     Market share;

(s)     Return on assets or net assets;

(t)     The Company’s stock price;

(u)    Growth in stockholder value relative to a pre-determined index;

(v)    Return on equity;

(w)    Return on invested capital;

(x)    Cash Flow (including free cash flow or operating cash flows);

(y)    Balance of cash, cash equivalents and marketable securities;

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(z)     Cash conversion cycle;

(aa)   Economic value added;

(bb)  Individual confidential business objectives;

(cc)   Contract awards or backlog;

(dd)  Overhead or other expense reduction;

(ee)   Credit rating;

(ff)    Completion of an identified special project;

(gg)  Completion of a joint venture or other corporate transaction;

(hh)  Strategic plan development and implementation;

(ii)    Succession plan development and implementation;

(jj)    Improvement in workforce diversity;

(kk)  Employee satisfaction;

(ll)    Employee retention;

(mm)Customer indicators and/or satisfaction;

(nn)  New product invention or innovation;

(oo)  Research and development expenses;

(pp)  Attainment of research and development milestones;

(qq)  Improvements in productivity;

(rr)    Bookings;

(ss)   Working-capital targets and changes in working capital;

(tt)    Attainment of operating goals and employee metrics; and

(uu)  Any other metric as determined by the Committee.

The Committee may provide for one or more equitable adjustments to the Performance Factors, including, but not limited to, to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant, such as but not limited to, adjustments in recognition of unusual or non-recurring items such as acquisition related activities or changes in applicable accounting rules. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

28.28. “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Factors will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

28.29. “Performance Share” means an Award as defined in Section 10 and granted under the Plan.

28.30. “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

28.31. “Performance Unit” means an Award as defined in Section 10 and granted under the Plan.

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28.32. “Plan” means this Nature’s Miracle Incorporated 2022 Equity Incentive Plan.

28.33. “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

28.34. “Restricted Stock Award” means an Award as defined in Section 6 and granted under the Plan (or issued pursuant to the early exercise of an Option).

28.35. “Restricted Stock Unit” means an Award as defined in Section 9 and granted under the Plan.

28.36. “SEC” means the United States Securities and Exchange Commission.

28.37. “Securities Act” means the United States Securities Act of 1933, as amended.

28.38. “Service” means service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent, Subsidiary or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence approved by the Company; provided, that such leave is for a period of not more than 90 days unless reemployment upon the expiration of such leave is guaranteed by contract or statute. Notwithstanding anything to the contrary, an Employee will not be deemed to have ceased to provide Service if a formal policy adopted from time to time by the Company and issued and promulgated to employees in writing provides otherwise. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military or other protected leave, if required by applicable laws, vesting will continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave, he or she will be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide Service to the Company throughout the leave on the same terms as he or she was providing Service immediately prior to such leave. An Employee will have terminated employment as of the date he or she ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law, provided however, a change in status from an Employee to a Consultant or a Non-Employee Director (or vice versa) will not terminate a Participant’s Service, unless determined by the Committee, in its discretion or to the extent set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.

28.39. “Shares” means shares of the common stock of the Company.

28.40. “Stock Appreciation Right” means an Award as defined in Section 8 and granted under the Plan.

28.41. “Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.

28.42. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

28.43. “Treasury Regulations” means regulations promulgated by the United States Treasury Department.

28.44. “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

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NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL NOTICE OF STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the Nature’s Miracle Incorporated (the “Company”) Equity Incentive Plan (the “Plan”) will have the same meanings in this Global Notice of Stock Option Grant and the electronic representation of this Global Notice of Stock Option Grant established and maintained by the Company or a third party designated by the Company (this “Notice”).

Name:

Address:

You (“Participant”) have been granted an option to purchase shares of common stock of the Company (the “Option”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Global Stock Option Award Agreement (the “Option Agreement”), including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of the Option Agreement.

Grant Number:
Date of Grant:
Vesting Commencement Date:
Exercise Price per Share:
Total Number of Shares:
Type of Option:	Non-Qualified Stock Option
Incentive Stock Option
Expiration Date:	In 5 years from the time of issuance; This Option expires earlier if Participant’s Service terminates earlier, as described in the Option Agreement.
Vesting Schedule:

Subject to the limitations set forth in this Notice, the Plan and the Option Agreement, the Option will vest in accordance with the following schedule: [insert applicable vesting schedule, which may be time-based, performance-based or a combination of both]

By accepting (whether in writing, electronically or otherwise) the Option, Participant acknowledges and agrees to the following:

1)      Participant understands that Participant’s Service with the Company or a Parent or Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law, and that nothing in this Notice, the Option Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the Option pursuant to this Notice is subject to Participant’s continuing Service as an Employee, Director or Consultant. To the extent permitted by applicable law, Participant agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s Service status changes between full- and part-time and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of Awards or as determined by the Committee to the extent permitted by applicable law. Furthermore, the period during which Participant may exercise the Option after termination of Service, if any, will commence on the Termination Date (as defined in the Option Agreement).

2)      This grant is made under and governed by the Plan, the Option Agreement and this Notice, and this Notice is subject to the terms and conditions of the Option Agreement and the Plan, both of which are incorporated herein by reference. Participant has read the Notice, the Option Agreement and the Plan.

3)      Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.

4)      By accepting the Option, Participant consents to electronic delivery and participation as set forth in the Option Agreement.

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NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL STOCK OPTION AWARD AGREEMENT

Unless otherwise defined in this Global Stock Option Award Agreement (this “Option Agreement”), any capitalized terms used herein will have the meaning ascribed to them in the Nature’s Miracle Incorporated Equity Incentive Plan (the “Plan”).

Participant has been granted an option to purchase Shares (the “Option”) of Nature’s Miracle Incorporated (the “Company”), subject to the terms, restrictions and conditions of the Plan, the Global Notice of Stock Option Grant (the “Notice”) and this Option Agreement, including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of this Option Agreement.

1.      Vesting Rights.    Subject to the applicable provisions of the Plan and this Option Agreement, this Option may be exercised, in whole or in part, in accordance with the Vesting Schedule set forth in the Notice. Participant acknowledges that the vesting of the Option pursuant to this Notice and Agreement is subject to Participant’s continuing Service as an Employee, Director or Consultant.

2.      Grant of Option.    Participant has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share in U.S. Dollars set forth in the Notice (the “Exercise Price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail. If designated in the Notice as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an ISO, to the extent that it exceeds the U.S. $100,000 rule of Code Section 422(d) it shall be treated as a Nonqualified Stock Option (“NSO”).

3.      Termination Period.

(a)     General Rule.    If Participant’s Service terminates for any reason except death or Disability, and other than for Cause, then this Option will expire at the close of business at Company headquarters on the date three (3) months after Participant’s Termination Date (as defined below) (or such shorter time period not less than thirty (30) days or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO). The Company determines when Participant’s Service terminates for all purposes under this Option Agreement.

(b)    Death; Disability.    If Participant dies before Participant’s Service terminates (or Participant dies within three months of Participant’s termination of Service other than for Cause), then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, subject to the expiration details in Section 7). If Participant’s Service terminates because of Participant’s Disability, then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after Participant’s Termination Date (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, subject to the expiration details in Section 7).

(c)     Cause.    Unless otherwise determined by the Committee, the Option (whether or not vested) will terminate immediately upon the Participant’s cessation of Services if the Company reasonably determines in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or the Participant’s Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time the Participant terminated Services).

(d)    No Notification of Exercise Periods.    Participant is responsible for keeping track of these exercise periods following Participant’s termination of Service for any reason. The Company will not provide further notice of such periods. In no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

(e)     Termination.    For purposes of this Option, Participant’s Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment

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agreement, if any) as of the date Participant is no longer actively providing services to the Company, its Parent or one of its Subsidiaries or Affiliates (i.e., Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) (the “Termination Date”). Unless otherwise provided in this Option Agreement or determined by the Company, Participant’s right to vest in the Option under the Plan, if any, will terminate as of the Termination Date and Participant’s right to exercise the Option after termination of Service, if any, will be measured from the Termination Date.

In case of any dispute as to whether and when a termination of Service has occurred, the Committee will have sole discretion to determine whether such termination of Service has occurred and the effective date of such termination (including whether Participant may still be considered to be actively providing Services while on a leave of absence).

If Participant does not exercise this Option within the termination period set forth in the Notice or the termination periods set forth above, the Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.

4.      Exercise of Option.

(a)     Right to Exercise.    This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Option Agreement. In the event of Participant’s death, Disability, termination for Cause or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice and this Option Agreement. This Option may not be exercised for a fraction of a Share.

(b)    Method of Exercise.    This Option is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable Tax-Related Items (as defined in Section 8 below). This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and payment of any applicable Tax-Related Items (as defined below). No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed and any exchange control registrations. Assuming such compliance, for United States income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

(c)     Exercise by Another.    If another person wants to exercise this Option after it has been transferred to him or her in compliance with this Option Agreement, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option. That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and any applicable Tax-Related Items (as described below).

5.      Method of Payment.    Payment of the aggregate Exercise Price, and any Tax-Related Items withholding, will be by any of the following, or a combination thereof, at the election of Participant:

(a)     Participant’s personal check (representing readily available funds), wire transfer, or a cashier’s check;

(b)    if permitted by the Committee, certificates for shares of Company stock that Participant owns, along with any forms needed to effect a transfer of those shares to the Company; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price. Instead of surrendering shares of Company stock, Participant may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Option shares issued to

Annex E-20

Participant. However, Participant may not surrender, or attest to the ownership of, shares of Company stock in payment of the Exercise Price of Participant’s Option if Participant’s action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;

(c)     cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Shares covered by this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any applicable Tax-Related Items withholding. The balance of the sale proceeds, if any, will be delivered to Participant unless otherwise provided in this Option Agreement. The directions must be given by signing a special notice of exercise form provided by the Company; or

(d)    other method authorized by the Company;

provided, however, that the Company may restrict the available methods of payment due to facilitate compliance with applicable law or administration of the Plan. In particular, if Participant is located outside the United States, Participant should review the applicable provisions of the Appendix for any such restrictions that may currently apply.

6.      Non-Transferability of Option.    This Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of other than by will or by the laws of descent or distribution or by court order and may be exercised during the lifetime of Participant only by Participant or unless otherwise permitted by the Committee on a case-by-case basis. The terms of the Plan and this Option Agreement will be binding upon the executors, administrators, heirs, successors and assigns of Participant.

7.      Term of Option.    This Option will in any event expire on the expiration date set forth in the Notice, which date is 10 years after the Date of Grant (five years after the Date of Grant if this option is designated as an ISO in the Notice of Stock Option Grant and Section 5.3 of the Plan applies).

8.      Taxes.

(a)     Responsibility for Taxes.    Participant acknowledges that, to the extent permitted by applicable law, regardless of any action taken by the Company or a Parent, Subsidiary or Affiliate employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN EACH OF THE JURISDICTIONS, INCLUDING THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

(b)    Withholding.    Prior to any relevant taxable or tax withholding event, as applicable, to the extent permitted by applicable law Participant agrees to make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:

(i)     withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or any Parent, Subsidiary or Affiliate; or

(ii)    withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent); or

Annex E-21

(iii)   withholding Shares to be issued upon exercise of the Option, provided the Company only withholds the number of Shares necessary to satisfy no more than the maximum statutory withholding amounts;

(iv)   Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(v)    any other arrangement approved by the Committee and permitted under applicable law;

all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(v) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for Participant’s tax jurisdiction(s) in which case Participant will have no entitlement to the equivalent amount in Shares and may receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Shares, then for tax purposes, Participant is deemed to have been issued the full number of Exercised Shares; notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

(c)     Notice of Disqualifying Disposition of ISO Shares.    If Participant is subject to Tax-Related Items in the United States and sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, Participant will immediately notify the Company in writing of such disposition. Participant agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out any wages or other cash compensation paid to Participant by the Company and/or the Employer or any Parent, Subsidiary or Affiliate.

9.      Nature of Grant.    By accepting the Option, Participant acknowledges, understands and agrees that:

(a)     the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)     all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(d)    Participant is voluntarily participating in the Plan;

(e)     the Option and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Parent, Subsidiary or Affiliate, and shall not interfere with the ability of the Company, the Employer or any Parent, Subsidiary or Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);

(f)     the Option and the Shares subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;

Annex E-22

(g)    the Option and the Shares subject to the Option, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)    unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent, Subsidiary or Affiliate;

(i)     the future value of the Shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty; if the underlying Shares do not increase in value, the Option will have no value; if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the Exercise Price;

(j)     no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from Participant’s termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and

(k)    neither the Company, the Employer nor any Parent, Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

10.    No Advice Regarding Grant.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges, understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11.    Data Privacy.    Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to [Name of Broker/Platform], or other third party (“Online Administrator”) and its affiliated companies or such other stock plan service provider as may be designated by the Company from time to time that is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company, [Name of Broker/Platform], or such other stock plan service provider as may be designated by the Company from time to time, and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the

Annex E-23

consents herein, in any case without cost, by contacting his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Options or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

Finally, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Employer may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be able to participate in the Plan if Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

12.    Language.    Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Option Agreement. Furthermore, if Participant has received this Option Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

13.    Appendix.    Notwithstanding any provisions in this Option Agreement, the Option will be subject to any special terms and conditions set forth in any appendix to this Option Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Option Agreement.

14.    Imposition of Other Requirements.    The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.    Acknowledgement.    The Company and Participant agree that the Option is granted under and governed by the Notice, this Option Agreement and the provisions of the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Participant has carefully read and is familiar with their provisions, and (c) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

16.    Entire Agreement; Enforcement of Rights.    This Option Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No adverse modification of, or adverse amendment to, this Option Agreement, nor any waiver of any rights under this Option Agreement, will be effective unless in writing and signed by the parties to this Option Agreement (which writing and signing may be electronic). The failure by either party to enforce any rights under this Option Agreement will not be construed as a waiver of any rights of such party.

17.    Compliance with Laws and Regulations.    The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Option Agreement

Annex E-24

without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this Option Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

18.    Severability.    If one or more provisions of this Option Agreement are held to be unenforceable under applicable law, then such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, then (a) such provision will be excluded from this Option Agreement, (b) the balance of this Option Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Option Agreement will be enforceable in accordance with its terms.

19.    Governing Law and Venue.    This Option Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.

Any and all disputes relating to, concerning or arising from this Option Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Option Agreement, will be brought and heard exclusively in the federal or State courts located in New York, New York. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

20.    No Rights as Employee, Director or Consultant.    Nothing in this Option Agreement will affect in any manner whatsoever any right or power of the Company, or a Parent, Subsidiary or Affiliate, to terminate Participant’s Service, for any reason, with or without Cause.

21.    Consent to Electronic Delivery of All Plan Documents and Disclosures.    By Participant’s acceptance of the Notice (whether in writing or electronically), Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, the Notice and this Option Agreement. Participant has reviewed the Plan, the Notice and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice and Agreement, and fully understands all provisions of the Plan, the Notice and this Option Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Option Agreement. Participant further agrees to notify the Company upon any change in the residence address. By acceptance of this Option, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Option Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail to Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail to Stock Administration.

22.    Insider Trading Restrictions/Market Abuse Laws.    Participant acknowledges that, depending on Participant’s country of residence, the broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions that may affect Participant’s ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares,

Annex E-25

or rights to Shares (e.g., Options), or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and understands that Participant should consult his or her personal legal advisor on such matters. In addition, Participant acknowledges that he or she read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.

23.    Foreign Asset/Account, Exchange Control and Tax Reporting.    Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash resulting from his or her participation in the Plan. Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in Participant’s country and/or repatriate funds received in connection with the Plan within certain time limits or according to specified procedures. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal and tax advisors on such matters.

24.    Award Subject to Company Clawback or Recoupment.    The Option shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s Option (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Option.

BY ACCEPTING THIS OPTION, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

Annex E-26

APPENDIX

None

Annex E-27

NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL STOCK OPTION AWARD AGREEMENT

COUNTRY SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.

Terms and Conditions

At such time as the Committee or Board issue an Option under the Plan to a Participant who resides and/or works outside of the United States, the Committee may adopt and include in this Appendix additional terms and conditions that govern such Option. This Appendix forms part of the Option Agreement. Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Notice, the Option Agreement or the Plan, as applicable.

If Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working, or Participant transfers employment and/or residency between countries after the Date of Grant, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Participant under these circumstances.

Notifications

This Appendix also includes information relating to exchange control, securities laws, foreign asset/account reporting and other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of September 1, 2022, such laws are complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant exercises the Option, sells Shares acquired under the Plan or takes any other action in connection with the Plan.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working and/or residing, or Participant transfers employment and/or residency after the Date of Grant, the information contained herein may not apply to Participant in the same manner.

Country-Specific Terms

Not applicable.

Annex E-28

NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL NOTICE OF RESTRICTED STOCK UNIT AWARD

Unless otherwise defined herein, the terms defined in the Nature’s Miracle Incorporated (the “Company”) Equity Incentive Plan (the “Plan”) will have the same meanings in this Global Notice of Restricted Stock Unit Award and the electronic representation of this Global Notice of Restricted Stock Unit Award established and maintained by the Company or a third party designated by the Company (this “Notice”).

Name:

Address:

You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Global Restricted Stock Unit Award Agreement (the “Agreement”), including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of the Agreement.

Grant Number:
Number of RSUs:
Date of Grant:
Vesting Commencement Date:
Expiration Date:

The earlier to occur of: (a) the date on which settlement of all RSUs granted hereunder occurs and (b) the tenth anniversary of the Date of Grant. This RSU expires earlier if Participant’s Service terminates earlier, as described in the Agreement.

Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the Agreement, the RSUs will vest in accordance with the following schedule: [insert applicable vesting schedule]

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant acknowledges and agrees to the following:

1)     Participant understands that Participant’s Service with the Company or a Parent or Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law, and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice is subject to Participant’s continuing Service as an Employee, Director or Consultant. To the extent permitted by applicable law, Participant agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s Service status changes between full- and part-time and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of Awards or as determined by the Committee.

2)      This grant is made under and governed by the Plan, the Agreement and this Notice, and this Notice is subject to the terms and conditions of the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read the Notice, the Agreement and the Plan.

3)      Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.

4)      By accepting the RSUs, Participant consents to electronic delivery and participation as set forth in the Agreement.

Annex E-29

NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined in this Global Restricted Stock Unit Award Agreement (this “Agreement”), any capitalized terms used herein will have the same meaning ascribed to them in the Nature’s Miracle Incorporated Equity Incentive Plan (the “Plan”).

Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Global Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement, including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of this Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Notice or this Agreement, the terms and conditions of the Plan shall prevail.

1.      Settlement.    Settlement of RSUs will be made within 30 days following the applicable date of vesting under the Vesting Schedule set forth in the Notice. Settlement of RSUs will be in Shares. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Agreement.

2.      No Stockholder Rights.    Unless and until such time as Shares are issued in settlement of vested RSUs, Participant will have no ownership of the Shares allocated to the RSUs and will have no rights to dividends or to vote such Shares.

3.      Dividend Equivalents.    Dividends, if any (whether in cash or Shares), will not be credited to Participant.

4.      Non-Transferability of RSUs.    The RSUs and any interest therein will not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

5.      Termination.    If Participant’s Service terminates for any reason, all unvested RSUs will be forfeited to the Company forthwith, and all rights of Participant to such RSUs will immediately terminate without payment of any consideration to Participant. Participant’s Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) as of the date Participant is no longer actively providing services and Participant’s Service will not be extended by any notice period (e.g., Participant’s Service would not include a period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). Participant acknowledges and agrees that the Vesting Schedule may change prospectively in the event Participant’s service status changes between full- and part-time and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of awards or as determined by the Committee. In case of any dispute as to whether and when a termination of Service has occurred, the Committee will have sole discretion to determine whether such termination of Service has occurred and the effective date of such termination (including whether Participant may still be considered to be actively providing Services while on a leave of absence).

6.      Taxes.

(a)     Responsibility for Taxes.    Participant acknowledges that, to the extent permitted by applicable law, regardless of any action taken by the Company or a Parent, Subsidiary or Affiliate employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs and the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than

Annex E-30

one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN EACH OF THE JURISDICTIONS, INCLUDING THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION.

(b)    Withholding.    Prior to any relevant taxable or tax withholding event, as applicable, to the extent permitted by applicable law, Participant agrees to make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:

(i)     withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or any Parent, Subsidiary or Affiliate; or

(ii)    withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent); or

(iii)   withholding Shares to be issued upon settlement of the RSUs, provided the Company only withholds the number of Shares necessary to satisfy no more than the maximum statutory withholding amounts; or

(iv)   Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(v)    any other arrangement approved by the Committee and permitted under applicable law;

all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)  – (v) above, and the Committee shall establish such method prior to the Tax-Related Items withholding event.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for Participant’s tax jurisdiction(s) in which case Participant will have no entitlement to the equivalent amount in Shares and may receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Shares, then for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

7.      Nature of Grant.    By accepting the RSUs, Participant acknowledges, understands and agrees that:

(a)     the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)     all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

Annex E-31

(d)    Participant is voluntarily participating in the Plan;

(e)     the RSUs and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Parent, Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Parent, Subsidiary or Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);

(f)     the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)    the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)    unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent, Subsidiary or Affiliate;

(i)     the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)     no claim or entitlement to compensation or damages will arise from forfeiture of the RSUs resulting from Participant’s termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and

(k)    neither the Company, the Employer nor any Parent, Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

8.      No Advice Regarding Grant.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges, understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.      Data Privacy.    Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to [Name of Broker/Platform], or other third party (“Online Administrator”) and its affiliated companies or such other stock plan service provider as may be designated by the Company from time to time that is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company, [Name of Broker/Platform], or such other stock plan service

Annex E-32

provider as may be designated by the Company from time to time, and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

Finally, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Employer may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be able to participate in the Plan if Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

10.    Language.    Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if Participant has received this Agreement or any other document related to the RSU and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

11.    Appendix.    Notwithstanding any provisions in this Agreement, the RSUs will be subject to any special terms and conditions set forth in any appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

12.    Imposition of Other Requirements.    The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13.    Acknowledgement.    The Company and Participant agree that the RSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Participant has carefully read and is familiar with their provisions, and (c) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

14.    Entire Agreement; Enforcement of Rights.    This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No adverse modification of or adverse amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement (which writing and signing may be electronic). The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.

15.    Compliance with Laws and Regulations.    The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Participant understands that the Company

Annex E-33

is under no obligation to register or qualify the Shares with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this RSU Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

16.    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, then (a) such provision will be excluded from this Agreement, (b) the balance of this Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Agreement will be enforceable in accordance with its terms.

17.    Governing Law and Venue.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.

Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Agreement, will be brought and heard exclusively in the federal and State courts located in New York, New York. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

18.    No Rights as Employee, Director or Consultant.    Nothing in this Agreement will affect in any manner whatsoever any right or power of the Company, or a Parent, Subsidiary or Affiliate, to terminate Participant’s Service, for any reason, with or without Cause.

19.    Consent to Electronic Delivery of All Plan Documents and Disclosures.    By Participant’s acceptance of the Notice (whether in writing or electronically), Participant and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address. By acceptance of the RSUs, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail to Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail to Stock Administration.

Annex E-34

20.    Insider Trading Restrictions/Market Abuse Laws.    Participant acknowledges that, depending on Participant’s country of residence, the broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions that may affect Participant’s ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares, or rights to Shares (e.g., RSUs), or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and understands that Participant should consult his or her personal legal advisor on such matters. In addition, Participant acknowledges that he or she read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.

21.    Foreign Asset/Account, Exchange Control and Tax Reporting.    Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash resulting from his or her participation in the Plan. Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in Participant’s country and/or repatriate funds received in connection with the Plan within certain time limits or according to specified procedures. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal and tax advisors on such matters.

22.    Code Section 409A.    For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

23.    Award Subject to Company Clawback or Recoupment.    The RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s RSUs.

BY ACCEPTING THIS AWARD OF RSUS, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

Annex E-35

APPENDIX

None

Annex E-36

NATURE’S MIRACLE INCORPORATED

EQUITY INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

COUNTRY SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.

Terms and Conditions

At such time as the Committee or Board issue an RSU under the Plan to a Participant who resides and/or works outside of the United States, the Committee may adopt and include in this Appendix additional terms and conditions that govern such RSU. This Appendix forms part of the Agreement. Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Notice, the Agreement or the Plan, as applicable.

If Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working, or Participant transfers employment and/or residency between countries after the Date of Grant, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Participant under these circumstances.

Notifications

This Appendix also includes information relating to exchange control, securities laws, foreign asset/account reporting and other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of September 1st, 2022. Such laws are complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant vests in the RSUs, sells Shares acquired under the Plan or takes any other action in connection with the Plan.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working and/or residing, or Participant transfers employment and/or residency after the Date of Grant, the information contained herein may not apply to Participant in the same manner.

Country-Specific Terms

Not applicable.

Annex E-37

NATURE’S MIRACLE INCORPORATED

EQUITY INCENTIVE PLAN

GLOBAL NOTICE OF PERFORMANCE STOCK UNIT AWARD

Unless otherwise defined herein, the terms defined in the Nature’s Miracle Incorporated (the “Company”) Equity Incentive Plan (the “Plan”) will have the same meanings in this Global Notice of Performance Stock Unit Award and the electronic representation of this Global Notice of Performance Stock Unit Award established and maintained by the Company or a third party designated by the Company (this “Notice”).

Name:

Address:

You (“Participant”) have been granted an award of Performance Stock Units (“PSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Global Performance Stock Unit Award Agreement (the “Agreement”), including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of the Agreement.

Grant Number:
Number of PSUs:
Date of Grant:
Vesting Commencement Date:
Expiration Date:

The earlier to occur of: (a) the date on which settlement of all PSUs granted hereunder occurs and (b) the tenth anniversary of the Date of Grant. This PSU expires earlier if Participant’s Service terminates earlier, as described in the Agreement.

Vesting Schedule:

Subject to the limitations set forth in this Notice, the Plan and the Agreement, the PSUs will vest in accordance with the following schedule: [insert applicable performance metrics and vesting schedule]

By accepting (whether in writing, electronically or otherwise) the PSUs, Participant acknowledges and agrees to the following:

1)     Participant understands that Participant’s Service with the Company or a Parent or Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law, and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the PSUs pursuant to this Notice is subject to Participant’s continuing Service as an Employee, Director or Consultant. To the extent permitted by applicable law, Participant agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s Service status changes between full- and part-time and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of Awards or as determined by the Committee.

2)      This grant is made under and governed by the Plan, the Agreement and this Notice, and this Notice is subject to the terms and conditions of the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read the Notice, the Agreement and the Plan.

3)      Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.

4)      By accepting the PSUs, Participant consents to electronic delivery and participation as set forth in the Agreement.

Annex E-38

NATURE’S MIRACLE INCORPORATED

EQUITY INCENTIVE PLAN

GLOBAL PERFORMANCE STOCK UNIT AWARD AGREEMENT

Unless otherwise defined in this Global Performance Stock Unit Award Agreement (this “Agreement”), any capitalized terms used herein will have the same meaning ascribed to them in the Nature’s Miracle Incorporated Incentive Plan (the “Plan”).

Participant has been granted Performance Stock Units (“PSUs”) subject to the terms, restrictions and conditions of the Plan, the Global Notice of Performance Stock Unit Award (the “Notice”) and this Agreement, including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of this Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Notice or this Agreement, the terms and conditions of the Plan shall prevail.

1.      Settlement.    Settlement of PSUs will be made within 30 days following the applicable date of vesting under the Vesting Schedule set forth in the Notice. Settlement of PSUs will be in Shares. No fractional PSUs or rights for fractional Shares shall be created pursuant to this Agreement.

2.      No Stockholder Rights.    Unless and until such time as Shares are issued in settlement of vested PSUs, Participant will have no ownership of the Shares allocated to the PSUs and will have no rights to dividends or to vote such Shares.

3.      Dividend Equivalents.    Dividends, if any (whether in cash or Shares), will not be credited to Participant.

4.      Non-Transferability of PSUs.    The PSUs and any interest therein will not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

5.      Termination.    If Participant’s Service terminates for any reason, all unvested PSUs will be forfeited to the Company forthwith, and all rights of Participant to such PSUs will immediately terminate without payment of any consideration to Participant. Participant’s Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) as of the date Participant is no longer actively providing services and Participant’s Service will not be extended by any notice period (e.g., Participant’s Service would not include a period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). Participant acknowledges and agrees that the Vesting Schedule may change prospectively in the event Participant’s service status changes between full- and part-time and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of awards or as determined by the Committee. In case of any dispute as to whether and when a termination of Service has occurred, the Committee will have sole discretion to determine whether such termination of Service has occurred and the effective date of such termination (including whether Participant may still be considered to be actively providing Services while on a leave of absence).

6.      Taxes.

(a)     Responsibility for Taxes.    Participant acknowledges that, to the extent permitted by applicable law, regardless of any action taken by the Company or a Parent, Subsidiary or Affiliate employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs and the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than

Annex E-39

one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN EACH OF THE JURISDICTIONS, INCLUDING THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION.

(b)    Withholding.    Prior to any relevant taxable or tax withholding event, as applicable, to the extent permitted by applicable law, Participant agrees to make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:

(i)     withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or any Parent, Subsidiary or Affiliate; or

(ii)    withholding from proceeds of the sale of Shares acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent); or

(iii)   withholding Shares to be issued upon settlement of the PSUs, provided the Company only withholds the number of Shares necessary to satisfy no more than the maximum statutory withholding amounts; or

(iv)   Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(v)    any other arrangement approved by the Committee and permitted under applicable law;

all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)  — (v) above, and the Committee shall establish such method prior to the Tax-Related Items withholding event.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for Participant’s tax jurisdiction(s) in which case Participant will have no entitlement to the equivalent amount in Shares and may receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Shares, then for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

7.      Nature of Grant.    By accepting the PSUs, Participant acknowledges, understands and agrees that:

(a)     the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;

(c)     all decisions with respect to future PSUs or other grants, if any, will be at the sole discretion of the Company;

Annex E-40

(d)    Participant is voluntarily participating in the Plan;

(e)     the PSUs and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Parent, Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Parent, Subsidiary or Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);

(f)     the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)    the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)    unless otherwise agreed with the Company, the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent, Subsidiary or Affiliate;

(i)     the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)     no claim or entitlement to compensation or damages will arise from forfeiture of the PSUs resulting from Participant’s termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and

(k)    neither the Company, the Employer nor any Parent, Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to Participant pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.

8.      No Advice Regarding Grant.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges, understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.      Data Privacy.    Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other PSU grant materials by and among, as applicable, the Employer, the Company and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to [Name of Broker/Platform], or other third party (“Online Administrator”) and its affiliated companies or such other stock plan service provider as may be designated by the Company from time to time that is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company, [Name of Broker/Platform], or such other stock plan service

Annex E-41

provider as may be designated by the Company from time to time, and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant PSUs or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

Finally, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Employer may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be able to participate in the Plan if Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

10.    Language.    Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if Participant has received this Agreement or any other document related to the PSU and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

11.    Appendix.    Notwithstanding any provisions in this Agreement, the PSUs will be subject to any special terms and conditions set forth in any appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

12.    Imposition of Other Requirements.    The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13.    Acknowledgement.    The Company and Participant agree that the PSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Participant has carefully read and is familiar with their provisions, and (c) hereby accepts the PSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

14.    Entire Agreement; Enforcement of Rights.    This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No adverse modification of or adverse amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement (which writing and signing may be electronic). The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.

15.    Compliance with Laws and Regulations.    The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Participant understands that the Company

Annex E-42

is under no obligation to register or qualify the Shares with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this PSU Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this PSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

16.    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, then (a) such provision will be excluded from this Agreement, (b) the balance of this Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Agreement will be enforceable in accordance with its terms.

17.    Governing Law and Venue.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.

Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Agreement, will be brought and heard exclusively in the federal and State courts located in New York, New York. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

18.    No Rights as Employee, Director or Consultant.    Nothing in this Agreement will affect in any manner whatsoever any right or power of the Company, or a Parent, Subsidiary or Affiliate, to terminate Participant’s Service, for any reason, with or without Cause.

19.    Consent to Electronic Delivery of All Plan Documents and Disclosures.    By Participant’s acceptance of the Notice (whether in writing or electronically), Participant and the Company agree that the PSUs are granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address. By acceptance of the PSUs, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the PSUs and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail to Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail to Stock Administration.

Annex E-43

20.    Insider Trading Restrictions/Market Abuse Laws.    Participant acknowledges that, depending on Participant’s country of residence, the broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions that may affect Participant’s ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares, or rights to Shares (e.g., PSUs), or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and understands that Participant should consult his or her personal legal advisor on such matters. In addition, Participant acknowledges that he or she read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.

21.    Foreign Asset/Account, Exchange Control and Tax Reporting.    Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash resulting from his or her participation in the Plan. Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in Participant’s country and/or repatriate funds received in connection with the Plan within certain time limits or according to specified procedures. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal and tax advisors on such matters.

22.    Code Section 409A.    For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this PSU Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this PSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

23.    Award Subject to Company Clawback or Recoupment.    The PSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s PSUs (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s PSUs.

BY ACCEPTING THIS AWARD OF PSUS, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

Annex E-44

APPENDIX

None

Annex E-45

NATURE’S MIRACLE INCORPORATED

EQUITY INCENTIVE PLAN

GLOBAL PERFORMANCE STOCK UNIT AWARD AGREEMENT

COUNTRY SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.

Terms and Conditions

At such time as the Committee or Board issue a PSU under the Plan to a Participant who resides and/or works outside of the United States, the Committee may adopt and include in this Appendix additional terms and conditions that govern such PSU. This Appendix forms part of the Agreement. Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Notice, the Agreement or the Plan, as applicable.

If Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working, or Participant transfers employment and/or residency between countries after the Date of Grant, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Participant under these circumstances.

Notifications

This Appendix also includes information relating to exchange control, securities laws, foreign asset/account reporting and other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of September 1st, 2022. Such laws are complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant vests in the PSUs, sells Shares acquired under the Plan or takes any other action in connection with the Plan.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working and/or residing, or Participant transfers employment and/or residency after the Date of Grant, the information contained herein may not apply to Participant in the same manner.

Country-Specific Terms

Not applicable.

Annex E-46

Annex F

APPRAISAL RIGHTS

Section 262 of the General Corporation Law of the State of Delaware

(a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    [Repealed.]

Annex F-1

(c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more

Annex F-2

than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together

Annex F-3

with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex G

NTA REQUIREMENT AMENDMENT

AMENDMENT TO THE AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF

LAKESHORE ACQUISITION II CORP.

It is resolved, by SPECIAL RESOLUTION, that Article 44.2 of the Articles of Association of the Company be and is hereby replaced in its entirety with a new Article 44.2 as follows:

“Prior to the consummation of a Business Combination, the Company shall either:

(a)     submit such Business Combination to its Members for approval; or

(b)     provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

It is resolved, by SPECIAL RESOLUTION, that Article 44.4 of the Articles of Association of the Company be and is hereby replaced in its entirety with a new Article 44.4 as follows:

“Subject to Companies Act and Article 43, at a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.”

It is resolved, by SPECIAL RESOLUTION, that Article 44.5 of the Articles of Association of the Company be and is hereby replaced in its entirety with a new Article 44.5 as follows:

“Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the IPO Redemption), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 20 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the Redemption Price), but only in the event that the applicable proposed Business Combination is approved and consummated.”

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